                                                                  EXECUTION COPY

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                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.,
                                  as Depositor,

                        PRUDENTIAL ASSET RESOURCES, INC.,
                              as a Master Servicer,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                              as a Master Servicer,

                               LNR PARTNERS, INC.,
                          as General Special Servicer,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
             as Certificate Administrator and as Tax Administrator,

                                       and

                       LASALLE BANK NATIONAL ASSOCIATION,
                                   as Trustee

                                   ----------

                         POOLING AND SERVICING AGREEMENT

                          Dated as of September 1, 2006

                                   ----------

                                 $2,906,717,979
                 Aggregate Initial Certificate Principal Balance

                                   ----------

                  Commercial Mortgage Pass-Through Certificates
                                Series 2006-PWR13

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                                TABLE OF CONTENTS

                                   ----------

SECTION                                                                     PAGE
-------                                                                     ----
                                    ARTICLE I
                  DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
              CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

                                   ARTICLE II
            CONVEYANCE OF POOLED MORTGAGE LOANS; REPRESENTATIONS AND
      WARRANTIES; ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS, REMIC II
       REGULAR INTERESTS, REMIC III COMPONENTS, REMIC I RESIDUAL INTEREST,
    REMIC II RESIDUAL INTEREST, REMIC III RESIDUAL INTEREST AND CERTIFICATES

SECTION 2.01.     Conveyance of Pooled Mortgage Loans....................     79
SECTION 2.02.     Acceptance of Mortgage Assets by Trustee...............     84
SECTION 2.03.     Certain Repurchases and Substitutions of Pooled
                     Mortgage Loans by the Pooled Mortgage Loan Sellers..     86
SECTION 2.04.     Representations and Warranties of the Depositor........     91
SECTION 2.05.     Representations and Warranties of PAR as a Master
                     Servicer............................................     92
SECTION 2.06.     Representations and Warranties of WFB as a Master
                     Servicer............................................     93
SECTION 2.07.     Representations and Warranties of the General Special
                     Servicer............................................     94
SECTION 2.08.     Representations and Warranties of the Loan Specific
                     Special Servicers...................................     96
SECTION 2.09.     Representations and Warranties of the Certificate
                     Administrator.......................................     97
SECTION 2.10.     Representations and Warranties of the Tax
                     Administrator.......................................     98
SECTION 2.11.     Representations, Warranties and Covenants of the
                     Trustee.............................................     99
SECTION 2.12.     Creation of REMIC I; Issuance of the REMIC I Regular
                     Interests and the REMIC I Residual Interest; Certain
                     Matters Involving REMIC I...........................    100
SECTION 2.13.     Conveyance of the REMIC I Regular Interests; Acceptance
                     of the REMIC I Regular Interests by Trustee.........    103
SECTION 2.14.     Creation of REMIC II; Issuance of the REMIC II Regular
                     Interests and the REMIC II Residual Interest;
                     Certain Matters Involving REMIC II..................    103
SECTION 2.15.     Conveyance of the REMIC II Regular Interests;
                     Acceptance of the REMIC II Regular Interests by
                     Trustee.............................................    104
SECTION 2.16.     Creation of REMIC III; Issuance of the REMIC III
                     Certificates, the REMIC III Components and the
                     REMIC III Residual Interest; Certain Matters
                     Involving REMIC III.................................    105
SECTION 2.17.     Acceptance of Grantor Trusts; Issuance of the Class V
                     and Class R Certificates............................    108

                                   ARTICLE III
                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

SECTION 3.01.     General Provisions.....................................    109
SECTION 3.02.     Collection of Mortgage Loan Payments...................    113
SECTION 3.03.     Collection of Taxes, Assessments and Similar Items;
                     Servicing Accounts; Reserve Accounts................    115
SECTION 3.04.     Collection Accounts, Distribution Account, Interest
                     Reserve Account, Excess Liquidation Proceeds
                     Account, Companion Note Custodial Accounts and
                     Subordinate Note Custodial Accounts.................    118

SECTION 3.05.     Permitted Withdrawals From the Collection Accounts, the
                     Distribution Account, the Interest Reserve Account,
                     the Excess Liquidation Proceeds Account, the
                     Companion Note Custodial Accounts and the
                     Subordinate Note Custodial Accounts.................    125
SECTION 3.06.     Investment of Funds in the Accounts....................    139
SECTION 3.07.     Maintenance of Insurance Policies; Errors and Omissions

SECTION 3.11.     Master Servicing and Special Servicing Compensation;
                     Interest on and Reimbursement of Servicing Advances;
                     Payment of Certain Expenses; Obligations of the
                     Trustee Regarding Back-up Servicing Advances........    152
SECTION 3.12.     Property Inspections; Collection of Financial

SECTION 3.18.     Fair Value Option; Sale of Administered REO Properties;
                     Sale of the Non-Trust- Serviced Pooled Mortgage
                     Loan................................................    167
SECTION 3.19.     Additional Obligations of Master Servicers and Special
                     Servicer............................................    172
SECTION 3.20.     Modifications, Waivers, Amendments and Consents........    176
SECTION 3.21.     Transfer of Servicing Between Applicable Master
                     Servicer and Applicable Special Servicer; Record
                     Keeping.............................................    181
SECTION 3.22.     Sub-Servicing Agreements and the Primary Servicing
                     Agreements..........................................    182
SECTION 3.23.     Controlling Class Representative.......................    186
SECTION 3.24.     Certain Rights and Powers of the Controlling Class

SECTION 3.27.     Certain Matters Regarding the Serviced Mortgage Loan
                     Groups that Include PCFII Pooled Mortgage Loans.....    195
SECTION 3.28.     Certain Matters Regarding the Savannah Apartments
                     Mortgage Loan Group ................................    195

                                   ARTICLE IV
                         PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01.     Distributions..........................................    197
SECTION 4.02.     Certificate Administrator Reports; Servicer Reporting..    208
SECTION 4.03.     P&I Advances...........................................    217
SECTION 4.04.     Allocation of Realized Losses and Additional Trust Fund
                     Expenses............................................    220
SECTION 4.05.     Calculations...........................................    222

                                    ARTICLE V
                                THE CERTIFICATES

SECTION 5.01.     The Certificates.......................................    223
SECTION 5.02.     Registration of Transfer and Exchange of Certificates..    223

                                   ARTICLE VI
                     THE DEPOSITOR, THE MASTER SERVICERS AND
                              THE SPECIAL SERVICERS

SECTION 6.01.     Liability of the Depositor, the Master Servicers, the
                     Primary Servicers and the Special Servicers.........    233

SECTION 6.02.     Merger, Consolidation or Conversion of the Depositor,
                     a Master Servicer or the Special Servicer............   233
SECTION 6.03.     Limitation on Liability of the Depositor, the Master
                     Servicers, the Primary Servicers and the Special
                     Servicers............................................   233
SECTION 6.04.     Resignation of the Master Servicers and the Special
                     Servicers............................................   235
SECTION 6.05.     Rights of the Depositor and the Trustee in Respect
                     of the Master Servicers and the Special Servicers....   236
SECTION 6.06.     Master Servicers, the Primary Servicers and Special
                     Servicers May Own Certificates.......................   236

                                   ARTICLE VII
                                     DEFAULT

                                  ARTICLE VIII
                   THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE
                     ADMINISTRATOR AND THE TAX ADMINISTRATOR

SECTION 8.01.     Duties of the Trustee, the Custodian, the Certificate
                     Administrator and the Tax Administrator..............   245
SECTION 8.02.     Certain Matters Affecting the Trustee, the
                     Certificate Administrator and the Tax
                     Administrator........................................   246
SECTION 8.03.     The Trustee, the Certificate Administrator and the
                     Tax Administrator not Liable for Validity or
                     Sufficiency of Certificates or Mortgage Loans........   248
SECTION 8.04.     The Trustee, the Certificate Administrator and the
                     Tax Administrator May Own Certificates...............   248
SECTION 8.05.     Fees and Expenses of the Trustee, the Certificate
                     Administrator and the Tax Administrator;
                     Indemnification of and by the Trustee, the
                     Certificate Administrator and the Tax
                     Administrator........................................   248
SECTION 8.06.     Eligibility Requirements for the Trustee, the
                     Certificate Administrator and the Tax
                     Administrator........................................   250
SECTION 8.07.     Resignation and Removal of the Trustee, the
                     Certificate Administrator and the Tax
                     Administrator........................................   251
SECTION 8.08.     Successor Trustee, Certificate Administrator and
                     Tax Administrator....................................   252
SECTION 8.09.     Merger or Consolidation of the Trustee, the

                                   ARTICLE IX
                                   TERMINATION

SECTION 9.01.     Termination Upon Repurchase or Liquidation of All
                     Pooled Mortgage Loans................................   259
SECTION 9.02.     Additional Termination Requirements.....................   261

                                    ARTICLE X
                            ADDITIONAL TAX PROVISIONS

SECTION 10.01.    Tax Administration......................................   263
SECTION 10.02.    The Depositor, the Master Servicers and the Special
                     Servicers to Cooperate with the Tax Administrator....   265

                                   ARTICLE XI
                             EXCHANGE ACT REPORTING
                          AND REGULATION AB COMPLIANCE

SECTION 11.01.    Intent of the Parties; Reasonableness...................   268
SECTION 11.02.    [Reserved.].............................................   268
SECTION 11.03.    Information to be Provided by the Master Servicers,
                     the Special Servicers, the Primary Servicers and

SECTION 11.10.    Form 15 Filing; Incomplete Exchange Act Filings;
                     Amendments to Exchange Act Reports...................   276
SECTION 11.11.    Annual Compliance Statements............................   276
SECTION 11.12.    Annual Reports on Assessment of Compliance with
                     Servicing Criteria...................................   277
SECTION 11.13.    Annual Independent Public Accountants' Servicing

SECTION 11.17.    Termination of the Trustee, the Certificate
                     Administrator and Sub-Servicers......................   282

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

SECTION 12.09.    Notices to and from the Rating Agencies and the

                                    EXHIBITS

EXHIBIT A-1     Form of Certificate (other than Class R and Class V Certificates)
EXHIBIT A-2     Form of Class R Certificate
EXHIBIT A-3     Form of Class V Certificate
EXHIBIT B       Letters of Representations Among Depositor, Trustee and Initial Depositary
EXHIBIT C-1     Form of Master Servicer Request for Release
EXHIBIT C-2     Form of Special Servicer Request for Release
EXHIBIT D-1     Form of Certificate Administrator Report
EXHIBIT D-2     Minimum Information for Certificate Administrator Report
EXHIBIT E-1     [Reserved]
EXHIBIT E-2     [Reserved]
EXHIBIT E-3     [Reserved]
EXHIBIT E-4     [Reserved]
EXHIBIT E-5     [Reserved]
EXHIBIT E-6     [Reserved]
EXHIBIT F-1     Form of Transferor Certificate for Transfers of Non-Registered Certificates Held in Physical Form
EXHIBIT F-2A    Form I of Transferee Certificate for Transfers of Non-Registered Certificates Held in Physical Form
EXHIBIT F-2B    Form II of Transferee Certificate for Transfers of Non-Registered Certificates Held in Physical Form
EXHIBIT F-2C    Form of Transferee Certificate for Certain Transfers of Interests in Rule 144A Global Certificates
EXHIBIT F-2D    Form of Transferee Certificate for Certain Transfers of Interests in Regulation S Global Certificates
EXHIBIT F-3A    Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT F-3B    Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT G-1     Form of Transferee  Certificate in Connection with ERISA  (Non-Registered  Certificates  and  Non-Investment
                  Grade Certificates Held in Physical Form)
EXHIBIT G-2     Form of Transferee  Certificate in Connection  with ERISA  (Non-Registered  Certificates  Held in Book-Entry
                  Form)
EXHIBIT H-1     Form of Transfer Affidavit and Agreement for Transfers of Class R Certificates
EXHIBIT H-2     Form of Transferor Certificate for Transfers of Class R Certificates
EXHIBIT I-1     Form of Notice and Acknowledgment Concerning Replacement of the Special Servicer
EXHIBIT I-2     Form of Acknowledgment of a Proposed Special Servicer
EXHIBIT J       Form of UCC-1 Financing Statement
EXHIBIT K-1     Information Request from Certificateholder or Certificate Owner
EXHIBIT K-2     Information Request from Prospective Investor
EXHIBIT L       Form of Power of Attorney by Trustee
EXHIBIT M-1     Form of Sarbanes-Oxley Certification
EXHIBIT M-2     Form of Sarbanes-Oxley Backup Certification
EXHIBIT N       Form of Final Certification of Trustee
EXHIBIT O       Form of Defeasance Certification
EXHIBIT P       Form of Outside Master Servicer Notice
EXHIBIT Q       Form of Additional Disclosure Notification
EXHIBIT R       Copy of Nationwide Primary Servicer Undertaking to Indemnify
EXHIBIT S       Formula for Adjustment of RLJ Non-Trust Administrative Fee Accrual Rate to Actual/360 Basis

                                       -v-

                                    SCHEDULES

SCHEDULE I-A    Schedule of PMCF Pooled Mortgage Loans
SCHEDULE I-B    Schedule of BSCMI Pooled Mortgage Loans
SCHEDULE I-C    Schedule of WFB Pooled Mortgage Loans
SCHEDULE I-D    Schedule of PCF Pooled Mortgage Loans
SCHEDULE I-E    Schedule of PCFII Pooled Mortgage Loans
SCHEDULE I-F    Schedule of Nationwide Pooled Mortgage Loans
SCHEDULE II     Schedule of Exceptions to Mortgage File Delivery (under Section 2.02(a))
SCHEDULE III    Schedule of Designated Sub-Servicers
SCHEDULE IV     Reference Rates
SCHEDULE V      Borrower Third-Party Beneficiaries (under Section 2.03)
SCHEDULE VI     Class A-AB Planned Principal Balances
SCHEDULE VII    Closing Date Deposit Mortgage Loans and Related Closing Date Deposit Amounts
SCHEDULE VIII   Servicing Criteria to be Addressed in Assessment of Compliance
SCHEDULE IX     Additional Form 10-D Disclosure
SCHEDULE X      Additional Form 10-K Disclosure
SCHEDULE XI     Form 8-K Disclosure Information

                                      -vi-

          This Pooling and Servicing Agreement (this "Agreement"), is dated and effective as of September 1, 2006, among BEAR STEARNS COMMERCIAL MORTGAGE
SECURITIES INC., as Depositor, PRUDENTIAL ASSET RESOURCES, INC., as a Master
Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Master Servicer, LNR
PARTNERS, INC., as General Special Servicer, WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Certificate Administrator and as Tax Administrator, and LASALLE
BANK NATIONAL ASSOCIATION, as Trustee.

                             PRELIMINARY STATEMENT:

          The Depositor intends to sell Certificates, to be issued hereunder in multiple Classes, which in the aggregate will evidence the entire beneficial ownership interest in the Trust to be created hereunder.

          REMIC I

          As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Pooled Mortgage Loans (exclusive of certain amounts payable thereon) and certain other assets as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC
I". The Class R Certificates will represent ownership of (among other things)
the sole class of "residual interests" in REMIC I for purposes of the REMIC
Provisions under federal income tax law. The Latest Possible Maturity Date for each REMIC I Regular Interest is the Rated Final Distribution Date. None of the
REMIC I Regular Interests will be certificated.

          REMIC II

          As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II". The Class R Certificates will represent ownership of
(among other things) the sole class of "residual interests" in REMIC II for purposes of the REMIC Provisions under federal income tax law. The following table sets forth the designation, the REMIC II Remittance Rate and the initial
Uncertificated Principal Balance for each of the REMIC II Regular Interests. The
Latest Possible Maturity Date for each REMIC II Regular Interest is the Rated
Final Distribution Date. None of the REMIC II Regular Interests will be certificated.

                  REMIC II      Initial Uncertificated
Designation   Remittance Rate      Principal Balance
-----------   ---------------   ----------------------
   A-1-1        Variable (1)         $ 13,221,000
   A-1-2        Variable (1)         $104,753,000
   A-1-3        Variable (1)         $ 22,026,000
    A-2         Variable (1)         $ 60,900,000
   A-3-1        Variable (1)         $ 26,667,000
   A-3-2        Variable (1)         $105,853,000
   A-3-3        Variable (1)         $  5,480,000
   A-AB         Variable (1)         $136,100,000
   A-4-1        Variable (1)         $ 42,902,000
   A-4-2        Variable (1)         $ 95,821,000
   A-4-3        Variable (1)         $235,201,000
   A-4-4        Variable (1)         $811,495,000
  A-1A-1        Variable (1)         $  3,043,000
  A-1A-2        Variable (1)         $ 16,635,000
  A-1A-3        Variable (1)         $ 17,100,000
  A-1A-4        Variable (1)         $ 16,378,000
  A-1A-5        Variable (1)         $ 29,148,000
  A-1A-6        Variable (1)         $ 16,759,000
  A-1A-7        Variable (1)         $ 13,794,000
  A-1A-8        Variable (1)         $261,426,000
    A-M         Variable (1)         $290,672,000
    A-J         Variable (1)         $232,537,000
    B-1         Variable (1)         $ 17,807,000
    B-2         Variable (1)         $ 47,594,000
    C-1         Variable (1)         $  6,098,000
    C-2         Variable (1)         $ 22,970,000
    D-1         Variable (1)         $  1,791,000
    D-2         Variable (1)         $ 38,176,000
     E          Variable (1)         $ 29,067,000
    F-1         Variable (1)         $ 13,902,000
    F-2         Variable (1)         $ 18,799,000
     G          Variable (1)         $ 32,700,000
    H-1         Variable (1)         $ 22,308,000
    H-2         Variable (1)         $  6,760,000
     J          Variable (1)         $ 18,167,000
     K          Variable (1)         $  3,633,000
     L          Variable (1)         $ 10,900,000
     M          Variable (1)         $  7,267,000
     N          Variable (1)         $  7,267,000
     O          Variable (1)         $  7,267,000
     P          Variable (1)         $ 36,333,979

----------
(1)  The REMIC II Remittance Rate for each REMIC II Regular Interest shall be a variable rate per annum calculated in accordance with the definition of
     "REMIC II Remittance Rate".

                                       -2-

          REMIC III

          As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC III". The Class R Certificates will evidence ownership of
(among other things) the sole class of "residual interests" in REMIC III for purposes of the REMIC Provisions under federal income tax law.

          Class Designations of the REMIC III Certificates

          The following table irrevocably sets forth the Class designation,
Pass-Through Rate and initial Class Principal Balance for each Class of the
REMIC III Certificates.

   Class                            Initial Class
Designation   Pass-Through Rate   Principal Balance
-----------   -----------------   -----------------
 Class A-1     5.294% per annum     $  140,000,000
 Class A-2     5.426% per annum     $   60,900,000
 Class A-3     5.518% per annum     $  138,000,000
 Class A-AB    5.530% per annum     $  136,100,000
 Class A-4     5.540% per annum     $1,185,419,000
    A-1A       5.533% per annum     $  374,283,000
 Class A-M       Variable (1)       $  290,672,000
 Class A-J       Variable (1)       $  232,537,000
  Class B        Variable (1)       $   65,401,000
  Class C        Variable (1)       $   29,068,000
  Class D        Variable (1)       $   39,967,000
  Class E        Variable (1)       $   29,067,000
  Class F        Variable (1)       $   32,701,000
  Class G        Variable (2)       $   32,700,000
  Class H        Variable (2)       $   29,068,000
  Class J        Variable (1)       $   18,167,000
  Class K        Variable (1)       $    3,633,000
  Class L        Variable (1)       $   10,900,000
  Class M        Variable (1)       $    7,267,000
  Class N        Variable (1)       $    7,267,000
  Class O        Variable (1)       $    7,267,000
  Class P        Variable (1)       $   36,333,979
 Class X-1       Variable (2)             (3)
 Class X-2       Variable (2)             (4)

----------
(1)  The respective Pass-Through Rates for the Class A-M, Class A-J, Class B,
     Class C, Class D, Class E, Class F, Class J, Class K, Class L, Class M,
     Class N, Class O and Class P Certificates will, in the case of each of those Classes, be a rate per annum equal to the lesser of a fixed rate per annum (equal to 5.582%, 5.611%, 5.660%, 5.680%, 5.750%, 5.799%, 5.957%,
     5.255%, 5.255%, 5.255%, 5.255%, 5.255%, 5.255% and 5.255%, respectively)
     and a variable rate, all as calculated in accordance with the definition of
     "Pass-Through Rate".

(2)  The respective Pass-Through Rates for the Class X-1, Class X-2, Class G and
     Class H Certificates will, in the case of each of those Classes, be a variable rate per annum calculated in accordance with the definition of
     "Pass-Through Rate".

(3)  The Class X-1 Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class
     X-1 Certificates will have a Class Notional Amount which will be equal to the

                                       -3-

     aggregate of the Component Notional Amounts of such Class, REMIC III
     Components from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional
     Amounts of such Class' REMIC III Components from time to time.

(4)  The Class X-2 Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class
     X-2 Certificates will have a Class Notional Amount which will be equal to the aggregate of the Component Notional Amounts of such Class' REMIC III
     Components from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional
     Amounts of such Class' REMIC III Components from time to time.

          Designations of the REMIC III Components

          The REMIC III Components of the Class X-1 Certificates are hereby irrevocably assigned the alphanumeric designation under the column heading
"REMIC III Component of Class X-1 Certificates" in the table that appears under
"Corresponding REMIC II Regular Interests". The REMIC III Components of the
Class X-2 Certificates are hereby irrevocably assigned the alphanumeric designation set forth under the column heading "REMIC III Component of Class X-2
Certificates" in the table that appears under "Corresponding REMIC II Regular
Certificates".

          Corresponding REMIC II Regular Interests

          The following table irrevocably sets forth, with respect to each REMIC
II Regular Interest, the Class of Certificates, REMIC III Component of the Class
X-1 Certificates and the REMIC III Component of the Class X-2 Certificates for
which such REMIC II Regular Interest constitutes a Corresponding REMIC II
Regular Interest:

                                       -4-

                                                                             Class X-2 Termination
                                       REMIC III            REMIC III         Date for REMIC III
    REMIC II         Class of     Component of Class   Component of Class   Component of Class X-2
Regular Interest   Certificates    X-1 Certificates     X-2 Certificates         Certificates
----------------   ------------   ------------------   ------------------   ----------------------

     A-1-1             A-1             X1-A-1-1          Not Applicable         Not Applicable
     A-1-2             A-1             X1-A-1-2             X2-A-1-2            September 2007
     A-1-3             A-1             X1-A-1-3             X2-A-1-3            September 2008
      A-2              A-2              X1-A-2               X2-A-2             September 2008
     A-3-1             A-3             X1-A-3-1             X2-A-3-1            September 2008
     A-3-2             A-3             X1-A-3-2             X2-A-3-2            September 2009
     A-3-3             A-3             X1-A-3-3             X2-A-3-3            September 2010
      A-AB             A-AB             X1-A-AB              X2-A-AB            September 2010
     A-4-1             A-4             X1-A-4-1             X2-A-4-1            September 2010
     A-4-2             A-4             X1-A-4-2             X2-A-4-2            September 2011
     A-4-3             A-4             X1-A-4-3             X2-A-4-3            September 2012
     A-4-4             A-4             X1-A-4-4             X2-A-4-4            September 2013
     A-1A-1            A-1A            X1-A-1A-1         Not Applicable         Not Applicable
     A-1A-2            A-1A            X1-A-1A-2            X2-A-1A-2           September 2007
     A-1A-3            A-1A            X1-A-1A-3            X2-A-1A-3           September 2008
     A-1A-4            A-1A            X1-A-1A-4            X2-A-1A-4           September 2009
     A-1A-5            A-1A            X1-A-1A-5            X2-A-1A-5           September 2010
     A-1A-6            A-1A            X1-A-1A-6            X2-A-1A-6           September 2011
     A-1A-7            A-1A            X1-A-1A-7            X2-A-1A-7           September 2012
     A-1A-8            A-1A            X1-A-1A-8            X2-A-1A-8           September 2013
      A-M              A-M              X1-A-M               X2-A-M             September 2013
      A-J              A-J              X1-A-J               X2-A-J             September 2013
      B-1               B               X1-B-1               X2-B-1             September 2012
      B-2               B               X1-B-2               X2-B-2             September 2013
      C-1               C               X1-C-1               X2-C-1             September 2011
      C-2               C               X1-C-2               X2-C-2             September 2012
      D-1               D               X1-D-1               X2-D-1             September 2010
      D-2               D               X1-D-2               X2-D-2             September 2011
       E                E                X1-E                 X2-E              September 2010
      F-1               F               X1-F-1               X2-F-1             September 2009
      F-2               F               X1-F-2               X2-F-2             September 2010
       G                G                X1-G                 X2-G              September 2009
      H-1               H               X1-H-1               X2-H-1             September 2008
      H-2               H               X1-H-2               X2-H-2             September 2009
       J                J                X1-J                 X2-J              September 2008
       K                K                X1-K                 X2-K              September 2008
       L                L                X1-L                 X2-L              September 2008
       M                M                X1-M            Not Applicable         Not Applicable
       N                N                X1-N            Not Applicable         Not Applicable
       O                O                X1-O            Not Applicable         Not Applicable
       P                P                X1-P            Not Applicable         Not Applicable

          For federal income tax purposes, each Class of the REMIC III
Certificates will be designated as a separate "regular interest" in REMIC III.
The Latest Possible Maturity Date for each Class of REMIC III Certificates is the Rated Final Distribution Date.

                                      -5-

          The Initial Pool Balance and the initial aggregate Uncertificated
Principal Balance of the REMIC I Regular Interests will be $2,906,717,980, and the initial aggregate Uncertificated Principal Balance of the REMIC II Regular
Interests and the initial aggregate Class Principal Balance of the respective
Classes of REMIC III Certificates (other than the Class X-1 and the Class X-2
Certificates) will, in each case, be $2,906,717,979.

          As described below, there exist one or more Pooled Mortgage Loans that are part of split loan structures comprising such Pooled Mortgage Loan and one or more other loans that, together with the respective Pooled Mortgage Loan, are secured by the same Mortgage encumbering the related Mortgaged Properties, which other loans are, in each case, pari passu in right of payment to the related
Pooled Mortgage Loan or subordinate in right of payment to the related Pooled
Mortgage Loan.

          The RLJ Hotel Portfolio Pooled Mortgage Loan is part of a split loan structure comprising the RLJ Hotel Portfolio Pooled Mortgage Loan and the RLJ
Hotel Portfolio Non-Pooled Pari Passu Companion Loans. The relative rights of the holder of the RLJ Hotel Portfolio Pooled Mortgage Loan and the holder of the
RLJ Hotel Portfolio Non-Pooled Pari Passu Companion Loans are set forth in the
WCMSI 2006-C27 Pooling and Servicing Agreement and/or the RLJ Hotel Portfolio
Intercreditor Agreement, which provide that the entire RLJ Hotel Portfolio Loan
Group is to be serviced and administered in accordance with the WCMSI 2006-C27
Pooling and Servicing Agreement.

          The Mansfield Village Square Pooled Mortgage Loan is part of a split loan structure comprising the Mansfield Village Square Pooled Mortgage Loan and
the Mansfield Village Square Non-Pooled Subordinate Loan. The relative rights of the holder of the Mansfield Village Square Pooled Mortgage Loan and the holder of the Mansfield Village Square Non-Pooled Subordinate Loan are set forth in the
Mansfield Village Square Intercreditor Agreement, which provides that the
Mansfield Village Square Loan Group is to be serviced and administered in accordance with this Agreement, by the Trustee, the Certificate Administrator,
the applicable Master Servicer and the applicable Special Servicer.

          The Sheldon Palms Apartments Pooled Mortgage Loan is part of a split loan structure comprising the Sheldon Palms Apartments Pooled Mortgage Loan and
the Sheldon Palms Apartments Non-Pooled Subordinate Loan. The relative rights of the holder of the Sheldon Palms Apartments Pooled Mortgage Loan and the holder of the Sheldon Palms Apartments Non-Pooled Subordinate Loan are set forth in the
Sheldon Palms Apartments Intercreditor Agreement, which provides that the
Sheldon Palms Apartments Loan Group is to be serviced and administered in accordance with this Agreement, by the Trustee, the Certificate Administrator,
the applicable Master Servicer and the applicable Special Servicer.

          The Savannah Apartments Pooled Mortgage Loan is part of a split loan structure comprising the Savannah Apartments Pooled Mortgage Loan and the
Savannah Apartments Non-Pooled Subordinate Loan. The relative rights of the holder of the Savannah Apartments Pooled Mortgage Loan and the holder of the
Savannah Apartments Non-Pooled Subordinate Loan are set forth in the Savannah
Apartments Intercreditor Agreement, which provides that the Savannah Apartments
Loan Group is to be serviced and administered in accordance with this Agreement, by the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer.

          Capitalized terms used but not otherwise defined in this Preliminary
Statement have the respective meanings assigned thereto in Section 1.01 of this
Agreement.

          In consideration of the mutual agreements herein contained, the
Depositor, the Master Servicer, Special Servicer, the Certificate Administrator,
the Tax Administrator and the Trustee hereby agree, in each case, as follows:

                                      -6-

                                   ARTICLE I

                  DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
              CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

          SECTION 1.01. Defined Terms.

          Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this
Section 1.01, subject to modification in accordance with Section 1.04.

          "30/360 Basis": The accrual of interest calculated on the basis of a
360-day year consisting of twelve 30-day months.

          "30/360 Mortgage Loan": A Mortgage Loan that accrues interest on a
30/360 Basis.

          "Accrued Certificate Interest": The interest accrued from time to time with respect to any Class of REMIC III Certificates, the amount of which interest shall equal: (a) in the case of any Class of Principal Balance
Certificates for any Interest Accrual Period, one-twelfth of the product of (i)
the Pass-Through Rate applicable to such Class of REMIC III Certificates for such Interest Accrual Period, multiplied by (ii) the Class Principal Balance of such Class of REMIC III Certificates outstanding immediately prior to the related Distribution Date; and (b) in the case of either Class of Interest Only
Certificates for any Interest Accrual Period, the aggregate amount of Accrued
Component Interest for all of such Class' REMIC III Components for such Interest
Accrual Period.

          "Accrued Component Interest": The interest accrued from time to time with respect to any REMIC III Component of either Class of Interest Only
Certificates, the amount of which interest shall equal, for any Interest Accrual
Period, one-twelfth of the product of (i) either (A) in the case of a REMIC III
Component of the Class X-1 Certificates, the Class X-1 Strip Rate applicable to such REMIC III Component for such Interest Accrual Period, or (B) in the case of a REMIC III Component of the Class X-2 Certificates, the Class X-2 Strip Rate
applicable to such REMIC III Component for such Interest Accrual Period, multiplied by (ii) the Component Notional Amount of such REMIC III Component outstanding immediately prior to the related Distribution Date.

          "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable recurring accrual period) in a year assumed to consist of 360 days.

          "Actual/360 Mortgage Loan": A Mortgage Loan that accrues interest on an Actual/360 Basis.

          "Additional Collateral": Any non-real property collateral (including any Letter of Credit and Reserve Funds) pledged and/or delivered by or on behalf of the related Borrower and held by the related Mortgagee to secure payment on any Mortgage Loan.

          "Additional Form 10-D Disclosure": As defined in Section 11.06.

          "Additional Form 10-K Disclosure": As defined in Section 11.07.

          "Additional Master Servicing Compensation": As defined in Section
3.11(b).

          "Additional Servicer": Each Affiliate of either Master Servicer, either Primary Servicer, any Pooled Mortgage Loan Seller, the Depositor or any
of the Underwriters that Services any of the Pooled Mortgage Loans and each
Person, other than the Special Servicer, who is not an Affiliate of either
Master Servicer, either Primary Servicer, any Pooled Mortgage Loan Seller, the
Depositor or any of the Underwriters, and who Services 10% or more of the Pooled
Mortgage Loans (based on their Stated Principal Balance). For clarification purposes, the Certificate Administrator is an

                                      -7-

Additional Servicer and the Trustee is not an Additional Servicer. For further clarification purposes, the Special Servicer is not an Additional Servicer, it
being acknowledged that the Special Servicer constitutes a Reporting Servicer regardless of the number or percentage of Pooled Mortgage Loans serviced on any particular date.

          "Additional Special Servicing Compensation": As defined in Section
3.11(d).

          "Additional Trust Fund Expense": Any expense incurred or shortfall experienced with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss, that would result in the Holders of the
Certificates (other than the Class R and Class V Certificates) receiving less than the full amount of principal and/or Distributable Certificate Interest to which they are entitled on any Distribution Date.

          "Additional Yield Amount": As defined in Section 4.01(c).

          "Administered REO Property": Any REO Property other than any REO
Property related to a Non-Trust-Serviced Pooled Mortgage Loan.

          "Administrative Fee Rate": With respect to each Pooled Mortgage Loan
(or any successor REO Pooled Mortgage Loan with respect thereto), a rate per annum equal to the sum of (i) the Servicer Report Administrator Fee Rate; (ii)
the Trustee Fee Rate, (iii) the Certificate Administrator Fee Rate, (iv) the
related Master Servicing Fee Rate and (v) if (and only if) such Pooled Mortgage
Loan constitutes a Non-Trust-Serviced Pooled Mortgage Loan, the rate per annum equal to the rate per annum at which comparable administrative fees payable under the applicable Non-Trust Servicing Agreement accrue (which rate, in the case of the RLJ Hotel Portfolio Pooled Mortgage Loan is 0.01% per annum on a
30/360 Basis and shall be adjusted (in accordance with the formula appearing on
Exhibit S) to an equivalent rate calculated on an Actual/360 Basis from month to month for purposes of this definition).

          "Advance": Any P&I Advance or Servicing Advance.

          "Advance Interest": The interest accrued on any Advance (other than any Unliquidated Advance) at the Reimbursement Rate, which is payable to the party hereto that made that Advance, all in accordance with Section 3.11(g) or
Section 4.03(d), as applicable.

          "Adverse Grantor Trust Event": Either: (i) any impairment of the status of any Grantor Trust Pool as a Grantor Trust; or (ii) the imposition of a tax upon any Grantor Trust Pool or any of its assets or transactions.

          "Adverse Rating Event": With respect to any Class of Rated
Certificates and each Rating Agency that has assigned a rating thereto, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to such Class of Rated Certificates by such Rating Agency
(or the placing of such Class of Rated Certificates on "negative credit watch"
status in contemplation of any such action with respect thereto) and, solely with respect to matters affecting any Mortgage Loan Group that includes one or more Serviced Non-Pooled Pari Passu Companion Loans, with respect to such
Mortgage Loan Group and any related class of Non-Pooled Pari Passu Companion
Loan Securities and each Rating Agency that has assigned a rating thereto, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to such class of Non-Pooled Pari Passu Companion Loan
Securities by such Rating Agency (or, in each case, the placing of such class on
"negative credit watch" status in contemplation of any such action with respect thereto).

          "Adverse REMIC Event": Either: (i) any impairment of the status of any
REMIC Pool as a REMIC; or (ii) except as permitted by Section 3.17(a), the imposition of a tax upon any REMIC Pool or any of its assets or transactions
(including the tax on prohibited transactions as defined in Section 860F(a)(2)
of the Code, the tax on contributions under Section 860G(d) of the Code and the tax on income from foreclosure property under Section 860G(c) of the Code).

          "Affected Loan(s)": As defined in Section 2.03(b).

                                      -8-

          "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          "Agreement": This Pooling and Servicing Agreement, as it may be
amended, modified, supplemented or restated following the Closing Date.

          "Anticipated Repayment Date": With respect to any ARD Mortgage Loan, the date specified in the related Mortgage Note, as of which Post-ARD Additional
Interest shall begin to accrue on such Mortgage Loan, which date is prior to the
Stated Maturity Date for such Mortgage Loan.

          "Applicable State Law": For purposes of Article X, the Applicable
State Law shall be (1) the laws of the State of New York; (2) to the extent brought to the attention of the Tax Administrator (by either (i) an Opinion of
Counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state law), (a) the laws of the states in which the Corporate Trust Offices of the Certificate Administrator and the
Trustee and the Primary Servicing Offices of the Master Servicers and the
Special Servicers are located and (b) the laws of the states in which any
Mortgage Loan Documents are held and/or any REO Properties are located; and (3)
such other state or local law as to which the Tax Administrator has actual knowledge of applicability.

          "Appraisal": With respect to any Mortgaged Property or REO Property as to which an appraisal is required to be performed pursuant to the terms of this
Agreement, a narrative appraisal complying with USPAP (or, in the case of a
Pooled Mortgage Loan or an REO Pooled Mortgage Loan with a Stated Principal
Balance as of the date of such appraisal of $2,000,000 or less, at the applicable Special Servicer's option, either a limited appraisal and a summary report or an internal valuation prepared by such Special Servicer) that (i)
indicates the "market value" of the subject property (within the meaning of 12
CFR Section 225.62(g)) and (ii) is conducted by a Qualified Appraiser (except that, in the case of a Pooled Mortgage Loan or an REO Pooled Mortgage Loan with a Stated Principal Balance as of the date of such appraisal of $2,000,000 or less, the appraiser may be an employee of the applicable Special Servicer, which employee need not be a Qualified Appraiser but shall have experience in commercial and/or multifamily properties, as the case may be, and possess sufficient knowledge to value such a property).

          "Appraisal Reduction Amount": With respect to any Serviced Mortgage
Loan that is a Required Appraisal Loan, an amount (calculated initially as of the Determination Date immediately following the later of the date on which the subject Pooled Mortgage Loan became a Required Appraisal Loan and the date on which the applicable Appraisal was obtained) equal to the excess, if any, of:

               (a) the sum of, without duplication, (i) the Stated Principal
     Balance of such Required Appraisal Loan, (ii) to the extent not previously advanced by or on behalf of the applicable Master Servicer or the Trustee, all unpaid interest on such Required Appraisal Loan through the most recent
     Due Date prior to the date of calculation (exclusive of any portion thereof that represents Post-ARD Additional Interest and/or Default Interest),
     (iii) all accrued and unpaid Special Servicing Fees in respect of such
     Required Appraisal Loan, (iv) all related unreimbursed Advances (together with Unliquidated Advances) made by or on behalf of (plus all accrued and unpaid interest on such Advances (other than Unliquidated Advances))
     payable to) the applicable Master Servicer, the applicable Special Servicer and/or the Trustee with respect to such Required Appraisal Loan, (v) any other outstanding Additional Trust Fund Expenses with respect to such
     Required Appraisal Loan, and (vi) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents, and any unfunded improvement or other applicable reserves, in respect of the related Mortgaged Property or REO Property, as the case may be (in each case, net of any amounts escrowed with the applicable Master Servicer or the Special Servicer for such items); over

                                      -9-

               (b) an amount equal to the sum of: (a) the excess, if any, of (i)
     90% of the Appraised Value of the related Mortgaged Property (or REO
     Property) as determined by the most recent Appraisal or any letter update of such Appraisal, over (ii) the amount of any obligations secured by liens on such Mortgaged Property (or REO Property) that are prior to the lien of the related Required Appraisal Loan; plus (b) the amount of any Escrow
     Payments and/or Reserve Funds held by the applicable Master Servicer or the applicable Special Servicer with respect to such Required Appraisal Loan, the related Mortgaged Property or any related REO Property that (i) are not being held in respect of any real estate taxes and assessments, insurance premiums or, if applicable, ground rents, (ii) are not otherwise scheduled to be applied or utilized (except to pay debt service on such Required
     Appraisal Loan) within the twelve-month period following the date of determination and (iii) may be applied towards the reduction of the principal balance of such Required Appraisal Loan; plus (c) the amount of any Letter of Credit constituting additional security for such Required
     Appraisal Loan and that may be applied towards the reduction of the principal balance of such Required Appraisal Loan.

          Notwithstanding the foregoing, if (i) any Mortgage Loan becomes a
Required Appraisal Loan, (ii) either (A) no Appraisal or update thereof has been obtained or conducted, as applicable, in accordance with Section 3.19(a), with respect to the related Mortgaged Property or REO Property, as the case may be, during the 12-month period prior to the date such Mortgage Loan became a
Required Appraisal Loan or (B) there shall have occurred since the date of the most recent Appraisal or update thereof a material change in the circumstances surrounding the related Mortgaged Property or REO Property, as the case may be, that would, in the applicable Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property or REO Property, as the case may be, and (iii) no new Appraisal is obtained or conducted, as applicable, in accordance with Section 3.19(a), within 60 days after such Mortgage Loan became a Required Appraisal Loan, then (x) until such new Appraisal is obtained or conducted, as applicable, in accordance with Section 3.19(a), the Appraisal
Reduction Amount shall equal 25% of the Stated Principal Balance of such
Required Appraisal Loan, and (y) upon receipt or performance, as applicable, in accordance with Section 3.19(a), of such Appraisal or update thereof by the applicable Special Servicer, the Appraisal Reduction Amount for such Required
Appraisal Loan shall be recalculated in accordance with the preceding sentence of this definition.

          In connection with the foregoing, each Cross-Collateralized Mortgage
Loan that is part of a single Cross-Collateralized Group shall be treated separately (in each case as a single Mortgage Loan without regard to the cross-collateralization and cross-default provisions) for purposes of calculating an Appraisal Reduction Amount.

          Notwithstanding the foregoing, as of any date of determination, all of the following provisions shall apply in connection with each Serviced Mortgage
Loan Group: (i) if such Mortgage Loan Group then includes one or more Serviced
Non-Pooled Subordinate Loans, then, for purposes of the definition of "PCFII
Change of Control Event", an Appraisal Reduction Amount shall be calculated with respect to the entirety of the applicable Mortgage Loan Group as if it were a single "Serviced Pooled Mortgage Loan" and allocated first to the related
Non-Pooled Subordinate Loan up to the full principal balance thereof; (ii) if such Mortgage Loan Group then includes one or more Serviced Non-Pooled Pari
Passu Companion Loans (whether or not such Mortgage Loan Group also then includes one or more Non-Pooled Subordinate Loans), then, for purposes of the proviso to Section 4.03(b) and any other applicable purpose relating to the
Pooled Mortgage Loans and the Non-Pooled Pari Passu Companion Loans, an
Appraisal Reduction Amount shall be calculated with respect to the entire indebtedness evidenced by the Pooled Mortgage Loan included in such Mortgage
Loan Group and such Non-Pooled Pari Passu Companion Loans (but not any related
Serviced Non-Pooled Subordinate Loan included in such Mortgage Loan Group) as if they were a single "Serviced Pooled Mortgage Loan" and allocated to such Pooled
Mortgage Loan and Non-Pooled Pari Passu Companion Loans up to the aggregate of, and on a pro rata basis in accordance with, the respective outstanding principal balances of such Mortgage Loans; and (iii) for all purposes (if any) other than as set forth in the immediately preceding clauses (i) and (ii), an Appraisal
Reduction Amount shall be calculated solely with respect to the Pooled Mortgage
Loan included in such Mortgage Loan Group.

          An Appraisal Reduction Amount with respect to any Pooled Mortgage Loan will be reduced to zero as of the date on which all Servicing Transfer Events have ceased to exist with respect to such Mortgage Loan and at least 90 days have passed following the occurrence of the most recent Appraisal Trigger Event.
No Appraisal Reduction Amount

                                      -10-

will exist as to any Pooled Mortgage Loan after it has been paid in full or it
(or the REO Property) has been liquidated or otherwise disposed of.

          Notwithstanding the foregoing, with respect to each Non-Trust-Serviced
Pooled Mortgage Loan, the Appraisal Reduction Amount shall be the "appraisal reduction amount" calculated by the applicable Non-Trust Master Servicer pursuant to the applicable Non-Trust Servicing Agreement and the parties hereto shall be entitled to rely on such calculations as reported to them by the applicable Non-Trust Master Servicer.

          "Appraisal Trigger Event": As defined in Section 3.19(a).

          "Appraised Value": With respect to each Mortgaged Property or REO
Property, the appraised value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement.

          "ARD Mortgage Loan": A Mortgage Loan that provides for the accrual of
Post-ARD Additional Interest thereon if such Mortgage Loan is not paid in full on or prior to its Anticipated Repayment Date.

          "Asset Status Report": As defined in Section 3.24(a).

          "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the related Borrower in connection with the origination of the related Mortgage Loan(s), as such assignment may be amended, modified, renewed or extended through the date hereof and from time to time hereafter.

          "Assumed Monthly Payment": With respect to (a) any Pooled Mortgage
Loan that is a Balloon Mortgage Loan delinquent in respect of its Balloon
Payment beyond the Determination Date immediately following its scheduled maturity date (as such date may be extended in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment granted or agreed to by the applicable
Master Servicer or the applicable Special Servicer), for that scheduled maturity date and for each subsequent Due Date as of which such Pooled Mortgage Loan remains outstanding and part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due with respect to such Pooled Mortgage
Loan on such Due Date equal to the amount (exclusive of Default Interest) that would have been due in respect thereof on such Due Date if such Pooled Mortgage
Loan had been required to continue to accrue interest in accordance with its terms, and to pay principal in accordance with the amortization schedule (if any), in effect immediately prior to, and without regard to the occurrence of, such maturity date; and (b) any REO Pooled Mortgage Loan, for any Due Date as of
which the related REO Property (or, in the case of any REO Pooled Mortgage Loan that is a successor to any Pooled Mortgage Loan in a Mortgage Loan Group, any
interest in the related REO Property) remains part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Monthly Payment (or, in the case of a Balloon Mortgage Loan described in clause (b) of this definition, the
Assumed Monthly Payment) that was due (or deemed due) with respect to the related Pooled Mortgage Loan on the last Due Date prior to its becoming an REO
Pooled Mortgage Loan.

          "ASTM": The American Society for Testing and Materials.

          "Authenticating Agent": Any authenticating agent appointed pursuant to
Section 5.07 (or, in the absence of any such appointment, the Certificate
Administrator).

          "Available Distribution Amount": With respect to any Distribution
Date, an amount equal to (a) the sum of (i) all amounts on deposit in the
Distribution Account as of 11:00 a.m., New York City time, on such Distribution
Date, (ii) to the extent not included in the amount described in clause (a)(i)
of this definition, any P&I Advances and/or Compensating Interest Payments that were made hereunder in respect of such Distribution Date, (iii) to the extent not included in the amount described in clause (a)(i) of this definition, the aggregate amount transferred (pursuant to Section 3.05(d)) from the Excess
Liquidation Proceeds Account to the Distribution Account in respect of such
Distribution Date,

                                      -11-

and (iv) to the extent not included in the amount described in clause (a)(i) of this definition, if such Distribution Date occurs during the month of March of
2007 or any year thereafter (or if the Final Distribution Date occurs during the month of January (except in a leap year) or February of any year, during such
January or February), the aggregate of the Interest Reserve Amounts with respect to the Interest Reserve Loans transferred from the Interest Reserve Account to the Distribution Account during such month of March (or if the Final
Distribution Date occurs during the month of January (except in a leap year) or
February of any year, during such January or February) for distribution on such
Distribution Date, net of (b) any portion of the amounts described in clause (a)
of this definition that represents one or more of the following: (i) collected
Monthly Payments that are due on a Due Date following the end of the related
Collection Period (other than, in the case of any Pooled Mortgage Loan for which the Due Date is on a day other than the first day of each month and such day in the current month happens to be later than the end of such related Collection
Period, in which case such collected Monthly Payment shall not be withheld until the following month as otherwise contemplated by this clause (b)(i)), (ii) any payments of principal (including Principal Prepayments) and interest, Insurance
Proceeds, Condemnation Proceeds and Liquidation Proceeds Received by the Trust
after the end of the related Collection Period, (iii) any Prepayment Premiums,
Yield Maintenance Charges and/or Post-ARD Additional Interest, (iv) any amounts payable or reimbursable to any Person from the Distribution Account pursuant to clauses (iii) through (viii) of Section 3.05(b), (v) if such Distribution Date occurs during the month of February of 2007 or any year thereafter or during the month of January of 2007 or any year thereafter that is not a leap year, the aggregate of the Interest Reserve Amounts with respect to the Interest Reserve
Loans to be withdrawn (pursuant to Section 3.04(c) and Section 3.05(b)(ii)) from the Distribution Account and deposited into the Interest Reserve Account during such month of February or such month of January, as the case may be, and held for future distribution, and (vi) any amounts deposited in the Distribution
Account in error; provided that the Available Distribution Amount for the Final
Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii)
and (b)(v) of this definition.

          For purposes of determining the portion of the Available Distribution
Amount that is attributable to Loan Group 1 or Loan Group 2 in connection with any Distribution Date, if the portion of the Principal Distribution Amount otherwise attributable to such Loan Group is increased (or decreased) on account of one or more Pooled Mortgage Loans that are not included in such Loan Group pursuant to the definition of "Principal Distribution Amount", then the portion of the Available Distribution Amount that is otherwise attributable to such Loan
Group in connection with such Distribution Date shall be likewise increased (or decreased) by the same amount and the portion of the Available Distribution
Amount that is otherwise attributable to the Loan Group that includes such
Pooled Mortgage Loan shall be decreased (or increased) by the same amount.

          "Balloon Mortgage Loan": Any Mortgage Loan that by its original terms or by virtue of any modification entered into as of the Closing Date (or, in the case of a Replacement Pooled Mortgage Loan, as of the related date of substitution) provides for an amortization schedule extending beyond its Stated
Maturity Date and as to which, in accordance with such terms, the Monthly
Payment due on its Stated Maturity Date is at least 5% of the original principal balance of such Mortgage Loan.

          "Balloon Payment": With respect to any Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Stated Maturity Date of such Mortgage Loan.

          "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

          "Base Interest Fraction": As defined in Section 4.01(c).

          "Base Prospectus": That certain prospectus dated September 13, 2006 relating to trust funds established by the Depositor and publicly offered mortgage pass-through certificates evidencing interests therein.

          "Book-Entry Certificate": Any Certificate registered in the name of the Depositary or its nominee.

                                      -12-

          "Book-Entry Non-Registered Certificate": Any Non-Registered
Certificate that constitutes a Book-Entry Certificate.

          "Borrower": The obligor or obligors on a Mortgage Note.

          "Breach": As defined in Section 2.03(a).

          "BSCMI": Bear Stearns Commercial Mortgage, Inc., or its successor in interest.

          "BSCMI Pooled Mortgage Loan": Any Pooled Mortgage Loan that is either an Original BSCMI Pooled Mortgage Loan or a Replacement Pooled Mortgage Loan
that was delivered under the BSCMI Pooled Mortgage Loan Purchase Agreement in substitution for an Original BSCMI Pooled Mortgage Loan.

          "BSCMI Pooled Mortgage Loan Purchase Agreement": That certain Mortgage
Loan Purchase and Sale Agreement dated as of September 13, 2006, between BSCMI as seller and the Depositor as purchaser.

          "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in California, Florida, New York or Illinois or any
of the jurisdictions in which the respective Primary Servicing Offices of the
Master Servicers, the Primary Servicers and the Special Servicers and the
Corporate Trust Offices of the Certificate Administrator and the Trustee are
located, are authorized or obligated by law or executive order to remain closed.

          "Category 1 Request": In connection with the PCF Pooled Mortgage Loans and PCFII Pooled Mortgage Loans, a "Category 1 Request" and a "Deemed Category 1
Request" as such terms are defined in the PGI Primary Servicing Agreement.

          "CERCLA": The Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended.

          "Certificate": Any one of the Depositor's 2006-PWR13 Commercial
Mortgage Pass-Through Certificates, as executed by the Certificate Administrator and authenticated and delivered hereunder by the Certificate Registrar.

          "Certificate Administrator": WFB, in its capacity as certificate administrator hereunder, or any successor certificate administrator appointed as herein provided.

          "Certificate Administrator Fee": With respect to each Pooled Mortgage
Loan and REO Pooled Mortgage Loan, the fee designated as such and payable to the
Certificate Administrator pursuant to Section 8.05(a). The Certificate
Administrator Fee includes the Tax Administrator Fee.

          "Certificate Administrator Fee Rate": Thirty-nine hundred-thousandths of one percent (0.00039%) per annum.

          "Certificate Administrator Report": As defined in Section 4.02(a).

          "Certificate Factor": With respect to any Class of Interest Only
Certificates or Principal Balance Certificates, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the related Class Principal Balance or Class Notional Amount, as the
case may be, then outstanding, and the denominator of which is the related Class
Principal Balance or Class Notional Amount, as the case may be, outstanding as of the Closing Date.

          "Certificate Group 1 Principal Distribution Amount": As defined in
Section 4.01(a).

                                      -13-

          "Certificateholder" or "Holder": The Person in whose name a
Certificate is registered in the Certificate Register, provided, however, that:
(i) neither a Disqualified Organization nor a Non-United States Tax Person shall be a "Holder" of, or a "Certificateholder" with respect to, a Class R
Certificate for any purpose hereof; and (ii) solely for purposes of giving any consent, approval, direction or waiver pursuant to this Agreement that specifically relates to the rights, duties and/or obligations hereunder of any of the Depositor, a Master Servicer, a Special Servicer, the Tax Administrator,
the Certificate Administrator or the Trustee in its respective capacity as such
(other than any consent, approval or waiver contemplated by Sections 3.24 and/or
3.27), any Certificate registered in the name of such party or in the name of any Affiliate thereof shall be deemed not to be outstanding, and the Voting
Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that specifically relates to such party has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, a Master Servicer or the
Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Certificateholders" or
"Holders" shall reflect the rights of Certificate Owners only insofar as they may indirectly exercise such rights through the Depository and the Depository
Participants (except as otherwise specified herein), it being herein acknowledged and agreed that the parties hereto shall be required to recognize as a "Certificateholder" or "Holder" only the Person in whose name a Certificate is registered in the Certificate Register.

          "Certificate Notional Amount": With respect to any Interest Only
Certificate, as of any date of determination, the then notional principal amount on which such Certificate accrues interest, equal to the product of (a) the then
Certificate Factor for the Class of Interest Only Certificates to which such
Certificate belongs, multiplied by (b) the amount specified on the face of such
Certificate as the initial Certificate Notional Amount thereof.

          "Certificate Owner": With respect to any Book-Entry Certificate, the
Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

          "Certificate Principal Balance": With respect to any Principal Balance
Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the then Certificate
Factor for the Class of Principal Balance Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Principal Balance thereof.

          "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

          "Certification Indemnitee": As defined in Section 11.14.

          "Certification Parties": As defined in Section 11.08.

          "Certifying Person": As defined in Section 11.08.

          "Certifying Servicer": As defined in Section 11.11.

          "Class": Collectively, all of the Certificates bearing the same alphabetic or alphanumeric class designation and having the same payment terms.

          "Class A Principal Distribution Cross-Over Date": The first
Distribution Date as of the commencement of business on which (i) two or more
Classes of the Class A Senior REMIC III Certificates remain outstanding and (ii)
the aggregate of the Class Principal Balances of the Class A-M, Class A-J, Class
B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class
L, Class M, Class N, Class O and Class P Certificates have previously been reduced to zero as a result of the allocation of Realized Losses and Additional
Trust Fund Expenses pursuant to Section 4.04(a).

                                      -14-

          "Class A Senior REMIC III Certificates": The Class A-1, Class A-2,
Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates.

          "Class A-1 Certificate": Any one of the Certificates with a "Class
A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class A-1A Certificate": Any one of the Certificates with a "Class
A-1A" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class A-2 Certificate": Any one of the Certificates with a "Class
A-2" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class A-3 Certificate": Any one of the Certificates with a "Class
A-3" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class A-4 Certificate": Any one of the Certificates with a "Class
A-4" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class A-AB Certificate": Any one of the Certificates with a "Class
A-AB" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class A-AB Planned Principal Balance" For any Distribution Date, the
principal balance set forth opposite such Distribution Date on Schedule VI attached hereto.

          "Class A-J Certificate": Any one of the Certificates with a "Class
A-J" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class A-M Certificate": Any one of the Certificates with a "Class
A-M" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class B Certificate": Any one of the Certificates with a "Class B"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class C Certificate": Any one of the Certificates with a "Class C"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class D Certificate": Any one of the Certificates with a "Class D"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

                                      -15-

          "Class E Certificate": Any one of the Certificates with a "Class E"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class F Certificate": Any one of the Certificates with a "Class F"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class G Certificate": Any one of the Certificates with a "Class G"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class H Certificate": Any of the Certificates with a "Class H"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class J Certificate": Any one of the Certificates with a "Class J"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class K Certificate": Any of the Certificates with a "Class K"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class L Certificate": Any of the Certificates with a "Class L"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class M Certificate": Any of the Certificates with a "Class M"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class N Certificate": Any of the Certificates with a "Class N"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class Notional Amount": The aggregate hypothetical or notional amount on which any Class of Interest Only Certificates accrues or is deemed to accrue interest from time to time, as calculated in accordance with Section 2.16(e).

          "Class O Certificate": Any of the Certificates with a "Class O"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class P Certificate": Any of the Certificates with a "Class P"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class Principal Balance": The aggregate principal balance of any
Class of Principal Balance Certificates outstanding as of any date of determination. As of the Closing Date, the Class Principal Balance of each Class of Principal Balance Certificates shall equal the initial Class Principal
Balance thereof. On each Distribution Date, the Class Principal Balance of each
Class of Principal Balance Certificates shall be (i) reduced by the amount of any distributions of

                                      -16-

principal made thereon on such Distribution Date pursuant to Section 4.01, and
(ii) further reduced by the amount of any Realized Losses and Additional Trust
Fund Expenses deemed allocated thereto on such Distribution Date pursuant to
Section 4.04(a); provided, however, that if the Principal Distribution Amount for such Distribution Date includes any amount described in clause (I)(C) of the definition of "Principal Distribution Amount" (in respect of recoveries during the Collection Period related to such Distribution Date of amounts determined to constitute Nonrecoverable Advances during a Collection Period related to a prior
Distribution Date), then the Class Principal Balances of the respective Classes of Principal Balance Certificates shall hereby be increased (in the aggregate)
immediately prior to such Distribution Date by the lesser of the amount of
Realized Losses previously allocated thereto and such amount described in such clause (I)(C) (and, as among the respective Classes of Principal Balance
Certificates, such increase shall be allocated, first, to the Class A Senior
Certificates, pro rata according to the amounts of Realized Losses previously allocated to the respective Classes of Class A Senior REMIC III Certificates, second, to the Class A-M Certificates, third to the Class A-J Certificates and, then to the other Classes of Principal Balance Certificates in sequential order according to alphabetical Class designation, in each case to the extent of the lesser of the Realized Losses previously allocated thereto and the remaining unallocated portion of the increase).

          "Class R Certificate": Any of the Certificates with a "Class R"
designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing ownership of Grantor Trust R.

          "Class V Certificate": Any of the Certificates with a "Class V"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing ownership of Grantor Trust V.

          "Class X-1 Certificate": Any of the Certificates with a "Class X-1"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class X-1 Strip Rate": As defined in Section 2.16(f).

          "Class X-2 Certificate": Any of the Certificates with a "Class X-2"
designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC III for purposes of the REMIC Provisions.

          "Class X-2 Strip Rate": As defined in Section 2.16(f).

          "Class X-2 Termination Date": With respect to each REMIC III Component of the Class X-2 Certificates, the Distribution Date that occurs in the month set forth opposite such REMIC III Component in the Preliminary Statement under the column entitled "Class X-2 Termination Date for REMIC III Component of Class
X-2 Certificates" in the table entitled "REMIC III--Corresponding REMIC II
Regular Interests".

          "Clearstream": Clearstream Banking, societe anonyme or any successor.

          "Closing Date": September 27, 2006.

          "Closing Date Deposit Amount": With respect to each Closing Date
Deposit Mortgage Loan, a cash amount to be deposited by the related Pooled
Mortgage Loan Seller pursuant to the related Pooled Mortgage Loan Purchase
Agreement, as set forth on Schedule VII, which cash amount represents, as to each such Pooled Mortgage Loan, the aggregate amount of interest that would have accrued on the related Cut-off Date Principal Balance of such Closing Date
Deposit Mortgage during the entire month of September 2006 at the related
Mortgage Rate as if such Mortgage Loan accrued interest for such month.

          "Closing Date Deposit Mortgage Loan": Any Mortgage Loan set forth on
Schedule VII, for which Mortgage Loan a Monthly Payment is not due in October
2006.

                                      -17-

          "CMSA": The Commercial Mortgage Securities Association, or any
association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be reasonably acceptable to each Master Servicer, each Primary Servicer, the Certificate
Administrator, the Trustee, each Special Servicer and the Controlling Class
Representative.

          "CMSA Advance Recoverability Report": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recoverability Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer, each Special
Servicer, the Certificate Administrator and the Trustee. The preparation of each
CMSA Advance Recoverability Report shall constitute a responsibility of the applicable Master Servicer and shall not constitute a responsibility of any other party. Each CMSA Loan Periodic Update File prepared by a Master Servicer shall be accompanied by a CMSA Advance Recoverability Report. Notwithstanding
anything in this Agreement to the contrary, the applicable Master Servicer shall not be required to deliver a CMSA Advance Recoverability Report (and the relevant CMSA Loan Periodic Update File need not be accompanied by any such report) with respect to any Collection Period prior to the date when a
Workout-Delayed Reimbursement Amount or a Nonrecoverable Advance exists with respect to any Pooled Mortgage Loan for which such Master Servicer is the applicable Master Servicer.

          "CMSA Bond Level File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Certificate Administrator and the Trustee.

          "CMSA Collateral Summary File": The report substantially in the form of, and containing the information called for in, the downloadable form of the
"Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Certificate Administrator and the Trustee.

          "CMSA Comparative Financial Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master
Servicer and each Special Servicer. Each CMSA Comparative Financial Status
Report shall be based on (1) the most recent rent roll and (2) to the extent provided to the applicable Master Servicer or the applicable Special Servicer,
(i) in connection with a CMSA Comparative Financial Status Report relating to quarterly financial information, trailing 12 months of financial information
(normalized; provided, however, that, until such time as CMSA shall adopt a standard that requires the use of normalized quarterly operating statements and rent rolls, the applicable Master Servicer shall be permitted to use the non-normalized quarterly operating statements and rent rolls), if trailing 12 months of financial information was provided to the applicable Master Servicer or the applicable Special Servicer (as the case may be), or financial information based on 9 months of operating statements or year-to-date financial information, if trailing 12 months of financial information was not provided to the applicable Master Servicer or the applicable Special

                                      -18-

Servicer (as the case may be) and 9 months of operating statements or year-to-date financial information was provided to the applicable Master
Servicer or the applicable Special Servicer (as the case may be) or (ii) in connection with a CMSA Comparative Financial Status Report relating to annual financial information, annual operating statements (if provided to the applicable Master Servicer or the applicable Special Servicer (as the case may
be)), normalized. To the extent the information described above has been provided to the applicable Master Servicer or the applicable Special Servicer, each CMSA Comparative Financial Status Report shall present (among other things called for by the form of CMSA Comparative Financial Status Report) the occupancy rate, debt service coverage ratio, net operating income and net cash flow for each Mortgage Loan or Mortgaged Property covered thereby.

          "CMSA Delinquent Loan Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer and each Special Servicer.

          "CMSA Financial File": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Historical Liquidation Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer and each Special Servicer.

          "CMSA Historical Loan Modification Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer and each Special
Servicer.

          "CMSA Investor Reporting Package": Collectively:

               (a) the following electronic files: (i) CMSA Loan Setup File,
     (ii) CMSA Loan Periodic Update File, (iii) CMSA Property File, (iv) CMSA
     Bond Level File, (v) CMSA Financial File and (vi) CMSA Collateral Summary
     File; and

               (b) the following supplemental reports: (i) CMSA Delinquent Loan
     Status Report, (ii) CMSA Historical Loan Modification Report, (iii) CMSA
     Historical Liquidation Report, (iv) CMSA REO Status Report, (v) CMSA
     Operating Statement Analysis Report, (vi) CMSA Comparative Financial Status
     Report, (vii) CMSA Servicer Watch List, (viii) CMSA NOI Adjustment
     Worksheet, (ix) CMSA Loan Level Reserve Report, (x) CMSA Reconciliation of
     Funds Report and (xi) CMSA Special Servicer Loan File.

          Notwithstanding anything in this Agreement to the contrary, in the event any of the electronic files listed in clause (a) of this definition or any of the supplemental reports listed in clause (b) of this definition are amended or changed in any material respect by the CMSA and placed on the CMSA Website or otherwise recommended by the CMSA for commercial mortgage-backed securities transactions generally, so long as such electronic files and such supplemental reports are reasonably acceptable (as applicable) to each Master Servicer and each Special Servicer, then same shall be used with respect to the Collection
Period that commences at any time following the date that is not later than three (3) months following adoption of the form thereof by the CMSA.

                                      -19-

          "CMSA Loan Level Reserve Report": A report substantially in the form of, and containing the information called for in, the "Loan Level Reserve
Report" as adopted by the CMSA and made available at the CMSA Website.

          "CMSA Loan Periodic Update File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer, each Special Servicer, the
Certificate Administrator and the Trustee.

          "CMSA Loan Setup File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan
Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer, each Special Servicer, the Certificate Administrator and the Trustee. The CMSA Loan Setup File shall indicate (based solely on the
Pooled Mortgage Loan Schedule) whether each related Pooled Mortgage Loan presented therein is contained in Loan Group 1 or Loan Group 2.

          "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer and each Special Servicer and in any event, shall present the computations made in accordance with the methodology described in such form to "normalize" the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

          "CMSA Property File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Property
File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer and each Special Servicer.

          "CMSA Operating Statement Analysis Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Reconciliation of Funds Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds Report" available as of the Closing Date on the
CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Certificate Administrator.

          "CMSA REO Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "REO
Status Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Special Servicer.

                                      -20-

          "CMSA Servicer Watch List": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer
Watch List" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CMSA for commercial mortgage-backed securities transactions and is reasonably acceptable to each Master Servicer.

          "CMSA Special Servicer Loan File": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"Special Servicer Loan File" available as of the Closing Date on the CMSA
Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CMSA for commercial mortgage-backed securities transactions and is reasonably acceptable to each Special Servicer.

          "CMSA Website": The CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

          "Code": The Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, including proposed regulations to the extent that, by reason of their proposed effective date, could, as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Trust or the Certificates.

          "Collection Account": The segregated account or accounts created and maintained by each Master Servicer, pursuant to Section 3.04(a), in trust for the Certificateholders, which shall be entitled "[name of subject Master
Servicer], as a Master Servicer, on behalf of LaSalle Bank National Association
[or name of any successor Trustee], as Trustee, in trust for the registered holders of Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage
Pass-Through Certificates, 2006-PWR13, Collection Account".

          "Collection Period": With respect to any Distribution Date, the period commencing on the day immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, commencing as of the Cut-off Date)
and ending on and including the Determination Date in the calendar month in which such Distribution Date occurs.

          "Commission": The Securities and Exchange Commission or any successor thereto.

          "Companion Note Custodial Account": As defined in Section 3.04(e).

          "Compensating Interest Payment": With respect to any Distribution
Date, any payment made by a Master Servicer or the Certificate Administrator from its own funds pursuant to Section 3.19(c) to cover Prepayment Interest
Shortfalls incurred during the related Collection Period.

          "Component Notional Amount": The notional amount on which any REMIC
III Component of either Class of Interest Only Certificates accrues interest, which, as of any date of determination, is equal to the then current
Uncertificated Principal Balance of such REMIC III Component's Corresponding
REMIC II Regular Interest.

          "Condemnation Proceeds": All cash amounts actually Received by the
Trust or on behalf of the Trustee, a Master Servicer or a Special Servicer
(including with respect to a Non-Trust-Serviced Pooled Mortgage Loan or any related REO Property, any such proceeds remitted to the applicable Master
Servicer by the applicable Non-Trust Master Servicer or the applicable Non-Trust
Special Servicer pursuant to the related Mortgage Loan Group Intercreditor
Agreement and/or the applicable Non-Trust Servicing Agreement) in connection with the taking of all or a part of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation, exclusive of any portion thereof applied to the restoration of the related Mortgaged Property or
REO Property (or placed in a reserve account for that purpose) or required to be released to the related Borrower or any other third-party in accordance with

                                      -21-

applicable law and/or the terms and conditions of the related Mortgage Loan
Documents or any other applicable document.

          "Controlling Class": As of any date of determination, the outstanding
Class of Principal Balance Certificates that (a) is the most subordinate (based on the payment priorities set forth in Section 4.01(a)) outstanding Class of
Principal Balance Certificates and (b) has a Class Principal Balance which is not less than 25% of the initial Class Principal Balance of such Class; provided that if no Class of Principal Balance Certificates has as of such date of determination a Class Principal Balance not less than 25% of its initial Class
Principal Balance, then the Controlling Class shall be the then most subordinate
(based on the payment priorities set forth in Section 4.01(a)) outstanding Class of Principal Balance Certificates that has a Class Principal Balance greater than zero; and provided, further, that, for purposes of this definition, the
Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A
Certificates shall be deemed to constitute a single Class of Certificates.

          "Controlling Class Certificateholder": Any Holder of Certificates of
the Controlling Class.

          "Controlling Class Representative": As defined in Section 3.23(a). The initial Controlling Class Representative shall be [Crystal River Capital, Inc.]

          "Corporate Trust Office: The corporate trust office of the Certificate
Administrator or the asset-backed securities trust services office of the
Trustee, as the case may be, at which at any particular time its duties, with respect to this Agreement shall be administered, which office is as of the
Closing Date located: (i) in the case of the Certificate Administrator, for
Certificate transfer purposes, at Wells Fargo Center, Sixth Street and Marquette
Avenue, Minneapolis, Minnesota 55479; Attn: Corporate Trust Services-Bear
Stearns Commercial Mortgage Securities Inc., 2006-PWR13, and for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention:
Corporate Trust Services, Bear Stearns Commercial Mortgage Securities Inc.,
2006-PWR13; and (ii) in the case of the Trustee, at 135 South LaSalle, Suite
1625, Chicago, Illinois 60603, Attention: Global Securitization and Trust
Services Group-Bear Stearns Commercial Mortgage Securities Inc., 2006-PWR13.

          "Corrected Mortgage Loan": Any Serviced Mortgage Loan that had been a
Specially Serviced Mortgage Loan but has ceased to be such in accordance with the definition of "Specially Serviced Mortgage Loan" (other than by reason of a
Liquidation Event occurring in respect of such Mortgage Loan or the related
Mortgaged Property becoming an REO Property).

          "Corrected Pooled Mortgage Loan": Any Serviced Pooled Mortgage Loan
that is a Corrected Mortgage Loan. Notwithstanding anything to the contrary contained herein, in no event shall a Non-Trust-Serviced Pooled Mortgage Loan constitute a Corrected Pooled Mortgage Loan under this Agreement.

          "Corresponding Class of Principal Balance Certificates": With respect to any REMIC III Component of any Class of Interest Only Certificates, the Class
of Principal Balance Certificates opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled "REMIC
III--Corresponding REMIC II Regular Interests".

          "Corresponding REMIC II Regular Interest(s)": (a) With respect to any
Class of Principal Balance Certificates, the REMIC II Regular Interests opposite which such Class of Principal Balance Certificates is set forth in the
Preliminary Statement in the table entitled "REMIC III - Corresponding REMIC II
Regular Interests; (b) with respect to any REMIC III Component of the Class X-1
Certificates, the REMIC II Regular Interest opposite which such REMIC III
Component is set forth in the Preliminary Statement in the table entitled "REMIC
III--Corresponding REMIC II Regular Interests"; and (c) with respect to any
REMIC III Component of the Class X-2 Certificates, the REMIC II Regular Interest
opposite which such REMIC III Component is set forth in the Preliminary
Statement in the table entitled "REMIC III--Corresponding REMIC II Regular
Interests".

                                      -22-

          "Cross-Collateralized Group": Any group of Mortgage Loans that are cross-defaulted and cross-collateralized with each other.

          "Cross-Collateralized Mortgage Loan": Any Mortgage Loan, that is, by its terms, cross-defaulted and cross-collateralized with any other Mortgage
Loan; provided that the Mortgage Loans that are part of any Serviced Mortgage
Loan Group shall not constitute Cross-Collateralized Mortgage Loans.

          "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which
Person shall not be the Depositor, the Pooled Mortgage Loan Sellers or an
Affiliate of any of them.

          "Cut-off Date": With respect to each Mortgage Loan, the Due Date for the Monthly Payment due on such Mortgage Loan in September 2006 (or, in the case of any Mortgage Loan that has its first Due Date after September 2006, the later of the date of origination or the date that would have been its Due Date in
September 2006 under the terms of such Mortgage Loan if a Monthly Payment were scheduled to be due in such month).

          "Cut-off Date Principal Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of its Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

          "Default Charges": Default Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Mortgage Loan.

          "Default Interest": With respect to any Mortgage Loan (or successor
REO Mortgage Loan), any amounts collected thereon, other than late payment charges, Prepayment Premiums or Yield Maintenance Charges, that represent interest (exclusive, if applicable, of Post-ARD Additional Interest) in excess of interest accrued on the principal balance of such Mortgage Loan (or REO
Mortgage Loan) at the related Mortgage Rate, such excess interest arising out of a default under such Mortgage Loan.

          "Defaulting Party": As defined in Section 7.01(b).

          "Defective Pooled Mortgage Loan": Any Pooled Mortgage Loan as to which there exists a Material Breach or a Material Document Defect that has not been cured in all material respects.

          "Definitive Certificate": As defined in Section 5.03(a).

          "Deleted Pooled Mortgage Loan": A Defective Pooled Mortgage Loan that is purchased or repurchased, as the case may be, from the Trust or replaced with one or more Replacement Pooled Mortgage Loans, in either case as contemplated by
Section 2.03.

          "Depositor": Bear Stearns Commercial Mortgage Securities Inc., or its
successor in interest.

          "Depository": The Depository Trust Company or any successor Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial
Depository for purposes of registering those Certificates that are to be
Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a
"clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial
Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

          "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

          "Designated MERS Mortgage": As defined in clause (iii) of the definition of "Mortgage File".

                                      -23-

          "Designated Sub-Servicer": Any Sub-Servicer set forth on Schedule III hereto and any successor to such Sub-Servicer under the related Designated
Sub-Servicer Agreement.

          "Designated Sub-Servicer Agreement": Any Sub-Servicing Agreement
between a Designated Sub-Servicer and a Master Servicer.

          "Determination Date": With respect to any Distribution Date, the fifth
(5th) Business Day preceding such Distribution Date.

          "Directly Operate": With respect to any Administered REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale or lease, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by the Trust other than through an Independent Contractor; provided, however, that the Trustee (or the applicable Special Servicer on behalf of the Trustee) shall not be considered to
Directly Operate an Administered REO Property solely because the Trustee (or the applicable Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such
REO Property.

          "Discount Rate": As defined in Section 4.01(c).

          "Disqualified Non-United States Tax Person": With respect to any Class
R Certificate, any Non-United States Tax Person or agent thereof other than: (1)
a Non-United States Tax Person that (a) holds such Class R Certificate and, for purposes of Treasury Regulations Section 1.860G-3(a)(3), is subject to tax under
Section 882 of the Code, (b) certifies that it understands that, for purposes of
Treasury Regulations Section 1.860E-1(c)(4)(ii), as a holder of such Class R
Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Class R Certificate and intends to pay taxes associated with holding such Class R Certificate, and
(c) has furnished the Transferor, the Trustee, the Certificate Administrator and
the Tax Administrator with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or (2) a Non-United States Tax Person that has delivered to the
Transferor, the Trustee, the Certificate Administrator and the Tax Administrator
an opinion of nationally recognized tax counsel to the effect that (x) the
Transfer of such Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such
Transfer of such Class R Certificate will not be disregarded for United States federal income tax purposes.

          "Disqualified Organization": Any of the following: (i) the United
States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii) any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by
Chapter 1 of the Code (unless such organization is subject to the tax imposed by
Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v)
any other Person so designated by the Tax Administrator, based upon an Opinion of Counsel delivered to the Tax Administrator (but not at the Tax
Administrator's expense) to the effect that the holding of an Ownership Interest in a Class R Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R
Certificate to such Person. The terms "United States", "State" and
"international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

          "Disqualified Partnership": Any domestic entity classified as a partnership under the Code if any of its beneficial owners are (or, under the applicable partnership agreement, are permitted to be) Disqualified Non-United
States Tax Persons.

                                      -24-

          "Distributable Certificate Interest": With respect to any Class of
REMIC III Certificates for any Distribution Date, an amount of interest equal to the amount of Accrued Certificate Interest in respect of such Class of REMIC III
Certificates for the related Interest Accrual Period, reduced (to not less than zero) by that portion, if any, of the Net Aggregate Prepayment Interest
Shortfall for such Distribution Date allocated to such Class of REMIC III
Certificates as provided below; provided, however, that if the Class Principal
Balance of such Class of REMIC III Certificates is deemed to have been increased immediately prior to such Distribution Date pursuant to the proviso to the definition of "Class Principal Balance" because the Principal Distribution
Amount for such Distribution Date includes any collections of amounts that (x)
had previously been determined to constitute Nonrecoverable Advances, (y) were reimbursed to a party to this Agreement from the principal portions of P&I
Advances and/or payments or other collections of principal on the Mortgage Pool in a Collection Period prior to the one related to such Distribution Date
(pursuant to subsection (II)(iv) of Section 3.05(a)) and (z) were recovered in the Collection Period related to such Distribution Date, then the Distributable
Certificate Interest for such Class of REMIC III Certificates and such
Distribution Date shall equal the sum of (i) the amount of the Distributable
Certificate Interest for such Class of REMIC III Certificates and such
Distribution Date, calculated as otherwise provided above without regard to this proviso, and (ii) an amount equal to the interest that would have accrued (on a
30/360 Basis), at the Pass-Through Rate for such Class of REMIC III Certificates and in effect for such Interest Accrual Period, on a principal amount equal to the deemed increase in such Class Principal Balance, during such Interest
Accrual Period and each prior Interest Accrual Period related to a Distribution
Date that occurred subsequent to the earliest Distribution Date on which a
Realized Loss was allocated to such Class of REMIC III Certificates pursuant to
Section 4.04. A portion of the Net Aggregate Prepayment Interest Shortfall, if
any, for each Distribution Date shall be allocated to each Class of Principal
Balance Certificates in an amount equal to the product of (i) the amount of such
Net Aggregate Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Accrued Certificate Interest for such Class of Principal Balance
Certificates for such Distribution Date and the denominator of which is the aggregate amount of Accrued Certificate Interest for all Classes of Principal
Balance Certificates for such Distribution Date. No portion of any Net Aggregate
Prepayment Interest Shortfall for any Distribution Date shall be allocated to the Class X-1 or Class X-2 Certificates.

          "Distribution Account": The segregated account or accounts created and maintained by the Certificate Administrator on behalf of the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled
"Wells Fargo Bank, National Association [or the name of any successor
Certificate Administrator], as Certificate Administrator, on behalf of LaSalle
Bank National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of Bear Stearns Commercial Mortgage Securities
Inc., Commercial Mortgage Pass-Through Certificates, 2006-PWR13, Distribution
Account".

          "Distribution Date": The 11th day of any month, or if such 11th day is not a Business Day, the Business Day immediately following such 11th day, commencing in October 2006.

          "Document Defect": As defined in Section 2.03(a).

          "Due Date": With respect to (i) any Mortgage Loan on or prior to its
Stated Maturity Date, the day of the month set forth in the related Mortgage
Note on which each Monthly Payment on such Mortgage Loan is scheduled to be first due; (ii) any Mortgage Loan after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due; and (iii) any REO
Mortgage Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan had been scheduled to be first due.

          "EDGAR": The Electronic Data Gathering, Analysis, and Retrieval System
of the Commission, which is the computer system for the receipt, acceptance, review and dissemination of documents submitted to the Commission in electronic format.

          "Eligible Account": Any of (i) an account maintained with a federal or state chartered depository institution or trust company, the long-term deposit or long-term unsecured debt obligations of which are rated no less than "AA-" by
Fitch (or "A-" by Fitch so long as the short-term deposit or short-term unsecured debt obligations of such

                                      -25-

depository institution or trust company are rated no less than "F-1" by Fitch)
and "AA-" by S&P (or "A-" by S&P so long as the short-term deposit or short-term unsecured debt obligations of such depository institution or trust company are rated no less than "A-1" by S&P), if the deposits are to be held in the account for more than thirty (30) days, or the short-term deposit or short-term unsecured debt obligations of which are rated no less than "F-1" by Fitch and
"A-1" by S&P, if the deposits are to be held in the account for thirty (30) days or less, in any event at any time funds are on deposit therein, (ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company (which, subject to the remainder of this clause (ii), may include the Certificate Administrator or the
Trustee) acting in its fiduciary capacity, and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal
Regulations Section 9.10(b), (iii) for so long as WFB serves as a Master
Servicer under this Agreement, an account maintained with WFB or Wells Fargo
Bank Iowa, N.A., each a wholly-owned subsidiary of Wells Fargo & Co., provided that subsidiary's or its parent's (A) commercial paper, short-term unsecured debt obligations or other short-term deposits are rated at least "A-1" by S&P and "F-1" by Fitch, if the deposits are to be held in the account for 30 days or less, or (B) long-term unsecured debt obligations are rated at least "AA-" by
S&P and "AA-" by Fitch (or "A-" by S&P and "A-" by Fitch so long as the short-term deposit or short-term unsecured debt obligations of such subsidiary or its parent are rated no less than "A-1" by S&P and "A-1" by Fitch), if the deposits are to be held in the account for more than 30 days, (iv) for so long as Prudential Asset Resources, Inc. serves as a Master Servicer under this
Agreement, an account maintained with Prudential Trust Bank FSB, a wholly-owned subsidiary of Prudential Financial, Inc., provided that such subsidiary's (A)
commercial paper, short-term unsecured debt obligations or other short-term deposits are rated at least "A-1" by S&P and "F-1" by Fitch, if the deposits are to be held in the account for 30 days or less, or (B) long-term unsecured debt obligations are rated at least "AA-" by S&P and "AA-" by Fitch (or "A-" by S&P and "A-" by Fitch so long as the short-term deposit or short-term unsecured debt obligations of such subsidiary or its parent are rated no less than "A-1" by S&P and "A-1" by Fitch), if the deposits are to be held in the account for more than
30 days, or (v) an account maintained with any one of the following: (x) in the case of an account that does not and may not potentially contain any funds related to any Serviced Non-Pooled Mortgage Loan, another insured depository institution that is acceptable to each Rating Agency for the Rated Certificates
(as evidenced by a written confirmation to the Trustee from each Rating Agency that the use of such account would not, in and of itself, result in an Adverse
Rating Event with respect to any Class of Rated Certificates), (y) in the case of an account that does or may potentially contain any funds related to any
Serviced Non-Pooled Mortgage Loan and also does or may potentially contain any funds related to one or more Pooled Mortgage Loans, another insured depository institution that is acceptable to each Rating Agency for the Rated Certificates and each applicable Rating Agency for the related Non-Pooled Pari Passu
Companion Loan Securities (as evidenced by a written confirmation to the Trustee from each Rating Agency that the use of such account would not, in and of itself, result in an Adverse Rating Event with respect to any Class of Rated
Certificates rated by such Rating Agency and also from each applicable Rating
Agency that the use of such account would not, in and of itself, result in an
Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu
Companion Loan Securities rated by such applicable Rating Agency), as applicable, and (z) in the case of an account that does or may potentially contain any funds related to any Serviced Non-Pooled Mortgage Loan and does not and may not potentially contain any funds related to one or more Pooled Mortgage
Loans, another insured depository institution that is acceptable to each applicable Rating Agency for the applicable Non-Pooled Pari Passu Companion Loan
Securities (as evidenced by a written confirmation to the Trustee from each such applicable Rating Agency that the use of such account would not, in and of itself, result in an Adverse Rating Event with respect to any class of such
Non-Pooled Pari Passu Companion Loan Securities rated by such applicable Rating
Agency), as applicable.

          "Emergency Advance": Any Servicing Advance, whether or not it is a
Servicing Advance that, pursuant hereto, the applicable Special Servicer is required to make or to request a Master Servicer to make, that must be made within five Business Days of such Special Servicer becoming aware that it must be made in order to avoid any material penalty, any material harm to a Mortgaged
Property securing a Serviced Mortgage Loan or any other material adverse consequence to the Trust Fund.

          "Environmental Insurance Policy": With respect to any Mortgaged
Property securing a Serviced Mortgage Loan or any Administered REO Property, any
insurance policy covering pollution conditions and/or other

                                      -26-

environmental conditions that is maintained from time to time in respect of such
Mortgaged Property or REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

          "ERISA": The Employee Retirement Income Security Act of 1974, as
amended.

          "Escrow Payment": Any payment received by a Master Servicer or a
Special Servicer for the account of the Borrower under any Serviced Mortgage
Loan for application toward the payment of real estate taxes, assessments, insurance premiums (including with respect to any Environmental Insurance
Policy), ground rents (if applicable) and similar items in respect of the related Mortgaged Property.

          "Euroclear": The Euroclear System or any successor thereto.

          "Event of Default": As defined in Section 7.01(a).

          "Excess Liquidation Proceeds": The excess, if any, of (a) the Net
Liquidation Proceeds from the sale or liquidation of a Specially Serviced Pooled
Mortgage Loan or an Administered REO Property (or the proceeds of the final payment (including any full, partial or discounted payoff) on a defaulted Pooled
Mortgage Loan or a Pooled Mortgage Loan that is a Corrected Mortgage Loan that were Received by the Trust, net of any and all fees, expenses and costs payable therefrom), over (b) the sum of (i) the amount needed to pay all principal, interest (including Additional Interest (if applicable) and Default Interest),
Prepayment Premiums or Yield Maintenance Charges (as applicable) and late payment charges payable with respect to such Pooled Mortgage Loan or the related
REO Pooled Mortgage Loan, as the case may be (together with, without duplication, any outstanding Unliquidated Advances in respect of any such principal or interest), in full, (ii) any other fees that would constitute
Additional Master Servicing Compensation and/or Additional Special Servicing
Compensation, (iii) any related unreimbursed Servicing Advances (together with, without duplication, outstanding Unliquidated Advances in respect of prior
Servicing Advances), (iv) all unpaid Advance Interest on any related Advances
(but (for the avoidance of doubt) excluding any Unliquidated Advances), (v) any related Liquidation Fee and/or Special Servicing Fees paid or payable in respect of such Specially Serviced Mortgage Loan or the related REO Pooled Mortgage
Loan, (vi) any other Additional Trust Fund Expenses paid or payable in respect of such Pooled Mortgage Loan or REO Property, and (vii) in the case of any REO
Property relating to a Serviced Mortgage Loan Group, any portion of such Net
Liquidation Proceeds payable to any one or more of the related Serviced
Non-Pooled Mortgage Loan Noteholder(s).

          "Excess Liquidation Proceeds Account": The segregated account created and maintained by the Certificate Administrator in the name of the Trustee pursuant to Section 3.04(d) in trust for the Certificateholders, which shall be entitled "LaSalle Bank National Association [or name of any successor Trustee], as Trustee, in trust for the registered holders of Bear Stearns Commercial
Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates,
2006-PWR13, Excess Liquidation Proceeds Account".

          "Excess Servicing Fees": With respect to each Serviced Mortgage Loan
(and any successor REO Mortgage Loan with respect thereto), that portion of the
Master Servicing Fees that accrue at a per annum rate equal to the Excess
Servicing Fee Rate.

          "Excess Servicing Fee Rate": With respect to each Serviced Mortgage
Loan (and any successor REO Mortgage Loan with respect thereto), a rate per annum equal to (i) in the case of a Pooled Mortgage Loan, the annual rate specified as the "Excess Fee Rate" on the Pooled Mortgage Loan Schedule and (ii)
in the case of each Non-Pooled Mortgage Loan, zero (0) basis points; provided that such rate shall be subject to reduction at any time following any resignation of a Master Servicer pursuant to Section 6.04 (if no successor is appointed in accordance with Section 6.04(b)) or any termination of a Master
Servicer pursuant to Section 7.01, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor
Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02.

                                      -27-

          "Excess Servicing Fee Right": With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the right to receive
Excess Servicing Fees. In the absence of any transfer of the Excess Servicing
Fee Right, the related Master Servicer shall be the owner of such Excess
Servicing Fee Right.

          "Exchange Act": The Securities Exchange Act of 1934, as amended.

          "Exemption-Favored Party": Any of (i) Bear, Stearns & Co. Inc., (ii)
Morgan Stanley & Co. Incorporated, (iii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Bear, Stearns & Co. Inc. or Morgan Stanley & Co. Incorporated and
(iv) any member of any underwriting syndicate or selling group of which any
Person described in clauses (i), (ii) and (iii) is a manager or co-manager with respect to a Class of Certificates that is investment grade rated by at least one Rating Agency.

          "Fair Value": With respect to any Specially Designated Defaulted
Pooled Mortgage Loan, the amount that, in the applicable Special Servicer's reasonable judgment, taking into account the factors set forth in the first sentence of the second paragraph of Section 3.18(b) and such other factors as such Special Servicer reasonably deems appropriate, is the fair value of such
Mortgage Loan.

          "Fannie Mae": The Federal National Mortgage Association or any
successor thereto.

          "FDIC": The Federal Deposit Insurance Corporation or any successor thereto.

          "Final Distribution Date": The Distribution Date on which the final distribution is to be made with respect to the Certificates in connection with a termination of the Trust Fund pursuant to Article IX.

          "Final Recovery Determination": A determination by the applicable
Special Servicer with respect to any Specially Serviced Mortgage Loan, Corrected
Mortgage Loan or Administered REO Property, or by the applicable Master Servicer with respect to a Non-Trust-Serviced Pooled Mortgage Loan or any related REO
Property, that there has been a recovery of all Insurance Proceeds, Condemnation
Proceeds, Liquidation Proceeds and other payments or recoveries that the applicable Special Servicer or such Master Servicer has determined, in accordance with the Servicing Standard, will be ultimately Received by the
Trust; provided that the term Final Recovery Determination shall not apply to:
(i) a Mortgage Loan that was paid in full (including by means of a payoff on behalf of the Borrower, or the purchase of such Mortgage Loan, by a mezzanine lender or another creditor of the related Borrower in connection with a Mortgage
Loan default, as set forth in the related intercreditor agreement) or (ii) a
Mortgage Loan or REO Property, as the case may be, that was purchased by (a) any
Pooled Mortgage Loan Seller pursuant to the related Pooled Mortgage Loan
Purchase Agreement, (b) a Purchase Option Holder or its assignee pursuant to
Section 3.18, (c) any Controlling Class Certificateholder(s), a Master Servicer
or the General Special Servicer pursuant to Section 9.01, (d) any related
Non-Pooled Subordinate Noteholder pursuant to a Mortgage Loan Group
Intercreditor Agreement (if such Mortgage Loan is included in a Serviced
Mortgage Loan Group), or (e) any other party with a purchase option in respect of a Non-Trust-Serviced Pooled Mortgage Loan pursuant to the related Mortgage
Loan Group Intercreditor Agreement and/or the related Non-Trust Servicing
Agreement; and provided, further, that, for purposes of making any such determination with respect to a Non-Trust-Serviced Pooled Mortgage Loan or any related REO Property, the applicable Master Servicer shall be entitled to rely on, and shall be required to follow, any comparable determination made by the related Non-Trust Master Servicer or the related Non-Trust Special Servicer.

          "Fiscal Agent": Any fiscal agent appointed by the Trustee as provided in Section 8.13.

          "Fitch": Fitch, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to "applicable rating category" (other than such references to "highest applicable rating

                                      -28-

category") shall, in the case of Fitch, be deemed to refer to such applicable rating category of Fitch, without regard to any plus or minus or other comparable rating qualification.

          "Form 8-K Disclosure Information": As defined in Section 11.09.

          "Form 8-K Filing Deadline": As defined in Section 11.09.

          "Form 8-K Reportable Event": As defined in Section 11.09.

          "Form 10-D Filing Deadline": As defined in Section 11.06.

          "Form 10-K Filing Deadline": As defined in Section 11.07.

          "Freddie Mac": The Federal Home Loan Mortgage Corporation or any
successor thereto.

          "GAAP": Generally accepted accounting principles in the United States.

          "General Special Servicer": LNR Partners, Inc. (or its successor in interest), in its capacity as special servicer with respect to the Mortgage
Loans and any related REO Properties hereunder, or any successor special servicer with respect to the Mortgage Loans and any related REO Properties appointed as provided herein.

          "Global Certificates": The Rule 144A Global Certificates and the
Regulation S Global Certificates, collectively.

          "Grantor Trust": A grantor trust as defined under Subpart E of Part 1 of Subchapter J of the Code.

          "Grantor Trust Pool": Any of Grantor Trust V or Grantor Trust R.

          "Grantor Trust Provisions": Subpart E of Part I of Subchapter J of the
Code, including Treasury Regulations Section 301.7701-4(c)(2).

          "Grantor Trust R": The Grantor Trust designated as such in Section
2.17(b).

          "Grantor Trust V": The Grantor Trust designated as such in Section
2.17(a).

          "Ground Lease": The ground lease pursuant to which any Borrower holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the related Mortgage Loan(s).

          "Group Environmental Insurance Policy": Any Environmental Insurance
Policy that is maintained from time to time in respect of more than one
Mortgaged Property or REO Property.

          "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including those so identified pursuant to
CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

          "Holder": As defined in the definition of "Certificateholder".

          "Indemnifying Party": As defined in Section 11.14.

                                      -29-

          "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, each Pooled
Mortgage Loan Seller, each Master Servicer, each Primary Servicer, each Special
Servicer, the Certificate Administrator, the Tax Administrator, the Trustee,
each Non-Trust Master Servicer (insofar as the relevant matter involves a
Non-Trust-Serviced Pooled Mortgage Loan (whether alone or together with one or more other Pooled Mortgage Loans)), each Non-Trust Special Servicer (insofar as the relevant matter involves a Non-Trust-Serviced Pooled Mortgage Loan (whether alone or together with one or more other Pooled Mortgage Loans)), the
Controlling Class Representative and any and all Affiliates thereof, (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, any Pooled Mortgage Loan Seller, either Master
Servicer, either Primary Servicer, any Special Servicer, the Certificate
Administrator, the Tax Administrator, the Trustee, the related Non-Trust Master
Servicer (insofar as the relevant matter involves a Non-Trust-Serviced Pooled
Mortgage Loan), the related Non-Trust Special Servicer (insofar as the relevant matter involves a Non-Trust-Serviced Pooled Mortgage Loan), the Controlling
Class Representative or any Affiliate thereof, and (iii) is not connected with the Depositor, any Pooled Mortgage Loan Seller, either Master Servicer, either
Primary Servicer, any Special Servicer, the Certificate Administrator, the Tax
Administrator, the Trustee, the related Non-Trust Master Servicer (insofar as the relevant matter involves a Non-Trust-Serviced Pooled Mortgage Loan), the related Non-Trust Special Servicer (insofar as the relevant matter involves a
Non-Trust-Serviced Pooled Mortgage Loan), the Controlling Class Representative
or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, any
Pooled Mortgage Loan Seller, either Master Servicer, either Primary Servicer, any Special Servicer, the Trustee, the applicable Non-Trust Master Servicer, the applicable Non-Trust Special Servicer, the Controlling Class Representative or
any Affiliate thereof merely because such Person is the beneficial owner of 1%
or less of any class of securities issued by the Depositor, such Pooled Mortgage
Loan Seller, such Master Servicer, such Primary Servicer, such Special Servicer, the Trustee, such Non-Trust Master Servicer, such Non-Trust Special Servicer, the Controlling Class Representative or any such Affiliate thereof, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person.

          "Independent Contractor": (a) Any Person that would be an "independent contractor" with respect to any REMIC Pool within the meaning of Section
856(d)(3) of the Code if such REMIC Pool were a real estate investment trust
(except that the ownership test set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to either Master
Servicer, any Special Servicer, the Trustee or the Trust, delivered to the
Trustee), provided that (i) the Trust does not receive or derive any income from such Person and (ii) the relationship between such Person and the Trust is at arm's length, all within the meaning of Treasury Regulations Section
1.856-4(b)(5); or (b) any other Person upon receipt by the Trustee of an Opinion of Counsel, which shall be at no expense to the Trustee or the Trust, to the effect that the taking of any action in respect of any Administered REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such
Administered REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code, or cause any income realized in respect of such Administered REO Property to fail to qualify as Rents from Real
Property.

          "Initial Pool Balance": The aggregate Cut-off Date Principal Balance of all the Original Pooled Mortgage Loans.

          "Initial Resolution Period": As defined in Section 2.03(b).

          "Institutional Accredited Investor": An "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the
Securities Act or any entity in which all of the equity owners come within such paragraphs.

          "Insurance Policy": With respect to any Mortgage Loan or REO Property, any hazard insurance policy, terrorism insurance policy, flood insurance policy, title insurance policy, earthquake insurance policy, Environmental Insurance
Policy, business interruption insurance policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan (or the related
Mortgaged Property) or such REO Property, as the case may be.

                                      -30-

          "Insurance Proceeds": Proceeds paid under any Insurance Policy and received by or on behalf of the Trustee, a Master Servicer, a Special Servicer
(including with respect to a Non-Trust-Serviced Pooled Mortgage Loan or any related REO Property, any such proceeds remitted to the applicable Master
Servicer by the related Non-Trust Master Servicer or the related Non-Trust
Special Servicer pursuant to the related Mortgage Loan Group Intercreditor
Agreement and/or the related Non-Trust Servicing Agreement), to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or
REO Property (or placed in a reserve account for that purpose) or released to the related Borrower or any other third-party pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

          "Insured Environmental Event": As defined in Section 3.07(c).

          "Interest Accrual Basis": The basis on which interest accrues in respect of any Mortgage Loan, any REMIC I Regular Interest, any REMIC II Regular
Interest, any REMIC III Certificate or any particular REMIC III Component of a
Class of Interest Only Certificates, in each case consisting of one of the following: (i) a 30/360 Basis; or (ii) an Actual/360 Basis.

          "Interest Accrual Period": With respect to any REMIC I Regular
Interest, any REMIC II Regular Interest, any REMIC III Certificate or any
particular REMIC III Component of a Class of Interest Only Certificates, for any
Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

          "Interest Only Certificates": Collectively, the Class X-1 and Class
X-2 Certificates.

          "Interest Reserve Account": The segregated account (or sub-account of the Distribution Account) created and maintained by the Certificate
Administrator on behalf of the Trustee, pursuant to Section 3.04(c), in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank, National
Association [or the name of any successor Certificate Administrator], as
Certificate Administrator, on behalf of LaSalle Bank National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage
Pass-Through Certificates, 2006-PWR13, Interest Reserve Account".

          "Interest Reserve Amount": With respect to each Pooled Mortgage Loan that is an Interest Reserve Loan (or the related successor REO Pooled Mortgage
Loan), for any Distribution Date that occurs during February of 2007 or February of any year thereafter or during January of 2007 or January of any year thereafter that is not a leap year, an amount equal to one day's interest accrued at the related Net Mortgage Rate on the related Stated Principal Balance as of the end of the Collection Period related to such Distribution Date (or, in the case of any Pooled Mortgage Loan for which the Due Date occurs on a day other than the first day of each month, as of the Due Date in the month in which such Distribution Date occurs), but prior to giving effect to the application of any amounts due on the Due Date occurring in such Collection Period (or, in the case of any Pooled Mortgage Loan for which the Due Date occurs on a day other than the first day of each month, due on the Due Date in the month in which such
Distribution Date occurs), to the extent that a Monthly Payment is Received by the Trust with respect to such Interest Reserve Loan for the related Due Date in the same month as such Distribution Date on or before the related Master
Servicer Remittance Date or a P&I Advance is made under this Agreement with respect to such Interest Reserve Loan by such Distribution Date. For purposes of calculating Interest Reserve Amounts, the Net Mortgage Rate for each Interest
Reserve Loan shall be the Net Mortgage Rate in effect (including as a result of any step-up provision) under the original terms of such Interest Reserve Loan in effect as of the Closing Date, without regard to any modifications, extensions, waivers or amendments of such Interest Reserve Loan subsequent to the Closing
Date (whether entered into by the applicable Master Servicer, the applicable
Special Servicer, the applicable Non-Trust Master Servicer or the applicable
Non-Trust Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower).

          "Interest Reserve Loan": Any Pooled Mortgage Loan that is an
Actual/360 Mortgage Loan (or any successor REO Pooled Mortgage Loan with respect thereto).

                                      -31-

          "Investment Account": Each of the Collection Accounts, the Companion
Note Custodial Accounts, the Subordinate Note Custodial Accounts, the Servicing
Accounts, the Reserve Accounts, the REO Accounts, the Distribution Account, the
Interest Reserve Account and the Excess Liquidation Proceeds Account.

          "Investment Company Act": The Investment Company Act of 1940, as
amended.

          "Investment Grade Certificate": As of any date of determination, a
Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency.

          "IRS": The Internal Revenue Service or any successor thereto.

          "Issue Price": With respect to each Class of Certificates, the "issue price" as defined in the Code and Treasury regulations promulgated thereunder.

          "LaSalle": LaSalle Bank National Association or its successor in interest.

          "Late Collections": (a) With respect to any Pooled Mortgage Loan, all amounts Received by the Trust thereon during any Collection Period, whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or
otherwise, which (as applied under Section 1.03) represent collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon
Payment) or an Assumed Monthly Payment in respect of such Pooled Mortgage Loan due or deemed due on a Due Date in a previous Collection Period (or, in the case of any Pooled Mortgage Loan for which the Due Date occurs on a day other than the first day of each month, due or deemed due on the Due Date in the calendar month preceding the month in which such Collection Period ends) or on a Due Date during or prior to the month of the Cut-off Date for such Pooled Mortgage Loan, and not previously Received by the Trust; and (b) with respect to any REO Pooled
Mortgage Loan, all amounts Received by the Trust in connection with the related
REO Property during any Collection Period, whether as Insurance Proceeds,
Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which
(as applied under Section 1.03) represent collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an
Assumed Monthly Payment in respect of the predecessor Pooled Mortgage Loan or the principal and/or interest portions of an Assumed Monthly Payment in respect of such REO Pooled Mortgage Loan due or deemed due on a Due Date in a previous
Collection Period (or, in the case of any Pooled Mortgage Loan for which the Due
Date occurs on a day other than the first day of each month, due or deemed due on the Due Date in the calendar month preceding the month in which such
Collection Period ends) and not previously Received by the Trust. Late
Collections do not include Default Charges.

          "Latest Possible Maturity Date": With respect to any REMIC I Regular
Interest, any REMIC II Regular Interest or any REMIC III Certificate, the
"latest possible maturity date" thereof, calculated solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii).

          "Letter of Credit": With respect to any Mortgage Loan, any third-party letter of credit delivered by or at the direction of the related Borrower pursuant to the terms of such Mortgage Loan in lieu of the establishment of, or deposit otherwise required to be made into, a Reserve Fund or otherwise pledged or assigned by the related Borrower as Additional Collateral.

          "Liquidation Event": (a) With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full, (ii) a Final Recovery
Determination is made with respect to such Mortgage Loan, (iii) such Mortgage
Loan is repurchased or replaced by a Pooled Mortgage Loan Seller pursuant to the related Pooled Mortgage Loan Purchase Agreement, as contemplated by Section
2.03, (iv) such Mortgage Loan is purchased by the Special Servicer, the Majority
Controlling Class Certificateholder(s) or any assignee of either of them pursuant to Section 3.18, (v) such Mortgage Loan is purchased by any Controlling
Class Certificateholder(s), a Master Servicer or the Special Servicer pursuant to Section 9.01, (vi) such Mortgage Loan is acquired by the Sole
Certificateholder(s) in exchange for all of the Certificates pursuant to Section
9.01, (vii) in the case of any Pooled Mortgage Loan that is included in a
Mortgage Loan Group that includes one or more Non-Pooled Mortgage Loans, such
Mortgage Loan is acquired by a related Non-

                                      -32-

Pooled Noteholder pursuant to the related Mortgage Loan Group Intercreditor
Agreement, (viii) such Mortgage Loan is paid off or purchased by the holder of a related mezzanine loan or another creditor of the Borrower in connection with a
Mortgage Loan default, if so permitted and set forth in the related intercreditor agreement, or (ix) in the case of a Non-Trust-Serviced Pooled
Mortgage Loan, such Mortgage Loan is purchased by a holder of a purchase option with respect thereto pursuant to the related Non-Trust Servicing Agreement and/or the related Mortgage Loan Group Intercreditor Agreement; and (b) with respect to any REO Property (and the related REO Mortgage Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property, (ii) such REO Property is repurchased or replaced by a Pooled
Mortgage Loan Seller pursuant to the related Pooled Mortgage Loan Purchase
Agreement, as contemplated by Section 2.03, (iii) such REO Property is purchased by a Master Servicer, the General Special Servicer or any Controlling Class
Certificateholder(s) pursuant to Section 9.01, or (iv) such REO Property is acquired by the Sole Certificateholder(s) in exchange for all of the
Certificates pursuant to Section 9.01.

          "Liquidation Expenses": All customary, reasonable and necessary
"out-of-pocket" costs and expenses due and owing (but not otherwise covered by
Servicing Advances) in connection with the liquidation of any Specially Serviced
Mortgage Loan or REO Property pursuant to Section 3.09 or Section 3.18
(including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

          "Liquidation Fee": The fee designated as such in, and payable to the applicable Special Servicer in connection with certain events in respect of a
Specially Serviced Mortgage Loan or an REO Property pursuant to, Section
3.11(c).

          "Liquidation Fee Rate": With respect to each Specially Serviced
Mortgage Loan or REO Property as to which a Liquidation Fee is payable, 1.0%.

          "Liquidation Proceeds": All cash amounts (other than Insurance
Proceeds, Condemnation Proceeds and REO Revenues) Received by the Trust in
connection with: (i) the liquidation of a Mortgaged Property, REO Property or other collateral constituting security for a defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and/or the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Specially Designated Defaulted Pooled
Mortgage Loan by the Special Servicer, the Majority Controlling Class
Certificateholder(s) or any assignee of either of them pursuant to Section 3.18;
(iv) the repurchase or replacement of a Pooled Mortgage Loan or REO Property by a Pooled Mortgage Loan Seller pursuant to the related Pooled Mortgage Loan
Purchase Agreement as contemplated by Section 2.03 of this Agreement; (v) the purchase of a Pooled Mortgage Loan or REO Property by a Master Servicer, a
Special Servicer and/or any Controlling Class Certificateholder(s) pursuant to
Section 9.01; (vi) the acquisition of any Pooled Mortgage Loan or REO Property by the Sole Certificateholder(s) in exchange for all the Certificates pursuant to Section 9.01; (vii) the purchase of a Pooled Mortgage Loan included in a
Mortgage Loan Group that includes one or more Non-Pooled Subordinate Loans by a related Non-Pooled Subordinate Noteholder pursuant to the related Mortgage Loan
Group Intercreditor Agreement, (viii) the purchase of a Non-Trust-Serviced
Pooled Mortgage Loan by any holder of a purchase option with respect thereto pursuant to the related Non-Trust Servicing Agreement and/or the related
Mortgage Loan Group Intercreditor Agreement; or (ix) the payoff or purchase of a
Pooled Mortgage Loan or REO Property by the holder of a related mezzanine loan or another creditor of the Borrower in connection with a Mortgage Loan default, if so permitted and set forth in the related intercreditor agreement.

          "Loan Group" shall mean either of Loan Group 1 or Loan Group 2.

          "Loan Group 1" shall mean, collectively, all of the Pooled Mortgage
Loans for which the designation "Group 1" appears opposite such respective
Pooled Mortgage Loans on the Pooled Mortgage Loan Schedule and any successor REO
Pooled Mortgage Loans with respect thereto.

                                      -33-

          "Loan Group 2" shall mean, collectively, all of the Pooled Mortgage
Loans for which the designation "Group 2" appears opposite such respective
Pooled Mortgage Loans on the Pooled Mortgage Loan Schedule and any successor REO
Pooled Mortgage Loans with respect thereto.

          "Loan Specific Special Servicer" shall mean, with respect to each
Mortgage Loan Group (if any) that entitles the holders of one or more Non-Pooled
Subordinate Loans to replace the special servicer for such Mortgage Loan Group, any replacement special servicer appointed in accordance with this Agreement and the related Mortgage Loan Group Intercreditor Agreement. Initially, there is no
Loan-Specific Special Servicer.

          "Majority Controlling Class Certificateholder(s)": As of any date of determination, any single Holder or group of Holders of Certificates representing a majority of the Voting Rights allocated to the Class of Principal
Balance Certificates that constitutes, or the Classes of Principal Balance
Certificates that constitute, the Controlling Class as of such date of determination.

          "Mansfield Village Square Controlling Party": The Mansfield Village
Square Non-Pooled Subordinate Noteholder at any time when a PCFII Change of
Control Event does not exist with respect to the Mansfield Village Square Loan
Group or the Controlling Class Representative at any time when a PCFII Change of
Control Event exists with respect to the Mansfield Village Square Loan Group.

          "Mansfield Village Square Intercreditor Agreement": That certain
Co-Lender Agreement, dated as of July 18, 2006, by and between Principal Life
Insurance Company, as initial A note holder, and Principal Life Insurance
Company, as initial B note holder, relating to certain mortgage loans secured by the Mansfield Village Square Mortgaged Property.

          "Mansfield Village Square Loan Group": Collectively, the Mansfield
Village Square Pooled Mortgage Loan and the Mansfield Village Square Non-Pooled
Subordinate Loan (including any successor REO Mortgage Loans with respect to such loans).

          "Mansfield Village Square Mortgaged Property": The Mortgaged Property
identified on the Pooled Mortgage Loan Schedule as "Mansfield Village Square".

          "Mansfield Village Square Non-Pooled Subordinate Loan": The mortgage loan, with an original principal balance of $500,000 that is secured by the same
Mortgage encumbering the Mansfield Village Square Mortgaged Property as the
Mansfield Village Square Pooled Mortgage Loan and is subordinate in right of payment to the Mansfield Village Square Pooled Mortgage Loan. The Mansfield
Village Square Non-Pooled Subordinate Loan is not a "Pooled Mortgage Loan" or
part of the Trust Fund, any REMIC Pool or any Grantor Trust Pool.

          "Mansfield Village Square Non-Pooled Subordinate Noteholder": The
holder or holders of the related Mortgage Note evidencing the Mansfield Village
Square Non-Pooled Subordinate Loan.

          "Mansfield Village Square Pooled Mortgage Loan": The Pooled Mortgage
Loan in the original principal amount of $16,500,000 that is secured by the
Mortgage encumbering the Mansfield Village Square Mortgaged Property.

          "Master Servicer": With respect to any Mortgage Loan and any REO
Property acquired in respect thereof, either (a) if such Mortgage Loan is a PMCF
Pooled Mortgage Loan, PAR, or any successor thereto (as master servicer)
appointed as provided herein, or (b) if such Mortgage Loan is a BSCMI Pooled
Mortgage Loan, a PCF Pooled Mortgage Loan, a PCFII Pooled Mortgage Loan, a WFB
Pooled Mortgage Loan or a Nationwide Pooled Mortgage Loan, WFB, or any successor thereto (as master servicer) appointed as provided herein. Any reference herein to a "Master Servicer" hereunder (including Articles VI and VII hereof) shall, if such Master Servicer is the one described by clause (a) of this definition, also be construed to refer to the Servicer Report Administrator to the extent of the rights granted to and obligations imposed on the Servicer Report
Administrator under this Agreement.

                                      -34-

          "Master Servicer Remittance Amount": With respect to either Master
Servicer for any Master Servicer Remittance Date, an amount equal to (a) all amounts on deposit in such Master Servicer's Collection Account as of 11:00
a.m., New York City time, on such Master Servicer Remittance Date, net of (b)
any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments with respect to any Pooled Mortgage Loan that are due on a Due Date following the end of the related Collection Period (other than, in the case of any Pooled Mortgage
Loan for which the Due Date is on the 2nd, 3rd, 4th or 5th day of each month and such day in the current month happens to be later than the end of such related
Collection Period, in which case such collected Monthly Payment shall not be withheld until the following month as otherwise contemplated by this clause
(i)), (ii) to the extent not covered by clause (i) above, any payments of principal (including Principal Prepayments) and interest (including Post-ARD
Additional Interest), Insurance Proceeds, Condemnation Proceeds and Liquidation
Proceeds Received by the Trust with respect to any Pooled Mortgage Loan or REO
Property after the end of the related Collection Period, (iii) any Prepayment
Premiums and/or Yield Maintenance Charges Received by the Trust with respect to any Pooled Mortgage Loan or successor REO Pooled Mortgage Loan with respect thereto after the end of the related Collection Period, (iv) any Excess
Liquidation Proceeds, (v) any amounts payable or reimbursable to any Person from such Collection Account pursuant to clauses (ii) through (xxi) of Section
3.05(a), and (vi) any amounts deposited in such Collection Account in error;
provided that the Master Servicer Remittance Amount with respect to each Master
Servicer for the Master Servicer Remittance Date that occurs in the same calendar month as the anticipated Final Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii), (b)(iii) and (b)(iv) of this definition and provided, further, however, that the foregoing provisions of this definition shall be construed in a manner that is consistent with Section
3.02(d).

          "Master Servicer Remittance Date": The Business Day immediately preceding each Distribution Date.

          "Master Servicing Fee": With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the fee designated as such and payable to the applicable Master Servicer pursuant to Section 3.11(a). The
Master Servicing Fee for each Serviced Mortgage Loan includes the monthly fees payable to any applicable primary servicer or subservicer engaged by the applicable Master Servicer and such Master Servicer shall pay such fees to such primary servicer or subservicer in accordance with the terms of the applicable
Primary Servicing Agreement or Subservicing Agreement.

          "Master Servicing Fee Rate": With respect to (i) each Pooled Mortgage
Loan (other than the Non-Trust-Serviced Mortgage Loan) and any successor REO
Pooled Mortgage Loan with respect thereto, a rate per annum equal to (a) the rate per annum specified as the "Administrative Fee Rate" on the Pooled Mortgage
Loan Schedule, minus (b) the sum of (x) the Servicer Report Administrator Fee
Rate, (y) the Trustee Fee Rate and (z) the Certificate Administrator Fee Rate;
(ii) the Non-Trust Serviced Pooled Mortgage Loan, a rate per annum equal to two basis points (0.0200%) on an Actual/360 Basis; (iii) the Mansfield Village
Square Non-Pooled Subordinate Loan, a rate per annum equal to [zero] basis points ([0.0000]%); (iv) the Sheldon Palms Apartments Non-Pooled Subordinate
Loan, a rate per annum equal to [zero] basis points [0.0000]%);and (v) the
Savannah Apartmets Non-Pooled Subordinate loan, a rate per annum equal to [zero]
basis points ([0.0000]%). The parties acknowledge that the Master Servicing Fee
Rate for each Serviced Mortgage Loan includes the rate at which applicable primary and sub-servicing fees accrue; therefore, if the Master Servicing Fee
Rate is zero, there is no primary or subservicing fee that may be paid on such mortgage loan.

          "Material Breach": With respect to any Pooled Mortgage Loan, any
Breach that materially and adversely affects the interests of the
Certificateholders, or any of them, with respect to the affected Pooled Mortgage
Loan, including but not limited to a material and adverse effect on any of the distributions payable with respect to any of the Certificates or on the value of such Certificates.

          "Material Document Defect": With respect to any Pooled Mortgage Loan, any Document Defect that materially and adversely affects the interests of the
Certificateholders, or any of them, with respect to the affected Pooled Mortgage
Loan, including but not limited to a material and adverse effect on any of the distributions payable with respect to any of the Certificates or on the value of such Certificates. Notwithstanding the foregoing, the absence of a Specially

                                      -35-

Designated Mortgage Loan Document following the date on which such Specially
Designated Mortgage Loan Document is required to be delivered to the Trustee as described in Section 2.01(d) shall also constitute a Material Document Defect.

          "MERS": Mortgage Electronic Registration Systems, Inc.

          "Modified Mortgage Loan": Any Pooled Mortgage Loan as to which any
Servicing Transfer Event has occurred and which has been modified by the applicable Special Servicer pursuant to Section 3.20 in a manner that:

               (a) materially affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing
     Monthly Payments current with respect to such Pooled Mortgage Loan);

               (b) except as expressly contemplated by the related Mortgage Loan
     Documents, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal
     Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an
     Appraisal delivered to the applicable Special Servicer (at the expense of the related Borrower and upon which such Special Servicer may conclusively rely); or

               (c) in the reasonable judgment of the Special Servicer, otherwise materially impairs the security for such Pooled Mortgage Loan or materially reduces the likelihood of timely payment of amounts due thereon.

          "Monthly Payment": With respect to any Mortgage Loan, as of any Due
Date, the scheduled monthly debt service payment (or, in the case of an ARD
Mortgage Loan after its Anticipated Repayment Date, the minimum monthly debt service payment required to be paid on a current basis) on such Mortgage Loan that is actually payable by the related Borrower from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related
Borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the applicable Master Servicer or the applicable Special
Servicer pursuant to Section 3.20 (or, in the case of a Non-Trust-Serviced
Pooled Mortgage Loan, by the related Non-Trust Master Servicer or the related
Non-Trust Special Servicer pursuant to the relevant Non-Trust Servicing
Agreement)), including any Balloon Payment payable in respect of such Mortgage
Loan on such Due Date; provided that the Monthly Payment due in respect of any
Mortgage Loan shall not include Default Interest; and provided, further, that the Monthly Payment due in respect of any ARD Mortgage Loan after its
Anticipated Repayment Date shall not include Additional Interest.

          "Mortgage": With respect to any Mortgage Loan, separately and collectively, as the context may require, each mortgage, deed of trust, deed to secure debt or similar document that secures the related Mortgage Note and creates a lien on the related Mortgaged Property.

          "Mortgage File": With respect to any Pooled Mortgage Loan, the following documents collectively:

               (i) the original executed Mortgage Note, endorsed (either on the face thereof or pursuant to a separate allonge) "Pay to the order of
     LaSalle Bank National Association, as Trustee for the registered holders of
     Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage
     Pass-Through Certificates, 2006-PWR13, without recourse, representation or warranty" or in blank, and further showing a complete, unbroken chain of endorsement from the originator; or alternatively, if the original executed
     Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note;

               (ii) an original or a copy of the Mortgage, together with
     originals or copies of any and all intervening assignments thereof prior to the assignment to the Trustee, in each case (unless the particular item has been delivered to but not returned from the applicable recording office)
     with evidence of recording indicated

                                      -36-

     thereon; provided that if the original (or, in the case of a
     Non-Trust-Serviced Pooled Mortgage Loan, a copy) of the Mortgage cannot be delivered with evidence of recording thereon on or prior to the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation, or because the public recording office retains the original or because such original Mortgage has been lost, there shall be delivered to the Trustee or a Custodian on its behalf a true and correct copy of such
     Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Pooled
     Mortgage Loan Seller or a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original Mortgage that has been lost after recordation or retained by the appropriate public recording office, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

               (iii) the original or a copy of any related Assignment of Leases
     (if any such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage
     Loan to the most recent assignee of record thereof prior to the Trustee
     (which, in the case of each related Mortgage that has been recorded in the name of MERS or its designee (each such Mortgage a "Designated MERS
     Mortgage"), may be MERS), if any, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording thereon;

               (iv) except in the case of a Non-Trust-Serviced Pooled Mortgage
     Loan, an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the
     Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of "LaSalle Bank National
     Association, in its capacity as Trustee for the registered holders of Bear
     Stearns Commercial Mortgage Securities Inc., Commercial Mortgage
     Pass-Through Certificates, Series 2006-PWR13" or, in the case of any Pooled
     Mortgage Loan included in a Serviced Mortgage Loan Group, in favor of
     "LaSalle Bank National Association, in its capacity as Trustee for the registered holders of Bear Stearns Commercial Mortgage Securities Inc.,
     Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13, and in
     its capacity as lead lender on behalf of ['the Non-Pooled Mortgage Loan
     Noteholder(s) secured by the [insert name of mortgaged property]" (or, in each case, a copy thereof, certified to be the copy of such assignment submitted for recording); provided, however, that, if the related Mortgage is a Designated MERS Mortgage, no assignment of Mortgage or any related
     Assignment of Leases in favor of the Trustee will be required to be prepared or delivered and instead, the related Pooled Mortgage Loan Seller shall take all actions as are necessary to cause the Trustee to be shown as, and the Trustee shall take all actions necessary to confirm (and shall place into the Mortgage File such confirmation in writing from MERS) that it is shown as, the sole owner of the related Mortgage and any related
     Assignment of Leases on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by
     MERS; provided, further, in the event that MERS is unable to foreclose on any Mortgaged Property or to take any action as authorized in the related
     Mortgage, the Master Servicer or the Special Servicer, as applicable, shall use its commercially reasonable efforts to take action as it may deem in reasonable judgment exercised in accordance with the Servicing Standard to cause such assignments as are necessary to effectuate a transfer of the relevant documents from MERS to the Trustee on behalf of the Trust
     (provided that the Master Servicer or the Special Servicer, as the case may be, shall take no such action if such action shall (x) cause either the
     Master Servicer or the Special Servicer, as the case may be, to violate the
     Servicing Standard, (y) expose the Master Servicer or the Special Servicer, as the case may be, or their officers, directors, employees or agents to any claim, suit or liability outside the scope of ordinary creditor's rights litigation (for which the Master Servicer and Special Servicer are indemnified hereunder), or (z) expand materially the scope of the Master
     Servicer's or the Special Servicer's responsibilities under this
     Agreement), and the Trustee shall take all actions as are necessary to confirm that the Trustee on behalf of the Trust is the owner of the related
     Mortgage;

                                      -37-

               (v) an original or a copy of any related Security Agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee (which, in the case of a Designated MERS Mortgage, may be MERS), if any;

               (vi) except in the case of a Non-Trust-Serviced Pooled Mortgage
     Loan, an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the originator, in favor of "LaSalle Bank National Association, in its capacity as Trustee for the registered holders of Bear Stearns Commercial Mortgage
     Securities Inc., Commercial Mortgage Pass-Through Certificates, Series
     2006-PWR13" (or, in the case of any Pooled Mortgage Loan included in a
     Serviced Mortgage Loan Group, in favor of "LaSalle Bank National
     Association, in its capacity as Trustee for the registered holders of Bear
     Stearns Commercial Mortgage Securities Inc., Commercial Mortgage
     Pass-Through Certificates, Series 2006-PWR13, and in its capacity as lead lender on behalf of ['the Non-Pooled Mortgage Loan Noteholder(s) secured by the [insert name of mortgaged property]", which assignment may (in any case) be included as part of the corresponding assignment of Mortgage referred to in clause (iv) above; provided, however, that, if the related
     Mortgage is a Designated MERS Mortgage, no assignment of a related Security
     Agreement in favor of the Trustee will be required to be prepared or delivered and instead, the related Pooled Mortgage Loan Seller shall take all actions as are necessary to cause the Trustee to be shown as, and the
     Trustee shall take all actions necessary to confirm (and shall place into the Mortgage File such confirmation in writing from MERS) that it is shown as, the sole owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

               (vii) originals or copies of any assumption, modification, written assurance, consolidation, extension and substitution agreements, if any, with evidence of recording thereon if the applicable document or instrument being modified or assumed, was recorded (unless the particular item has not been returned from the applicable recording office), in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been materially modified or the Mortgage
     Loan has been assumed;

               (viii) the original or a copy of the policy or certificate of lender's title insurance issued in connection with such Mortgage Loan (or, if the policy has not yet been issued, an original or copy of a written commitment "marked-up" at the closing of such Mortgage Loan, interim binder or the pro forma title insurance policy, in each case evidencing a binding commitment to issue such policy);

               (ix) (A) filed copies (with evidence of filing) of any prior effective UCC Financing Statements in favor of the originator of such
     Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the related Pooled Mortgage Loan Seller had possession of such
     UCC Financing Statements prior to the Closing Date) and (B) except in the case of a Non-Trust-Serviced Pooled Mortgage Loan, an original assignment thereof, in form suitable for filing, in favor of "LaSalle Bank National
     Association, in its capacity as Trustee for the registered holders of Bear
     Stearns Commercial Mortgage Securities Inc., Commercial Mortgage
     Pass-Through Certificates, 2006-PWR13" or, in the case of any Pooled
     Mortgage Loan included in a Serviced Mortgage Loan Group, in favor of
     "LaSalle Bank National Association, in its capacity as Trustee for the registered holders of Bear Stearns Commercial Mortgage Securities Inc.,
     Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13, and in
     its capacity as lead lender on behalf of the Non-Pooled Mortgage Loan
     Noteholder(s) secured by the [insert name of mortgaged property]";
     provided, however, that if the related Mortgage is a Designated MERS
     Mortgage, no UCC Financing Statement in favor of the Trustee will be required to be prepared or delivered and instead, the related Pooled
     Mortgage Loan Seller shall take all actions as are necessary to cause the
     Trustee to be shown as, and the Trustee shall take all actions necessary to confirm (and shall place into the Mortgage File such confirmation in writing from MERS) that it is shown as, for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by
     MERS, the sole owner of any related UCC Financing Statements on record with the applicable filing office;

                                      -38-

               (x) if a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the Ground Lease relating to such Mortgage Loan, together with a notice to the related ground lessor of the transfer of the Mortgage Loan to the Trust or the Trustee on its behalf;

               (xi) except in the case of a Non-Trust-Serviced Pooled Mortgage
     Loan, any original documents not otherwise described in the preceding clauses of this definition relating to, evidencing or constituting
     Additional Collateral (except that, in the case of such documents, if any, that are in the form of a Letter of Credit, either (x) the "Mortgage File"
     shall initially contain the original of such Letter of Credit (and a copy of such Letter of Credit shall initially be delivered to the applicable
     Master Servicer) and, thereafter, such original shall be delivered to the applicable Master Servicer (with a copy of such Letter of Credit to be maintained by the Trustee) with reasonable promptness following request in connection with the applicable Master Servicer's performance of its duties hereunder, or (y) the "Mortgage File" shall initially contain a copy of such Letter of Credit and the original of such Letter of Credit shall initially be delivered to the applicable Master Servicer (or a Primary
     Servicer on its behalf) and, thereafter, such original shall be maintained by such Master Servicer (or a Primary Servicer on its behalf)) and, if applicable, the originals or copies of any intervening assignments thereof;

               (xii) an original or a copy of the loan agreement, if any, related to such Mortgage Loan;

               (xiii) an original or a copy of the related guaranty of payment under such Mortgage Loan, if any;

               (xiv) an original or a copy of the lock-box agreement or cash management agreement relating to such Mortgage Loan, if any;

               (xv) an original or a copy of the environmental indemnity from the related Borrower or other party, if any;

               (xvi) an original or a copy of any intercreditor agreement or similar agreement relating to such Mortgage Loan (including, in the case of each Pooled Mortgage Loan that is included in a Mortgage Loan Group, the related Mortgage Loan Group Intercreditor Agreement);

               (xvii) an original or a copy of any management agreement with respect to the related Mortgaged Property if the manager thereunder is not an Affiliate of the Borrower and the initial Stated Principal Balance of such Mortgage Loan is greater than $20,000,000;

               (xviii) an original or a copy of any master operating lease with respect to the related Mortgaged Property;

               (xix) an original or a copy of any related Environmental
     Insurance Policy;

               (xx) if the related Mortgaged Property is a hospitality property that is subject to a franchise or similar arrangement, (a) an original or a copy of any franchise or similar agreement and (b) either (i) a signed copy of the comfort letter delivered by the franchisor or similar person for the benefit of the holder of the Mortgage Loan in connection with the Pooled
     Mortgage Loan Seller's origination or acquisition of the Mortgage Loan, together with such instrument(s) of notice or transfer (if any) as are necessary to transfer or assign to the Trust or the Trustee the benefits of such comfort letter, or (ii) a copy of the comfort letter delivered by the franchisor or similar person for the benefit of the holder of the Mortgage
     Loan in connection with such origination or acquisition of the Mortgage
     Loan, together with a signed copy or a fax copy of a new comfort letter (in substantially the same form and substance as the comfort letter delivered in connection with such origination or acquisition) by the franchisor or similar person for the benefit of the Trust or the Trustee (and, if a fax copy of a

                                      -39-

     new comfort letter is delivered, then the original copy shall be included in the "Mortgage File" promptly following receipt thereof by the related
     Pooled Mortgage Loan Seller); and

               (xxi) a checklist (a "Mortgage File Checklist") of the applicable documents described above and delivered in connection with the origination of such Mortgage Loan (which checklist may be in a reasonable form selected by the related Pooled Mortgage Loan Seller);

provided, however, that (A) whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or by a Custodian on its behalf, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Trustee or a Custodian on its behalf for documents described in clauses (vi), (vii) and (ix) through (xx) of this definition, shall be deemed to include such documents only to the extent the Trustee or a
Custodian on its behalf has actual knowledge of their existence (and the Trustee or such Custodian, as the case may be, shall be deemed to have actual knowledge of the existence of any document listed on the related Mortgage File Checklist);
(B) the "Mortgage File" for each Pooled Mortgage Loan that is included in a
Serviced Mortgage Loan Group shall include a photocopy of the executed Mortgage
Note for each Serviced Non-Pooled Mortgage Loan that is included in such
Serviced Mortgage Loan Group; (C) all the documents in the "Mortgage File" for each Pooled Mortgage Loan included in a Serviced Mortgage Loan Group (other than the Mortgage Note for such Pooled Mortgage Loan and any allonges thereto) shall be deemed to be contained in the "Mortgage File" for each Serviced Non-Pooled
Mortgage Loan that is included in such Serviced Mortgage Loan Group (without additional copies) and references herein to the "Mortgage File" for each such
Serviced Non-Pooled Mortgage Loan shall be construed in accordance with this statement; and (D) the "Mortgage File" for a Non-Trust-Serviced Pooled Mortgage
Loan shall also include a copy of the related Non-Trust Servicing Agreement in effect as of the Closing Date and photocopies of all transfer documents comparable to those documents described in clauses (iv), (vi) and (ix)(B) of this definition (originals of which were delivered to the applicable trustee under the related Non-Trust Servicing Agreement).

          "Mortgage File Checklist": As defined in clause (xxi) of the definition of "Mortgage File".

          "Mortgage Loan": Any Pooled Mortgage Loan or Non-Pooled Mortgage Loan.
As used herein, the term "Mortgage Loan" includes the related Mortgage Loan
Documents.

          "Mortgage Loan Documents": With respect to any Mortgage Loan, the documents included or required to be included, as the context may require, in the related Mortgage File and Servicing File.

          "Mortgage Loan Group": Each of the RLJ Hotel Portfolio Loan Group, the
Mansfield Village Square Loan Group, the Sheldon Palms Apartments Loan Group and
the Savannah Apartments Loan Group, as applicable.

          "Mortgage Loan Group Intercreditor Agreement": Each of the RLJ Hotel
Portfolio Intercreditor Agreement, the Mansfield Village Square Intercreditor
Agreement, the Sheldon Palms Apartments Intercreditor Agreement and the Savannah
Apartments Intercreditor Agreement, as applicable.

          "Mortgage Note": The original executed promissory note evidencing the indebtedness of a Borrower under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

          "Mortgage Pool": All of the Pooled Mortgage Loans and any successor
REO Pooled Mortgage Loans, collectively, as of any particular date of determination.

          "Mortgage Rate": With respect to each Mortgage Loan (and any successor
REO Mortgage Loan with respect thereto), the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage
Loan from time to time in accordance with the related Mortgage Note and applicable law, as such rate may be modified in accordance with Section 3.20
(or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, by the relevant
Non-Trust Master Servicer or the relevant Non-Trust Special Servicer in accordance with the applicable Non-Trust

                                      -40-

Servicing Agreement) or in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower. In the case of each ARD Mortgage
Loan, the related Mortgage Rate shall increase in accordance with the related
Mortgage Note if the particular loan is not paid in full by its Anticipated
Repayment Date. Notwithstanding any contrary provision of the foregoing, in the case of each Closing Date Deposit Mortgage Loan, the "Mortgage Rate" for the
month in which the Closing Date occurs shall be deemed to be equal to the
Mortgage Rate that is scheduled to be in effect on the first day of the first calendar month that follows the Closing Date (and such Mortgage Rate that is scheduled to be in effect on the first day of the first calendar month that follows the Closing Date shall be set forth on the Pooled Mortgage Loan Schedule as if it were the applicable rate that is in effect on the Closing Date).

          "Mortgaged Property": Individually and collectively, as the context may require, each real property (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a
Mortgage Loan. With respect to any Cross-Collateralized Mortgage Loan, if and when the context may require, "Mortgaged Property" shall mean, collectively, all the mortgaged real properties (together with all improvements and fixtures thereon) securing the relevant Cross-Collateralized Group.

          "Mortgagee": The holder of legal title to any Mortgage Loan, together with any third parties through which such holder takes actions with respect to such Mortgage Loan.

          "Nationwide": Nationwide Life Insurance Company, or its successor in interest.

          "Nationwide Pooled Mortgage Loan": Any Pooled Mortgage Loan that is either an Original Nationwide Pooled Mortgage Loan or a Replacement Pooled
Mortgage Loan that was delivered under the Nationwide Pooled Mortgage Loan
Purchase Agreement in substitution for an Original Nationwide Pooled Mortgage
Loan.

          "Nationwide Pooled Mortgage Loan Purchase Agreement": That certain
Pooled Mortgage Loan Purchase Agreement dated as of September 13, 2006, between
Nationwide as seller and the Depositor as purchaser.

          "Nationwide Primary Servicing Agreement": That certain primary servicing agreement dated as of September 1, 2006, between WFB, as the applicable Master Servicer for the Nationwide Pooled Mortgage Loans, and
Nationwide, as primary servicer, relating to the primary servicing and administration of the Nationwide Pooled Mortgage Loans.

          "Net Aggregate Prepayment Interest Shortfall": With respect to any
Distribution Date, the amount, if any, by which (a) the aggregate of all
Prepayment Interest Shortfalls incurred in connection with the receipt of
Principal Prepayments (and prepayment resulting from the receipt of Insurance
Proceeds or Condemnation Proceeds) on the Pooled Mortgage Loans during the related Collection Period, exceeds (b) the aggregate amount of the Compensating
Interest Payments remitted by the Master Servicers pursuant to Section 3.19(c)
on the Master Servicer Remittance Date related to such Distribution Date.

          "Net Cash Flow": With respect to any Mortgaged Property, the total operating revenues derived from such Mortgaged Property, minus the total fixed and variable operating expenses, capital expenditures such as reserves, tenant improvements and leasing commissions, incurred in respect of such Mortgaged
Property (subject to adjustments for, among other things, (i) non-cash items such as depreciation and amortization, and (ii) debt service on loans secured by the Mortgaged Property).

          "Net Default Charges": With respect to any Pooled Mortgage Loan or successor REO Pooled Mortgage Loan, the Default Charges referred to in clause third of Section 3.26(a), which are payable to the applicable Master Servicer as
Additional Master Servicing Compensation or the applicable Special Servicer as
Additional Special Servicing Compensation.

          "Net Investment Earnings": With respect to any Investment Account for any Collection Period, the amount, if any, by which the aggregate of all interest and other income realized during such Collection Period on funds

                                      -41-

held in such Investment Account (exclusive, in the case of a Servicing Account, a Reserve Account or the Defeasance Deposit Account, of any portion of such interest or other income payable to a Borrower in accordance with the related
Mortgage Loan Documents and applicable law), exceeds the aggregate of all losses and costs, if any, incurred during such Collection Period in connection with the investment of such funds in accordance with Section 3.06 (exclusive, in the case of a Servicing Account, a Reserve Account or the Defeasance Deposit Account, of
any portion of such losses that were incurred in connection with investments made for the benefit of a Borrower).

          "Net Investment Loss": With respect to any Investment Account for any
Collection Period, the amount by which the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of funds held in such Investment Account for the benefit of a Master Servicer, a
Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 (exclusive, in the case of a Servicing Account, a Reserve
Account or the Defeasance Deposit Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Borrower, and other than losses of what would otherwise have constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such Collection Period in connection with the investment of such funds for the benefit of such Master Servicer, such Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06;
provided that, in the case of any Investment Account and any particular investment of funds in such Investment Account, Net Investment Loss shall not include any loss with respect to such investment which is incurred solely as a result of the insolvency of the federal or state chartered depositary institution or trust company at which such Investment Account is maintained, so long as such depositary institution or trust company (a) satisfied the qualifications set forth in the definition of "Eligible Account" both at the time such investment was made and as of a date not more than 30 days prior to the date of such loss and (b) is not the same Person as the Person that made the relevant investment.

          "Net Liquidation Proceeds": The excess, if any, of all Liquidation
Proceeds Received by the Trust with respect to any particular Specially Serviced
Mortgage Loan or Administered REO Property, over the amount of all Liquidation
Expenses incurred with respect thereto and all related Servicing Advances reimbursable therefrom.

          "Net Mortgage Rate": With respect to (i) any Pooled Mortgage Loan (or any successor REO Pooled Mortgage Loan with respect thereto), the rate per annum equal to (a) the related Mortgage Rate minus (b) the related Administrative Fee
Rate and, in the case of an ARD Mortgage Loan after its Anticipated Repayment
Date, the related Post-ARD Additional Interest Rate, and (ii) the Serviced
Non-Pooled Mortgage Loans (or any successor REO Mortgage Loan with respect thereto), the rate per annum equal to (a) the related Mortgage Rate minus (b)
the related Master Servicing Fee Rate.

          "New Lease": Any lease of an Administered REO Property entered into at the direction of the Special Servicer, including any lease renewed, modified or extended on behalf of the Trustee if the Special Servicer has the power to renegotiate the terms of such lease.

          "Non-Pooled Mortgage Loan": Any mortgage loans (if any), other than a
Pooled Mortgage Loan, that is part of a split loan structure that includes a
Pooled Mortgage Loan as identified in the Preliminary Statement hereto (whether or not such split loan structure is principally serviced and administered under this Agreement). Only the RLJ Hotel Portfolio Non-Pooled Pari Passu Companion
Loans, the Mansfield Village Square Non-Pooled Subordinate Loan, the Sheldon
Palms Apartments Non-Pooled Subordinate Loan and the Savannah Apartments
Non-Pooled Subordinate Loan constitute Non-Pooled Mortgage Loans under this
Agreement.

          "Non-Pooled Noteholder": The holder of any Non-Pooled Mortgage Loan.

          "Non-Pooled Pari Passu Companion Loan": Any Non-Pooled Mortgage Loan
that is secured by the same Mortgage encumbering the same Mortgaged Property as the one encumbering a Pooled Mortgage Loan and is pari passu in right of payment with such Pooled Mortgage Loan. The Non-Pooled Pari Passu Companion Loans are
not "Pooled Mortgage Loans" or part of the Trust Fund, any REMIC Pool or either
Grantor Trust Pool. For the avoidance of doubt,

                                      -42-

only the RLJ Hotel Portfolio Non-Pooled Pari Passu Companion Loans constitute
Non-Pooled Pari Passu Companion Loans under this Agreement.

          "Non-Pooled Pari Passu Companion Loan Securities": For so long as any
Serviced Non-Pooled Pari Passu Companion Loan is serviced and administered under this Agreement, any class of securities backed by such Non-Pooled Pari Passu
Companion Loan.

          "Non-Pooled Subordinate Loan": Any of the Mansfield Village Square
Non-Pooled Subordinate Loan, the Sheldon Palms Apartments Non-Pooled Subordinate
Loan or the Savannah Apartments Non-Pooled Subordinate Loan, as applicable. The
Non-Pooled Subordinate Loans are not "Pooled Mortgage Loans" or part of the
Trust Fund, any REMIC Pool or either Grantor Trust Pool.

          "Non-Pooled Subordinate Noteholder: Any of the Mansfield Village
Square Non-Pooled Subordinate Noteholder, the Sheldon Palms Apartments
Non-Pooled Subordinate Noteholder or the Savannah Apartments Non-Pooled
Subordinate Noteholder, as applicable.

          "Nonrecoverable Advance": Any Nonrecoverable P&I Advance (including any Unliquidated Advance that constitutes a Nonrecoverable P&I Advance) or
Nonrecoverable Servicing Advance (including any Unliquidated Advance that constitutes a Nonrecoverable Servicing Advance).

          "Nonrecoverable P&I Advance": As evidenced by the Officer's
Certificate and supporting documentation contemplated by Section 4.03(c), any
P&I Advance, or any Unliquidated Advance in respect of a prior P&I Advance, previously made and any P&I Advance contemplated to be made in respect of any
Pooled Mortgage Loan or related successor REO Pooled Mortgage Loan that, as determined by the applicable Master Servicer or, if applicable, by the Trustee, or by the applicable Special Servicer pursuant to the second paragraph of
Section 4.03(c), in its reasonable, good faith judgment, will not be ultimately recoverable, or in fact was not ultimately recovered, from late payments,
Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds
or any other recovery on or in respect of such Mortgage Loan or the related REO
Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors). In the case of a Cross-Collateralized Mortgage
Loan, such recoverability determination shall take into account the cross-collateralization of the related Cross-Collateralized Group. In connection with each Pooled Mortgage Loan that is part of a Mortgage Loan Group that includes a Serviced Non-Pooled Pari Passu Companion Loan, if the applicable
Master Servicer receives a written notice described in clause (i) of the third paragraph of Section 4.03(c) to the effect that the master servicer or other comparable party responsible for debt service advances with respect to such
Serviced Non-Pooled Pari Passu Companion Loan under the related pooling and servicing agreement (pursuant to which securities were issued that are rated by at least one national statistical rating organization) has determined, pursuant to such agreement, that any debt service advance made or to be made with respect to such Serviced Non-Pooled Pari Passu Companion Loan (or any successor REO mortgage loan with respect thereto) would not ultimately be recoverable out of collections on such Mortgage Loan (or such REO mortgage loan), then, for purposes of any prospective P&I Advance on the related Pooled Mortgage Loan (or any successor REO Mortgage Loan) under this Agreement, the applicable Master
Servicer (or the Trustee, or Special Servicer, as applicable) shall be entitled to rely on such determination, notwithstanding the absence of any determination
(as otherwise contemplated above and by Section 4.03(c)) by any party hereto that any prior P&I Advance or any prospective P&I Advance on such Pooled
Mortgage Loan constitutes a Nonrecoverable Advance. Notwithstanding the preceding sentence, each party to this Agreement with the discretion to determine that a P&I Advance constitutes a Nonrecoverable Advance (as otherwise contemplated above and by Section 4.03(c)) shall continue to have such discretion.

          "Nonrecoverable Servicing Advance": As evidenced by the Officer's
Certificate and supporting documentation contemplated by Section 3.11(h), any
Servicing Advance, or any Unliquidated Advance in respect of a prior Servicing
Advance, previously made, and any Servicing Advance proposed to be made, in respect of any Mortgage Loan or REO Property that, as determined by the applicable Master Servicer, the applicable Special Servicer or, if applicable or the Trustee, in its reasonable, good faith judgment, will not be ultimately recoverable, or in fact was not ultimately recovered, from late payments,
Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation

                                      -43-

Proceeds or any other recovery on or in respect of such Mortgage Loan or such
REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors). In the case of a Cross-Collateralized
Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related Cross-Collateralized Group.

          "Non-Registered Certificate": Any Certificate that has not been subject to registration under the Securities Act. As of the Closing Date, the
Class X-1. Class X-2, Class B, Class C, Class D, Class E, Class F, Class G,
Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class R
and Class V Certificates are Non-Registered Certificates.

          "Non-Trust Master Servicer": With respect to the Non-Trust-Serviced
Pooled Mortgage Loan, the master servicer under the Non-Trust Servicing
Agreement. Only the WCMSI 2006-C27 Master Servicer constitutes a Non-Trust
Master Servicer.

          "Non-Trust-Serviced Mortgage Loan Group": Any group of mortgage loans that is primarily serviced and administered under the pooling and servicing agreement for another commercial mortgage securitization trust. Only the RLJ
Hotel Portfolio Loan Group constitutes a Non-Trust-Serviced Mortgage Loan Group under this Agreement.

          "Non-Trust-Serviced Pooled Mortgage Loan": Any Pooled Mortgage Loan
that is part of a Non-Trust-Serviced Mortgage Loan Group. Only the RLJ Hotel
Portfolio Pooled Mortgage Loan constitutes a Non-Trust-Serviced Pooled Mortgage
Loan.

          "Non-Trust-Servicing Agreement": With respect to the
Non-Trust-Serviced Pooled Mortgage Loan and the Non-Trust-Serviced Mortgage Loan
Group of which it is a part, the separate agreement pursuant to which the
Non-Trust-Serviced Pooled Mortgage Loan and the related Non-Pooled Pari Passu
Companion Loan are (or, if applicable, any related REO Property is) to be principally serviced and administered. Only the WCMSI 2006-C27 Pooling and
Servicing Agreement constitutes a Non-Trust Servicing Agreement.

          "Non-Trust Special Servicer": With respect to the Non Trust Serviced
Pooled Mortgage Loan, the special servicer under the Non Trust Servicing
Agreement. Only the WCMSI 2006-C27 Special Servicer constitutes a Non-Trust
Special Servicer.

          "Non-United States Tax Person": Any Person other than a United States
Tax Person.

          "Officer's Certificate": A certificate signed by a Servicing Officer of a Master Servicer or Special Servicer or a Responsible Officer of the
Certificate Administrator or the Trustee, as the case may be, or, with respect to any other Person, a certificate signed by any of the Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President, Director or
Managing Director, an Assistant Vice President or any other authorized officer
(however denominated) or another officer customarily performing functions similar to those performed by any of the above designated officers or, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

          "Opinion of Counsel": A written opinion of counsel (who must, in the case of any such opinion relating to the taxation of the Trust Fund or any portion thereof, the status of any REMIC Pool as a REMIC, the status of any
Grantor Trust Pool as a Grantor Trust for taxation purposes or a resignation under Section 6.04, be Independent counsel, but who otherwise may be salaried counsel for the Depositor, the Certificate Administrator, the Trustee, the Tax
Administrator, either Master Servicer or any Special Servicer), which written opinion is acceptable and delivered to the addressee(s) thereof and which opinion of counsel, except as provided herein, shall not be at the expense of the Certificate Administrator, the Trustee or the Trust Fund.

          "Option Period": As defined in Section 3.18(c).

                                      -44-

          "Option Price": As defined in Section 3.18(c).

          "Original BSCMI Pooled Mortgage Loans": The mortgage loans initially identified on the schedule attached hereto as Schedule I-B.

          "Original Nationwide Pooled Mortgage Loans": The mortgage loans initially identified on the schedule attached hereto as Schedule I-F.

          "Original PCF Pooled Mortgage Loans": The mortgage loans initially identified on the schedule attached hereto as Schedule I-D.

          "Original PCFII Pooled Mortgage Loans": The mortgage loans initially identified on the schedule attached hereto as Schedule I-E.

          "Original PMCF Pooled Mortgage Loans": The mortgage loans initially identified on the schedule attached hereto as Schedule I-A.

          "Original Pooled Mortgage Loans": The mortgage loans initially identified on the schedules attached hereto as Schedule I-A, Schedule I-B,
Schedule I-C, Schedule I-D, Schedule I-E and Schedule I-F.

          "Original WFB Pooled Mortgage Loans": The mortgage loans initially identified on the schedule attached hereto as Schedule I-C.

          "Other Crossed Loans": As defined in Section 2.03(b).

          "Other Securitization": As defined in Section 11.03.

          "OTS": The Office of Thrift Supervision or any successor thereto.

          "Ownership Interest": In the case of any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

          "P&I Advance": With respect to any Pooled Mortgage Loan or REO Pooled
Mortgage Loan (including a Non-Trust-Serviced Pooled Mortgage Loan or any successor REO Pooled Mortgage Loan thereto), any advance made by the applicable
Master Servicer or the Trustee pursuant to Section 4.03.

          "P&I Advance Date": The Business Day preceding each Distribution Date.

          "PAR": Prudential Asset Resources, Inc. or its successor in interest.

          "Pass-Through Rate": The per annum rate at which interest accrues in respect of any Class of REMIC III Certificates during any Interest Accrual
Period, as set forth in or otherwise calculated in accordance with Section
2.16(f).

          "Past Grace Period Loan": With respect to any Monthly Payment or
Assumed Monthly Payment due and payable, or deemed due and payable, in respect of any particular Pooled Mortgage Loan, the status attributable to that Mortgage
Loan by reason of, if applicable, the fact that such Monthly Payment or Assumed
Monthly Payment remains unpaid past its Due Date and past any applicable grace period for such Monthly Payment or Assumed Monthly Payment.

          "PCAOB": The Public Company Accounting Oversight Board.

          "PCF": Principal Commercial Funding, LLC, or its successor in interest.

                                      -45-

          "PCF Pooled Mortgage Loan": Any Pooled Mortgage Loan that is either an
Original PCF Pooled Mortgage Loan or a Replacement Pooled Mortgage Loan that was delivered under the PCF Pooled Mortgage Loan Purchase Agreement in substitution for an Original PCF Pooled Mortgage Loan.

          "PCF Pooled Mortgage Loan Purchase Agreement": That certain Pooled
Mortgage Loan Purchase Agreement dated as of September 13, 2006, between PCF as seller and the Depositor as purchaser.

          "PCFII": Principal Commercial Funding II, LLC, or its successor in interest.

          "PCFII Change of Control Event": With respect to any PCFII Mortgage
Loan Group, as of any date of determination, (a) (i) the initial unpaid principal balance of the related Non-Pooled Subordinate Loan minus (ii) the sum of (x) any scheduled payments or prepayments of principal allocated to, and received on, the related Non-Pooled Subordinate Loan, (y) any Appraisal
Reduction Amount in effect as of such date of determination and allocable to the related PCFII Non-Pooled Subordinate Loan and (z) any realized losses allocated to the related Non-Pooled Subordinate Loan is less than (b) 25% of the difference between (x) the initial unpaid principal balance of the related
Non-Pooled Subordinate Loan and (y) any scheduled payments or prepayments of principal allocated to, and received on, the related Non-Pooled Subordinate
Loan.

          "PCFII Mortgage Loan Group": One or more of the Mansfield Village
Square Loan Group and the Sheldon Palms Apartments Loan Group, as applicable.

          "PCFII Non-Pooled Subordinate Noteholder": One or more of the
Mansfield Village Square Non-Pooled Subordinate Noteholder and the Sheldon Palms
Apartments Non-Pooled Subordinate Noteholder, as applicable.

          "PCFII Pooled Mortgage Loan": Any Pooled Mortgage Loan that is either an Original PCFII Pooled Mortgage Loan or a Replacement Pooled Mortgage Loan
that was delivered under the PCFII Pooled Mortgage Loan Purchase Agreement in substitution for an Original PCFII Pooled Mortgage Loan.

          "PCFII Pooled Mortgage Loan Purchase Agreement": That certain Pooled
Mortgage Loan Purchase Agreement dated as of September 13, 2006, between PCFII as seller and the Depositor as purchaser.

          "Percentage Interest": With respect to (a) any Interest Only
Certificate or Principal Balance Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the initial Class Principal Balance or initial Class Notional Amount, as the case may be, of the relevant Class as of the Closing Date; and (b) any Class R or Class V Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as specified on the face of such Certificate.

          "Performance Certification": As defined in Section 11.08.

          "Performing Party": As defined in Section 11.14.

          "Performing Serviced Mortgage Loan": Any Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan.

          "Permitted Investments": Any one or more of the following obligations or securities:

          (i)   direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the
                United States;

                                      -46-

          (ii)  repurchase agreements on obligations specified in clause (i) of this definition, provided that the short-term unsecured debt obligations of the party agreeing to repurchase such obligations are at the time of investment rated in the highest short-term debt rating category of: (x) in the case of an investment being made with funds that do not relate in whole or in part to any
                Serviced Non-Pooled Mortgage Loan, each Rating Agency for the
                Rated Certificates (or, in the case of any such Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates rated by such
                Rating Agency, as confirmed in writing to the Trustee by such
                Rating Agency), (y) in the case of an investment being made with funds that relate in whole or in part to any Serviced Non-Pooled
                Mortgage Loan and also relate to one or more Pooled Mortgage
                Loans, each Rating Agency for the Rated Certificates and each applicable Rating Agency for the related Non-Pooled Pari Passu
                Companion Loan Securities (as evidenced by a written
                confirmation to the Trustee from each Rating Agency that such investment would not, in and of itself, result in an Adverse
                Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and also from each applicable Rating
                Agency that such investment would not, in and of itself, result in an Adverse Rating Event with respect to any class of such
                Non-Pooled Pari Passu Companion Loan Securities rated by such applicable Rating Agency), as applicable, or (z) in the case of an investment being made with funds that relate solely to a
                Serviced Non-Pooled Mortgage Loan and do not relate to one or more Pooled Mortgage Loans, each applicable Rating Agency for the related Non-Pooled Pari Passu Companion Loan Securities (or, in the case of any such Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan Securities rated by such applicable Rating Agency as confirmed in writing to the
                Trustee by such Rating Agency), as applicable;

          (iii) federal funds, unsecured uncertificated certificates of deposit, time deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof, provided that the short-term unsecured debt obligations of such bank or trust company are at the time of investment rated in the highest short-term debt rating category of: (x) in the case of an investment being made with funds that do not relate in whole or in part to any Serviced Non-Pooled
                Mortgage Loan, each Rating Agency for the Rated Certificates
                (or, in the case of any such Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any
                Class of Rated Certificates rated by such Rating Agency, as confirmed in writing to the Trustee by such Rating Agency), (y)
                in the case of an investment being made with funds that relate in whole or in part to any Serviced Non-Pooled Mortgage Loan and also relate to one or more Pooled Mortgage Loans, each Rating
                Agency for the Rated Certificates and each applicable Rating
                Agency for the related Non-Pooled Pari Passu Companion Loan
                Securities (as evidenced by a written confirmation to the
                Trustee from each Rating Agency that such investment would not, in and of itself, result in an Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and also from each applicable Rating Agency that such investment would not, in and of itself, result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu
                Companion Loan Securities rated by such applicable Rating
                Agency), as applicable, or (z) in the case of an investment being made with funds that relate solely to a Serviced
                Non-Pooled Mortgage Loan and do not relate to one or more Pooled
                Mortgage Loans, each applicable Rating Agency for the related
                Non-Pooled Pari Passu Companion Loan Securities (or, in the case of any such Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any class of such
                Non-Pooled Pari Passu Companion Loan Securities rated by such applicable Rating Agency as confirmed in writing to the Trustee by such Rating Agency), as applicable;

          (iv)  commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is
                United

                                      -47-

                States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction), provided that such commercial paper is rated in the highest short-term debt rating category of: (x) in the case of an investment being made with funds that do not relate in whole or in part to any Serviced Non-Pooled Mortgage Loan, each
                Rating Agency for the Rated Certificates (or, in the case of any such Rating Agency, such lower rating as will not result in an
                Adverse Rating Event with respect to any Class of Rated
                Certificates rated by such Rating Agency, as confirmed in
                writing to the Trustee by such Rating Agency), (y) in the case of an investment being made with funds that relate in whole or in part to any Serviced Non-Pooled Mortgage Loan and also relate to one or more Pooled Mortgage Loans, each Rating Agency for the
                Rated Certificates and each applicable Rating Agency for the related Non-Pooled Pari Passu Companion Loan Securities (as evidenced by a written confirmation to the Trustee from each
                Rating Agency that such investment would not, in and of itself, result in an Adverse Rating Event with respect to any Class of
                Rated Certificates rated by such Rating Agency and also from each applicable Rating Agency that such investment would not, in and of itself, result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan
                Securities rated by such applicable Rating Agency), as
                applicable, or (z) in the case of an investment being made with funds that relate solely to a Serviced Non-Pooled Mortgage Loan and do not relate to one or more Pooled Mortgage Loans, each applicable Rating Agency for the related Non-Pooled Pari Passu
                Companion Loan Securities (or, in the case of any such Rating
                Agency, such lower rating as will not result in an Adverse
                Rating Event with respect to any class of such Non-Pooled Pari
                Passu Companion Loan Securities rated by such applicable Rating
                Agency as confirmed in writing to the Trustee by such Rating
                Agency), as applicable;

          (v)   units of money market funds (including those managed or advised by the Certificate Administrator or its Affiliates) which
                maintain a constant net asset value, provided that such units of money market funds are rated in the highest applicable rating category of: (x) in the case of an investment being made with funds that do not relate in whole or in part to any Serviced
                Non-Pooled Mortgage Loan, each Rating Agency for the Rated
                Certificates (or, in the case of any such Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating
                Agency, as confirmed in writing to the Trustee by such Rating
                Agency), (y) in the case of an investment being made with funds that relate in whole or in part to any Serviced Non-Pooled
                Mortgage Loan and also relate to one or more Pooled Mortgage
                Loans, each Rating Agency for the Rated Certificates and each applicable Rating Agency for the related Non-Pooled Pari Passu
                Companion Loan Securities (as evidenced by a written
                confirmation to the Trustee from each Rating Agency that such investment would not, in and of itself, result in an Adverse
                Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and also from each applicable Rating
                Agency that such investment would not, in and of itself, result in an Adverse Rating Event with respect to any class of such
                Non-Pooled Pari Passu Companion Loan Securities rated by such applicable Rating Agency), as applicable, or (z) in the case of an investment being made with funds that relate solely to a
                Serviced Non-Pooled Mortgage Loan and do not relate to one or more Pooled Mortgage Loans, each applicable Rating Agency for the related Non-Pooled Pari Passu Companion Loan Securities (or, in the case of any such Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan Securities rated by such applicable Rating Agency as confirmed in writing to the
                Trustee by such Rating Agency), as applicable; or

          (vi)  any other obligation or security that is acceptable to: (x) in the case of an investment being made with funds that do not relate in whole or in part to any Serviced Non-Pooled Mortgage
                Loan, each Rating Agency for the Rated Certificates (or, in the case of any such Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of
                Rated

                                      -48-

                Certificates rated by such Rating Agency, as confirmed in
                writing to the Trustee by such Rating Agency), (y) in the case of an investment being made with funds that relate in whole or in part to any Serviced Non-Pooled Mortgage Loan and also relate to one or more Pooled Mortgage Loans, each Rating Agency for the
                Rated Certificates and each applicable Rating Agency for the related Non-Pooled Pari Passu Companion Loan Securities (as evidenced by a written confirmation to the Trustee from each
                Rating Agency that such investment would not, in and of itself, result in an Adverse Rating Event with respect to any Class of
                Rated Certificates rated by such Rating Agency and also from each applicable Rating Agency that such investment would not, in and of itself, result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan
                Securities rated by such applicable Rating Agency), as
                applicable, or (z) in the case of an investment being made with funds that relate solely to a Serviced Non-Pooled Mortgage Loan and do not relate to one or more Pooled Mortgage Loans, each applicable Rating Agency for the related Non-Pooled Pari Passu
                Companion Loan Securities (or, in the case of any such Rating
                Agency, such lower rating as will not result in an Adverse
                Rating Event with respect to any class of such Non-Pooled Pari
                Passu Companion Loan Securities rated by such applicable Rating
                Agency as confirmed in writing to the Trustee by such Rating
                Agency), as applicable;

provided that each investment described hereunder shall not (A) evidence either the right to receive (1) only interest with respect to such investment or (2) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations, (B) be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity, (C) be sold prior to stated maturity if such sale would result in a loss of principal on the instrument or a tax on "prohibited transactions" under Section 860F of the Code or (D) have an "r" highlighter or other comparable qualifier attached to its rating; and provided, further, that each investment described hereunder must have (X) a predetermined fixed amount of principal due at maturity (that cannot vary or change), (Y) an original maturity of not more than 365 days and a remaining maturity of not more than 30 days and (Z) except in the case of a Permitted Investment described in clause
(v) of this definition, a fixed interest rate or an interest rate that is tied to a single interest rate index plus a single fixed spread and moves proportionately with that index; and provided, further, that each investment described hereunder must be a "cash flow investment" (within the meaning of the
REMIC Provisions).

          "Permitted Transferee": Any Transferee of a Class R Certificate other than (a) a Disqualified Organization, (b) a Disqualified Non-United States Tax
Person, (c) a Disqualified Partnership, (d) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the
United States and any foreign jurisdiction) of a United States Tax Person or (e)
any other Person as to whom, as determined by the Tax Administrator (based upon an Opinion of Counsel, obtained at the request of the Tax Administrator at the expense of such Person or the Person seeking to Transfer a Class R Certificate, supporting such determination), the Transfer of a Class R Certificate may cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

          "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "PGI": Principal Global Investors, LLC, or its successor in interest.

          "PGI Primary Servicing Agreement": That certain primary servicing agreement dated as of September 1, 2006, between WFB, as the applicable Master
Servicer for the PCF Pooled Mortgage Loans and the PCFII Pooled Mortgage Loans,
and Principal Global Investors, LLC, as primary servicer, relating to the primary servicing and administration of the PCF Pooled Mortgage Loans and PCFII
Pooled Mortgage Loans.

          "Phase I Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society for Testing and
Materials, plus a radon and asbestos inspection.

          "Plan": Any of those employee benefit plans and other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which

                                      -49-

such plans, accounts or arrangements are invested, including insurance company general accounts, that are subject to ERISA or Section 4975 of the Code.

          "PMCF": Prudential Mortgage Capital Funding, LLC, or its successor in interest.

          "PMCF Pooled Mortgage Loan": Any Pooled Mortgage Loan that is either an Original PMCF Pooled Mortgage Loan or a Replacement Pooled Mortgage Loan that was delivered under the PMCF Pooled Mortgage Loan Purchase Agreement in substitution for an Original PMCF Pooled Mortgage Loan.

          "PMCF Pooled Mortgage Loan Purchase Agreement": That certain Pooled
Mortgage Loan Purchase Agreement dated as of September 13, 2006, between PMCF as seller and the Depositor as purchaser.

          "Pooled Mortgage Loan": Each of the Original Pooled Mortgage Loans and
Replacement Pooled Mortgage Loans that are from time to time held in the Trust
Fund, including any such mortgage loan that has been wholly or partially defeased. As used herein, the term "Pooled Mortgage Loan" includes the related
Mortgage Loan Documents.

          "Pooled Mortgage Loan Purchase Agreement": Any of the BSCMI Pooled
Mortgage Loan Purchase Agreement, the WFB Pooled Mortgage Loan Purchase
Agreement, the PMCF Pooled Mortgage Loan Purchase Agreement, the PCF Pooled
Mortgage Loan Purchase Agreement, the PCFII Pooled Mortgage Loan Purchase
Agreement and the Nationwide Pooled Mortgage Loan Purchase Agreement.

          "Pooled Mortgage Loan Schedule": Collectively, the five schedules of
Pooled Mortgage Loans attached hereto as Schedule I-A, Schedule I-B, Schedule
I-C, Schedule I-D, Schedule I-E and Schedule I-F, respectively, as any such schedule may be amended from time to time in accordance with this Agreement.
Such schedules shall set forth the following information with respect to each
Pooled Mortgage Loan:

          (i)     the loan number assigned to the Pooled Mortgage Loan on the books and records of the related Pooled Mortgage Loan Seller as of the Closing Date and the identification number assigned to such Pooled Mortgage Loan in the Prospectus Supplement;

          (ii)    the street address (including city, state and zip code) of the related Mortgaged Property;

          (iii)   the (A) original principal balance and (B) Cut-off Date
                  Principal Balance;

          (iv)    the amount of the Monthly Payment due on the first Due Date following the Closing Date (and, if a Pooled Mortgage Loan currently requires only payments of interest but begins to amortize prior to Stated Maturity Date, on the first Due Date after amortization begins);

          (v)     the Mortgage Rate as of the Closing Date and the Interest
                  Accrual Basis;

          (vi)    the Stated Maturity Date and the original and remaining term to Stated Maturity Date (or, in the case of a Pooled Mortgage
                  Loan that is an ARD Mortgage Loan, the Anticipated Repayment
                  Date and the original and remaining term to the Anticipated
                  Repayment Date);

          (vii)   in the case of a Pooled Mortgage Loan that is a Balloon
                  Mortgage Loan or an ARD Mortgage Loan, the original and
                  remaining amortization term;

          (viii)  whether such Pooled Mortgage Loan is a Cross-Collateralized
                  Mortgage Loan and, if so, an identification of the Pooled
                  Mortgage Loans with which such Pooled Mortgage Loan is
                  cross-collateralized;

          (ix)    whether such Pooled Mortgage Loan provides for defeasance and if so, the period during which

                                      -50-

                  defeasance may occur;

          (x)     whether such Pooled Mortgage Loan is secured by a fee simple interest in the related Mortgaged Property; by the Borrower's leasehold interest, and a fee simple interest, in the related
                  Mortgaged Property; or solely by a leasehold interest in the related Mortgaged Property;

          (xi)    the name of the related Pooled Mortgage Loan Seller;

          (xii)   the Administrative Fee Rate;

          (xiii)  the Due Date;

          (xiv)   the number of grace days before such Pooled Mortgage Loan
                  requires a late payment charge in connection with a delinquent
                  Monthly Payment;

          (xv)    whether there exists (and, if so, the amount of) any letter of credit that constitutes Additional Collateral;

          (xvi)   whether repayment of such Pooled Mortgage Loan is guaranteed by a guarantor;

          (xvii)  the initial Master Servicer and the Master Servicing Fee Rate for such Pooled Mortgage Loan; and

          (xviii) the applicable Loan Group to which such Pooled Mortgage Loan belongs.

          "Pooled Mortgage Loan Sellers": Collectively, BSCMI, Nationwide, PCF,
PCFII, PMCF and WFB.

          "Post-ARD Additional Interest": With respect to any ARD Mortgage Loan after its Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Mortgage Loan at the Post-ARD Additional Interest Rate (the
payment of which interest shall, under the terms of such ARD Mortgage Loan, be deferred until the principal balance of such ARD Mortgage Loan and all other interest thereon has been paid in full), together with all interest, if any, accrued at the related Mortgage Rate on such deferred interest.

          "Post-ARD Additional Interest Rate": With respect to any ARD Mortgage
Loan after its Anticipated Repayment Date, the incremental increase in the
Mortgage Rate for such ARD Mortgage Loan resulting from the passage of such
Anticipated Repayment Date.

          "Prepayment Assumption": For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the Pooled
Mortgage Loans, the REMIC I Regular Interests, the REMIC II Regular Interests
and the Certificates for federal income tax purposes, the assumptions that each
Pooled Mortgage Loan that is an ARD Mortgage Loan is paid in its entirety on its
Anticipated Prepayment Date and that no Pooled Mortgage Loan is otherwise voluntarily prepaid prior to its Stated Maturity Date.

          "Prepayment Interest Excess": With respect to any Pooled Mortgage Loan
(including a Non-Trust-Serviced Pooled Mortgage Loan) that was subject to a
Principal Prepayment in full or in part made (or, if resulting from the application of Insurance Proceeds or Condemnation Proceeds, any other early recovery of principal received) after the Due Date for such Pooled Mortgage Loan in any Collection Period, any payment of interest (net of related Master
Servicing Fees (and, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, the rate per annum at which the master or similar servicing and administrative fees payable therefrom under the related Non-Trust Servicing Agreement accrue and are adjusted as set forth in the definition of "Administrative Fee Rate")
and, in any case, further net of any portion of such interest that represents
Default Charges or Post-ARD Additional Interest) actually Received by the Trust and collected from the related Borrower or out of such Insurance Proceeds or
Condemnation Proceeds, as the case may be, and

                                      -51-

intended to cover the period from and after such Due Date to, but not including, the date of prepayment (exclusive, for the avoidance of doubt, of any related
Prepayment Premium or Yield Maintenance Charge that may have been collected).

          "Prepayment Interest Shortfall": With respect to any Pooled Mortgage
Loan (including a Non-Trust-Serviced Pooled Mortgage Loan) that was subject to a
Principal Prepayment in full or in part made (or, if resulting from the application of Insurance Proceeds or Condemnation Proceeds, any other early recovery of principal received) prior to the Due Date for such Pooled Mortgage
Loan in any Collection Period the amount of interest, to the extent not collected from the related Borrower or otherwise (without regard to any
Prepayment Premium or Yield Maintenance Charge that may have been collected), not Received by the Trust, that would have accrued at a rate per annum equal to the related Mortgage Rate (net of the Master Servicing Fee Rate (and, in the
case of a Non-Trust-Serviced Pooled Mortgage Loan, the rate per annum at which the master or similar servicing and administrative fees payable therefrom under the related Non-Trust Servicing Agreement accrue and are adjusted as set forth in the definition of "Administrative Fee Rate") and, in the case of an ARD
Mortgage Loan after its Anticipated Repayment Date, the related Post-ARD
Additional Interest Rate) on the amount of such Principal Prepayment (or other early recovery of principal) during the period from the date to which interest thereon was paid by the related Borrower to, but not including, such Due Date.

          "Prepayment Premium": With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Borrower in connection with a Principal
Prepayment on, or other early collection of principal of, such Mortgage Loan or any successor REO Mortgage Loan with respect thereto (including any payoff of a
Mortgage Loan by a mezzanine lender on behalf of the subject Borrower if and as set forth in the related intercreditor agreement).

          "Primary Collateral": With respect to any Cross-Collateralized
Mortgage Loan, that portion of the Mortgaged Property designated as directly securing such Cross-Collateralized Mortgage Loan and excluding any Mortgaged
Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Cross-Collateralized Mortgaged
Loan.

          "Primary Servicer": Nationwide or any successor thereto or Principal
Global Investors, LLC or any successor thereto, as applicable, appointed as provided in the Nationwide Primary Servicing Agreement or PGI Primary Servicing
Agreement, respectively.

          "Primary Servicing Agreement": Each of the Nationwide Primary
Servicing Agreement and the PGI Primary Servicing Agreement, as applicable.

          "Primary Servicing Fee": With respect to a Primary Servicer, the primary servicing fee that is payable to such Primary Servicer under the terms of the related Primary Servicing Agreement.

          "Primary Servicing Office": The office of a Master Servicer or the
Special Servicer, as the context may require, that is primarily responsible for such party's servicing obligations hereunder.

          "Principal Balance Certificate": Any of the Class A-1, Class A-2,
Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B,
Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L,
Class M, Class N, Class O and Class P Certificates.

                                      -52-

          "Principal Distribution Amount": With respect to any Distribution Date other than the Final Distribution Date, an amount (which shall in no event be less than zero) equal to the excess, if any, of:

          (I) the sum of:

               (A) the aggregate (without duplication) of the following (such aggregate of the following amounts described below in this clause (A), the
     "Unadjusted Principal Distribution Amount" for such Distribution Date):

                    (i) all payments of principal (including Principal
          Prepayments), including any such payments on Corrected Mortgage Loans,
          Received by the Trust with respect to the Pooled Mortgage Loans during the related Collection Period, in each case exclusive of any portion of the particular payment that represents a Late Collection of principal for which a P&I Advance (including any Unliquidated Advance in respect of a prior P&I Advance) was previously made under this
          Agreement for a prior Distribution Date or that represents the principal portion of a Monthly Payment due on or before the Cut-off
          Date or on a Due Date occurring subsequent to the calendar month in which such Distribution Date occurs,

                    (ii) the aggregate of the principal portions of all Monthly
          Payments due in respect of the Pooled Mortgage Loans for their respective Due Dates occurring in the month in which such Distribution
          Date occurs, that were Received by the Trust (other than as part of a
          Principal Prepayment) prior to the related Collection Period (or, in the case of any Pooled Mortgage Loan for which the Due Date occurs on a day other than the first day of each month, that were Received by the Trust in the calendar month prior to the calendar month in which the related Distribution Date occurs but are due during the calendar month in which the related Distribution Date occurs),

                    (iii) the aggregate of all Liquidation Proceeds,
          Condemnation Proceeds and Insurance Proceeds Received by the Trust
          with respect to any Pooled Mortgage Loans during the related
          Collection Period that were identified and applied by the applicable
          Master Servicer as recoveries of principal (whether as Principal
          Prepayments or otherwise) of such Pooled Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds that represents a Late Collection of principal due on or before the
          Cut-off Date or for which a P&I Advance (including an Unliquidated
          Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date,

                    (iv) the aggregate of all Liquidation Proceeds, Condemnation
          Proceeds, Insurance Proceeds and REO Revenues Received by the Trust
          with respect to any REO Properties during the related Collection
          Period that were identified and applied by the applicable Master
          Servicer as recoveries of principal (whether as Principal Prepayments or otherwise) of the related REO Pooled Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds and/or revenues that represents a Late Collection of principal due on or before the Cut-off Date or for which a P&I Advance (including an
          Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date, and

                    (v) the respective principal portions of all P&I Advances
          made under this Agreement in respect of the Pooled Mortgage Loans and any REO Pooled Mortgage Loans with respect to such Distribution Date;

                                      -53-

               (B) the aggregate amount of any collections received on or in respect of the Pooled Mortgage Loans during the related Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance was previously reimbursed during the
     Collection Period for a prior Distribution Date as part of a
     Workout-Delayed Reimbursement Amount for which a deduction was made under clause (II)(B) below with respect to such Distribution Date; and

               (C) the aggregate amount of any collections received on or in respect of the Pooled Mortgage Loans during the related Collection Period that, in each case, is identified and applied by the applicable Master
     Servicer (in accordance with Section 1.03) as a recovery of an amount previously determined (in a Collection Period for a prior Distribution
     Date) to have been a Nonrecoverable Advance and for which a deduction was made under clause (II)(C) below with respect to a prior Distribution Date;
     less

          (II) the sum of:

               (A) if any Insurance Proceeds, Condemnation Proceeds or
     Liquidation Proceeds were received with respect to any Pooled Mortgage Loan or REO Property, and/or any Pooled Mortgage Loan or REO Property is
     otherwise liquidated (including by means of a Final Recovery Determination or the receipt of a full, partial or discounted payoff), during the related
     Collection Period, an amount equal to any Workout Fees or Liquidation Fees with respect to each such Pooled Mortgage Loan or REO Property, as the case may be, that were paid hereunder from a source other than related Default
     Charges during the related Collection Period;

               (B) the aggregate amount of Workout-Delayed Reimbursement Amounts
     (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period to one or more of the Master Servicers, the
     Special Servicer and the Trustee from principal advances and collections on the Mortgage Pool pursuant to subsection (iii) of Section 3.05(a)(II); and

               (C) the aggregate amount of Nonrecoverable Advances (and Advance
     Interest thereon) that were reimbursed or paid during the related
     Collection Period to one or more of the Master Servicers, the Special
     Servicer and the Trustee during the related Collection Period from principal advances and collections on the Mortgage Pool pursuant to subsection (iv) of Section 3.05(a)(II).

provided, however, that the foregoing provisions of this definition shall be construed in a manner that is consistent with Section 3.02(d).

          For purposes of determining the portion of the Principal Distribution
Amount that is attributable to Loan Group 1 or Loan Group 2 in connection with any Distribution Date, any reduction in the Principal Distribution Amount that is described in any of clauses (II)(A), (B) and/or (C) above that arises from a particular Pooled Mortgage Loan will be applied, first as a reduction of the portion of the Principal Distribution Amount that is otherwise attributable to the Loan Group that includes such Pooled Mortgage Loan (until such portion, net of all subtractions pursuant to clauses (II)(A), (B) and (C) above arising from
Pooled Mortgage Loans in such Loan Group, is equal to zero), and, then, as a reduction of the portion of the Principal Distribution Amount that is otherwise attributable to the other Loan Group (until such portion, net of all such subtractions pursuant to clauses (II)(A), (B) and (C) above arising from Pooled
Mortgage Loans in such Loan Group and all subtractions pursuant to this clause, is equal to zero); and any increase in the Principal Distribution Amount that is described in either of clauses (II)(B) and/or (C) above that arises from a recovery of a previously reimbursed amount related to a particular Pooled
Mortgage Loan will be applied, first, if the attributable portion of the
Principal Distribution Amount for the unrelated Loan Group (that is, the Loan
Group that does not include such Pooled Mortgage Loan) was previously reduced on account of such particular Pooled Mortgage Loan or any other Pooled Mortgage
Loan in the same Loan Group as such particular Pooled Mortgage Loan, as an increase in the portion of the Principal Distribution Amount that is otherwise attributable to the Loan Group that does not include such Pooled Mortgage Loan
(until the cumulative amount of such increases under this clause is equal to the cumulative reductions to the attributable portion of the Principal Distribution
Amount for that Loan Group on account of Pooled Mortgage Loans not included in such Loan

                                      -54-

Group), and, then, as an increase in the portion of the Principal Distribution
Amount that is otherwise attributable to the Loan Group that includes such
Pooled Mortgage Loan.

          With respect to the Final Distribution Date, the "Principal
Distribution Amount" shall equal the aggregate Stated Principal Balance of the entire Mortgage Pool outstanding immediately prior to the Final Distribution
Date.

          In no event shall any portion of any Excess Liquidation Proceeds constitute a portion of the Principal Distribution Amount for any Distribution
Date.

          "Principal Prepayment": Any payment of principal made by the Borrower on a Mortgage Loan which is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest (without regard to any
Prepayment Premium, Yield Maintenance Charge and/or Post-ARD Additional Interest
that may have been collected) representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          "Private Placement Memorandum": The final Private Placement Memorandum dated September 13, 2006, relating to certain classes of the Non-Registered
Certificates delivered by the Depositor to Bear, Stearns & Co. Inc. and Morgan
Stanley & Co. Incorporated as of the Closing Date.

          "Privileged Person": Any of the following: a party to this Agreement, an Underwriter, a Pooled Mortgage Loan Seller, the Controlling Class
Representative, a Rating Agency, a designee of the Depositor, a
Certificateholder and any Person who certifies to the Certificate Administrator in the form of Exhibit K-1 hereto or Exhibit K-2 hereto, as applicable (which form shall also be located on, and may be submitted electronically via, the
Certificate Administrator's internet website), that such Person is either a
Certificate Owner or a prospective purchaser of a Certificate or any interest therein.

          "Prospectus": The Base Prospectus and the Prospectus Supplement,
together.

          "Prospectus Supplement": That certain prospectus supplement dated
September 13, 2006, relating to the Registered Certificates, that is a supplement to the Base Prospectus.

          "PTCE": Prohibited Transaction Class Exemption.

          "PTE": Prohibited Transaction Exemption.

          "Purchase Option": As defined in Section 3.18(c).

          "Purchase Price": With respect to any Pooled Mortgage Loan (or REO
Property), a cash price equal to the aggregate of (a) the outstanding principal balance of such Pooled Mortgage Loan (or the related REO Pooled Mortgage Loan)
as of the date of purchase, (b) all accrued and unpaid interest on such Pooled
Mortgage Loan (or the related REO Pooled Mortgage Loan) at the related Mortgage
Rate (in the case of a Non-Trust-Serviced Pooled Mortgage Loan, net of the rate at which master or similar servicing and administrative fees payable under the related Non-Trust Servicing Agreement accrue) to, but not including, the Due
Date occurring in the Collection Period (or, in the case of any Pooled Mortgage
Loan for which the Due Date occurs on a day other than the first day of each month, the Due Date occurring in the month in which such Collection Period ends)
during which the applicable purchase or repurchase occurs (exclusive, however, of any portion of such accrued but unpaid interest that represents Default
Interest or, in the case of an ARD Mortgage Loan after its Anticipated Repayment
Date, Additional Interest), (c) all related unreimbursed Servicing Advances
(together with Unliquidated Advances in respect of prior Servicing Advances) and all related Servicing Advances (without duplication with Unliquidated Advances described in the immediately preceding parenthetical clause) that were previously reimbursed out of collections on other Pooled Mortgage Loans and/or
REO Properties relating to other Pooled Mortgage Loans, if any, (d) all accrued and unpaid Advance Interest with respect to any related Advances, and (e) solely in the case of a purchase, repurchase or substitution, as applicable, by a
Pooled Mortgage Loan Seller pursuant to the related Pooled Mortgage Loan
Purchase Agreement, (i) to the extent not otherwise included in the amount

                                      -55-

described in clause (d) of this definition, any unpaid Special Servicing Fees and other outstanding Additional Trust Fund Expenses with respect to such Pooled
Mortgage Loan (or REO Property) and (ii) to the extent not otherwise included in the amount described in clause (c) or clause (e) of this definition, any costs and expenses incurred by a Master Servicer, a Special Servicer, the Trustee or
an agent of any of them (on behalf of the Trust) in enforcing the obligation, if any, of a Pooled Mortgage Loan Seller to repurchase or replace such Mortgage
Loan or REO Property.

          "Qualified Appraiser": In connection with the appraisal of any
Mortgaged Property or REO Property, an Independent MAI-designated appraiser with at least five years of experience in respect of the relevant geographic location and property type.

          "Qualified Bidder": As defined in Section 7.01(c).

          "Qualified Institutional Buyer" or "QIB": A "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

          "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction.

          "Qualified Mortgage": A qualified mortgage within the meaning of
Section 860G(a)(3) of the Code.

          "Qualifying Substitute Mortgage Loan": In connection with the replacement of a Defective Pooled Mortgage Loan as contemplated by Section 2.03, any other mortgage loan which, on the date of substitution: (i) has an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the Defective
Pooled Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) has a fixed Mortgage Rate that is not less than, and not more than one percentage point in excess of, the Mortgage Rate of the
Defective Pooled Mortgage Loan; (iii) has the same monthly Due Date as, and a grace period for delinquent Monthly Payments that is no longer than, the Due
Date and grace period, respectively, of the Defective Pooled Mortgage Loan; (iv)
accrues interest on the same Interest Accrual Basis as the Defective Pooled
Mortgage Loan; (v) has a remaining term to stated maturity not greater than, and not more than one year less than, that of the Defective Pooled Mortgage Loan,
(vi) has a Stated Maturity Date not later than two years prior to the Rated
Final Distribution Date; (vii) has a then current loan-to-value ratio not higher than, and a then current debt service coverage ratio not lower than, the loan-to-value ratio and debt service coverage ratio, respectively, of the
Defective Pooled Mortgage Loan as of the Closing Date; (viii) has comparable prepayment restrictions to those of the Defective Pooled Mortgage Loan; (ix)
will comply, as of the date of substitution, with all of the representations relating to the Defective Pooled Mortgage Loan set forth in or made pursuant to the related Pooled Mortgage Loan Purchase Agreement; (x) has a Phase I
Environmental Assessment relating to the related Mortgaged Property in its
Servicing File, which Phase I Environmental Assessment will evidence that there is no material adverse environmental condition or circumstance at the related
Mortgaged Property for which further remedial action may be required under applicable law; and (xi) constitutes a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code (as evidenced by an Opinion of
Counsel provided by the related Pooled Mortgage Loan Seller at its expense);
provided, however, that if more than one mortgage loan is to be substituted for any Defective Pooled Mortgage Loan, then all such proposed Replacement Pooled
Mortgage Loans shall, in the aggregate, satisfy the requirement specified in clause (i) of this definition and have a weighted average remaining term to stated maturity that satisfies the condition described in clause (v) above and each such proposed Replacement Pooled Mortgage Loan shall, individually, satisfy each of the requirements specified in clauses (ii) through (iv) and clauses (vi)
through (xi) of this definition; and provided, further, that no mortgage loan shall be substituted for a Defective Pooled Mortgage Loan unless (a) such prospective Replacement Pooled Mortgage Loan shall be acceptable to the
Controlling Class Representative (or, if there is no Controlling Class
Representative then serving, to the Holders of Certificates representing a majority of the Voting Rights allocated to the Controlling Class), in its (or their) sole discretion, (b) each Rating Agency for the Rated Certificates shall have confirmed in writing to the Trustee that such substitution will not in and of itself result in an Adverse Rating Event with respect to any Class of Rated
Certificates (such written confirmation to be obtained by the related Pooled
Mortgage Loan Seller effecting the substitution) and (c) the related Pooled
Mortgage Loan Seller (at its

                                      -56-

expense) has delivered or caused to have been delivered to the Trustee an
Opinion of Counsel to the effect that the substitution of such mortgage loan would not result in an Adverse REMIC Event with respect to any REMIC Pool. When a Qualifying Substitute Mortgage Loan is substituted for a Defective Pooled
Mortgage Loan, the applicable Pooled Mortgage Loan Seller shall certify that the
Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

          "Rated Certificate": Any of the Certificates to which a rating has been assigned by a Rating Agency at the request of the Depositor.

          "Rated Final Distribution Date": With respect to each Class of Rated
Certificates, the Distribution Date in September 2041.

          "Rating Agency": With respect to (i) any Class of Rated Certificates, each of S&P and Fitch, and (ii) any provision of this Agreement relating to any
Serviced Non-Pooled Mortgage Loan in which any Non-Pooled Pari Passu Companion
Loan Securities evidence interests or by which they are otherwise backed or secured, each rating agency then rating any related class of such Non-Pooled
Pari Passu Companion Loan Securities or its respective successors in interest.

          "Realized Loss": With respect to:

               (1) each Pooled Mortgage Loan as to which a Final Recovery
     Determination has been made (or any related successor REO Pooled Mortgage
     Loan as to which a Final Recovery Determination has been made as to the related REO Property), and with respect to each Pooled Mortgage Loan that is a Corrected Mortgage Loan on which all amounts have been fully paid under the terms of such Corrected Mortgage Loan (as it may have been modified), an amount (not less than zero) equal to the excess, if any, of
     (a) the sum of (i) the unpaid principal balance of such Pooled Mortgage
     Loan or REO Pooled Mortgage Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery
     Determination was made or the final payment was made, as the case may be, plus (ii) without taking into account the amount described in subclause
     (1)(b) of this definition, all accrued but unpaid interest (exclusive, however, of any portion of such accrued but unpaid interest that represents
     Default Interest or, in the case of an ARD Mortgage Loan after its
     Anticipated Repayment Date, Additional Interest) on such Pooled Mortgage
     Loan or such REO Pooled Mortgage Loan, as the case may be, to but not including the Due Date in the Collection Period in which the Final Recovery
     Determination was made or such final payment was made, as the case may be, plus (iii) without duplication with amounts included under another subclause above, all related unreimbursed Servicing Advances (together with
     Unliquidated Advances in respect of prior Servicing Advances) and unpaid
     Liquidation Expenses, plus (iv) the amount of any and all related Special
     Servicing Fees, Liquidation Fees and/or Workout Fees with respect to such
     Mortgage Loan or successor REO Mortgage Loan, to the extent not previously reflected as Realized Loss with respect to such Mortgage Loan or successor
     REO Mortgage Loan, over (b) all payments and proceeds, if any, Received by the Trust in respect of such Pooled Mortgage Loan or, to the extent allocable to such REO Pooled Mortgage Loan, the related REO Property, as the case may be, during the Collection Period in which such Final Recovery
     Determination was made or such final payment was made, as the case may be;

               (2) each Pooled Mortgage Loan as to which any portion of the principal or previously accrued interest payable thereunder or any
     Unliquidated Advance was canceled in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.20 (or, in the case of a Non-Trust-Serviced Pooled
     Mortgage Loan, by the related Non-Trust Master Servicer or the related
     Non-Trust Special Servicer pursuant to the related Non-Trust Servicing
     Agreement), the amount of such principal and/or interest (other than
     Default Interest and, in the case of an ARD Mortgage Loan after its
     Anticipated Repayment Date, Additional Interest) or Unliquidated Advance so
     canceled; and

               (3) each Pooled Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding

                                      -57-

     involving the related Borrower or a modification, extension, waiver or amendment of such Pooled Mortgage Loan granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to
     Section 3.20 (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, by the related Non-Trust Master Servicer or the related Non-Trust Special
     Servicer pursuant to the related Non-Trust Servicing Agreement), the amount of the consequent reduction in the interest portion of each successive
     Monthly Payment due thereon (on the related Due Date for the affected
     Monthly Payment).

          Notwithstanding the foregoing, any allocation of any Realized Loss to any REMIC I Regular Interest, any REMIC II Regular Interest or any Class of
Principal Balance Certificates, as the case may be, may occur (i) in the case of any amount described in clause (1) or clause (2) above, solely pursuant to, in accordance with and to the extent provided by the combination of (x) the accounting for such amount that occurs under the definition of "Stated Principal
Balance" and (y) the operation of Section 4.04 of this Agreement and (ii) in the case of any amount described in clause (3) above, solely pursuant to, in accordance with and to the extent provided by the operation of Section 4.04 of this Agreement.

          "Received by the Trust": In the case of: (a) a Non-Trust-Serviced
Pooled Mortgage Loan or any REO Property related thereto, received by the
Trustee (or the applicable Master Servicer on behalf of the Trustee), as holder of the Mortgage Note for such Non-Trust-Serviced Pooled Mortgage Loan, on behalf of the Trust; and (b) any Serviced Mortgage Loan or related REO Property, received by a Master Servicer (or any Sub-Servicer thereof), a Special Servicer
(or any Sub-Servicer thereof) or the Trustee, as the case may be, on behalf of the Trust and/or, in connection with a Serviced Mortgage Loan Group, the related
Serviced Non-Pooled Mortgage Loan Noteholder(s).

          "Record Date": With respect to any Distribution Date and each Class of
Certificates, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

          "Reference Rate": With respect to any Interest Accrual Period, the applicable rate per annum set forth on the schedule attached hereto as Schedule
IV.

          "Registered Certificate": Any Certificate that has been the subject of registration under the Securities Act. As of the Closing Date, the Class A-1,
Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M and Class A-J
Certificates constitute Registered Certificates.

          "Regulation AB": Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506 - 1,631
(January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          "Regulation S": Regulation S under the Securities Act.

          "Regulation S Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates offered and sold outside of the United
States in reliance on Regulation S, a single global Certificate, or multiple global Certificates collectively, in definitive, fully registered form without interest coupon, each of which Certificates bears a Regulation S Legend.

          "Regulation S Legend": With respect to any Class of Book-Entry
Non-Registered Certificates offered and sold outside the United States in reliance on Regulation S, a legend generally to the effect that such
Certificates may not be offered, sold, pledged or otherwise transferred in the
United States or to a United States Securities Person prior to the Release Date except pursuant to an exemption from the registration requirements of the
Securities Act.

          "Reimbursement Rate": The rate per annum applicable to the accrual of
Advance Interest, which rate per annum is equal to the "prime rate" published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time. If The Wall Street Journal ceases to publish the
"prime rate", then the Trustee, in its

                                      -58-

sole discretion, shall select an equivalent publication that publishes such
"prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Trustee in its sole discretion and the
Trustee shall notify the Master Servicers and the Special Servicers in writing of its selection.

          "Release Date": The date that is 40 days following the later of (i)
the Closing Date and (ii) the commencement of the initial offering of the
Non-Registered Certificates in reliance on Regulation S.

          "Relevant Servicing Criteria" means the Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to each Master Servicer, the Special Servicer, each Primary Servicer, the Certificate Administrator and the Trustee, on Schedule VIII attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant
Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Trustee, a Master Servicer, the Special Servicer, a Primary
Servicer, the Certificate Administrator or any Sub-Servicer, the term "Relevant
Servicing Criteria" may refer to a portion of the Relevant Servicing Criteria applicable to the Trustee, a Master Servicer, the Special Servicer, a Primary
Servicer, the Certificate Administrator or such Sub-Servicer.

          "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860A through G of the Code.

          "REMIC I": The segregated pool of assets designated as such in Section
2.12(a).

          "REMIC I Regular Interest": Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and, in each such case, designated as a "regular interest" (within the meaning of Section
860G(a)(1) of the Code) in REMIC I. The REMIC I Regular Interests have the designations and terms provided for in Section 2.12.

          "REMIC I Remittance Rate": The per annum rate at which interest accrues in respect of any REMIC I Regular Interest during any Interest Accrual
Period, as set forth in or otherwise calculated in accordance with Section
2.12(f).

          "REMIC I Residual Interest": The sole uncertificated "residual interest" (within the meaning of Section 860G(a)(2) of the Code) in REMIC I issued pursuant to this Agreement.

          "REMIC II": The segregated pool of assets designated as such in
Section 2.14(a).

          "REMIC II Regular Interest": Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and, in each such case, designated as a "regular interest" (within the meaning of Section
860G(a)(1) of the Code) in REMIC II. The REMIC II Regular Interests have the designations provided for in the Preliminary Statement hereto. The REMIC II
Regular Interests have the terms provided for in Section 2.14.

          "REMIC II Remittance Rate": The per annum rate at which interest accrues in respect of any REMIC II Regular Interest during any Interest Accrual
Period, as set forth in or otherwise calculated in accordance with Section
2.14(f).

          "REMIC II Residual Interest": The sole uncertificated "residual interest" (within the meaning of Section 860G(a)(2) of the Code) in REMIC II issued pursuant to this Agreement.

          "REMIC III": The segregated pool of assets designated as such in
Section 2.16(a).

          "REMIC III Certificate": Any of the Interest Only Certificates and the
Principal Balance Certificates. The REMIC III Certificates have the terms provided for in Section 2.16.

                                      -59-

          "REMIC III Component": Any of the separate beneficial ownership interests in REMIC III issued hereunder, evidenced by a Class of Interest Only
Certificates. The REMIC III Components have the designations provided for in the
Preliminary Statement hereto. The REMIC III Components have the terms provided for in Section 2.16.

          "REMIC III Residual Interest": The sole uncertificated "residual interest" (within the meaning of Section 860G(a)(2) of the Code) in REMIC III issued pursuant to this Agreement.

          "REMIC Pool": Any of REMIC I, REMIC II or REMIC III.

          "REMIC Provisions": The provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections
860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

          "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

          "REO Account": A segregated custodial account or accounts created and maintained by a Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.16(b), which shall be entitled (i) in the case of the
General Special Servicer, "LNR Partners, Inc. [or the name of any successor
Special Servicer], as General Special Servicer, on behalf of LaSalle Bank
National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of Bear Stearns Commercial Mortgage Securities
Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13, and if
the account is established for the deposit of funds received in respect of one or more REO Properties related to any Serviced Mortgage Loan Group for which it is the applicable Special Servicer for the owners of the applicable Serviced
Non-Pooled Mortgage Loans, as their interests may appear, REO Account"; and (ii)
in the case of any Loan-Specific Special Servicer, "[name of special servicer], as Special Servicer, on behalf of LaSalle Bank National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of the Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage
Pass-Through Certificates, Series 2006-PWR13, and for the owner of the [name of loan] Non-Pooled Subordinate Loan, REO Account".

          "REO Acquisition": The acquisition of any REO Property pursuant to
Section 3.09 (or, in the case of any REO Property related to a
Non-Trust-Serviced Pooled Mortgage Loan, pursuant to the related Non-Trust
Servicing Agreement).

          "REO Disposition": The sale or other disposition of any REO Property pursuant to Section 3.18 (or, in the case of any REO Property related to a
Non-Trust-Serviced Pooled Mortgage Loan, pursuant to the related Non-Trust
Servicing Agreement).

          "REO Extension": As defined in Section 3.16(a).

          "REO Mortgage Loan": The successor mortgage loan to a Mortgage Loan
(including those deemed to be outstanding with respect to a Serviced Non-Pooled
Mortgage Loan or a Non-Trust-Serviced Pooled Mortgage Loan), which successor mortgage loan is deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Mortgage Loan shall be deemed to provide for monthly payments of principal and/or interest equal to its Assumed Monthly Payment and otherwise to have the same terms and conditions as its predecessor Mortgage Loan
(such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan and the acquisition of the related REO Property on behalf of the Trust or, if applicable, in the case of any REO Property related to any Mortgage Loan Group, on behalf of the Trust and the respective holders of the related Non-Pooled Mortgage Loan(s)). Each REO Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan as of the date of the related REO Acquisition. All
Monthly Payments (other than a Balloon Payment), Assumed Monthly Payments (in the

                                      -60-

case of a Balloon Mortgage Loan delinquent in respect of its Balloon Payment)
and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Mortgage
Loan. In addition, all amounts payable or reimbursable to the applicable Master
Servicer, the applicable Special Servicer or the Trustee in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including any unpaid or unreimbursed Master Servicing Fees, Special Servicing
Fees and Advances (together with Unliquidated Advances in respect of prior
Advances), together with any related unpaid Advance Interest on such Advances
(other than Unliquidated Advances), shall continue to be payable or reimbursable in the same priority and manner pursuant to Section 3.05(a) to the applicable
Master Servicer, the applicable Special Servicer, the Trustee or the Trust, as the case may be, in respect of an REO Mortgage Loan.

          "REO Pooled Mortgage Loan": An REO Mortgage Loan that relates to a predecessor Pooled Mortgage Loan.

          "REO Property": A Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders (and, in the case of each such Mortgaged Property relating to a Serviced Mortgage Loan Group, also on behalf of the related Serviced Non-Pooled Mortgage Loan Noteholder(s))
through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan; provided that a Mortgaged Property that secures a
Non-Trust-Serviced Pooled Mortgage Loan shall constitute an REO Property if and when it is acquired under the related Non-Trust Servicing Agreement for the benefit of the Trustee as the holder of such Non-Trust-Serviced Pooled Mortgage
Loan and of the holder of the related Non-Pooled Pari Passu Companion Loan through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Non-Trust-Serviced Pooled Mortgage Loan.

          "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property, other than any income, profits or proceeds derived from the REO Disposition of such REO Property.

          "REO Tax": As defined in Section 3.17(a).

          "Replacement Pooled Mortgage Loan": Any Qualifying Substitute Mortgage
Loan that is substituted by a Pooled Mortgage Loan Seller for a Defective Pooled
Mortgage Loan as contemplated by Section 2.03.

          "Reportable Event": As defined in Section 11.09.

          "Reporting Servicer": Each Master Servicer, the Special Servicer and
any Servicing Function Participant (including the Primary Servicers, the
Certificate Administrator, the Trustee and each Sub-Servicer), as the case may
be.

          "Request for Release": A request signed by a Servicing Officer of, as applicable, a Master Servicer in the form of Exhibit C-1 attached hereto or a
Special Servicer in the form of Exhibit C-2 attached hereto.

          "Required Appraisal Loan": As defined in Section 3.19(a).

          "Required Claims-Paying Ratings": With respect to any insurance carrier, claims-paying ability ratings at least equal to (i) in the case of fidelity bond coverage provided by such insurance carrier, "A-" by Fitch and
"A-" by S&P, (ii) in the case of a policy or policies of insurance issued by such insurance carrier covering loss occasioned by the errors and omissions of officers and employees, "A-" by Fitch and "A-" by S&P, and (iii) in the case of any other insurance coverage provided by such insurance carrier, "A-" by Fitch and "A-" by S & P; provided, however, that (A) an insurance carrier shall be deemed to have the applicable claims-paying ability ratings set forth above if the obligations of such insurance carrier under the related insurance policy are guaranteed or backed in writing by an entity that has long-term unsecured debt obligations that are rated not lower than the ratings set forth above or claims-paying ability ratings that are

                                      -61-

not lower than the ratings set forth above; and (B) an insurance carrier shall be deemed to have the applicable claims-paying ability ratings set forth above if the Rating Agency whose rating requirement set forth in clause (i) or (ii), as applicable, of this definition has not been met has confirmed in writing that such insurance carrier would not result in an Adverse Rating Event with respect to any Class of Rated Certificates (and, if the insurance carrier is an issuer of an insurance policy relating to a Serviced Mortgage Loan Group or one or more
Mortgaged Properties that secured such Serviced Mortgage Loan Group, as applicable, the related Serviced Mortgage Loan Group Controlling Party has confirmed in writing that such insurance carrier is acceptable to such Serviced
Mortgage Loan Group Controlling Party), unless (with respect to policies maintained by Borrowers) a higher claims-paying ability rating is required under any of the Mortgage Loan Documents. In connection with insurance coverage related to one or more of the PCF Pooled Mortgage Loans or PCFII Pooled Mortgage
Loans or to the obligations of the applicable Master Servicer (or a Primary
Servicer serving on its behalf) with respect to one or more PCF Pooled Mortgage
Loans or PCFII Pooled Mortgage Loans, insurance carried through Lloyd's of
London shall be deemed to have been issued by an insurer with the Required
Claims-Paying Ratings, so long as Lloyd's of London has a financial strength rating of not less than "A-" by each of S&P and A.M. Best.

          "Reserve Account": Any of the accounts established and maintained pursuant to Section 3.03(d).

          "Reserve Funds": With respect to any Mortgage Loan, any amounts delivered by the related Borrower to be held in escrow by or on behalf of the mortgagee representing: (i) reserves for repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property; (ii) reserves for tenant improvements and leasing commissions; (iii) reserves for debt service; or (iv) amounts to be applied as a
Principal Prepayment on such Mortgage Loan or held as Additional Collateral in the event that certain leasing or other economic criteria in respect of the related Mortgaged Property are not met.

          "Resolution Extension Period": As defined in Section 2.03(b).

          "Responsible Officer": When used (a) with respect to the Certificate
Administrator, any Vice President, any Trust Officer, any Assistant Secretary or
any other officer of the Certificate Administrator customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement; and (b)
with respect to the Trustee, any Vice President or Trust Officer thereof.

          "Restricted Servicer Reports": Each of the CMSA Servicer Watch List,
the CMSA Operating Statement Analysis Report, the CMSA NOI Adjustment Worksheet,
the CMSA Financial File, the CMSA Property File and the CMSA Comparative
Financial Status Report.

          "RLJ Hotel Portfolio Intercreditor Agreement": The intercreditor and servicing agreement, dated as of June 14, 2006, between Wachovia Bank, National
Association, as initial lead lender, Merrill Lynch Mortgage Lending, Inc., as initial A-2 lender, Morgan Stanley Mortgage Capital Inc., as initial A-3 lender, and Wells Fargo Bank, National Association, as initial A-4 lender.

          "RLJ Hotel Portfolio Loan Group": The RLJ Hotel Portfolio Pooled
Mortgage Loan and the RLJ Hotel Portfolio Non-Pooled Pari Passu Companion Loans,
together.

          "RLJ Hotel Portfolio Mortgaged Properties": The Mortgaged Properties
collectively identified on the Mortgage Loan Schedule as "RLJ Hotel Portfolio".

          "RLJ Hotel Portfolio Non-Pooled Pari Passu Companion Loans": The loans in the aggregate original principal amount of $429,504,870 that are secured by the same mortgage instrument encumbering the RLJ Hotel Portfolio Mortgaged
Properties as the RLJ Hotel Portfolio Pooled Mortgage Loan and are pari passu in right of payment with the RLJ Hotel Portfolio Pooled Mortgage Loan. The RLJ
Hotel Portfolio Non-Pooled Pari Passu Companion Loans are not "Pooled Mortgage
Loans" or part of the Trust Fund, any REMIC Pool or either Grantor Trust Pool.

                                      -62-

          "RLJ Hotel Portfolio Pooled Mortgage Loan" means the pooled mortgage loan in the original principal amount of $75,044,000 secured by the RLJ Hotel
Portfolio Mortgaged Properties.

          "Rule 144A Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates, a single global Certificate, or multiple global Certificates collectively, registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Qualified Institutional Buyer CUSIP number and does not bear a Regulation S Legend.

          "S&P": Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable
Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Standard & Poor's Ratings
Services, a division of The McGraw-Hill Companies, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.
References herein to "applicable rating category" (other than such references to
"highest applicable rating category") shall, in the case of S&P, be deemed to refer to such applicable rating category of S&P, without regard to any plus or minus or other comparable rating qualification.

          "Sarbanes-Oxley Certification": As defined in Section 11.08.

          "Savannah Apartments Intercreditor Agreement": That certain Co-Lender
Agreement, dated as of July 25, 2006, by and between WFB, as initial A note holder, and WFB, as initial B note holder, relating to certain mortgage loans secured by the Savannah Apartments Mortgaged Property.

          "Savannah Apartments Loan Group": Collectively, the Savannah
Apartments Pooled Mortgage Loan and the Savannah Apartments Non-Pooled
Subordinate Loan (including any successor REO Mortgage Loans with respect to such loans).

          "Savannah Apartments Mortgaged Property": The Mortgaged Property
identified on the Pooled Mortgage Loan Schedule as "Savannah Apartments".

          "Savannah Apartments Non-Pooled Subordinate Loan": The mortgage loan, with an original principal balance of $375,000 that is secured by the same
Mortgage encumbering the Savannah Apartments Mortgaged Property as the Savannah
Apartments Pooled Mortgage Loan and is subordinate in right of payment to the
Savannah Apartments Pooled Mortgage Loan. The Savannah Apartments Non-Pooled
Subordinate Loan is not a "Pooled Mortgage Loan" or part of the Trust Fund, any
REMIC Pool or any Grantor Trust Pool.

          "Savannah Apartments Non-Pooled Subordinate Noteholder": The holder or holders of the related Mortgage Note evidencing the Savannah Apartments
Non-Pooled Subordinate Loan.

          "Savannah Apartments Pooled Mortgage Loan": The Pooled Mortgage Loan
in the original principal amount of $5,950,000 that is secured by the Mortgage encumbering the Savannah Apartments Mortgaged Property.

          "Securities Act": The Securities Act of 1933, as amended.

          "Security Agreement": With respect to any Mortgage Loan, any security agreement, chattel mortgage or similar document or instrument creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

          "Service(s)(ing)": In accordance with Regulation AB, the act of servicing and administering the Pooled Mortgage Loans or any other assets of the
Trust by an entity that meets the definition of "servicer" set forth in Item
1101 of Regulation AB and is subject to the disclosure requirements set forth in
Item 1108 of Regulation AB. For clarification

                                      -63-

purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed market.

          "Serviced Mortgage Loan": Any Mortgage Loan (including a Specially
Serviced Mortgage Loan, but excluding an REO Mortgage Loan) other than a
Non-Trust-Serviced Pooled Mortgage Loan (and any Non-Pooled Mortgage Loan that is related to such Non-Trust-Serviced Pooled Mortgage Loan).

          "Serviced Mortgage Loan Group": Each group of mortgage loans (if any)
that is part of a split loan structure that is principally serviced and administered under this Agreement as identified in the Preliminary Statement hereto.

          "Serviced Mortgage Loan Group Controlling Party": In connection with a
Serviced Mortgage Loan Group that includes one or more Serviced Non-Pooled
Subordinate Loans, the holder(s) of the related Mortgage Loans that constitute the "controlling lender" or "directing lender", or are otherwise designated as the noteholders whose consent or consultation is required as a condition to various actions proposed to be taken by the servicer of such Mortgage Loan
Group, if and as contemplated by the related Mortgage Loan Group Intercreditor
Agreement. Such holders are the Mansfield Village Square Controlling Party and
the Sheldon Apartments Controlling Party. For purposes of this Agreement, there is no Serviced Mortgage Loan Group Controlling Party for the Savannah Apartments
Mortgage Loan Group but this statement shall not be construed to limit the rights of the Savannah Apartments Non-Pooled Subordinate Noteholder under the related Mortgage Loan Group Intercreditor Agreement.

          "Serviced Non-Pooled Mortgage Loan": Each of the mortgage loans (if any), other than a Pooled Mortgage Loan, that is part of a split loan structure that is principally serviced and administered under this Agreement as identified in the Preliminary Statement hereto. For the avoidance of doubt, only the
Mansfield Village Square Non-Pooled Subordinate Loan, the Sheldon Palms
Apartments Non-Pooled Mortgage Loan and the Savannah Apartments Non-Pooled
Subordinate Loan constitute Serviced Non-Pooled Mortgage Loans hereunder.

          "Serviced Non-Pooled Mortgage Loan Noteholder": The holder of any
Serviced Non-Pooled Mortgage Loan.

          "Serviced Non-Pooled Pari Passu Companion Loan": Each of the mortgage loans (if any), other than a Pooled Mortgage Loan, that is part of a Serviced
Mortgage Loan Group, is secured by the same Mortgage encumbering a Pooled
Mortgage Loan and is pari passu in right of payment with that Pooled Mortgage
Loan. The Serviced Non-Pooled Pari Passu Companion Loans are not "Pooled
Mortgage Loans" or part of the Trust Fund, any REMIC Pool or any Grantor Trust
Pool. For the avoidance of doubt, no Mortgage Loan constitutes a Serviced
Non-Pooled Pari Passu Companion Loan hereunder.

          "Serviced Non-Pooled Pari Passu Companion Loan Noteholder": The holder of a Serviced Non-Pooled Pari Passu Companion Loan.

          "Serviced Non-Pooled Subordinate Loan": Each of the mortgage loans (if any), other than a Pooled Mortgage Loan, that is part of a split loan structure that is principally serviced and administered under this Agreement, is secured by the same Mortgage encumbering a Pooled Mortgage Loan and is subordinate in right of payment with that Pooled Mortgage Loan. The Serviced Non-Pooled
Subordinate Loans are not "Pooled Mortgage Loans" or part of the Trust Fund, any
REMIC Pool or any Grantor Trust Pool. For the avoidance of doubt, only the
Mansfield Village Square Non-Pooled Subordinate Loan, the Sheldon Palms
Apartments Non-Pooled Mortgage Loan and the Savannah Apartments Non-Pooled
Subordinate Loan constitute Serviced Non-Pooled Subordinate Loans hereunder.

          "Serviced Non-Pooled Subordinate Noteholder": The holder of a Serviced
Non-Pooled Subordinate Loan.

          "Serviced Pooled Mortgage Loan": Any Pooled Mortgage Loan that is a
Serviced Mortgage Loan.

                                      -64-

          "Servicer Report Administrator": Wells Fargo Bank, National
Association as a Master Servicer (without regard to the final sentence of the definition of "Master Servicer") or any successor thereto appointed as provided herein.

          "Servicer Report Administrator Fee": With respect to each Pooled
Mortgage Loan and REO Pooled Mortgage Loan, the fee designated as such and payable to the Servicer Report Administrator pursuant to Section 8.05(a).

          "Servicer Report Administrator Fee Rate": Five ten-thousands of one percent (0.0005%) per annum.

          "Servicing Account": The account or accounts established and maintained pursuant to Section 3.03(a).

          "Servicing Advances": All customary, reasonable and necessary
"out-of-pocket" costs and expenses, including reasonable attorneys' fees and expenses, incurred or to be incurred, as the context requires, by the applicable
Master Servicer or the applicable Special Servicer (or, if applicable, the
Trustee) in connection with the servicing of a Serviced Mortgage Loan (or, in the limited circumstances set forth in Section 3.01(g), in connection with the servicing of a Non-Trust-Serviced Pooled Mortgage Loan) as to which a default, delinquency or other unanticipated event has occurred or is imminent, or in connection with the administration of any Administered REO Property, including:

               (1) any such costs and expenses associated with (a) compliance with the obligations of the applicable Master Servicer and/or the applicable Special Servicer set forth in Sections 2.03, 3.03(c) and 3.09,
     (b) the preservation, insurance, restoration, protection and management of either a Mortgaged Property securing a Serviced Mortgage Loan or an
     Administered REO Property, including the cost of any "force placed"
     insurance policy purchased by the applicable Master Servicer or the applicable Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the applicable Master Servicer or
     Special Servicer is required to cause to be insured pursuant to Section
     3.07(a), (c) obtaining any Insurance Proceeds, Condemnation Proceeds or
     Liquidation Proceeds in respect of any such Serviced Mortgage Loan or any
     Administered REO Property, (d) any enforcement or judicial proceedings with respect to any such Mortgage Loan, including foreclosures and similar proceedings, (e) the operation, management, maintenance and liquidation of any Administered REO Property, (f) obtaining any Appraisal required to be obtained hereunder, and (g) UCC filings (to the extent that the costs thereof are not reimbursed by the related Borrower), and

               (2) the reasonable and direct out-of-pocket travel expenses incurred by the applicable Special Servicer in connection with performing inspections pursuant to Section 3.12(a);

provided that, notwithstanding anything to the contrary, "Servicing Advances"
shall not include (A) allocable overhead of a Master Servicer, a Special
Servicer or the Trustee, as the case may be, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (B) costs incurred by or on behalf of any such party hereto or any Affiliate thereof in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this
Agreement or any intercreditor agreement or similar agreement or (C) costs or expenses expressly required under this Agreement to be borne by a Master
Servicer, a Special Servicer or the Trustee.

          "Servicing Advances" shall also include, however, any other expenditure which is expressly designated as a "Servicing Advance" herein. All
Emergency Advances made by a Master Servicer at the direction of the applicable
Special Servicer hereunder shall be considered "Servicing Advances" for the purposes hereof.

          "Servicing Criteria": The criteria set forth in paragraph (d) of Item
1122 of Regulation AB, as such may be amended from time to time.

          "Servicing File": Any documents (other than documents required to be part of the related Mortgage File, but including originals or copies of all management agreements which are not covered by clause (xvii) of the definition of "Mortgage File") that are in the possession or under the control of, or that are required (pursuant to the applicable Pooled Mortgage Loan Purchase
Agreement, this Agreement or otherwise) to be delivered and actually have been delivered to, as

                                      -65-

the context may require, the applicable Master Servicer or the applicable
Special Servicer and relating to the origination and servicing of any Mortgage
Loan or the administration of any REO Property and reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan, including any documents delivered by a Pooled Mortgage Loan Seller as described in clause (i) of Section 2.01(f).

          "Servicing Function Participant": Any Person, other than a Master
Servicer and the Special Servicer, that, within the meaning of Item 1122 of
Regulation AB, is primarily responsible for performing activities addressed by the Servicing Criteria, unless such Person's activities relate only to 5% or less of the Pooled Mortgage Loans (based on their Stated Principal Balance). For clarification purposes, the Trustee, the Primary Servicers and the Certificate
Administrators are each a Servicing Function Participant.

          "Servicing Officer": Any officer or employee of a Master Servicer or a
Special Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Certificate Administrator, the Trustee and the Depositor on the Closing Date, as such list may thereafter be amended from time to time by such Master Servicer or such Special Servicer, as the case may be.

          "Servicing Released Bid": As defined in Section 7.01(c).

          "Servicing Retained Bid": As defined in Section 7.01(c).

          "Servicing Return Date": With respect to any Corrected Mortgage Loan, the date that servicing thereof is returned by the Special Servicer to the applicable Master Servicer pursuant to Section 3.21(a).

          "Servicing Standard": With respect to each of the Master Servicers and each of the Special Servicers, to service and administer the Serviced Mortgage
Loans and any Administered REO Properties that such party is obligated to service and administer pursuant to this Agreement in the best interests and for the benefit of the Certificateholders (or, in the case of a Serviced Mortgage
Loan Group, for the benefit of the Certificateholders and the related Serviced
Non-Pooled Mortgage Loan Noteholders) (as determined by the applicable Master
Servicer or the applicable Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole (it being understood, in the case of the Serviced Mortgage Loan Groups containing Non-Pooled Subordinate
Loans, that the interests of the Non-Pooled Subordinate Noteholders are junior promissory notes, subject to the terms and conditions of the related Mortgage
Loan Group Intercreditor Agreement), in accordance with applicable law and the terms of this Agreement, and the respective Mortgage Loans (including, with respect to a Serviced Mortgage Loan Group, the related Mortgage Loan Group
Intercreditor Agreement, as applicable) and, to the extent consistent with the foregoing, in accordance with the following standards:

               (a) with the same care, skill, prudence and diligence as it services and administers comparable mortgage loans and manages real properties on behalf of third parties or on behalf of itself, whichever is the higher standard with respect to mortgage loans and REO properties that are comparable to those for which it is responsible hereunder, giving due consideration to customary and usual standards of practice utilized by prudent institutional commercial mortgage loan servicers under comparable circumstances;

               (b) with a view to: (i) in the case of a Master Servicer, the timely collection of all scheduled payments of principal and interest, including Balloon Payments, under the Serviced Mortgage Loans and the full collection of all Prepayment Premiums and Yield Maintenance Charges that may become payable under the Serviced Mortgage Loans, and (ii) in the case of the applicable Special Servicer and any Serviced Mortgage Loan that is
     (A) a Specially Serviced Mortgage Loan or (B) a Serviced Mortgage Loan as
     to which the related Mortgaged Property has become an Administered REO
     Property, the maximization of recovery on such Mortgage Loan to the
     Certificateholders (or, in the case of a Serviced Mortgage Loan Group, to the Certificateholders and the related Serviced Non-Pooled Mortgage Loan
     Noteholders, as applicable), as a collective whole (it being understood, in the case of the Serviced Mortgage Loan Groups containing Non-Pooled
     Subordinate Loans, that

                                      -66-

     the interests of the Non-Pooled Subordinate Noteholders are junior promissory notes, subject to the terms and conditions of the related
     Mortgage Loan Group Intercreditor Agreement), of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the
     Certificateholders (or, in the case of a Serviced Mortgage Loan Group, to the Certificateholders and the related Serviced Non-Pooled Mortgage Loan
     Noteholders, as applicable), as a collective whole, to be performed at a rate determined by the applicable Special Servicer but in no event less than the related Net Mortgage Rate (or, in the case of a Serviced Mortgage
     Loan Group, less than the weighted average of the Net Mortgage Rates for the Mortgage Loans in such Serviced Mortgage Loan Group)); and

               (c) without regard to (i) any known relationship that the
     applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates may have with a related Borrower, a
     Mortgage Loan Seller or any other party to this Agreement, (ii) the ownership of any Certificate or any interest in any other Mortgage Loan in a Mortgage Loan Group by the applicable Master Servicer or the applicable
     Special Servicer, as the case may be, or any of its Affiliates, (iii) the obligation of the applicable Master Servicer to make Advances or otherwise to incur servicing expenses with respect to any Serviced Mortgage Loan or
     Administered REO Property (or, if applicable, to make P&I Advances or (to the limited extent set forth herein) Servicing Advances with respect to a
     Non-Trust-Serviced Pooled Mortgage Loan), (iv) the obligation of the applicable Special Servicer to make, or direct the applicable Master
     Servicer to make, Servicing Advances (including Emergency Advances) or otherwise to incur servicing expenses with respect to any Serviced Mortgage
     Loan or Administered REO Property, (v) the right of the applicable Master
     Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates to receive reimbursement of costs, or the sufficiency of any compensation payable to it, hereunder or with respect to any particular transaction, (vi) any ownership, servicing and/or management by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, of any other mortgage loans or real property, (vii) the ownership by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates of any other debt owed by, or secured by ownership interests in, any of the
     Borrowers or any Affiliate of a Borrower, and (viii) the obligations of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates to repurchase any Pooled Mortgage Loan from the Trust Fund, or to indemnify the Trust Fund, in any event as a result of a Material Breach or a Material Document Defect;

provided that the foregoing standards shall apply with respect to a
Non-Trust-Serviced Pooled Mortgage Loan and any related REO Property only to the extent that the applicable Master Servicer or the applicable Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to this Agreement.

          "Servicing Transfer Event": With respect to any Serviced Mortgage
Loan, the occurrence of any of the events described in clauses (a) through (h)
of the definition of "Specially Serviced Mortgage Loan".

                                      -67-

          "Sheldon Palms Apartments Controlling Party": The Sheldon Palms
Apartments Non-Pooled Subordinate Noteholder at any time when a PCFII Change of
Control Event does not exist with respect to the Sheldon Palms Apartments Loan
Group or the Controlling Class Representative at any time when a PCFII Change of
Control Event exists with respect to the Sheldon Palms Apartments Loan Group.

          "Sheldon Palms Apartments Intercreditor Agreement": That certain
Co-Lender Agreement, dated as of July 31, 2006, by and between Principal Life
Insurance Company, as initial A note holder, and Principal Life Insurance
Company, as initial B note holder, relating to certain mortgage loans secured by the Sheldon Palms Apartments Mortgaged Property.

          "Sheldon Palms Apartments Loan Group": Collectively, the Sheldon Palms
Apartments Pooled Mortgage Loan and the Sheldon Palms Apartments Non-Pooled
Subordinate Loan (including any successor REO Mortgage Loans with respect to such loans).

          "Sheldon Palms Apartments Mortgaged Property": The Mortgaged Property
identified on the Pooled Mortgage Loan Schedule as "Sheldon Palms Apartments".

          "Sheldon Palms Apartments Non-Pooled Subordinate Loan": The mortgage loan, with an original principal balance of $500,000 that is secured by the same
Mortgage encumbering the Sheldon Palms Apartments Mortgaged Property as the
Sheldon Palms Apartments Pooled Mortgage Loan and is subordinate in right of payment to the Sheldon Palms Apartments Pooled Mortgage Loan. The Sheldon Palms
Apartments Non-Pooled Subordinate Loan is not a "Pooled Mortgage Loan" or part of the Trust Fund, any REMIC Pool or any Grantor Trust Pool.

          "Sheldon Palms Apartments Non-Pooled Subordinate Noteholder": The
holder or holders of the related Mortgage Note evidencing the Sheldon Palms
Apartments Non-Pooled Subordinate Loan.

          "Sheldon Palms Apartments Pooled Mortgage Loan": The Pooled Mortgage
Loan in the original principal amount of $13,200,000 that is secured by the
Mortgage encumbering the Sheldon Palms Apartments Mortgaged Property.

          "Sole Certificateholder(s)": Any Holder or group of Holders, as the case may be, of 100% of the then outstanding Certificates.

          "Special Servicer": Each of the General Special Servicer and each
Loan-Specific Special Servicer, as applicable.

          "Special Servicing Fee": With respect to each Specially Serviced
Mortgage Loan and each REO Mortgage Loan (other than any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan), the fee designated as such and payable to the applicable Special Servicer pursuant to the first paragraph of
Section 3.11(c).

          "Special Servicing Fee Rate": With respect to each Specially Serviced
Mortgage Loan and each REO Mortgage Loan (other than any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan), 0.25% per annum.

          "Specially Designated Defaulted Pooled Mortgage Loan": A Pooled
Mortgage Loan that both (A) is a Specially Serviced Mortgage Loan (or, in the case of the RLJ Hotel Portfolio Pooled Mortgage Loan, is a "specially serviced mortgage loan" within the meaning of the WCMSI 2006-C27 Pooling and Servicing
Agreement and the applicable Master Servicer has received notice of such status from the WCMSI 2006-C27 Master Servicer or the WCMSI 2006-C27 Special Servicer)
and (B) either (i) is delinquent 120 days or more with respect to any Balloon
Payment or 60 days or more with respect to any other Monthly Payment, with such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note, or (ii) is a Pooled
Mortgage Loan as to which the amounts due thereunder have been accelerated following any other material default.

                                      -68-

          "Specially Designated Mortgage Loan Documents": With respect to any
Pooled Mortgage Loan, subject to Section 1.04, the following documents on a collective basis:

               (i) the original executed Mortgage Note or alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note;

               (ii) an original or a copy of the Mortgage, in each case (unless the particular item has been sent for recording but has not been returned from the applicable recording office) with evidence of recording indicated
     thereon; provided that if such original Mortgage cannot be delivered with evidence of recording thereon on or prior to the 90th day following the
     Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation or because such original Mortgage has been lost, there shall be delivered to the Trustee or a Custodian on its behalf a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Pooled Mortgage Loan
     Seller stating that such original Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original
     Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

               (iii) the original or a copy of any related Assignment of Leases
     (if any such item is a document separate from the Mortgage), in each case
     (unless the particular item has been sent for recording but has not been returned from the applicable recorder) with evidence of recording thereon;

               (iv) the original or a copy of the policy or certificate of lender's title insurance issued in connection with such Mortgage Loan (or, if the policy has not yet been issued, an original or copy of a written commitment "marked-up" at the closing of such Mortgage Loan, interim binder or the pro forma title insurance policy, in each case evidencing a binding commitment to issue such policy);

               (v) if a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the Ground Lease relating to such Mortgage Loan;

               (vi) except in the case of a Non-Trust-Serviced Pooled Mortgage
     Loan, if any documents relating to, evidencing or constituting Additional
     Collateral for such Mortgage Loan are in the form of a Letter of Credit, the original of any such Letter of Credit (except that either (x) the
     "Mortgage File" shall initially contain the original of such Letter of
     Credit (and a copy of such Letter of Credit shall initially be delivered to the applicable Master Servicer) and, thereafter, such original shall be delivered to the applicable Master Servicer (with a copy of such Letter of
     Credit to be maintained by the Trustee) with reasonable promptness following request in connection with the applicable Master Servicer's performance of its duties hereunder, or (y) the "Mortgage File" shall initially contain a copy of such Letter of Credit and the original of such
     Letter of Credit shall initially be delivered to the applicable Master
     Servicer (or a Primary Servicer on its behalf) and, thereafter, such original shall be maintained by such Master Servicer (or a Primary Servicer on its behalf)); and

               (vii) if the related Mortgaged Property is a hospitality property that is subject to a franchise or similar arrangement, (a) an original or a copy of any franchise or similar agreement and (b) either (i) a signed copy of the comfort letter delivered by the franchisor or similar person for the benefit of the holder of the Mortgage Loan in connection with the Pooled
     Mortgage Loan Seller's origination or acquisition of the Mortgage Loan, together with such instrument(s) of notice or transfer (if any) as are necessary to transfer or assign to the Trust or the Trustee the benefits of such comfort letter, or (ii) a copy of the comfort letter delivered by the franchisor or similar person for the benefit of the holder of the Mortgage
     Loan in connection with such origination or acquisition of the Mortgage
     Loan, together with a signed copy or a fax copy of a new comfort letter (in substantially the same form and substance as the comfort letter delivered in connection with such origination or acquisition) by the franchisor or similar person for the benefit of the Trust or the Trustee (and, if a fax copy of a

                                      -69-

     new comfort letter is delivered, then the original copy shall be included in the "Mortgage File" promptly following receipt thereof by the related
     Pooled Mortgage Loan Seller).

          "Specially Serviced Mortgage Loan": Any Serviced Mortgage Loan as to
which any of the following events has occurred:

               (a) the related Borrower has failed to make when due any Balloon
     Payment, and the Borrower has not delivered to the applicable Master
     Servicer, on or prior to the due date of such Balloon Payment, a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable Master Servicer which provides that such refinancing will occur within 120 days after the date on which such Balloon Payment will become due (provided that such Mortgage
     Loan shall immediately become a Specially Serviced Mortgage Loan if either
     (x) such refinancing does not occur before the expiration of the time period for refinancing specified in such binding commitment or (y) the applicable Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Non-Pooled Mortgage
     Loan, in respect of the Pooled Mortgage Loan included in the same Serviced
     Mortgage Loan Group) at any time prior to such a refinancing); or

               (b) the related Borrower has failed to make when due any Monthly
     Payment (other than a Balloon Payment) or any other payment (other than a
     Balloon Payment) required under the related Mortgage Note or the related
     Mortgage, which failure has continued unremedied for sixty (60) days; or

               (c) the applicable Master Servicer determines (in accordance with the Servicing Standard) that a default in making any Monthly Payment (other than a Balloon Payment) or any other material payment (other than a Balloon
     Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the applicable Master Servicer determines (in accordance with the Servicing Standard) that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the
     Borrower has delivered a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the applicable
     Master Servicer which provides that such refinancing will occur within 120 days following the date on which such Balloon Payment will become due, such
     Master Servicer determines (in accordance with the Servicing Standard) that
     (A) the Borrower is likely not to make one or more Assumed Monthly Payments prior to such a refinancing or (B) such refinancing is not likely to occur within 120 days following the date on which such Balloon Payment will become due); or

               (d) there shall have occurred a default (including, in the applicable Master Servicer's or the Special Servicer's judgment, the failure of the related Borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan Documents, unless such default has been waived in accordance with Section 3.07 or Section 3.20 hereof) under the related Mortgage Loan Documents, other than as described in clause (a), (b) or (c) above, that may, in the applicable Master
     Servicer's or the applicable Special Servicer's good faith and reasonable judgment, materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of any Serviced
     Non-Pooled Mortgage Loan, the interests of the related Serviced Non-Pooled
     Mortgage Loan Noteholder(s)), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan (or, if no cure period is specified, 60 days); or

               (e) a decree or order of a court or agency or supervisory
     authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been

                                      -70-

     entered against the related Borrower and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

               (f) the related Borrower shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Borrower or of or relating to all or substantially all of its property; or

               (g) the related Borrower shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

               (h) the applicable Master Servicer or the applicable Special
     Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property.

provided that a Serviced Mortgage Loan will cease to be a Specially Serviced
Mortgage Loan, when a Liquidation Event has occurred in respect of such Mortgage
Loan, or at such time as such of the following as are applicable occur with respect to the circumstances identified above that caused such Mortgage Loan to be characterized as a Specially Serviced Mortgage Loan (and provided that no other Servicing Transfer Event then exists):

               (I) with respect to the circumstances described in clauses (a)
     and (b) above, the related Borrower has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to Section 3.20);

               (II) with respect to the circumstances described in clauses (c),
     (e), (f), and (g) above, such circumstances cease to exist in the good faith reasonable judgment, exercised in accordance with the Servicing
     Standard, of the applicable Special Servicer;

               (III) with respect to the circumstances described in clause (d)
     above, such default is cured in the good faith reasonable judgment, exercised in accordance with the Servicing Standard, of the applicable
     Special Servicer; and

               (IV) with respect to the circumstances described in clause (h)
     above, such proceedings are terminated.

          Notwithstanding the foregoing, if a Servicing Transfer Event exists as contemplated above in this definition for any Mortgage Loan in a Serviced
Mortgage Loan Group, it shall be deemed to exist for the other Mortgage Loans in such Serviced Mortgage Loan Group.

          "Specially Serviced Pooled Mortgage Loan": A Serviced Pooled Mortgage
Loan that constitutes a Specially Serviced Mortgage Loan. Notwithstanding
anything herein to the contrary, in no event shall a Non-Trust-Serviced Pooled
Mortgage Loan constitute a Specially Serviced Pooled Mortgage Loan hereunder.

          "Startup Day": With respect to each REMIC Pool, the day designated as such in Section 2.12(a) (in the case of REMIC I), Section 2.14(a) (in the case of REMIC II) or Section 2.16(a) (in the case of REMIC III), as applicable.

          "Stated Maturity Date": With respect to any Mortgage Loan, the Due
Date specified in the related Mortgage Note (as in effect on the Closing Date or, in the case of a Replacement Pooled Mortgage Loan, on the related date of substitution) on which the last payment of principal is due and payable under the terms of such Mortgage Note, without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, waiver or amendment of such Mortgage
Loan granted or agreed to by

                                      -71-

the applicable Master Servicer or Special Servicer pursuant to Section 3.20 (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, by the related
Non-Trust Master Servicer or the related Non-Trust Special Servicer pursuant to the related Non-Trust Servicing Agreement) and, in the case of an ARD Mortgage
Loan, without regard to its Anticipated Repayment Date.

          "Stated Principal Balance": With respect to any Pooled Mortgage Loan
(and any successor REO Pooled Mortgage Loan with respect thereto), a principal balance which (a) initially shall equal the unpaid principal balance thereof as of the related Cut-off Date or, in the case of any Replacement Pooled Mortgage
Loan, as of the related date of substitution, in any event after application of all payments of principal due thereon on or before such date, whether or not received, and (b) shall be permanently reduced on each subsequent Distribution
Date (to not less than zero) by the sum of:

               (i) that portion, if any, of the Unadjusted Principal
     Distribution Amount for such Distribution Date that is attributable to such
     Pooled Mortgage Loan (or successor REO Pooled Mortgage Loan); and

               (ii) the principal portion of any Realized Loss incurred in respect of such Pooled Mortgage Loan (or successor REO Pooled Mortgage
     Loan) during the related Collection Period;

provided that, if a Liquidation Event occurs in respect of any Mortgage Loan or
REO Property, then the "Stated Principal Balance" of such Mortgage Loan or of the related REO Pooled Mortgage Loan, as the case may be, shall be zero commencing as of the close of business on the Distribution Date next following the Collection Period in which such Liquidation Event occurred.

          "Subordinate Note Custodial Account": As defined in Section 3.04(f).

          "Sub-Servicer": Any Person with which a Master Servicer or a Special
Servicer has entered into a Sub-Servicing Agreement with respect to the Mortgage
Loans in accordance with the terms hereof.

          "Sub-Servicing Agreement": The written contract between a Master
Servicer or a Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans as provided in Section 3.22. For the avoidance of doubt, the Primary Servicing
Agreement does not constitute a Sub-Servicing Agreement.

          "Substitution Shortfall Amount": In connection with the substitution of one or more Replacement Pooled Mortgage Loans for any Defective Pooled
Mortgage Loan, the amount, if any, by which the Purchase Price for such
Defective Pooled Mortgage Loan (calculated as if it were to be repurchased, instead of replaced, on the relevant date of substitution), exceeds the initial
Stated Principal Balance or the initial aggregate Stated Principal Balance, as the case may be, of such Replacement Pooled Mortgage Loan(s) as of the date of substitution.

          "Successful Bidder": As defined in Section 7.01(c).

          "Tax Administrator": WFB, in its capacity as tax administrator hereunder, or any successor tax administrator appointed as herein provided.

          "Tax Administrator Fee": At any time when the Certificate
Administrator is not also the Tax Administrator, the portion of the Certificate
Administrator Fee payable to the Tax Administrator in an amount agreed to by the
Certificate Administrator and the Tax Administrator.

          "Tax Matters Person": With respect to any REMIC Pool, the Person designated as the "tax matters person" of such REMIC Pool in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury
Regulations Section 301.6231(a)(7)-1T, which Person shall, pursuant to Section
10.01(b), be the Holder of Certificates evidencing the largest Percentage
Interest in the Class R Certificates.

                                      -72-

          "Tax Returns": The federal income tax return on IRS Form 1066, U.S.
Real Estate Mortgage Investment Conduit Income (REMIC) Tax Return, including
Schedule Q thereto, Quarterly Notice to Residual Interest Holder of REMIC
Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC
Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS under any applicable provisions of federal tax law or any other governmental taxing authority under applicable state or local tax laws.

          "Termination Price": As defined in Section 9.01(a).

          "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a
Certificate.

          "Transfer Affidavit and Agreement": As defined in Section 5.02(d).

          "Transferee": Any Person who is acquiring by Transfer any Ownership
Interest in a Certificate.

          "Transferor": Any Person who is disposing by Transfer of any Ownership
Interest in a Certificate.

          "Trust": The trust created hereby.

          "Trust Fund": Collectively, all of the assets of all the REMIC Pools and all the Grantor Trust Pools.

          "Trustee": LaSalle, in its capacity as trustee hereunder, or any successor trustee appointed as herein provided.

          "Trustee Fee": With respect to each Pooled Mortgage Loan and REO
Pooled Mortgage Loan, the fee designated as such and payable to the Trustee pursuant to Section 8.05(a).

          "Trustee Fee Rate": Sixty-four hundred-thousandths of one percent
(0.00064%) per annum.

          "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

          "UCC Financing Statement": A financing statement filed, or to be filed, pursuant to the UCC.

          "Unadjusted Principal Distribution Amount": As defined in the definition of "Principal Distribution Amount".

          "Uncertificated Accrued Interest": As defined in Section 2.12(g) with respect to any REMIC I Regular Interest for any Interest Accrual Period and in
Section 2.14(g) with respect to any REMIC II Regular Interest for any Interest
Accrual Period.

          "Uncertificated Distributable Interest": As defined in Section 2.12(g)
with respect to any REMIC I Regular Interest for any Distribution Date and in
Section 2.14(g) with respect to any REMIC II Regular Interest for any
Distribution Date.

          "Uncertificated Principal Balance": The principal balance outstanding from time to time of any REMIC I Regular Interest (calculated in accordance with
Section 2.12(e) hereof) or any REMIC II Regular Interest (calculated in accordance with Section 2.14(e) hereof).

          "Underwriter Exemption": PTE 90-30 issued to Bear, Stearns & Co. Inc.
and PTE 90-24 issued to Morgan Stanley & Co. Incorporated, each as amended by
PTE 97-34, PTE 2000-58 and PTE 2002-41 and as may be subsequently amended following the Closing Date.

                                      -73-

          "Underwriters": Bear, Stearns & Co. Inc. and Morgan Stanley & Co.
Incorporated.

          "United States Securities Person": Any "U.S. person" as defined in
Rule 902(k) of Regulation S.

          "United States Tax Person": A citizen or resident of the United
States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of
Columbia, an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the
Code (or, to the extent provided in the applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that elect to be treated as United States
Tax Persons).

          "Unliquidated Advance": Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a
Workout-Delayed Reimbursement Amount pursuant to subsection (iii) of Section
3.05(a)(II) but that has not been recovered from the Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

          "Unrestricted Servicer Reports": Each of the CMSA Loan Setup File, the
CMSA Loan Periodic Update File, the CMSA Delinquent Loan Status Report, the CMSA
Historical Loan Modification Report, the CMSA Historical Liquidation Report, the
CMSA REO Status Report, the CMSA Loan Level Reserve Report and the CMSA
Reconciliation of Funds Report.

          "USAP": The Uniform Single Attestation Program for Mortgage Bankers
established by the Mortgage Bankers Association of America.

          "USPAP": The Uniform Standards of Professional Appraisal Practices.

          "Voting Rights": The voting rights evidenced by the respective
Certificates. At all times during the term of this Agreement, 99.0% of the
Voting Rights shall be allocated among all the Holders of the various Classes of
Principal Balance Certificates in proportion to the respective Class Principal
Balances of such Classes, and 1.0% of the Voting Rights shall be allocated between the Holders of the Class X-1 Certificates and the Holders of the Class
X-2 Certificates in proportion to the respective Class Notional Amounts of such
Classes. Voting Rights allocated to a particular Class of Certificateholders shall be allocated among such Certificateholders in proportion to the respective
Percentage Interests evidenced by their respective Certificates. No Voting
Rights shall be allocated to the Class R or Class V Certificateholders.

          "WCMSI 2006-C27": The commercial mortgage securitization known as the
Wachovia Bank Commercial Mortgage Trust, Series 2006-C27.

          "WCMSI 2006-C27 Master Servicer": The "master servicer" under the
WCMSI 2006-C27 Pooling and Servicing Agreement, which as of the Closing Date is
Wachovia Bank, National Association.

          "WCMSI 2006-C27 Pooling and Servicing Agreement": That certain Pooling and Servicing Agreement, dated as of August 1, 2006, between Wachovia Commercial
Mortgage Securities, Inc., as depositor, Wachovia Bank, National Association, as master servicer, LNR Partners, Inc., as special servicer and Wells Fargo Bank,
National Association, as trustee, relating to the Wachovia Bank Commercial
Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C27.

          "WCMSI 2006-C27 Special Servicer": The "special servicer" under the
WCMSI 2006-C27 Pooling and Servicing Agreement, which as of the Closing Date is
LNR Partners, Inc.

                                      -74-

          "WCMSI 2006-C27 Trustee": The "trustee" under the WCMSI 2006-C27
Pooling and Servicing Agreement, which as of the Closing Date is Wells Fargo
Bank, National Association.

          "Weighted Average REMIC I Remittance Rate": As defined in Section
2.14(f).

          "WFB": Wells Fargo Bank, National Association, or its successor in interest.

          "WFB Pooled Mortgage Loan": Any Mortgage Loan that is either an
Original WFB Pooled Mortgage Loan or a Replacement Pooled Mortgage Loan that was delivered under the WFB Pooled Mortgage Loan Purchase Agreement in substitution for an Original WFB Pooled Mortgage Loan.

          "WFB Pooled Mortgage Loan Purchase Agreement": That certain Pooled
Mortgage Loan Purchase Agreement dated as of September 13, 2006, between WFB as seller and the Depositor as purchaser.

          "Within Grace Period Loan": With respect to any Monthly Payment or
Assumed Monthly Payment due and payable, or deemed due and payable, in respect of any particular Pooled Mortgage Loan, the status attributable to that Mortgage
Loan by reason of, if applicable, the fact that, although such Monthly Payment or Assumed Monthly Payment has not been received, the Due Date, together with any applicable grace period, for such Monthly Payment or Assumed Monthly Payment has not passed.

          "Workout-Delayed Reimbursement Amount": As defined in subsection
(II)(i) of Section 3.05(a).

          "Workout Fee": The fee designated as such in, and payable to the applicable Special Servicer in connection with Corrected Mortgage Loans pursuant to, the second paragraph of Section 3.11(c).

          "Workout Fee Rate": With respect to each Corrected Mortgage Loan,
1.0%.

          "Yield Maintenance Charge": With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such
Yield Maintenance Charge may be.

          SECTION 1.02. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

               (iii) references herein to "Articles", "Sections", "Subsections",
     "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (iv) a reference to a Subsection without further reference to a
     Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to
     Paragraphs and other subdivisions;

                                      -75-

               (v) the words "herein", "hereof", "hereunder", "hereto", "hereby"
     and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

               (vi) the terms "include" and "including" shall mean without limitation by reason of enumeration.

          SECTION 1.03. Certain Calculations in Respect of the Mortgage Pool.

          (a) All amounts Received by the Trust in respect of any
Cross-Collateralized Group, including any payments from Borrowers, Insurance
Proceeds, Condemnation Proceeds and Liquidation Proceeds (including any such collections on or in respect of Corrected Mortgage Loans), together with any other cash recoveries on and proceeds of any Cross-Collateralized Group shall be applied among the Pooled Mortgage Loans constituting such Cross-Collateralized
Group in accordance with the express provisions of the related Mortgage Loan
Documents and, in the absence of such express provisions, in accordance with the
Servicing Standard. All amounts Received by the Trust in respect of or allocable to any particular Pooled Mortgage Loan (whether or not such Pooled Mortgage Loan constitutes part of a Cross-Collateralized Group, but excluding any Serviced
Mortgage Loan Group and a Non-Trust-Serviced Pooled Mortgage Loan), including any payments from Borrowers, Insurance Proceeds, Condemnation Proceeds or
Liquidation Proceeds (including any such collections on or in respect of
Corrected Mortgage Loans), together with any other cash recoveries on and proceeds of such Pooled Mortgage Loan shall be applied to amounts due and owing under the related Mortgage Note and Mortgage (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Loan Documents and, in the absence of such express provisions or if and to the extent that such terms authorize the lender to use its discretion, shall be applied: first, as a recovery of any related and unreimbursed Servicing Advances (together with, without duplication, any
Unliquidated Advances in respect of prior Servicing Advances and any prior
Servicing Advances theretofore determined to constitute Nonrecoverable Servicing
Advances) and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest (together with, without duplication, any
Unliquidated Advances in respect of prior P&I Advances of such interest and any
P&I Advances of interest theretofore determined to constitute Nonrecoverable P&I
Advances) on such Pooled Mortgage Loan to, but not including, the Due Date in the Collection Period in which the collection occurred, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default
Interest or, in the case of an ARD Mortgage Loan after its Anticipated Repayment
Date, that constitutes Post-ARD Additional Interest; third, as a recovery of principal (together with, without duplication, any Unliquidated Advances in respect of prior P&I Advances of such principal and any prior P&I Advances of such principal theretofore determined to constitute Nonrecoverable P&I Advances)
of such Pooled Mortgage Loan then due and owing, including by reason of acceleration of such Pooled Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Pooled Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance); fourth, unless a Liquidation Event has occurred in respect of such
Pooled Mortgage Loan, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items;
fifth, unless a Liquidation Event has occurred in respect of such Pooled
Mortgage Loan, as a recovery of Reserve Funds to the extent then required to be held in escrow; sixth, as a recovery of any Default Charges then due and owing under such Pooled Mortgage Loan; seventh, as a recovery of any Prepayment
Premium or Yield Maintenance Charge then due and owing under such Pooled
Mortgage Loan; eighth, as a recovery of any assumption fees and modification fees then due and owing under such Pooled Mortgage Loan; ninth, as a recovery of any other amounts then due and owing under such Pooled Mortgage Loan other than remaining unpaid principal and, in the case of an ARD Mortgage Loan after its
Anticipated Repayment Date, other than Post-ARD Additional Interest; tenth, as a recovery of any remaining principal of such Pooled Mortgage Loan to the extent of its entire remaining unpaid principal balance; and, eleventh, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Post-ARD Additional Interest on such ARD Mortgage Loan to, but not including, the date of receipt by or on behalf of the Trust.

          (b) Amounts Received by the Trust with respect to each REO Property
(other than, if applicable, any REO Property related to any Serviced Mortgage
Loan Group or a Non-Trust-Serviced Pooled Mortgage Loan), exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property, shall be treated: first, as a recovery of any related and unreimbursed Servicing Advances (together with any

                                      -76-

Unliquidated Advances in respect of prior Servicing Advances and any prior
Servicing Advances theretofore determined to constitute Nonrecoverable Servicing
Advances) and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest (together with any Unliquidated Advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute Nonrecoverable P&I Advances) on the related
REO Pooled Mortgage Loan to, but not including, the Due Date in the Collection
Period of receipt by or on behalf of the Trust, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or, in the case of an REO Pooled Mortgage Loan that relates to an ARD Mortgage
Loan after its Anticipated Repayment Date, that constitutes Post-ARD Additional
Interest; third, as a recovery of principal (together with any Unliquidated
Advances in respect of prior P&I Advances of such principal and any P&I Advances of principal theretofore determined to constitute Nonrecoverable P&I Advances)
of the related REO Pooled Mortgage Loan to the extent of its entire unpaid principal balance; fourth, as a recovery of any Default Charges deemed to be due and owing in respect of the related REO Pooled Mortgage Loan; fifth, as a recovery of any Prepayment Premium or Yield Maintenance Charge deemed to be due and owing in respect of the related REO Pooled Mortgage Loan; sixth, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Pooled Mortgage Loan (other than, in the case of an REO Pooled
Mortgage Loan that relates to an ARD Mortgage Loan after its Anticipated
Repayment Date, accrued and unpaid Post-ARD Additional Interest); and seventh, in the case of an REO Pooled Mortgage Loan that relates to an ARD Mortgage Loan after its Anticipated Repayment Date, as a recovery of any accrued and unpaid
Post-ARD Additional Interest on such REO Pooled Mortgage Loan to, but not including, the date of receipt by or on behalf of the Trust.

          (c) Amounts collected on or with respect to each Serviced Mortgage
Loan Group or any related REO Property shall be applied in accordance with the allocation and payment provisions of the applicable Mortgage Loan Group
Intercreditor Agreement. In no event, however, shall there be charged to or borne by any one or more related Non-Pooled Noteholders any out-of-pocket expense incurred under this Agreement that, in the good faith, reasonable judgment of the applicable Master Servicer, the applicable Special Servicer, the
Trustee, the Certificate Administrator or the Tax Administrator, as applicable,
(i) relates primarily to the general administration of the Trust Fund (and is not attributable to any particular mortgage loans), (ii) relates primarily to a
REMIC Pool or the general administration thereof, (iii) relates primarily to any determination respecting the amount, payment or avoidance of any tax on the
Trust Fund under the REMIC Provisions or (iv) consists of the actual payment of any REMIC tax. Section 1.03 and Section 3.05(a) of this Agreement shall be construed in accordance with the preceding statement.

          (d) The parties acknowledge that any payments, collections and recoveries received by the parties to the Non-Trust Servicing Agreement related to a Non-Trust-Serviced Pooled Mortgage Loan are required to be allocated by such parties in accordance with the terms and conditions of the related Mortgage
Loan Group Intercreditor Agreement and such Non-Trust-Serviced Pooled Mortgage
Loan.

          (e) For the purposes of this Agreement, Post-ARD Additional Interest on an ARD Mortgage Loan or a successor REO Mortgage Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated Principal Balance of such ARD
Mortgage Loan or successor REO Mortgage Loan, notwithstanding that the terms of the related Mortgage Loan Documents so permit. To the extent any Post-ARD
Additional Interest is not paid on a current basis, it shall be deemed to be deferred interest.

          (f) The foregoing applications of amounts received in respect of any
Mortgage Loan or REO Property shall be determined by the applicable Master
Servicer and reflected in the appropriate monthly report from such Master
Servicer and in the appropriate monthly Certificate Administrator Report as provided in Section 4.02.

          SECTION 1.04. Cross-Collateralized Mortgage Loans.

          Notwithstanding anything herein to the contrary, it is hereby acknowledged that any groups of Pooled Mortgage Loans identified on the Pooled
Mortgage Loan Schedule as being cross-collateralized with each other are, in the case of each such particular group of Pooled Mortgage Loans, by their terms, cross-defaulted and cross-collateralized with each other. For purposes of reference only in this Agreement, and without in any way limiting the servicing rights and powers of the applicable Master Servicer and/or the applicable
Special Servicer, with respect to any Cross-Collateralized

                                      -77-

Mortgage Loan (or successor REO Mortgage Loan with respect thereto), the
Mortgaged Property (or REO Property) that relates or corresponds thereto shall be the property identified in the Pooled Mortgage Loan Schedule as corresponding thereto. The provisions of this Agreement, including each of the defined terms set forth in Section 1.01, shall be interpreted in a manner consistent with this
Section 1.04; provided that, if there exists with respect to any
Cross-Collateralized Group only one original of any document referred to in the definition of "Mortgage File" covering all the Pooled Mortgage Loans in such
Cross-Collateralized Group, then the inclusion of the original of such document in the Mortgage File for any of the Pooled Mortgage Loans constituting such
Cross-Collateralized Group shall be deemed an inclusion of such original in the
Mortgage File for each such Pooled Mortgage Loan.

          SECTION 1.05. Incorporation of Preliminary Statement.

          The parties hereto acknowledge that the Preliminary Statement at the beginning of this Agreement constitutes a part of this Agreement.

                                      -78-

                                   ARTICLE II

 CONVEYANCE OF POOLED MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES; ORIGINAL
  ISSUANCE OF REMIC I REGULAR INTERESTS, REMIC II REGULAR INTERESTS, REMIC III
  COMPONENTS, REMIC I RESIDUAL INTEREST, REMIC II RESIDUAL INTEREST, REMIC III
                       RESIDUAL INTEREST AND CERTIFICATES

          SECTION 2.01. Conveyance of Pooled Mortgage Loans.

          (a) It is the intention of the parties hereto that a common law trust be established under the laws of the State of New York pursuant to this
Agreement and, further, that such trust be designated as "Bear Stearns
Commercial Mortgage Trust 2006-PWR13". LaSalle is hereby appointed, and does hereby agree to act, as Trustee hereunder and, in such capacity, to hold the
Trust Fund in trust for the exclusive use and benefit of all present and future
Certificateholders. This Agreement is not intended to create a partnership or a joint-stock association.

          (b) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the
Trustee, in trust, without recourse, for the benefit of the Certificateholders
(and for the benefit of the other parties to this Agreement as their respective interests may appear) all the right, title and interest of the Depositor, in, to and under (i) the Original Pooled Mortgage Loans and all documents included in the related Mortgage Files and Servicing Files, (ii) the rights of the Depositor under Sections 2, 3, 4 (other than Section 4(c)) and 5 (and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18) of each
Pooled Mortgage Loan Purchase Agreement and (iii) all other assets included or to be included in the Trust Fund. Such assignment includes (i) all scheduled payments of principal and interest under and proceeds of the Original Pooled
Mortgage Loans received after the Cut-off Date (other than scheduled payments of interest and principal due on or before the respective Cut-off Date, which amounts shall belong and be promptly remitted to the related Pooled Mortgage
Loan Seller), together with all documents delivered or caused to be delivered hereunder with respect to the Original Pooled Mortgage Loans by the respective
Pooled Mortgage Loan Sellers (including all documents included in the related
Mortgage Files and Servicing Files and any related Additional Collateral); (ii)
any REO Property acquired in respect of an Original Pooled Mortgage Loan (or, in the case of any REO Property related to a Non-Trust-Serviced Pooled Mortgage
Loan, the rights of the holder of the related Original Pooled Mortgage Loan with respect thereto); and (iii) such funds or assets as from time to time are deposited in each Collection Account (but not in any Companion Note Custodial
Account or any Subordinate Note Custodial Account), the Distribution Account,
the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if
established, and subject to the rights of any related Serviced Non-Pooled
Mortgage Loan Noteholders, the REO Account. This conveyance is subject, however, to the right of the Primary Servicers pursuant to the Primary Servicing
Agreements and the Designated Sub-Servicers pursuant to the Designated
Sub-Servicer Agreements and, in the case of any particular Original Pooled
Mortgage Loan, the rights of any other creditor(s) under any related intercreditor agreement, co-lender agreement or similar agreement.

          After the Depositor's transfer of the Original Pooled Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust's ownership of the Pooled Mortgage Loans.

          (c) The conveyance of the Original Pooled Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by the parties hereto to constitute an absolute transfer of the Original Pooled
Mortgage Loans and such other related rights and property by the Depositor to the Trustee for the benefit of the Certificateholders. Furthermore, it is not intended that such conveyance be a pledge of security for a loan. If such conveyance is determined to be a pledge of security for a loan, however, the
Depositor and the Trustee intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The
Depositor and the Trustee also intend and agree that, in such event, (i) this
Agreement shall constitute a security agreement under applicable law, (ii) the
Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in all of the Depositor's right, title and interest in and to the assets constituting the Trust Fund,

                                      -79-

including the Pooled Mortgage Loans subject hereto from time to time, all principal and interest received on or with respect to such Mortgage Loans after the Closing Date (other than scheduled payments of interest and principal due and payable on such Mortgage Loans on or prior to the related Due Date in
September 2006 or, in the case of a Replacement Pooled Mortgage Loan, on or prior to the related date of substitution), all amounts held from time to time in each Collection Account, the Distribution Account, the Interest Reserve
Account, the Excess Liquidation Proceeds Account and, if established, the REO
Accounts, and all investment earnings on such amounts, and all of the
Depositor's right, title and interest under the Pooled Mortgage Loan Purchase
Agreements that are described under clause (ii) of the first sentence of Section
2.01(b), (iii) the possession by the Trustee or its agent of the Mortgage Notes with respect to the Pooled Mortgage Loans subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" or possession by a purchaser or person designated by such secured party for the purpose of perfecting such security interest under applicable law, and
(iv) notifications to, and acknowledgments, receipts or confirmations from,
Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a UCC financing statement substantially in the form attached as Exhibit J hereto in all appropriate locations in the
State of Delaware promptly following the initial issuance of the Certificates, and the Trustee shall, at the expense of the Depositor (to the extent reasonable), prepare and file continuation statements with respect thereto, in each case within six months prior to the fifth anniversary of the immediately preceding filing. The Depositor shall cooperate in a reasonable manner with the
Trustee in the preparation and filing such continuation statements. This Section
2.01(c) shall constitute notice to the Trustee pursuant to any requirements of the UCC in effect in each applicable jurisdiction.

          (d) In connection with the Depositor's assignment pursuant to Section
2.01(b) above, the Depositor hereby represents and warrants that each Pooled
Mortgage Loan Seller is obligated, at such Pooled Mortgage Loan Seller's expense, pursuant to the related Pooled Mortgage Loan Purchase Agreement, to deliver to and deposit with, or cause to be delivered to and deposited with, the
Trustee or a Custodian appointed thereby, (i) on or before the Closing Date, the
Mortgage Note for each Pooled Mortgage Loan so assigned, endorsed to the Trustee as specified in clause (i) of the definition of "Mortgage File"(or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note as specified in clause
(i) of the definition of "Mortgage File") and (ii) on or before the respective delivery dates therefor set forth in the related Pooled Mortgage Loan Purchase
Agreement, the remainder of the Mortgage File and any Additional Collateral
(other than Reserve Funds, which are to be transferred to the applicable Master
Servicer (or a Primary Servicer on its behalf), and, in the case of the Pooled
Mortgage Loans (other than the PMCF Pooled Mortgage Loans), other than the originals of Letters of Credit, which are to be transferred to the applicable
Master Servicer (or a Primary Servicer on its behalf)) for each Original Pooled
Mortgage Loan acquired by the Depositor from such Pooled Mortgage Loan Seller.
Notwithstanding the preceding sentence, if the applicable Pooled Mortgage Loan
Seller cannot so deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in clauses (ii), (iii), (vii) and (ix)(A) of the definition of "Mortgage File", with evidence of recording or filing (if applicable, and as the case may be)
thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as the case may be, then (subject to the obligation of such Pooled
Mortgage Loan Seller to nonetheless (1) from time to time make or cause to be made reasonably diligent efforts to obtain such document or instrument (with such evidence) if it is not returned within a reasonable period after the date when it was transmitted for recording and (2) deliver such document or instrument to the Trustee or a Custodian appointed thereby (if such document or instrument is not otherwise returned to the Trustee or such Custodian) promptly upon such Pooled Mortgage Loan Seller's receipt thereof), so long as a copy of such document or instrument, certified by such Pooled Mortgage Loan Seller or title agent as being a copy of the document deposited for recording or filing and (in the case of such clause (ii)) accompanied by an Officer's Certificate of the applicable Pooled Mortgage Loan Seller or a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation, has been delivered to the Trustee on or before the respective delivery dates therefor set forth in the related Pooled
Mortgage Loan Purchase Agreement, the delivery requirements of the related
Pooled Mortgage Loan Purchase Agreement shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in

                                      -80-

the related Mortgage File; and if the applicable Pooled Mortgage Loan Seller cannot or does not so deliver, or cause to be delivered, as to any Pooled
Mortgage Loan (exclusive of a Non-Trust-Serviced Pooled Mortgage Loan), the original of any of the documents and/or instruments referred to in clauses (iv)
and (ix)(B) of the definition of "Mortgage File", because such document or instrument has been delivered for recording or filing, as the case may be, then
(subject to the obligation of such Pooled Mortgage Loan Seller to nonetheless
(1) from time to time make or cause to be made reasonably diligent efforts to obtain such document or instrument (with such evidence) if it is not returned within a reasonable period after the date when it was transmitted for recording and (2) deliver such document or instrument to the Trustee or a Custodian appointed thereby (if such document or instrument is not otherwise returned to the Trustee or such Custodian) promptly upon such Pooled Mortgage Loan Seller's receipt thereof), so long as a copy of such document or instrument, certified by such Pooled Mortgage Loan Seller, a title agent or a recording or filing agent as being a copy of the document deposited for recording or filing and accompanied by an Officer's Certificate of such Pooled Mortgage Loan Seller or a statement from the title agent that such document or instrument has been sent to the appropriate public recording official for recordation (except that such certification shall not be required if the Trustee is responsible for recordation of such document or instrument under this Agreement and such Pooled
Mortgage Loan Seller has delivered the original unrecorded document or instrument to the Trustee on or before the date that is 45 days following the
Closing Date), has been delivered to the Trustee on or before the respective delivery dates therefor set forth in the related Pooled Mortgage Loan Purchase
Agreement, the delivery requirements of the related Pooled Mortgage Loan
Purchase Agreement shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related
Mortgage File. In addition, with respect to each Pooled Mortgage Loan (exclusive of a Non-Trust-Serviced Pooled Mortgage Loan) under which any Additional
Collateral is in the form of a Letter of Credit as of the Closing Date, the
Depositor hereby represents and warrants that the related Pooled Mortgage Loan
Seller is contractually obligated to cause to be prepared, executed and delivered to the issuer of each such Letter of Credit such notices, assignments and acknowledgments as are required under such Letter of Credit to assign, without recourse, to the Trustee either the related Pooled Mortgage Loan
Seller's rights as the beneficiary thereof and drawing party thereunder or, alternatively but solely in the case of the PCF Pooled Mortgage Loans and the
PCFII Pooled Mortgage Loans, subject to the last paragraph in this section, the right to receive the proceeds of any draw under such Letter of Credit (it being acknowledged that the PCF Pooled Mortgage Loan Seller or the PCFII Pooled
Mortgage Loan Seller, as the case may be, shall not be required to change the named beneficiary of such Letter of Credit and that the PCF Pooled Mortgage Loan
Seller or PCFII Pooled Mortgage Loan Seller, as the case may be, has agreed to the provision acknowledged in the final paragraph of this subsection).
Furthermore, with respect to each Pooled Mortgage Loan, if any, as to which there exists a secured creditor impaired property insurance policy or pollution limited liability environmental impairment policy covering the related Mortgaged
Property, the related Pooled Mortgage Loan Seller is contractually obligated to cause such policy, within a reasonable period following the Closing Date, to inure to the benefit of the Trustee on behalf of the Certificateholders (if and to the extent that it does not by its terms automatically run to the holder of such Pooled Mortgage Loan). The Depositor shall deliver to the Trustee on or before the Closing Date a fully executed counterpart of each Pooled Mortgage
Loan Purchase Agreement. With respect to a Non-Trust-Serviced Pooled Mortgage
Loan, the parties hereto acknowledge the provisions of the related Pooled
Mortgage Loan Purchase Agreement in which the related Pooled Mortgage Loan
Seller represents, warrants and covenants to the effect that the documents described in clauses (ii) and (iii) of the definition of "Mortgage File" and documents comparable to those described in clause (iv) of the definition of
"Mortgage File" have been delivered to the trustee or custodian under the related Non-Trust Servicing Agreement, except to the extent that the absence of such document does not violate the terms of the related Non-Trust Servicing
Agreement. In addition, with respect to a Non-Trust-Serviced Pooled Mortgage
Loan, the parties hereto acknowledge the provisions of the related Pooled
Mortgage Loan Purchase Agreement in which the related Pooled Mortgage Loan
Seller represents, warrants and covenants to the effect that any "Document
Defect" as such term is defined in the applicable Non-Trust Servicing Agreement shall constitute a Document Defect under the related Pooled Mortgage Loan
Purchase Agreement. None of the Depositor, the Trustee, any Custodian, either
Master Servicer or any Special Servicer shall be liable for any failure by any
Pooled Mortgage Loan Seller to comply with the document delivery requirements of the related Pooled Mortgage Loan Purchase Agreement.

          In the case of the PCF Pooled Mortgage Loans and PCFII Pooled Mortgage
Loans that have Letters of Credit, the parties hereto acknowledge that under the terms of the related Pooled Mortgage Loan Purchase Agreement, the

                                      -81-

original of such Letter of Credit shall be held by the related Primary Servicer on behalf of the Master Servicer and at such time as the related Mortgage Loan becomes a Specially Serviced Mortgage Loan on behalf of the General Special
Servicer and the Trustee with a copy delivered to the Trustee in accordance with the requirements of the definition of "Mortgage File" and that the PCF Pooled
Mortgage Loan Seller or PCFII Pooled Mortgage Loan Seller, as the case may be, agreed in the related Pooled Mortgage Loan Purchase Agreement (a) that the proceeds of such Letter of Credit belong to the Trustee on behalf of
Certificateholders, (b) to notify, on or before the Closing Date, the bank issuing such Letter of Credit that such Letter of Credit and the proceeds thereof belong to the Trustee, and to use reasonable efforts to obtain within 30 days (but in any event to obtain within 90 days) following the Closing Date, an acknowledgment thereof by the bank (with a copy of such acknowledgement to be sent to the Trustee) or a reissued letter of credit and (c) to indemnify the
Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of the PCF Pooled Mortgage Loan Seller or the PCFII Pooled Mortgage
Loan Seller, as the case may be, to assign to the Trust all rights in and to such Letter of Credit under the applicable Pooled Mortgage Loan Purchase
Agreement, including the right and power to draw on such Letter of Credit and that the PGI Primary Servicer has agreed in the related Primary Servicing
Agreement that any Letter of Credit so held by it shall be held in its capacity as agent of the Trust and if there occurs any transfer of the Primary Servicer's primary servicing rights and duties, including in connection with the related
Mortgage Loan becoming a Specially Serviced Mortgage Loan, then the PGI Primary
Servicer shall assign the applicable Letter of Credit to the Trust or at the direction of the General Special Servicer to such party as the General Special
Servicer may instruct, in each case, at the expense of the PGI Primary Servicer and the Primary Servicer shall indemnify the Trust for any loss caused by the ineffectiveness of such assignment or caused by any action or failure to act with respect to the Letter of Credit after the date the related Mortgage Loan becomes a Specially Serviced Mortgage Loan to the extent such action or failure to act is not in accordance with the direction of the General Special Servicer, so long as such direction is consistent with the terms of the related Mortgage
Loan Documents and the Letter of Credit. Upon a PCF Pooled Mortgage Loan or
PCFII Pooled Mortgage Loan becoming a Specially Serviced Mortgage Loan, the
Primary Servicer shall present or draw on the Letter of Credit solely as directed by the General Special Servicer, and for the limited and sole purpose of so presenting, drawing or taking other action on the Letter of Credit at the direction of the General Special Servicer, shall act as the Special Servicer's agent.

          (e) As soon as reasonably possible, and in any event within 45 days after the later of (i) the Closing Date (or, in the case of a Replacement Pooled
Mortgage Loan substituted as contemplated by Section 2.03, after the related date of substitution) and (ii) the date on which all recording information necessary to complete the subject document is received by the Trustee, the
Trustee shall complete (to the extent necessary), and shall submit for recording or filing, as the case may be, including via electronic means, if appropriate, in or with the appropriate office for real property records or UCC Financing
Statements, as applicable, each assignment of Mortgage and assignment of
Assignment of Leases (except, in each case, with respect to any Mortgage or
Assignment of Leases that has been recorded in the name of MERS or its designee)
in favor of the Trustee referred to in clause (iv) of the definition of
"Mortgage File" that has been received by the Trustee or a Custodian on its behalf and each assignment of UCC Financing Statement (except with respect to any UCC Financing Statement that has been recorded in the name of MERS or its designee) in favor of the Trustee referred to in clause (ix)(B) of the definition of "Mortgage File" that has been received by the Trustee or a
Custodian on its behalf; provided, however, that (x) the Trustee shall only submit such items for recording or filing to the extent that they are related to
Mortgage Loans for which PMCF is the Pooled Mortgage Loan Seller and (y) the parties hereto acknowledge that the BSCMI Pooled Mortgage Loan Purchase
Agreement, the PCF Pooled Mortgage Loan Purchase Agreement, the PCFII Pooled
Mortgage Loan Purchase Agreement, the WFB Pooled Mortgage Loan Agreement and the
Nationwide Pooled Mortgage Loan Agreement require BSCMI, PCF, PCFII, WFB or
Nationwide, as the case may be, to itself submit or cause to be submitted, such items for recording or filing to the extent that they are related to Mortgage
Loans for which such Pooled Mortgage Loan Seller is the applicable Pooled
Mortgage Loan Seller. Each such assignment shall reflect that it should be returned by the public recording office to the Trustee (or, in the case of the
PCF Pooled Mortgage Loans and PCFII Pooled Mortgage Loans, to PCF or PCFII, as
the case may be, which has agreed in the related Pooled Mortgage Loan Purchase
Agreement, to deliver each such assignment to the Trustee (with a copy thereof to the applicable Master Servicer) following receipt of such recorded assignment or copy thereof if the original is retained by the public recording office)
following recording, and each such assignment of UCC Financing Statement shall reflect that the file copy thereof or an appropriate receipt therefor, as applicable, should be returned to the Trustee (or, in the case of

                                      -82-

the PCF Pooled Mortgage Loans and PCFII Pooled Mortgage Loans, to PCF or PCFII,
as the case may be, which has agreed in the related Pooled Mortgage Loan
Purchase Agreement, to deliver each such assignment to the Trustee (with a copy thereof to the applicable Master Servicer) following receipt of such recorded assignment or copy thereof if the original is retained by the public recording office) following filing; provided that in those instances where the public recording office retains the original assignment of Mortgage or assignment of
Assignment of Leases a copy of the recorded original shall be obtained. At such time as such assignments or verifications of electronic filing have been returned to the Trustee, the Trustee shall, if so requested, forward a copy thereof to the applicable Master Servicer either, to the extent that they are related to Mortgage Loans for which PMCF or Nationwide is the Pooled Mortgage
Loan Seller, at the expense of the related Pooled Mortgage Loan Seller to the extent provided in the separate agreement between the Trustee and such Pooled
Mortgage Loan Seller, or, to the extent that they are related to Mortgage Loans for which BSCMI or WFB is the Pooled Mortgage Loan Seller, at the expense of the related Pooled Mortgage Loan Seller as provided in the related Pooled Mortgage
Loan Purchase Agreement and, in any case, not at the expense of the Trust Fund.
If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Trustee shall direct the related Pooled Mortgage Loan Seller to prepare or cause to be prepared promptly, pursuant to the related Pooled Mortgage Loan Purchase Agreement, a substitute therefor or cure such defect, as the case may be, and thereafter the Trustee (in connection with Mortgage Loans described in clause (x) above) or the applicable
Pooled Mortgage Loan Seller (in connection with Mortgage Loans described in clause (y)) shall, upon receipt thereof, cause the same to be duly recorded or filed, as appropriate. If the related Pooled Mortgage Loan Seller has been so notified and has not prepared a substitute document or cured such defect, as the case may be, within 60 days, the Trustee shall promptly notify the Master
Servicers, the Primary Servicers, the Special Servicers, the Rating Agencies and
the Controlling Class Representative. The Depositor and the Trustee hereby acknowledge and agree that PMCF shall be responsible for paying, pursuant to a separate agreement between such Pooled Mortgage Loan Seller and the Trustee and not pursuant to this Agreement, an upfront fee to the Trustee in connection with the above-referenced recording and filing of documents insofar as such recording and filing relate to the Original Pooled Mortgage Loans sold by PMCF under the
PMCF Pooled Mortgage Loan Purchase Agreement; provided that PMCF shall not actually record or file any such documents.

          (f) In connection with the Depositor's assignment pursuant to Section
2.01(b) above, the Depositor hereby represents and warrants that each Pooled
Mortgage Loan Seller is contractually obligated, at such Pooled Mortgage Loan
Seller's expense, pursuant to the related Pooled Mortgage Loan Purchase
Agreement, to deliver to and deposit with, or cause to be delivered to and deposited with, the applicable Master Servicer, on or before the date that is 45 days after the Closing Date, in the case of the items in clause (i) below, and
20 days after the Closing Date, in the case of the items in clause (ii) below, the following items (except to the extent that any of the following items are to be retained by a Primary Servicer that will continue to act on behalf of the applicable Master Servicer and except to the extent that any of the following items relate to a Non-Trust-Serviced Pooled Mortgage Loan): (i) originals or copies of all financial statements, appraisals, environmental/engineering reports, transaction screens, seismic assessment reports, leases, rent rolls,
Insurance Policies and certificates, major space leases, legal opinions and tenant estoppels and any other relevant documents relating to the origination and servicing of any Mortgage Loan that are reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan in the possession or under the control of such Pooled Mortgage Loan Seller that relate to the Original Pooled Mortgage Loans transferred by it to the Depositor and, to the extent that any original documents are not required to be a part of a
Mortgage File for any such Original Pooled Mortgage Loan, originals or copies of all documents, certificates and opinions in the possession or under the control of such Pooled Mortgage Loan Seller that were delivered by or on behalf of the related Borrowers in connection with the origination of such Original Pooled
Mortgage Loans (provided that such Pooled Mortgage Loan Seller shall not be required to deliver any attorney-client privileged communication, draft documents or any documents or materials prepared by it or its Affiliates for internal uses, including without limitation, credit committee briefs or memoranda and other internal approval documents); and (ii) all unapplied Reserve
Funds and Escrow Payments in the possession or under the control of such Pooled
Mortgage Loan Seller that relate to the Original Pooled Mortgage Loans transferred by such Pooled Mortgage Loan Seller to the Depositor. Each Master
Servicer (or a Primary Servicer or Sub-Servicer on its behalf) shall hold all such documents, records and funds that it so receives on behalf of the Trustee in trust for the benefit of the

                                      -83-

Certificateholders (and, insofar as they also relate to any Serviced
Non-Pooled Mortgage Loan, on behalf of and for the benefit of any and all related Serviced Non-Pooled Mortgage Loan Noteholders).

          SECTION 2.02. Acceptance of Mortgage Assets by Trustee.

          (a) Subject to the other provisions in this Section 2.02, the Trustee, by its execution and delivery of this Agreement, hereby accepts receipt on behalf of the Trust, directly or through a Custodian on its behalf, of (i) the
Original Pooled Mortgage Loans and all documents delivered to it that constitute portions of the related Mortgage Files and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and any other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Original Pooled
Mortgage Loans and such other assets, together with any other Pooled Mortgage
Loans and assets subsequently delivered to it that are to be included in the
Trust Fund, in trust for the exclusive use and benefit of all present and future
Certificateholders. To the extent that the Mortgage File relates to a Pooled
Mortgage Loan that is part of a Serviced Mortgage Loan Group, the Trustee shall also hold such Mortgage File in trust for the use and benefit of the related
Serviced Non-Pooled Mortgage Loan Noteholders. Each Master Servicer acknowledges receipt (by it or a Primary Servicer on its behalf) of all of the original
Letters of Credit relating to the Serviced Pooled Mortgage Loans for which it is the applicable Master Servicer (copies of which are part of the Mortgage File)
and agrees to hold (or cause a Primary Servicer on its behalf to hold ) such
Letters of Credit in trust for the benefit of the Trustee; provided, however, that the applicable Master Servicer for the PMCF Pooled Mortgage Loans, for
which the applicable Pooled Mortgage Loan Seller is required to deliver the originals of any Letters of Credit to the Trustee, the applicable Master
Servicer acknowledges receipt of copies of such Letters of Credit. In the case of the PMCF Pooled Mortgage Loans, the Trustee shall deliver to the applicable
Master Servicer upon request any original Letters of Credit relating to the
Serviced Pooled Mortgage Loans for which it is the applicable Master Servicer in connection with the performance by such Master Servicer of its duties hereunder.
In connection with the foregoing, the Trustee hereby certifies to each of the other parties hereto, each Pooled Mortgage Loan Seller and each Underwriter that, as to each Pooled Mortgage Loan, except as specifically identified in the
Schedule of Exceptions to Mortgage File Delivery attached hereto as Schedule II,
(i) all documents specified in clause (i) of the definition of "Mortgage File"
are in its possession or the possession of a Custodian on its behalf, and (ii)
the original Mortgage Note (or, if accompanied by a lost note affidavit, the copy of such Mortgage Note) received by it or any Custodian with respect to such
Pooled Mortgage Loan has been reviewed by it or by such Custodian on its behalf and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower),
(B) appears to have been executed (where appropriate) and (C) purports to relate to such Pooled Mortgage Loan.

          (b) On or about the 75th day following the Closing Date (and, if any exceptions are noted or if the recordation/filing contemplated by Section
2.01(e) has not been completed (based solely on receipt by the Trustee of the particular documents showing evidence of the recordation/filing), the Trustee or a Custodian on its behalf shall review the documents delivered to it or such
Custodian with respect to each Original Pooled Mortgage Loan, and the Trustee shall, subject to Sections 1.04, 2.02(c) and 2.02(d), certify in writing to each of the other parties hereto (substantially in the form of Exhibit N), the Pooled
Mortgage Loan Sellers, the Serviced Non-Pooled Mortgage Loan Noteholders (in
each case, provided that the Trustee has received notice of the identity of and notice address information for such Serviced Non-Pooled Mortgage Loan
Noteholder) and the Controlling Class Representative that, as to each Original
Pooled Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) the original Mortgage Note specified in clause (i) of the definition of "Mortgage
File" and all allonges thereto, if any (or a copy of such Mortgage Note, together with a lost note affidavit and indemnity certifying that the original of such Mortgage Note has been lost), the original or copy of documents specified in clauses (ii), (iii), (iv) (except with respect to a
Non-Trust-Serviced Pooled Mortgage Loan), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (x) (if the Pooled Mortgage Loan
Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx)
(solely in the case of the Pooled Mortgage Loans secured by the Mortgaged
Properties identified on the Pooled Mortgage Loan Schedule as "CSM Hotel
Portfolio", "La Quinta Carlsbad", "Green Bay Hilton

                                      -84-

Garden Inn", "Courtyard San Antonio Airport", "Hampton Inn Venice", "2520 & 2530
Riva Road" (but only with respect to the Mortgaged Property identified on the
Mortgage Loan Schedule as "2520 Riva Road - Best Western Riva Road"), "Hampton
Inn & Suites Tempe", "Appleton Hilton Garden Inn", "Hampton Inn Exton",
"Fairfield Inn & Suites (Mount Laurel, NJ)", "Red Roof Inn - Buena Park",
"Holiday Inn Express - Lawton", "Indigo Lakes Holiday Inn Express" and "Quality
Inn Homestead Park") of the definition of "Mortgage File" have been received by it or a Custodian on its behalf; (ii) if such report is due more than 180 days after the Closing Date, the recordation/filing contemplated by Section 2.01(e)
has been completed (based solely on receipt by the Trustee of the particular recorded/filed documents or an appropriate receipt of recording/filing therefor); (iii) all documents received by it or any Custodian with respect to such Pooled Mortgage Loan have been reviewed by it or by such Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower),
(B) appear to have been executed and (C) purport to relate to such Pooled
Mortgage Loan; (iv) based on the examinations referred to in Section 2.02(a)
above and this Section 2.02(b) and only as to the foregoing documents, the information set forth in the Pooled Mortgage Loan Schedule with respect to the items specified in clause (iii)(A) and clause (vi) of the definition of "Pooled
Mortgage Loan Schedule" accurately reflects the information set forth in the related Mortgage File; and (v) the Trustee on behalf of the Trust is shown as the owner of each Mortgage recorded in the name of MERS or its designee. Every
90 days after such 45th day following the Closing Date, until the earlier of (i)
the date on which such exceptions are eliminated and such recordation/filing has been completed, and (ii) the date on which all the affected Pooled Mortgage
Loans are removed from the Trust Fund, the Trustee or a Custodian on its behalf shall deliver electronically to the Pooled Mortgage Loan Sellers, the Serviced
Non-Pooled Mortgage Loan Noteholders and the Controlling Class Representative an
update to the exception report annexed to the certification described above substantially in the form of Exhibit N, which update shall report any remaining outstanding exceptions with respect to each Original Pooled Mortgage Loan. Such delivery shall be deemed to constitute a certification of the substance of the matters set forth in the form of such Exhibit N (except as set forth in such exception report). The applicable Master Servicer shall provide the contact name, mailing address and e-mail address of each Serviced Non-Pooled Mortgage
Loan Noteholder to the Trustee to the extent not previously provided thereto, provided that the applicable Master Servicer has such information.

          (c) If a Pooled Mortgage Loan Seller substitutes a Replacement Pooled
Mortgage Loan for any Defective Pooled Mortgage Loan as contemplated by Section
2.03, the Trustee or a Custodian on its behalf shall review the documents delivered to it or such Custodian with respect to such Replacement Pooled
Mortgage Loan, and the Trustee shall deliver a certification comparable to that described in the prior paragraph, in respect of such Replacement Pooled Mortgage
Loan, on or about the 30th day following the related date of substitution (and, if any exceptions are noted, every 90 days thereafter until the earlier of (i)
the date on which such exceptions are eliminated and all related recording/filing has been completed, and (ii) the date on which such Replacement
Pooled Mortgage Loan is removed from the Trust Fund).

          With respect to the documents described in clause (iii) of the definition of "Mortgage File", absent actual knowledge to the contrary, the
Trustee may assume, for purposes of the certification(s) delivered in this
Section 2.02(a) or to be delivered pursuant to Section 2.02(b), that the
Mortgage File for each Pooled Mortgage Loan includes a separate Assignment of
Leases.

          With respect to the documents described in clause (ix) of the definition of "Mortgage File", absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Trustee as part of the Mortgage
File indicating otherwise, the Trustee may assume, for purposes of the certification(s) to be delivered pursuant to this Section 2.02(b), that the
Mortgage File for each Pooled Mortgage Loan should include a copy of one state-level UCC Financing Statement filed in the state of incorporation or organization of the related Borrower for each Mortgaged Property (or with respect to any Pooled Mortgage Loan that has two or more Borrowers, for each related Borrower). To the extent appropriate under applicable law, the UCC
Financing Statements to be assigned to the Trust will be delivered on the new national forms and in recordable form and will be filed in the state of incorporation or organization as so indicated on the documents provided.

          (d) None of the Depositor, the Certificate Administrator, the Trustee,
the Master Servicers, the Primary Servicer, any Subservicer, the Special
Servicers or any Custodian is under any duty or obligation to (i) determine

                                      -85-

whether any of the documents specified in clauses (iii), (iv)(B), (v), (vi),
(vii), (ix) and (xi) through (xviii) of the definition of "Mortgage File" exist or are required to be delivered by the Pooled Mortgage Loan Sellers in respect of any Pooled Mortgage Loan unless such item(s) are specified on the related
Mortgage File Checklist, or (ii) inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Pooled
Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, except as expressly provided in Section 2.01(e), none of the
Depositor, the Trustee, the Master Servicers, the Primary Servicer, any
Subservicer, the Special Servicers or any Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

          (e) In performing the reviews contemplated by subsections (a) and (b)
above, the Trustee may conclusively rely on the related Pooled Mortgage Loan
Seller as to the purported genuineness of any such document and any signature thereon. It is understood that the scope of the Trustee's review of the Mortgage
Files is limited solely to confirming that the documents specified in clauses
(i), (ii), (iii), (iv) (except with respect to a Non-Trust-Serviced Pooled
Mortgage Loan), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment) (x) (if the Pooled Mortgage Loan Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx) (solely in the case of the Pooled
Mortgage Loans secured by the Mortgaged Properties identified on the Pooled
Mortgage Loan Schedule as "CSM Hotel Portfolio", "La Quinta Carlsbad", "Green
Bay Hilton Garden Inn", "Courtyard San Antonio Airport", "Hampton Inn Venice",
"2520 & 2530 Riva Road" (but only with respect to the Mortgaged Property identified on the Mortgage Loan Schedule as "2520 Riva Road - Best Western Riva
Road"), "Hampton Inn & Suites Tempe", "Appleton Hilton Garden Inn", "Hampton Inn
Exton", "Fairfield Inn & Suites (Mount Laurel, NJ)", "Red Roof Inn - Buena
Park", "Holiday Inn Express - Lawton", "Indigo Lakes Holiday Inn Express" and
"Quality Inn Homestead Park") of the definition of "Mortgage File" have been received by it or a Custodian on its behalf and such additional information as will be necessary for delivering the certifications required by subsections (a)
and (b) above.

          SECTION 2.03. Certain Repurchases and Substitutions of Pooled Mortgage
                        Loans by the Pooled Mortgage Loan Sellers.

          (a) If, in the process of reviewing the documents delivered or caused to be delivered by the Pooled Mortgage Loan Sellers as contemplated by Section
2.01(d), the Trustee or any Custodian discovers that any document required to have been delivered as contemplated by Section 2.01(d) has not been so delivered, or discovers that any of the documents that were delivered has not been properly executed, contains information that does not conform in any material respect with the corresponding information set forth in the Pooled
Mortgage Loan Schedule, or is defective on its face (each, including, without limitation, that a document is missing, a "Document Defect"), or if, at any other time, the Trustee or any other party hereto discovers (without implying that any such party has a duty to make or attempt to make such discovery) a
Document Defect in respect of any Pooled Mortgage Loan, the party discovering such Document Defect shall promptly so notify each of the other parties hereto.
If any party hereto discovers (without implying that any such party has a duty to make or attempt to make such discovery) or receives notice of a breach of any representation or warranty relating to any Pooled Mortgage Loan set forth in or made pursuant to Section 4(b) or 4(d) of any Pooled Mortgage Loan Purchase
Agreement (a "Breach"), such party shall promptly so notify each of the other parties hereto. Upon the Trustee's discovery or receipt of notice that a
Document Defect or Breach exists with respect to any Pooled Mortgage Loan, the
Trustee shall notify the Controlling Class Representative, the Depositor and the
related Pooled Mortgage Loan Seller.

          (b) Promptly upon its becoming aware of any Material Document Defect or Material Breach with respect to any Pooled Mortgage Loan or its receipt of notice from the Trustee or any other party to this Agreement of a Material
Document Defect or Material Breach with respect to any Pooled Mortgage Loan, the applicable Master Servicer shall (and the applicable Special Servicer may)
notify the related Pooled Mortgage Loan Seller in writing of such Material
Document Defect or Material Breach, as the case may be, and direct such Pooled
Mortgage Loan Seller that it must, not

                                      -86-

later than 90 days from the receipt by such Pooled Mortgage Loan Seller of such notice or 90 days from the Pooled Mortgage Loan Seller's discovery of the subject Material Document Defect or Material Breach (or, if such Material Breach or Material Document Defect, as the case may be, relates to whether such Pooled
Mortgage Loan is or, as of the Closing Date (or, in the case of a Replacement
Pooled Mortgage Loan, as of the related date of substitution), was a Qualified
Mortgage, and provided that such Pooled Mortgage Loan Seller discovered or received prompt written notice thereof, within 90 days after any earlier discovery by the Pooled Mortgage Loan Seller or any party to this Agreement of such Material Breach or Material Document Defect, as the case may be) (such
90-day period, in any case, the "Initial Resolution Period"), correct or cure such Material Document Defect or Material Breach, as the case may be, in all material respects, or repurchase the affected Pooled Mortgage Loan (as, if and to the extent required by the related Pooled Mortgage Loan Purchase Agreement), at the applicable Purchase Price; provided that if such Pooled Mortgage Loan
Seller certifies to the Trustee in writing (i) that such Material Document
Defect or Material Breach, as the case may be, does not relate to whether the affected Pooled Mortgage Loan is or, as of the Closing Date (or, in the case of a Replacement Pooled Mortgage Loan, as of the related date of substitution), was a Qualified Mortgage, (ii) that such Material Document Defect or Material
Breach, as the case may be, is capable of being cured but not within the applicable Initial Resolution Period, (iii) that such Pooled Mortgage Loan
Seller has commenced and is diligently proceeding with the cure of such Material
Document Defect or Material Breach, as the case may be, during the applicable
Initial Resolution Period, and (iv) that such Pooled Mortgage Loan Seller anticipates that such Material Document Defect or Material Breach, as the case may be, will be cured within an additional 90-day period (such additional 90-day period, the "Resolution Extension Period") (a copy of which certification shall be delivered by the Trustee to the applicable Master Servicer, the applicable
Primary Servicer (if any), the applicable Special Servicer and the Controlling
Class Representative), then such Pooled Mortgage Loan Seller shall have an additional period equal to any such applicable Resolution Extension Period to complete such correction or cure (or, upon failure to complete such correction or cure, to repurchase the affected Pooled Mortgage Loan); and provided, further, that, in lieu of repurchasing the affected Pooled Mortgage Loan as contemplated above (but, in any event, no later than such repurchase would have to have been completed), such Pooled Mortgage Loan Seller shall be permitted, during the three-month period following the Startup Day for the REMIC Pool that holds the affected Pooled Mortgage Loan (or during the two-year period following such Startup Day if the affected Pooled Mortgage Loan is a "defective obligation" within the meaning of Section 860G(a)(4)(B)(ii) of the Code and
Treasury Regulations Section 1.860G-2(f)), to replace the affected Pooled
Mortgage Loan with one or more Qualifying Substitute Mortgage Loans and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to any other applicable terms and conditions of the related Pooled Mortgage Loan
Purchase Agreement and this Agreement. The parties hereto agree that delivery by the Trustee (or a Custodian on its behalf) of a certification or schedule of exceptions to a Pooled Mortgage Loan Seller shall not in and of itself constitute delivery of notice of any Material Document Defect or knowledge of such Pooled Mortgage Loan Seller of any Material Document Defect therein. If any
Pooled Mortgage Loan is to be repurchased or replaced as contemplated by this
Section 2.03, the applicable Master Servicer shall designate its Collection
Account as the account to which funds in the amount of the applicable Purchase
Price or Substitution Shortfall Amount (as the case may be) are to be wired, and the applicable Master Servicer shall promptly notify the Trustee and the
Certificate Administrator when such deposit is made. Any such repurchase or replacement of a Pooled Mortgage Loan shall be on a whole loan, servicing released basis. Notwithstanding this Section 2.03(b), the absence from the
Mortgage File, (i) on the Closing Date of the Mortgage Note (or a lost note affidavit and indemnity with a copy of the Mortgage Note) and (ii) by the first anniversary of the Closing Date, of originals or copies of the following documents (without the presence of any factor that reasonably mitigates such absence, non-conformity or irregularity) or of any Specially Designated Mortgage
Loan Document shall be conclusively presumed to be a Material Document Defect and shall obligate the party discovering such to give the Trustee prompt notice, whereupon the Trustee shall notify the applicable Pooled Mortgage Loan Seller to cure such Material Document Defect, or, failing that, repurchase the related
Pooled Mortgage Loan or REO Mortgage Loan, all in accordance with the procedures set forth herein: (A) the Mortgage and any separate Assignment of Leases as described by clauses (ii) and (iii) of the definition of "Mortgage File"; (B)
the title insurance policy as described in clause (viii) of the definition of
"Mortgage File" (or, if the policy has not yet been issued, an original or copy of a written commitment "marked-up" at the closing of such Mortgage Loan, interim binder or the pro forma title insurance policy, in each case evidencing a binding commitment to issue such policy); or (C) except in the case of a
Non-Trust-Serviced Pooled Mortgage Loan, the

                                      -87-

assignment of Mortgage (and any separate Assignment of Leases) as described by clause (iv) of the definition of "Mortgage File".

          The remedies provided for in this Section 2.03(b) with respect to any
Material Document Defect or Material Breach with respect to any Pooled Mortgage
Loan shall apply to the related REO Property.

          If (x) a Defective Pooled Mortgage Loan is to be repurchased or replaced as described above, (y) such Defective Pooled Mortgage Loan is part of a Cross-Collateralized Group and (z) the applicable document defect or breach does not constitute a Material Document Defect or Material Breach, as the case may be, as to the other Pooled Mortgage Loan(s) that are a part of such
Crossed-Collateralized Group (the "Other Crossed Loans") (without regard to this paragraph), then the applicable Document Defect or Breach (as the case may be)
shall be deemed to constitute a Material Document Defect or Material Breach (as the case may be) as to each such Other Crossed Loan for purposes of the above provisions, and the related Pooled Mortgage Loan Seller shall be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless, in the case of such Breach or Document Defect:

               (A) the related Pooled Mortgage Loan Seller (at its expense)
     delivers or causes to be delivered to the Trustee an Opinion of Counsel to the effect that such Pooled Mortgage Loan Seller's repurchase of only those
     Pooled Mortgage Loans as to which a Material Breach has actually occurred without regard to the provisions of this paragraph (the "Affected Loan(s)")
     and the operation of the remaining provisions of this Section 2.03(b) will not result in an Adverse REMIC Event or an Adverse Grantor Trust Event
     hereunder; and

               (B) both of the following conditions would be satisfied if the related Pooled Mortgage Loan Seller were to repurchase or replace only the
     Affected Loans and not the Other Crossed Loans:

                    (i) the debt service coverage ratio for such Other Crossed
          Loan (excluding the Affected Loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the least of (A) 0.10x below the debt service coverage ratio for the
          Cross-Collateralized Group (including the Affected Loan(s)) set forth in Appendix B to the Prospectus Supplement, (B) the debt service coverage ratio for the Cross-Collateralized Group (including the
          Affected Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement and (C) 1.25x; and

                    (ii) the loan-to-value ratio for the Other Crossed Loans is not greater than the greatest of (A) the loan-to-value ratio, expressed as a whole number (taken to one decimal place), for the
          Cross-Collateralized Group (including the Affected Loan(s)) set forth in Appendix B to the Prospectus Supplement plus 10%, (B) the loan-to-value ratio for the Cross-Collateralized Group (including the
          Affected Loan(s)) at the time of repurchase or replacement and (C)
          75%.

The determination of the applicable Master Servicer as to whether the conditions set forth above have been satisfied shall be conclusive and binding in the absence of manifest error. The applicable Master Servicer will be entitled to cause to be delivered, or direct the related Pooled Mortgage Loan Seller to cause to be delivered, to the applicable Master Servicer an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (ii) above has been satisfied, in each case at the expense of the related Pooled Mortgage Loan Seller if the scope and cost of the
Appraisal is approved by the related Pooled Mortgage Loan Seller and the
Controlling Class Representative (such approval not to be unreasonably withheld in each case).

          With respect to any Defective Pooled Mortgage Loan that forms a part of a Cross-Collateralized Group and as to which the conditions described in the preceding paragraph are satisfied, such that the Trust Fund will continue to hold the Other Crossed Loans, the related Pooled Mortgage Loan Seller and the
Trustee, as successor to the Depositor, are bound by an agreement (set forth in the related Pooled Mortgage Loan Purchase Agreement) to forbear from enforcing any remedies against the other's Primary Collateral but each is permitted to exercise remedies against the Primary Collateral securing its respective Pooled
Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Affected Loan(s) still held by the Trustee, so long as such exercise does not impair the ability of the other

                                      -88-

party to exercise its remedies against its Primary Collateral. If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the Primary Collateral securing the
Affected Loan or the Other Crossed Loans, as the case may be, held by the other such party, then both parties have agreed to forbear from exercising such remedies unless and until the Mortgage Loan Documents evidencing and securing the relevant Pooled Mortgage Loans can be modified in a manner that complies with the applicable Pooled Mortgage Loan Purchase Agreement to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Cross-Collateralized Loans shall be allocated between such Pooled Mortgage Loans in accordance with the
Mortgage Loan Documents, or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. All other terms of the Pooled Mortgage
Loans shall remain in full force and effect, without any modification thereof.
The Borrowers set forth on Schedule V hereto are intended third-party beneficiaries of the provisions set forth in this paragraph and the preceding paragraph. The provisions of this paragraph and the preceding paragraph may not be modified with respect to any Pooled Mortgage Loan without the related
Borrower's consent.

          To the extent necessary and appropriate, the Trustee shall execute
(or, subject to Section 3.01(b) and Section 3.10, provide the applicable Master
Servicer with a limited power of attorney that enables the applicable Master
Servicer to execute) the modification of the Mortgage Loan Documents that complies with the applicable Pooled Mortgage Loan Purchase Agreement to remove the threat of impairment of the ability of the Pooled Mortgage Loan Seller or the Trust Fund to exercise its remedies with respect to the Primary Collateral securing the Pooled Mortgage Loan(s) held by such party resulting from the exercise of remedies by the other such party; provided that the Trustee shall not be liable for any misuse of any such power of attorney by a Master Servicer.
The applicable Master Servicer shall advance all costs and expenses incurred by the Trustee and such Master Servicer with respect to any Cross-Collateralized
Group pursuant to this paragraph, and such advances and interest thereon shall
(i) constitute and be reimbursable as Servicing Advances and (ii) be included in the calculation of Purchase Price for the Pooled Mortgage Loan(s) to be
repurchased or replaced. The applicable Master Servicer shall not be liable to any Certificateholder or any other party hereto if a modification of the
Mortgage Loan Documents described above cannot be effected for any reason beyond the control of such Master Servicer.

          The reasonable "out-of-pocket" costs and expenses incurred by the applicable Master Servicer, the Special Servicer and/or the Trustee pursuant to this Section 2.03(b), including reasonable attorney fees and expenses, shall constitute Servicing Advances to the extent not collected from the related
Pooled Mortgage Loan Seller.

          (c) Whenever one or more Replacement Pooled Mortgage Loans are substituted for a Defective Pooled Mortgage Loan by a Pooled Mortgage Loan
Seller as contemplated by this Section 2.03, the applicable Master Servicer shall direct the party effecting the substitution to deliver to the Trustee the related Mortgage File and a certification to the effect that such Replacement
Pooled Mortgage Loan satisfies or such Replacement Pooled Mortgage Loans satisfy, as the case may be, all of the requirements of the definition of
"Qualifying Substitute Mortgage Loan". No mortgage loan may be substituted for a
Defective Pooled Mortgage Loan as contemplated by this Section 2.03 if the
Pooled Mortgage Loan to be replaced was itself a Replacement Pooled Mortgage
Loan, in which case, absent a cure of the relevant Material Breach or Material
Document Defect, the affected Pooled Mortgage Loan will be required to be repurchased as contemplated hereby. Monthly Payments due with respect to each
Replacement Pooled Mortgage Loan (if any) after the related date of substitution, and Monthly Payments due with respect to each corresponding
Deleted Pooled Mortgage Loan (if any) after its respective Cut-off Date and on or prior to the related date of substitution, shall be part of the Trust Fund.
Monthly Payments due with respect to each Replacement Pooled Mortgage Loan (if any) on or prior to the related date of substitution, and Monthly Payments due with respect to each corresponding Deleted Pooled Mortgage Loan (if any) after the related date of substitution, shall not be part of the Trust Fund and are to be remitted by the applicable Master Servicer to the party effecting the related substitution promptly following receipt.

          If any Pooled Mortgage Loan is to be repurchased or replaced by a
Pooled Mortgage Loan Seller as contemplated by this Section 2.03, the applicable
Master Servicer shall direct such party to amend the Pooled Mortgage Loan
Schedule to reflect the removal of any Deleted Pooled Mortgage Loan and, if applicable, the substitution of the related Replacement Pooled Mortgage Loan(s);
and, upon its receipt of such amended Pooled Mortgage Loan Schedule, the applicable Master Servicer shall deliver or cause the delivery of such amended
Pooled Mortgage Loan Schedule to the

                                      -89-

other parties hereto. Upon any substitution of one or more Replacement Pooled
Mortgage Loans for a Deleted Pooled Mortgage Loan, such Replacement Pooled
Mortgage Loan(s) shall become part of the Trust Fund and be subject to the terms of this Agreement in all respects.

          The reasonable "out-of-pocket" costs and expenses incurred by the applicable Master Servicer, the Special Servicer and/or the Trustee pursuant to this Section 2.03(c), including reasonable attorney fees and expenses, shall constitute Servicing Advances to the extent not collected from the related
Pooled Mortgage Loan Seller.

          (d) Upon receipt of an Officer's Certificate from the applicable
Master Servicer to the effect that the full amount of the Purchase Price or
Substitution Shortfall Amount (as the case may be) for any Pooled Mortgage Loan repurchased or replaced by the related Pooled Mortgage Loan Seller as contemplated by this Section 2.03 has been deposited in such Master Servicer's
Collection Account, and further, if applicable, upon receipt of the Mortgage
File for each Replacement Pooled Mortgage Loan (if any) to be substituted for a
Deleted Pooled Mortgage Loan, together with any certifications and/or opinions required pursuant to Section 2.03(b) to be delivered by the party effecting the repurchase/substitution, the Trustee shall (i) release or cause the release of the Mortgage File and any Additional Collateral held by or on behalf of the
Trustee for the Deleted Pooled Mortgage Loan to the related Pooled Mortgage Loan
Seller or its designee and (ii) execute and deliver such instruments of release, transfer and/or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the party effecting the repurchase/substitution or its designee the ownership of the Deleted Pooled
Mortgage Loan, and the applicable Master Servicer shall notify the affected
Borrowers of the transfers of the Deleted Pooled Mortgage Loan(s) and any
Replacement Pooled Mortgage Loan(s). If the Mortgage related to the Deleted
Pooled Mortgage Loan has been recorded in the name of MERS or its designee, the related Master Servicer shall take all necessary action to reflect the release of such Mortgage on the records of MERS. In connection with any such repurchase or substitution by the related Pooled Mortgage Loan Seller, each of the Master
Servicers and the Special Servicers shall deliver to the party effecting the repurchase/substitution or its designee any portion of the related Servicing
File, together with any Escrow Payments, Reserve Funds and Additional
Collateral, held by or on behalf of such Master Servicer or such Special
Servicer, as the case may be, with respect to the Deleted Pooled Mortgage Loan, in each case at the expense of the party effecting the repurchase/substitution.
The reasonable "out-of-pocket" costs and expenses, including reasonable attorneys' fees and expenses, incurred by a Master Servicer, a Special Servicer and/or the Trustee pursuant to this Section 2.03(d), to the extent not collected from the related Pooled Mortgage Loan Seller, shall be reimbursable to each of them as Servicing Advances in respect of the affected Pooled Mortgage Loan.

          (e) The related Pooled Mortgage Loan Purchase Agreement provides the sole remedies available to the Certificateholders, or the Trustee on their behalf, respecting any Document Defect or Breach with respect to any Pooled
Mortgage Loan. If, in connection with any Material Document Defect or Material
Breach, the related Pooled Mortgage Loan Seller defaults on its obligations to cure such Material Document Defect or Material Breach, as the case may be, in all material respects or to repurchase or replace the affected Pooled Mortgage
Loan as contemplated by this Section 2.03, then the applicable Master Servicer shall (and the applicable Special Servicer may) promptly notify the Trustee and the Controlling Class Representative, and the Trustee shall notify the
Certificateholders. Thereafter, the Trustee shall (and the applicable Special
Servicer may in its own name, or, as provided in Section 3.01(b) below, in the name of the Trustee) take such actions on behalf of the Trust with respect to the enforcement of such repurchase/substitution obligations, including the institution and prosecution of appropriate legal proceedings, as the Trustee
(or, if applicable, the applicable Special Servicer) shall determine are in the best interests of the Certificateholders (taken as a collective whole). Any and all reasonable "out-of-pocket" costs and expenses incurred by the applicable
Master Servicer, the Trustee and/or the applicable Special Servicer pursuant to this Section 2.03(e), including, reasonable attorney's fees and expenses, to the extent not collected from the related Pooled Mortgage Loan Seller, shall constitute Servicing Advances in respect of the affected Pooled Mortgage Loan.

          (f) The Trustee shall not consent to the assignment of the related
Pooled Mortgage Loan Seller's obligations under any Pooled Mortgage Loan
Purchase Agreement without written confirmation to the Trustee from each Rating
Agency to the effect that such assignment would not, in and of itself, result in an Adverse Rating Event with respect to any Class of Rated Certificates.

                                      -90-

          SECTION 2.04. Representations and Warranties of the Depositor.

          (a) The Depositor hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing
Date, that:

               (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (ii) The Depositor's execution and delivery of, performance under, and compliance with this Agreement, will not violate the Depositor's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Depositor, is likely to affect materially and adversely the ability of the Depositor to perform its obligations under this Agreement.

               (iii) The Depositor has the full corporate power and authority to consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement. This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (iv) No litigation is pending or, to the best of the Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this
     Agreement or that, in the Depositor's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Depositor to perform its obligations under this Agreement.

               (v) Immediately prior to the transfer of the Original Pooled
     Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Original Pooled Mortgage Loan as was transferred to it by the related Pooled Mortgage Loan Seller pursuant to the related
     Pooled Mortgage Loan Purchase Agreement. The Depositor has not transferred any of its right, title and interest in and to the Original Pooled Mortgage
     Loans to any Person other than the Trustee.

               (vi) The Depositor is transferring all of its right, title and interest in and to the Original Pooled Mortgage Loans to the Trustee for
     the benefit of the Certificateholders free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

               (vii) Except for any actions that are the express responsibility of another party hereunder or under any Pooled Mortgage Loan Purchase
     Agreement, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the Depositor has taken all actions required under applicable law to effectuate the transfer of all of its right, title and interest in and to the Original Pooled
     Mortgage Loans by the Depositor to the Trustee.

               (viii) No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Depositor of the transactions contemplated herein, except for (A) those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Depositor to perform its obligations under this Agreement and (B) those filings and recordings of the Depositor and assignments thereof that are contemplated by this
     Agreement to be completed after the Closing Date.

                                      -91-

          (b) The representations and warranties of the Depositor set forth in
Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

          SECTION 2.05. Representations and Warranties of PAR as a Master
                        Servicer.

          (a) PAR as a Master Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

               (i) Such Master Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and such Master Servicer is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan for which it is the Master
     Servicer hereunder and to perform its obligations under this Agreement.

               (ii) Such Master Servicer's execution and delivery of,
     performance under and compliance with this Agreement, will not violate such
     Master Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of such Master
     Servicer, is likely to affect materially and adversely the ability of such
     Master Servicer to perform its obligations under this Agreement.

               (iii) Such Master Servicer has the full power and authority to enter into and consummate all transactions involving such Master Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this
     Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against such
     Master Servicer in accordance with the terms hereof, subject to (A)
     applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) Such Master Servicer is not in violation of, and its
     execution and delivery of, performance under and compliance with this
     Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Master Servicer's good faith and reasonable judgment, is likely to affect materially and adversely the ability of such Master Servicer to perform its obligations under this Agreement.

               (vi) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by such Master Servicer of the transactions contemplated herein, and such Master Servicer possesses all licenses and authorizations necessary to perform its obligations under this Agreement, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of such Master Servicer to perform its obligations under this
     Agreement.

               (vii) No litigation is pending or, to the best of such Master
     Servicer's knowledge, threatened against such Master Servicer that, if determined adversely to such Master Servicer, would prohibit such Master
     Servicer from entering into this Agreement or that, in such Master
     Servicer's good faith and reasonable judgment,

                                      -92-

is likely to materially and adversely affect the ability of such Master Servicer to perform its obligations under this Agreement.

               (viii) Such Master Servicer has errors and omissions insurance in the amounts and with the coverage required by Section 3.07(d).

          (b) The representations and warranties of PAR as a Master Servicer set forth in Section 2.05(a) shall survive the execution and delivery of this
Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

          (c) Any successor to PAR as a Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.05(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.05(a)(i)
to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          SECTION 2.06. Representations and Warranties of WFB as a Master
                        Servicer.

          (a) WFB as a Master Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

               (i) Such Master Servicer is a national banking association duly organized, validly existing and in good standing under the laws of the
     United States, and such Master Servicer is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan for which it is the Master Servicer hereunder and to perform its obligations under this
     Agreement, except where the failure to so qualify or comply would not adversely affect such Master Servicer's ability to perform its obligations hereunder in accordance with the terms of this Agreement.

               (ii) Such Master Servicer's execution and delivery of,
     performance under and compliance with this Agreement, will not violate such
     Master Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of such Master
     Servicer, is likely to affect materially and adversely the ability of such
     Master Servicer to perform its obligations under this Agreement.

               (iii) Such Master Servicer has the full power and authority to enter into and consummate all transactions involving such Master Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this
     Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against such
     Master Servicer in accordance with the terms hereof, subject to (A)
     applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) Such Master Servicer is not in violation of, and its
     execution and delivery of, performance under and compliance with this
     Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Master Servicer's good faith and reasonable judgment, is likely to

                                      -93-

affect materially and adversely the ability of such Master Servicer to perform its obligations under this Agreement.

               (vi) No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by such Master Servicer of the transactions contemplated herein, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of such Master Servicer to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified as a foreign corporation or licensed in one or more states is not necessary for the performance by it of its obligations hereunder.

               (vii) No litigation is pending or, to the best of such Master
     Servicer's knowledge, threatened against such Master Servicer that, if determined adversely to such Master Servicer, would prohibit such Master
     Servicer from entering into this Agreement or that, in such Master
     Servicer's good faith and reasonable judgment, is likely to materially and adversely affect the ability of such Master Servicer to perform its obligations under this Agreement.

               (viii) Such Master Servicer has errors and omissions insurance in the amounts and with the coverage required by Section 3.07(d).

          (b) The representations and warranties of WFB as a Master Servicer set forth in Section 2.06(a) shall survive the execution and delivery of this
Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

          (c) Any successor to WFB as a Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.06(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.06(a)(i)
to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          SECTION 2.07. Representations and Warranties of the General Special
                        Servicer.

          (a) The General Special Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

               (i) The General Special Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of
     Florida, the General Special Servicer is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect the General Special Servicer's ability to perform its obligations under this Agreement.

               (ii) The General Special Servicer's execution and delivery of, performance under and compliance with this Agreement will not violate the
     General Special Servicer's organizational documents or constitute a default
     (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the
     General Special Servicer, is likely to affect materially and adversely the ability of the General Special Servicer to perform its obligations under this Agreement.

                                      -94-

               (iii) The General Special Servicer has the full power and
     authority to enter into and consummate all transactions involving the
     General Special Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the General Special Servicer, enforceable against the General Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) The General Special Servicer is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the General Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the
     General Special Servicer to perform its obligations under this Agreement.

               (vi) No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the General Special Servicer of the transactions contemplated herein, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the General Special
     Servicer to perform its obligations under this Agreement.

               (vii) No litigation is pending or, to the best of the General
     Special Servicer's knowledge, threatened against the General Special
     Servicer that, if determined adversely to the General Special Servicer, would prohibit the General Special Servicer from entering into this
     Agreement or that, in the General Special Servicer's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the General Special Servicer to perform its obligations under this Agreement.

               (viii) The General Special Servicer has errors and omissions insurance in the amounts and with the coverage required by Section 3.07(d).

          (b) The representations and warranties of the General Special Servicer set forth in Section 2.07(a) shall survive the execution and delivery of this
Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

          (c) Any successor General Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.07(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.07(a)(i)
to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

                                      -95-

          SECTION 2.08. Representations and Warranties of the Loan Specific
                        Special Servicers.

          (a) Each Loan Specific Special Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the
Certificateholders, as of the Closing Date, or as of the date when it is appointed as Loan-Specific Special Servicer hereunder, that:

               (i) Such Loan Specific Special Servicer is duly organized, validly existing and in good standing as a Delaware corporation, and such
     Loan Specific Special Servicer is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to ensure the enforceability of the related Mortgage Loan Group and to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect such Loan Specific Special
     Servicer's ability to perform its obligations under this Agreement.

               (ii) Such Loan Specific Special Servicer's execution and delivery of, performance under and compliance with this Agreement will not violate such Loan Specific Special Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of such Loan Specific Special Servicer, is likely to affect materially and adversely the ability of such Loan Specific Special
     Servicer to perform its obligations under this Agreement.

               (iii) Such Loan Specific Special Servicer has the requisite power and authority to enter into and consummate all transactions involving such
     Loan Specific Special Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Loan Specific Special Servicer, enforceable against such Loan Specific Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B)
     general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) Such Loan Specific Special Servicer is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Loan Specific Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely the ability of such Loan Specific Special Servicer to perform its obligations under this Agreement.

               (vi) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by such Loan Specific Special Servicer of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of such Loan Specific Special
     Servicer to perform its obligations under this Agreement.

               (vii) No litigation is pending or, to the best of such Loan
     Specific Special Servicer's knowledge, threatened against such Loan
     Specific Special Servicer that, if determined adversely to such Loan
     Specific Special Servicer, would prohibit such Loan Specific Special
     Servicer from entering into this Agreement or that, in such Loan Specific
     Special Servicer's good faith and reasonable judgment, is likely to materially and

                                      -96-

     adversely affect the ability of such Loan Specific Special Servicer to perform its obligations under this Agreement.

               (viii) Such Loan Specific Special Servicer has errors and
     omissions insurance in the amounts and the coverage required by Section
     3.07(d).

          (b) The representations and warranties of each Loan Specific Special
Servicer set forth in Section 2.08(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the
Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

          (c) Any successor Loan Specific Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.08(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.08(a)(i)
to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          SECTION 2.09. Representations and Warranties of the Certificate
                        Administrator.

          (a) The Certificate Administrator hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

               (i) The Certificate Administrator is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

               (ii) The Certificate Administrator's execution and delivery of, performance under and compliance with this Agreement will not violate the
     Certificate Administrator's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Certificate Administrator, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

               (iii) The Certificate Administrator has the requisite power and authority to enter into and consummate all transactions involving the
     Certificate Administrator contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B)
     general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) The Certificate Administrator is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator's reasonable judgment, is likely to affect materially and adversely the ability of the Certificate
     Administrator to perform its obligations under this Agreement.

                                      -97-

               (vi) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Certificate Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

               (vii) No litigation is pending or, to the best of the Certificate
     Administrator's knowledge, threatened against the Certificate Administrator that, if determined adversely to the Certificate Administrator, would prohibit the Certificate Administrator from entering into this Agreement or that, in the Certificate Administrator's reasonable judgment, is likely to materially and adversely affect the ability of the Certificate
     Administrator to perform its obligations under this Agreement.

               (viii) The Certificate Administrator is eligible to act in such capacity hereunder in accordance with Section 8.06.

          (b) The representations and warranties of the Certificate
Administrator set forth in Section 2.09(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the
Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

          (c) Any successor Certificate Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.09(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.09(a)(i)
to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          SECTION 2.10. Representations and Warranties of the Tax Administrator.

          (a) The Tax Administrator hereby represents and warrants to, and covenants with, each of the other parties hereto and for the benefit of the
Certificateholders, as of the Closing Date, that:

               (i) The Tax Administrator is duly organized, validly existing and in good standing as a national banking association under the laws of the
     United States and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

               (ii) The Tax Administrator's execution and delivery of,
     performance under and compliance with this Agreement will not violate the
     Tax Administrator's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the reasonable judgment of the Tax
     Administrator, is likely to affect materially and adversely the ability of the Tax Administrator to perform its obligations under this Agreement.

               (iii) The Tax Administrator has the requisite power and authority to enter into and consummate all transactions contemplated by this
     Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes the valid, legal and binding obligation of the Tax Administrator, enforceable against the
     Tax Administrator in accordance with the terms hereof, subject to (A)
     applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                                      -98-

               (v) The Tax Administrator is not in violation of, and its
     execution and delivery of, performance under and compliance with this
     Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Tax Administrator's reasonable judgment, is likely to affect materially and adversely the ability of the Tax Administrator to perform its obligations under this Agreement.

               (vi) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Tax Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

               (vii) No litigation is pending or, to the best of the Tax
     Administrator's knowledge, threatened against the Tax Administrator that, if determined adversely to the Tax Administrator, would prohibit the Tax
     Administrator from entering into this Agreement or that, in the Tax
     Administrator's reasonable judgment, is likely to materially and adversely affect the ability of the Tax Administrator to perform its obligations under this Agreement.

               (viii) The Tax Administrator is eligible to act in such capacity hereunder in accordance with Section 8.06.

          (b) The representations and warranties of the Tax Administrator set forth in Section 2.10(a) shall survive the execution and delivery of this
Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto and the Controlling Class Representative.

          (c) Any successor to the Tax Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.10(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.10(a)(i)
to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          SECTION 2.11. Representations, Warranties and Covenants of the
Trustee.

          (a) The Trustee hereby represents and warrants to, and covenants with, each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

               (i) The Trustee is duly organized, validly existing and in good standing as a national banking association under the laws of the United
     States and is, shall be or, if necessary, shall appoint a co-trustee that is, in compliance with the laws of each State in which any Mortgaged
     Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan (insofar as such enforceability is dependent upon compliance by the Trustee with such laws) and to perform its obligations under this Agreement and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

               (ii) The Trustee's execution and delivery of, performance under and compliance with this Agreement, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which breach or default, in the good faith and reasonable judgment of the Trustee is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

                                      -99-

               (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally and, in particular, the rights of creditors of national banking associations, and
     (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) The Trustee is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this
     Agreement.

               (vi) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Trustee of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

               (vii) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or that, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

               (viii) The Trustee is eligible to act as trustee hereunder in accordance with Section 8.06.

          (b) The representations, warranties and covenants of the Trustee set forth in Section 2.11(a) shall survive the execution and delivery of this
Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations, warranties and covenants that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

          (c) Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in
Section 2.11(a), subject to such appropriate modifications to the representation, warranty and covenant set forth in Section 2.11(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          SECTION 2.12. Creation of REMIC I; Issuance of the REMIC I Regular
                        Interests and the REMIC I Residual Interest; Certain
                        Matters Involving REMIC I.

          (a) It is the intention of the parties hereto that the following segregated pool of assets constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as "REMIC I":
(i) the Pooled Mortgage Loans that are from time to time subject to this
Agreement, together with (A) all payments under and proceeds of such Pooled
Mortgage Loans received after the Closing Date or, in the case of any such
Pooled Mortgage Loan that is a Replacement Pooled Mortgage Loan, after the related date of substitution (other than scheduled payments of interest and principal due on or before the respective Cut-off Dates for such Pooled Mortgage
Loans or, in the case of any such Pooled Mortgage Loan that is a Replacement
Pooled Mortgage Loan, on or before the related date of substitution, and exclusive of any such amounts that constitute Excess Servicing Fees and/or
Post-ARD Additional Interest), and (B) all rights of the holder of such Pooled
Mortgage Loans under the related Mortgage Loan Documents and in and to any related Additional Collateral; (ii) any REO Property acquired in respect of any
Pooled Mortgage Loan (or, in the case of

                                     -100-

any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan, the beneficial interest of the holder of the related Pooled Mortgage Loan in such
REO Property); (iii) such funds and assets as from time to time are deposited in the Collection Accounts (but not in any Companion Note Custodial Account or any
Subordinate Note Custodial Account), the Distribution Account, the Interest
Reserve Account, the Excess Liquidation Proceeds Account and, if established
(but, in the case of any such account established with respect to a Serviced
Mortgage Loan Group, subject to the rights of the Serviced Non-Pooled Mortgage
Loan Noteholders), the REO Accounts (exclusive of any such amounts that constitute Excess Servicing Fees and/or Post-ARD Additional Interest); and (iv)
the rights of the Depositor under Sections 2, 3, 4 (other than Section 4(c)) and
5 (and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14,
15, 17 and 18) of each Pooled Mortgage Loan Purchase Agreement. The Closing Date
is hereby designated as the "Startup Day" of REMIC I within the meaning of
Section 860G(a)(9) of the Code.

          (b) Concurrently with the assignment to the Trustee of the Original
Pooled Mortgage Loans and certain related assets, pursuant to Section 2.01(b), and in exchange therefor, the REMIC I Regular Interests and the REMIC I Residual
Interest shall be issued. A single separate REMIC I Regular Interest shall be issued with respect to each Original Pooled Mortgage Loan. For purposes of this
Agreement each REMIC I Regular Interest shall relate to the Original Pooled
Mortgage Loan in respect of which it was issued, to each Replacement Pooled
Mortgage Loan (if any) substituted for such Original Pooled Mortgage Loan and to each REO Pooled Mortgage Loan deemed outstanding with respect to any REO
Property acquired in respect of such Original Pooled Mortgage Loan or any such
Replacement Pooled Mortgage Loan (or, in the case of any REO Property related to a Non-Trust-Serviced Pooled Mortgage Loan, the beneficial interest of the holder of the related Pooled Mortgage Loan in any related REO Property). Neither the
REMIC I Residual Interest nor any of the REMIC I Regular Interests shall be certificated. The REMIC I Regular Interests and the REMIC I Residual Interest
shall collectively constitute the entire beneficial ownership of REMIC I.

          (c) The REMIC I Regular Interests shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the REMIC
I Residual Interest shall constitute the sole "residual interest" (within the meaning of Section 860G(a)(2) of the Code), in REMIC I. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other "interests" in REMIC I (within the meaning of Treasury
Regulations Section 1.860D-1(b)(1)).

          (d) The designation for each REMIC I Regular Interest shall be the identification number for the related Original Pooled Mortgage Loan set forth in the Pooled Mortgage Loan Schedule.

          (e) Each REMIC I Regular Interest shall have an Uncertificated
Principal Balance. As of the Closing Date, the Uncertificated Principal Balance
of each REMIC I Regular Interest shall equal the Cut-off Date Principal Balance of the related Original Pooled Mortgage Loan (as specified in the Pooled
Mortgage Loan Schedule). On each Distribution Date, the Uncertificated Principal
Balance of each REMIC I Regular Interest shall be permanently reduced by any distributions of principal deemed made with respect to such REMIC I Regular
Interest on such Distribution Date pursuant to Section 4.01(j) and shall be further adjusted in the manner and to the extent provided in Section 4.04(c).
Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the
Uncertificated Principal Balance of each REMIC I Regular Interest shall not otherwise be increased or reduced. Deemed distributions to REMIC II in reimbursement of any Realized Losses and Additional Trust Fund Expenses
previously deemed allocated to a REMIC I Regular Interest, shall not constitute deemed distributions of principal and shall not result in any reduction of the
Uncertificated Principal Balance of such REMIC I Regular Interest.

          (f) The per annum rate at which each REMIC I Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its
"REMIC I Remittance Rate". The REMIC I Remittance Rate in respect of any particular REMIC I Regular Interest, for any Interest Accrual Period, shall equal: (A) if the related Original Pooled Mortgage Loan is or was, as the case may be, a 30/360 Mortgage Loan, the related Net Mortgage Rate then in effect
(including as a result of any step-up provision) for the related Original Pooled
Mortgage Loan under the original terms of such Pooled Mortgage loan in effect as of the Closing Date (without regard to any modifications, extensions, waivers or amendments of such Pooled Mortgage Loan subsequent to the Closing Date, whether entered into by the applicable

                                     -101-

Master Servicer or the applicable Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related
Borrower) and (B) if the related Original Pooled Mortgage Loan is or was, as the case may be, an Actual/360 Mortgage Loan, a fraction (expressed as a percentage), the numerator of which is the product of 12 times the Adjusted
Actual/360 Accrued Interest Amount with respect to such REMIC I Regular Interest for such Interest Accrual Period, and the denominator of which is the
Uncertificated Principal Balance of such REMIC I Regular Interest immediately prior to the Distribution Date that corresponds to such Interest Accrual Period.

          The "Adjusted Actual/360 Accrued Interest Amount" with respect to any
REMIC I Regular Interest referred to in clause (B) of the second sentence of the prior paragraph, for any Interest Accrual Period, is an amount of interest equal to the product of (a) the Net Mortgage Rate then in effect (including as a result of any step-up provision) for the related Pooled Mortgage Loan under the original terms of such Pooled Mortgage loan in effect as of the Closing Date
(without regard to any modifications, extensions, waivers or amendments of such
Pooled Mortgage Loan subsequent to the Closing Date, whether entered into by the applicable Master Servicer or the applicable Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower), multiplied by (b) a fraction, the numerator of which is the number of days in such Interest Accrual Period, and the denominator of which is
360, multiplied by (c) the Uncertificated Principal Balance of such REMIC I
Regular Interest immediately prior to the Distribution Date that corresponds to such Interest Accrual Period; provided that, if the subject Interest Accrual
Period occurs during (x) December of 2006 or December of any year thereafter that does not immediately precede a leap year or (y) January of 2007 or January of any year thereafter, then the amount of interest calculated with respect to the subject REMIC I Regular Interest pursuant to this definition for such
Interest Accrual Period without regard to this proviso shall be decreased by the
Interest Reserve Amount, if any (and the fraction described in clause (B) of the second sentence of the preceding paragraph shall be adjusted accordingly), with respect to the related Pooled Mortgage Loan (or any successor REO Pooled
Mortgage Loan with respect thereto) transferred, in accordance with Section
3.04(c), from the Distribution Account to the Interest Reserve Account on the
Master Servicer Remittance Date that occurs immediately following the end of such Interest Accrual Period; and provided, further, that, if the subject
Interest Accrual Period occurs during February of 2007 or February of any year thereafter (or any December or January preceding the month of the Final
Distribution Date), then the amount of interest calculated with respect to the subject REMIC I Regular Interest pursuant to this definition for such Interest
Accrual Period without regard to this proviso shall be increased by the Interest
Reserve Amount(s), if any (and the fraction described in clause (B) of the second sentence of the preceding paragraph shall be adjusted accordingly), with respect to the related Pooled Mortgage Loan (or any successor REO Pooled
Mortgage Loan with respect thereto) transferred, in accordance with Section
3.05(c), from the Interest Reserve Account to the Distribution Account on the
Master Servicer Remittance Date that occurs immediately following the end of such Interest Accrual Period.

          (g) Each REMIC I Regular Interest shall bear interest. Such interest shall be calculated on a 30/360 Basis and, during each Interest Accrual Period, such interest shall accrue at the REMIC I Remittance Rate with respect to such
REMIC I Regular Interest for such Interest Accrual Period on the Uncertificated
Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date. The total amount of interest accrued with respect to each REMIC I Regular Interest during each Interest Accrual Period is referred to herein as its "Uncertificated Accrued Interest" for such Interest
Accrual Period. The portion of the Uncertificated Accrued Interest with respect to any REMIC I Regular Interest for any Interest Accrual Period that shall be distributable to REMIC II, as the holder of such REMIC I Regular Interest, on the related Distribution Date pursuant to Section 4.01(j), shall be an amount
(herein referred to as the "Uncertificated Distributable Interest" with respect to such REMIC I Regular Interest for the related Distribution Date) equal to (i)
the Uncertificated Accrued Interest with respect to such REMIC I Regular
Interest for the related Interest Accrual Period, reduced (to not less than zero) by (ii) the portion of any Net Aggregate Prepayment Interest Shortfall for
such Distribution Date that is allocable to such REMIC I Regular Interest. For purposes of the foregoing, the Net Aggregate Prepayment Interest Shortfall, if
any, for each Distribution Date shall be allocated among all the REMIC I Regular
Interests on a pro rata basis in accordance with their respective amounts of
Uncertificated Accrued Interest for the related Interest Accrual Period. If the entire Uncertificated Distributable Interest with respect to any REMIC I Regular
Interest for any Distribution Date is not deemed distributed to REMIC II, as the holder of such REMIC I Regular Interest, on such Distribution Date pursuant to
Section 4.01(j), then the unpaid portion of such Uncertificated Distributable
Interest

                                      -102-

shall be distributable with respect to such REMIC I Regular Interest for future
Distribution Dates as provided in such Section 4.01(j).

          (h) Solely for purposes of satisfying Treasury Regulations Section
1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC I Regular
Interest shall be the Rated Final Distribution Date.

          (i) The REMIC I Residual Interest will not have a principal balance and will not bear interest.

          SECTION 2.13. Conveyance of the REMIC I Regular Interests; Acceptance
                        of the REMIC I Regular Interests by Trustee.

          The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all of its right, title and interest in and to the REMIC I Regular Interests to the Trustee for the benefit of the Holders of the REMIC III Certificates and the
Class R Certificates. The Trustee acknowledges the assignment to it of the REMIC
I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC
III Certificates and the Class R Certificates.

          SECTION 2.14. Creation of REMIC II; Issuance of the REMIC II Regular
                        Interests and the REMIC II Residual Interest; Certain
                        Matters Involving REMIC II.

          (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC I Regular Interests constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as "REMIC II". The Closing Date is hereby designated as the "Startup
Day" of REMIC II within the meaning of Section 860G(a)(9) of the Code.

          (b) Concurrently with the assignment of the REMIC I Regular Interests to the Trustee pursuant to Section 2.13 and in exchange therefor, the REMIC II
Regular Interests and the REMIC II Residual Interest shall be issued. Neither the REMIC II Residual Interest nor any of the REMIC II Regular Interests shall be certificated. The REMIC II Regular Interests and the REMIC II Residual
Interest shall collectively constitute the entire beneficial ownership of REMIC
II.

          (c) The REMIC II Regular Interests shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the REMIC
II Residual Interest shall constitute the sole "residual interest" (within the meaning of Section 860G(a)(2) of the Code), in REMIC II. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other "interests" in REMIC II (within the meaning of
Treasury Regulations Section 1.860D-1(b)(1)).

          (d) The REMIC II Regular Interests will have the alphabetic or alphanumeric designations indicated in the table set forth in the Preliminary
Statement under the caption "REMIC II".

          (e) Each REMIC II Regular Interest shall have an Uncertificated
Principal Balance. As of the Closing Date, the Uncertificated Principal Balance
of each REMIC II Regular Interest shall equal the amount set forth opposite such
REMIC II Regular Interest in the table set forth in the Preliminary Statement under the caption "REMIC II". On each Distribution Date, the Uncertificated
Principal Balance of each REMIC II Regular Interest shall be permanently reduced by any distributions of principal deemed made with respect to such REMIC II
Regular Interest on such Distribution Date pursuant to Section 4.01(i) and shall be further adjusted in the manner and to the extent provided in Section 4.04(b).
Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the
Uncertificated Principal Balance of each REMIC II Regular Interest shall not otherwise be increased or reduced. Deemed distributions to REMIC III in reimbursement of any Realized Losses and Additional Trust Fund

                                     -103-

Expenses previously deemed allocated to a REMIC II Regular Interest, shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC II Regular
Interest.

          (f) The per annum rate at which each REMIC II Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its
"REMIC II Remittance Rate". The REMIC II Remittance Rate with respect to each
REMIC II Regular Interest, for any Interest Accrual Period, is the Weighted
Average REMIC I Remittance Rate for such Interest Accrual Period. The "Weighted
Average REMIC I Remittance Rate" with respect to any Interest Accrual Period is the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the REMIC I Remittance Rates applicable to the respective REMIC I Regular Interests for such Interest Accrual Period, weighted on the basis of the respective Uncertificated Principal Balances of such REMIC I
Regular Interests outstanding immediately prior to the related Distribution
Date.

          (g) Each REMIC II Regular Interest shall bear interest. Such interest shall be calculated on a 30/360 Basis and, during each Interest Accrual Period, such interest shall accrue at the REMIC II Remittance Rate with respect to such
REMIC II Regular Interest for such Interest Accrual Period on the Uncertificated
Principal Balance of such REMIC II Regular Interest outstanding immediately prior to the related Distribution Date. The total amount of interest accrued with respect to each REMIC II Regular Interest during each Interest Accrual
Period is referred to herein as its "Uncertificated Accrued Interest" for such
Interest Accrual Period. The portion of the Uncertificated Accrued Interest with respect to any REMIC II Regular Interest for any Interest Accrual Period that shall be distributable to REMIC III, as the holder of such REMIC II Regular
Interest, on the related Distribution Date pursuant to Section 4.01(i), shall be an amount (herein referred to as the "Uncertificated Distributable Interest"
with respect to such REMIC II Regular Interest for the related Distribution
Date) equal to (i) the Uncertificated Accrued Interest with respect to such
REMIC II Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by (ii) the portion of any Net Aggregate Prepayment Interest
Shortfall for such Distribution Date that is allocable to such REMIC II Regular
Interest. For purposes of the foregoing, the Net Aggregate Prepayment Interest
Shortfall, if any, for each Distribution Date shall be allocated among all the
REMIC II Regular Interests on a pro rata basis in accordance with their respective amounts of Uncertificated Accrued Interest for the related Interest
Accrual Period. If the entire Uncertificated Distributable Interest with respect to any REMIC II Regular Interest for any Distribution Date is not deemed distributed to REMIC III, as the holder of such REMIC II Regular Interest, on such Distribution Date pursuant to Section 4.01(i), then the unpaid portion of such Uncertificated Distributable Interest shall be distributable with respect to such REMIC II Regular Interest for future Distribution Dates as provided in such Section 4.01(i).

          (h) Solely for purposes of satisfying Treasury Regulations Section
1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC II Regular
Interest shall be the Rated Final Distribution Date.

          (i) The REMIC II Residual Interest shall not have a principal balance and shall not bear interest.

          SECTION 2.15. Conveyance of the REMIC II Regular Interests; Acceptance
                        of the REMIC II Regular Interests by Trustee.

          The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all of its right, title and interest in and to the REMIC II Regular Interests to the Trustee for the benefit of the Holders of the REMIC III Certificates and the
Class R Certificates. The Trustee acknowledges the assignment to it of the REMIC
II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC
III Certificates and the Class R Certificates.

                                     -104-

          SECTION 2.16. Creation of REMIC III; Issuance of the REMIC III
                        Certificates, the REMIC III Components and the REMIC III
                        Residual Interest; Certain Matters Involving REMIC III.

          (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC II Regular Interests constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as "REMIC III". The Closing Date is hereby designated as the "Startup
Day" of REMIC III within the meaning of Section 860G(a)(9) of the Code.

          (b) Concurrently with the assignment of the REMIC II Regular Interests to the Trustee pursuant to Section 2.15 and in exchange therefor, the REMIC III
Residual Interest shall be issued and the Certificate Administrator shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, the Class A-1, Class A-2, Class A-3, Class A-AB,
Class A-4, Class A-1A, Class A-M, Class A-J, Class X-1, Class X-2, Class B,
Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L,
Class M, Class N, Class O and Class P Certificates in authorized denominations.
The Class X-1 Certificates shall collectively represent all of the REMIC III
Components whose designations are described in the first sentence under the caption "REMIC III--Designations of the REMIC III Components" in the Preliminary
Statement hereto and the "Class X-2 Certificates shall collectively represent all of the REMIC III Components whose designations are described in the second sentence under the caption "REMIC III--Designations of the REMIC III Components"
in the Preliminary Statement hereto. The REMIC III Residual Interest shall not be certificated. The interests evidenced by the REMIC III Certificates, together with the REMIC III Residual Interest, shall collectively constitute the entire beneficial ownership of REMIC III.

          (c) The REMIC III Certificates shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the REMIC
III Residual Interest shall constitute the sole "residual interest" (within the meaning of Section 860G(a)(2) of the Code), in REMIC III. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other "interests" in REMIC III (within the meaning of
Treasury Regulations Section 1.860D-1(b)(1)).

          (d) The REMIC III Components of the Class X-1 Certificates, the REMIC
III Components of the Class X-2 Certificates and the REMIC III Certificates will have the alphabetic or alphanumeric designations indicated in the Preliminary
Statement under the caption "REMIC III".

          (e) Each Class of Principal Balance Certificates shall have a Class
Principal Balance. As of the Closing Date, the Class Principal Balance of each such Class of Principal Balance Certificates shall equal the amount set forth opposite such Class of Certificates in the table set forth in the Preliminary
Statement under the caption "REMIC III". On each Distribution Date, the Class
Principal Balance of each such Class of Principal Balance Certificates shall be permanently reduced by any distributions of principal made in respect of such
Class on such Distribution Date pursuant to Section 4.01(a) and shall be further adjusted in the manner and to the extent provided in Section 4.04(a). Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Class Principal
Balance of each such Class of Principal Balance Certificates shall not otherwise be increased or reduced. Distributions in reimbursement of the Holders of any such Class of Certificates for previously allocated Realized Losses and
Additional Trust Fund Expenses shall not constitute distributions of principal and shall not result in any reduction of the Certificate Principal Balances of such Principal Balance Certificates or of the related Class Principal Balance of such Class of Principal Balance Certificate.

          The Interest Only Certificates shall not have principal balances. For purposes of accruing interest, however, each Class of Interest Only Certificates shall have or be deemed to have a Class Notional Amount that is, as of any date of determination, equal to: (i) in the case of the Class X-1 Certificates, the total of the then Component Notional Amounts of the REMIC III Components of the
Class X-1 Certificates; and (ii) in the case of the Class X-2 Certificates, (A)
from the Closing Date through and including the Distribution Date in September
2013, the aggregate of the Component Notional Amounts of those REMIC III
Components of the Class X-2 Certificates for which the related Class

                                     -105-

X-2 Termination Date has not occurred as of such date of determination; and (B)
subsequent to the Distribution Date in September 2013, zero ($0).

          None of the REMIC III Components of the Class X-1 Certificates or the
REMIC III Components of the Class X-2 Certificates shall have a principal balance. For purposes of accruing interest, however, each REMIC III Component of the Class X-1 Certificates and each REMIC III Component of the Class X-2
Certificates shall have a Component Notional Amount. The Component Notional
Amount of each REMIC III Component of the Class X-1 Certificates is, as of any
date of determination, equal to the then current Uncertificated Principal
Balance of the REMIC II Regular Interest that is the Corresponding REMIC II
Regular Interest for such REMIC III Component. The Component Notional Amount of each REMIC III Component of the Class X-2 Certificates is, as of any date of determination, equal to the then current Uncertificated Principal Balance of the
REMIC II Regular Interest that is the Corresponding REMIC II Regular Interest for such REMIC III Component.

          (f) Each Class of REMIC III Certificates shall have or be deemed to have a Pass-Through Rate. In each such case, the "Pass-Through Rate" for any
Interest Accrual Period shall equal: (a) with respect to the Class A-1
Certificates, an annual rate equal to 5.294% per annum; (b) with respect to the
Class A-2 Certificates, an annual rate equal to 5.426% per annum; (c) with respect to the Class A-3 Certificates, an annual rate equal to 5.518% per annum;
(d) with respect to the Class A-AB Certificates, an annual rate equal to 5.530%
per annum; (e) with respect to the Class A-4 Certificates, an annual rate equal to 5.540% per annum; (f) with respect to the Class A-1A Certificates, an annual rate equal to 5.533% per annum; (g) with respect to the Class A-M Certificates, an annual rate equal to the lesser of (i) 5.582% per annum and (ii) the REMIC II
Remittance Rate in respect of REMIC II Regular Interest A-M for the subject
Interest Accrual Period; (h) with respect to the Class A-J Certificates, an annual rate equal to the lesser of (i) 5.611% per annum and (ii) the REMIC II
Remittance Rate in respect of REMIC II Regular Interest A-J for the subject
Interest Accrual Period; (i) with respect to the Class B Certificates, an annual rate equal to the lesser of (i) 5.660% per annum and (ii) the REMIC II
Remittance Rate in respect of REMIC II Regular Interest B for the subject
Interest Accrual Period; (j) with respect to the Class C Certificates, an annual rate equal to the lesser of (i) 5.680% per annum and (ii) the REMIC II
Remittance Rate in respect of REMIC II Regular Interest C for the subject
Interest Accrual Period; (k) with respect to the Class D Certificates, an annual rate equal to the lesser of (i) 5.750% per annum and (ii) the REMIC II
Remittance Rate in respect of REMIC II Regular Interest D for the subject
Interest Accrual Period; (l) with respect to the Class E Certificates, an annual rate equal to the lesser of (i) 5.799% per annum and (ii) the REMIC II
Remittance Rate in respect of REMIC II Regular Interest E for the subject
Interest Accrual Period; (m) with respect to the Class F Certificates, an annual rate equal to the lesser of (i) 5.957% per annum and (ii) the REMIC II
Remittance Rate in respect of REMIC II Regular Interest F for the subject
Interest Accrual Period; (n) with respect to the Class G Certificates, an annual rate equal to the REMIC II Remittance Rate in respect of REMIC II Regular
Interest G for the subject Interest Accrual Period less 0.066%; (o) with respect to the Class H Certificates, an annual rate equal to the REMIC II Remittance
Rate in respect of REMIC II Regular Interest H for the subject Interest Accrual
Period; (p) with respect to the Class J Certificates, an annual rate equal to the lesser of (i) 5.255% per annum and (ii) the REMIC II Remittance Rate in respect of REMIC II Regular Interest J for the subject Interest Accrual Period;
(q) with respect to the Class K Certificates, an annual rate equal to the lesser of (i) 5.255% per annum and (ii) the REMIC II Remittance Rate in respect of
REMIC II Regular Interest K for the subject Interest Accrual Period; (r) with respect to the Class L Certificates, an annual rate equal to the lesser of (i)
5.255% per annum and (ii) the REMIC II Remittance Rate in respect of REMIC II
Regular Interest L for the subject Interest Accrual Period; (s) with respect to the Class M Certificates, an annual rate equal to the lesser of (i) 5.255% per annum and (ii) the REMIC II Remittance Rate in respect of REMIC II Regular
Interest M for the subject Interest Accrual Period; (t) with respect to the
Class N Certificates, an annual rate equal to the lesser of (i) 5.255% per annum and (ii) the REMIC II Remittance Rate in respect of REMIC II Regular Interest N for the subject Interest Accrual Period; (u) with respect to the Class O
Certificates, an annual rate equal to the lesser of (i) 5.255% per annum and
(ii) the REMIC II Remittance Rate in respect of REMIC II Regular Interest O for the subject Interest Accrual Period; (v) with respect to the Class P
Certificates, an annual rate equal to the lesser of (i) 5.255% per annum and
(ii) the REMIC II Remittance Rate in respect of REMIC II Regular Interest P for the subject Interest Accrual Period; and (x) with respect to the Class X-1
Certificates, an annual rate equal to the weighted average (expressed as a percentage and rounded to at least six decimal places) of the Class X-1 Strip
Rates applicable to the respective REMIC III Components of the Class X-1
Certificates for such Interest Accrual Period,

                                     -106-

weighted on the basis of the respective Component Notional Amounts of such REMIC
III Components outstanding immediately prior to the related Distribution Date;
and (y) with respect to the Class X-2 Certificates, an annual rate equal to the weighted average (expressed as a percentage and rounded to at least six decimal places) of the Class X-2 Strip Rates applicable to the respective REMIC III
Components of the Class X-2 Certificates for such Interest Accrual Period that are to be taken into account in such calculation as set forth in the immediately succeeding sentence, weighted on the basis of the respective Component Notional
Amounts of such REMIC III Components outstanding immediately prior to the related Distribution Date; provided, however, that for each Interest Accrual
Period following the Interest Accrual Period related to the Distribution Date in
September 2013, the Pass-Through Rate of the Class X-2 Certificates shall equal
0% per annum. For purposes of clause (y) of the immediately preceding sentence, the Pass-Through Rate of the Class X-2 Certificates, for the initial Interest
Accrual Period and each Interest Accrual Period thereafter through and including the Interest Accrual Period related to the Distribution Date in September 2013, shall be calculated taking into account the respective Class X-2 Strip Rates of only those REMIC III Components of the Class X-2 Certificates for which such
Interest Accrual Period relates to a Distribution Date that occurs on or before the related Class X-2 Termination Date.

          The "Class X-1 Strip Rate" for each REMIC III Component of the Class
X-1 Certificates, with respect to each Interest Accrual Period, is a rate per annum equal to the greater of (I) zero and (II) either:

               (A)  if both (x) the Corresponding REMIC II Regular Interest for such REMIC III Component of the Class X-1 Certificates also constitutes a Corresponding REMIC II Regular Interest for a
                    REMIC III Component of the Class X-2 Certificates and (y)
                    such Interest Accrual Period relates to a Distribution Date occurring on or before the Class X-2 Termination Date for
                    such Corresponding REMIC II Regular Interest for such REMIC
                    III Component of the Class X-2 Certificates, the excess, if any, of (i) the Weighted Average REMIC I Remittance Rate for
                    such Interest Accrual Period, over (ii) the greater of (1)
                    the Reference Rate for such Interest Accrual Period and (2)
                    the Pass-Through Rate in effect for the related Distribution
                    Date for the Corresponding Class of Principal Balance
                    Certificates, or

               (B)  if either (1) the Corresponding REMIC II Regular Interest for such REMIC III Component of the Class X-1 Certificates does not constitute a Corresponding REMIC II Regular
                    Interest for a Component of the Class X-2 Certificates or
                    (2) such Interest Accrual Period relates to a Distribution
                    Date occurring after the Class X-2 Termination Date for such
                    Corresponding REMIC II Regular Interest of the Class X-2
                    Certificates, the excess, if any, of (i) the Weighted
                    Average REMIC I Remittance Rate for such Interest Accrual
                    Period, over (ii) the Pass-Through Rate in effect for the
                    related Distribution Date for the Corresponding Class of
                    Principal Balance Certificates.

          The "Class X-2 Strip Rate" for each REMIC III Component of the Class
X-2 Certificates, (A) with respect to each Interest Accrual Period related to a
Distribution Date occurring on or before the related Class X-2 Termination Date for such REMIC III Component, is a rate per annum equal to the greater of (I)
zero and (II) the excess, if any, of (i) the lesser of (x) the Reference Rate for such Interest Accrual Period and (y) the Weighted Average REMIC I Remittance
Rate for such Interest Accrual Period, over (ii) the Pass-Through Rate in effect during such Interest Accrual Period for the Corresponding Class of Principal
Balance Certificates, and (B) with respect to each Interest Accrual Period related to a Distribution Date occurring after the related Class X-2 Termination
Date for such REMIC III Component, is a rate per annum equal to zero.

          (g) Solely for purposes of satisfying Treasury Regulations Section
1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each Class of REMIC
III Certificates shall be the Rated Final Distribution Date.

          (h) The REMIC III Residual Interest shall not have a principal balance and shall not bear interest.

                                      -107-

          SECTION 2.17. Acceptance of Grantor Trusts; Issuance of the Class V
                        and Class R Certificates.

          (a) It is the intention of the parties hereto that the segregated pool of assets consisting of any collections of Post-ARD Additional Interest Received by the Trust with respect to the Pooled Mortgage Loans that are ARD Mortgage
Loans and/or any successor REO Pooled Mortgage Loans with respect thereto constitute a Grantor Trust for federal income tax purposes and, further, that such segregated pool of assets be designated as "Grantor Trust V" and that the affairs of such portion of the Trust Fund shall be conducted so as to qualify as, a Grantor Trust. The provisions of this Agreement shall be interpreted consistently with the foregoing intention. The Trustee, by its execution and delivery hereof, acknowledges the assignment to it of the assets of Grantor
Trust V and declares that it holds and will hold such assets in trust for the exclusive use and benefit of all present and future Holders of the Class V
Certificates. Concurrently with the assignment to the Trustee of the assets included in Grantor Trust V, the Certificate Registrar shall execute, and the
Authenticating Agent shall authenticate and deliver, to or upon the order of the
Depositor, the Class V Certificates in authorized denominations evidencing the entire beneficial ownership of Grantor Trust V and initially registered in the name of Crystal River Capital, Inc. The rights of the Holders of the Class V
Certificates to receive distributions from the proceeds of Grantor Trust V, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

          (b) The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all right, title and interest of the Depositor in and to the REMIC I Residual
Interest, the REMIC II Residual Interest and the REMIC III Residual Interest to
the Trustee for the benefit of the Holders of the Class R Certificates. It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC I Residual Interest, the REMIC II Residual Interest and
the REMIC III Residual Interest constitute a Grantor Trust for federal income tax purposes and, further, that such segregated pool of assets be designated as
"Grantor Trust R" and that the affairs of such portion of the Trust Fund shall be conducted so as to qualify as, a Grantor Trust. The provisions of this
Agreement shall be interpreted consistently with the foregoing intention. The
Trustee, by its execution and delivery hereof, acknowledges the assignment to it of the assets of Grantor Trust R and declares that it holds and will hold such assets in trust for the exclusive use and benefit of all present and future
Holders of the Class R Certificates. Concurrently with the assignment to the
Trustee of the assets included in Grantor Trust R, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, the Class R Certificates in authorized denominations evidencing the entire beneficial ownership of Grantor Trust R. The rights of the Holders of the Class R Certificates to receive distributions from the proceeds of Grantor Trust R, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

                                     -108-

                                  ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

          SECTION 3.01. General Provisions.

          (a) Each Master Servicer shall be obligated to service and administer the Serviced Mortgage Loans opposite which such Master Servicer's name is set forth on the Pooled Mortgage Loan Schedule and any Replacement Pooled Mortgage
Loans delivered in replacement thereof as contemplated in Section 2.03 and shall be deemed to be the "applicable Master Servicer" with respect to any REO
Property acquired in respect of any such Mortgage Loan. Each of the Master
Servicers and each Special Servicer shall service and administer the Serviced
Mortgage Loans and any Administered REO Properties that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee, and in the best interests and for the benefit of the Certificateholders (or, in the case of any Serviced Mortgage Loan Group, of the Certificateholders and the
related Serviced Non-Pooled Mortgage Loan Noteholder(s)), as a collective whole, in accordance with any and all applicable laws, the terms of this Agreement, and the terms of the respective Serviced Mortgage Loans and, to the extent consistent with the foregoing, in accordance with the Servicing Standard. In clarification of, and neither in addition to nor in deletion of the duties and obligations of the Master Servicers or the Special Servicers pursuant to this
Agreement, no provision herein contained shall be construed as an express or implied guarantee by either Master Servicer or any Special Servicer of the collectibility or recoverability of payments on the Mortgage Loans or shall be construed to impair or adversely affect any rights or benefits provided by this
Agreement to such Master Servicer or such Special Servicer (including with respect to Master Servicing Fees or the right to be reimbursed for Advances).
Any provision in this Agreement for any Advance by a Master Servicer, a Special
Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and, if applicable, the Serviced Non-Pooled Mortgage
Loan Noteholders, and not as credit support or otherwise to impose on any such
Person the risk of loss with respect to one or more of the Mortgage Loans. No provision hereof shall be construed to impose liability on any Master Servicer or Special Servicer for the reason that any recovery to the Certificateholders
(or, in the case of any Serviced Mortgage Loan Group, to the Certificateholders
and the related Serviced Non-Pooled Mortgage Loan Noteholder(s)) in respect of a
Mortgage Loan at any time after a determination of present value recovery made in its reasonable and good faith judgment in accordance with the Servicing
Standard by such Master Servicer or Special Servicer hereunder at any time is less than the amount reflected in such determination. Without limiting the foregoing, and subject to Section 3.21, (i) each Master Servicer shall service and administer all Performing Serviced Mortgage Loans for which it is the Master
Servicer, (ii) each Special Servicer shall service and administer (x) each
Serviced Mortgage Loan (other than a Corrected Mortgage Loan) as to which a
Servicing Transfer Event has occurred and for which it is the applicable Special
Servicer, and (y) each Administered REO Property for which it is the applicable
Special Servicer; provided, however, that the applicable Master Servicer shall continue to (A) make P&I Advances required hereunder with respect to each Pooled
Mortgage Loan for which it is the applicable Master Servicer that constitutes a
Specially Serviced Mortgage Loan and each successor REO Pooled Mortgage Loan in respect thereof, (B) make Servicing Advances required hereunder with respect to any Specially Serviced Mortgage Loans and Administered REO Properties (and
related REO Pooled Mortgage Loans) for which it is the applicable Master
Servicer, (C) receive payments, collect information and deliver reports to the
Certificate Administrator and the Trustee required hereunder with respect to any
Specially Serviced Mortgage Loans and Administered REO Properties (and the
related REO Mortgage Loans) for which it is the applicable Master Servicer, and
(D) render such incidental services with respect to any Specially Serviced
Mortgage Loans and Administered REO Properties for which it is the applicable
Master Servicer as are specifically provided for herein. In addition, each
Master Servicer shall notify the applicable Special Servicer within three
Business Days following its receipt of any collections on any Specially Serviced
Mortgage Loan, such Special Servicer shall within one Business Day thereafter notify such Master Servicer with instructions on how to apply such collections and such Master Servicer shall apply such collections in accordance with such instructions within one Business Day following such Master Servicer's receipt of such notice.

          Certain provisions of this Article III make reference to their applicability to Serviced Mortgage Loans. Notwithstanding such explicit references, references to "Serviced Mortgage Loans" contained in this Article
III, unless

                                      -109-

otherwise specified, shall be construed to refer also to each Serviced Mortgage
Loan Group in its entirety (but any other term that is defined in Article I and used in this Article III shall be construed according to such definition without regard to this sentence).

          (b) Subject to Section 3.01(a) and the other terms and provisions of this Agreement, the Master Servicers and the Special Servicers shall each have full power and authority, acting alone or, subject to Section 3.22, through
Primary Servicer and/or Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each
Master Servicer (with respect to those Serviced Mortgage Loans that it is obligated to service and administer pursuant to this Agreement) and each Special
Servicer (with respect to the Specially Serviced Mortgage Loans and Administered
REO Properties for which it is the applicable Special Servicer), in its own name or in the name of the Trustee, is hereby authorized and empowered by the Trustee and (in the case of each Serviced Mortgage Loan Group) the related Serviced
Non-Pooled Mortgage Loan Noteholders, to execute and deliver, on behalf of the
Certificateholders, the Trustee and (in the case of each Serviced Mortgage Loan
Group) each Serviced Non-Pooled Mortgage Loan Noteholder, or any of them: (i)
any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and other related collateral; (ii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and (iii) subject to Sections
3.08, 3.20, 3.24, 3.27 and 3.28, any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in Borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by ownership interests in a Borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any Borrower with respect to modifications of the standards of operation and management of the Mortgaged Properties or the replacement of asset managers), documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Serviced Mortgage Loan under the related Mortgage Loan
Documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements that may be requested by any
Borrower or its tenants, documents granting, modifying or releasing (or joining the Borrower therein) any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the
Mortgaged Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Serviced Mortgage Loan and any other consents. Subject to Section 3.10, the Trustee shall, at the written request of a Servicing Officer of either Master Servicer or any Special Servicer, furnish, or cause to be so furnished, to such Master Servicer or such Special Servicer, as the case may be, any limited powers of attorney and other documents (each of which shall be prepared by such Master Servicer or such Special Servicer, as the case may be) necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder; provided that the Trustee shall not be held liable for any misuse of any such power of attorney by either Master Servicer or
Special Servicer. Without limiting the generality of the foregoing, the Trustee shall execute and deliver to each Master Servicer and the Special Servicer, on or before the Closing Date, a power of attorney substantially in the form attached as Exhibit L hereto. Notwithstanding anything contained herein to the contrary, neither a Master Servicer nor the Special Servicer shall, without the
Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating such Master Servicer's or Special
Servicer's, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. Each Master Servicer and the Special Servicer shall indemnify (out of its own funds without reimbursement therefor) the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such power of attorney by such Master Servicer or the Special Servicer, as the case may be.

          (c) The applicable Master Servicer or the applicable Special Servicer, as the case may be, in accordance with this Agreement, shall service and administer each Cross-Collateralized Group as a single Mortgage Loan as and when necessary and appropriate consistent with the Servicing Standard and applicable law and in accordance with this Agreement.

                                     -110-

          (d) The relationship of each Master Servicer and each Special Servicer to the Trustee and, unless they are the same Person, one another (whether between a Master Servicer and the other Master Servicer or a Special Servicer and the other Special Servicer or a Master Servicer and a Special Servicer)
under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

          (e) Notwithstanding any provision of this Agreement to the contrary, each Serviced Mortgage Loan Group shall be serviced and administered under this
Agreement only for as long as the Pooled Mortgage Loan that is a part of such
Serviced Mortgage Loan Group or the beneficial interest in any related REO
Property constitutes an asset of the Trust Fund; provided, however, that, notwithstanding the foregoing, the servicing and administration of a Serviced
Mortgage Loan Group pursuant to the terms hereof and the applicable Mortgage
Loan Group Intercreditor Agreement shall continue until a new servicing agreement is entered into with respect to such Serviced Mortgage Loan Group as provided in the related Mortgage Loan Group Intercreditor Agreement but such servicing and administration shall be conducted as if such Serviced Mortgage
Loan Group or any related REO Property were the sole assets subject hereto
(including for purposes of reimbursement of Advances and payment of fees and expenses), with references in this Agreement applicable to the Trust, the
Trustee, the Certificates, the Certificateholders (or any subgroup thereof) or any representative of any such Certificateholders all being construed to refer to such similar terms as are applicable to the then current holder of the
Mortgage Note for the related Pooled Mortgage Loan.

          (f) Nothing contained in this Agreement shall limit the ability of either Master Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property), accept deposits from and otherwise generally engage in any kind of business or dealings with any Borrower as though such Master Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided, however, that this sentence shall not be construed to modify the Servicing Standard.

          (g) The parties hereto acknowledge that each Non-Trust-Serviced Pooled
Mortgage Loan is subject to the terms and conditions of the related Mortgage
Loan Group Intercreditor Agreement. The parties hereto recognize the respective rights and obligations of the "Holders" and "Lenders" under the Mortgage Loan
Group Intercreditor Agreements for such Non-Trust-Serviced Pooled Mortgage
Loans, including with respect to the allocation of collections and losses on or in respect of such Non-Trust-Serviced Pooled Mortgage Loans and the related
Non-Pooled Pari Passu Companion Loans and the making of payments to the
"Holders" and "Lenders" in accordance with each such Mortgage Loan Group
Intercreditor Agreement and the related Non-Trust Servicing Agreement. The parties hereto further acknowledge that, pursuant to the related Mortgage Loan
Group Intercreditor Agreement for each Non-Trust-Serviced Pooled Mortgage Loan, each Non-Trust-Serviced Pooled Mortgage Loan and the related Non-Pooled Pari
Passu Companion Loans are to be serviced and administered by the related
Non-Trust Master Servicer and related Non-Trust Special Servicer in accordance with the related Non-Trust Servicing Agreement. Although each Non-Trust-Serviced
Pooled Mortgage Loan is not a Serviced Mortgage Loan hereunder, WFB as a Master
Servicer hereunder (and any successors to WFB in such capacity) shall have certain duties and shall constitute the "applicable Master Servicer" hereunder with respect to such Non-Trust-Serviced Pooled Mortgage Loan.

          For so long as a Non-Trust-Serviced Pooled Mortgage Loan or any successor REO Pooled Mortgage Loan with respect thereto is part of the Mortgage
Pool and such Non-Trust-Serviced Pooled Mortgage Loan and its related Non-Pooled
Pari Passu Companion Loans, or any related REO Property with respect thereto, are being serviced and administered under the related Non-Trust Servicing
Agreement, the applicable Master Servicer shall promptly notify the Trustee and the Controlling Class Representative of any defaults on the part of the related
Non-Trust Master Servicer and/or the related Non-Trust Special Servicer of which the applicable Master Servicer is aware. If there are at any time amounts due from the Trust, as holder of a Non-Trust-Serviced Pooled Mortgage Loan, to any party under the related Mortgage Loan Group Intercreditor Agreement or the related Non-Trust Servicing Agreement, the applicable Master Servicer shall notify the General Special Servicer and the Controlling Class Representative,
and the applicable Master Servicer may pay such amounts out of its Collection
Account, and, if and to the extent that the deposits in such Master Servicer's
Collection Account are insufficient, may (or, at the direction of the
Controlling Class Representative, shall) pay such amounts from its own funds
(provided that any such payment from its own funds shall constitute, and be reimbursable as, a Servicing Advance). Except as otherwise expressly addressed in Section 3.20, if a party to the Non-

                                     -111-

Trust Servicing Agreement related to a Non-Trust-Serviced Pooled Mortgage Loan requests the Trustee to consent to a modification, waiver or amendment of, or other loan-level action related to, such Non-Trust-Serviced Pooled Mortgage Loan
(and a modification, waiver or amendment of the related Non-Trust Servicing
Agreement and/or the related Mortgage Loan Group Intercreditor Agreement shall not be subject to the operation of this sentence but shall instead be subject to the operation of the second succeeding sentence), then the Trustee shall promptly deliver a copy of such request to the Special Servicer and the Trustee shall not grant such consent unless the Special Servicer directs the Trustee to grant such consent; provided, however, that, if such Non-Trust-Serviced Pooled
Mortgage Loan were serviced hereunder and such action would not be permitted without written confirmation from a Rating Agency to the effect that such action would not, in and of itself, result in an Adverse Rating Event with respect to any Class of Rated Certificates, then the Special Servicer shall not grant such direction without first having obtained such written confirmation (payable at the expense of the party requesting such approval of the Trustee, if a
Certificateholder or a party to this Agreement, otherwise from the related
Master Servicer's Collection Account). If a Responsible Officer of the Trustee
receives actual notice of a default or event of default on the part of any other party under the related Non-Trust Servicing Agreement, then (subject to the next paragraph) the Trustee shall notify (in writing), and act in accordance with the instructions of, the Controlling Class Representative; provided that, if such instructions are not provided within a reasonable time period (not to exceed ten
(10) Business Days or such lesser response time as is afforded under the related
Mortgage Loan Documents or related Non-Trust Servicing Agreement, as applicable)
or if the Trustee is not permitted (pursuant to the next paragraph) to follow such instructions, then the Trustee will take such action or inaction, as directed in writing by the Holders of the Certificates entitled to a majority of the Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the related Mortgage Loan Documents or related Non-Trust Servicing Agreement, as applicable. If the Trustee receives a request from any party to a Non-Trust Servicing Agreement for consent to or approval of a modification, waiver or amendment of such Non-Trust Servicing
Agreement and/or the related Mortgage Loan Group Intercreditor Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of such Non-Trust Servicing Agreement in effect as of the Closing
Date or a change in servicer under such Non-Trust Servicing Agreement, then the
Trustee shall not grant such consent or approval unless it receives the consent of the applicable Master Servicer under this Agreement, the consent of the
Controlling Class Representative and a written confirmation (at the expense of the party requesting such approval of the Trustee, if a Certificateholder or a party to this Agreement, otherwise from the related Master Servicer's Collection
Account) from each Rating Agency to the effect that such consent or approval would not result in an Adverse Rating Event with respect to any Class of Rated
Certificates. During the continuation of any event of default or other default under a Non-Trust Servicing Agreement, each of the Trustee and the applicable
Master Servicer shall have the right to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Trustee in connection with such enforcement shall, at the direction of the Trustee, be paid by, and reimbursable to, the applicable Master
Servicer as Servicing Advances (subject to Section 3.11(h)). The Trustee and the applicable Master Servicer shall each promptly forward all material notices or other communications delivered to it in connection with each Non-Trust Servicing
Agreement to the other such party, the Depositor and the Controlling Class
Representative and, if such notice or communication is in the nature of a notice or communication that would be required to be delivered to the Rating Agencies if the related Non-Trust-Serviced Pooled Mortgage Loan were a Serviced Mortgage
Loan, to the Rating Agencies.

          Notwithstanding anything herein to the contrary: (i) the Trustee shall not have any right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Class Representative prior to acting during the period following any resignation or removal of a Controlling Class
Representative and before a replacement is selected; and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by the prior paragraph, may (and the Trustee shall ignore and act without regard to any such advice, direction or objection that the Trustee has determined, in its reasonable, good faith judgment, would): (A) require or cause the Trustee to violate applicable law, or any other Section of this Agreement,
(B) result in an Adverse REMIC Event with respect to any REMIC Pool or an
Adverse Grantor Trust Event with respect to any Grantor Trust Pool, (C) expose the Trust, the Depositor, a Master Servicer (or a Primary Servicer or
Sub-Servicer acting on behalf of a Master Servicer), the Special Servicer, the
Certificate Administrator, the Trustee or any of their respective Affiliates, members, managers, officers,

                                     -112-

directors, employees or agents, to any material claim, suit or liability or (D)
expand the scope of a Trustee's responsibilities under this Agreement.

          SECTION 3.02. Collection of Mortgage Loan Payments.

          (a) The applicable Master Servicer and the applicable Special Servicer shall make efforts consistent with the Servicing Standard and the terms of this
Agreement to collect all payments required under the terms and provisions of the respective Serviced Mortgage Loans it is obligated to service hereunder and shall follow such collection procedures as are consistent with the Servicing
Standard; provided that none of the Master Servicers or the Special Servicers shall, with respect to any Mortgage Loan that constitutes an ARD Mortgage Loan after its Anticipated Repayment Date, take any enforcement action with respect to the payment of Post-ARD Additional Interest (other than the making of requests for its collection), and a Special Servicer may do so only if (i) the taking of an enforcement action with respect to the payment of other amounts due under such Mortgage Loan is, in the reasonable judgment of such Special
Servicer, and without regard to such Post-ARD Additional Interest, also necessary, appropriate and consistent with the Servicing Standard or (ii) all other amounts due under such Mortgage Loan have been paid, the payment of such
Post-ARD Additional Interest has not been forgiven in accordance with Section
3.20 and, in the reasonable judgment of the Special Servicer, exercised in accordance with the Servicing Standard, the Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated Advance
Interest. Consistent with the foregoing, the applicable Master Servicer may grant case-by-case waivers of Default Charges in connection with a late payment on a Serviced Mortgage Loan, provided that, for any waiver thereof under any
Serviced Mortgage Loan where both (x) any Advance Interest is then outstanding and (y) either (1) the waiver would be the fourth (or more) such waiver for such
Mortgage Loan or (2) such Mortgage Loan is 60 days or more delinquent in respect of any Monthly Payment, the applicable Master Servicer shall have obtained the consent of the applicable Special Servicer, which shall have obtained the consent of the Controlling Class Representative and/or the related Serviced
Mortgage Loan Group Controlling Party, as and to the extent contemplated by
Sections 3.08, 3.20, 3.24, 3.27 and 3.28, as applicable.

          (b) At least 90 days prior to the maturity date of each Balloon
Mortgage Loan, the applicable Master Servicer shall send a notice to the related
Borrower of such maturity date (with a copy to be sent to the applicable Special
Servicer) and shall request confirmation that the Balloon Payment will be paid by such maturity date.

          (c) With respect to each Non-Trust-Serviced Pooled Mortgage Loan (if any):

               (i) promptly following the Closing Date, the Trustee shall send written notice in the form of Exhibit P attached hereto, accompanied by an executed version of this Agreement, to the trustee under the applicable pooling and servicing agreement and the related Non-Trust Master Servicer stating that, as of the Closing Date, the Trustee is the holder of such
     Non-Trust-Serviced Pooled Mortgage Loan and directing each such recipient to remit to the applicable Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the applicable Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Trust-Serviced Pooled
     Mortgage Loan under the related Mortgage Loan Group Intercreditor Agreement and such pooling and servicing agreement; in addition, such notice shall provide contact information for the Trustee, the applicable Master
     Servicer, the Special Servicer and the Controlling Class Representative;

               (ii) with respect to such Non-Trust-Serviced Pooled Mortgage
     Loan, the related Mortgaged Property or any related REO Property, the applicable Master Servicer shall, on the day of receipt thereof, if such
     Master Servicer is the same Person or an Affiliate of the related Non-Trust
     Master Servicer, and otherwise within one Business Day following the receipt thereof, deposit into its Collection Account all amounts received by it from the Non-Trust Master Servicer or any other party under the related Non-Trust Servicing Agreement;

                                     -113-

               (iii) if, as of the close of business on the Determination Date on which a Collection Period ends in any calendar month, the applicable
     Master Servicer has not received a Monthly Payment due on such
     Non-Trust-Serviced Pooled Mortgage Loan during such Collection Period for any reason (whether because such Due Date has not yet occurred, the grace period for such Monthly Payment has not yet expired, the related Borrower has failed to make such Monthly Payment, the remittance date for such
     Monthly Payment has not yet occurred under the terms of the Non-Trust
     Servicing Agreement or the related Non-Trust Master Servicer has failed to timely make a remittance of such Monthly Payment that it is required to have made), then (A) for the avoidance of doubt, the applicable Master
     Servicer shall make a P&I Advance with respect to such amount on the Master
     Servicer Remittance Date immediately succeeding such Collection Period, subject to and in accordance with Section 4.03 (and, in accordance with such Section 4.03, if the applicable Master Servicer fails to make such P&I
     Advance, then the Trustee shall make such P&I Advance); (B) notwithstanding any contrary provision of Section 4.03, Advance Interest shall not commence accruing on such P&I Advance until the date that is the earlier of (i) one calendar day after the later of the Due Date for such Monthly Payment or the expiration of the grace period, if any, applicable to such Due Date, but only if the Borrower failed to make its Monthly Payment on such date, or (ii) otherwise, the date that is one calendar day after the date on which the related Non-Trust Master Servicer is required to remit such
     Monthly Payment to the applicable Master Servicer pursuant to the terms of the applicable Non-Trust Servicing Agreement and/or applicable Mortgage
     Loan Group Intercreditor Agreement; and (C) in the case of the RLJ Hotel
     Portfolio Pooled Mortgage Loan, the applicable Master Servicer shall be entitled and required to reimburse itself or the Trustee, as applicable, for any outstanding P&I Advance made thereby with respect to the RLJ Hotel
     Portfolio Pooled Mortgage Loan or REO Pooled Mortgage Loan to the full extent of any debt service advance that is made by the WCMSI 2006-C27
     Master Servicer in respect of the particular payment for which such P&I
     Advance was made, in each case as soon as practicable after the WCMSI
     2006-C27 Master Servicer makes such debt service advance; and

               (iv) if the applicable Master Servicer has notice, or a Servicing
     Officer of the Master Servicer has knowledge, of a material failure of a
     Non-Trust Master Servicer to make a remittance that it is required to make to such applicable Master Servicer under the terms of the related Non-Trust
     Servicing Agreement and/or the related Mortgage Loan Group Intercreditor
     Agreement, then such applicable Master Servicer shall provide notice of such failure to such Non-Trust Master Servicer, the trustee or other holder of the related Non-Pooled Pari Passu Companion Loans under the related
     Non-Trust Servicing Agreement, the Trustee and the Controlling Class
     Representative.

          (d) With respect to each Pooled Mortgage Loan for which the Due Date is scheduled to occur on the 3rd or 5th day of each month (subject to any applicable business day convention), to the extent that a voluntary Principal
Prepayment is received by the applicable Master Servicer after the end of the
Collection Period ending in such month (and such Pooled Mortgage Loan is not a
Specially Serviced Mortgage Loan or a defaulted Mortgage Loan), such Principal
Payment and any accompanying interest (and any accompanying Prepayment Premium or Yield Maintenance Charge that is Received by the Trust) (and the interest referred to above shall be net of any portion thereof that is similar to a
Prepayment Interest Excess representing interest accrued from and after the Due
Date in such month, which portion shall be retained by the applicable Master
Servicer as Additional Master Servicer Compensation) will nevertheless be distributed to Certificateholders on the Distribution Date occurring in such month if the applicable Master Servicer (a) provides notice to the Certificate
Administrator and the Servicer Report Administrator no later than 2:00 p.m. (New
York City time) two (2) Business Days prior to the related Distribution Date reflecting the related Borrower's intention to make such payment, and (b) both
(i) remits such payment (together with, solely in the case of a Principal
Prepayment made before a Due Date, a payment from such Master Servicer's own funds in an amount equal to the interest that would have accrued (at the related
Net Mortgage Rate) on the Principal Prepayment from and including the date of the Principal Prepayment to but excluding such Due Date) to the Certificate
Administrator not later than 1:00 p.m. (New York City time) on the related
Master Servicer Remittance Date and (ii) provides to the Certificate
Administrator a revised CMSA Loan Periodic Update File not later than 9:00 a.m.
(New York City time) on the related Master Servicer Remittance Date. If the timing and notice requirements set forth in (a) and (b) above are satisfied with respect to such voluntary Principal Prepayment, such payment shall be included as part of the Master Servicer Remittance Amount for the applicable Master

                                     -114-

Servicer for the related Distribution Date and the Principal Distribution Amount
that would otherwise have been in effect for the related Distribution Date shall be increased by the amount of such Principal Prepayment. If the timing and notice requirements set forth in (a) and (b) above are not satisfied with respect to such voluntary Principal Prepayment, then (A) such circumstances shall constitute an Event of Default of the applicable Master Servicer but the applicable Master Servicer shall be entitled to cure such Event of Default (and may not be terminated under Article VII unless it does not effect such cure) by making, not later than the Master Servicer Remittance Date occurring in the month immediately following the month in which the Principal Prepayment occurred, a payment of cash, from its own funds without right of reimbursement therefor, to the Certificate Administrator (for deposit in the Distribution
Account) in an amount equal to the sum of one month's interest at the Net
Mortgage Rate of the related Pooled Mortgage Loan on a principal amount equal to such Principal Prepayment and, solely in the case of a Principal Prepayment made before a Due Date, the interest that would have accrued (at the related Net
Mortgage Rate) on the Principal Prepayment from and including the date of the
Principal Prepayment to but excluding such Due Date; and (B) such Principal
Prepayment (and such accompanying Prepayment Premium or Yield Maintenance
Charge), and any accompanying interest will be deemed to have been received during the Collection Period related to the Distribution Date occurring in the month immediately following the month in which such Principal Prepayment was made. Notwithstanding any contrary provision of the foregoing, the applicable
Master Servicer shall not be required to make (and shall not be in default hereunder for not making) a payment of one month's interest otherwise described in the preceding sentence to the extent that such interest otherwise constitutes all or a portion of any Compensating Interest Payment that the applicable Master
Servicer otherwise makes in respect of the related Pooled Mortgage Loan. In the case of each Pooled Mortgage Loan for which the Stated Maturity Date is scheduled to occur on a day other than the first day of a month (subject to any applicable business day convention), if the related Balloon Payment due on such
Stated Maturity Date is timely received but such date happens to fall later than the end of the Collection Period ending in the same month, then the applicable
Master Servicer shall (a) provide notice to the Certificate Administrator and the Servicer Report Administrator no later than 2:00 p.m. (New York City time)
two (2) Business Days prior to the related Distribution Date reflecting the related Borrower's intention to make such payment, and (b) both (i) remit such payment to the Certificate Administrator not later than 1:00 p.m. (New York City time) on the related Master Servicer Remittance Date and (ii) provide to the
Certificate Administrator a revised CMSA Loan Periodic Update File not later than 9:00 a.m. (New York City time) on the related Master Servicer Remittance
Date, in which case such Balloon Payment shall be considered to have been received during the Collection Period related to the Distribution Date occurring in such month for purposes of the remittance of the Master Servicer Remittance
Amount for the applicable Master Servicer for such Distribution Date and the distribution of the Available Distribution Amount and the Principal Distribution
Amount for such Distribution Date. For the avoidance of doubt, if such Balloon
Payment is not timely received on or before such Stated Maturity Date, then the applicable Master Servicer shall make the applicable P&I Advance on the Master
Servicer Remittance Date immediately succeeding such Collection Period, subject to and in accordance with Section 4.03(b) (and, in accordance with such Section
4.03(b), if the applicable Master Servicer fails to make such P&I Advance, then the Trustee shall make such P&I Advance). In the case of the Pooled Mortgage
Loans that permit a prepayment to be made, subject to a next business day convention, during the first five days of a month in which prepayment is permitted, the applicable Master Servicer will in any event be entitled to remit those prepayments as part of the Master Servicer Remittance Amount for that month so as to avoid a Prepayment Interest Shortfall (or similar shortfall) that may otherwise result.

          In addition, in connection with the RLJ Hotel Portfolio Pooled
Mortgage Loan, any Monthly Payment that is timely made on the related Due Date by the Borrower to the related Non-Trust Master Servicer in accordance with the related Mortgage Loan Documents and timely remitted by such Non-Trust Master
Servicer in accordance with the related Mortgage Loan Group Intercreditor
Agreement shall be considered to have been received during the Collection Period related to the Distribution Date occurring in such month for purposes of the remittance of the Master Servicer Remittance Amount for the applicable Master
Servicer for such Distribution Date and the distribution of the Available
Distribution Amount and the Principal Distribution Amount for such Distribution
Date.

                                     -115-

          SECTION 3.03. Collection of Taxes, Assessments and Similar Items;
                        Servicing Accounts; Reserve Accounts.

          (a) Each Master Servicer shall establish and maintain one or more segregated accounts ("Servicing Accounts"), in which all Escrow Payments received by it with respect to the Serviced Mortgage Loans for which it is the applicable Master Servicer, shall be deposited and retained, separate and apart from its own funds. Subject to any terms of the related Mortgage Loan Documents that specify the nature of the account in which Escrow Payments shall be held, each Servicing Account shall be an Eligible Account. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage
Loan Documents, each Master Servicer may make withdrawals from the Servicing
Accounts maintained by it, and may apply Escrow Payments held therein with respect to any Serviced Mortgage Loan (together with interest earned thereon), only as follows: (i) to effect the payment of real estate taxes, assessments, insurance premiums (including, premiums on any Environmental Insurance Policy), ground rents (if applicable) and comparable items in respect of the related
Mortgaged Property; (ii) to reimburse such Master Servicer, the applicable
Special Servicer or the Trustee, as applicable, for any unreimbursed Servicing
Advances made thereby with respect to such Mortgage Loan to cover any of the items described in the immediately preceding clause (i); (iii) to refund to the related Borrower any sums as may be determined to be overages; (iv) to pay interest or other income, if required and as described below, to the related
Borrower on balances in the Servicing Account (or, if and to the extent not payable to the related Borrower to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Servicing Account for each Collection Period) to such Master Servicer); (v) disburse Insurance
Proceeds if required to be applied to the repair or restoration of the related
Mortgaged Property, (vi) after an event of default, to pay the principal of, accrued interest on and any other amounts payable with respect to such Mortgage
Loan; (vii) to withdraw amounts deposited in the Servicing Account in error; or
(viii) to clear and terminate the Servicing Account at the termination of this
Agreement in accordance with Section 9.01. Each Master Servicer shall pay or cause to be paid to the related Borrowers interest and other income, if any, earned on the investment of funds in Servicing Accounts maintained thereby, if and to the extent required by law or the terms of the related Mortgage Loan
Documents. If a Master Servicer shall deposit in a Servicing Account maintained by it any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. Promptly after any Escrow Payments are received by the applicable Special Servicer from the Borrower under any Serviced Mortgage Loan, and in any event within one Business Day after any such receipt, the applicable
Special Servicer shall remit such Escrow Payments to the applicable Master
Servicer for deposit in the applicable Servicing Account(s).

          (b) The applicable Master Servicer shall as to each Serviced Mortgage
Loan (including each Specially Serviced Mortgage Loan): (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts consistent with the Servicing
Standard to obtain, from time to time, all bills for the payment of such items
(including renewal premiums) and effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment with respect to any Serviced Mortgage Loan, the applicable Master Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan
Documents; provided that if such Mortgage Loan does not require the related
Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master
Servicer (or, if such Mortgage Loan becomes a Specially Serviced Mortgage Loan, the applicable Special Servicer) shall, subject to and in accordance with the
Servicing Standard, use reasonable efforts to enforce the requirement of the related Mortgage Loan Documents that the related Borrower make payments in respect of such items at the time they first become due.

          (c) In accordance with the Servicing Standard, but subject to Section
3.11(h), the applicable Master Servicer, with respect to each Serviced Mortgage
Loan for which it is the Master Servicer (including each such Mortgage Loan that is a Specially Serviced Mortgage Loan) shall make a Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the timely payment of (i) real estate taxes, assessments and other similar items, (ii) ground rents (if applicable), and (iii) premiums on Insurance Policies (including, premiums on any Environmental Insurance Policy), in each instance prior to the applicable penalty or

                                     -116-

termination date, in each instance if and to the extent that (x) Escrow Payments
(if any) collected from the related Borrower are insufficient to pay such item when due, and (y) the related Borrower has failed to pay such item on a timely basis; provided that, in the case of amounts described in the preceding clause
(i), the applicable Master Servicer shall not make a Servicing Advance of any such amount if such Master Servicer reasonably anticipates (in accordance with the Servicing Standard) that such amounts will be paid by the related Borrower on or before the applicable penalty date, in which case such Master Servicer shall use its best reasonable efforts consistent with the Servicing Standard to confirm whether such amounts have been paid and, subject to Section 3.11(h), shall make a Servicing Advance of such amounts, if necessary, not later than five Business Days following confirmation by such Master Servicer that such amounts have not been paid by the applicable penalty date. All such Advances shall be reimbursable in the first instance from related collections from the
Borrowers and further as provided in Section 3.05(a). No costs incurred by a
Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of any Mortgaged Property shall, for purposes hereof, including calculating monthly distributions to
Certificateholders, be added to the respective unpaid principal balances or
Stated Principal Balances of the subject Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit; provided that this sentence shall not be construed to limit the rights of the applicable Master Servicer or Special
Servicer on behalf of the Trust to enforce any obligations of the related
Borrower under such Mortgage Loan.

          (d) Each Master Servicer shall establish and maintain one or more segregated accounts ("Reserve Accounts"), in which all Reserve Funds, if any, received by it with respect to the Serviced Mortgage Loans as to which it is the applicable Master Servicer, shall be deposited and retained, separate and apart from its own funds. Subject to any terms of the related Mortgage Loan Documents that specify the nature of the account in which Reserve Funds shall be held, each Reserve Account shall be an Eligible Account. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage
Loan Documents, each Master Servicer may make withdrawals from the Reserve
Accounts maintained by it, and may apply Reserve Funds held therein with respect to any Serviced Mortgage Loan (together with interest earned thereon), only as follows: (i) in the case of Reserve Funds that are intended to cover specific costs and expenses, to pay for, or to reimburse the related Borrower in connection with, the costs associated with the related tenant improvements, leasing commissions, repairs, replacements, capital improvements and/or environmental testing and remediation, litigation and/or other special expenses at or with respect to the related Mortgaged Property for which such Reserve
Funds were intended and to refund the related Borrower any sums as may be determined to be overages; (ii) in the case of Reserve Funds intended to cover debt service payments, to apply amounts on deposit therein in respect of principal and interest on such Mortgage Loan; (iii) to reimburse such Master
Servicer, the Special Servicer or the Trustee, as applicable, for any unreimbursed Advances made thereby with respect to such Mortgage Loan to cover any of the items described in the immediately preceding clauses (i) and (ii)
(or, if any such Advance has become an Unliquidated Advance, to transfer to the related Collection Account an amount equal to the reimbursement that would otherwise have been made as described in this clause (iii)); (iv) to release such Reserve Funds to the related Borrower if the conditions precedent for such release are satisfied or otherwise apply such Reserve Funds in accordance with the related Mortgage Loan Documents if the conditions precedent for such release are not satisfied; (v) to pay interest or other income, if required and as described below, to the related Borrower on balances in the Reserve Account (or, if and to the extent not payable to the related Borrower, to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Reserve Account for each Collection Period) to such Master Servicer); (vi)
to withdraw amounts deposited in such Reserve Account in error; (vii) after an event of default, to pay the principal of, accrued interest on, and any other amounts payable with respect to such Mortgage Loan; or (viii) to clear and terminate the Reserve Account at the termination of this Agreement in accordance with Section 9.01. If the Borrower under any Serviced Mortgage Loan delivers a
Letter of Credit in lieu of Reserve Funds, then the applicable Master Servicer shall make draws on such Letter of Credit at such times and for such purposes as it would have made withdrawals from a Reserve Account and, to the extent consistent with the Servicing Standard, applicable law and the related Mortgage
Loan Documents, in order to convert the amount of such Letter of Credit into
Reserve Funds. Promptly after any Reserve Funds are received by a Special
Servicer from any Borrower, and in any event within one Business Day of such receipt, such Special Servicer shall remit such Reserve Funds to the applicable
Master Servicer for deposit in the applicable Reserve Account(s). Any out-of-pocket expenses, including reasonable attorneys' fees and expenses, incurred by a Master Servicer or a Special Servicer to enable such Master
Servicer or such Special Servicer, as the case may be, to make

                                     -117-

any draw under any Letter of Credit shall constitute a Servicing Advance, and such Master Servicer or such Special Servicer, as the case may be, shall make reasonable efforts to recover such expenses from the related Borrower to the extent the Borrower is required to pay such expenses under the terms of the related Mortgage Loan.

          (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of the Mortgage Loans Documents for a Serviced Mortgage Loan, the applicable Master Servicer shall request from the related Borrower written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any other action or remediation with respect to environmental matters is required to have been taken or completed pursuant to the terms of a Serviced Mortgage Loan, the applicable Master
Servicer shall request from the related Borrower written confirmation of such action and remediations within a reasonable time after the later of the Closing
Date and the date as of which such action or remediations are required to have been taken or completed. To the extent that a Borrower shall fail to promptly respond to any inquiry described in this Section 3.03(e), the applicable Master
Servicer shall notify the Trustee, the applicable Special Servicer, the
Controlling Class Representative and (if affected) the related Serviced
Non-Pooled Mortgage Loan Noteholder(s). The applicable Master Servicer shall promptly notify the Trustee, the applicable Special Servicer, the Controlling
Class Representative and any affected Serviced Non-Pooled Mortgage Loan
Noteholders if such Master Servicer determines that the Borrower under any
Serviced Mortgage Loan has failed to perform its obligations under such Serviced
Mortgage Loan in respect of environmental matters.

          (f) Subject to applicable law and the terms of the related Mortgage
Loan Documents, funds in the Servicing Accounts and the Reserve Accounts may be
invested only in Permitted Investments in accordance with the provisions of
Section 3.06.

          (g) With respect to each Serviced Mortgage Loan that requires the related Borrower to establish and maintain one or more lock-box, cash management or similar accounts, the applicable Master Servicer shall establish and maintain, in accordance with the Servicing Standard, such account(s) in accordance with the terms of the related Mortgage Loan Documents. No such lock-box account is required to be an Eligible Account, unless the Mortgage Loan
Documents otherwise so require. The applicable Master Servicer shall apply the funds deposited in such accounts in accordance with terms of the related
Mortgage Loan Documents, any lock-box, cash management or similar agreement and the Servicing Standard.

          SECTION 3.04. Collection Accounts, Distribution Account, Interest
                        Reserve Account, Excess Liquidation Proceeds Account,
                        Companion Note Custodial Accounts and Subordinate Note
                        Custodial Accounts.

          (a) Each of the Master Servicers shall segregate and hold all funds collected and received by it in connection with the Pooled Mortgage Loans for which it is the applicable Master Servicer separate and apart from its own funds and general assets. In connection therewith, each Master Servicer shall establish and maintain one or more segregated accounts (collectively, a
"Collection Account"), in which the funds described below are to be deposited and held on behalf of the Trustee in trust for the benefit of the
Certificateholders. Each account that constitutes a Collection Account shall be an Eligible Account. Each Master Servicer shall deposit or cause to be deposited in its Collection Account, within one Business Day of receipt by it (in the case of payments by Borrowers or other collections on the Serviced Pooled Mortgage
Loans as to which it acts as Master Servicer) or as otherwise required hereunder, the following payments and collections received or made by or on behalf of such Master Servicer subsequent to the Closing Date with respect to the Pooled Mortgage Loans as to which it is the applicable Master Servicer and any Administered REO Properties acquired in respect thereof (other than in respect of scheduled payments of principal and interest due and payable on such
Pooled Mortgage Loans on or before their respective Cut-off Dates (or, in the case of a Replacement Pooled Mortgage Loan, on or before the related date of substitution), which payments shall be delivered promptly to the related Pooled
Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse):

                                      -118-

               (i) all payments (from whatever source) on account of principal of such Serviced Pooled Mortgage Loans, including Principal Prepayments;

               (ii) all payments (from whatever source) on account of interest on such Serviced Pooled Mortgage Loans, including Default Interest and
     Post-ARD Additional Interest;

               (iii) all Prepayment Premiums, Yield Maintenance Charges and/or
     late payment charges received with respect to such Serviced Pooled Mortgage
     Loans;

               (iv) all Insurance Proceeds, Condemnation Proceeds and
     Liquidation Proceeds received with respect to such Serviced Pooled Mortgage
     Loans and/or, insofar as such payments and/or proceeds represent amounts allocable to reimburse Servicing Advances or pay Liquidation Expenses and/or other servicing expenses in respect of the entire Mortgage Loan
     Group of which any such Serviced Pooled Mortgage Loan is part;

               (v) any amounts relating to such Serviced Pooled Mortgage Loans and/or Administered REO Properties required to be deposited by such Master
     Servicer or such Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket or master force placed hazard insurance policy;

               (vi) any amounts relating to an Administered REO Properties required to be transferred from any REO Account pursuant to Section
     3.16(c);

               (vii) to the extent not otherwise included in another clause of this Section 3.04(a), any payments collected in respect of Unliquidated
     Advances on such Pooled Mortgage Loans or in respect of amounts previously determined to constitute Nonrecoverable Advances;

               (viii) insofar as they do not constitute Escrow Payments or
     Reserve Funds, any amounts relating to such Serviced Pooled Mortgage Loans paid by a Borrower specifically to cover items for which a Servicing
     Advance has been made or that represent a recovery of property protection expenses from a Borrower; and

               (ix) in connection with the initial Collection Period, the
     Closing Date Deposit Amount paid by the related Pooled Mortgage Loan Seller for each Closing Date Deposit Mortgage Loan for which such Master Servicer is the applicable Master Servicer (and, by its execution of this Agreement, the applicable Master Servicer for each Closing Date Deposit Mortgage Loan hereby acknowledges that it has so received and deposited the Closing Date
     Deposit Amount for such Closing Date Deposit Mortgage Loan).

          In addition, the applicable Master Servicer shall deposit into its
Collection Account, promptly upon receipt thereof if such Master Servicer is also the related Non-Trust Master Servicer and otherwise within one Business Day following receipt thereof, all remittances (including (if applicable) debt service advances) to the Trust under the Non-Trust Servicing Agreement related to a Non-Trust-Serviced Pooled Mortgage Loan or any Non-Trust-Serviced REO
Property. Furthermore, the applicable Master Servicer for any Serviced Mortgage
Loan Group shall deposit into its Collection Account, within one Business Day following receipt thereof, all payments to the Trust made by the Serviced
Non-Pooled Mortgage Loan Noteholders in respect of Nonrecoverable Advances or expenses pursuant to the terms of the related Mortgage Loan Group Intercreditor
Agreement.

          Furthermore, each Master Servicer shall deposit in its Collection
Account any amounts required to be deposited by such Master Servicer pursuant to
Section 3.06, as and when required by such section, in connection with losses incurred with respect to Permitted Investments of funds held in such Collection
Account.

          Notwithstanding the foregoing requirements, the applicable Master
Servicer need not deposit into its Collection Account any amount that such
Master Servicer would be authorized to withdraw immediately from such

                                      -119-

Collection Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

          The foregoing requirements for deposit in a Collection Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from Borrowers in the nature of Escrow Payments, assumption fees, assumption application fees, earn-out fees, extension fees, modification fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from Borrowers that constitute Additional Master Servicing Compensation and/or Additional Special
Servicing Compensation, need not be deposited by either Master Servicer in its
Collection Account. Each Master Servicer shall promptly, and in any event within one Business Day, deliver to the applicable Special Servicer any of the foregoing items received by it with respect to any Pooled Mortgage Loan, if and to the extent that such items constitute Additional Special Servicing
Compensation payable to the applicable Special Servicer. If either Master
Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Collection
Account, any provision herein to the contrary notwithstanding.

          Upon receipt of any of the amounts described in clauses (i) through
(iv) and (vii) through (viii) of the first paragraph of this Section 3.04(a)
with respect to any Serviced Pooled Mortgage Loan, the applicable Special
Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the applicable Master Servicer for deposit into such Master Servicer's Collection Account, unless the applicable Special
Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement. With respect to any such amounts paid by check to the order of the applicable Special
Servicer, each Special Servicer shall endorse such check to the order of the applicable Master Servicer (in its capacity as such), without recourse, representation or warranty, unless each Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement. Any such amounts received by the applicable Special Servicer with respect to an Administered REO Property shall be deposited by such Special Servicer into the related REO Account and remitted to the applicable Master Servicer for deposit into such Master Servicer's
Collection Account pursuant to Section 3.16(c).

          (b) The Certificate Administrator shall establish and maintain one or more segregated accounts (collectively, the "Distribution Account"), to be held on behalf and in the name of the Trustee in trust for the benefit of the
Certificateholders. Each account that constitutes the Distribution Account shall be an Eligible Account. The Certificate Administrator shall, as a bookkeeping matter, establish and maintain two sub-accounts of the Distribution Account (i)
one of which sub-accounts (such sub-account, the "REMIC Sub-Account") shall be deemed to be held in trust for the benefit of the Holders of the REMIC III
Certificates and the Class R Certificates, and (ii) one of which sub-accounts
(such sub-account, the "Class V Sub-Account") shall be deemed to be held in trust for the benefit of the Holders of the Class V Certificates. Not later than
1:00 p.m. (New York City time) on each Master Servicer Remittance Date, each
Master Servicer shall deliver to the Certificate Administrator, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to the Master Servicer Remittance Amount with respect to such Master
Servicer for such Master Servicer Remittance Date. Immediately upon deposit of a
Master Servicer Remittance Amount into the Distribution Account, any portion thereof that represents any Post-ARD Additional Interest related to the ARD
Mortgage Loans and/or any successor REO Mortgage Loans with respect thereto included in the Mortgage Pool shall be deemed to have been deposited into the
Class V Sub-Account, and the remaining portion thereof shall be deemed to have been deposited into the REMIC Sub-Account. In addition, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Distribution Account any P&I Advances and Compensating
Interest Payments required to be made by such Master Servicer hereunder.
Furthermore, any amounts paid by any party hereto to indemnify the Trust Fund pursuant to any provision hereof shall be delivered to the Certificate
Administrator for deposit in the Distribution Account. The Certificate
Administrator shall, upon receipt, deposit in the Distribution Account any and all amounts received or, pursuant to Section 4.03, advanced by the Trustee that are required by the terms of this Agreement to be deposited therein. As and when required pursuant to Section 3.05(c), the Certificate Administrator shall transfer Interest Reserve Amounts in respect of the Interest Reserve Loans from the Interest Reserve Account to the Distribution Account. Furthermore, as and
when required pursuant to Section 3.05(d), the Certificate Administrator shall

                                      -120-

transfer monies from the Excess Liquidation Proceeds Account to the Distribution
Account. The Certificate Administrator shall also deposit in the Distribution
Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to
Permitted Investments of funds held in the Distribution Account. If the
Certificate Administrator shall deposit in the Distribution Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding.

          (c) The Certificate Administrator shall establish and maintain one or more accounts (collectively, the "Interest Reserve Account") to be held on behalf and in the name of the Trustee in trust for the benefit of the
Certificateholders; provided that, subject to the next paragraph, the Interest
Reserve Account may be a sub-account of the Distribution Account. Each account that constitutes the Interest Reserve Account shall be an Eligible Account. On the Distribution Date in January (except during a leap year) and February of each calendar year, commencing in 2007, prior to any distributions being made with respect to the Certificates on such Distribution Date, the Certificate
Administrator shall, with respect to each Interest Reserve Loan, withdraw from the Distribution Account and deposit in the Interest Reserve Account an amount equal to the Interest Reserve Amount, if any, in respect of such Interest
Reserve Loan for such Distribution Date; provided that no such transfer of monies from the Distribution Account to the Interest Reserve Account shall be made on the Final Distribution Date. The Certificate Administrator shall also deposit in the Interest Reserve Account from its own funds any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Interest Reserve Account.

          Notwithstanding that the Interest Reserve Account may be a sub-account of the Distribution Account for reasons of administrative convenience, the
Interest Reserve Account and the Distribution Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the
Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts.

          (d) If any Excess Liquidation Proceeds are received, the Certificate
Administrator shall establish and maintain one or more accounts (collectively, the "Excess Liquidation Proceeds Account") to be held on behalf and in the name of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account shall be an Eligible
Account. On each Master Servicer Remittance Date, each Master Servicer shall withdraw from its Collection Account and remit to the Certificate Administrator for deposit in the Excess Liquidation Proceeds Account all Excess Liquidation
Proceeds received by it during the Collection Period ending on the Determination
Date immediately prior to such Master Servicer Remittance Date. The Certificate
Administrator shall also deposit in the Excess Liquidation Proceeds Account from its own funds any amounts required to be deposited by the Certificate
Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Excess Liquidation
Proceeds Account.

          (e) The applicable Master Servicer shall segregate and hold all funds collected and received by it in connection with the Serviced Non-Pooled Pari
Passu Companion Loans (if any) separate and apart from its own funds and general assets. In connection therewith, such Master Servicer shall establish and maintain one or more segregated accounts (collectively, the related "Companion
Note Custodial Account"), in which the funds described below are to be deposited and held on behalf of the related Serviced Non-Pooled Pari Passu Companion
Noteholder (and which accounts may be maintained as separately identified sub-accounts of the applicable Collection Account, provided that for all purposes of this Agreement (including the obligations of the applicable Master
Servicer hereunder) such accounts shall be considered to be and shall be required to be treated as separate and distinct from the applicable Collection
Account). Each Companion Note Custodial Account shall be an Eligible Account.
The applicable Master Servicer shall deposit or cause to be deposited in each
Companion Note Custodial Account, within one Business Day of receipt by it or as otherwise required hereunder, the following payments and collections received or made by or on behalf of such Master Servicer in respect of the related Serviced
Non-Pooled Pari Passu Companion Loan subsequent to the Closing Date:

               (i) all payments (from whatever source) on account of principal of the Non-Pooled Pari Passu Companion Loan, including Principal
     Prepayments;

                                      -121-

               (ii) all payments (from whatever source) on account of interest on the Non-Pooled Pari Passu Companion Loan, including Default Interest;

               (iii) all Prepayment Premiums and Yield Maintenance Charges
     received in respect of the Non-Pooled Pari Passu Companion Loan;

               (iv) all Insurance Proceeds, Condemnation Proceeds and
     Liquidation Proceeds received in respect of, and allocable as interest
     (including Default Interest) on, principal of or Prepayment Premiums or
     Yield Maintenance Charges with respect to, the subject Serviced Non-Pooled
     Pari Passu Companion Loan (or any successor REO Mortgage Loan with respect thereto);

               (v) any amounts required to be deposited by the applicable Master
     Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the applicable Companion
     Note Custodial Account;

               (vi) any amounts required to be deposited by the applicable
     Master Servicer or the applicable Special Servicer pursuant to Section
     3.07(b) in connection with losses on the Non-Pooled Pari Passu Companion
     Loan (or any successor REO Mortgage Loan with respect thereto) resulting from a deductible clause in a blanket or master force placed hazard insurance policy;

               (vii) any amounts required to be transferred to the applicable
     Companion Note Custodial Account from the REO Account pursuant to Section
     3.16(c); and

               (viii) any other amounts received and applied on the related
     Non-Pooled Pari Passu Companion Loan pursuant to the related Mortgage Loan
     Group Intercreditor Agreement.

          Notwithstanding the foregoing requirements, the applicable Master
Servicer need not deposit into the applicable Companion Note Custodial Account any amount that such Master Servicer would be authorized to withdraw immediately from such Companion Note Custodial Account in accordance with the terms of
Section 3.05 and shall be entitled to instead pay such amount directly to the
Person(s) entitled thereto).

          The foregoing requirements for deposit in each Companion Note
Custodial Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from the applicable Borrower in the nature of Escrow
Payments, assumption fees, assumption application fees, earn-out fees, extension fees, modification fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from the applicable Borrower that constitute Additional Master
Servicing Compensation and/or Additional Special Servicing Compensation, need not be deposited by the applicable Master Servicer in the applicable Companion
Note Custodial Account. The applicable Master Servicer shall promptly deliver to the applicable Special Servicer any of the foregoing items received by it with respect to a Serviced Non-Pooled Pari Passu Companion Loan, if and to the extent that such items constitute Additional Special Servicing Compensation with respect to such Serviced Non-Pooled Pari Passu Companion Loan. If the applicable
Master Servicer shall deposit in the applicable Companion Note Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from the applicable Companion Note Custodial Account, any provision herein to the contrary notwithstanding.

          Upon receipt of any of the amounts described in clauses (i) through
(iv) of the first paragraph of this Section 3.04(e), the applicable Special
Servicer shall promptly, but in no event later than two (2) Business Days after receipt, remit such amounts to the applicable Master Servicer for deposit into the applicable Companion Note Custodial Account, unless the applicable Special
Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. With respect to any such amounts paid by check to the order of the applicable Special
Servicer, the Special Servicer shall endorse such check to the order of the applicable Master Servicer (in its capacity as such), without recourse, representation or warranty, unless the applicable Special Servicer determines, consistent with the

                                      -122-

Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. Any such amounts received by the applicable Special Servicer with respect to an REO Property relating to the applicable Mortgage Loan Group shall be deposited by the applicable Special
Servicer into the REO Account and, insofar as such amounts are allocable as interest on, principal of, or Prepayment Premiums or Yield Maintenance Charges
with respect to the Serviced Non-Pooled Pari Passu Companion Loan or any
successor REO Mortgage Loan with respect thereto, shall be remitted to the applicable Master Servicer for deposit into the applicable Companion Note
Custodial Account pursuant to Section 3.16(c) (subject to the terms of the related Mortgage Loan Group Intercreditor Agreement). Any remittances by a
Special Servicer under this paragraph may be made as part of an aggregate remittance under this paragraph, the final paragraph of Section 3.04(a) and/or the final paragraph of Section 3.04(f).

          To the extent of the applicable Non-Pooled Pari Passu Companion
Noteholder's interest therein, each Companion Note Custodial Account shall be treated as an "outside reserve fund" within the meaning of the REMIC Provisions, beneficially owned by the related Non-Pooled Pari Passu Companion Noteholder, who shall be liable for any tax on its share of any reinvestment income thereon, and who shall be deemed to receive any related reimbursements from the Trust
Fund.

          (f) The applicable Master Servicer shall segregate and hold all funds collected and received by it in connection with the Serviced Non-Pooled
Subordinate Loans separate and apart from its own funds and general assets. In connection therewith, such Master Servicer shall establish and maintain one or more segregated accounts (each, a "Subordinate Note Custodial Account"), in which the funds described below are to be deposited and held on behalf of the related Serviced Non-Pooled Subordinate Noteholder (and which accounts may be maintained as separately identified sub-accounts of the applicable Collection
Account or, provided that for all purposes of this Agreement (including the obligations of the applicable Master Servicer hereunder) such accounts shall be considered to be and shall be required to be treated as separate and distinct from the applicable Collection Account). Notwithstanding the foregoing, in no event shall the Master Servicer be required to maintain an account separate from or that is a sub-account of the Collection Account in connection with any
Serviced Non-Pooled Subordinate Loan that is included in a related Mortgage Loan
Group (if any) that includes a PCF Pooled Mortgage Loan or PCFII Pooled Mortgage
Loan, provided, however, that notwithstanding the absence of any such separate account or sub-account, the applicable Master Servicer, for the benefit of the
Trust (as the holder of the related Pooled Mortgage Loan), shall make deposits to and remittances and withdrawals from the Collection Account in a manner that is consistent with the economic effect to the Trust (as the holder of the related Pooled Mortgage Loan) of the deposit, remittance and withdrawal provisions of this Section 3.04(f) and Section 3.05(f). Each Subordinate Note
Custodial Account shall be an Eligible Account. The applicable Master Servicer shall deposit or cause to be deposited in each Subordinate Note Custodial
Account, within one Business Day of receipt by it or as otherwise required hereunder, the following payments and collections received or made by or on behalf of such Master Servicer in respect of the related Serviced Non-Pooled
Subordinate Loan subsequent to the Closing Date:

               (i) all payments (from whatever source) on account of principal of the applicable Serviced Non-Pooled Subordinate Loan, including Principal
     Prepayments;

               (ii) all payments (from whatever source) on account of interest on the applicable Serviced Non-Pooled Subordinate Loan, including Default
     Interest;

               (iii) all Prepayment Premiums and Yield Maintenance Charges
     received in respect of the applicable Serviced Non-Pooled Subordinate Loan;

               (iv) all Insurance Proceeds, Condemnation Proceeds and
     Liquidation Proceeds received in respect of, and allocable as interest
     (including Default Interest) on, principal of or Prepayment Premiums or
     Yield Maintenance Charges with respect to, the applicable Serviced
     Subordinate Loan (or any successor REO Mortgage Loan with respect thereto);

                                      -123-

               (v) any amounts required to be deposited by the applicable Master
     Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the applicable
     Subordinate Note Custodial Account;

               (vi) any amounts required to be deposited by the applicable
     Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses on the applicable Serviced Non-Pooled Subordinate
     Loan (or any successor REO Mortgage Loan with respect thereto) resulting from a deductible clause in a blanket or master force placed hazard insurance policy;

               (vii) any amounts required to be transferred to the applicable
     Subordinate Note Custodial Account from the related REO Account pursuant to
     Section 3.16(c); and

               (viii) any other amounts received and applied on the related
     Serviced Non-Pooled Subordinate Loan pursuant to the related Mortgage Loan
     Group Intercreditor Agreement.

          Notwithstanding the foregoing requirements, the applicable Master
Servicer need not deposit into the applicable Subordinate Note Custodial Account any amount that such Master Servicer would be authorized to withdraw immediately from such Subordinate Note Custodial Account in accordance with the terms of
Section 3.05 and shall be entitled to instead pay such amount directly to the
Person(s) entitled thereto).

          The foregoing requirements for deposit in the applicable Subordinate
Note Custodial Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from the applicable Borrower in the nature of
Escrow Payments, assumption fees, assumption application fees, earn-out fees, extension fees, modification fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from the applicable Borrower that constitute
Additional Master Servicing Compensation and/or Additional Special Servicing
Compensation, need not be deposited by the applicable Master Servicer in the applicable Subordinate Note Custodial Account. The applicable Master Servicer shall promptly deliver to the applicable Special Servicer any of the foregoing items received by it with respect to the applicable Serviced Non-Pooled
Subordinate Loan, if and to the extent that such items constitute Additional
Special Servicing Compensation with respect to the applicable Serviced
Non-Pooled Subordinate Loan. If the applicable Master Servicer shall deposit in the applicable Subordinate Note Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from the applicable
Subordinate Note Custodial Account, any provision herein to the contrary notwithstanding.

          Upon receipt of any of the amounts described in clauses (i) through
(iv) of the first paragraph of this Section 3.04(f), the applicable Special
Servicer shall promptly, but in no event later than two (2) Business Days after receipt, remit such amounts to the applicable Master Servicer for deposit into the applicable Subordinate Note Custodial Account, unless the applicable Special
Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. With respect to any such amounts paid by check to the order of the Special Servicer, such Special Servicer shall endorse such check to the order of the applicable
Master Servicer (in its capacity as such), without recourse, representation or warranty, unless such Special Servicer determines, consistent with the Servicing
Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or because of another appropriate reason that is consistent with the Servicing Standard. Any such amounts received by the applicable Special Servicer with respect to an REO Property relating to the applicable Mortgage Loan Group shall be deposited by such Special Servicer into the related REO Account and, insofar as such amounts are allocable as interest on, principal of, or Prepayment Premiums or Yield Maintenance Charges with respect to the applicable Serviced Non-Pooled Subordinate Loan or any successor
REO Mortgage Loan with respect thereto, shall be remitted to the applicable
Master Servicer for deposit into the applicable Subordinate Note Custodial
Account pursuant to Section 3.16(c) (subject to the terms of the related
Mortgage Loan Group Intercreditor Agreement). Any remittances by a Special
Servicer under this paragraph may be made as part of an aggregate remittance under this paragraph, the final paragraph of Section 3.04(a) and/or the final paragraph of Section 3.04(e).

                                      -124-

          To the extent of the applicable Serviced Non-Pooled Subordinate
Noteholder's interest therein, the Subordinate Note Custodial Account shall be treated as an "outside reserve fund" within the meaning of the REMIC Provisions, beneficially owned by the related Serviced Non-Pooled Subordinate Noteholder, who shall be liable for any tax on its share of any reinvestment income thereon, and who shall be deemed to receive any related reimbursements from the Trust
Fund.

          (g) Funds in a Collection Account, the Distribution Account, the
Interest Reserve Account, the Excess Liquidation Proceeds Account, each
Companion Note Custodial Account and/or each Subordinate Note Custodial Account may be invested in Permitted Investments in accordance with the provisions of
Section 3.06. Each Master Servicer shall give notice to the other parties hereto of the location of its Collection Account as of the Closing Date and of the new
location of its Collection Account prior to any change thereof. With respect to each Serviced Mortgage Loan Group, the applicable Master Servicer shall give notice to the other parties hereto and to each related Serviced Non-Pooled
Mortgage Loan Noteholder related to a Serviced Mortgage Loan Group of the location of any related Companion Note Custodial Account and/or Subordinate Note
Custodial Account maintained by it as of the Closing Date, of the establishment of any related Companion Note Custodial Account and/or Subordinate Note
Custodial Account after the Closing Date and of the new location of such account prior to any change thereof.

          SECTION 3.05. Permitted Withdrawals From the Collection Accounts, the
                        Distribution Account, the Interest Reserve Account, the
                        Excess Liquidation Proceeds Account, the Companion Note
                        Custodial Accounts and the Subordinate Note Custodial
                        Accounts.

          (a) Subsection (I). Each Master Servicer may, from time to time, make withdrawals from its Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to remit to the Certificate Administrator for deposit in the
     Distribution Account (A) the Master Servicer Remittance Amount with respect to such Master Servicer for each Master Servicer Remittance Date and (B)
     any amounts that may be applied by such Master Servicer to make P&I
     Advances pursuant to Section 4.03(a);

               (ii) to reimburse the Trustee or itself, as applicable, in that order, for unreimbursed P&I Advances made by such Person (in each case, with its own funds) with respect to those Pooled Mortgage Loans as to which such Master Servicer is the applicable Master Servicer and/or any successor
     REO Pooled Mortgage Loans in respect thereof, such Master Servicer's and the Trustee's, as the case may be, respective rights to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than a
     Nonrecoverable P&I Advance, which is reimbursable pursuant to clause (vi)
     below) being limited to (subject to the operation of subsection (II)(iii)
     of this Section 3.05(a)) amounts on deposit in such Collection Account that represent Late Collections of interest and principal Received by the Trust in respect of the particular Pooled Mortgage Loan or REO Pooled Mortgage
     Loan as to which such P&I Advance was made (net of related Master Servicing
     Fees);

               (iii) to pay itself earned and unpaid Master Servicing Fees with respect to those Pooled Mortgage Loans as to which it is the applicable
     Master Servicer and/or any successor REO Pooled Mortgage Loans in respect thereof, such Master Servicer's right to payment pursuant to this clause
     (iii) with respect to any such Pooled Mortgage Loan or REO Pooled Mortgage
     Loan being limited to amounts on deposit in such Collection Account that are allocable as interest on such Pooled Mortgage Loan or REO Pooled
     Mortgage Loan, as the case may be;

               (iv) to pay the applicable Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Special Servicing Fees, Workout
     Fees and Liquidation Fees to which it is entitled in respect of each
     Specially Serviced Pooled Mortgage Loan, Corrected Pooled Mortgage Loan
     and/or REO Pooled Mortgage Loan pursuant to, and from the sources contemplated by, Section 3.11(c), but only if and to the extent that such
     Special Servicing Fees, Workout Fees and Liquidation Fees relate to Pooled
     Mortgage Loans and/or related REO

                                      -125-

     Properties as to which such Master Servicer is the applicable Master
     Servicer (and in no event shall any such payment be made by the applicable
     Master Servicer in respect of a Non-Trust-Serviced Pooled Mortgage Loan);

               (v) to reimburse the Trustee, the applicable Special Servicer or itself, as applicable, in that order, for any unreimbursed Servicing
     Advances made thereby (in each case, with its own funds) with respect to those Mortgage Loans and related REO Properties as to which such Master
     Servicer is the applicable Master Servicer, such Master Servicer's, the applicable Special Servicer's and the Trustee's, as the case may be, respective rights to reimbursement pursuant to this clause (v) with respect to any Servicing Advance (other than a Nonrecoverable Servicing Advance, which is reimbursable pursuant to clause (vi) below) being limited to
     (subject to the operation of subsection (II)(iii) of this Section 3.05(a))
     amounts on deposit in such Collection Account that represent (A) payments made by the related Borrower that are allocable to cover the item in respect of which such Servicing Advance was made, and/or (B) Insurance
     Proceeds, Condemnation Proceeds, Liquidation Proceeds and, if applicable,
     REO Revenues Received by the Trust in respect of the particular Pooled
     Mortgage Loan or related REO Property as to which such Servicing Advance was made;

               (vi) to reimburse the Trustee, the applicable Special Servicer or itself, as applicable, in that order, out of such general collections
     (subject to the operation of subsection (II)(iv) of this Section 3.05(a)
     below) on the Mortgage Loans and any REO Properties as are then on deposit in such Collection Account, for any unreimbursed Nonrecoverable Advances made thereby with respect to any of the Mortgage Loans and/or related REO
     Properties as to which such Master Servicer is the applicable Master
     Servicer;

               (vii) to pay the Trustee, the applicable Special Servicer or itself, as applicable, in that order, any unpaid Advance Interest accrued on Advances made by such Person with respect to Mortgage Loans and/or REO
     Properties as to which such Master Servicer is the applicable Master
     Servicer, such payment to be made, as and to the extent contemplated by
     Section 3.31, out of amounts on deposit in such Collection Account that represent Default Charges Received by the Trust on the Mortgage Loans or
     REO Mortgage Loans as to which the subject Advance was made;

               (viii) to the extent that such Master Servicer has reimbursed or is reimbursing the Trustee, the applicable Special Servicer or itself, as applicable, for any unreimbursed Advance with respect to any Mortgage Loan or REO Property as to which such Master Servicer is the applicable Master
     Servicer (regardless of whether such reimbursement is pursuant to clause
     (ii), (v) or (vi) above, pursuant to Section 3.03(c) or Section 3.03(d) or pursuant to subsection (II) of this Section 3.05(a)), and insofar as payment has not already been made out of related Default Charges, and the related Default Charges then on deposit in such Collection Account and available therefor are not sufficient to make such payment, pursuant to clause (vii) above, to pay the Trustee, the applicable Special Servicer or itself, as applicable, in that order, first out of amounts on deposit in such Collection Account that represent the remaining Liquidation Proceeds,
     Insurance Proceeds and/or Condemnation Proceeds, if any, from the Pooled
     Mortgage Loan or REO Property to which the Advance relates, then out of such general collections (subject to the operation of subsection (II) of this Section 3.05(a) below) on the Mortgage Loans and any REO Properties as are then on deposit in such Collection Account, any related Advance
     Interest accrued and payable on the portion of such Advance so reimbursed or being reimbursed;

               (ix) to pay (A) any outstanding expenses that were incurred by the applicable Special Servicer in connection with its inspecting, pursuant to Section 3.12(a), any Administered REO Property or any Mortgaged Property
     securing a Specially Serviced Pooled Mortgage Loan as to which such Master
     Servicer is the applicable Master Servicer or (B) any other outstanding expenses incurred on behalf of the Trust with respect to any Mortgage Loan or related REO Property as to which such Master Servicer is the applicable
     Master Servicer (other than Advance Interest that is paid pursuant to clause (vii) above, and other than Special Servicing Fees, Workout Fees and
     Liquidation Fees, which are covered by clause (iv) above) that will likely otherwise become Additional Trust Fund Expenses, such payment to be made from amounts on deposit in such Collection Account that represent Insurance
     Proceeds, Condemnation Proceeds or Liquidation Proceeds from the related
     Mortgage Loan or REO Property;

                                      -126-

               (x) to pay itself any items of Additional Master Servicing
     Compensation, and to pay the applicable Special Servicer any items of
     Additional Special Servicing Compensation, in each case on deposit in such
     Collection Account from time to time;

               (xi) to pay any unpaid Liquidation Expenses incurred with respect to any Serviced Pooled Mortgage Loan or related Administered REO Property as to which such Master Servicer is the applicable Master Servicer, such payments to be made, first, out of amounts on deposit in such Collection
     Account that represent Insurance Proceeds, Condemnation Proceeds or
     Liquidation Proceeds and, if applicable, REO Revenues received with respect to such Pooled Mortgage Loan or REO Property, as the case may be, and then, out of such general collections on the Pooled Mortgage Loans and any REO
     Properties as are then on deposit in such Collection Account;

               (xii) to pay, subject to and in accordance with Section 3.11(i), out of such general collections on the Pooled Mortgage Loans and any related REO Properties as are then on deposit in such Collection Account, servicing expenses related to the Pooled Mortgage Loans and related REO
     Properties as to which such Master Servicer is the applicable Master
     Servicer, which expenses would, if advanced, constitute Nonrecoverable
     Servicing Advances;

               (xiii) to pay, first out of amounts on deposit in such Collection
     Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Pooled Mortgage Loans and any related REO Properties as are then on deposit in such Collection Account, costs and expenses incurred by the Trust pursuant to Section 3.09(c) with respect to any Serviced
     Pooled Mortgage Loan or Administered REO Property as to which such Master
     Servicer is the applicable Master Servicer (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a
     Servicing Advance);

               (xiv) to pay itself, the applicable Special Servicer, the
     Depositor, the Certificate Administrator, the Tax Administrator, the
     Trustee, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, first out of amounts on deposit in such Collection Account that represent related Liquidation Proceeds,
     Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Pooled Mortgage Loans and any REO
     Properties as are then on deposit in such Collection Account, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b),
     Section 8.05(b) or Section 8.13, as applicable, but only if and to the extent that such amounts relate to Pooled Mortgage Loans and/or REO
     Properties as to which such Master Servicer is the applicable Master
     Servicer;

               (xv) to pay, first out of amounts on deposit in such Collection
     Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Pooled Mortgage Loans and any REO Properties as are then on deposit in such Collection Account, (A) any reasonable out-of-pocket cost or expense (including the reasonable fees of tax accountants and attorneys) incurred by the Trustee pursuant to Section 3.17(a)(iii) in connection with providing advice to the applicable Special Servicer with respect to any REO Property as to which such Master Servicer is the applicable Master Servicer, and (B) to the extent not otherwise advanced by such Master Servicer, any fees and/or expenses payable or reimbursable, as the case may be, in accordance with Section 3.18(c), to the applicable
     Master Servicer or the Trustee or an Independent third party for confirming, in accordance with such Section 3.18(c), a Fair Value determination made with respect to any Specially Designated Defaulted
     Pooled Mortgage Loan as to which such Master Servicer is the applicable
     Master Servicer;

               (xvi) to pay itself, the applicable Special Servicer, the
     Certificate Administrator, the Trustee or the Depositor, as the case may be, any amount related to the Pooled Mortgage Loans and/or related REO
     Properties as to which such Master Servicer is the applicable Master
     Servicer, that is specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement and to which reference is not made in any other clause of this Section 3.05(a), it being acknowledged that this clause (xvi) shall

                                      -127-

     not be construed to modify any limitation otherwise set forth in this
     Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

               (xvii) to pay itself, the applicable Special Servicer, any Pooled
     Mortgage Loan Seller, a Controlling Class Certificateholder, any Non-Pooled
     Subordinate Noteholder or any other particular Person, as the case may be, with respect to any Pooled Mortgage Loan as to which such Master Servicer is the applicable Master Servicer and that was previously purchased or otherwise removed from the Trust Fund by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Pooled
     Mortgage Loan subsequent to the date of purchase or other removal;

               (xviii) to pay to the applicable Pooled Mortgage Loan Seller any amounts on deposit in such Collection Account that represent Monthly
     Payments due on the respective Pooled Mortgage Loans on or before the
     Cut-off Date or, in the case of a Replacement Pooled Mortgage Loan, on or before the date on which such Replacement Pooled Mortgage Loan was added to the Trust Fund;

               (xix) in connection with a Non-Trust-Serviced Pooled Mortgage
     Loan, to pay, out of such general collections on the Pooled Mortgage Loans and REO Properties as are then on deposit in such Collection Account, to the related Non-Trust Master Servicer, the related Non-Trust Special
     Servicer and/or the holder of the related Non-Pooled Pari Passu Companion
     Loan, any amount reimbursable to such party by the holder of such
     Non-Trust-Serviced Pooled Mortgage Loan pursuant to the terms of the related Mortgage Loan Group Intercreditor Agreement (including without limitation, in the case of the RLJ Hotel Portfolio Pooled Mortgage Loan, any reimbursements of nonrecoverable servicing and/or debt service advances and/or interest on servicing and/or debt service advances that are required to be paid by the Trust as the holder of the RLJ Hotel Portfolio Pooled
     Mortgage Loan to the WCMSI 2006-C27 Master Servicer pursuant to the terms of the RLJ Hotel Portfolio Intercreditor Agreement);

               (xx) to transfer any Excess Liquidation Proceeds on deposit in such Collection Account to the Excess Liquidation Proceeds Account in
     accordance with Section 3.04(d);

               (xxi) to withdraw any amount and pay to the Person entitled thereto any amount deposited in such Collection Account in error; and

               (xxii) to clear and terminate such Collection Account at the termination of this Agreement pursuant to Section 9.01.

provided, however, that if any expense, cost, reimbursement or other amount otherwise permitted to be withdrawn from a Collection Account pursuant to clause
(vi) (relating to Nonrecoverable Advances), clause (ix) (relating to certain expenses), clause (xiii) (relating to certain environmental costs) or clause
(xiv) (relating to certain indemnification and similar expenses) relates to a
Mortgage Loan in a Serviced Mortgage Loan Group, then such payment shall be made, first, from amounts in the related Subordinate Note Custodial Account (if any) and, then, from other collections with respect to such Serviced Mortgage
Loan Group on deposit in the relevant Collection Account and (unless the expense, cost, reimbursement or other amount is a Nonrecoverable P&I Advance, in which case (for avoidance of doubt) the payment in reimbursement thereof (after the required withdrawal from the related Subordinate Note Custodial Account (if any)) shall be made solely from the relevant Collection Account) any related
Companion Note Custodial Account(s) (if any) (withdrawals from such Collection
Account and related Companion Note Custodial Account are to be made pro rata according to the related Mortgage Loan Group Intercreditor Agreement and based on the respective outstanding principal balances of the related Pooled Mortgage
Loan and the related Serviced Non-Pooled Pari Passu Companion Loan), prior to payment from funds in such Collection Account that are unrelated to such
Serviced Mortgage Loan Group.

          In addition, but subject to the succeeding paragraphs of this Section
3.05(a), if at any time a Master Servicer is entitled to make a payment, reimbursement or remittance from its Collection Account, the payment,

                                      -128-

reimbursement or remittance can be made from any funds on deposit in such
Collection Account (including pursuant to clause (vi) of the preceding paragraph) and the amounts on deposit in such Collection Account (after withdrawing any portion of such amounts deposited in such Collection Account in error) are insufficient to satisfy such payment, reimbursement or remittance and the amount on deposit in the other Master Servicer's Collection Account (after withdrawing any portion of such amounts deposited in such Collection Account in error) is sufficient to make such payment, reimbursement or remittance, then such other Master Servicer shall withdraw funds from its Collection Account and make such payment, reimbursement or remittance within three (3) Business Days following a written request therefor from the first Master Servicer, which request is accompanied by an Officer's Certificate (1) either (x) setting forth that the requesting Master Servicer, the applicable Special Servicer, the
Trustee, the Certificate Administrator or another particular Person, as applicable, is entitled to such payment, reimbursement or remittance (and setting forth the nature and amount of such payment, reimbursement or remittance and the party entitled thereto) or (y) forwarding a copy of any Officer's
Certificate or other information provided by the applicable Special Servicer, the Trustee, the Certificate Administrator or another particular Person, as the case may be, that sets forth that such Person is entitled to such payment, reimbursement or remittance (and the nature and amount of such payment, reimbursement or remittance and the party entitled thereto) and (2) setting forth that the requesting Master Servicer does not then have on deposit in its
Collection Account funds sufficient for such reimbursement.

          If amounts on deposit in either Collection Account at any particular time (after withdrawing any portion of such amounts deposited in such Collection
Account in error) are insufficient to satisfy all payments, reimbursements and remittances to be made therefrom as set forth in clauses (ii) through (xx) of the second preceding paragraph above, then the corresponding withdrawals from such Collection Account shall be made in the following priority and subject to the following rules: (x) if the payment, reimbursement or remittance is to be made from a specific source of funds, then such payment, reimbursement or remittance shall be made from that specific source of funds on a pro rata basis with any and all other payments, reimbursements and remittances to be made from such specific source of funds; and (y) if the payment, reimbursement or remittance can be made from any funds on deposit in such Collection Account, then (following any withdrawals made from such Collection Account in accordance with the immediately preceding clause (x) of this sentence) such payment, reimbursement or remittance shall be made from the general funds remaining on deposit in such Collection Account on a pro rata basis with any and all other payments, reimbursements or remittances to be made from such general funds;
provided that any reimbursements of Advances in respect of any particular
Mortgage Loan or REO Property out of a Collection Account pursuant to any of clauses (ii), (v) and (vi) of the first paragraph of this Section 3.05(a)(I), and any payments of interest thereon out of a Collection Account pursuant to either of clauses (vii) and (viii) of the first paragraph of this Section
3.05(a)(I), shall be made (to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; and second, pro rata, to the applicable Master Servicer and the applicable Special Servicer.

          Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, in connection with any withdrawal from its Collection Account pursuant to any of clauses (ii) through (xx) of the first paragraph of this Section 3.05(a)(I).

          Each Master Servicer shall pay to the applicable Special Servicer from such Master Servicer's Collection Account on each Master Servicer Remittance
Date amounts permitted to be paid to the applicable Special Servicer therefrom based upon an Officer's Certificate received from such Special Servicer on the first Business Day following the immediately preceding Determination Date, describing the item and amount to which such Special Servicer is entitled. Each
Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. Each Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property as to which it is the applicable Special Servicer on a loan-by-loan and property-by-property basis, for the purpose of justifying any request thereby for withdrawal from a Collection Account.

          Subsection (II). The provisions of this subsection (II) of this
Section 3.05(a) shall apply notwithstanding any contrary provision of subsection
(I) of this Section 3.05(a):

                                      -129-

               (i) Identification of Workout-Delayed Reimbursement Amounts: If
     any Advance made with respect to any Mortgage Loan on or before the date on which such Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected
     Mortgage Loan, together with (to the extent theretofore accrued and unpaid)
     Advance Interest thereon, is not pursuant to the operation of the provisions of Section 3.05(a)(I) reimbursed to the Person who made such
     Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan (or, but for the making of three monthly payments under its modified terms, would constitute a Corrected Mortgage Loan), such
     Advance, together with such Advance Interest, shall constitute a
     "Workout-Delayed Reimbursement Amount" to the extent that such amount has not been determined to constitute a Nonrecoverable Advance. All references herein to "Workout-Delayed Reimbursement Amount" shall be construed always to mean the related Advance and (to the extent theretofore accrued and unpaid) any Advance Interest thereon, together with (to the extent it remains unpaid) any further Advance Interest that accrues on the unreimbursed portion of such Advance from time to time in accordance with the other provisions of this Agreement. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance.

               (ii) General Relationship of Provisions. Subsection (iii) below
     (subject to the terms, conditions and limitations thereof) sets forth the terms of and conditions to the right of a Person to be reimbursed for any
     Workout-Delayed Reimbursement Amount to the extent that such Person is not otherwise entitled to reimbursement and payment of such Workout-Delayed
     Reimbursement Amount pursuant to the operation of Section 3.05(a)(I) above
     (construed without regard to the reference therein to this subsection except that it is nonetheless hereby acknowledged that, for purposes of
     "Late Collections" in subsection 3.05(a)(I), funds received on the related
     Mortgage Loan shall be applied in accordance with the terms of the applicable modification even though such application may result in an
     Advance continuing to be outstanding when the Borrower is current in its payments under the terms of the Mortgage Loan as modified). Subsection (iv)
     below (subject to the terms, conditions and limitations thereof) authorizes the Master Servicer, under certain circumstances, to abstain from reimbursing itself (or, if applicable, the Trustee to abstain from obtaining reimbursement) for Nonrecoverable Advances at its sole option.
     Upon any determination that all or any portion of a Workout-Delayed
     Reimbursement Amount constitutes a Nonrecoverable Advance, then the reimbursement or payment of such amount (and any further Advance Interest that may accrue thereon) shall cease to be subject to the operation of subsection (iii) below, such amount (and further Advance Interest) shall be as fully payable and reimbursable to the relevant Person as would any other
     Nonrecoverable Advance (and Advance Interest thereon) and, as a
     Nonrecoverable Advance, such amount may become the subject of a Master
     Servicer's (or, if applicable, the Trustee's) exercise of its sole option authorized by subsection (iv) below.

               (iii) Reimbursements of Workout-Delayed Reimbursement Amounts:
     The applicable Master Servicer, the applicable Special Servicer and the
     Trustee, as applicable, shall be entitled to reimbursement and payment
     (and, notwithstanding any contrary provision of subsection (I) above, shall be entitled to withdraw and pay to itself the amount of such reimbursement and payment) for all Workout-Delayed Reimbursement Amounts in each
     Collection Period (and it is again hereby acknowledged that, for purposes of "Late Collections" in subsection 3.05(a)(I), funds received on the related Mortgage Loan shall be applied in accordance with the terms of the applicable modification even though such application may result in an
     Advance continuing to be outstanding when the Borrower is current in its payments under the terms of the Mortgage Loan as modified); provided, however, that the aggregate amount (for all such Persons collectively) of such reimbursements and payments from amounts advanced or collected on the
     Mortgage Pool in such Collection Period shall not exceed (and the reimbursement and payment shall be made from) the aggregate principal portions of P&I Advances and principal collections and recoveries on the
     Mortgage Pool for such Collection Period contemplated by clauses (i)
     through (v) of the definition of "Unadjusted Principal Distribution
     Amount", net of the aggregate deduction amounts for (x) Special Servicing
     Fees, Liquidation Fees and/or Advance Interest with respect to Pooled
     Mortgage Loans or REO Properties that were paid hereunder from a source other than related Default Charges during the related Collection Period, as described by clause (II)(A) of the definition of "Principal Distribution

                                      -130-

     Amount", and (y) Nonrecoverable Advances (and accrued and unpaid Advance
     Interest thereon) that were reimbursed or paid during the related
     Collection Period from principal collections on the Mortgage Pool, as described by clause (II)(C) of the definition of "Principal Distribution
     Amount" and pursuant to subsection (iv) of this Section 3.05(a)(II). As and to the extent provided in clause (II)(B) of the definition thereof, the
     Principal Distribution Amount for the Distribution Date related to such
     Collection Period shall be reduced to the extent that such payment or reimbursement of a Workout-Delayed Reimbursement Amount is made from aggregate principal collections pursuant to the preceding sentence.

               Any collections (as applied under Section 1.03) received on or in respect of the Pooled Mortgage Loans during a Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement
     Amount, shall be added to and constitute a part of the Principal
     Distribution Amount for the related Distribution Date (pursuant to clause
     (I)(B) of the definition of "Principal Distribution Amount") to the extent of all Workout-Delayed Reimbursement Amounts on or in respect of such respective Mortgage Loan that were reimbursed from collections of principal on the Mortgage Pool in all prior Collection Periods pursuant to the preceding paragraph.

               The Certificate Administrator (and, with respect to Advances made by a Master Servicer, the Trustee or any Fiscal Agent) shall be entitled to rely conclusively upon any direction or notice received from either Master
     Servicer in connection with any determination made by such Master Servicer pursuant to the foregoing provisions of this Section 3.05(a)(II)(iii) and shall not be obligated to independently verify, monitor or oversee any such determination.

               (iv) Sole Option to Abstain from Reimbursements of Certain
     Nonrecoverable Advances. To the extent that Section 3.05(a)(I) (as construed without regard to this subsection (iv)) otherwise entitles a
     Master Servicer, a Special Servicer or the Trustee to reimbursement for any
     Nonrecoverable Advance (or payment of Advance Interest thereon from a source other than Default Charges on the related Mortgage Loan) during any
     Collection Period, then, notwithstanding any contrary provision of subsection (I) above, (a) to the extent that one or more such reimbursements and payments of Nonrecoverable Advances (and such Advance
     Interest thereon) are made, they shall be made, first, from the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i)
     through (v) of the definition of "Unadjusted Principal Distribution
     Amount", net of the aggregate deduction amounts for Special Servicing Fees,
     Liquidation Fees and/or Advance Interest with respect to Pooled Mortgage
     Loans or REO Properties that were paid hereunder from a source other than related Default Charges during the related Collection Period, as described by clause (II)(A) of the definition of "Principal Distribution Amount", and then from other amounts advanced or collected on the Mortgage Pool for such
     Collection Period; provided that, except in extraordinary circumstances, such Master Servicer, such Special Servicer or the Trustee, as applicable, shall provide S&P and Fitch with at least 15 days notice before any reimbursement shall be made of a Nonrecoverable Advance (or payment of
     Advance Interest thereon from a source other than Default Charges on the related Mortgage Loan) from such other amounts advanced or collected on the
     Mortgage Pool for such Collection Period, and (b) if and to the extent that the amount of such a Nonrecoverable Advance (and Advance Interest thereon), together with all Nonrecoverable Advances (and Advance Interest thereon)
     theretofore reimbursed during such Collection Period, would exceed the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of "Unadjusted Principal
     Distribution Amount", net of the aggregate deduction amounts for such
     Special Servicing Fees, Liquidation Fees and/or Advance Interest described by clause (II)(A) of the definition of "Principal Distribution Amount", such Master Servicer, such Special Servicer and/or the Trustee, as applicable, if it made the relevant Advance) is hereby authorized (but shall not be construed to have any obligation whatsoever), if it elects at its sole option, to abstain from reimbursing itself or obtaining reimbursement (notwithstanding that it is entitled to such reimbursement)
     during that Collection Period for all or a portion of such Nonrecoverable
     Advance (and Advance Interest thereon), provided that the aggregate amount that is the subject of the exercise of

                                      -131-

     such option with respect to all Nonrecoverable Advances (and Advance
     Interest thereon) with respect to all Mortgage Loans for any particular
     Collection Period is less than or equal to such excess described above in this clause (b). If a Master Servicer (or the Trustee, as applicable) makes such an election at its sole option to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (and Advance Interest thereon), then such Nonrecoverable Advance (and Advance Interest thereon)
     or portion thereof shall continue to be fully reimbursable in any subsequent Collection Period. In connection with a potential election by a
     Master Servicer (or the Trustee, as applicable) to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, each Master
     Servicer (or the Trustee, as applicable) shall further be authorized to wait for principal collections to be received before making its determination of whether to abstain from the reimbursement of a particular
     Nonrecoverable Advance or portion thereof.

               Any collections (as applied under Section 1.03) received on the
     Pooled Mortgage Loans during a Collection Period that, in each case, represents a recovery of an amount determined in a prior Collection Period to have been a Nonrecoverable Advance shall be added to and constitute a part of the Principal Distribution Amount for the related Distribution Date
     (pursuant to clause (I)(C) of the definition of "Principal Distribution
     Amount") to the extent of all Nonrecoverable Advances on such respective
     Mortgage Loan that were reimbursed from collections of principal on the
     Mortgage Pool in all prior Collection Periods pursuant to the preceding paragraph.

               None of the Master Servicer or the Trustee shall have any
     liability whatsoever for making an election, or refraining from making an election, that is authorized under this subsection (II)(iv). The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this subsection (II)(iv) or to comply with the terms of this subsection (II)(iv) and the other provisions of this Agreement that apply once such an election, if any, has been made.

               Any election by a Master Servicer (or the Trustee, as applicable)
     to abstain from reimbursing itself for any Nonrecoverable Advance (and
     Advance Interest thereon) or portion thereof with respect to any Collection
     Period shall not be construed to impose on such Master Servicer (or the
     Trustee, as applicable) any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of such Master Servicer (or the Trustee, as applicable) to otherwise be reimbursed for such
     Nonrecoverable Advance (and Advance Interest thereon). Any such election by one of the Master Servicers or the Trustee shall not be construed to impose any duty on any other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election). Any such election by any such party to abstain from reimbursing itself or obtaining reimbursement for any Nonrecoverable
     Advance or portion thereof with respect to any one or more Collection
     Periods shall not limit the accrual of Advance Interest on such
     Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Master Servicers, the Trustee or
     the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Non-Pooled Noteholders
     for any such election that such party makes as contemplated by this subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election. The foregoing statements in this paragraph shall not limit the generality of the statements made in the immediately preceding paragraph.

               The Certificate Administrator (and, with respect to Advances made by a Master Servicer and the Trustee) shall be entitled to rely conclusively upon any direction or notice received from either Master
     Servicer in connection with any determination made by such Master Servicer pursuant to the foregoing provisions of this Section 3.05(a)(II)(iv) and shall not be obligated to independently verify, monitor or oversee any such determination.

               (v) Deferral is Not Subordination. No determination by a Master
     Servicer (or the Trustee, as applicable) to exercise its sole option to defer the reimbursement of Advances and/or Advance Interest under

                                      -132-

     subsection (iv) shall be construed as an agreement by such Master Servicer
     (or the Trustee, as applicable) to subordinate (in respect of realizing losses), to any Class of Certificates, such party's right to such reimbursement during such period of deferral.

          (b) The Certificate Administrator shall, from time to time, make withdrawals from the Distribution Account for each of the following purposes
(the order set forth below not constituting an order of priority for such withdrawals):

               (i) to make distributions to Certificateholders on each
     Distribution Date pursuant to Section 4.01;

               (ii) to transfer Interest Reserve Amounts in respect of the
     Interest Reserve Loans to the Interest Reserve Account as and when required by Section 3.04(c);

               (iii) to pay itself, the Tax Administrator, either Master
     Servicer, either Primary Servicer, any Special Servicer, the Depositor, the
     Trustee or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such
     Person pursuant to Section 6.03, Section 7.01(b), Section 8.05 or Section
     8.13, as applicable, if and to the extent such amounts are not payable out of a Collection Account pursuant to Section 3.05;

               (iv) to pay any and all federal, state and local taxes imposed on any REMIC Pool or on the assets or transactions of any REMIC Pool, together with all incidental costs and expenses, and any and all expenses relating to tax audits, if and to the extent that either (A) none of the parties hereto are liable therefor pursuant to Section 10.01(b) and/or Section
     10.01(f) or (B) any such Person that may be so liable has failed to timely make the required payment;

               (v) to pay for the cost of the Opinions of Counsel as
     contemplated by Section 12.01(a) or Section 12.01(c) in connection with any amendment to this Agreement requested by the Trustee which amendment is in furtherance of the rights and interests of Certificateholders;

               (vi) to pay itself Net Investment Earnings earned on funds in the
     Distribution Account for each Collection Period;

               (vii) to pay for the cost of recording this Agreement pursuant to
     Section 12.02(a);

               (viii) to pay to any party hereto any amounts deposited or remitted by such Person for deposit into the Distribution Account in error;
     and

               (ix) to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

          (c) On the Master Servicer Remittance Date in March of each year
(commencing in March 2007), and in any event on the Master Servicer Remittance
Date that occurs in the same calendar month as the Final Distribution Date, the
Certificate Administrator shall withdraw from the Interest Reserve Account and deposit in the Distribution Account all Interest Reserve Amounts in respect of the Interest Reserve Loans then on deposit in the Interest Reserve Account. In addition, the Certificate Administrator shall, from time to time, make withdrawals from the Interest Reserve Account to pay itself interest or other income earned on deposits in the Interest Reserve Account, in accordance with
Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Interest Reserve Account for each Collection Period).

          (d) On the Business Day prior to each Distribution Date, the
Certificate Administrator shall withdraw from the Excess Liquidation Proceeds
Account and deposit in the Distribution Account, for distribution on such

                                      -133-

Distribution Date, an amount equal to the lesser of (i) the entire amount of
Excess Liquidation Proceeds, if any, then on deposit in the Excess Liquidation
Proceeds Account and (ii) the excess, if any, of the aggregate amount distributable on such Distribution Date pursuant to Section 4.01(a), over the
Available Distribution Amount for such Distribution Date (calculated without regard to such transfer from the Excess Liquidation Proceeds Account to the
Distribution Account); provided that on the Business Day prior to the Final
Distribution Date, the Certificate Administrator shall withdraw from the Excess
Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, any and all Excess Liquidation Proceeds
then on deposit in the Excess Liquidation Proceeds Account. In addition, the
Certificate Administrator shall, from time to time, make withdrawals from the
Excess Liquidation Proceeds Account to pay itself interest or other income earned on deposits in the Excess Liquidation Proceeds Account, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Excess Liquidation Proceeds Account for each Collection
Period).

          (e) The Certificate Administrator, the Trustee, the Depositor, each
Master Servicer, each Primary Servicer and the Special Servicer, as applicable, shall in all cases have a right prior to the Certificateholders to any particular funds on deposit in the Collection Accounts and the Distribution
Account from time to time for the reimbursement or payment of compensation,
Advances (with interest thereon at the Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Advances
(with such interest) and expenses are to be reimbursed or paid from such particular funds on deposit in such Collection Account or the Distribution
Account pursuant to the express terms of this Agreement.

          (f) The applicable Master Servicer may, from time to time, make withdrawals from the Companion Note Custodial Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to remit to the applicable Serviced Non-Pooled Pari Passu
     Companion Noteholder the amounts to which the applicable Serviced
     Non-Pooled Pari Passu Companion Noteholder is entitled in accordance with the last paragraph of this Section 3.05(f), as and when required by such paragraph;

               (ii) to pay to itself earned and unpaid Master Servicing Fees in respect of the related Serviced Non-Pooled Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto;

               (iii) to pay to the applicable Special Servicer earned and unpaid
     Special Servicing Fees in respect of the related Serviced Non-Pooled Pari
     Passu Companion Loan or any successor REO Mortgage Loan with respect thereto;

               (iv) to pay the applicable Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Workout Fees and Liquidation
     Fees to which it is entitled with respect to the related Serviced
     Non-Pooled Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto pursuant to, and from the sources contemplated by, the second and third paragraphs of Section 3.11(c);

               (v) to pay the applicable Special Servicer (or, if applicable, any predecessor thereto) any earned and unpaid Workout Fees and Liquidation
     Fees to which it is entitled with respect to the related Serviced
     Non-Pooled Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto, but which is payable out of amounts collected on or with respect to the related Serviced Non-Pooled Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto, pursuant to the second and third paragraphs of Section 3.11(c);

               (vi) to reimburse itself, the applicable Special Servicer or the
     Trustee, as applicable, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds) with respect to the related
     Serviced Mortgage Loan Group or any related REO Property (but only to the extent that either amounts are on deposit in the Collection Account and such Companion Note Custodial Account collectively that represent

                                      -134-

     collections of amounts that were the subject of such Servicing Advances or such Servicing Advances have been determined to constitute Nonrecoverable
     Advances);

               (vii) to pay itself, the applicable Special Servicer or the
     Trustee, as applicable, any Advance Interest then due and owing to such
     Person with respect to any Servicing Advance made by such Person (out of its own funds) with respect to the related Serviced Mortgage Loan Group or any successor REO Mortgage Loan with respect thereto (but only to the extent that the related Advance has been or is being reimbursed and the related Default Charges available therefor are not sufficient to make such payment of Advance Interest);

               (viii) to pay itself any items of Additional Master Servicing
     Compensation, and to pay to the applicable Special Servicer any items of
     Additional Special Servicing Compensation, in each case on deposit in such
     Companion Note Custodial Account from time to time;

               (ix) to pay any unpaid Liquidation Expenses incurred with respect to the related Serviced Mortgage Loan Group or any related REO Property
     (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (x) to pay, in accordance with Section 3.11(i), certain servicing expenses with respect to the related Serviced Mortgage Loan Group or any related REO Property, which expenses would, if advanced, constitute
     Nonrecoverable Servicing Advances (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (xi) to pay any costs and expenses incurred by the Trust pursuant to Section 3.09(c) (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance) with respect to the related Serviced Mortgage Loan Group or any related REO
     Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (xii) to pay itself, the applicable Special Servicer, the
     Depositor, the Trustee, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b),
     Section 8.05(b), or Section 8.13, as applicable, in connection with the related Serviced Mortgage Loan Group or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (xiii) to pay to itself, the applicable Special Servicer, the
     Trustee or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the related Serviced
     Non-Pooled Pari Passu Companion Loan Noteholder under any provision of this
     Agreement or the related Mortgage Loan Group Intercreditor Agreement to which reference is not made in any other clause of this Section 3.05(f), it being acknowledged that this clause (xiii) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

               (xiv) to withdraw any amount and pay to the Person entitled thereto any amount deposited in such Companion Note Custodial Account in error; and

               (xv) to clear and terminate such Companion Note Custodial Account at the termination of this Agreement pursuant to Section 9.01 or at such time as the related Serviced Mortgage Loan Group or any related REO
     Property is no longer serviced hereunder;

provided, however, that in connection with any expense, cost, reimbursement or other amount otherwise permitted to be withdrawn from a Companion Note Custodial
Account pursuant to clause (vi) (relating to Servicing Advances), clause (vii)
(relating to Advance Interest on Servicing Advances), clause (ix) (relating to
Liquidation Expenses), clause (x)

                                      -135-

(relating to Nonrecoverable Servicing Advances), clause (xi) (relating to certain environmental expenses) or clause (xii) (relating to certain indemnification and similar expenses), such payment shall be made, first, from any amounts in the related Subordinate Note Custodial Account (if any) and, then, from other collections with respect to the related Serviced Mortgage Loan
Group on deposit in the relevant Collection Account and all related Companion
Note Custodial Account(s) (withdrawals from those accounts to be made pro rata according to the related Mortgage Loan Group Intercreditor Agreement and based on the respective outstanding principal balances of the related Pooled Mortgage
Loan and related Serviced Non-Pooled Pari Passu Companion Loan).

          Notwithstanding any contrary provision above, any reimbursements of
Servicing Advances out of such Companion Note Custodial Account shall be made
(to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; second, to the Special Servicer; and third, to the applicable Master Servicer.

          The applicable Master Servicer shall pay to the applicable Special
Servicer from the related Companion Note Custodial Account amounts permitted to be paid to the applicable Special Servicer therefrom in respect of Special
Servicing Fees, Workout Fees or otherwise, such payment (other than a payment of
Special Servicing Fees and other than a payment of Workout Fees arising from collections other than the initial collection on a Corrected Mortgage Loan) to be based upon a written statement of the applicable Special Servicer describing the item and amount to which the Special Servicer is entitled. The applicable
Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.

          The Trustee, the Depositor, the applicable Master Servicer and the
Special Servicer shall in all cases have a right prior to the related Serviced
Non-Pooled Pari Passu Companion Noteholder to any particular funds on deposit in a Companion Note Custodial Account from time to time for the reimbursement or payment of compensation, Servicing Advances (with interest thereon at the
Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Servicing Advances (with interest) and expenses are to be reimbursed or paid from such funds on deposit in such Companion Note
Custodial Account pursuant to the express terms of this Agreement and/or the related Mortgage Loan Group Intercreditor Agreement.

          The applicable Master Servicer shall withdraw from the Companion Note
Custodial Account and pay to the related Serviced Non-Pooled Pari Passu
Companion Loan Noteholder (in accordance with such Person's written instructions) all amounts received on or with respect to the related Serviced
Non-Pooled Pari Passu Companion Loan or any successor REO Mortgage Loan with respect thereto that are deposited in such Companion Note Custodial Account
(exclusive of any portion of those amounts which the applicable Master Servicer has actual knowledge are then payable or reimbursable to any Person pursuant to any of clauses (ii) through (xiii) of the first paragraph of this Section
3.05(f)) on the Business Day following the applicable Master Servicer's receipt of such amounts.

          (g) The applicable Master Servicer may, from time to time, make withdrawals from each Subordinate Note Custodial Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to remit to the applicable Serviced Non-Pooled Subordinate
     Noteholder the amounts to which the applicable Serviced Non-Pooled
     Subordinate Noteholder is entitled in accordance with the last paragraph of this Section 3.05(g), as and when required by such paragraph;

               (ii) to pay to itself earned and unpaid Master Servicing Fees in respect of the related Serviced Non-Pooled Subordinate Loan or any successor REO Mortgage Loan with respect thereto;

               (iii) to pay to the applicable Special Servicer earned and unpaid
     Special Servicing Fees in respect of the related Serviced Non-Pooled
     Subordinate Loan or any successor REO Mortgage Loan with respect thereto;

                                      -136-

               (iv) to pay the applicable Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Workout Fees and Liquidation
     Fees to which it is entitled with respect to the related Serviced
     Non-Pooled Subordinate Loan or any successor REO Mortgage Loan with respect thereto pursuant to, and from the sources contemplated by, the second and third paragraphs of Section 3.11(c);

               (v) to pay the applicable Special Servicer (or, if applicable, any predecessor thereto) any earned and unpaid Workout Fees and Liquidation
     Fees to which it is entitled with respect to the related Serviced
     Non-Pooled Subordinate Loan or any successor REO Mortgage Loan with respect thereto, but which is payable out of amounts collected on or with respect to the related Serviced Non-Pooled Subordinate Loan or any successor REO
     Mortgage Loan with respect thereto, pursuant to the second and third paragraphs of Section 3.11(c);

               (vi) to reimburse itself, the applicable Special Servicer or the
     Trustee, as applicable, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds) with respect to the related
     Serviced Mortgage Loan Group or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (vii) to pay itself, the applicable Special Servicer or the
     Trustee, as applicable, any Advance Interest then due and owing to such
     Person with respect to any Servicing Advance made by such Person (out of its own funds) with respect to the related Serviced Mortgage Loan Group or any successor REO Mortgage Loan with respect thereto;

               (viii) to pay itself any items of Additional Master Servicing
     Compensation, and to pay to the applicable Special Servicer any items of
     Additional Special Servicing Compensation with respect to the related
     Serviced Mortgage Loan Group, in each case on deposit in such Subordinate
     Note Custodial Account from time to time;

               (ix) to pay any unpaid Liquidation Expenses incurred with respect to the related Serviced Mortgage Loan Group or any related REO Property
     (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (x) to pay, in accordance with Section 3.11(i), certain servicing expenses with respect to the related Serviced Mortgage Loan Group or any related REO Property, which expenses would, if advanced, constitute
     Nonrecoverable Servicing Advances (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (xi) to pay any costs and expenses incurred by the Trust pursuant to Section 3.09(c) (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance) with respect to the related Serviced Mortgage Loan Group or any related REO
     Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (xii) to pay itself, the applicable Special Servicer, the
     Depositor, the Trustee, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b),
     Section 8.05(b), or Section 8.13, as applicable, in connection with the related Serviced Mortgage Loan Group or any related REO Property (but only to the extent that amounts specifically allocable to such purpose have not been deposited in the applicable Collection Account);

               (xiii) to pay to itself, the applicable Special Servicer, the
     Trustee or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the related Serviced
     Non-Pooled Subordinate Noteholder under any provision of this Agreement or the related Mortgage Loan Group Intercreditor Agreement to which reference is not made in any other clause of this Section 3.05(g), it being

                                      -137-

     acknowledged that this clause (xiii) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any
     Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

               (xiv) to withdraw any amount and pay to the Person entitled thereto any amount deposited in such Subordinate Note Custodial Account in error; and

               (xv) to clear and terminate such Subordinate Note Custodial
     Account at the termination of this Agreement pursuant to Section 9.01 or at such time as the related Serviced Mortgage Loan Group or any related REO
     Property is no longer serviced hereunder.

provided, however, that in connection with any expense, cost, reimbursement or other amount otherwise permitted to be withdrawn from a Subordinate Note
Custodial Account pursuant to clause (vi) (relating to Servicing Advances), clause (vii) (relating to Advance Interest on Servicing Advances), clause (ix)
(relating to Liquidation Expenses), clause (x) (relating to Nonrecoverable
Servicing Advances), clause (xi) (relating to certain environmental expenses) or clause (xii) (relating to certain indemnification and similar expenses), if amounts on deposit in such Subordinate Note Custodial Account at any particular time are insufficient to satisfy such payment or reimbursement, such payment or reimbursement shall be made from collections with respect to the related
Serviced Mortgage Loan Group on deposit in the relevant Collection Account and the related Companion Note Custodial Account (if any) (withdrawals from those accounts to be made pro rata according to the related Mortgage Loan Group
Intercreditor Agreement and based on the respective outstanding principal balances of the related Pooled Mortgage Loan and the related Non-Pooled Mortgage
Loan), but, to the extent that the amount is so paid from the relevant
Collection Account and/or Companion Note Custodial Account and funds that would otherwise have been available in the Subordinate Note Custodial Account and used to pay such amount are subsequently collected or recovered, then such funds shall be deposited into such Collection Account and/or Companion Note Custodial
Account.

          Notwithstanding any contrary provision above, any reimbursements of
Servicing Advances out of such Subordinate Note Custodial Account shall be made
(to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; second, to the applicable Special Servicer;
and third, to the applicable Master Servicer.

          The applicable Master Servicer shall pay to the applicable Special
Servicer from the related Subordinate Note Custodial Account amounts permitted to be paid to the applicable Special Servicer therefrom in respect of Special
Servicing Fees, Workout Fees or otherwise, such payment (other than a payment of
Special Servicing Fees and other than a payment of Workout Fees arising from collections other than the initial collection on a Corrected Mortgage Loan) to be based upon a written statement of the applicable Special Servicer describing the item and amount to which the applicable Special Servicer is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.

          The Trustee, the Depositor, the applicable Master Servicer and the applicable Special Servicer shall in all cases have a right prior to the related
Serviced Non-Pooled Subordinate Noteholder to any particular funds on deposit in a Subordinate Note Custodial Account from time to time for the reimbursement or payment of compensation, Servicing Advances (with interest thereon at the
Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Servicing Advances (with interest) and expenses are to be reimbursed or paid from such funds on deposit in such Subordinate Note
Custodial Account pursuant to the express terms of this Agreement and/or the related Mortgage Loan Group Intercreditor Agreement.

          The applicable Master Servicer shall withdraw from the applicable
Subordinate Note Custodial Account and pay to the related Serviced Non-Pooled
Subordinate Noteholder (in accordance with such Person's written instructions)
all amounts received on or with respect to the related Serviced Non-Pooled
Subordinate Loan or any successor REO Mortgage Loan with respect thereto that are deposited in such Subordinate Note Custodial Account (exclusive of any portion of those amounts which the applicable Master Servicer has actual knowledge are then payable or

                                      -138-

reimbursable to any Person pursuant to any of clauses (ii) through (xiii) of the first paragraph of this Section 3.05(g)) on the Business Day following the applicable Master Servicer's receipt of such amounts.

          SECTION 3.06. Investment of Funds in the Accounts.

          (a) Each applicable Master Servicer may direct (pursuant to a standing order or otherwise) any depositary institution (including the Certificate
Administrator) that holds its Collection Account or any Companion Note Custodial
Account, Subordinate Note Custodial Account, Servicing Account or Reserve
Account maintained by it, the applicable Special Servicer may direct (pursuant to a standing order or otherwise) any depositary institution (including the
Certificate Administrator) that holds the REO Account, and the Certificate
Administrator may direct (pursuant to a standing order or otherwise) any depositary institution that holds the Distribution Account, the Interest Reserve
Account or the Excess Liquidation Proceeds Account to invest, or if any of the
Master Servicers, the Special Servicers or the Certificate Administrator, as
appropriate, is such depositary institution, such Master Servicer, such Special
Servicer or the Certificate Administrator, as the case may be, may invest itself, the funds held therein in (but only in) one or more Permitted
Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such
Investment Account pursuant to this Agreement or the related Mortgage Loan
Documents, as applicable, or with respect to Permitted Investments of funds held in the Distribution Account, no later than 11:00 a.m., New York City time, on the next succeeding Distribution Date; provided that any such investment of funds in any Servicing Account or Reserve Account shall be subject to applicable law and the terms of the related Mortgage Loan Documents; and provided, further, that the funds in any Investment Account shall remain uninvested unless and until the applicable Master Servicer, the applicable Special Servicer or the
Certificate Administrator, as appropriate, gives timely investment instructions with respect thereto pursuant to or as contemplated by this Section 3.06. All such Permitted Investments shall be held to maturity, unless payable on demand.
Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). Each applicable Master Servicer (with respect to Permitted Investments of amounts in its Collection Account or any
Companion Note Custodial Account, Subordinate Note Custodial Account, Servicing
Account or Reserve Account maintained by it), the applicable Special Servicer
(with respect to Permitted Investments of amounts in the REO Account), and the
Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution Account, the Interest Reserve Account or the Excess Liquidation
Proceeds Account) acting on behalf of the Trustee, shall (and Trustee hereby designates the applicable Master Servicer, the Special Servicer or the
Certificate Administrator, as the case may be, as the Person that shall) (i) be the "entitlement holder" of any Permitted Investment that is a "security entitlement" and (ii) maintain "control" of any Permitted Investment that is either a "certificated security" or an "uncertificated security". For purposes of this Section 3.06(a), the terms "entitlement holder", "security entitlement",
"control", "certificated security" and "uncertificated security" shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and
"control" of any Permitted Investment by a Master Servicer, a Special Servicer
or the Certificate Administrator shall constitute "control" by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised
Article 8 (1994 Revision) of the UCC. If amounts on deposit in an Investment
Account are at any time invested in a Permitted Investment payable on demand, the party hereunder that maintains such Investment Account (whether it is a
Master Servicer, a Special Servicer or the Certificate Administrator), shall:

          (x)  consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such
               Permitted Investment may otherwise mature hereunder in an amount at least equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

          (y)  demand payment of all amounts due thereunder promptly upon determination by such Master Servicer, such Special Servicer or the Certificate Administrator, as the case may be, that such
               Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in such Investment
               Account.

          (b) Whether or not a Master Servicer directs the investment of funds in any Investment Account (other than a Servicing Account or Reserve Account)
maintained by it, interest and investment income realized on funds

                                      -139-

deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of such Master Servicer and shall be subject to its withdrawal in accordance with Section 3.05. Whether or not a Master Servicer directs the investment of funds in any Servicing Account or Reserve Account maintained by it, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, and subject to the requirements of applicable law or the terms of the related Serviced Mortgage Loan(s) regarding the payment of such interest and investment income to the related Borrower, shall be for the sole and exclusive benefit of such Master Servicer and shall be subject to withdrawal from time to time in accordance with Section 3.03. Whether or not a Special
Servicer directs the investment of funds in the REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net
Investment Earnings, if any, for such Investment Account for each Collection
Period, shall be for the sole and exclusive benefit of such Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). Whether or not the Certificate Administrator directs the investment of funds in the
Distribution Account, the Interest Reserve Account or the Excess Liquidation
Proceeds Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each such
Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Certificate Administrator and shall be subject to its withdrawal in accordance with Section 3.05. If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the party hereunder that maintains such Investment Account (whether it is a Master
Servicer, a Special Servicer or the Certificate Administrator), shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Collection Period during which such loss was incurred, the amount of the Net Investment Loss, if any, in respect of such Investment Account for such Collection Period (except, in the case of any such loss with respect to a Servicing Account or Reserve Account, to the extent the loss amounts were invested for the benefit of a Borrower under the terms of a Serviced Mortgage
Loan or applicable law).

          (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of any payment due (or in any other performance required) under any Permitted Investment of funds on deposit in any Investment
Account, and if the party hereunder that maintains such Investment Account
(whether it is a Master Servicer, a Special Servicer or the Certificate
Administrator) is in default of its obligations under or contemplated by Section
3.06(b), the Trustee may (and, subject to Section 8.02, upon the request of (i)
Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class of Interest Only Certificates or Principal Balance
Certificates, (ii) the Controlling Class Representative or (iii) alternatively, but only if the Permitted Investment involves funds on deposit in a Companion
Note Custodial Account or a Subordinate Note Custodial Account, the related
Serviced Non-Pooled Mortgage Loan Noteholder (it being understood that, for purposes of this clause (iii), Section 8.02 shall be construed as if references therein to one or more "Certificateholders" were instead references to such
Serviced Non-Pooled Mortgage Loan Noteholder), the Trustee shall) take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate legal proceedings. Any costs incurred by the Trustee in taking any such action shall be reimbursed to it by the party hereunder that maintains such Investment Account (whether it is a
Master Servicer, a Special Servicer or the Certificate Administrator). This
provision is in no way intended to limit any actions that a Master Servicer, a
Special Servicer or the Certificate Administrator may take in this regard at its own expense.

          (d) Notwithstanding the investment of funds held in any Investment
Account, for purposes of the calculations hereunder, including the calculation of the Available Distribution Amount, the Master Servicer Remittance Amounts and
the monthly amounts payable to the respective Serviced Non-Pooled Mortgage Loan
Noteholders, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

          SECTION 3.07. Maintenance of Insurance Policies; Errors and Omissions
                        and Fidelity Coverage.

          (a) In the case of each Performing Serviced Mortgage Loan, the applicable Master Servicer shall use reasonable efforts consistent with the
Servicing Standard to cause the related Borrower to maintain (including identifying the extent to which a Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, such Master Servicer will itself cause to be maintained with Qualified Insurers having the Required Claims-Paying
Ratings) for the related Mortgaged Property (x) a fire and casualty extended coverage insurance policy, which does not provide for

                                      -140-

reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or
(ii) the outstanding principal balance of such Mortgage Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and
(y) all other insurance coverage (including but not limited to coverage for damage resulting from acts of terrorism) as is required or that the lender is entitled to reasonably require, subject to applicable law, under the related
Mortgage Loan Documents; provided that all of the following conditions and/or limitations shall apply:

               (A) the applicable Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged
     Property securing a Performing Serviced Mortgage Loan unless such insurance policy was in effect at the time of the origination of such Mortgage Loan pursuant to the terms of the related Mortgage Loan Documents and is available at commercially reasonable rates (and if the applicable Master
     Servicer does not cause the Borrower to maintain or does not itself maintain such earthquake or environmental insurance policy on any Mortgaged
     Property, the applicable Special Servicer shall have the right, but not the duty, to obtain, at the Trust's expense, earthquake or environmental insurance on any Mortgaged Property securing a Specially Serviced Mortgage
     Loan or on an Administered REO Property so long as such insurance is available at commercially reasonable rates);

               (B) if and to the extent that any Performing Serviced Mortgage
     Loan grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related
     Borrower is to obtain the requisite insurance coverage, the applicable
     Master Servicer shall (to the extent consistent with the Servicing
     Standard) use efforts consistent with the Servicing Standard to cause the related Borrower to obtain the requisite insurance coverage from Qualified
     Insurers that, in each case, have the Required Claims-Paying Ratings at the time such insurance coverage is obtained;

               (C) the applicable Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause the Borrower under any Performing Serviced Mortgage Loan to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Mortgage Loan Documents;

               (D) in no event shall the applicable Master Servicer be required to cause the Borrower under any Performing Serviced Mortgage Loan to maintain, or itself obtain, insurance coverage that the applicable Master
     Servicer has determined is either (i) not available at any rate or (ii) not available at commercially reasonable rates and the related hazards are not at the time commonly insured at the then-available rates against for properties similar to the related mortgaged property and located in or around the region in which the related Mortgaged Property is located (in each case, as determined by the applicable Master Servicer, which shall be entitled to rely, at its own expense, on insurance consultants in making such determination) (and provided that any such determinations by the applicable Master Servicer must be made not less frequently (but need not be made more frequently) than annually but in any event shall be made at the approximate date on which the applicable Master Servicer receives notice of the renewal, replacement or cancellation of coverage);

               (E) the reasonable efforts of the applicable Master Servicer to cause the Borrower under any Performing Serviced Mortgage Loan to maintain insurance shall be conducted in a manner that takes into account the insurance that would then be available to the applicable Master Servicer on a force-placed basis; and

               (F) to the extent the applicable Master Servicer itself is required to maintain insurance that the Borrower under any Performing
     Serviced Mortgage Loan does not maintain, the applicable Master Servicer shall not be required to maintain insurance other than what is available to such Master Servicer on a force-placed basis (and this will not be construed to modify the other limits set forth in clause (D) above).

          Notwithstanding the limitation set forth in clause (D) above, the applicable Master Servicer shall, prior to availing itself of any limitation described in that clause with respect to any Performing Serviced Mortgage Loan that has a Stated Principal Balance in excess of $2,500,000, obtain the approval or disapproval of the applicable Special Servicer

                                      -141-

(and, in connection therewith, the applicable Special Servicer shall be required to comply with any applicable provisions of Section 3.24, 3.27 and/or 3.28, if and as applicable). The applicable Master Servicer shall be entitled to rely on the determination of the Special Servicer made in connection with such approval or disapproval. The applicable Special Servicer shall decide whether to withhold or grant such approval in accordance with the Servicing Standard. If any such approval has not been expressly denied within seven Business Days (or in the case of the Serviced Mortgage Loan Groups, such longer period of time, if any, that is provided in or pursuant to Section 3.24, 3.27 and/or 3.28, if and as applicable) of the applicable Special Servicer's receipt from the applicable
Master Servicer of such Master Servicer's determination and analysis and all information reasonably requested thereby and reasonably available to the applicable Master Servicer in order to make an informed decision, such approval shall be deemed to have been granted.

          The applicable Master Servicer shall notify the applicable Special
Servicer, the Trustee, the Controlling Class Representative and (if a Serviced
Mortgage Loan Group is involved) the related Serviced Non-Pooled Mortgage Loan
Noteholder, if the applicable Master Servicer determines that the Borrower under any Performing Serviced Mortgage Loan has failed to maintain insurance required under (or that such Master Servicer has required pursuant to a provision that entitles the lender to reasonably require insurance under) the related Mortgage
Loan Documents and such failure materially and adversely affects such Mortgage
Loan and/or the interest of the Trust in the related Mortgaged Property or if the Borrower under any Performing Serviced Mortgage Loan has notified the applicable Master Servicer in writing that the Borrower does not intend to maintain such insurance and the applicable Master Servicer has determined that such failure materially and adversely affects such Mortgage Loan and/or the interest of the Trust in the related Mortgaged Property.

          Subject to Sections 3.17(b), 3.24, 3.27 and/or 3.28, as applicable, with respect to each Specially Serviced Mortgage Loan and Administered REO
Property, the applicable Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to maintain (and, in the case of
Specially Serviced Mortgage Loans, the applicable Special Servicer shall (x)
direct the applicable Master Servicer to make a Servicing Advance for the costs associated with coverage that such Special Servicer determines to maintain, in which case the applicable Master Servicer shall make such Servicing Advance
(subject to Section 3.19(b)), or (y) direct the applicable Master Servicer to cause such coverage to be maintained under the applicable Master Servicer's force-place insurance policy, in which case the applicable Master Servicer shall so cause such coverage to be maintained thereunder to the extent that the identified coverage is available under the applicable Master Servicer's existing force-place policy) with Qualified Insurers having the Required Claims-Paying
Ratings (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or at such REO Property or (ii) the outstanding principal balance of such Mortgage Loan or the related REO Mortgage Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1 million per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least twelve (12) months or, with respect to Mortgage Loans with initial principal balances greater than
$35 million, at least eighteen (18) months, in each case if so required pursuant to the related Mortgage Loan Documents; provided, however, that neither the applicable Master Servicer nor the applicable Special Servicer shall be required in any event to maintain or obtain the insurance coverage otherwise described by this paragraph beyond what is available at commercially reasonable rates and consistent with the Servicing Standard.

          All such insurance policies maintained as described above shall contain (if they insure against loss to property) a "standard" mortgagee clause, with loss payable to the applicable Master Servicer on behalf of the Trustee, in the case of insurance maintained in respect of a Serviced Mortgage Loan, or shall name the Trustee as the insured, with loss payable to the applicable
Special Servicer on behalf of the Trustee, in the case of insurance maintained in respect of an Administered REO Property. Any amounts collected by a Master
Servicer or a Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO
Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection
Account of the applicable Master Servicer, a related Companion Note Custodial
Account

                                      -142-

and/or a related Subordinate Note Custodial Account, as appropriate in accordance with Section 3.04, subject to withdrawal pursuant to Section 3.05, in the case of amounts received in respect of a Serviced Mortgage Loan, or in the
REO Account of the applicable Special Servicer, subject to withdrawal pursuant to Section 3.16(c), in the case of amounts received in respect of an
Administered REO Property. Any cost incurred by a Master Servicer or Special
Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to unpaid principal balance or Stated Principal Balance of the related Serviced
Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit;
provided, however, that this sentence shall not limit the rights of a Master
Servicer or Special Servicer on behalf of the Trust (and, if applicable, the
Serviced Non-Pooled Mortgage Loan Noteholders) to enforce any obligations of the related Borrower under such Mortgage Loan. Costs to a Master Servicer or the
Special Servicer of maintaining insurance policies pursuant to this Section 3.07 shall (subject to Section 3.11(h) and Section 3.19(b)) be paid by, and reimbursable to, such Master Servicer or Special Servicer, as the case may be, as a Servicing Advance.

          (b) If (i) a Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Serviced
Mortgage Loans or Administered REO Properties, as applicable, as to which it is the applicable Master Servicer or the applicable Special Servicer, as the case may be, then, to the extent such policy (A) is obtained from a Qualified Insurer having the Required Claims-Paying Ratings, and (B) provides protection equivalent to the individual policies otherwise required herein and in the
Mortgage Loan Documents or (ii) a Master Servicer or Special Servicer has
long-term unsecured debt obligations that are rated not lower than "A" by Fitch and "A" by S&P and such Master Servicer or such Special Servicer, as the case may be, self-insures for its obligation to maintain, and deposits into its
Collection Account (any such deposit to be deemed to constitute "Insurance
Proceeds") the amount of any loss to the Trust that would have been covered by, the individual policies otherwise required, such Master Servicer or such Special
Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged
Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or the applicable Special Servicer, as the case may be, whichever maintains such policy, shall, if there shall not have been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or any Administered REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the applicable Collection Account (or, to the extent the loss affects a related Serviced Non-Pooled Mortgage Loan
Noteholder, in the related Companion Note Custodial Account or Subordinate Note
Custodial Account, as applicable) maintained by the applicable Master Servicer, from its own funds without any right of reimbursement from the Trust, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Serviced Mortgage Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicers and the Special
Servicers shall each prepare and present, on behalf of itself, the Trustee and
Certificateholders and, if applicable, the Serviced Non-Pooled Mortgage Loan
Noteholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy.

          (c) With respect to each Performing Serviced Mortgage Loan that is subject to an Environmental Insurance Policy, if the applicable Master Servicer
(or the applicable Primary Servicer serving on its behalf) has actual knowledge of any event (an "Insured Environmental Event") giving rise to a claim under an
Environmental Insurance Policy, such Master Servicer shall notify the applicable
Special Servicer to such effect and such Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder.
With respect to each Specially Serviced Mortgage Loan and Administered REO
Property that is subject to an Environmental Insurance Policy, if the applicable
Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim

                                      -143-

thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental
Insurance Policy described above (whether by the applicable Master Servicer or the applicable Special Servicer) shall be (subject to Section 3.11(h) and
Section 3.19(b)) paid by, and reimbursable to, such Master Servicer or Special
Servicer, as the case may be, as a Servicing Advance.

          (d) The Master Servicers and the Special Servicers shall each at all times during the term of this Agreement (or, in the case of a Special Servicer, at all times during the term of this Agreement during which Specially Serviced
Mortgage Loans and/or Administered REO Properties for which it is the applicable
Special Servicer exist as part of the Trust Fund) keep in force with a Qualified
Insurer having the Required Claims-Paying Ratings, a fidelity bond in such form and amount as are consistent with the Servicing Standard. A Master Servicer or
Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to such Master
Servicer or such Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten days' prior written notice to the Trustee. So long as the long-term unsecured debt obligations of a Master
Servicer or Special Servicer are rated not lower than "A" by Fitch and "A" by
S&P, such Master Servicer or Special Servicer may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

          The Master Servicers and the Special Servicers shall each at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced
Mortgage Loans and/or Administered REO Properties exist as part of the Trust
Fund) also keep in force with a Qualified Insurer having the Required
Claims-Paying Ratings, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard.
A Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to such Master Servicer or such Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten days' prior written notice to the Trustee. So long as the long-term unsecured debt obligations of a Master Servicer or a Special Servicer are rated not lower than "A" by Fitch and "A" by S&P, such Master Servicer or Special
Servicer may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

          SECTION 3.08. Enforcement of Alienation Clauses.

          (a) If the provisions of any Serviced Mortgage Loan expressly permits the assignment of the related Mortgaged Property to, and assumption of such
Mortgage Loan by, another Person upon the satisfaction of specified conditions, prohibits such an assignment or assumption except upon the satisfaction of specified conditions or fully prohibits such an assignment and assumption, and the related Borrower requests approval for such an assignment and assumption or enters into a transfer of the related Mortgaged Property in violation of the related Mortgage Loan Documents, or if the provisions of any Mortgage Loan expressly permits the further encumbrance of the related Mortgaged Property upon the satisfaction of specified conditions, prohibits such a further encumbrance except upon the satisfaction of specified conditions or fully prohibits such a further encumbrance, and the related Borrower requests approval for such a further encumbrance or enters into a further encumbrance in violation of the related Mortgage Loan Documents, the applicable Master Servicer (with respect to a Performing Mortgage Loan) or the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall obtain the relevant information and review and make a determination to either (i) disapprove such request for approval of an assignment and assumption or further encumbrance (in the case of a Borrower request for approval thereof) and not waive any violation of the relevant due-on-sale clause or due-on-encumbrance clause or (ii) if in the best economic interest of the Trust and, if applicable, any affected Serviced
Non-Pooled Mortgage Loan Noteholder(s) (as a collective whole), approve the request or waive the effect of the due-on-sale or due-on-encumbrance clause;
provided, however, that all of the following conditions and/or restrictions shall apply:

                                      -144-

               (A) the applicable Master Servicer shall not enter into such a waiver or approval for any Performing Serviced Mortgage Loan that is a
     Pooled Mortgage Loan, unless such Master Servicer has obtained the consent of the applicable Special Servicer (it being understood and agreed that (1)
     the applicable Master Servicer shall promptly provide the applicable
     Special Servicer (and, if a Serviced Mortgage Loan Group is involved, to the related Serviced Mortgage Loan Group Controlling Party) with notice of any Borrower request for such assignment or assumption, the applicable
     Master Servicer's recommendations and analysis, and with all information reasonably available to the applicable Master Servicer that the applicable
     Special Servicer may reasonably request in order to withhold or grant any such consent, (2) the applicable Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard
     (and subject to Section 3.24, 3.27 and/or 3.28, if and as applicable), (3)
     except with respect to any Nationwide Pooled Mortgage Loan, PCF Pooled
     Mortgage Loan or PCFII Pooled Mortgage Loan, if any such consent has not been expressly denied within seven Business Days (or, in the case of a
     Mortgage Loan Group, such longer period of time, if any, that is provided in the related Mortgage Loan Group Intercreditor Agreement) of the applicable Special Servicer's receipt from the applicable Master Servicer of such Master Servicer's recommendations and analysis and all information reasonably requested thereby and reasonably available to the applicable
     Master Servicer in order to make an informed decision, such consent shall be deemed to have been granted, and (4) solely with respect to any PCF
     Pooled Mortgage Loan, PCFII Pooled Mortgage Loan or any Nationwide Pooled
     Mortgage Loan, any such consent shall be deemed to have been granted if such consent has not been expressly denied either (x) within ten Business
     Days of the applicable Special Servicer's receipt of the applicable Master
     Servicer's recommendations and analysis, if the applicable Special Servicer has not requested additional information as described above on or before the date that is four Business Days following the applicable Special
     Servicer's initial receipt of the applicable Master Servicer's recommendations and analysis, or (y) within six Business Days following the applicable Special Servicer's receipt of the additional information requested by the applicable Special Servicer as described above, if the applicable Special Servicer has requested such additional information on or before the date that is four Business Days following the applicable Special
     Servicer's initial receipt of the applicable Master Servicer's recommendations and analysis);

               (B) (1) if approval of an assignment and assumption or waiver of a due-on-sale provision is involved and the affected Serviced Mortgage Loan is a Pooled Mortgage Loan that (together with all other Pooled Mortgage
     Loans, if any, that are in the same Cross-Collateralized Group as such
     Pooled Mortgage Loan or have the same Borrower as such Pooled Mortgage Loan or have Borrowers that are known to be affiliated with the Borrower under such Pooled Mortgage Loan) is one of the ten largest Pooled Mortgage Loans then in the Trust or has a Cut-off Date Principal Balance in excess of
     $20,000,000, then, subject to the related Mortgage Loan Documents and applicable law, neither the applicable Master Servicer (with respect to a
     Serviced Pooled Mortgage Loan other than a Specially Serviced Pooled
     Mortgage Loan) nor the applicable Special Servicer (with respect to a
     Specially Serviced Pooled Mortgage Loan) shall enter into such approval or waiver unless and until it has received written confirmation from each
     Rating Agency that such action would not result in an Adverse Rating Event with respect to any Class of Rated Certificates and (2) if approval of an assignment and assumption or waiver of a due-on-sale provision is involved and the affected Serviced Mortgage Loan is a Serviced Non-Pooled Pari Passu
     Companion Loan, then, subject to the related Mortgage Loan Documents and applicable law, neither the applicable Master Servicer (if such Serviced
     Mortgage Loan is not a Specially Serviced Pooled Mortgage Loan) nor the
     applicable Special Servicer (if such Serviced Mortgage Loan is a Specially
     Serviced Pooled Mortgage Loan) shall enter into such approval or waiver unless and until it has received written confirmation from each applicable
     Rating Agency for the related Non-Pooled Pari Passu Companion Loan
     Securities that such action would not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan
     Securities rated by such Rating Agency;

               (C) (1) if approval of a further encumbrance or waiver of a due-on-encumbrance provision is involved, then, subject to the related
     Mortgage Loan Documents and applicable law, neither the applicable Master
     Servicer (with respect to a Performing Serviced Mortgage Loan) nor the applicable Special Servicer (with respect to a Specially Serviced Mortgage
     Loan) shall enter into such approval or waiver unless and until it has received

                                      -145-

     written confirmation that such action would not result in an Adverse Rating
     Event with respect to any Class of Rated Certificates from each Rating
     Agency, with respect to any Serviced Pooled Mortgage Loan that (a)
     represents 2% or more of the then aggregate principal balance of all of the
     Pooled Mortgage Loans then in the Trust Fund, (b) is one of the ten largest
     Pooled Mortgage Loans then in the Trust Fund by principal balance, (c) has an aggregate loan-to-value ratio (including existing and proposed additional debt) that is equal to or greater than 85% or (d) has an aggregate debt service coverage ratio (including the debt service on the existing and proposed additional debt) that is less than 1.2x and (2) if approval of a further encumbrance or waiver of a due-on-encumbrance provision is involved and the affected Serviced Mortgage Loan is a Serviced
     Non-Pooled Pari Passu Companion Loan, then, subject to the related Mortgage
     Loan Documents and applicable law, neither the applicable Master Servicer
     (if such Serviced Mortgage Loan is not a Specially Serviced Pooled Mortgage
     Loan) nor the applicable Special Servicer (if such Serviced Mortgage Loan is a Specially Serviced Pooled Mortgage Loan) shall enter into such approval or waiver unless and until it has received written confirmation from each applicable Rating Agency for the related Non-Pooled Pari Passu
     Companion Loan Securities that such action would not result in an Adverse
     Rating Event with respect to any class of such Non-Pooled Pari Passu
     Companion Loan Securities rated by such Rating Agency;

               (D) if approval of an assignment and assumption or waiver of a due-on-sale provision is involved, then, subject to the related Mortgage
     Loan Documents and applicable law, neither the applicable Master Servicer
     (with respect to a Performing Serviced Mortgage Loan) nor the applicable
     Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall enter into such approval or waiver with respect to any Mortgaged Property which secures a Cross-Collateralized Group unless (i) all of the Mortgaged
     Properties securing such Cross-Collateralized Group are transferred simultaneously by the respective Borrower(s) or (ii) either (x) in the case of a Master Servicer, it has obtained the consent of the applicable Special
     Servicer (pursuant to the approval procedures described in clause (A)
     above) or (y) in the case of a Special Servicer, it has obtained the consent of the Controlling Class Representative and/or the related Serviced
     Mortgage Loan Group Controlling Party, if and to the extent required under
     Sections 3.24, 3.27 and/or 3.28, as applicable);

               (E) subject to the related Mortgage Loan Documents and applicable law, neither the applicable Master Servicer (with respect to a Performing
     Serviced Mortgage Loan) nor the applicable Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall enter into such approval or waiver unless all associated costs and expenses (including the costs of any confirmation(s) of the absence of an Adverse Rating Event) are covered without any expense to the Trust or (in the case of a Serviced Mortgage
     Loan Group) any expense to any related Serviced Non-Pooled Mortgage Loan
     Noteholder(s) (it being understood and agreed that, except as expressly provided herein, neither the applicable Master Servicer nor the applicable
     Special Servicer shall be obligated to cover or assume any such costs or expenses);

               (F) neither the applicable Master Servicer (with respect to a
     Performing Serviced Mortgage Loan) nor the applicable Special Servicer
     (with respect to a Specially Serviced Mortgage Loan) shall, in connection with any such approval or waiver, consent or agree to any modification, waiver or amendment of any term or provision of such Serviced Mortgage Loan that would result in an Adverse REMIC Event with respect to any REMIC Pool or any Adverse Grantor Trust Event with respect to any Grantor Trust Pool;
     and

               (G) the applicable Special Servicer shall not consent to a Master
     Servicer's recommendation described in clause (A) above, or itself enter into such an approval or waiver, unless the applicable Special Servicer has complied with Sections 3.24, 3.27 and/or 3.28, as applicable.

          Notwithstanding the foregoing, in no event will the applicable Master
Servicer's approval of an assignment and assumption or further encumbrance be conditioned on the approval or absence of objection from the applicable Special
Servicer if (a) the transaction is permitted under the related Mortgage Loan
Documents and (b) the conditions to the transaction that are set forth in the related Mortgage Loan Documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan
Documents that do not include any other approval or exercise).

                                      -146-

          (b) In connection with any permitted assumption of any Serviced
Mortgage Loan or waiver of a "due-on-sale" or "due-on-encumbrance" clause thereunder, the applicable Master Servicer (in the case of a Performing Serviced
Mortgage Loan) or the applicable Special Servicer (in the case of a Specially
Serviced Mortgage Loan) shall prepare all documents necessary and appropriate for such purposes and shall coordinate with the related Borrower for the due execution and delivery of such documents.

          (c) The applicable Master Servicer shall have the right to consent to any transfers of an interest in the Borrower under a Performing Serviced
Mortgage Loan, to the extent such transfer is allowed under the terms of the related Mortgage Loan Documents (without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan Documents that do not include any other approval or exercise of discretion), including any consent to transfer to any subsidiary or affiliate of such Borrower or to a person acquiring less than a majority interest in such Borrower; provided, however, that, subject to the terms of the related Mortgage Loan Documents and applicable law, if (i) the affected Serviced Mortgage Loan is a Pooled Mortgage Loan that, together with all other Pooled Mortgage Loans, if any, that are in the same
Cross-Collateralized Group as such Pooled Mortgage Loan or have the same
Borrower as such Pooled Mortgage Loan or have Borrowers that are known to be affiliated with the Borrower under such Pooled Mortgage Loan, has a Stated
Principal Balance that equals or exceeds 5% of the then aggregate Stated
Principal Balance of the Mortgage Pool or is one of the then current top ten
Pooled Mortgage Loans (by Stated Principal Balance) in the Mortgage Pool or has
a Cut-off Date Principal Balance in excess of $20,000,000, and (ii) the transfer is of an interest in the Borrower greater than 49%, then the applicable Master
Servicer shall not consent to such transfer unless and until it has received written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event with respect to any Class of Rated Certificates (the costs of which are to be payable by the related Borrower to the extent provided for in the related Mortgage Loan Documents, which provisions shall not be waived by the applicable Master Servicer, and, if not paid, such costs shall be paid by and reimbursed to the applicable Master Servicer as an Additional Trust Fund
Expense); provided, further, however, that, subject to the terms of the related
Mortgage Loan Documents and applicable law, if (i) the matter involves a
Serviced Mortgage Loan Group that includes one or more Serviced Non-Pooled Pari
Passu Companion Loans and (ii) the transfer is of an interest in the Borrower greater than 49%, then the applicable Master Servicer shall not consent to such transfer unless and until it has received written confirmation from each Rating
Agency for the Rated Certificates that such action would not result in an
Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and also a written confirmation from each applicable Rating
Agency for the related Non-Pooled Pari Passu Companion Loan Securities that such action would not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan Securities rated by such Rating Agency
(the costs of which are to be payable by the related Borrower to the extent provided for in the related Mortgage Loan Documents, which provisions shall not be waived by the applicable Master Servicer, and, if not paid, such costs shall be paid by and reimbursed to the applicable Master Servicer as an Additional
Trust Fund Expense). The applicable Master Servicer shall be entitled to collect and receive from Borrowers any customary fees in connection with such transfers of interest as Additional Master Servicing Compensation.

          SECTION 3.09. Realization Upon Defaulted Serviced Mortgage Loans.

          (a) The applicable Special Servicer shall, subject to Sections
3.09(b), 3.09(c), 3.09(d), 3.24, 3.27 and 3.28, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of the real property and other collateral securing any Serviced Mortgage Loan that comes into and continues in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including pursuant to Section 3.20; provided that neither
Master Servicer shall, with respect to any Serviced Mortgage Loan that is an ARD
Mortgage Loan after its Anticipated Repayment Date, take any enforcement action with respect to the payment of Post-ARD Additional Interest (other than the making of requests for its collection), and the applicable Special Servicer may take such enforcement action only if (i) the taking of an enforcement action with respect to the payment of other amounts due under such Mortgage Loan is, in the reasonable judgment of the applicable Special Servicer, and without regard to such Post-ARD Additional Interest, also necessary, appropriate and consistent with the Servicing Standard or (ii) all other amounts due under such Mortgage
Loan have been paid, the payment of such Post-

                                      -147-

ARD Additional Interest has not been forgiven in accordance with Section 3.20 and, in the reasonable judgment of the applicable Special Servicer, the
Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated Advance Interest. In connection with the foregoing, in the event of a default under any Serviced Mortgage Loan or
Cross-Collateralized Group that is secured by real properties located in multiple states, and such states include California or another state with a statute, rule or regulation comparable to California's "one action rule", then the applicable Special Servicer shall consult Independent counsel regarding the order and manner in which the applicable Special Servicer should foreclose upon or comparably proceed against such properties. The applicable Special Servicer may direct the applicable Master Servicer to advance, as contemplated by Section
3.19(b), all costs and expenses (including attorneys fees and litigation costs and expenses) to be incurred on behalf of the Trust in any such proceedings or such consultation, subject to the applicable Master Servicer being entitled to reimbursement for any such advance as a Servicing Advance as provided in Section
3.05(a), and further subject to the applicable Special Servicer's being entitled to pay out of the related Liquidation Proceeds, Insurance Proceeds and/or
Condemnation Proceeds any Liquidation Expenses incurred in respect of any
Serviced Mortgage Loan, which Liquidation Expenses were outstanding at the time such proceeds are received. Nothing contained in this Section 3.09 shall be construed so as to require the applicable Special Servicer, on behalf of the
Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the applicable Special Servicer taking into account the factors described in Section 3.18 and the results of any appraisal obtained pursuant to the following sentence or otherwise, all such cash bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Master
Servicer or the applicable Special Servicer deems it necessary in accordance with the Servicing Standard for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Serviced Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, such Master Servicer or such Special Servicer (as the case may be) is authorized to have an Appraisal completed with respect to such property (the cost of which appraisal shall be covered by, and be reimbursable as, a Servicing Advance).

          Neither Master Servicer shall foreclose upon or otherwise comparably convert, including by taking title thereto, any real property or other collateral securing a defaulted Serviced Mortgage Loan. The Special Servicers and the Master Servicers shall not foreclose upon or otherwise comparably convert, including by taking title thereto, any real property or other collateral securing a Non-Trust-Serviced Pooled Mortgage Loan.

          (b) Notwithstanding the foregoing provisions of this Section 3.09, no
Mortgaged Property shall be acquired by the applicable Special Servicer on behalf of the Trust (and, in the case of a Serviced Mortgage Loan Group, the related Serviced Non-Pooled Mortgage Loan Noteholder(s)) under such circumstances, in such manner or pursuant to such terms as would (i) cause such
Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (unless the portion of such REO
Property that is not treated as "foreclosure property" and that is held by any
REMIC Pool at any given time constitutes not more than a de minimis amount of the assets of such REMIC Pool within the meaning of Treasury Regulations Section
1.860D-1(b)(3)(i) and (ii)), or (ii) except as permitted by Section 3.17(a), subject the Trust to the imposition of any federal income or prohibited transaction taxes under the Code. Subject to the foregoing, however, a Mortgaged
Property may be acquired through a single member limited liability company. In addition, except as permitted under Section 3.17(a), the applicable Special
Servicer shall not acquire any personal property on behalf of the Trust (and, in the case of a Serviced Mortgage Loan Group, the related Serviced Non-Pooled
Mortgage Loan Noteholder(s)) pursuant to this Section 3.09 unless either:

               (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the applicable
     Special Servicer; or

               (ii) the applicable Special Servicer shall have obtained an
     Opinion of Counsel (the cost of which shall be covered by, and reimbursable as, a Servicing Advance) to the effect that the holding of such personal property as part of the Trust Fund will not result in an Adverse REMIC
     Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to any Grantor Trust Pool.

                                      -148-

          (c) Notwithstanding the foregoing provisions of this Section 3.09, the applicable Special Servicer shall not, on behalf of the Trust (and, in the case of a Serviced Mortgage Loan Group, the related Serviced Non-Pooled Mortgage Loan
Noteholder(s)), have a receiver of rents appointed with respect to a Mortgaged
Property, or obtain title to a Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any
Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, could, in the reasonable judgment of such Special
Servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or
"operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless:

               (i) the applicable Special Servicer has previously determined in accordance with the Servicing Standard, based on a Phase I Environmental
     Assessment (and any additional environmental testing that the applicable
     Special Servicer deems necessary and prudent) of such Mortgaged Property conducted by an Independent Person who regularly conducts Phase I
     Environmental Assessments and performed during the 12-month period preceding any such acquisition of title or other action, that such
     Mortgaged Property is in compliance with applicable environmental laws and regulations and there are no circumstances or conditions present at the
     Mortgaged Property relating to the use, management or disposal of Hazardous
     Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

               (ii) in the event that the determination described in clause
     (c)(i) above cannot be made, the applicable Special Servicer has previously determined in accordance with the Servicing Standard, on the same basis as described in clause (c)(i) above, and taking into account the coverage provided under the related Environmental Insurance Policy, that it would maximize the recovery to the Certificateholders and, in the case of a
     Mortgaged Property securing a Serviced Mortgage Loan Group, to the related
     Serviced Non-Pooled Mortgage Loan Noteholder(s) (as a collective whole) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders and, in the case of a
     Mortgaged Property securing a Serviced Mortgage Loan Group, to the related
     Serviced Non-Pooled Mortgage Loan Noteholder(s), to be performed at the related Net Mortgage Rate (or (x) in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, at the related Net Mortgage Rate immediately prior to the Anticipated Repayment Date, or (y) in the case of a Serviced Mortgage Loan Group, at the weighted average of the Net Mortgage
     Rates for the related Mortgage Loans)) to acquire title to or possession of the Mortgaged Property and to take such remedial, corrective and/or other further actions as are necessary to bring the Mortgaged Property into compliance with applicable environmental laws and regulations and to appropriately address any of the circumstances and conditions referred to in clause (c)(i) above.

          Any such determination by a Special Servicer contemplated by clause
(i) or clause (ii) of the preceding paragraph shall be evidenced by an Officer's
Certificate to such effect delivered to the Trustee, the applicable Master
Servicer and the Controlling Class Representative (and, in the case of a
Mortgaged Property securing a Serviced Mortgage Loan Group, to the related
Serviced Non-Pooled Mortgage Loan Noteholder(s)), specifying all of the bases for such determination, such Officer's Certificate to be accompanied by all related environmental reports.

          The cost of such Phase I Environmental Assessment and any such additional environmental testing, as well as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii)
of the preceding paragraph, shall be paid out of the applicable Collection
Account (subject to, if it relates to one or more Mortgage Loans in a Serviced
Mortgage Loan Group, the proviso at the end of the first paragraph (that is, the initial paragraph that includes the enumerated clauses (i) through (xxii)) of subsection (I) of Section 3.05(a)).

          (d) If neither of the conditions set forth in clauses (i) and (ii) of the first paragraph of Section 3.09(c) has been satisfied with respect to any
Mortgaged Property securing a defaulted Serviced Mortgage Loan (or, if applicable, a Serviced Mortgage Loan Group), the applicable Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may, on behalf of the Trust and, if applicable, the related
Serviced Non-Pooled Mortgage Loan Noteholder(s), release all

                                      -149-

or a portion of such Mortgaged Property from the lien of the related Mortgage;
provided that both (i) if such Serviced Mortgage Loan has a then outstanding principal balance greater than $1 million, then prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage, the applicable Special Servicer shall have notified the Rating Agencies, the
Controlling Class Representative, the Trustee, the applicable Master Servicer and, if a Serviced Mortgage Loan Group is involved, the related Serviced
Mortgage Loan Group Controlling Party if and to the extent required under the applicable Mortgage Loan Group Intercreditor Agreement, in writing of its intention to so release all or a portion of such Mortgaged Property and the basis for the determination that such intention, in the applicable Special
Servicer's good faith judgment, was consistent with the Servicing Standard and
(ii) if a Serviced Mortgage Loan Group is involved, the related Serviced
Mortgage Loan Group Controlling Party shall have the rights, if any, in respect thereof that are enumerated in the related Mortgage Loan Group Intercreditor
Agreement.

          (e) The applicable Special Servicer shall report to the Trustee, the applicable Master Servicer and the Controlling Class Representative (and, in the
case of a Mortgaged Property securing a Serviced Mortgage Loan Group, the related Non-Pooled Mortgage Loan Noteholder(s)) monthly in writing as to any actions taken by the applicable Special Servicer with respect to any Mortgaged
Property as to which neither of the conditions set forth in clauses (i) and (ii)
of the first paragraph of Section 3.09(c) has been satisfied, in each case until the earliest to occur of satisfaction of either of such conditions, release of the lien of the related Mortgage on such Mortgaged Property and the related
Serviced Mortgage Loan's (or, in the case of a Serviced Mortgage Loan Group, each of the related Serviced Mortgage Loan's) becoming a Corrected Mortgage
Loan.

          (f) The applicable Special Servicer shall have the right to determine, in accordance with the Servicing Standard, with respect to any Specially
Serviced Mortgage Loan, the advisability of seeking to obtain a deficiency judgment if the state in which the related Mortgaged Property is located and the terms of the subject Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable. The applicable Master Servicer, at the direction of the applicable Special Servicer, shall make a Servicing Advance for the costs incurred in pursuing any such deficiency action, provided that such Master
Servicer shall not be obligated in connection therewith to advance any funds, which if so advanced would constitute a Nonrecoverable Advance.

          (g) Annually in each January, the applicable Master Servicer shall, with the reasonable cooperation of the applicable Special Servicer, prepare and file with the IRS on a timely basis the information returns with respect to the reports of foreclosures and abandonments and reports relating to any cancellation of indebtedness income with respect to any Serviced Mortgage Loan for which it is the applicable Master Servicer, or Mortgaged Property securing a
Serviced Mortgage Loan for which it is the applicable Master Servicer, required by Sections 6050H (as applicable), 6050J and 6050P of the Code.
Contemporaneously therewith, the applicable Master Servicer shall deliver a copy of such information returns to the applicable Special Servicer and the Trustee.

          (h) As soon as the applicable Special Servicer (or, in the case of a
Non-Trust-Serviced Pooled Mortgage Loan or any related REO Property, the applicable Master Servicer) makes a Final Recovery Determination (such determination to be made in consultation with the Controlling Class
Representative (or, in the case of a Serviced Mortgage Loan Group, the related
Serviced Mortgage Loan Group Controlling Party if and to the extent required under the applicable Mortgage Loan Group Intercreditor Agreement) and the
related calculations to be subject to the approval of such Controlling Class
Representative (or, in the case of a Serviced Mortgage Loan Group, the related
Serviced Mortgage Loan Group Controlling Party) with respect to any Mortgage
Loan or REO Property, it shall promptly notify the Certificate Administrator, the Trustee, the applicable Master Servicer (unless it is the one making the determination) and the Controlling Class Representative (and, in the case of a
Serviced Mortgage Loan Group, the related Serviced Mortgage Loan Group
Controlling Party if and to the extent required under the applicable Mortgage
Loan Group Intercreditor Agreement). The applicable Special Servicer (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan or any related REO Property, the applicable Master Servicer) shall maintain accurate records, prepared by a
Servicing Officer, of each such Final Recovery Determination (if any) made by it and the basis thereof. Each such Final Recovery Determination (if any) shall be evidenced by an Officer's Certificate delivered to the Certificate
Administrator, the Trustee, the applicable Master Servicer (unless it is the one making the determination), the Controlling Class

                                      -150-

Representative and, if any Mortgage Loan in a Serviced Mortgage Loan Group is
involved, the related Serviced Mortgage Loan Group Controlling Party if and to
the extent required under the applicable Mortgage Loan Group Intercreditor
Agreement, no later than ten Business Days following such Final Recovery
Determination. For purposes of making a Final Recovery Determination with respect to a Non-Trust-Serviced Pooled Mortgage Loan or any related REO
Property, the applicable Master Servicer shall be entitled to rely on any comparable determination made by the related Non-Trust Special Servicer.

          SECTION 3.10. Trustee to Cooperate; Release of Mortgage Files.

          (a) Upon the payment in full of any Serviced Mortgage Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed or made in a manner customary for such purposes, the applicable Master Servicer shall promptly so notify the Trustee and request delivery to it or its designee of the related Mortgage File and, in the case of a Serviced Non-Pooled Mortgage Loan, the Master Servicer shall promptly so notify the relevant Serviced Non-Pooled Mortgage Loan Noteholder, and request delivery to it or its designee of the related Mortgage Note, as applicable (such notice and request to be effected by delivering to the Trustee a Request for
Release in the form of Exhibit C-1 attached hereto, which Request for Release shall be accompanied by the form of any release or discharge to be executed by the Trustee and, in the case of the Serviced Non-Pooled Mortgage Loans, the related Serviced Non-Pooled Mortgage Loan Noteholder, and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in such Master
Servicer's Collection Account and/or, in the case of the Serviced Non-Pooled
Mortgage Loans, in the related Companion Note Custodial Account or the related
Subordinate Note Custodial Account, as applicable, pursuant to Section 3.04 have been or will be so deposited). Upon receipt of such Request for Release, the
Trustee and, in the case of the a Serviced Non-Pooled Mortgage Loan, if applicable, the related Serviced Non-Pooled Mortgage Loan Noteholder, shall promptly release, or cause any related Custodian to release, the related
Mortgage File to the applicable Master Servicer or its designee and shall deliver to the applicable Master Servicer or its designee such accompanying release or discharge, duly executed. No expenses incurred in connection with preparing or recording any instrument of satisfaction or deed of reconveyance shall be chargeable to a Collection Account, any Companion Note Custodial
Account, any Subordinate Note Custodial Account or the Distribution Account. If
the Mortgage has been recorded in the name of MERS or its designee, the applicable Master Servicer shall take all necessary action to reflect the release of the Mortgage on the records of MERS.

          (b) If from time to time, and as appropriate for servicing or foreclosure of any Serviced Mortgage Loan, the applicable Master Servicer or the
Special Servicer shall otherwise require any Mortgage File (or any portion thereof) or, in the case of a Serviced Non-Pooled Mortgage Loan, the related
Mortgage Note, then, upon request of such Master Servicer and receipt from such
Master Servicer of a Request for Release in the form of Exhibit C-1 attached hereto signed by a Servicing Officer thereof, or upon request of the Special
Servicer and receipt from the Special Servicer of a Request for Release in the form of Exhibit C-2 attached hereto, the Trustee or, in the case of a Serviced
Non-Pooled Mortgage Loan, the related Serviced Non-Pooled Mortgage Loan
Noteholder shall release, or the Trustee shall cause any related Custodian to release, such Mortgage File (or portion thereof) or such Mortgage Note to such
Master Servicer or the Special Servicer, as the case may be, or its designee.
Upon return of such Mortgage File (or portion thereof) to the Person from whom it was obtained as described above, or upon the Special Servicer's delivery to such Person of an Officer's Certificate stating that (i) such Mortgage Loan was liquidated and all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account, the related Companion Note Custodial Account(s) (if any) and/or the related
Subordinate Note Custodial Account(s) (if any) pursuant to Section 3.04 have been or will be so deposited or (ii) such Mortgage Loan has become an REO
Mortgage Loan, a copy of the Request for Release shall be returned to the applicable Master Servicer or the Special Servicer, as applicable, by the Person to whom it was delivered as described above.

          (c) Within five (5) Business Days of the Special Servicer's request therefor (or, in case of an exigency, within such shorter period as is reasonable under the circumstances), the Trustee and, in the case of a Serviced
Mortgage Loan Group, each Serviced Non-Pooled Mortgage Loan Noteholder shall execute and deliver to the Special Servicer, in the form supplied to the Trustee or the related Serviced Non-Pooled Mortgage Loan Noteholder, as applicable, by the Special Servicer, any court pleadings, requests for trustee's sale or other documents reasonably

                                      -151-

necessary, with respect to any Mortgage Loan, to the foreclosure or trustee's sale in respect of the related Mortgaged Property or to any legal action brought to obtain judgment against the related Borrower on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust, a
Master Servicer, the Special Servicer or any related Serviced Non-Pooled
Mortgage Loan Noteholder; provided that the Trustee and each such Serviced
Non-Pooled Mortgage Loan Noteholder may alternatively execute and deliver to the
Special Servicer, in the form supplied to the Trustee and such Serviced
Non-Pooled Mortgage Loan Noteholder, as applicable, by the Special Servicer, a limited power of attorney issued in favor of the Special Servicer, subject to
Section 3.01(b), and empowering the Special Servicer to execute and deliver any or all of such pleadings or documents on behalf of the Trustee and each Serviced
Non-Pooled Mortgage Loan Noteholder (however, neither the Trustee nor any such
Serviced Non-Pooled Mortgage Loan Noteholder shall be liable for any misuse of such power of attorney by the Special Servicer). Together with such pleadings or documents (or such power of attorney), the Special Servicer shall deliver to the
Trustee or such Serviced Non-Pooled Mortgage Loan Noteholder an Officer's
Certificate requesting that such pleadings or documents (or such power of attorney) be executed by the Trustee or such Serviced Non-Pooled Mortgage Loan
Noteholder and certifying as to the reason such pleadings or documents are required and that the execution and delivery thereof by the Trustee or such
Serviced Non-Pooled Mortgage Loan Noteholder (or by the Special Servicer on
behalf of such Person) will not invalidate or otherwise affect the lien of the
Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale. Within five (5) Business Days following receipt, the Trustee shall forward any documents it receives related to the servicing of the Pooled Mortgage Loans (including but not limited to any court pleadings and other documents related to legal action involving any Mortgagor or Mortgaged
Property) to the applicable Master Servicer or Special Servicer, as the case may
be. Upon delivery of such documents, the Trustee shall not be liable for any loss, claim or expense related to any failure by such Master Servicer or Special
Servicer to process such documentation in a timely fashion. Any document delivered to a Master Servicer or Special Servicer shall be deemed to have been duly delivered when delivered via overnight carrier to the address of such party as set forth in Section 12.05.

          (d) If from time to time, pursuant to the terms of a Mortgage Loan
Group Intercreditor Agreement and the related Non-Trust Servicing Agreement related to a Non-Trust-Serviced Pooled Mortgage Loan, and as appropriate for enforcing the terms of, or otherwise properly servicing, such Non-Trust-Serviced
Pooled Mortgage Loan, the related Non-Trust Master Servicer, the related
Non-Trust Special Servicer or the holder of a related Non-Pooled Pari Passu
Companion Loan requests delivery to it of the original Mortgage Note for such
Non-Trust-Serviced Pooled Mortgage Loan, then the Trustee shall release or cause the release of such original Mortgage Note to the requesting party or its designee. In connection with the release of the original Mortgage Note for a
Non-Trust-Serviced Pooled Mortgage Loan in accordance with the preceding sentence, the Trustee shall obtain such documentation as is appropriate to evidence the holding by the related Non-Trust Master Servicer, the related
Non-Trust Special Servicer or such holder of a related Non-Pooled Pari Passu
Companion Loan, as the case may be, of such original Mortgage Note as custodian on behalf of and for the benefit of the Trustee.

          SECTION 3.11. Master Servicing and Special Servicing Compensation;
                        Interest on and Reimbursement of Servicing Advances;
                        Payment of Certain Expenses; Obligations of the Trustee
                        Regarding Back-up Servicing Advances.

          (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to receive the Master Servicing Fee with respect to each
Mortgage Loan (including each Specially Serviced Mortgage Loan), and each successor REO Mortgage Loan thereto, as to which it is the applicable Master
Servicer. As to each such Mortgage Loan and REO Mortgage Loan, for each calendar month (commencing with September 2006) or any applicable portion thereof, the
Master Servicing Fee shall accrue at the related Master Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan or such REO Mortgage Loan, as the case may be, and shall be calculated on the same Interest Accrual Basis as is applicable for such Mortgage Loan or REO Mortgage Loan, as the case may be, and for the same number of days respecting which any related interest payment due on such Mortgage Loan or deemed to be due on such REO

                                      -152-

Mortgage Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. The Master Servicing Fee with respect to any Mortgage Loan or any REO Mortgage Loan shall cease to accrue (but not as to any Replacement
Pooled Mortgage Loan with respect thereto) if a Liquidation Event occurs in respect thereof (unless, in the case of a Serviced Mortgage Loan Group, the servicing and administration of such Serviced Mortgage Loan Group is to continue under this Agreement pursuant to Section 3.01(e)). Furthermore, in the case of any Serviced Non-Pooled Mortgage Loan or any REO Mortgage Loan with respect thereto, the Master Servicing Fee shall cease to accrue if a Liquidation Event occurs in respect of the related Pooled Mortgage Loan (unless the servicing and administration of the related Serviced Mortgage Loan Group is to continue under this Agreement pursuant to Section 3.01(e)). Master Servicing Fees earned with respect to any Mortgage Loan or any REO Mortgage Loan shall be payable monthly from payments of interest on such Mortgage Loan or REO Revenues allocable as interest on such REO Mortgage Loan, as the case may be. The applicable Master
Servicer shall be entitled to recover unpaid Master Servicing Fees in respect of any Mortgage Loan or any REO Mortgage Loan out of the portion any related
Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be. Master
Servicing Fees earned with respect to a Serviced Non-Pooled Pari Passu Companion
Loan (or any successor REO Mortgage Loan with respect thereto) shall be payable out of the related Companion Note Custodial Account as provided in Section
3.05(f). Master Servicing Fees earned with respect to a Serviced Non-Pooled
Subordinate Loan (or any successor REO Mortgage Loan with respect thereto) or any Non-Pooled Subordinate Loan (or any successor REO Mortgage Loan with respect thereto) shall be payable out of the related Subordinate Note Custodial Account as provided in Section 3.05(g). The Servicer Report Administrator shall be entitled to the Servicer Report Administrator Fee (payable as provided in
Section 8.05(a)) in respect of all the Pooled Mortgage Loans and successor REO
Mortgage Loans thereto. Notwithstanding any contrary provision set forth above, in no event shall a Master Servicing Fee be payable hereunder with respect to any Mortgage Loan that is neither a Pooled Mortgage Loan nor a Serviced
Mortgaged Loan. The applicable Master Servicer shall pay, solely from the Master
Servicing Fee to which the Master Servicer is otherwise entitled, any Primary
Servicing Fee to which the Primary Servicer for the related Mortgage Loan is entitled (unless such Primary Servicing Fee has been retained from collections by the Primary Servicer pursuant to the Primary Servicing Agreement).

          PAR and any successor holder of the Excess Servicing Fee Rights that relate to the Serviced Mortgage Loans (and any successor REO Mortgage Loans with respect to such Serviced Mortgage Loans) for which PAR is the applicable Master
Servicer shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), and WFB and any successor holder of the Excess Servicing Fee Rights that relate to the Serviced Mortgage Loans (and any successor REO Mortgage Loans with respect to such Serviced Mortgage Loans) for which WFB is the applicable Master
Servicer shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional
Accredited Investor (other than a Plan), provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the
Depositor a certificate substantially in the form attached as Exhibit F-3A hereto, and (iii) the prospective transferee shall have delivered to PAR or WFB, as applicable, and the Depositor a certificate substantially in the form attached as Exhibit F-3B hereto. None of the Depositor, the Trustee or the
Certificate Registrar is obligated to register or qualify an Excess Servicing
Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. PAR, WFB and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess
Servicing Fee Right shall, and each of PAR and WFB hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess
Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters,
the Certificate Administrator, the Trustee, the Master Servicers, the
Certificate Registrar and the Special Servicers against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing

                                      -153-

provisions of this paragraph. By its acceptance of an Excess Servicing Fee
Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Non-Registered
Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the
Person then acting as the Master Servicer with respect to the related Serviced
Mortgage Loan or successor REO Mortgage Loan with respect thereto to which the
Excess Servicing Fee Right relates, shall pay, out of each amount paid to such
Master Servicer as Master Servicing Fees with respect to such Mortgage Loan or
REO Mortgage Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Master Servicing Fees to such Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to such
Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the other Master
Servicer, the Certificate Registrar, the Depositor, the Special Servicer, the
Trustee or the Tax Administrator shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess
Servicing Fee Right.

          A Master Servicer's right to receive the Master Servicing Fees (and, in the case of the Servicer Report Administrator, the Servicer Report
Administrator Fees) to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of such Master Servicer's responsibilities and obligations under this Agreement and except as otherwise expressly provided herein, including as contemplated by the prior paragraph.

          (b) Each Master Servicer shall be entitled to receive the following items as additional servicing compensation (the following items, collectively,
"Additional Master Servicing Compensation"):

               (i) any and all Net Default Charges actually collected with respect to any Serviced Pooled Mortgage Loan for which such Master Servicer is the applicable Master Servicer or any successor REO Mortgage Loan with respect thereto, to the extent that such Net Default Charges are payable to such Master Servicer under Section 3.26 and any and all application and processing fees for consents to approvals of assignments and assumptions, further encumbrances or other lender approvals, to the extent actually collected during the related Collection Period with respect to Performing
     Serviced Mortgage Loans for which such Master Servicer is the applicable
     Master Servicer;

               (ii) (x) 50% of assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees, fees paid in connection with defeasance and earn-out fees or other similar fees (excluding Prepayment
     Premiums, Yield Maintenance Charges and application and processing fees), in each case to the extent actually collected during the related Collection
     Period with respect to Performing Serviced Mortgage Loans for which such
     Master Servicer is the applicable Master Servicer and paid in connection with a consent, approval or other action that the applicable Master
     Servicer is not permitted to take in the absence of the consent or approval
     (or deemed consent or approval) of the applicable Special Servicer under the other provisions of this Agreement and (y) 100% of assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees, fees paid in connection with defeasance and earn-out fees or other similar fees (excluding Prepayment Premiums, Yield Maintenance Charges and application and processing fees), in each case to the extent actually collected during the related Collection Period with respect to Performing
     Serviced Mortgage Loans for which such Master Servicer is the applicable
     Master Servicer and paid in connection with a consent, approval or other action that such Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the applicable
     Special Servicer under the other provisions of this Agreement;

               (iii) any and all charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other loan processing fees actually paid by the Borrowers under Serviced Mortgage
     Loans for which such Master Servicer is the applicable Master Servicer;

                                      -154-

               (iv) any and all Prepayment Interest Excesses collected with respect to the Pooled Mortgage Loans for which such Master Servicer is the applicable Master Servicer; and

               (v) interest or other income earned on deposits in the Investment
     Accounts maintained by such Master Servicer, in accordance with Section
     3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to any such Investment Account for each Collection Period and, further, in the case of a Servicing Account or Reserve Account, only to the extent such interest or other income is not required to be paid to any
     Borrower under applicable law or under the related Mortgage).

          To the extent that any of the amounts described in clauses (i) through
(iv) in the preceding paragraph are collected by a Special Servicer, such
Special Servicer shall promptly pay such amounts to the applicable Master
Servicer.

          (c) As compensation for its activities hereunder, each Special
Servicer shall be entitled to receive monthly the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan for which it is the applicable
Special Servicer, and each REO Mortgage Loan thereto that relates to an
Administered REO Property for which it is the applicable Special Servicer. As to each such Specially Serviced Mortgage Loan and REO Mortgage Loan, for any
particular calendar month or applicable portion thereof, the Special Servicing
Fee shall accrue at the Special Servicing Fee Rate on the Stated Principal
Balance of such Specially Serviced Mortgage Loan or such REO Mortgage Loan, as the case may be, and shall be calculated on the same Interest Accrual Basis as is applicable for such Specially Serviced Mortgage Loan or REO Mortgage Loan, as
the case may be, and for the same number of days respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed under the terms of the related
Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan that is a Pooled Mortgage Loan or any successor REO Mortgage Loan thereto shall cease to accrue as of the date a
Liquidation Event occurs in respect thereof or, in the case of such a Specially
Serviced Mortgage Loan, as of the date it becomes a Corrected Mortgage Loan. The
Special Servicing Fee with respect to any Serviced Non-Pooled Mortgage Loan or any successor REO Mortgage Loan with respect thereto shall cease to accrue as of the date a Liquidation Event occurs in respect of the related Pooled Mortgage
Loan or REO Property included in the same Mortgage Loan Group or, in the case of such a Specially Serviced Mortgage Loan, as of the date it becomes a Corrected
Mortgage Loan. Earned but unpaid Special Servicing Fees with respect to Pooled
Mortgage Loans that are Specially Serviced Mortgage Loans and REO Pooled
Mortgage Loans shall be payable (pursuant to Section 3.05(a)) monthly first out of related Liquidation Proceeds, Insurance Proceeds and/or Condemnation
Proceeds, if any, and then out of general collections on the Pooled Mortgage
Loans and any REO Properties on deposit in the applicable Collection Account and earned but unpaid Special Servicing Fees with respect to any Serviced Non-Pooled
Mortgage Loan or any successor REO Mortgage Loan with respect thereto shall be payable in accordance with the related Mortgage Loan Group Intercreditor
Agreement and solely out of the proceeds of such Serviced Non-Pooled Mortgage
Loan; provided, however, that any Special Servicing Fees earned with respect to a Pooled Mortgage Loan in a Serviced Mortgage Loan Group that has a Serviced
Non-Pooled Subordinate Loan will be payable out of collections on or with respect to the related Serviced Non-Pooled Subordinate Loan and/or the related
Serviced Non-Pooled Subordinate Noteholder's share of collections on any related
REO Property prior to payment out of any collections otherwise described above.

          As further compensation for its activities hereunder, each Special
Servicer shall be entitled to receive the Workout Fee with respect to each
Serviced Mortgage Loan that is a Corrected Mortgage Loan and for which such
Special Servicer is the applicable Special Servicer, unless the basis on which such Serviced Mortgage Loan became a Corrected Mortgage Loan was the remediation of a circumstance or condition relating to the related Pooled Mortgage Loan
Seller's obligation to repurchase such Mortgage Loan pursuant to the related
Pooled Mortgage Loan Purchase Agreement, as applicable, in which case, if such
Mortgage Loan is repurchased within the Initial Resolution Period (and, if applicable any Resolution Extension Period as is permitted under Section 2.03)
no Workout Fee will be payable from or based upon the receipt of, any Purchase
Price paid by the related Pooled Mortgage Loan Seller in satisfaction of such repurchase obligation. As to each such Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout
Fee Rate to, each payment of interest (other than Post-ARD Additional Interest and Default Interest) and principal received from the related Borrower on such
Corrected Mortgage Loan for so long as it remains a

                                      -155-

Corrected Mortgage Loan and any Workout Fees earned with respect to any Serviced
Non-Pooled Mortgage Loan or any successor REO Mortgage Loan with respect thereto shall be payable in accordance with the related Mortgage Loan Group
Intercreditor Agreement and solely out of the proceeds of such Serviced
Non-Pooled Mortgage Loan; provided, however, that any Workout Fees earned with respect to a Pooled Mortgage Loan (and, if such Pooled Mortgage Loan has a related Non-Pooled Pari Passu Companion Loan, such Non-Pooled Pari Passu
Companion Loan) in a Serviced Mortgage Loan Group that has a Serviced Non-Pooled
Subordinate Loan will be payable out of any proceeds on or with respect to such
Serviced Non-Pooled Subordinate Loan and/or the related Serviced Non-Pooled
Subordinate Noteholder's share of proceeds on such related REO Property prior to any proceeds on or with respect to the Pooled Mortgage Loan (and, if such Pooled
Mortgage Loan has a related Non-Pooled Pari Passu Companion Loan, such
Non-Pooled Pari Passu Companion Loan) and/or the Trust's (and, if such Pooled
Mortgage Loan has a related Non-Pooled Pari Passu Companion Loan, the related
Non-Pooled Noteholder's) share of proceeds on such related REO Property as otherwise described above. The Workout Fee with respect to any Corrected
Mortgage Loan will cease to be payable if such Corrected Mortgage Loan again becomes a Specially Serviced Mortgage Loan or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee would become payable if and when such Serviced Mortgage Loan again became a Corrected Mortgage Loan after having again become a Specially Serviced Mortgage Loan. If a Special
Servicer is terminated or resigns, such Special Servicer shall retain the right
(and the applicable successor Special Servicer shall not have the right) to receive any and all Workout Fees payable in respect of (i) any Serviced Mortgage
Loans serviced by such Special Servicer that became Corrected Mortgage Loans during the period that it acted as Special Servicer and that were still
Corrected Mortgage Loans at the time of such termination or resignation and (ii)
unless such Special Servicer was terminated for cause (in which case only clause
(i) above shall apply), any Serviced Mortgage Loans that constitute Specially
Serviced Mortgage Loans for which such Special Servicer has resolved the circumstances and/or conditions causing any such Mortgage Loan to be a Specially
Serviced Mortgage Loan such that the related Borrower has made, as of the date of such termination or resignation, at least one timely Monthly Payment required by the terms of the workout and such Mortgage Loan otherwise meets the requirements of a Corrected Mortgage Loan, with the Workout Fee with respect to such Mortgage Loan payable only after such requirements have been satisfied;
provided, however, that (A) in either case no other event has occurred as of the time of such Special Servicer's termination or resignation that would otherwise cause such Mortgage Loan to again become a Specially Serviced Mortgage Loan and
(B) in the case of any Specially Serviced Mortgage Loan described in clause (ii)
of this sentence, such terminated Special Servicer shall immediately deliver the related Servicing File to the applicable Master Servicer, and the applicable
Master Servicer shall (without further compensation) monitor that all conditions precedent to such Mortgage Loan's becoming a Corrected Mortgage Loan are satisfied and, further, shall immediately transfer such Servicing File to the new applicable Special Servicer if and when it becomes apparent to the applicable Master Servicer that such conditions precedent will not be satisfied.

          As further compensation for its activities hereunder, each Special
Servicer shall also be entitled to receive a Liquidation Fee with respect to each Serviced Mortgage Loan for which it is the applicable Special Servicer and that is a Specially Serviced Mortgage Loan as to which it receives any full, partial or discounted payoff from the related Borrower and with respect to each
Serviced Mortgage Loan that is a Specially Serviced Mortgage Loan and
Administered REO Property for which it is the applicable Special Servicer and as to which it receives any Condemnation Proceeds, Insurance Proceeds or
Liquidation Proceeds (other than in connection with (A) the purchase of any such
Specially Serviced Mortgage Loan by the General Special Servicer or the Majority
Controlling Class Certificateholder(s) pursuant to or as contemplated by Section
3.18, (B) the purchase or other acquisition of any such Specially Serviced
Mortgage Loan or Administered REO Property by any Controlling Class
Certificateholder(s), the Sole Certificateholder(s), a Master Servicer or a
Special Servicer pursuant to Section 9.01, (C) the repurchase or replacement of any such Specially Serviced Mortgage Loan or Administered REO Property by a
Pooled Mortgage Loan Seller pursuant to the related Pooled Mortgage Loan
Purchase Agreement as a result of a Material Breach or Material Document Defect,
(D) in the case of a Mortgage Loan included in a Serviced Mortgage Loan Group or any related Administered REO Property, the purchase or other acquisition of any such Specially Serviced Mortgage Loan or Administered REO Property by any
related Non-Pooled Mortgage Loan Noteholder pursuant to or as contemplated by
Sections 3.27 and/or 3.28, as applicable, or the related Mortgage Loan Group
Intercreditor Agreement (provided that a Liquidation Fee shall be payable in connection with such a purchase by a Non-Pooled Subordinate Noteholder relating to a PCFII Mortgage Loan Group pursuant to the

                                      -156-

defaulted loan purchase option granted to it under the related Mortgage Loan
Group Intercreditor Agreement if the purchase occurs more than 90 days after the later of (x) the date when the related Pooled Mortgage Loan becomes a Specially
Serviced Mortgage Loan and (y) the date when such Non-Pooled Subordinate
Noteholder receives notice from the applicable Special Servicer that such transfer to special servicing has occurred), or (E) the purchase of any such
Specially Serviced Mortgage Loan or Administered REO Property by any other creditor of the related Borrower or any of its Affiliates or other equity holders pursuant to a right under the related Mortgage Loan Documents that is exercised within the period and in the manner required under such Mortgage Loan
Documents (provided that a Liquidation Fee shall be payable in connection with such a purchase by a mezzanine lender if both (i) either such Liquidation Fee is expressly payable as part of the purchase price payable by such mezzanine lender under the applicable Mortgage Loan Documents or a requirement for such mezzanine lender to pay such Liquidation Fee as part of such purchase price is consistent with the applicable Mortgage Loan Documents and (ii) such mezzanine lender pays such Liquidation Fee). In no event shall any Liquidation Fee accrue or be payable in connection with any Liquidation Event involving a Non-Trust-Serviced
Pooled Mortgage Loan or any related REO Property (including any purchase of such
Mortgage Loan by the holder of any related Non-Trust-Serviced Non-Pooled Pari
Passu Companion Loan in accordance with the related Mortgage Loan Group
Intercreditor Agreement and the related Non-Trust Servicing Agreement). As to each such Specially Serviced Mortgage Loan or Administered REO Property for
which the Special Servicer is entitled to a Liquidation Fee as set forth above, such Liquidation Fee shall be payable out of, and shall be calculated by application of the Liquidation Fee Rate to, any such full, partial or discounted payoff, Condemnation Proceeds, Insurance Proceeds and/or Liquidation Proceeds
received or collected in respect thereof (other than any portion of such payment or proceeds that represents Post-ARD Additional Interest or Default Charges) and
any Liquidation Fees earned with respect to any Serviced Non-Pooled Subordinate
Loan will be payable solely out of collections on such Serviced Non-Pooled
Subordinate Loan; provided, however, that any Liquidation Fees earned with respect to a Serviced Mortgage Loan in a Serviced Mortgage Loan Group that has a
Serviced Non-Pooled Subordinate Loan shall be payable out of any collections on or with respect to such related Serviced Non-Pooled Subordinate Loan and/or the related Serviced Non-Pooled Subordinate Noteholder's share of collections on any related REO Property prior to payment out of any collections otherwise described above. The Liquidation Fee with respect to any such Specially Serviced Mortgage
Loan will not be payable if such Specially Serviced Mortgage Loan becomes a
Corrected Mortgage Loan.

          A Special Servicer's right to receive any Special Servicing Fee,
Workout Fee and/or Liquidation Fee to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of such Special Servicer's responsibilities and obligations under this Agreement and except as otherwise expressly provided herein.

          (d) Each Special Servicer shall be entitled to receive the following items as additional special servicing compensation (the following items, collectively, the "Additional Special Servicing Compensation"):

               (i) any and all Net Default Charges actually collected with respect to any Serviced Pooled Mortgage Loan for which such Special
     Servicer is the applicable Special Servicer or any successor REO Mortgage
     Loan with respect thereto, to the extent that such Net Default Charges are payable to such Special Servicer under Section 3.26; and any and all assumption fees, assumption application and processing fees, modification fees, extension fees, consent fees, release fees, waiver fees, fees paid in connection with defeasance and earn-out fees or other similar fees
     (excluding Prepayment Premiums and Yield Maintenance Charges), to the
     extent actually collected during the related Collection Period with respect to any Specially Serviced Mortgage Loans or any REO Mortgage Loans (other than any Non-Trust-Serviced Mortgage Loan or any successor REO Property with respect thereto) for which such Special Servicer is the applicable
     Special Servicer;

               (ii) 50% of any assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees, fees paid in connection with defeasance and earn-out fees or other similar fees (excluding Prepayment
     Premiums, Yield Maintenance Charges and application and processing fees), in each case to the extent actually collected during the related Collection
     Period with respect to Performing Serviced Mortgage Loans for which such
     Special Servicer is the applicable Special Servicer in connection with a consent, approval or other action that the applicable Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of such Special Servicer under the other provisions of this Agreement; and

                                      -157-

               (iii) interest or other income earned on deposits in any REO
     Account maintained by such Special Servicer, in accordance with Section
     3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such REO Account for each Collection Period).

          To the extent that any of the amounts described in clauses (i) and
(ii) of the preceding paragraph are collected by a Master Servicer, such Master
Servicer shall promptly pay such amounts to the applicable Special Servicer and shall not be required to deposit such amounts in such Master Servicer's
Collection Account, any Companion Note Custodial Account or any Subordinate Note
Custodial Account pursuant to Section 3.04.

          (e) The Master Servicers and the Special Servicers shall each be required (subject to Section 3.11(h) below) to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder
(including payment of any amounts due and owing to any of Sub-Servicers retained by it (including any termination fees) and the premiums for any blanket policy or the standby fee or similar premium, if any, for any master force placed policy obtained by it insuring against hazard losses pursuant to Section
3.07(b)), if and to the extent such expenses are not payable directly out of any
Collection Account, any Companion Note Custodial Account, any Subordinate Note
Custodial Account, any Servicing Account, Reserve Account or REO Account, and
none of the Master Servicers or the Special Servicers shall be entitled to reimbursement for any such expense incurred by it except as expressly provided in this Agreement. If either Master Servicer is required to make any Servicing
Advance hereunder at the discretion of a Special Servicer in accordance with
Section 3.19 or otherwise, such Special Servicer shall promptly provide such
Master Servicer with such documentation regarding the subject Servicing Advance as such Master Servicer may reasonably request.

          (f) If a Master Servicer or, as contemplated by Section 3.19, a
Special Servicer is required under this Agreement to make a Servicing Advance, but fails to do so within ten (10) days after such Advance is required to be made, the Trustee shall, if it has actual knowledge of such failure on the part of such Master Servicer or such Special Servicer, as the case may be, give notice of such failure to the defaulting party. If such Advance is not made by such Master Servicer or such Special Servicer, as the case may be, within one
Business Day after receipt of such notice, then (subject to Section 3.11(h)
below) the Trustee shall make such Advance.

          (g) The Master Servicers, the Special Servicers and the Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each Servicing Advance made thereby (with its own funds), for so long as such Servicing Advance is outstanding (it being acknowledged that Advance Interest shall not accrue on Unliquidated Advances related to prior Servicing Advances). Such interest with respect to any
Servicing Advances shall be payable: (i) first, in accordance with Sections 3.05 and 3.26, out of any Default Charges subsequently collected on or in respect of the particular Pooled Mortgage Loan or REO Pooled Mortgage Loan as to which such
Servicing Advance relates; and (ii) then, after such Servicing Advance is reimbursed, but only if and to the extent that such Default Charges are insufficient to cover such Advance Interest, out of general collections on the
Mortgage Loans and REO Properties on deposit in the applicable Master Servicer's
Collection Account or, as and to the extent contemplated by the second paragraph of Section 3.05(a), the other Master Servicer's Collection Account (subject to, however, the proviso at the end of the first paragraph of subsection (I) of
Section 3.05(a)). The applicable Master Servicer shall (subject to the operation of Section 3.05(a)(II)) reimburse itself, the applicable Special Servicer or the
Trustee, as appropriate, for any Servicing Advance made by any such Person with respect to any Mortgage Loan or REO Property as to which such Master Servicer is the applicable Master Servicer as soon as practicable after funds available for such purpose are deposited in such Master Servicer's Collection Account or the related Companion Note Custodial Account or the related Subordinate Note
Custodial Account, as applicable.

          (h) Notwithstanding anything to the contrary set forth herein, none of the Master Servicers, the Special Servicers or the Trustee shall be required to make any Servicing Advance that would, if made, constitute a Nonrecoverable
Servicing Advance. The determination by any Person with an obligation hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a
Nonrecoverable Servicing Advance, shall be made by such Person in its reasonable, good faith judgment. In making such recoverability determination, such Person will be entitled to consider (among other things) only the obligations of the Borrower under the terms of the related Mortgage Loan as it may have been modified, to consider

                                      -158-

(among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time and may obtain any analysis, Appraisals or market value estimates or other information in the possession of the applicable Special
Servicer for such purposes. Any determination by any Person with an obligation hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing
Advance or that any proposed Servicing Advance, if made, would constitute a
Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate delivered promptly to the Depositor, the Certificate Administrator, the Trustee
(unless it is the Person making such determination), the applicable Special
Servicer and the Controlling Class Representative and, if a Serviced Mortgage
Loan Group is involved, the applicable Serviced Non-Pooled Mortgage Loan
Noteholder(s), setting forth the basis for such determination, accompanied by a copy of any Appraisal of the related Mortgaged Property or REO Property performed within the 12 months preceding such determination by a Qualified
Appraiser, and, if such reports were used by the Master Servicer or the Trustee to determine that any Servicing Advance is or would be nonrecoverable, further accompanied by any other information, including engineers' reports, environmental surveys or similar reports, that the Person making such determination may have obtained. Notwithstanding the foregoing, absent bad faith, any such determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders and, in all cases, the
Trustee shall be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the applicable Master Servicer or
Special Servicer or, if appropriate, any party under the related Non-Trust
Servicing Agreement (in the case of a Non-Trust-Serviced Pooled Mortgage Loan)
with respect to a particular Servicing Advance for any Mortgage Loan or REO
Property, and the applicable Master Servicer and the applicable Special Servicer shall each be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the other such party or, if appropriate, any party under the related Non-Trust Servicing Agreement (in the case of a Non-Trust-Serviced Pooled Mortgage Loan) with respect to a particular
Servicing Advance for any Mortgage Loan or REO Property. The applicable Special
Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially
Serviced Pooled Mortgage Loans and REO Properties as such party required to make
Servicing Advances may reasonably request. A copy of any such Officer's
Certificate (and accompanying information) of a Master Servicer shall also be delivered promptly to the applicable Special Servicer, a copy of any such
Officer's Certificate (and accompanying information) of the applicable Special
Servicer shall also be promptly delivered to the Master Servicer for the subject
Mortgage Loan or REO Property, and a copy of any such Officer's Certificates
(and accompanying information) of the Trustee or any Fiscal Agent shall also be promptly delivered to the Certificate Administrator, the Controlling Class
Representative, the applicable Special Servicer, the applicable Master Servicer and, if a Serviced Mortgage Loan Group is involved, the related Serviced
Non-Pooled Mortgage Loan Noteholder(s). The applicable Master Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances as outstanding Advances for purposes of recoverability determinations as if such
Unliquidated Advance were a Servicing Advance.

          The applicable Special Servicer for each Serviced Mortgage Loan shall also be entitled to make a determination (subject to the same standards and procedures that apply in connection with a determination by the applicable
Master Servicer) to the effect that a prior Servicing Advance (or Unliquidated
Advance in respect thereof) previously made hereunder by the applicable Master
Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable Servicing
Advance or that any proposed Servicing Advance by the applicable Master Servicer
(or, if applicable, the Trustee), if made, would constitute a Nonrecoverable
Servicing Advance, in which case such Servicing Advance shall constitute a
Nonrecoverable Servicing Advance for all purposes of this Agreement.

          (i) Notwithstanding anything to the contrary set forth herein, the applicable Master Servicer may (and, at the direction of the applicable Special
Servicer if a Serviced Mortgage Loan that is a Specially Serviced Mortgage Loan or an Administered REO Property is involved, shall) pay directly out of such
Master Servicer's Collection Account any servicing expense that, if paid by the applicable Master Servicer or the Special Servicer, would constitute a
Nonrecoverable Servicing Advance for the subject Mortgage Loan or REO Property;
provided that (A) it shall be a condition to such payment that the applicable
Master Servicer (or the applicable Special Servicer, if a Specially Serviced

                                      -159-

Mortgage Loan or an Administered REO Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders and, if applicable, the Serviced Non-Pooled
Mortgage Loan Noteholders (as a collective whole), as evidenced by an Officer's
Certificate delivered promptly to the Depositor, the Certificate Administrator, the Trustee and the Controlling Class Representative and, if a Serviced Mortgage
Loan Group is involved, the related Serviced Non-Pooled Mortgage Loan
Noteholder(s), setting forth the basis for such determination and accompanied by any information that such Person may have obtained that supports such determination; (B) if such servicing expense relates to a Serviced Mortgage Loan
Group, the payment of such expense shall be subject to the proviso at the end of the first paragraph of subsection (I) of Section 3.05(a); and (C) such servicing expense shall be deemed to constitute a Nonrecoverable Advance for purposes of subsection (II)(iv) of Section 3.05(a) and the definition of "Principal
Distribution Amount" and the terms and conditions set forth in such subsection that are applicable to Nonrecoverable Advances shall apply to such servicing expense. A copy of any such Officer's Certificate (and accompanying information)
of a Master Servicer shall also be delivered promptly to the Controlling Class
Representative (and, if a Serviced Mortgage Loan Group is involved, the related
Serviced Non-Pooled Mortgage Loan Noteholder(s)) and the applicable Special
Servicer, and a copy of any such Officer's Certificate (and accompanying information) of the applicable Special Servicer shall also be promptly delivered to the applicable Master Servicer and the Controlling Class Representative (and,
if a Serviced Mortgage Loan Group is involved, the related Serviced Non-Pooled
Mortgage Loan Noteholder(s)).

          SECTION 3.12. Property Inspections; Collection of Financial
                        Statements.

          (a) The applicable Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property securing a Specially
Serviced Mortgage Loan as soon as practicable (but in any event not later than
60 days) after the subject Serviced Mortgage Loan becomes a Specially Serviced
Mortgage Loan (and such Special Servicer shall continue to perform or cause to be performed a physical inspection of the subject Mortgaged Property at least once per calendar year thereafter for so long as the subject Serviced Mortgage
Loan remains a Specially Serviced Mortgage Loan or if such Mortgaged Property becomes an REO Property); provided that such Special Servicer shall be entitled to reimbursement of the reasonable and direct out-of-pocket expenses incurred by it in connection with each such inspection as Servicing Advances and otherwise as contemplated by Section 3.05(a). The applicable Master Servicer shall, at its own expense, inspect or cause to be inspected each Mortgaged Property (other than the Mortgaged Property securing a Non-Trust-Serviced Pooled Mortgage Loan,
Mortgaged Properties related to Specially Serviced Mortgage Loans and REO
Properties), every calendar year beginning in 2007, or every second calendar year beginning in 2007 if the unpaid principal balance of the related Serviced
Pooled Mortgage Loan is less than $2,000,000; provided that with respect to any
Serviced Pooled Mortgage Loan (other than a Specially Serviced Pooled Mortgage
Loan) that has an unpaid principal balance of less than $2,000,000 and has been placed on the CMSA Servicer Watch List, the applicable Master Servicer, at its own expense, shall, at the request of the Controlling Class Representative (or, if such Serviced Pooled Mortgage Loan is included in a Serviced Mortgage Loan
Group, at the request of either the Controlling Class Representative or the related Serviced Mortgage Loan Group Controlling Party if and to the extent required under the applicable Mortgage Loan Group Intercreditor Agreement), inspect or cause to be inspected the related Mortgaged Property every calendar year beginning in 2007 so long as such Mortgage Loan continues to be on the CMSA
Servicer Watch List; and provided, further, that neither Master Servicer will be obligated to inspect any particular Mortgaged Property during any one-year or two-year, as applicable, period contemplated above in this sentence, if the applicable Special Servicer has already done so during that period pursuant to the preceding sentence. Each of the Master Servicers and the Special Servicers
shall prepare (and, promptly following preparation, if there has been a material adverse change in the condition of the subject Mortgaged Property or REO
Property, as applicable), deliver to or make available (on such Master
Servicer's or Special Servicer's internet website) to the Trustee, the
Controlling Class Representative, the applicable Master Servicer or Special
Servicer (and, if a Mortgaged Property or REO Property relates to a Serviced
Mortgage Loan Group, the related Serviced Non-Pooled Mortgage Loan Noteholder(s)
if and to the extent required under the applicable Mortgage Loan Group
Intercreditor Agreement), and the Rating Agencies) a written report of each such inspection performed by it or on its behalf that sets forth in detail the condition of the subject Mortgaged Property and that specifies the occurrence or existence of: (i) any vacancy in the Mortgaged Property that is, in the reasonable judgment of such Master Servicer or Special Servicer (or its respective designee), as the case may be, material and is evident from

                                      -160-

such inspection, (ii) any abandonment of the Mortgaged Property, (iii) any change in the condition or value of the Mortgaged Property that is, in the reasonable judgment of such Master Servicer or Special Servicer (or its respective designee), as the case may be, material and is evident from such inspection, (iv) any waste on or deferred maintenance in respect of the
Mortgaged Property that is evident from such inspection or (v) any capital improvements made that are evident from such inspection. Such report may be in the form of the standard property inspection report (or such other form for the presentation of such information) as may from time to time be recommended by the
CMSA for commercial mortgage-backed securities transactions generally. Each of the Master Servicers and the Special Servicers shall deliver to the Controlling
Class Representative, and, if applicable, the applicable Serviced Non-Pooled
Mortgage Loan Noteholder(s) and, upon request, to the Certificate Administrator and the Trustee a copy (or image in suitable electronic media) of each such written report prepared by it, in each case within 30 days following the request
(or, if later or if request is not required, within 30 days following the later of completion of the related inspection if the inspection is performed by the applicable Master Servicer or Special Servicer, as appropriate, or receipt of the related inspection report if the inspection is performed by a third party).

          (b) Commencing with respect to the calendar quarter ending on
September 30, 2006, the applicable Special Servicer, in the case of any
Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of each Performing Serviced Mortgage Loan, shall make reasonable efforts to collect promptly from each related Borrower quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and quarterly and annual financial statements of such Borrower, whether or not delivery of such items is required pursuant to the terms of the related Mortgage
Loan Documents. The applicable Master Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the Persons and in the time and manner set forth in Section 4.02(d). In addition, the applicable Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The applicable Special Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the applicable Master Servicer, the Controlling Class Representative and, if a
Serviced Mortgage Loan Group is involved, the applicable Serviced Non-Pooled
Mortgage Loan Noteholder(s) if and to the extent required under the applicable
Mortgage Loan Group Intercreditor Agreement, within 30 days of its receipt thereof.

          SECTION 3.13. [Reserved].

          SECTION 3.14. [Reserved].

          SECTION 3.15. Access to Information.

          (a) Each of the Master Servicers and the Special Servicers shall afford to the OTS, the FDIC, any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, the
Certificate Administrator, the Trustee, the Depositor, each Underwriter, each
Rating Agency, the Controlling Class Representative and each Serviced Non-Pooled
Mortgage Loan Noteholder, access to any records regarding the Mortgage Loans
(or, in the case of a Serviced Non-Pooled Mortgage Loan Noteholder, only the related Serviced Non-Pooled Mortgage Loan) and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law, the terms of the related Mortgage Loan Documents or contract entered into prior to the Closing Date or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. At the election of the applicable Master Servicer, such access may be afforded to the
Certificate Administrator, the Trustee, the Depositor, each Rating Agency, the
Controlling Class Representative and each Serviced Non-Pooled Mortgage Loan
Noteholder, by the delivery of copies of information as requested by such Person and the applicable Master Servicer shall be permitted to require payment of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies (other than with respect to the Rating Agencies); provided, however, that the applicable Master Servicer shall be entitled to require such payment from the Controlling Class Representative in any single calendar month only to the extent that such costs in such month exceed $100.00. Such access shall otherwise be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the particular Master Servicer or Special Servicer, as the case may be, designated by it.

                                      -161-

          (b) In connection with providing access to information pursuant to clause (a) of this Section 3.15, each of the Master Servicers and the Special
Servicers may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Serviced Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related
Mortgage Loan Documents or would constitute a waiver of the attorney-client privilege.

          (c) Upon the request of the Controlling Class Representative or the
Serviced Loan Group Controlling Party (in connection with a Serviced Loan Group that includes one or more Non-Pooled Subordinate Loans), as applicable, made not more frequently than once a month during the normal business hours of the Master
Servicers and the Special Servicers, each of the Master Servicers and the
Special Servicers shall, without charge, make a knowledgeable Servicing Officer available either by telephone (with Servicing Officers of each of the Master
Servicers and Special Servicers participating simultaneously if the Controlling
Class Representative or the related Serviced Loan Group Controlling Party, as applicable, so requests) or, at the option of the Controlling Class
Representative or the related Serviced Loan Group Controlling Party, as applicable, if it provides reasonable advance notice, at the office of such
Servicing Officer, to verbally answer questions from the Controlling Class
Representative or the related Serviced Loan Group Controlling Party, as applicable, regarding the performance and servicing of the Serviced Mortgage
Loans and/or Administered REO Properties for which such Master Servicer or such
Special Servicer, as the case may be, is responsible.

          (d) Notwithstanding any provision of this Agreement to the contrary, the failure of a Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that such Master Servicer or such Special Servicer, as the case may be, determines, in its reasonable and good faith judgment consistent with the Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan Document prohibiting disclosure of information with respect to the Mortgage Loans or the
Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

          (e) None of the Master Servicers or the Special Servicers shall be liable for providing, disseminating or withholding information in accordance with the terms of this Agreement. In addition to their other rights hereunder, each of the Master Servicers and the Special Servicers (and their respective employees, attorneys, officers, directors and agents) shall, in each case, be indemnified by the Trust Fund for any claims, losses or expenses arising from any such provision, dissemination or withholding.

          SECTION 3.16. Title to Administered REO Property; REO Account.

          (a) If title to any Administered REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee, on behalf of the Certificateholders (and, in the case of a Serviced Mortgage Loan Group, also the related Serviced Non-Pooled Mortgage Loan Noteholder(s)), or, subject to
Section 3.09(b), to a single member limited liability company of which the Trust is the sole member, which limited liability company is formed or caused to be formed by the applicable Special Servicer at the expense of the Trust (or, in the case of any REO Property related to a Pooled Mortgage Loan that is part of a
Serviced Mortgage Loan Group, the Trust and the related Serviced Non-Pooled
Mortgage Loan Noteholders; it being the intention that any related Serviced
Non-Pooled Subordinate Noteholder bear such expense prior to the Trust) for the purpose of taking title to one or more REO Properties pursuant to this
Agreement. Any such limited liability company formed by such Special Servicer shall be a manager-managed limited liability company, with such Special Servicer to serve as the initial manager to manage the property of the limited liability company, including any applicable Administered REO Property, in accordance with the terms of this Agreement as if such property was held directly in the name of the Trust or Trustee under this Agreement. The applicable Special Servicer shall sell any Administered REO Property in accordance with Section 3.18 by the end of the third calendar year following the year in which the Trust acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless such
Special Servicer either (i) applies, more than 60 days prior to the expiration of such liquidation period, and is

                                      -162-

granted an extension of time (an "REO Extension") by the IRS to sell such REO
Property or (ii) obtains for the Trustee an Opinion of Counsel, addressed to the
Trustee, to the effect that the holding by the Trust of such REO Property subsequent to the end of the third calendar year following the year in which such acquisition occurred will not result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to any Grantor
Trust Pool. Regardless of whether such Special Servicer applies for or is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel referred to in clause (ii)
of such sentence, such Special Servicer shall act in accordance with the
Servicing Standard to liquidate the subject Administered REO Property on a timely basis. If such Special Servicer is granted such REO Extension or obtains such Opinion of Counsel with respect to any Administered REO Property, such
Special Servicer shall (i) promptly forward a copy of such REO Extension or
Opinion of Counsel to the Trustee, and (ii) sell the subject Administered REO
Property within such extended period as is permitted by such REO Extension or contemplated by such Opinion of Counsel, as the case may be. Any expense incurred by a Special Servicer in connection with its applying for and being granted the REO Extension contemplated by clause (i) of the third preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the third preceding sentence, and for the creation of and the operating of a limited liability company, shall be covered by, and be reimbursable as, a
Servicing Advance.

          (b) The applicable Special Servicer shall segregate and hold all funds collected and received by it in connection with any Administered REO Property separate and apart from its own funds and general assets. If any REO Acquisition occurs in respect of any Mortgaged Property securing a Serviced Mortgage Loan, then the applicable Special Servicer shall establish and maintain one or more accounts (collectively, an "REO Account"), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders (or, in the case of any REO
Property related to a Serviced Mortgage Loan Group, on behalf of both the
Certificateholders and the related Serviced Non-Pooled Mortgage Loan
Noteholder(s)), as a collective whole, for the retention of revenues and other proceeds derived from such Administered REO Property. Each account that constitutes an REO Account shall be an Eligible Account. The applicable Special
Servicer shall deposit, or cause to be deposited, in its REO Account, within one
Business Day following receipt, all REO Revenues, Insurance Proceeds,
Condemnation Proceeds and Liquidation Proceeds received in respect of an
Administered REO Property. Funds in an REO Account may be invested in Permitted
Investments in accordance with Section 3.06. The Special Servicer is authorized to pay out of related Liquidation Proceeds, Insurance Proceeds and/or
Condemnation Proceeds, if any, any Liquidation Expenses incurred in respect of an Administered REO Property and outstanding at the time such proceeds are received, as well as any other items that otherwise may be paid by the applicable Master Servicer out of such Liquidation Proceeds as contemplated by
Section 3.05(a). The applicable Special Servicer shall be entitled to make withdrawals from its REO Account to pay itself, as Additional Special Servicing
Compensation, interest and investment income earned in respect of amounts held in such REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such REO Account for any
Collection Period). The applicable Special Servicer shall give notice to the other parties hereto of the location of its REO Account when first established and of the new location of such REO Account prior to any change thereof.

          (c) The applicable Special Servicer shall withdraw from its REO
Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any Administered REO Property, but only to the extent of amounts on deposit in such REO Account relating to such Administered
REO Property. Monthly within two (2) Business Days following the end of each
Collection Period, each Special Servicer shall withdraw from its REO Account and deposit into the applicable Master Servicer's Collection Account, or deliver to the applicable Master Servicer for deposit into such Collection Account, the aggregate of all amounts received in respect of each Administered REO Property during such Collection Period that are then on deposit in such REO Account, net of any withdrawals made out of such amounts pursuant to the preceding sentence;
provided that (A) in the case of each Administered REO Property, the applicable
Special Servicer may retain in its REO Account such portion of such proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such
Administered REO Property (including the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses), such reserve not to exceed an amount sufficient to cover such items reasonably expected to be incurred during the following 12-month period and (B)
if such REO Property relates to a Serviced Mortgage Loan Group, the applicable
Master Servicer shall make, from such amounts so deposited or remitted

                                      -163-

as described above, any deposits into any related Companion Note Custodial
Account and/or related Subordinate Note Custodial Account contemplated by
Section 3.04(e) or Section 3.04(f), as applicable. For the avoidance of doubt, such amounts withdrawn from an REO Account and deposited into the applicable
Master Servicer's Collection Account following the end of each Collection Period pursuant to the preceding sentence shall, upon such deposit, be construed to have been received by the applicable Master Servicer during such Collection
Period.

          (d) Each Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, its REO Account pursuant to Section 3.16(b) or 3.16(c).

          (e) Notwithstanding anything to the contrary, this Section 3.16 shall not apply to any REO Property related to a Non-Trust-Serviced Pooled Mortgage
Loan.

          SECTION 3.17. Management of Administered REO Property.

          (a) Prior to the acquisition of title to any Mortgaged Property securing a defaulted Serviced Mortgage Loan, the applicable Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust. If the applicable Special Servicer determines from such review that:

               (i) None of the income from Directly Operating such Mortgaged
     Property would be subject to tax as "net income from foreclosure property"
     within the meaning of the REMIC Provisions (such tax referred to herein as an "REO Tax"), then such Mortgaged Property may be Directly Operated by such Special Servicer as REO Property, other than holding such REO Property for sale or lease or performing construction work thereon;

               (ii) Directly Operating such Mortgaged Property as an REO
     Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent
     Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then such
     Special Servicer may (provided that in the judgment of such Special
     Servicer, exercised in accordance with the Servicing Standard, it is commercially reasonable) so lease or otherwise operate such REO Property;
     or

               (iii) It is reasonable to believe that Directly Operating such property as REO Property could result in income subject to an REO Tax and either (i) that the income or earnings with respect to such REO Property will offset any REO Tax relating to such income or earnings and will maximize the net recovery from the applicable REO Property to the
     Certificateholders (taking into account that any related Serviced
     Non-Pooled Mortgage Loan Noteholder(s) do not have any obligation under the related Mortgage Loan Group Intercreditor Agreement to bear the effect of any such REO Tax) or (ii) that no commercially reasonable means exists to operate such property as REO Property without the Trust incurring or possibly incurring an REO Tax on income from such property, then such
     Special Servicer shall deliver to the Tax Administrator and the Controlling
     Class Representative (and, if a Serviced Mortgage Loan Group is involved, the related Serviced Mortgage Loan Group Controlling Party to the extent required under the applicable Mortgage Loan Group Intercreditor Agreement), in writing, a proposed plan (the "Proposed Plan") to manage such property as REO Property. Such plan shall include potential sources of income and good faith estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Tax
     Administrator shall consult with the applicable Special Servicer and shall advise such Special Servicer of the Trust's federal income tax reporting position with respect to the various sources of income that the Trust would derive under the Proposed Plan. In addition, the Tax Administrator shall
     (to the maximum extent reasonably possible and at a reasonable fee, which fee shall be an expense of the Trust) advise such Special Servicer of the estimated amount of taxes that the Trust would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Tax Administrator, such
     Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective Mortgaged Property as REO Property) or (B) manage and operate

                                      -164-

     such property in a manner that would not result in the imposition of an REO
     Tax on the income derived from such property.

          Subject to Section 3.17(b), the applicable Special Servicer's decision as to how each Administered REO Property shall be managed and operated shall be in accordance with the Servicing Standard. Neither the applicable Special
Servicer nor the Tax Administrator shall be liable to the Certificateholders, the Trustee, the Trust, the other parties hereto, any beneficiaries hereof or each other for errors in judgment made in good faith in the exercise of their discretion while performing their respective responsibilities under this Section
3.17(a) with respect to any Administered REO Property. Nothing in this Section
3.17(a) is intended to prevent the sale of any Administered REO Property pursuant to the terms and subject to the conditions of Section 3.18.

          (b) If title to any Administered REO Property is acquired, the applicable Special Servicer shall manage, conserve, protect and operate such REO
Property for the benefit of the Certificateholders (or, in the case of any REO
Property related to a Serviced Mortgage Loan Group, on behalf of both the
Certificateholders and the related Serviced Non-Pooled Mortgage Loan
Noteholder(s)), as a collective whole, solely for the purpose of its prompt disposition and sale in accordance with Section 3.18, in a manner that does not cause such Administered REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or, except as contemplated by Section 3.17(a), result in the receipt by any REMIC Pool of any
"income from non-permitted assets" within the meaning of Section 860F(a)(2)(B)
of the Code, in an Adverse REMIC Event with respect to any REMIC Pool or in an
Adverse Grantor Trust Event with respect to any Grantor Trust Pool. Except as contemplated by Section 3.17(a), the applicable Special Servicer shall not enter into any lease, contract or other agreement with respect to any Administered REO
Property that causes the Trust to receive, and (unless required to do so under any lease, contract or agreement to which the applicable Special Servicer or the
Trust may become a party or successor to a party due to a foreclosure, deed-in-lieu of foreclosure or other similar exercise of a creditor's rights or remedies with respect to the related Serviced Mortgage Loan) shall not, with respect to any Administered REO Property, cause or allow the Trust to receive, any "net income from foreclosure property" that is subject to taxation under the
REMIC Provisions. Subject to the foregoing, however, the applicable Special
Servicer shall have full power and authority to do any and all things in connection with the administration of any Administered REO Property, as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from its REO Account , to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, maintenance and disposition of such REO Property, including:

               (i) all insurance premiums due and payable in respect of such REO
     Property;

               (ii) all real estate taxes and assessments in respect of such REO
     Property that may result in the imposition of a lien thereon;

               (iii) any ground rents in respect of such REO Property; and

               (iv) all other costs and expenses necessary to maintain, lease, sell, protect, manage, operate and restore such REO Property.

To the extent that amounts on deposit in the applicable Special Servicer's REO
Account with respect to any Administered REO Property are insufficient for the purposes contemplated by the preceding sentence with respect to such REO
Property, the applicable Master Servicer shall, at the direction of such Special
Servicer, but subject to Section 3.11(h), make a Servicing Advance of such amounts as are necessary for such purposes unless such Master Servicer or such
Special Servicer determines, in its reasonable judgment, that such advances would, if made, be Nonrecoverable Servicing Advances; provided, however, that such Master Servicer may in its sole discretion make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

                                      -165-

          (c) The applicable Special Servicer may, and, if required for the
Administered REO Property to continue to qualify as "foreclosure property"
within the meaning of Section 860G(a)(8) of the Code, shall, contract with any
Independent Contractor for the operation and management of any Administered REO
Property, provided that:

               (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

               (ii) the fees of such Independent Contractor (which shall be expenses of the Trust) shall be reasonable and customary in consideration of the nature and locality of such REO Property;

               (iii) any such contract shall be consistent with Treasury
     Regulations Section 1.856-6(e)(6) and shall require, or shall be administered to require, that the Independent Contractor, in a timely manner, (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed in
     Section 3.17(b) above, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to such Special Servicer upon receipt;

               (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent
     Contractor shall be deemed to relieve such Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

               (v) such Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO
     Property, and such Special Servicer shall comply with the Servicing
     Standard in maintaining such Independent Contractor.

Each Special Servicer shall be entitled to enter into any agreement with any
Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of such Special Servicer by such
Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. To the extent the costs of any contract with any
Independent Contractor for the operation and management of any Administered REO
Property are greater than the revenues available from such property, such excess costs shall be covered by, and be reimbursable as, a Servicing Advance.

          (d) Without limiting the generality of the foregoing, the applicable
Special Servicer shall not:

               (i) permit the Trust Fund to enter into, renew or extend any New
     Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

               (ii) permit any amount to be received or accrued under any New
     Lease other than amounts that will constitute Rents from Real Property;

               (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan become imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

               (iv) except as otherwise provided for in Section 3.17(a)(i),
     (a)(ii) and (a)(iii) and above, Directly Operate, or allow any other
     Person, other than an Independent Contractor, to Directly Operate, any REO
     Property on any date more than 90 days after its Acquisition Date.

          (e) Notwithstanding anything to the contrary, this Section 3.17 shall not apply to any REO Property related to a Non-Trust-Serviced Pooled Mortgage
Loan.

                                      -166-

          SECTION 3.18. Fair Value Option; Sale of Administered REO Properties;
                        Sale of the Non-Trust- Serviced Pooled Mortgage Loan.

          (a) The applicable Master Servicer, the applicable Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Pooled
Mortgage Loan or REO Property (or, in the case of any REO Property related to a
Mortgage Loan Group, such REO Property and/or the beneficial interest of the
Trust Fund in such REO Property) only (i) on the terms and subject to the conditions set forth in this Section 3.18, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01 of this Agreement, (iii) in the case of a Pooled Mortgage Loan (or REO Property related thereto) with a related mezzanine loan, in connection with a Mortgage Loan default if and as set forth in the related intercreditor agreement, (iv) in the case of a Pooled Mortgage
Loan (or REO Property related thereto) included in a Serviced Mortgage Loan
Group, in connection with a Mortgage Loan default if and as set forth in the related Mortgage Loan Group Intercreditor Agreement, or (v) in the case of a
Non-Trust-Serviced Pooled Mortgage Loan (or REO Property related thereto), pursuant to a purchase option (if any) under the related Mortgage Loan Group
Intercreditor Agreement and/or the related Non-Trust Servicing Agreement.

          (b) If any Pooled Mortgage Loan becomes a Specially Designated
Defaulted Pooled Mortgage Loan, then the applicable Special Servicer shall so notify the Certificate Administrator, the Trustee, the applicable Master
Servicer, the Controlling Class Representative and the Holder(s) of the
Controlling Class (and, if the affected Pooled Mortgage Loan is included in a
Serviced Mortgage Loan Group that includes one or more Serviced Non-Pooled
Subordinate Loans, the related Non-Pooled Noteholder(s)), in writing. In addition, the applicable Special Servicer shall determine (in accordance with the Servicing Standard, taking into account the considerations contemplated by the following paragraph, but without regard to the Purchase Option provided for in Section 3.18(c) below), and report to the Trustee, the applicable Master
Servicer, the Controlling Class Representative and the Holder(s) of the
Controlling Class, the Fair Value of such Pooled Mortgage Loan. The applicable
Special Servicer's determination of the Fair Value of any Specially Designated
Defaulted Pooled Mortgage Loan shall be made as soon as reasonably practicable, but in no event later than 30 days after the applicable Special Servicer receives the requisite Appraisal or any other third-party reports that it deems necessary to make the determination. If at any time the applicable Special
Servicer becomes aware of any circumstances or conditions that have occurred or arisen with respect to any Specially Designated Defaulted Pooled Mortgage Loan
or the related Mortgaged Property subsequent to, and that would, in the applicable Special Servicer's reasonable judgment, materially affect, the applicable Special Servicer's most recent Fair Value determination with respect to such Specially Designated Defaulted Pooled Mortgage Loan, then the applicable
Special Servicer shall redetermine (in a manner as is permitted above, but taking into account any such new circumstances or conditions known to the applicable Special Servicer), and report to the Certificate Administrator, the
Trustee, the Controlling Class Representative and the applicable Master Servicer
(and the Certificate Administrator shall, in turn, report to the Holder(s) of the Controlling Class), the updated Fair Value of the subject Specially
Designated Defaulted Pooled Mortgage Loan. In addition, if the applicable
Special Servicer has not accepted a bid at the Fair Value of the Mortgage Loan, as most recently determined by the applicable Special Servicer, prior to the expiration of 90 days from such determination, and thereafter the applicable
Special Servicer receives a bid at such Fair Value or a request from a holder of the Purchase Option for an updated determination of the Fair Value of the
Mortgage Loan, the applicable Special Servicer shall redetermine (in the same manner as provided above, but taking into account any such new circumstances or conditions known to the applicable Special Servicer), and report to the Trustee, the Certificate Administrator, the Controlling Class Representative and the
applicable Master Servicer (and the Certificate Administrator shall, in turn, report to the Holder(s) of the Controlling Class), the updated Fair Value of the subject Specially Designated Defaulted Pooled Mortgage Loan; provided, however, that the applicable Special Servicer may rely on the existing third-party information if it deems such reliance to be reasonable.

          In determining the Fair Value of any Specially Designated Defaulted
Pooled Mortgage Loan, the applicable Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage
Loan, the occupancy level and physical condition of the related Mortgaged
Property, the state of the local economy in the area where the related Mortgaged
Property is located, and the time and expense associated with and the expected recovery from a purchaser's foreclosing on the related Mortgaged Property or working out such Mortgage Loan.

                                      -167-

In addition, the applicable Special Servicer shall refer to all relevant information contained in the Servicing File, shall take into account the most recent Appraisal obtained or conducted with respect to the related Mortgaged
Property in the preceding 12-month period in accordance with this Agreement and shall not determine the Fair Value of any Specially Designated Defaulted Pooled
Mortgage Loan without such an Appraisal; provided that the applicable Special
Servicer shall take account of any change in the circumstances regarding or the condition of the related Mortgaged Property actually known to the applicable
Special Servicer that has occurred or arisen subsequent to, and that would materially affect the value of the related Mortgaged Property reflected in, such
Appraisal. Furthermore, the applicable Special Servicer may consider available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the applicable Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The applicable Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing
Standard, conclusively rely on any opinions or reports of qualified Independent third parties expert in real estate or commercial mortgage loan matters with at least 5 years experience in valuing or investing in loans similar to the subject
Specially Designated Defaulted Mortgage Loan in making such determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value, incurred by the applicable Special Servicer pursuant to this Section
3.18(b) shall constitute, and be reimbursable as, Servicing Advances. The other parties to this Agreement shall cooperate with all reasonable requests for information made by the applicable Special Servicer in order to allow the applicable Special Servicer to perform its duties pursuant to this Section
3.18(b).

          Notwithstanding the foregoing, no Fair Value shall be determined under this Agreement with respect to a Non-Trust-Serviced Pooled Mortgage Loan (other than the RLJ Hotel Portfolio Pooled Mortgage Loan).

          (c) The Majority Controlling Class Certificateholder(s) or any
assignee thereof may, at its or their option, purchase from the Trust any
Specially Designated Defaulted Pooled Mortgage Loan (such option, the "Purchase
Option"), at a cash price (the "Option Price") equal to the Fair Value of such
Mortgage Loan (as most recently determined by the applicable Special Servicer and reported to the Trustee, the Certificate Administrator, the Controlling
Class Representative and the applicable Master Servicer as provided in Section
3.18(b) above) or, if no such Fair Value has yet been established as provided in
Section 3.18(b) above or if the applicable Special Servicer is in the process of redetermining such Fair Value because of a change in circumstances, equal to the
Purchase Price; provided that:

               (i) the Purchase Option with respect to any Specially Designated
     Defaulted Pooled Mortgage Loan will remain in effect only for the period
     (the "Option Period") that commences on the date that such Mortgage Loan first becomes a Specially Designated Defaulted Pooled Mortgage Loan and
     ends on the earlier of (A) the date on which such Mortgage Loan becomes a
     Corrected Mortgage Loan or otherwise ceases to be a Specially Designated
     Defaulted Pooled Mortgage Loan and (B) the date on which a Liquidation
     Event occurs with respect to such Pooled Mortgage Loan or the related
     Mortgaged Property becomes an REO Property;

               (ii) the Purchase Option with respect to any Specially Designated
     Defaulted Pooled Mortgage Loan shall be assignable by the Majority
     Controlling Class Certificateholder(s) during the Option Period to any third party (but in any event any assignment of the Purchase Option to the related Borrower under such Specially Designated Defaulted Pooled Mortgage
     Loan or any Affiliate of such Borrower shall constitute a violation of this
     Section 3.18), provided that the parties hereto are notified in writing of the assignment;

               (iii) if the Purchase Option with respect to any Specially
     Designated Defaulted Pooled Mortgage Loan is not exercised by the Majority
     Controlling Class Certificateholder(s) or any assignee thereof within 60 days after the Fair Value of such Mortgage Loan has initially been established as provided in Section 3.18(b) above, then the Majority
     Controlling Class Certificateholder(s) shall be deemed to have assigned such Purchase Option, for a 30-day period only, to the applicable Special
     Servicer;

               (iv) during the 30-day period following the assignment to it of the Purchase Option with respect to any Specially Designated Defaulted
     Pooled Mortgage Loan, the applicable Special Servicer shall be entitled to exercise such Purchase Option or to assign such Purchase Option to any third party (but in any event

                                      -168-

     any assignment of the Purchase Option to the related Borrower under such
     Specially Designated Defaulted Pooled Mortgage Loan or any Affiliate of
     such Borrower shall constitute a violation of this Section 3.18), provided that the other parties hereto are notified in writing of the assignment;

               (v) if the Purchase Option with respect to any Specially
     Designated Defaulted Pooled Mortgage Loan is not exercised by the applicable Special Servicer or its assignee within the 30-day period following the assignment of such Purchase Option to the applicable Special
     Servicer as contemplated by clause (iii) above, then such Purchase Option will automatically revert to the Majority Controlling Class
     Certificateholder(s); and

               (vi) prior to any exercise of the Purchase Option with respect to any Specially Designated Defaulted Pooled Mortgage Loan by the applicable
     Special Servicer or any Affiliate thereof, subject to the following paragraph, the Trustee shall confirm and report to the applicable Master
     Servicer, the Certificate Administrator and the applicable Special Servicer that the applicable Special Servicer's determination of the Fair Value of such Mortgage Loan is consistent with or greater than what the Trustee considers to be the Fair Value of such Mortgage Loan; provided that the applicable Special Servicer may, at its own expense, revise any such Fair
     Value determination that is rejected by the Trustee, it being understood and agreed that such revised Fair Value determination will likewise be subject to confirmation in accordance with this clause (vi).

          Notwithstanding anything contained in clause (vi) of the preceding paragraph to the contrary, if the Trustee is required to confirm or reject the applicable Special Servicer's Fair Value determination as contemplated by such clause (vi), the Trustee may (at its option and at the expense of the Trust
Fund) designate an Independent third party expert in real estate or commercial mortgage loan matters with at least 5 years' experience in valuing or investing in loans similar to the subject Specially Designated Defaulted Pooled Mortgage
Loan, that has been selected with reasonable care by the Trustee to confirm that the applicable Special Servicer's Fair Value determination as contemplated by such clause (vi) is consistent with or greater than what the Independent third party considers to be the Fair Value of such Mortgage Loan. In the event that the Trustee designates such a third party to make such determination, the
Trustee shall be entitled to rely upon such third party's determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value, incurred by the Trustee or any such third party pursuant to this paragraph or clause (vi) of the preceding paragraph shall be advanced by the applicable Master Servicer and shall constitute, and be reimbursable as,
Servicing Advances; provided that, the Trustee shall not so engage a third party expert whose fees exceed a commercially reasonable sum as determined by the
Trustee. The applicable Special Servicer shall provide the Trustee with all information that the applicable Special Servicer utilized in determining the
Fair Value that is being confirmed.

          Any party entitled to do so may exercise the Purchase Option with respect to any Specially Designated Defaulted Pooled Mortgage Loan by providing to the Certificate Administrator, the Trustee, the applicable Master Servicer and the applicable Special Servicer:

               (i) written notice of its intention to purchase such Mortgage
     Loan at the Option Price; and

               (ii) if such party is the assignee of the applicable Special
     Servicer or the Majority Controlling Class Certificateholder(s), evidence of its right to exercise such Purchase Option.

The actual purchase of such Specially Designated Defaulted Pooled Mortgage Loan shall occur (by delivery of cash in the amount of the applicable Option Price to the applicable Special Servicer for deposit in the applicable Master Servicer's
Collection Account) no later than ten days after the later of (i) such exercise of the Purchase Option with respect to such Mortgage Loan and (ii) if applicable, the confirmation of the applicable Special Servicer's Fair Value determination with respect to such Mortgage Loan in accordance with clause (vi)
of the first paragraph of this Section 3.18(c) and/or in accordance with the second paragraph of this Section 3.18(c). If any Person to which the Purchase
Option has been assigned as provided above exercises the Purchase Option but fails to consummate the actual purchase of the applicable Specially Designated
Defaulted Pooled Mortgage Loan in accordance with the preceding sentence, then the Purchase Option shall automatically thereupon be reinstated, revert to and be exercisable by the Controlling Class Representative or

                                      -169-

the applicable Special Servicer, as applicable.

          Notwithstanding the Purchase Option provided for in this Section
3.18(c), the applicable Special Servicer shall proceed in respect of any
Specially Designated Defaulted Pooled Mortgage Loan in accordance with Section
3.09 and/or Section 3.20, without regard to such Purchase Option.

          For the avoidance of doubt, the Purchase Option provided for in this
Section 3.18(c) will apply to the RLJ Hotel Portfolio Pooled Mortgage Loan. Any purchaser will not be entitled or required to purchase any of the related
Non-Pooled Pari Passu Companion Loans.

          In no event shall there be a Purchase Option hereunder with respect to a Non-Trust-Serviced Pooled Mortgage Loan other than the RLJ Hotel Portfolio
Pooled Mortgage Loan. However, in the event of the exercise of a similar option under the related Non-Trust Servicing Agreement related to a Non-Trust-Serviced
Pooled Mortgage Loan other than the RLJ Hotel Portfolio Pooled Mortgage Loan and/or pursuant to the related Mortgage Loan Group Intercreditor Agreement, the
Trustee shall sell such Non-Trust-Serviced Pooled Mortgage Loan in accordance with such agreement.

          (d) The applicable Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to solicit cash bids for each
Administered REO Property in such manner as will be reasonably likely to realize a fair price (determined pursuant to Section 3.18(e) below) for any Administered
REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period provided for by Section
3.16(a)). The applicable Special Servicer shall accept the first (and, if multiple cash bids are received by a specified bid date, the highest) cash bid received from any Person that constitutes a fair price (determined pursuant to
Section 3.18(e) below) for such Administered REO Property. If the applicable
Special Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 3.18(e) below) with respect to any
Administered REO Property within the time constraints imposed by Section
3.16(a), then the applicable Special Servicer shall, consistent with the
Servicing Standard, dispose of such REO Property upon such terms and conditions as it shall deem necessary and desirable to maximize the recovery thereon under the circumstances.

          The applicable Special Servicer shall give the Certificate
Administrator, the Trustee, the applicable Master Servicer, the Controlling
Class Representative and, if the related Administered REO Property relates to a
Serviced Mortgage Loan Group, the related Serviced Mortgage Loan Group
Controlling Party not less than five (5) Business Days' prior written notice of its intention to sell any Administered REO Property pursuant to this Section
3.18(d). No Pooled Mortgage Loan Seller, Certificateholder or any Affiliate of
any such Person shall be obligated to submit a bid to purchase any Administered
REO Property, and notwithstanding anything to the contrary herein, neither the
Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any Administered REO Property pursuant hereto.

          (e) Whether any cash bid constitutes a fair price for any Administered
REO Property for purposes of Section 3.18(d), shall be determined by the applicable Special Servicer or, if such cash bid is from the applicable Special
Servicer or any Affiliate of such Special Servicer, by the Trustee. In determining whether any bid received from a Special Servicer or an Affiliate of such Special Servicer represents a fair price for any REO Property, the Trustee shall be supplied with and shall be entitled to rely on the most recent
Appraisal in the related Servicing File conducted in accordance with this
Agreement within the preceding 12-month period (or, in the absence of any such
Appraisal or if there has been a material change at the subject property since any such Appraisal, on a new Appraisal to be obtained by the applicable Special
Servicer, the cost of which shall be covered by, and be reimbursable as, a
Servicing Advance). The appraiser conducting any such new Appraisal shall be a
Qualified Appraiser that is (i) selected by the applicable Special Servicer if neither the applicable Special Servicer nor any Affiliate thereof is bidding with respect to the subject Administered REO Property and (ii) selected by the
Trustee if either the applicable Special Servicer or any Affiliate thereof is so bidding. Where any Pooled Mortgage Loan Seller, any Certificateholder or any
Affiliate of any such Person is among those bidding with respect to any
Administered REO Property, the applicable Special Servicer shall require that all bids be submitted to it (or, if the applicable Special Servicer or an
Affiliate thereof is bidding, be submitted to the Trustee) in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. In determining

                                      -170-

whether any bid from a Person other than any Pooled Mortgage Loan Seller, any
Certificateholder or any Affiliate of any such Person constitutes a fair price for any Administered REO Property, the applicable Special Servicer shall take into account the results of any Appraisal or updated Appraisal that it or the applicable Master Servicer may have obtained in accordance with this Agreement within the prior twelve (12) months, as well as, among other factors, the occupancy level and physical condition of such REO Property, the state of the then current local economy and commercial real estate market where such REO
Property is located and the obligation to dispose of such REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period specified in Section 3.16(a)). The Purchase
Price for any Administered REO Property (which, in connection with an
Administered REO Property related to a Serviced Mortgage Loan Group, shall be construed and calculated as if all the Mortgage Loans in such Mortgage Loan
Group together constitute a single "Pooled Mortgage Loan" thereunder) shall in all cases be deemed a fair price. Notwithstanding the other provisions of this
Section 3.18, no cash bid from the applicable Special Servicer or any Affiliate thereof shall constitute a fair price for any Administered REO Property unless such bid is the highest cash bid received and at least two Independent bids (not including the bid of the applicable Special Servicer or any Affiliate) have been received. In the event the bid of the applicable Special Servicer or any
Affiliate thereof is the only bid received or is the higher of only two bids received, then additional bids shall be solicited. If an additional bid or bids, as the case may be, are received for any Administered REO Property and the original bid of the applicable Special Servicer or any Affiliate thereof is the highest of all bids received, then the bid of the applicable Special Servicer or such Affiliate shall be accepted, provided that the Trustee has otherwise determined, as provided above in this Section 3.18(e), that such bid constitutes a fair price for the subject Administered REO Property. Any bid by the applicable Special Servicer for any Administered REO Property shall be unconditional; and, if accepted, the subject Administered REO Property shall be transferred to the applicable Special Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of a real property.

          (f) Subject to Sections 3.18(a) through 3.18(e) above, the applicable
Special Servicer shall act on behalf of the Trustee in negotiating with
Independent third parties in connection with the sale of any Administered REO
Property and taking any other action necessary or appropriate in connection with the sale of any Specially Designated Defaulted Pooled Mortgage Loan or
Administered REO Property, and the collection of all amounts payable in connection therewith. In connection with the sale of any Administered REO
Property, the applicable Special Servicer may charge prospective bidders, and may retain, fees that approximate the applicable Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into a Collection
Account; provided, that if the applicable Special Servicer was previously reimbursed for such costs from the Collection Account, then the applicable
Special Servicer must deposit such amounts into a Collection Account. Any sale of a Specially Designated Defaulted Pooled Mortgage Loan or any Administered REO
Property shall be final and without recourse to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of this Agreement, neither the applicable Special Servicer nor the Trustee shall have any liability to any
Certificateholder with respect to the purchase price therefor accepted by the applicable Special Servicer or the Trustee.

          (g) Any sale of any Specially Designated Defaulted Pooled Mortgage
Loan or Administered REO Property shall be for cash only.

          (h) The applicable Master Servicer shall act on behalf of the Trustee in coordinating with independent third parties seeking to purchase a
Non-Trust-Serviced Pooled Mortgage Loan by, and taking any other action necessary or appropriate in connection with the sale of a Non-Trust-Serviced
Pooled Mortgage Loan to, any purchase option holder with respect thereto pursuant to the related Non-Trust Servicing Agreement and/or the related
Mortgage Loan Group Intercreditor Agreement, and the collection of all amounts payable in connection therewith. Any such sale of a Non-Trust-Serviced Pooled
Mortgage Loan pursuant to the related Non-Trust Servicing Agreement and/or the related Mortgage Loan Group Intercreditor Agreement shall be final and without recourse to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of the related Non-Trust Servicing Agreement and/or the related Mortgage Loan Group Intercreditor Agreement, none of the applicable
Master Servicer, the applicable Special Servicer or the Trustee shall have any liability to any Certificateholder with respect to the purchase price for such
Non-

                                      -171-

Trust-Serviced Pooled Mortgage Loan accepted on behalf of the Trust. For the avoidance of doubt, this subsection (h) shall not apply to the RLJ Hotel
Portfolio Pooled Mortgage Loan.

          (i) If any Specially Designated Defaulted Pooled Mortgage Loan or
Administered REO Property is sold under this Section 3.18, or a
Non-Trust-Serviced Pooled Mortgage Loan is sold in accordance with this
Agreement and (if applicable) pursuant to the related Mortgage Loan Group
Intercreditor Agreement or the related Non-Trust Servicing Agreement, then the purchase price shall be deposited into the applicable Master Servicer's
Collection Account, and the Trustee, upon receipt of written notice from the applicable Master Servicer to the effect that such deposit has been made (based upon, in the case of a Specially Designated Defaulted Pooled Mortgage Loan or
Administered REO Property, notification by the applicable Special Servicer to such Master Servicer of the amount of the purchase price), shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest ownership of such Mortgage Loan or REO Property in the Person who purchased such
Mortgage Loan or REO Property.

          (j) If the applicable Pooled Mortgage Loan is part of a Serviced
Mortgage Loan Group that includes one or more Non-Pooled Pari Passu Companion
Loans, then the applicable Purchase Option Holder that exercises the Purchase
Option must also purchase each and every related Non-Pooled Pari Passu Companion
Loan for a cash price equal to an amount that bears the same proportion to the outstanding principal balance of such Non-Pooled Mortgage Loan as the Fair Value of the applicable Pooled Mortgage Loan bears to the outstanding principal balance of such Pooled Mortgage Loan.

          (k) Any purchaser of a Pooled Mortgage Loan that is included in a
Serviced Mortgage Loan Group, whether pursuant to this Section 3.18 or pursuant to Section 2.03 or 9.01, will be subject to the related Mortgage Loan Group
Intercreditor Agreement, including any requirements thereof governing who may be a holder of such Pooled Mortgage Loan. The applicable Special Servicer will require, in connection with such a sale of the related Pooled Mortgage Loan, that the purchaser assume in writing all of the rights and obligations of the holder of such Pooled Mortgage Loan under the related Mortgage Loan Group
Intercreditor Agreement.

          (l) The Purchase Option for any Specially Designated Defaulted Pooled
Mortgage Loan pursuant to this Section 3.18 shall terminate, and shall not be exercisable as set forth in subsections (b) and (c) above (or if exercised, but the purchase of the subject Pooled Mortgage Loan has not yet occurred, shall terminate and be of no further force or effect) if and when any one or more of the following events has occurred: (i) the applicable Special Servicer has accepted a Fair Value bid, (ii) such Specially Designated Defaulted Pooled
Mortgage Loan has become a Corrected Mortgage Loan or has otherwise ceased to be a Specially Designated Defaulted Pooled Mortgage Loan, (iii) the related
Mortgaged Property has become an REO Property, (iv) a Final Recovery
Determination has been made with respect to such Specially Designated Defaulted
Pooled Mortgage Loan, (v) solely in the case of a Specially Designated Defaulted
Pooled Mortgage Loan that is part of any Serviced Mortgage Loan Group, the purchase option, if any, granted to the related Non-Pooled Subordinate
Noteholder under the related Mortgage Loan Group Intercreditor Agreement is exercised or (vi) such Specially Designated Defaulted Pooled Mortgage Loan has otherwise been removed from the Trust.

          SECTION 3.19. Additional Obligations of Master Servicers and Special
                        Servicer.

          (a) Within sixty (60) days (or within such longer period as the applicable Special Servicer is (as certified thereby to the Trustee in writing)
diligently using reasonable efforts to obtain the Appraisal referred to below)
after the earliest of the date on which any Serviced Pooled Mortgage Loan (i)
becomes a Modified Mortgage Loan following the occurrence of a Servicing
Transfer Event, (ii) becomes an REO Pooled Mortgage Loan, (iii) with respect to which a receiver or similar official is appointed and continues for 60 days in such capacity in respect of the related Mortgaged Property, (iv) the related
Borrower becomes the subject of bankruptcy, insolvency or similar proceedings or, if such proceedings are involuntary, such proceedings remain undismissed for sixty (60) days, or (v) any Monthly Payment becomes 60 days or more delinquent and such event constitutes a Servicing Transfer Event (each such event, an
"Appraisal Trigger Event" and each such Serviced Pooled Mortgage Loan and any related REO Pooled Mortgage Loan that is the subject of an Appraisal Trigger
Event, until it ceases to be such in accordance with the following paragraph, a

                                      -172-

"Required Appraisal Loan"), the applicable Special Servicer shall obtain an
Appraisal of the related Mortgaged Property, unless an Appraisal thereof had previously been received (or, if applicable, conducted) within the prior twelve
(12) months and the applicable Special Servicer has no knowledge of changed circumstances that in the applicable Special Servicer's reasonable judgment would materially affect the value of the Mortgaged Property. If such Appraisal is obtained from a Qualified Appraiser, the cost thereof shall be covered by, and be reimbursable as, a Servicing Advance, such Advance to be made at the direction of the applicable Special Servicer when the Appraisal is received by the applicable Special Servicer. Promptly following the receipt of, and based upon, such Appraisal, the applicable Special Servicer, in consultation with the
Controlling Class Representative (other than in connection with a Serviced
Mortgage Loan Group that includes one or more Non-Pooled Subordinate Loans) or the related Serviced Loan Group Controlling Party (in connection with a Serviced
Mortgage Loan Group that includes one or more Non-Pooled Subordinate Loans), shall determine and report to the Certificate Administrator, the Trustee and the applicable Master Servicer the then applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan. For purposes of this
Section 3.19(a), an Appraisal may, in the case of any Serviced Pooled Mortgage
Loan with an outstanding principal balance of less than $2,000,000 only, consist solely of an internal valuation performed by the applicable Special Servicer. In connection with a Mortgaged Property related to any Serviced Mortgage Loan
Group, the applicable Special Servicer shall also determine and report to the
Trustee, the applicable Master Servicer, the Controlling Class Representative
and the applicable Serviced Non-Pooled Mortgage Loan Noteholder(s) the Appraisal
Reduction Amount, if any, with respect to the entire such Serviced Mortgage Loan
Group (calculated, for purposes of this sentence, as if it were a single
Serviced Pooled Mortgage Loan).

          A Serviced Pooled Mortgage Loan shall cease to be a Required Appraisal
Loan if and when, following the occurrence of the most recent Appraisal Trigger
Event, any and all Servicing Transfer Events with respect to such Mortgage Loan have ceased to exist and no other Appraisal Trigger Event has occurred with respect thereto during the preceding ninety (90) days.

          For so long as any Serviced Pooled Mortgage Loan or related REO Pooled
Mortgage Loan remains a Required Appraisal Loan, the applicable Special Servicer shall, within 30 days of each anniversary of such Mortgage Loan's having become a Required Appraisal Loan, obtain (or, if such Required Appraisal Loan has a
Stated Principal Balance of $2,000,000 or less, at the applicable Special
Servicer's option, conduct) an update of the prior Appraisal. If such update is obtained from a Qualified Appraiser, the cost thereof shall be covered by, and be reimbursable as, a Servicing Advance, such Advance to be made at the direction of the applicable Special Servicer when the Appraisal is received by the applicable Special Servicer. Promptly following the receipt of, and based upon, such update, the applicable Special Servicer shall redetermine, in consultation with the Controlling Class Representative, and report to the
Certificate Administrator, the Trustee and the applicable Master Servicer the then applicable Appraisal Reduction Amount, if any, with respect to the subject
Required Appraisal Loan. In connection with a Mortgaged Property related to any
Serviced Mortgage Loan Group, promptly following the receipt of, and based upon, such update, the applicable Special Servicer shall also redetermine, and report to the Trustee, the applicable Master Servicer, the Controlling Class
Representative and related Serviced Non-Pooled Mortgage Loan Noteholder(s) the
Appraisal Reduction Amount, if any, with respect to the entire such Serviced
Mortgage Loan Group (calculated, for purposes of this sentence, as if it were a single Serviced Pooled Mortgage Loan).

          The Controlling Class Representative shall have the right at any time, but not more frequently that once in any six month period, to require that the applicable Special Servicer obtain a new Appraisal of the subject Mortgaged
Property in accordance with MAI standards, at the expense of the Controlling
Class Certificateholders. Upon receipt of any such Appraisal, the applicable
Special Servicer shall deliver a copy thereof to the Trustee, the applicable
Master Servicer, the Controlling Class Representative and, in the case of a
Mortgaged Property securing a Serviced Mortgage Loan Group that includes one or more Non-Pooled Subordinate Loans, the related Non-Pooled Subordinate
Noteholder(s). Promptly following the receipt of, and based upon, such
Appraisal, the applicable Special Servicer shall redetermine and report to the
Trustee, the Master Servicer and the Controlling Class Representative the then applicable Appraisal Reduction Amount, if any, with respect to the subject
Required Appraisal Mortgage Loan.

                                      -173-

          In the case of a Mortgaged Property related to any Serviced Mortgage
Loan Group that includes one or more Non-Pooled Subordinate Loans, if the applicable Special Servicer redetermines the related Appraisal Reduction Amount with respect to a Required Appraisal Mortgage Loan pursuant to the provisions set forth above, the applicable Special Servicer shall also redetermine and report to the Trustee, the applicable Master Servicer, the Controlling Class
Representative and the applicable Non-Pooled Subordinate Noteholder(s) the
Appraisal Reduction Amount, if any, with respect to the entire such Serviced
Mortgage Loan Group (calculated, for purposes of this sentence, as if it were a single Serviced Pooled Mortgage Loan).

          (b) Notwithstanding anything to the contrary contained in any other
Section of this Agreement, the applicable Special Servicer shall notify the applicable Master Servicer whenever a Servicing Advance is required to be made with respect to any Specially Serviced Mortgage Loan or Administered REO
Property, and, such Master Servicer shall (subject to Section 3.11(h)) make such
Servicing Advance; provided that the applicable Special Servicer shall make any
Servicing Advance on a Specially Serviced Mortgage Loan or Administered REO
Property that constitutes an Emergency Advance. Each such notice and request shall be made, in writing, not less than five (5) Business Days (and, to the extent reasonably practicable, at least ten (10) Business Days) in advance of the date on which the subject Servicing Advance is to be made and shall be accompanied by such information and documentation regarding the subject
Servicing Advance as the applicable Master Servicer may reasonably request;
provided, however, that the applicable Special Servicer shall not be entitled to make such a request more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). Each Master Servicer shall have the obligation to make any such Servicing Advance (other than a
Nonrecoverable Servicing Advance) that it is so requested by the applicable
Special Servicer to make (as described above) not later than the date on which the subject Servicing Advance is to be made, but in no event shall it be required to make any Servicing Advance on a date that is earlier than five
Business Days following such Master Servicer's receipt of such request. If the request is timely and properly made, the requesting Special Servicer shall be relieved of any obligations with respect to a Servicing Advance that it so requests the applicable Master Servicer to make with respect to any Specially
Serviced Mortgage Loan or Administered REO Property (regardless of whether or not such Master Servicer shall make such Servicing Advance). Each Master
Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the applicable Special Servicer, together with Advance
Interest in accordance with Sections 3.05(a) and 3.11(g), at the same time, in the same manner and to the same extent as such Master Servicer is entitled with respect to any other Servicing Advances made thereby.

          Notwithstanding the foregoing provisions of this Section 3.19(b), a
Master Servicer shall not be required to reimburse the applicable Special
Servicer for, or to make at the direction of the applicable Special Servicer, any Servicing Advance if such Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by the requesting Special Servicer as a Nonrecoverable Servicing Advance, is in fact a
Nonrecoverable Servicing Advance. Such Master Servicer shall notify the applicable Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the applicable
Special Servicer pursuant to Section 3.05(a).

          (c) Each Master Servicer shall deliver to the Certificate
Administrator for deposit in the Distribution Account by 1:00 p.m. (New York
City time) on each Master Servicer Remittance Date, without any right of reimbursement therefor, a cash payment (a "Compensating Interest Payment") in an amount equal to the aggregate amount of Prepayment Interest Shortfalls incurred in connection with Principal Prepayments received during the most recently ended
Collection Period with respect to Serviced Pooled Mortgage Loans as to which such Master Servicer is the applicable Master Servicer, to the extent such
Prepayment Interest Shortfalls arose from (A) voluntary Principal Prepayments made by a Borrower on such Serviced Pooled Mortgage Loans that are not Specially
Serviced Mortgage Loans or defaulted Mortgage Loans or (B) to the extent that such Master Servicer did not apply the proceeds thereof in accordance with the terms of the related Mortgage Loan Documents, involuntary principal prepayments made on such Serviced Pooled Mortgage Loans that are not Specially Serviced
Mortgage Loans or defaulted Mortgage Loans.

          The rights of the Certificateholders to offsets of any Prepayment
Interest Shortfalls shall not be cumulative from Collection Period to Collection
Period.

                                      -174-

          (d) With respect to each Serviced Pooled Mortgage Loan that is to be defeased in accordance with its terms, the applicable Master Servicer shall execute and deliver to each Rating Agency a certification substantially in the form attached hereto as Exhibit O and, further, shall, to the extent permitted by the terms of such Mortgage Loan, require the related Borrower (i) to provide replacement collateral consisting of U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act in an amount sufficient to make all scheduled payments under the subject Serviced Pooled
Mortgage Loan (or defeased portion thereof) when due (and assuming, in the case of an ARD Mortgage Loan, to the extent consistent with the related Mortgage Loan
Documents, that the subject Serviced Pooled Mortgage Loan matures on its
Anticipated Repayment Date), (ii) to deliver a certificate from an independent certified public accounting firm certifying that the replacement collateral is sufficient to make such payments, (iii) at the option of the applicable Master
Servicer, to designate a single purpose entity (which may be (but is not required to be) a subsidiary of the applicable Master Servicer established for the purpose of assuming all defeased Serviced Mortgage Loans) to assume the subject Serviced Pooled Mortgage Loan (or defeased portion thereof) and own the defeasance collateral, (iv) to implement such defeasance only after the second anniversary of the Closing Date, (v) to provide an Opinion of Counsel that the
Trustee has a perfected, first priority security interest in the new collateral, and (vi) in the case of a partial defeasance of the subject Serviced Pooled
Mortgage Loan, to defease a principal amount equal to at least 125% of the allocated loan amount for the Mortgaged Property or Properties to be released;
provided that, if (A) the subject Serviced Pooled Mortgage Loan has a Cut-off
Date Principal Balance greater than or equal to $20,000,000 or an outstanding principal balance greater than or equal to 2% of the aggregate Stated Principal
Balance of the Mortgage Pool or is one of the ten largest Pooled Mortgage Loans then in the Trust Fund, (B) the terms of the subject Serviced Pooled Mortgage
Loan do not permit the applicable Master Servicer to impose the foregoing requirements and the applicable Master Servicer does not satisfy such requirements on its own or (C) the applicable Master Servicer is unable to execute and deliver the certification attached hereto as Exhibit O in connection with the subject defeasance, then the applicable Master Servicer shall so notify the Rating Agencies, the Controlling Class Representative and, if any Mortgage
Loan in a Serviced Mortgage Loan Group is involved, the related Non-Pooled
Mortgage Loan Noteholder(s) and, so long as such a requirement would not violate applicable law or the Servicing Standard, obtain a written confirmation from each Rating Agency for the Rated Certificates that such defeasance will not result in an Adverse Rating Event with respect to any Class of Rated
Certificates rated by such Rating Agency and, in the case of a defeasance with respect to any Serviced Mortgage Loan Group that includes one or more Serviced
Non-Pooled Pari Passu Companion Loans, also a written confirmation from each applicable Rating Agency for the related Non-Pooled Pari Passu Companion Loan
Securities that such defeasance will not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan Securities rated by such Rating Agency. Subject to the related Mortgage Loan Documents and applicable law, the applicable Master Servicer shall not permit a defeasance unless (i) the subject Serviced Mortgage Loan requires the Borrower to pay (or the Borrower in fact pays) all Rating Agency fees associated with defeasance (if confirmation of the absence of an Adverse Rating Event is a specific condition precedent thereto) and all expenses associated with defeasance or other arrangements for payment of such costs are made at no expense to the Trust Fund or the applicable Master Servicer (provided, however, that in no event shall such proposed other arrangements result in any liability to the Trust Fund including any indemnification of the applicable Master Servicer or the applicable Special Servicer which may result in legal expenses to the Trust
Fund), and (ii) the Borrower is required to provide all Opinions of Counsel, including Opinions of Counsel that the defeasance will not cause an Adverse
REMIC Event or an Adverse Grantor Trust Event and that the related Mortgage Loan
Documents are fully enforceable in accordance with their terms (subject to bankruptcy, insolvency and similar standard exceptions), and any applicable rating confirmations with respect to the absence of an Adverse Rating Event.

          (e) In connection with the Serviced Mortgage Loans for which the related Borrower was required to escrow funds or post a letter of credit related to obtaining performance objectives, such as targeted debt service coverage levels or leasing criteria with respect to the Mortgaged Property as a whole or particular portions thereof, if the mortgagee has the discretion to retain the cash or letter of credit (or the proceeds of such letters of credit) as additional collateral if the relevant conditions to release are not satisfied, then the applicable Master Servicer shall hold such escrows or letters of credit
(or the proceeds of such letters of credit) as additional collateral and not use such funds to reduce the principal balance of the related Mortgage Loan, unless holding such funds would otherwise be inconsistent with the Servicing Standard.

                                      -175-

          SECTION 3.20. Modifications, Waivers, Amendments and Consents.

          (a) The applicable Special Servicer (in the case of a Serviced
Mortgage Loan that is a Specially Serviced Mortgage Loan) or the applicable
Master Servicer (in the case of a Performing Serviced Mortgage Loan) may
(consistent with the Servicing Standard) agree to any modification, waiver or amendment of any term of, extend the maturity of, defer or forgive interest
(including Default Interest and Post-ARD Additional Interest) on and principal of, defer or forgive late payment charges, Prepayment Premiums and Yield
Maintenance Charges on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the
Borrower on or any guarantor of, any Serviced Mortgage Loan for which it is responsible, subject, however, to Sections 3.08, 3.24, 3.27 and/or 3.28, as applicable, and, in the case of each Serviced Mortgage Loan in a Serviced
Mortgage Loan Group, to the rights of third parties set forth in the related
Mortgage Loan Group Intercreditor Agreement, and, further to each of the following limitations, conditions and restrictions:

               (i) other than as expressly set forth in Section 3.02 (with respect to Post-ARD Additional Interest and Default Charges), Section 3.08
     (with respect to due-on-sale and due-on-encumbrance clauses and transfers of interests in Borrowers), Section 3.19(e) (with respect to defeasances),
     Section 3.20(e) (with respect to Post-ARD Additional Interest) and Section
     3.20(f) (with respect to various routine matters), the applicable Master
     Servicer shall not agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a)
     with respect to, any Serviced Mortgage Loan, that would affect the amount or timing of any related payment of principal, interest or other amount payable under such Mortgage Loan or materially and adversely affect the security for such Mortgage Loan, unless (solely in the case of a Performing
     Serviced Mortgage Loan) such Master Servicer has obtained the consent of the applicable Special Servicer (it being understood and agreed that (A)
     the applicable Master Servicer shall promptly provide the applicable
     Special Servicer with notice of any Borrower request for such modification, waiver or amendment, the applicable Master Servicer's recommendations and analysis, and with all information reasonably available to the applicable
     Master Servicer that the applicable Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the applicable Special
     Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to Sections 3.24, 3.27 and/or 3.28, as applicable), (C) except with respect to any Nationwide
     Pooled Mortgage Loan, any PCF Pooled Mortgage Loan or any PCFII Pooled
     Mortgage Loan, if any such consent has not been expressly denied within ten
     Business Days of the Special Servicer's receipt from the applicable Master
     Servicer of such Master Servicer's recommendations and analysis and all information reasonably requested thereby and reasonably available to the applicable Master Servicer in order to make an informed decision, such consent shall be deemed to have been granted and (D) solely with respect to any Nationwide Pooled Mortgage Loan, any PCF Pooled Mortgage Loan or any
     PCFII Pooled Mortgage Loan, any such consent shall be deemed to have been granted if such consent has not been expressly denied either (x) within ten
     Business Days of the applicable Special Servicer's initial receipt of the applicable Master Servicer's recommendations and analysis, if such Special
     Servicer has not requested additional information as described above on or before the date that is four Business Days following such Special
     Servicer's receipt of the applicable Master Servicer's recommendations and analysis, or (y) within six Business Days following such Special Servicer's receipt of the additional information requested by such Special Servicer as described above, if such Special Servicer has requested such additional information on or before the date that is four Business Days following such
     Special Servicer's initial receipt of the applicable Master Servicer's recommendations and analysis);

               (ii) other than as provided in Sections 3.02, 3.08, 3.20(e) and
     3.20(f), the applicable Special Servicer shall not agree to (or, in the case of a Performing Serviced Mortgage Loan, consent to the applicable
     Master Servicer's agreeing to) any modification, waiver or amendment of any term of, or take (or, in the case of a Performing Serviced Mortgage Loan, consent to the applicable Master Servicer's taking) any of the other acts referenced in this Section 3.20(a) with respect to, any Serviced Mortgage
     Loan that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the reasonable judgment of the applicable Special Servicer, would materially impair the security for such Mortgage Loan, unless

                                      -176-

     a material default on such Mortgage Loan has occurred or, in the reasonable judgment of the applicable Special Servicer, a default in respect of payment on such Mortgage Loan is reasonably foreseeable, and such modification, waiver, amendment or other action is reasonably likely to produce an equal or a greater recovery to Certificateholders (and, in the case of a Serviced Mortgage Loan Group, the related Serviced Non-Pooled
     Mortgage Loan Noteholder(s)), as a collective whole, on a net present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders and, in the case of a Serviced Mortgage
     Loan Group, the relevant Serviced Non-Pooled Mortgage Loan Noteholder(s) to be done at a rate determined by the Special Servicer but in no event less than the related Net Mortgage Rate (or, in the case of a Serviced Mortgage
     Loan Group, in no event less than the weighted average of the Net Mortgage
     Rates for the Mortgage Loans in such Mortgage Loan Group)), than would liquidation; provided that (A) any modification, extension, waiver or amendment of the payment terms of the related Serviced Mortgage Loan Group shall be structured in a manner so as to be consistent with the allocation and payment priorities set forth in the related Mortgage Loan Documents, including the related Mortgage Loan Group Intercreditor Agreement, it being the intention that neither the Trust as holder of the related Pooled
     Mortgage Loan nor any Serviced Non-Pooled Mortgage Loan Noteholder shall gain a priority over any other with respect to any payment, which priority is not, as of the date of the related Mortgage Loan Intercreditor
     Agreement, reflected in the related Mortgage Loan Documents, including the related Mortgage Loan Group Intercreditor Agreement; and (B) to the extent consistent with the Servicing Standard (taking into account the extent to which the related Serviced Non-Pooled Subordinate Loan, if any, is junior to a Serviced Pooled Mortgage Loan), (I) no waiver, reduction or deferral of any particular amounts due on the related Serviced Pooled Mortgage Loan shall be effected prior to the waiver, reduction or deferral of the entire corresponding item in respect of the related Serviced Non-Pooled
     Subordinate Loan, (II) no reduction of the Mortgage Rate (exclusive, if applicable, of any portion thereof that represents a Post-ARD Additional
     Interest Rate) of any such Serviced Pooled Mortgage Loan shall be effected prior to the reduction of the Mortgage Rate (exclusive, if applicable, of any portion thereof that represents a Post-ARD Additional Interest Rate) of the related Serviced Non-Pooled Subordinate Loans, and (III) no reduction of any Post-ARD Additional Interest Rate applicable to any such Serviced
     Pooled Mortgage Loan shall be effected prior to the reduction of any
     Post-ARD Additional Interest Rate applicable to the related Serviced
     Non-Pooled Subordinate Loan;

               (iii) the applicable Special Servicer shall not extend (or, in the case of a Performing Serviced Mortgage Loan, consent to the applicable
     Master Servicer's extending) the date on which any Balloon Payment is scheduled to be due on any Serviced Mortgage Loan to a date beyond the earliest of (A) five years prior to the Rated Final Distribution Date, (B)
     if such Serviced Mortgage Loan is secured by a Mortgage solely or primarily on the related Borrower's leasehold interest in the related Mortgaged
     Property, 20 years (or, to the extent consistent with the Servicing
     Standard, giving due consideration to the remaining term of the Ground
     Lease, ten years) prior to the end of the then current term of the related
     Ground Lease (plus any unilateral options to extend), and (C) if such
     Serviced Mortgage Loan is covered by an Environmental Insurance Policy, for more than five years later than such Serviced Mortgage Loan's Stated
     Maturity Date, unless either (I) the applicable Special Servicer shall have first determined in its reasonable judgment, based upon a Phase I
     Environmental Assessment (and any additional environmental testing that the applicable Special Servicer deems necessary and prudent) conducted by an
     Independent Person who regularly conducts Phase I Environmental
     Assessments, and at the expense of the Borrower, that there are no circumstances or conditions present at the related Mortgaged Property for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws or regulations or (II) the Borrower obtains (at its expense) an extension of such policy on the same terms and conditions for a period ending not earlier than five years following the extended maturity date of such
     Serviced Mortgage Loan;

               (iv) neither the applicable Master Servicer nor the applicable
     Special Servicer shall make or permit any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section
     3.20(a) with respect to, any Serviced Mortgage Loan that would result in an
     Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor
     Trust Event with respect to any Grantor Trust Pool (the Master

                                      -177-

     Servicers and the applicable Special Servicer shall not be liable for decisions made under this subsection which were made in good faith and each of them may rely on Opinions of Counsel in making such decisions);

               (v) subject to applicable law, the related Mortgage Loan
     Documents and the Servicing Standard, neither the applicable Master
     Servicer nor the applicable Special Servicer shall permit any modification, waiver or amendment of any term of any Performing Serviced Mortgage Loan unless all related fees and expenses are paid by the Borrower;

               (vi) the applicable Special Servicer shall not permit (or, in the case of a Performing Serviced Mortgage Loan, consent to the applicable
     Master Servicer's permitting) any Borrower to add or substitute any real estate collateral for its Serviced Mortgage Loan unless the applicable
     Special Servicer shall have first (A) determined in its reasonable judgment, based upon a Phase I Environmental Assessment (and any additional environmental testing that the applicable Special Servicer deems necessary and prudent) conducted by an Independent Person who regularly conducts
     Phase I Environmental Assessments, at the expense of the related Borrower, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws or regulations and (B) received, at the expense of the related Borrower, written confirmation from each Rating Agency for the Rated Certificates that such addition or substitution of collateral will not result in an
     Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and, in the case of an addition or substitution of collateral with respect to any Serviced Mortgage Loan Group that includes one or more Serviced Non-Pooled Pari Passu Companion Loans, also a written confirmation from each applicable Rating Agency for the related Non-Pooled
     Pari Passu Companion Loan Securities that such addition or substitution of collateral will not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan Securities rated by such
     Rating Agency; and

               (vii) the applicable Special Servicer shall not release (or, in the case of a Performing Serviced Mortgage Loan, consent to the applicable
     Master Servicer's releasing), including in connection with a substitution contemplated by clause (vi) above, any real property collateral securing an outstanding Serviced Mortgage Loan, except as provided in Section 3.09(d), except as specifically required under the related Mortgage Loan Documents or except where a Mortgage Loan (or, in the case of a Cross-Collateralized
     Group, where such entire Cross-Collateralized Group) is satisfied, or except in the case of a release where (A) the Rating Agencies have been notified in writing, (B) either (1) the use of the collateral to be released will not, in the reasonable judgment of the applicable Special
     Servicer, materially and adversely affect the net operating income being generated by or the use of the related Mortgaged Property, or (2) there is a corresponding principal pay down of such Mortgage Loan in an amount at least equal to the appraised value of the collateral to be released (or substitute real estate collateral with an appraised value at least equal to that of the collateral to be released, is delivered), (C) the loan-to-value ratio of such Mortgage Loan after such release will be, in the reasonable judgment of the applicable Special Servicer, no greater than that existing prior to such release and (D) if the collateral to be released has an appraised value in excess of $3,000,000, either (i) other than in the case of a release of collateral with respect to a Serviced Mortgage Loan Group that includes one or more Serviced Non-Pooled Pari Passu Companion Loans, such release would not, in and of itself, result in an Adverse Rating Event with respect to any Class of Rated Certificates, as confirmed in writing to the Trustee by each Rating Agency, or (ii) in the case of a release of collateral with respect to a Serviced Mortgage Loan Group that includes one or more Serviced Non-Pooled Pari Passu Companion Loans, such release would not, in and of itself, result in an Adverse Rating Event with respect to any Class of Rated Certificates and also would not, in and of itself, result in an Adverse Rating Event with respect to any class of related
     Non-Pooled Pari Passu Companion Loan Securities, in each case as confirmed in writing to the Trustee by each applicable Rating Agency;

provided that the limitations, conditions and restrictions set forth in clauses
(i) through (vii) above shall not apply to any act or event (including, without limitation, a release, substitution or addition of collateral) in respect of any
Serviced

                                      -178-

Mortgage Loan that either occurs automatically, or results from the exercise of a unilateral option within the meaning of Treasury Regulations Section
1.1001-3(c)(2)(iii) by the related Borrower, in any event under the terms of such Mortgage Loan in effect on the Closing Date (or, in the case of a
Replacement Pooled Mortgage Loan, on the related date of substitution); and
provided, further, that, notwithstanding clauses (i) through (vii) above, neither the applicable Master Servicer nor the applicable Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower under a Serviced Mortgage Loan if, in its reasonable judgment, such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

          (b) If any payment of interest on a Serviced Pooled Mortgage Loan is deferred pursuant to Section 3.20(a), then such payment of interest shall not, for purposes of calculating monthly distributions and reporting information to
Certificateholders, be added to the unpaid principal balance or Stated Principal
Balance of the related Pooled Mortgage Loan, notwithstanding that the terms of such Pooled Mortgage Loan so permit or that such interest may actually be capitalized; provided, however, that this sentence shall not limit the rights of the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust to enforce any obligations of the related Borrower under such Pooled
Mortgage Loan.

          (c) Each of the applicable Master Servicer and the applicable Special
Servicer may, as a condition to its granting any request by a Borrower under a
Serviced Mortgage Loan for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within such Master Servicer's or such Special Servicer's, as the case may be, discretion pursuant to the terms of the related Mortgage Loan Documents and is permitted by the terms of this
Agreement, require that such Borrower pay to it a reasonable or customary fee for the additional services performed in connection with such request, together with any related costs and expenses incurred by it; provided that the charging of such fees would not otherwise constitute a "significant modification" of the subject Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b). All such fees collected by the applicable Master Servicer and/or the applicable
Special Servicer with respect to any Serviced Mortgage Loan shall be allocable between such parties, as Additional Master Servicing Compensation and Additional
Special Servicing Compensation, respectively, as provided in Section 3.11.

          (d) All modifications, amendments, material waivers and other material actions entered into or taken in respect of the Serviced Mortgage Loans pursuant to this Section 3.20 (other than waivers of Default Charges for which the consent of the applicable Special Servicer is required under Section 3.02), and all material consents, shall be in writing. Each of the applicable Special
Servicer and the applicable Master Servicer shall notify the other such party, each Rating Agency, the Certificate Administrator, the Trustee, the Controlling
Class Representative and, if the Serviced Mortgage Loan is included in a
Serviced Mortgage Loan Group, the related Serviced Non-Pooled Mortgage Loan
Noteholder(s), in writing, of any material modification, waiver, amendment or other action entered into or taken thereby in respect of any Serviced Mortgage
Loan pursuant to this Section 3.20 (other than waivers of Default Charges for which the consent of the applicable Special Servicer is required under Section
3.02) and the date thereof, and shall deliver to the Trustee or the related
Custodian for deposit in the related Mortgage File (with a copy to the other such party and, if the Serviced Mortgage Loan is included in a Serviced Mortgage
Loan Group, the applicable Serviced Non-Pooled Mortgage Loan Noteholders), an
original counterpart of the agreement relating to such modification, waiver, amendment or other action agreed to or taken by it, promptly (and in any event within ten Business Days) following the execution thereof. In addition, following the execution of any modification, waiver or amendment agreed to by the applicable Special Servicer or the applicable Master Servicer, as appropriate, pursuant to Section 3.20(a) above, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall deliver to the other such party, the Certificate Administrator, the Trustee, the Rating Agencies and,
if affected, each applicable Serviced Non-Pooled Mortgage Loan Noteholder an
Officer's Certificate certifying that all of the requirements of Section 3.20(a)
have been met and, in the case of the applicable Special Servicer, setting forth in reasonable detail the basis of the determination made by it pursuant to
Section 3.20(a)(ii); provided that, if such modification, waiver or amendment involves an extension of the maturity of any Serviced Mortgage Loan, such
Officer's Certificate shall be so delivered before the modification, waiver or amendment is agreed to.

          (e) With respect to any Performing Serviced Mortgage Loan that is an
ARD Mortgage Loan after its Anticipated Repayment Date, the applicable Master
Servicer shall be permitted, with the consent of the applicable Special Servicer
(which consent shall be deemed granted if not denied in writing within ten
Business Days after receipt of the

                                      -179-

applicable Master Servicer's request therefor), to waive (such waiver to be in writing addressed to the related Borrower, with a copy to the Trustee) all or any portion of the accrued Post-ARD Additional Interest in respect of such ARD
Mortgage Loan if (i) the related Borrower has requested the right to prepay such
ARD Mortgage Loan in full together with all payments required by the related
Mortgage Loan Documents in connection with such prepayment except for such accrued Post-ARD Additional Interest, and (ii) the applicable Master Servicer has determined, in its reasonable judgment, that waiving such Post-ARD
Additional Interest is in accordance with the Servicing Standard. The applicable
Master Servicer shall prepare all documents necessary and appropriate to effect any such waiver and shall coordinate with the related Borrower for the execution and delivery of such documents.

          (f) Notwithstanding anything in this Section 3.20 or in Section 3.08,
Section 3.24, Section 3.27 and/or Section 3.28 to the contrary, the applicable
Master Servicer shall not be required to seek the consent of, or provide prior notice to, the applicable Special Servicer, any Certificateholder, the applicable Serviced Loan Group Controlling Party or any Serviced Non-Pooled Pari
Passu Companion Noteholder or obtain any confirmation from the Rating Agencies with respect to the absence of an Adverse Rating Event (unless required by the
Mortgage Loan Documents) in order to approve the following modifications, waivers or amendments of the Performing Serviced Mortgage Loans: (i) waivers of minor covenant defaults (other than financial covenants), including late financial statements; (ii) releases of non-material parcels of a Mortgaged
Property (including, without limitation, any such releases (A) to which the related Mortgage Loan Documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan
Documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan Documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan Documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property); (iii) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged
Property or the Borrower's ability to make any payments with respect to the related Serviced Mortgage Loan; (iv) granting other routine approvals, including the granting of subordination and nondisturbance and attornment agreements and consents involving routine leasing activities that affect less than the greater of (a) 30% of the net rentable area of the Mortgaged Property or (b) 30,000 square feet of the Mortgaged Property (but the applicable Master Servicer shall deliver to the Controlling Class Representative copies of any such approvals granted by such Master Servicer); (v) approval of annual budgets to operate the
Mortgaged Property; (vi) grants of any waiver or consent that the applicable
Master Servicer determines (in accordance with the Servicing Standard) to be immaterial; (vii) approving a change of the property manager at the request of the related Borrower (provided that the related Mortgaged Property is not a hospitality property and either (A) the change occurs in connection with an assignment and assumption approved in accordance with Section 3.08 or (B) the successor property manager is not affiliated with the Borrower and is a nationally or regionally recognized manager of similar properties and the related Serviced Pooled Mortgage Loan does not have a Stated Principal Balance that is greater than or equal to $8,500,000 or 2% of the then aggregate Stated
Principal Balance of the Mortgage Pool, whichever is less, or (viii)
modifications to cure any ambiguity in, or to correct or supplement any provision of a Mortgage Loan Group Intercreditor Agreement to the extent permitted therein without obtaining confirmation from the Rating Agencies with respect to the absence of an Adverse Rating Event, except that Controlling Class
Certificateholder consent shall be required for any such modification; provided that such modification, waiver, consent or amendment (x) would not constitute a
"significant modification" of the subject Serviced Mortgage Loan pursuant to
Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an
Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust
Event with respect to any Grantor Trust Pool, and (y) would be consistent with the Servicing Standard.

          (g) If and to the extent that the Trust, as holder of a
Non-Trust-Serviced Pooled Mortgage Loan, is entitled to consent to or approve any modification, waiver or amendment of such Non-Trust-Serviced Pooled Mortgage
Loan, the applicable Master Servicer shall be responsible for responding to any request for such consent or approval in accordance with the Servicing Standard, and subject to the same conditions and/or restrictions, as if such
Non-Trust-Serviced Pooled Mortgage Loan was a Performing Serviced Mortgage Loan.
Insofar as any other Person would have consent rights hereunder with respect to a similar modification, waiver or amendment of a Pooled Mortgage Loan that is a

                                     -180-

Performing Serviced Mortgage Loan (other than Pooled Mortgage Loans included in a Serviced Mortgage Loan Group), such Person shall likewise have the same consent rights, subject to the same conditions and/or restrictions, with respect to such modification, waiver or amendment of such Non-Trust-Serviced Pooled
Mortgage Loan.

          (h) The applicable Master Servicer shall, as to each Serviced Mortgage
Loan which is secured by the interest of the related Borrower under a Ground
Lease as listed on the Pooled Mortgage Loan Schedule, in accordance with the related Mortgage Loan Documents, promptly (and, in any event, within 45 days)
after the Closing Date notify the related ground lessor of the transfer of such
Mortgage Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to such Master Servicer.

          SECTION 3.21. Transfer of Servicing Between Applicable Master Servicer
                        and Applicable Special Servicer; Record Keeping.

          (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Serviced Mortgage Loan, the applicable Master Servicer shall immediately give notice thereof to the Controlling Class Representative (and to the related Serviced Non-Pooled Mortgage Loan Noteholder), and if the applicable
Master Servicer is not also the applicable Special Servicer, the applicable
Master Servicer shall immediately give notice thereof to the applicable Special
Servicer and the Trustee, and shall deliver the related Servicing File to the applicable Special Servicer and shall use its best reasonable efforts to provide the applicable Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and reasonably requested by the applicable Special Servicer to enable such Special Servicer to assume its functions hereunder with respect thereto without acting through a
Sub-Servicer. The information, documents and records to be delivered by the applicable Master Servicer to the applicable Special Servicer pursuant to the prior sentence shall include, but not be limited to, financial statements, appraisals, environmental/engineering reports, leases, rent rolls, Insurance
Policies, UCC Financing Statements and tenant estoppels, to the extent they are in the possession of such Master Servicer (or any Sub-Servicer thereof). The applicable Master Servicer shall use its best reasonable efforts to comply with the preceding two sentences within five (5) Business Days of the occurrence of each related Servicing Transfer Event. No later than ten Business Days before the applicable Master Servicer is required to deliver a copy of the related
Servicing File to the applicable Special Servicer, such Master Servicer shall review such Servicing File and request from the Trustee any material documents that it is aware are missing from such Servicing File.

          Upon determining that a Specially Serviced Mortgage Loan has become a
Corrected Mortgage Loan and if the applicable Master Servicer is not also the applicable Special Servicer, the applicable Special Servicer shall immediately give notice thereof to the applicable Master Servicer, the Trustee and the
Controlling Class Representative (and to the related Serviced Non-Pooled
Mortgage Loan Noteholder) and shall return the related Servicing File within five Business Days to the applicable Master Servicer. Upon giving such notice and returning such Servicing File to the applicable Master Servicer, the applicable Special Servicer's obligation to service such Mortgage Loan, and the applicable Special Servicer's right to receive the Special Servicing Fee with respect to such Mortgage Loan, shall terminate, and the obligations of the applicable Master Servicer to service and administer such Mortgage Loan shall resume.

          Notwithstanding anything herein to the contrary, in connection with the transfer to the applicable Special Servicer of the servicing of a
Cross-Collateralized Mortgage Loan as a result of a Servicing Transfer Event or the re-assumption of servicing responsibilities by the applicable Master
Servicer with respect to any such Cross-Collateralized Mortgage Loan upon its becoming a Corrected Mortgage Loan, the applicable Master Servicer and the applicable Special Servicer shall each transfer to the other, as and when applicable, the servicing of all other Cross-Collateralized Mortgage Loans constituting part of the same Cross-Collateralized Group; provided that no
Cross-Collateralized Mortgage Loan may become a Corrected Mortgage Loan at anytime that a continuing Servicing Transfer Event exists with respect to another Cross-Collateralized Mortgage Loan in the same Cross-Collateralized
Group.

          (b) In servicing any Specially Serviced Mortgage Loan, the applicable
Special Servicer shall provide to the Trustee originals of documents contemplated by the definition of "Mortgage File" and generated while the subject

                                     -181-

Serviced Mortgage Loan is a Specially Serviced Mortgage Loan, for inclusion in the related Mortgage File (with a copy of each such original to the applicable
Master Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower generated while the subject Serviced Mortgage Loan is a Specially Serviced Mortgage Loan.

          (c) The applicable Master Servicer and the applicable Special Servicer shall each furnish to the other, upon reasonable request, such reports, documents, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to any Serviced Mortgage
Loan or Administered REO Property and as shall be reasonably required by the requesting party in order to perform its duties hereunder.

          (d) In connection with the performance of its obligations hereunder with respect to any Serviced Mortgage Loan or Administered REO Property, each of the applicable Master Servicer and the applicable Special Servicer shall be entitled to rely upon written information provided to it by the other.

          SECTION 3.22. Sub-Servicing Agreements and the Primary Servicing
                        Agreements.

          (a) Each Master Servicer and the applicable Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder, provided that (A) in each case, the Sub-Servicing Agreement (as it may be amended or modified from time to time): (i) insofar as it affects the Trust, is consistent with this Agreement in all material respects; (ii) expressly or effectively provides that if such
Master Servicer or Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), any successor to such Master Servicer or the applicable
Special Servicer, as the case may be, hereunder (including the Trustee if the
Trustee has become such successor pursuant to Section 7.02) may thereupon either assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such Master Servicer or Special Servicer, as the case may be, under such agreement or, subject to the provisions of Section
3.22(f), terminate such rights and obligations without payment of any fee; (iii)
prohibits the Sub-Servicer from modifying any Mortgage Loan or commencing any foreclosure or similar proceedings with respect to any Mortgaged Property without the consent of such Master Servicer and, further, prohibits the
Sub-Servicer from taking any action that such Master Servicer would be prohibited from taking hereunder; (iv) if it is entered into by a Master
Servicer, does not purport to delegate or effectively delegate to the related
Sub-Servicer any of the rights or obligations of the applicable Special Servicer with respect to any Specially Serviced Mortgage Loan or otherwise; (v) provides that the Trustee, for the benefit of the Certificateholders, shall be a third party beneficiary under such agreement, but that (except to the extent the
Trustee or its designee assumes the obligations of such Master Servicer or such
Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii) and except with respect to the obligations of any applicable successor Master Servicer under a Designated Sub-Servicer
Agreement) none of the Trustee, any successor to such Master Servicer or such
Special Servicer, as the case may be, or any Certificateholder shall have any duties under such agreement or any liabilities arising therefrom except as explicitly permitted herein; (vi) permits any purchaser of a Pooled Mortgage
Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Pooled Mortgage Loan without cause and without payment of any termination fee; (vii) does not permit the subject Sub-Servicer any rights of indemnification out of the Trust Fund except through such Master Servicer or such Special Servicer, as the case may be, pursuant to Section 6.03; and (viii)
does not impose any liability or indemnification obligation whatsoever on the
Trustee or the Certificateholders with respect to anything contained therein;
and (B) the Servicer Report Administrator shall not be entitled to enter into any Sub-Servicing Agreement to provide for the performance by third parties of any or all of the obligations imposed on it hereunder in its capacity as
Servicer Report Administrator. The applicable Master Servicer for the PCF Pooled
Mortgage Loans, the PCFII Pooled Mortgage Loans and the Nationwide Pooled
Mortgage Loans is hereby authorized and directed to execute and deliver a separate Primary Servicing Agreement for (i) the PCF Pooled Mortgage Loans and
PCFII Pooled Mortgage Loans and (ii) the Nationwide Pooled Mortgage Loans. Each
party to this Agreement hereby acknowledges and accepts the terms and provisions of such Primary Servicing Agreement and agrees that, notwithstanding any other provision of this Agreement to the contrary: (A) if such party is required hereunder to deliver any notice, certification, report, schedule, statement or other type of writing to the applicable Master Servicer for the Pooled Mortgage
Loans that are the subject of such Primary Servicing Agreement, then, insofar as such writing relates to one or more of such Pooled Mortgage Loans,

                                     -182-

such party shall deliver such writing both to such applicable Master Servicer and to the applicable Primary Servicer; (B) if any duty or obligation of the applicable Master Servicer is delegated to the applicable Primary Servicer under the applicable Primary Servicing Agreement, and such task involves or requires the consent of the applicable Special Servicer, then the applicable Special
Servicer shall accept the performance of such duty or obligation directly by the applicable Primary Servicer (but such performance must otherwise comply with the other provisions of this Agreement) as if the applicable Master Servicer were effecting such performance and the applicable Primary Servicer (in addition to the applicable Master Servicer) shall have the direct benefit of the related conditions or duties imposed on the Special Servicer or by which the Special
Servicer is bound in connection therewith (including, without limitation, any time periods for consent or deemed consent to be observed by the applicable
Special Servicer or by which such Special Servicer is bound); (C) the applicable
Primary Servicer (in addition to the applicable Master Servicer) shall have the benefit of Section 6.03 of this Agreement to the same extent as if it were the applicable Master Servicer (that is, only if, and to the extent that, the applicable Master Servicer would have been entitled to indemnification under such Section 6.03 if it were directly servicing the applicable Pooled Mortgage
Loans that are being primary serviced by the applicable Primary Servicer); (D)
the applicable Primary Servicer (in addition to the applicable Master Servicer)
shall be entitled to engage Sub-Servicers in accordance with this Section 3.22
(including the engagement of a Sub-Servicer under a Designated Sub-Servicing
Agreement as contemplated under subsection (f)) as if the applicable Primary
Servicer were a Master Servicer (subject to such limitations, if any, that are imposed on such engagement under the terms of such Primary Servicing Agreement), and any successor to the applicable Master Servicer shall be required to assume any Designated Sub-Servicing Agreement between the applicable Primary Servicer and the applicable Sub-Servicer in the event of a termination of such Primary
Servicer under the applicable Primary Servicing Agreement (unless the
Sub-Servicer is in default under the terms of such Designated Sub-Servicing
Agreement); (E) amendments to this Agreement shall be restricted in the manner contemplated by Section 12.01(h); and (F) the applicable Primary Servicer shall be a third party beneficiary of this sentence.

          (b) References in this Agreement to actions taken or to be taken by a
Master Servicer or Special Servicer include actions taken or to be taken by a
Sub-Servicer on behalf of such Master Servicer or such Special Servicer or by a
Primary Servicer on behalf of the applicable Master Servicer with respect to the
Pooled Mortgage Loans that are the subject of a Primary Servicing Agreement, as applicable; and, in connection therewith, all amounts advanced by any
Sub-Servicer or Primary Servicer, as applicable, to satisfy the obligations of a
Master Servicer or Special Servicer hereunder to make Advances shall be deemed to have been advanced by such Master Servicer or Special Servicer, as the case may be, out of its own funds and, accordingly, such Advances shall be recoverable by such Sub-Servicer or Primary Servicer, as applicable, through such Master Servicer in the same manner and out of the same funds as if such
Sub-Servicer or Primary Servicer, as applicable, were such Master Servicer or
Special Servicer, as the case may be. Such Advances shall accrue interest in accordance with Sections 3.11(g) and/or 4.03(d), such interest to be allocable between such Master Servicer or Special Servicer, as the case may be, and such
Sub-Servicer or Primary Servicer, as applicable, as they may agree. For purposes of this Agreement, the Master Servicers and the Special Servicers shall each be deemed to have received any payment when a Sub-Servicer retained by it, or a
Primary Servicer on behalf of the applicable Master Servicer with respect to the
Pooled Mortgage Loans that are the subject of a Primary Servicing Agreement, as applicable, receives such payment.

          (c) The Master Servicers and the Special Servicers shall each deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents.

          (d) Each Sub-Servicer actually performing servicing functions and the
Primary Servicers (i) shall be authorized to transact business in the state or states in which the Mortgaged Properties for the Mortgage Loans it is to service are situated, if and to the extent required by applicable law, and (ii) other than with respect to Principal Global Investors, LLC, to the extent sub-servicing multifamily loans, shall be an approved conventional seller/servicer of multifamily mortgage loans for Freddie Mac or Fannie Mae or a
HUD-Approved Servicer.

          (e) Each of the Master Servicers and the Special Servicer, for the
benefit of the Trustee and the Certificateholders (and, in the case of a
Sub-Servicing Agreement related to a Serviced Mortgage Loan Group, for the

                                     -183-

benefit of the related Serviced Non-Pooled Mortgage Loan Noteholder(s)), shall
(at no expense to any other party hereto or to the Certificateholders or the
Trust) monitor the performance and enforce the obligations of their respective
Sub-Servicers under the related Sub-Servicing Agreements and, in the case of the applicable Master Servicer for the Pooled Mortgage Loans that are the subject of a Primary Servicing Agreement, of such Primary Servicer under such Primary
Servicing Agreement. Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements or Primary Servicing Agreements,
as applicable, in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as such Master Servicer or Special Servicer, as applicable, in its reasonable judgment, would require were it the owner of the subject Mortgage Loans. Subject to the terms of the related Sub-Servicing
Agreement or Primary Servicing Agreement, as applicable, including any provisions thereof limiting the ability of a Master Servicer or Special
Servicer, as applicable, to terminate a Sub-Servicer or Primary Servicer, each of the Master Servicers and the Special Servicers shall have the right to remove a Sub-Servicer retained by it and, in the case of the applicable Master Servicer for the Pooled Mortgage Loans that are the subject of such Primary Servicing
Agreement, the applicable Primary Servicer, at any time it considers such removal to be in the best interests of Certificateholders (and/or, in the case of a Sub-Servicer for a Serviced Mortgage Loan Group, the related Serviced
Non-Pooled Mortgage Loan Noteholder(s)), as applicable, subject to, in the case of a Sub-Servicer for a Serviced Mortgage Loan Group, the approval of the related Serviced Mortgage Loan Group Controlling Party if such approval is required under the related Mortgage Loan Group Intercreditor Agreement.

          (f) It shall be permissible for each Designated Sub-Servicing
Agreement to prohibit a termination of the related Sub-Servicer without cause
(except that cause shall be defined to include the occurrence of an Adverse
Rating Event with respect to the continuation of such Sub-Servicer to the extent it is actually performing servicing functions or any event caused by such
Sub-Servicer which creates an Event of Default of the applicable Master Servicer under this Agreement) or to require the payment of a termination fee (in an amount not to exceed the amount, if any, set forth opposite the related
Sub-Servicer on Schedule III) upon any termination without cause. Any such right of a Sub-Servicer under a Designated Sub-Servicing Agreement shall be binding upon any successor to the applicable Master Servicer (including the Trustee) and the obligation to pay such termination fee upon any termination of such
Sub-Servicer shall constitute a corporate obligation (not reimbursable by the
Trust or any of the other parties to this Agreement, including the applicable terminated Master Servicer) of such successor.

          (g) In the event the Trustee or its designee assumes the rights and obligations of a Master Servicer or a Special Servicer under any Sub-Servicing
Agreement or any Primary Servicing Agreement, such Master Servicer or such
Special Servicer, as the case may be, at its expense shall, upon request of the
Trustee, deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement or Primary Servicing Agreement, as applicable, and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing
Agreement or the Primary Servicing Agreement, as applicable, to the assuming party.

          (h) Notwithstanding any Sub-Servicing Agreement entered into by it and, in the case of the applicable Master Servicer for the Pooled Mortgage Loans that are the subject of a Primary Servicing Agreement, notwithstanding the
Primary Servicing Agreements, the Master Servicers and the Special Servicers
shall each remain obligated and liable to the Trustee and the Certificateholders
(and, in the case of a Serviced Mortgage Loan Group, the related Serviced
Non-Pooled Mortgage Loan Noteholder(s)) for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans and/or REO Properties for which it is responsible. The Master Servicers and the Special Servicers shall each pay the fees of any Sub-Servicer retained by it and, in the case of the applicable Master Servicer for the Pooled Mortgage Loans that are the subject of a Primary Servicing Agreement, the fees of such Primary Servicer, in accordance with the respective Sub-Servicing Agreement or Primary Servicing Agreement, as
applicable, and, in any event, from its own funds (or from funds otherwise then payable to it hereunder).

          (i) Notwithstanding anything to the contrary set forth herein, any account established and maintained by a Sub-Servicer pursuant to a

                                     -184-

Sub-Servicing Agreement with a Master Servicer, or by a Primary Servicer pursuant to a Primary Servicing Agreement with the applicable Master Servicer for the Pooled Mortgage Loans that are the subject of such Primary Servicing
Agreement, as applicable, shall for all purposes under this Agreement be deemed to be an account established and maintained by such Master Servicer.

          (j) Notwithstanding any contrary provisions of the foregoing subsections of this Section 3.22, the appointment by a Master Servicer or a
Special Servicer of one or more third-party contractors for the purpose of performing discrete, ministerial functions shall not constitute the appointment of Sub-Servicers and shall not subject to the provisions of this Section 3.22;
provided, however, that such Master Servicer or such Special Servicer, as the case may be, shall remain responsible for the actions of such third-party contractors as if it were alone performing such functions and shall pay all fees and expenses of such third-party contractors. The proviso to the preceding sentence shall not be construed to limit the right of a Master Servicer or a
Special Servicer to be reimbursed for any cost or expense for which it is otherwise entitled to reimbursement under this Agreement.

          (k) The General Special Servicer shall not enter into any
Sub-Servicing Agreement unless the Controlling Class Representative has consented thereto or such Sub-Servicing Agreement is required to be entered into in connection with a Serviced Mortgage Loan Group pursuant to the exercise by a related Serviced Non-Pooled Mortgage Loan Noteholder's exercise of its rights under Section 7.01(b) of this Agreement, and the Special Servicer has received written confirmation from each Rating Agency to the effect that entering into such Sub-Servicing Agreement will not cause an Adverse Rating Event.

          (l) Each Primary Servicer shall indemnify (out of its own funds without reimbursement therefor) the Trustee, the Special Servicer, the
Depositor, the Certificate Administrator, the Trust, and any director, officer, employee, agent or Affiliate thereof, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Trustee, the Special Servicer, the Depositor, the Certificate Administrator and the Trust
may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of any of such Primary Servicer's duties under this Agreement or the applicable Primary Servicing Agreement or by reason of negligent disregard of such Primary Servicer's obligations and duties hereunder or thereunder (including a breach of such obligations a substantial motive of which is to obtain an economic advantage from being released from such obligations), and if in any such situation such Primary Servicer is replaced, such Primary Servicer agrees that the amount of such claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and other costs, liabilities, fees and expenses shall at least equal the incremental costs, if any, of retaining a successor primary servicer. The Trustee, the Special
Servicer, the Depositor or the Certificate Administrator, as applicable, shall immediately notify such Primary Servicer if a claim is made by any Person with respect to this Agreement or the related Primary Servicing Agreement, the PCF
Pooled Mortgage Loans, the PCFII Pooled Mortgage Loans or the Nationwide Pooled
Mortgage Loans entitling the Trustee, the Special Servicer, the Depositor, the
Certificate Administrator or the Trust to indemnification under this Section, whereupon such Primary Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee, the Special Servicer, the
Depositor or the Certificate Administrator, as applicable) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Trustee, the
Special Servicer, the Depositor and/or the Certificate Administrator, as
applicable, in respect of such claim. Any failure to so notify such Primary
Servicer shall not affect any rights the Trustee, the Special Servicer, the
Depositor, the Certificate Administrator or the Trust may have to indemnification under this Agreement, the applicable Primary Servicing Agreement or otherwise, unless such Primary Servicer's defense of such claim is materially prejudiced thereby. Such indemnification shall survive the termination of this
Agreement and such Primary Servicing Agreement and the resignation or termination of the applicable Master Servicer, the Special Servicer, the
Certificate Administrator and/or the Trustee. Any expenses incurred or indemnification payments made by the Primary Servicer shall be reimbursed by the party so paid, if a court of competent jurisdiction makes a final, non-appealable judgment that the conduct of such Primary Servicer was not culpable or that such Primary Servicer did not act with willful misfeasance, bad faith or negligence.

          (m) The parties to this Agreement acknowledge that the Nationwide
Primary Servicer has executed an undertaking, copies of which are attached hereto as Exhibit R, in which such Primary Servicer has agreed to the obligations purported to be imposed on it under Section 3.22(l). The parties to this Agreement agree that each Primary

                                     -185-

Servicer shall be a third-party beneficiary of Section 3.22(l) to the extent of the rights granted to such Primary Servicer under such Section. The parties acknowledge that the PGI Primary Servicer has affirmed its obligations under
Section 3.22(l) by executing this Agreement.

          (n) Notwithstanding any other provision set forth in this Agreement to the contrary, (i) each Primary Servicer's rights and obligations under the related Primary Servicing Agreement shall expressly survive a termination of the applicable Master Servicer under this Agreement (unless such Primary Servicing
Agreement has been terminated in accordance with its terms) and (ii) any successor to the applicable Master Servicer hereunder (including, without limitation, the Trustee if its assumes the servicing obligations of such Master
Servicer) shall be deemed to automatically have assumed and agreed to the terms and provisions of each Primary Servicing Agreement without any further action, immediately upon such succession. Each Primary Servicer shall be a third party beneficiary of this subsection.

          SECTION 3.23. Controlling Class Representative.

          (a) The Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Certificates representing more than 50% of the Class
Principal Balance of the Controlling Class shall be entitled in accordance with this Section 3.23 to select a representative (the "Controlling Class
Representative") having the rights and powers specified in this Agreement
(including those specified in Section 3.24) or to replace an existing
Controlling Class Representative; provided that, subject to the last sentence of this Section 3.23(a), and the acquisition by Crystal River Capital, Inc. of the
Certificates of the Controlling Class, Crystal River Capital, Inc. shall serve as the initial Controlling Class Representative. Upon (i) the receipt by the
Certificate Administrator of written requests for the selection of a successor
Controlling Class Representative from the Holders (or, in the case of Book-Entry
Certificates, the Certificate Owners) of Certificates representing more than 50%
of the Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a determination by the Certificate Administrator that the Controlling Class has changed, the Certificate Administrator shall promptly notify the Depositor and the Holders (and, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Certificate Administrator or identified thereto by the Depositary or the Depositary Participants, the Certificate
Owners) of the Controlling Class that they may select a Controlling Class
Representative. Such notice shall set forth the process established by the
Certificate Administrator for selecting a Controlling Class Representative, which process shall include the designation of the Controlling Class
Representative by the Majority Controlling Class Certificateholder(s) by a
writing delivered to the Certificate Administrator. No appointment of any Person as a successor Controlling Class Representative shall be effective until such
Person provides the Certificate Administrator with (i) written confirmation of its acceptance of such appointment, (ii) written confirmation of its agreement to keep confidential, for so long as reports are required to be filed with respect to the Trust under Section 15(d) of the Exchange Act, all information received by it with respect to the Trust and its assets that has not been filed with the Commission, (iii) an address and facsimile number for the delivery of notices and other correspondence and (iv) a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers).

          (b) Within ten Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Certificates) of any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Certificate Administrator has actual knowledge, the Certificate
Administrator shall deliver to each of the Trustee, the Master Servicers and the
Special Servicers the identity of the Controlling Class Representative and a list of each Holder (or, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Certificate Administrator or
identified thereto by the Depositary or the Depositary Participants, each
Certificate Owner) of the Controlling Class, including, in each case, names and addresses. The Certificate Administrator shall also deliver such information (of which a Responsible Officer of the Certificate Administrator has actual knowledge) to a Master Servicer or a Special Servicer promptly upon request therefor by such Master Servicer or the Special Servicer, as the case may be.
With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it by the Holders (or, in the case of Book-Entry Certificates, subject to Section 5.06, by the
Depositary or the Certificate Owners) of such Certificates, and the Master
Servicers and the Special Servicers shall each be entitled to rely on such information provided by the Certificate Administrator with respect to any obligation or right hereunder that such Master Servicer or such Special
Servicer, as the case may be, may have to deliver information or otherwise communicate

                                     -186-

with the Controlling Class Representative or any of the Holders (or, if
applicable, Certificate Owners) of the Controlling Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a Controlling Class Representative, the Certificate Administrator shall notify the other parties to this Agreement of such event.

          (c) A Controlling Class Representative may at any time resign as such by giving written notice to the Certificate Administrator, the Trustee, each
Special Servicer, each Master Servicer and each Holder (or, in the case of
Book-Entry Certificates, Certificate Owner) of the Controlling Class. The
Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of
Certificates representing more than 50% of the Class Principal Balance of the
Controlling Class shall be entitled to remove any existing Controlling Class
Representative by giving written notice to the Certificate Administrator, the
Trustee, each Special Servicer, each Master Servicer and such existing
Controlling Class Representative.

          (d) Once a Controlling Class Representative has been selected pursuant to this Section 3.23, each of the parties to this Agreement and each
Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Holders (or, in the case of
Book-Entry Certificates, the Certificate Owners) of the Controlling Class, by
aggregate Certificate Principal Balance, or such Controlling Class
Representative, as applicable, shall have notified the Certificate Administrator and each other party to this Agreement and each Holder (or, in the case of
Book-Entry Certificates, Certificate Owner) of the Controlling Class, in
writing, of the resignation or removal of such Controlling Class Representative.

          (e) Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of
Certificates of the Controlling Class, pro rata according to their respective
Percentage Interests in such Class, and not by the Trust. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a
Borrower with respect to this Agreement or any particular Mortgage Loan, the
Controlling Class Representative shall immediately notify the Certificate
Administrator, the Trustee, the applicable Master Servicer, the applicable
Primary Servicer, the applicable Special Servicer and (in any case) the General
Special Servicer, whereupon (if a Special Servicer, a Master Servicer, a Primary
Servicer, the Certificate Administrator, the Trustee, any Fiscal Agent or the
Trust are also named parties to the same action and, in the sole judgment of the
General Special Servicer, (i) the Controlling Class Representative had acted in good faith, without negligence or willful misfeasance, with regard to the particular matter at issue, and (ii) there is no potential for a Special
Servicer, a Master Servicer, a Primary Servicer, the Certificate Administrator,
the Trustee, any Fiscal Agent or the Trust to be an adverse party in such action as regards the Controlling Class Representative), the General Special Servicer
on behalf of the Trust shall, subject to Section 6.03, assume the defense of any such claim against the Controlling Class Representative; provided, however, that no judgment against the Controlling Class Representative shall be payable out of the Trust Fund. This provision shall survive the termination of this Agreement and the termination or resignation of the Controlling Class Representative.

          SECTION 3.24. Certain Rights and Powers of the Controlling Class
                        Representative.

          (a) Subject to Section 3.24(c), the applicable Special Servicer shall prepare a report (the "Asset Status Report") recommending the taking of certain actions for each Serviced Mortgage Loan that becomes a Specially Serviced
Mortgage Loan and deliver such Asset Status Report to the Controlling Class
Representative and the applicable Master Servicer not later than 45 days after the servicing of such Serviced Mortgage Loan is transferred to the applicable
Special Servicer. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

               (i) a summary of the status of such Specially Serviced Mortgage
     Loan and any negotiations with the related Borrower;

               (ii) a discussion of the legal and environmental considerations reasonably known to the applicable Special Servicer (including without limitation by reason of any Phase I Environmental Assessment and any additional environmental testing contemplated by Section 3.09(c)), consistent with the Servicing Standard,

                                     -187-

     that are applicable to the exercise of remedies set forth herein and to the enforcement of any related guaranties or other collateral for the related
     Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

               (iii) the most current rent roll and income or operating
     statement available for the related Mortgaged Property or Mortgaged
     Properties;

               (iv) a summary of the applicable Special Servicer's recommended action with respect to such Specially Serviced Mortgage Loan;

               (v) the Appraised Value of the related Mortgaged Property or
     Mortgaged Properties, together with the assumptions used in the calculation thereof (which the applicable Special Servicer may satisfy by providing a copy of the most recently obtained Appraisal); and

               (vi) such other information as the applicable Special Servicer deems relevant in light of the Servicing Standard.

          If (i) the Controlling Class Representative affirmatively approves in writing an Asset Status Report, (ii) after ten Business Days from receipt of an
Asset Status Report the Controlling Class Representative does not object to such
Asset Status Report or (iii) within ten Business Days after receipt of an Asset
Status Report the Controlling Class Representative objects to such Asset Status
Report and the applicable Special Servicer makes a determination in accordance with the Servicing Standard that such objection is not in the best interest of all the Certificateholders (and, if affected, any Serviced Non-Pooled Mortgage
Loan Noteholder), all as a collective whole, the applicable Special Servicer shall take the recommended actions described in the Asset Status Report. If within ten Business Days after receipt of an Asset Status Report the Controlling
Class Representative objects to such Asset Status Report and the applicable
Special Servicer does not make a determination in accordance with the Servicing
Standard that such objection is not in the best interest of all the
Certificateholders (and, if affected, any Serviced Non-Pooled Mortgage Loan
Noteholder), all as a collective whole, then (subject to Section 3.24(c)) the applicable Special Servicer shall revise such Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the objection to the Asset Status Report by the Controlling Class Representative. The
applicable Special Servicer shall, subject to Section 3.24(c), revise such Asset
Status Report as provided in the prior sentence until the earliest of (a) the delivery by the Controlling Class Representative of an affirmative approval in writing of such revised Asset Status Report, (b) the failure of the Controlling
Class Representative to disapprove such revised Asset Status Report in writing within ten (10) Business Days of its receipt thereof; or (c) the passage of ninety (90) days from the date of preparation of the initial version of the
Asset Status Report. Following the earliest of such events, the applicable
Special Servicer shall implement the recommended action as outlined in the most recent version of such Asset Status Report (provided that the applicable Special
Servicer shall not take any action that is contrary to applicable law or the terms of the applicable Mortgage Loan Documents). The applicable Special
Servicer may, from time to time, subject to Section 3.24(c), modify any Asset
Status Report it has previously delivered and implement the new action in such revised report so long as such revised report has been prepared, reviewed and either approved or not rejected as provided above.

          Notwithstanding the prior paragraph, the applicable Special Servicer may take any action set forth in an Asset Status Report before the expiration of the ten (10) Business Day period during which the Controlling Class
Representative may reject such report if (A) the applicable Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders (and, if affected, any
Serviced Non-Pooled Mortgage Loan Noteholder), all as a collective whole, and
(B) it has made a reasonable effort to contact the Controlling Class
Representative. The applicable Special Servicer may not take any action inconsistent with an Asset Status Report that has been adopted as provided above, unless such action would be required in order to act in accordance with the Servicing Standard. If the applicable Special Servicer takes any action inconsistent with an Asset Status Report that has been adopted as provided above, the applicable Special Servicer shall promptly notify the Controlling
Class Representative of such inconsistent action and provide a reasonably detailed explanation of the reasons therefor.

                                     -188-

          The applicable Special Servicer shall deliver to the applicable Master
Servicer, the Controlling Class Representative and each Rating Agency a copy of each Asset Status Report that has been adopted as provided above, in each case with reasonable promptness following such adoption. The applicable Special
Servicer shall deliver to the applicable Master Servicer, the Controlling Class
Representative and each Rating Agency any comparable report contemplated by the final sentence of Section 3.24(c).

          (b) In addition, notwithstanding anything in any other Section of this
Agreement to the contrary, but in all cases subject to Section 3.24(c), Section
3.27 and Section 3.28, the applicable Special Servicer will not be permitted to take, or consent to the applicable Master Servicer's taking, any of the actions identified in clauses (i) through (x) of this sentence not otherwise specifically covered by an approved Asset Status Report, unless and until the applicable Special Servicer has notified the Controlling Class Representative in writing of the applicable Special Servicer's intent to take or permit the particular action and the Controlling Class Representative has consented (or has failed to object) thereto in writing within ten Business Days of having been notified thereof in writing and having been provided with all reasonably requested information with respect thereto (or, in the case of a proposed action for which the applicable Master Servicer has requested approval from the applicable Special Servicer, within such shorter period during which the applicable Special Servicer is initially entitled to withhold consent without being deemed to have approved the action):

               (i) any foreclosure upon or comparable conversion (which may include acquisitions of an Administered REO Property) of the ownership of the property or properties securing any Specially Serviced Mortgage Loan as comes into and continues in default;

               (ii) any modification, amendment or waiver of a monetary term
     (including a change in the timing of payments but excluding the waiver of
     Default Charges) or any non-monetary term (excluding the waiver of any
     "due-on-sale" or "due-on-encumbrance" clause, which clauses are addressed in clause (ix) below) of (A) any Performing Serviced Mortgage Loan that has a principal balance of $2,500,000 or more (or, if the proposed modification/waiver is an extension of maturity or a waiver of Post-ARD
     Additional Interest under the circumstances contemplated by Section
     3.20(e), any such Mortgage Loan without regard to balance) or (B) any
     Specially Serviced Mortgage Loan;

               (iii) any acceptance of a discounted payoff with respect to any
     Specially Serviced Mortgage Loan;

               (iv) any determination to bring an Administered REO Property into compliance with applicable environmental laws or to otherwise address
     Hazardous Materials located at an Administered REO Property;

               (v) any release of collateral for any Serviced Mortgage Loan
     (except that in circumstances where either (x) both (A) the relevant
     Serviced Mortgage Loan is a Performing Serviced Mortgage Loan with an outstanding principal balance of less than $2,500,000 and (B) the release of collateral is not conditioned on obtaining the consent of the lender under the related Mortgage Loan Documents, or (y) the release of collateral is made upon a satisfaction of the subject Serviced Mortgage Loan, the consent of (or failure to object by) the Controlling Class Representative shall not constitute a condition to the taking of or consent to such action by the applicable Special Servicer but the applicable Special Servicer shall deliver notice of such action to the Controlling Class Representative simultaneously with or promptly following its taking or consenting to such action);

               (vi) any acceptance of substitute or additional collateral for a
     Serviced Mortgage Loan (except that in circumstances where either (x) the relevant Serviced Mortgage Loan is a Performing Serviced Mortgage Loan with an outstanding principal balance of less than $2,500,000 or (y) the acceptance of the substitute or additional collateral is not conditioned on obtaining the consent of the lender, the consent of (or failure to object
     by) the Controlling Class Representative shall not constitute a condition to the taking of or consent to such action by the applicable Special
     Servicer but the applicable Special Servicer shall deliver notice of

                                     -189-

     such action to the Controlling Class Representative simultaneously with or promptly following its taking or consenting to such action);

               (vii) any releases of any Letters of Credit, Reserve Funds or other Additional Collateral with respect to any Mortgaged Property securing a Serviced Mortgage Loan (except that in circumstances where either (x) the relevant Serviced Mortgage Loan is a Performing Serviced Mortgage Loan with a principal balance of less than $2,500,000 or (y) the release of the applicable Letter of Credit, Reserve Funds or Additional Collateral is not
     conditioned on obtaining the consent of the lender, the consent of (or failure to object by) the Controlling Class Representative shall not constitute a condition to the taking of or consent to such action by the applicable Special Servicer but the applicable Special Servicer shall deliver notice of such action to the Controlling Class Representative simultaneously with or promptly following its taking or consenting to such action);

               (viii) any termination or replacement, or consent to the
     termination or replacement, of a property manager with respect to any
     Mortgaged Property securing a Serviced Mortgage Loan (except that in circumstances where the relevant Serviced Mortgage Loan is a Performing
     Serviced Mortgage Loan with a principal balance of less than $2,500,000, the consent of (or failure to object by) the Controlling Class
     Representative shall not constitute a condition to the taking of or consent to such action by the applicable Special Servicer but the applicable
     Special Servicer shall deliver notice of such action to the Controlling
     Class Representative simultaneously with or promptly following its taking or consenting to such action) or any modification, waiver or amendment of any franchise or similar agreement, or any execution of a new franchise or similar agreement, with respect to any hospitality property;

               (ix) any approval of the assignment of the Mortgaged Property securing any Serviced Mortgage Loan to and assumption of such Serviced
     Mortgage Loan by another Person, any waiver of a "due-on-sale" clause in any Mortgage Loan, any approval of a further encumbrance of the Mortgaged
     Property securing any Serviced Mortgage Loan or any waiver of a
     "due-on-encumbrance" clause in any Serviced Mortgage Loan (except that in circumstances where the relevant Serviced Mortgage Loan is a Performing
     Serviced Mortgage Loan with principal balance of less than $2,500,000, the consent of (or failure to object by) the Controlling Class Representative shall not constitute a condition to the taking of or consent to such action by the applicable Special Servicer but the applicable Special Servicer shall deliver notice of such action to the Controlling Class Representative simultaneously with or promptly following its taking or consenting to such action); and

               (x) any determination as to whether any type of property-level insurance is required under the terms of any Serviced Mortgage Loan, is available at commercially reasonable rates, is available for similar types of properties in the area in which the related Mortgaged Property is located or any other determination or exercise of discretion with respect to property-level insurance (except that in circumstances where the relevant Serviced Mortgage Loan is a Performing Serviced Mortgage Loan with a principal balance of less than $2,500,000, the consent of (or failure to object by) the Controlling Class Representative shall not constitute a condition to the taking of or consent to such action by the applicable
     Special Servicer but the applicable Special Servicer shall deliver notice of such action to the Controlling Class Representative simultaneously with or promptly following its taking or consenting to such action);

provided that, in the event that the applicable Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and any Serviced Non-Pooled Mortgage Loan Noteholder (as a collective whole), the applicable Special Servicer may take any such action without waiting for the
Controlling Class Representative's response. For the avoidance of doubt, in the case of Mortgage Loans that are not Specially Serviced Mortgage Loans, the requirement for approval or deemed approval of the Controlling Class
Representative in connection with any item described in the list above will apply only to the extent that both (a) the proposed action is described in that list and (b) the proposed action is a matter for which the applicable Master
Servicer must obtain the approval or deemed approval of the applicable Special
Servicer under the other provisions of this Agreement.

                                     -190-

          In addition, subject to Section 3.24(c), the Controlling Class
Representative may direct the applicable Special Servicer to take, or to refrain from taking, such actions as the Controlling Class Representative may deem advisable with respect to the servicing and administration of Specially Serviced
Pooled Mortgage Loans and/or Administered REO Properties or as to which provision is otherwise made herein. Upon reasonable request, the applicable
Special Servicer shall provide the Controlling Class Representative with any information in the applicable Special Servicer's possession with respect to such matters, including, without limitation, its reasons for determining to take a proposed action.

          (c) Notwithstanding anything herein to the contrary: (i) none of the
Special Servicers shall have any right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Class Representative prior to acting (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Controlling Class Representative and before a replacement is selected; and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 3.24(a) or any other provision of this Agreement, may (and the applicable Special Servicer shall ignore and act without regard to any such advice, direction or objection that such Special Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause such Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other Section of this
Agreement, including the applicable Special Servicer's obligation to act in accordance with the Servicing Standard, (B) result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to any Grantor Trust Pool, (C) expose the Trust, the Depositor, a Master Servicer
(or a Primary Servicer or Sub-Servicer acting on behalf of a Master Servicer), a
Special Servicer, the Certificate Administrator, the Trustee or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any material claim, suit or liability or (D) materially expand the scope of a Master Servicer's or Special Servicer's responsibilities under this
Agreement.

          (d) Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Controlling Class Representative may
act solely in the interests of the Holders of the Controlling Class; (iii) the
Controlling Class Representative does not have any duties to the Holders of any
Class of Certificates other than the Controlling Class; (iv) the Controlling
Class Representative may take actions that favor interests of the Holders of the
Controlling Class over the interests of the Holders of one or more other Classes of Certificates; and (v) the Controlling Class Representative shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any director, officer, employee, agent or principal thereof for having so acted.

          (e) Notwithstanding anything to the contrary contained in this
Agreement, including other subsections of this Section 3.24, (i) with respect to any Serviced Non-Pooled Pari Passu Companion Loan(s), the Controlling Class
Representative shall have all the rights set forth in this Section 3.24, except that, with respect to any action described in the related Mortgage Loan Group
Intercreditor Agreement as requiring prior consultation with all of the holders of pari passu notes that are included in the related Mortgage Loan Group, the applicable Special Servicer shall also consult with (but need not obtain the approval of) the holder of the related Serviced Non-Pooled Pari Passu Companion
Loan(s) in addition to obtaining the approval or deemed approval of the
Controlling Class Representative; (ii) with respect to each PCFII Mortgage Loan
Group, the Controlling Class Representative shall not have any of the rights set forth in this Section 3.24 (except for the right to receive a copy of the Asset
Status Report), unless the Controlling Class Representative becomes the applicable Serviced Mortgage Loan Group Controlling Party; and (iii) with respect to the Savannah Apartments Loan Group, the Controlling Class
Representative shall have all the rights set forth in this Section 3.24 and, as an independent contractual right that is in addition to such rights of the
Controlling Class Representative, any action described in Section 16(a) of the related Mortgage Loan Group Intercreditor Agreement as requiring the consent of the related Non-Pooled Subordinate Noteholder shall not, without the consent of such Non-Pooled Subordinate Noteholder, be effected at any time prior to the expiration of the defaulted loan purchase option granted to the related
Non-Pooled Subordinate Noteholder under Section 8(a) of such Mortgage Loan Group
Intercreditor Agreement.

                                     -191-

          SECTION 3.25. Replacement of Special Servicers.

          (a) Subject to Section 3.25(b), the Controlling Class Representative
may remove the existing General Special Servicer hereunder (with or without cause) and appoint a successor to the existing General Special Servicer;
provided that if any such removal is made without cause, then (A) the costs of transferring the special servicing responsibilities of the removed General
Special Servicer to a successor thereto shall be paid by the Certificateholders of the Controlling Class and (B) the Controlling Class Representative shall have delivered or caused to have been delivered to each of the parties hereto a copy of the request for the rating confirmation described in clause (i) of subsection
(b) that constitutes a condition to the effectiveness of the removal and/or appointment, simultaneously with or promptly following the delivery of such request to the Rating Agencies. In addition, subject to Section 3.25(b) and any and all limitations on such right as may be set forth in the related Mortgage
Loan Group Intercreditor Agreement (including the provisions to the effect that the following appointment right only applies at any time when both (a) a PCFII
Change in Control Event has not occurred and (b) either (i) the Special Servicer does not meet the eligibility requirements under this Agreement (which requirements consist of the absence of an Event of Default) or (ii) the initial
Holder of a majority of the Controlling Class of Certificates or an Affiliate
thereof ceases to be the Holder of a majority of the Class of Certificates that then constitutes the Controlling Class of Certificates), the applicable Serviced
Non-Pooled Subordinate Noteholder for each PCFII Mortgage Loan Group shall be entitled to remove the applicable Special Servicer as the special servicer for such Serviced Mortgage Loan Group and appoint a Loan-Specific Special Servicer as the applicable special servicer for such Serviced Mortgage Loan Group, provided that if any such removal is made without cause, then the costs of transferring the special servicing responsibilities of the removed Special
Servicer to a successor thereto shall be paid by the related Serviced Non-Pooled
Subordinate Noteholders and (B) the related Serviced Non-Pooled Subordinate
Noteholder shall have delivered or caused to have been delivered to each of the parties hereto a copy of the request for the rating confirmation described in clause (i) of subsection (b) that constitutes a condition to the effectiveness of the removal and/or appointment, simultaneously with or promptly following the delivery of such request to the Rating Agencies.

          (b) No removal of a Special Servicer and/or appointment of a successor thereto pursuant to Section 3.25(a) shall be effective until: (i) the Trustee shall have received (A) written confirmation from each Rating Agency for the
Rated Certificates that such removal and/or appointment will not result in an
Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and (for so long as any Serviced Non-Pooled Pari Passu
Companion Loan is serviced and administered under this Agreement for which any
Non-Pooled Pari Passu Companion Loan Securities are outstanding) from each applicable Rating Agency for the related Non-Pooled Pari Passu Companion Loan
Securities, as applicable, that such removal and/or appointment will not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari
Passu Companion Loan Securities rated by such applicable Rating Agency, (B) an
Acknowledgment of Proposed Special Servicer in the form attached hereto as
Exhibit I-2, executed by the Person designated to be the successor to the terminated Special Servicer, and (C) an Opinion of Counsel (which shall not be an expense of the Trustee or the Trust) substantially to the effect that (1) the removal of such terminated Special Servicer and/or the appointment of the Person designated to serve as successor thereto is in compliance with this Section
3.25, (2) such designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (3) the
Acknowledgment of Proposed Special Servicer, the form of which is attached hereto as Exhibit I-2, has been duly authorized, executed and delivered by such designated Person and (4) upon the execution and delivery of the Acknowledgment of Proposed Special Servicer, such designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, this Agreement shall be enforceable against such designated Person in accordance with its terms; and (ii) if such terminated
Special Servicer has been removed without cause, the Certificateholders of the
Controlling Class (or, if a Person other than such Certificateholders or the
Controlling Class Representative effected such removal without cause, such other
Person) shall have delivered to the Trustee and the terminated Special Servicer such Certificateholders' joint and several undertaking (or, if a Person other than such Certificateholders or the Controlling Class Representative effected such removal without cause, such other Person's undertaking) to pay any expenses incurred by the Trustee and such terminated Special Servicer in connection with the transfer of special servicing responsibilities to a successor Special
Servicer.

                                     -192-

          (c) Any Special Servicer terminated pursuant to Section 3.25(a) shall be deemed to have been so terminated simultaneously with the designated successor's becoming the applicable Special Servicer hereunder; provided that
(i) the terminated Special Servicer shall be entitled to receive, in connection with its termination, payment out of the Collection Accounts of all of its accrued and unpaid Special Servicing Fees, as and to the extent provided in
Section 3.05(a), and reimbursement from the successor to such terminated Special
Servicer of all outstanding Servicing Advances made by such terminated Special
Servicer and all unpaid Advance Interest accrued on such outstanding Servicing
Advances (in which case the successor to such terminated Special Servicer shall be deemed to have made such Servicing Advances at the same time that such terminated Special Servicer had actually made them), (ii) such terminated
Special Servicer shall thereafter be entitled to Workout Fees, as and to the extent expressly permitted by Section 3.11(c), and (iii) such terminated Special
Servicer shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such termination; and provided, further, that such terminated Special Servicer shall continue to be obligated to pay (and entitled to receive) all other amounts accrued to (or owing by) it under this Agreement on or prior to the effective date of such termination. Such terminated Special
Servicer shall cooperate with the Trustee and the replacement to such terminated
Special Servicer in effecting the transfer of such terminated Special Servicer's responsibilities and rights hereunder to its successor, including the transfer within two Business Days of its termination becoming effective pursuant to this
Section 3.25, to the replacement to such terminated Special Servicer for administration by it of all cash amounts that at the time are or should have been credited by such terminated Special Servicer to the REO Account maintained by it or to any Servicing Account or Reserve Account or should have been delivered to the Master Servicers or that are thereafter received by or on behalf of such terminated Special Servicer with respect to any Mortgage Loan or
REO Property.

          SECTION 3.26. Application of Default Charges.

          (a) Any and all Default Charges that are actually received by or on behalf of the Trust with respect to any Serviced Pooled Mortgage Loan (other than any Serviced Pooled Mortgage Loan included in a Serviced Mortgage Loan
Group that includes one or more Serviced Non-Pooled Pari Passu Companion Loans)
or any REO Pooled Mortgage Loan that is a successor thereto and (to the extent remitted to the applicable Master Servicer by the related Non-Trust Master
Servicer and, in any event, subject to the related Mortgage Loan Group
Intercreditor Agreement) any and all Default Charges that are actually received by or on behalf of the Trust with respect to a Non-Trust-Serviced Pooled
Mortgage Loan or successor REO Mortgage Loan shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such Default Charges:

          first, to pay to the Trustee, the applicable Master Servicer or the
     Special Servicer, in that order, any Advance Interest due and owing to such party on outstanding Advances made thereby with respect to such Pooled
     Mortgage Loan or REO Pooled Mortgage Loan, as the case may be;

          second, to reimburse the Trust for any Advance Interest paid to the
     Trustee, the applicable Master Servicer or the Special Servicer since the
     Closing Date with respect to such Pooled Mortgage Loan or REO Pooled
     Mortgage Loan, as the case may be, which interest was paid from a source other than Default Charges collected on such Pooled Mortgage Loan or REO
     Pooled Mortgage Loan, as the case may be; and

          third, to pay any remaining portion of such Default Charges (such remaining portion, "Net Default Charges") as follows: (A) if such Mortgage
     Loan is a Non-Trust-Serviced Mortgage Loan, to the applicable Master
     Servicer as Additional Master Servicing Compensation, in an amount equal to the entirety of such remaining portion, or (B) if such Mortgage Loan is a
     Serviced Mortgage Loan, on a pro rata basis: (i) to the applicable Master
     Servicer as Additional Master Servicing Compensation, in an amount equal to the product of such remaining portion and a fraction, the numerator of which is the aggregate amount of Default Charges (to the extent not previously collected and applied under this Section 3.26) accrued on such
     Mortgage Loan while such Mortgage Loan was not a Specially Serviced
     Mortgage Loan and the denominator of which is the aggregate amount of
     Default Charges (to the extent not previously collected and applied under this Section 3.26) theretofore accrued on such Mortgage Loan, and (ii) to the Special Servicer as Additional Special Servicing Compensation, in an
     amount equal to the product of such remaining portion and a fraction, the numerator of which is the aggregate

                                     -193-

     amount of Default Charges (to the extent not previously collected and applied under this Section 3.26) accrued on such Mortgage Loan while such
     Mortgage Loan is a Specially Serviced Mortgage Loan and the denominator of which is the aggregate amount of Default Charges (to the extent not previously collected and applied under this Section 3.26) theretofore accrued on such Mortgage Loan.

          (b) Default Charges applied to reimburse the Trust pursuant to clause second of Section 3.26(a) are intended to be available for distribution on the
Certificates pursuant to Section 4.01(a), subject to application pursuant to
Section 3.05(a) or 3.05(b) for any items payable out of general collections on the Mortgage Pool. Default Charges applied to reimburse the Trust pursuant to clause second of Section 3.26(a) shall be deemed to offset payments of Advance
Interest in the chronological order in which it accrued with respect to the subject Pooled Mortgage Loan or REO Pooled Mortgage Loan (whereupon such Advance
Interest shall thereafter be deemed to have been paid out of Default Charges).

          (c) Any and all amounts otherwise distributable to the Trust as the holder of any Pooled Mortgage Loan included in a Serviced Mortgage Loan Group that includes one or more one or more Serviced Non-Pooled Pari Passu Companion
Loans (or any successor REO Pooled Mortgage Loan) or to the holder of such
Serviced Non-Pooled Pari Passu Companion Loan as Default Charges with respect to such Serviced Mortgage Loan Group, shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such amounts and as and to the extent permitted under the related Mortgage
Loan Group Intercreditor Agreement:

          first, to pay to the Trustee, the applicable Master Servicer or the
     Special Servicer, in that order, that portion of any Advance Interest due and owing to such party on outstanding Servicing Advances made thereby with respect to such Serviced Mortgage Loan Group or any related REO Property that is allocable (which allocation shall be made pro rata according to the respective outstanding principal balances of the Served Pooled Mortgage
     Loan and the Serviced Non-Pooled Pari Passu Companion Loans in such
     Serviced Mortgage Loan Group) to such Mortgage Loan;

          second, either (x) in the case of the Pooled Mortgage Loan in such
     Serviced Mortgage Loan Group, to pay to the Trustee or the applicable
     Master Servicer, in that order, any Advance Interest due and owing to such party on outstanding P&I Advances made thereby with respect to such Pooled
     Mortgage Loan or (y) in the case of the Serviced Non-Pooled Pari Passu
     Companion Loan in such Serviced Mortgage Loan Group, to pay to one or more designees of the holder of such Mortgage Loan any interest similar to
     Advance Interest due and owing to such designee on any debt service advances made thereby for the benefit of the holder of such Serviced
     Non-Pooled Pari Passu Companion Loans;

          third, to reimburse the Trust for that portion of any Advance Interest paid to the Trustee, the applicable Master Servicer or the Special Servicer since the Closing Date with respect to Servicing Advances made with respect to such Serviced Mortgage Loan Group and any related REO Property that is allocable (which allocation shall be made pro rata according to the respective outstanding principal balances of the Served Pooled Mortgage
     Loan and the Serviced Non-Pooled Pari Passu Companion Loans in such
     Serviced Mortgage Loan Group) to such Mortgage Loan, which interest was paid from a source other than Default Charges collected on such Serviced
     Mortgage Loan Group;

          fourth, either (x) in the case of the Pooled Mortgage Loan in such
     Mortgage Loan Group, to reimburse the Trust for any Advance Interest paid to the Trustee or the applicable Master Servicer since the Closing Date with respect to P&I Advances made thereby with respect to such Pooled
     Mortgage Loan, which interest was paid from a source other than Default
     Charges collected on such Serviced Mortgage Loan Group, or (y) in the case of the Serviced Non-Pooled Pari Passu Companion Loans in such Serviced
     Mortgage Loan Group, to reimburse the holder of such Serviced Non-Pooled
     Pari Passu Companion Loans or its designee for any interest similar to
     Advance Interest made for the benefit of the holder of the Serviced
     Non-Pooled Pari Passu Companion Loans in such Mortgage Loan Group since the
     Closing Date with respect to such Mortgage Loan, which interest was paid from a source other than Default Charges collected on such Serviced
     Mortgage Loan Group; and

                                     -194-

          fifth, to pay any remaining portion of such Default Charges (such remaining portion, "Net Default Charges") on a pro rata basis: (i) to the applicable Master Servicer as Additional Master Servicing Compensation, in
     an amount equal to the product of such remaining portion and a fraction, the numerator of which is the aggregate amount of Default Charges (to the extent not previously collected and applied under this Section 3.26)
     accrued on such Serviced Mortgage Loan Group while the Mortgage Loans therein were not Specially Serviced Mortgage Loans and the denominator of which is the aggregate amount of Default Charges (to the extent not previously collected and applied under this Section 3.26) theretofore accrued on such Serviced Mortgage Loan Group and (ii) to the Special
     Servicer as Additional Special Servicing Compensation, in an amount equal to the product of such remaining portion and a fraction, the numerator of which is the aggregate amount of Default Charges (to the extent not previously collected and applied under this Section 3.26) accrued on such
     Serviced Mortgage Loan Group while the Mortgage Loans therein were
     Specially Serviced Mortgage Loans and the denominator of which is the aggregate amount of Default Charges (to the extent not previously collected and applied under this Section 3.26) theretofore accrued on such Serviced
     Mortgage Loan Group.

          SECTION 3.27. Certain Matters Regarding the Serviced Mortgage Loans
                        Groups that include PCFII Pooled Mortgage Loans.

          (a) With respect to each PCFII Mortgage Loan Group, the parties acknowledge the consent and approval rights of the related Serviced Non-Pooled
Subordinate Noteholder set forth in Section 3.02 of the related Mortgage Loan
Group Intercreditor Agreement, the cure rights of the related Serviced
Non-Pooled Subordinate Noteholder set forth in Article VII of the related
Mortgage Loan Group Intercreditor Agreement and the defaulted loan purchase option granted to the related Non-Pooled Subordinate Noteholder set forth in
Section 4.03 of the related Mortgage Loan Group Intercreditor Agreement.

          (b) Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) each of the PCFII Non-Pooled Subordinate
Noteholders may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) each PCFII
Non-Pooled Subordinate Noteholder may act solely in its own interests; (iii)
each PCFII Non-Pooled Subordinate Noteholder does not have any duties to the
Holders of any Class of Certificates; and (iv) each PCFII Non-Pooled Subordinate
Noteholder shall have no liability whatsoever for having so acted, and no
Certificateholder may take any action whatsoever against any PCFII Non-Pooled
Subordinate Noteholder or any director, officer, employee, agent or principal thereof for having so acted.

          (c) Any PCFII Non-Pooled Subordinate Noteholder shall be entitled to receive a copy of any notice or report required to be delivered (upon request or otherwise) by any party hereto to the Controlling Class Representative or the
Trustee with respect to any related PCFII Mortgage Loan Group, other than with respect to any determination of the Fair Value of a PCFII Pooled Mortgage Loan
pursuant to Section 3.18. Any party delivering such a copy shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies pursuant to this Section 3.27(c).

          (d) Upon determining that a Servicing Transfer Event has occurred with respect to the applicable PCFII Mortgage Loan Group in accordance with the definition of "Specially Serviced Mortgage Loan", the applicable Master Servicer shall promptly notify the applicable PCFII Non-Pooled Subordinate Noteholder.

          (e) Notwithstanding anything to the contrary contained in this
Agreement, each PCFII Non-Pooled Subordinate Noteholder shall be entitled to appoint any Person to serve as a representative to exercise on behalf of such
PCF Non-Pooled Subordinate Noteholder the rights and powers granted to such PCF
Non-Pooled Subordinate Noteholder hereunder or under the related Mortgage Loan
Group Intercreditor Agreement; provided, however, that shall such appointment need not be recognized hereunder unless such PCFII Non-Pooled Subordinate
Noteholder or such Person shall have delivered or caused to have been delivered to the applicable Master Servicer and the applicable Special Servicer a list of officers or employees of such Person with whom the applicable Master Servicer and the applicable Special Servicer may deal (including their names, titles, work addresses and facsimile numbers).

                                     -195-

          SECTION 3.28. Certain Matters Regarding the Savannah Apartments
                        Mortgage Loans Group.

          With respect to the Savannah Apartments Mortgage Loan Group, the parties acknowledge the consent and approval rights of the related Serviced
Non-Pooled Subordinate Noteholder set forth in Section 16(a) of the related
Mortgage Loan Group Intercreditor Agreement and the defaulted loan purchase option granted to the related Non-Pooled Subordinate Noteholder set forth in
Section 8(a) of the related Mortgage Loan Group Intercreditor Agreement.

                                     -196-

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

          SECTION 4.01. Distributions.

          (a) On each Distribution Date, the Certificate Administrator shall apply amounts on deposit in the Distribution Account for the following purposes and in the following order of priority, in each case to the extent of the remaining portion of the Available Distribution Amount for such Distribution
Date:

          (1) concurrently, (i) from the portion of the Available Distribution
     Amount attributable to Loan Group 2, to make distributions of interest to the Holders of the Class A-1A Certificates up to an amount equal to all
     Distributable Certificate Interest in respect of such Class for such
     Distribution Date and, to the extent not previously paid, for all prior
     Distribution Dates, if any, (ii) from the portion of the Available
     Distribution Amount attributable to Loan Group 1, to make distributions of interest to the Holders of the Class A-1, A-2, A-3, A-AB and A-4
     Certificates, up to an amount equal to, and pro rata as among such Holders such Classes in accordance with, all Distributable Certificate Interest in respect of each such Class for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any, and (iii)
     from the remaining portion of the Available Distribution Amount for such
     Distribution Date, to make distributions of interest to the Holders of the
     Class X-1 and X-2 Certificates, equal to, and pro rata as among such
     Holders of such Classes in accordance with, all Distributable Certificate
     Interest in respect of each such Class for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;
     provided, however, that if the Available Distribution Amount for such
     Distribution Date, or the applicable portion of the Available Distribution
     Amount attributable to either Loan Group, is insufficient to pay in full the total amount of interest to be distributed with respect to any of such
     Classes as described above, then the Available Distribution Amount will be allocated among all such Classes up to and pro rata in accordance with, their respective interest entitlements, without regard to Loan Group;

          (2) to make distributions of principal to the Holders of the respective Classes of Class A Senior REMIC III Certificates, allocable as among such Holders of such Classes as provided below, up to an amount (not to exceed the aggregate Class Principal Balance of such Classes outstanding immediately prior to such Distribution Date) equal to the entire Principal
     Distribution Amount for such Distribution Date;

          (3) to make distributions to the Holders of the respective Classes of
     Class A Senior REMIC III Certificates, up to an amount equal to, pro rata as among such Holders of such Classes in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses,
     if any, previously allocated to each such Class pursuant to Section 4.04(a)
     and not previously reimbursed;

          (4) to make distributions of interest to the Holders of the Class A-M
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (5) after the Class Principal Balances of the Class A Senior REMIC III
     Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-M Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of the
     Class A Senior REMIC III Certificates pursuant to clause (2) above);

          (6) to make distributions to the Holders of the Class A-M
     Certificates, up to an amount equal to, and in reimbursement of, all
     Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

                                      -197-

          (7) to make distributions of interest to the Holders of the Class A-J
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (8) after the Class Principal Balance of the Class A-M Certificates
     has been reduced to zero, to make distributions of principal to the Holders of the Class A-J Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (9) to make distributions to the Holders of the Class A-J
     Certificates, up to an amount equal to, and in reimbursement of, all
     Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (10) to make distributions of interest to the Holders of the Class B
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (11) after the Class Principal Balance of the Class A-J Certificates
     has been reduced to zero, to make distributions of principal to the Holders of the Class B Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (12) to make distributions to the Holders of the Class B Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (13) to make distributions of interest to the Holders of the Class C
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (14) after the Class Principal Balance of the Class B Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class C Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (15) to make distributions to the Holders of the Class C Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (16) to make distributions of interest to the Holders of the Class D
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (17) after the Class Principal Balance of the Class C Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class D Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to

                                      -198-

     the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (18) to make distributions to the Holders of the Class D Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (19) to make distributions of interest to the Holders of the Class E
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (20) after the Class Principal Balance of the Class D Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class E Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (21) to make distributions to the Holders of the Class E Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (22) to make distributions of interest to the Holders of the Class F
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (23) after the Class Principal Balance of the Class E Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class F Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (24) to make distributions to the Holders of the Class F Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (25) to make distributions of interest to the Holders of the Class G
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (26) after the Class Principal Balance of the Class F Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class G Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (27) to make distributions to the Holders of the Class G Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

                                      -199-

          (28) to make distributions of interest to the Holders of the Class H
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (29) after the Class Principal Balance of the Class G Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class H Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (30) to make distributions to the Holders of the Class H Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (31) to make distributions of interest to the Holders of the Class J
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (32) after the Class Principal Balance of the Class H Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class J Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (33) to make distributions to the Holders of the Class J Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (34) to make distributions of interest to the Holders of the Class K
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (35) after the Class Principal Balance of the Class J Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class K Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (36) to make distributions to the Holders of the Class K Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (37) to make distributions of interest to the Holders of the Class L
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (38) after the Class Principal Balance of the Class K Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class L Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to

                                      -200-

     the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (39) to make distributions to the Holders of the Class L Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (40) to make distributions of interest to the Holders of the Class M
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (41) after the Class Principal Balance of the Class L Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class M Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (42) to make distributions to the Holders of the Class M Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (43) to make distributions of interest to the Holders of the Class N
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (44) after the Class Principal Balance of the Class M Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class N Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (45) to make distributions to the Holders of the Class N Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

          (46) to make distributions of interest to the Holders of the Class O
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (47) after the Class Principal Balance of the Class N Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class O Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (48) to make distributions to the Holders of the Class O Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

                                      -201-

          (49) to make distributions of interest to the Holders of the Class P
     Certificates, up to an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

          (50) after the Class Principal Balance of the Class O Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class P Certificates, up to an amount (not to exceed the Class
     Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

          (51) to make distributions to the Holders of the Class P Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;
     and

          (52) to make distributions to the Holders of the Class R Certificates, up to an amount equal to the excess, if any, of (A) the Available
     Distribution Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the other Classes of Certificates on such
     Distribution Date pursuant to the prior clauses of this Section 4.01(a).

          Any distributions of interest made with respect to the Class X-1
Certificates and Class X-2 Certificates on any Distribution Date pursuant to clause (1) above shall be deemed to have been allocated among the respective
REMIC III Components of each such Class of Certificates on a pro rata basis in accordance with the respective amounts of Accrued Component Interest for such
REMIC III Components for such Distribution Date.

          On each Distribution Date prior to the earlier of (a) any Class A
Principal Distribution Cross-Over Date and (b) the Final Distribution Date, the
Certificate Administrator shall allocate the aggregate distributions of principal on the Class A Senior REMIC III Certificates contemplated by clause
(2) above, concurrently, (A) to make distributions of principal to the Holders of the Class A-1A Certificates in an amount equal to the lesser of (i) the portion of the Principal Distribution Amount for such Distribution Date that is attributable to Loan Group 2 and, after the aggregate Class Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates has
been reduced to zero, the portion of the Principal Distribution Amount for such
Distribution Date that is attributable to Loan Group 1 (net of any portion thereof that is distributable on such Distribution Date to the Holders of the
Class A-1, Class A-2, Class A-3, Class A-AB and/or Class A-4 Certificates) and
(ii) the Class Principal Balance of the Class A-1A Certificates immediately prior to such Distribution Date; and (B) to the Holders of the Class A-1, Class
A-2, Class A-3, Class A-AB and Class A-4 Certificates collectively (to be further allocated as among the Holders of such Classes in the manner set forth below) in an amount equal to the lesser of (i) the portion of the Principal
Distribution Amount for such Distribution Date that is attributable to Loan
Group 1 and, after the Class Principal Balance of the Class A-1A Certificates
has been reduced to zero, the portion of the Principal Distribution Amount for such Distribution Date that is attributable to Loan Group 2 (net of any portion thereof that is distributable on such Distribution Date to the Holders of the
Class A-1A Certificates) and (ii) the aggregate Class Principal Balance of the
Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates
immediately prior to such Distribution Date.

          The portion of the Principal Distribution Amount that is allocated to
Holders of the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4
Certificates collectively pursuant to clause (B) of the immediately preceding paragraph (such portion, the "Certificate Group 1 Principal Distribution
Amount") on each distribution date will be further allocated among those holders in the following amounts and order of priority (in each case to the extent of the remaining unallocated portion of such aggregate distributions of principal):

               (A) first, to the Holders of the Class A-AB Certificates, an amount equal to the lesser of (1) the Certificate Group 1 Principal
     Distribution Amount for such Distribution Date, and (2) an amount sufficient to

                                      -202-

     reduce the Class Principal Balance of the Class A-AB Certificates to the
     Class A-AB Planned Principal Balance for such Distribution Date;

               (B) second, to the Holders of the Class A-1 Certificates, an amount equal to the lesser of (1) the Certificate Group 1 Principal
     Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to reduce the Class Principal Balance of the
     Class A-AB Certificates to the Class A-AB Planned Principal Balance for
     such Distribution Date as described in the immediately preceding clause
     (A), and (2) the Class Principal Balance of the Class A-1 Certificates
     immediately prior to such Distribution Date;

               (C) third, to the Holders of the Class A-2 Certificates, an amount equal to the lesser of (1) the Certificate Group 1 Principal
     Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to reduce the Class Principal Balance of the
     Class A-AB Certificates to the Class A-AB Planned Principal Balance for
     such Distribution Date as described in the immediately preceding clause (A)
     and/or any portion of such amount that is allocable to the Class A-1
     Certificates as described in the immediately preceding clause (B) and (2)
     the Class Principal Balance of the Class A-2 Certificates immediately prior to such Distribution Date;

               (D) fourth, to the Holders of the Class A-3 Certificates, an amount equal to the lesser of (1) the Certificate Group 1 Principal
     Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to reduce the Class Principal Balance of the
     Class A-AB Certificates to the Class A-AB Planned Principal Balance for
     such Distribution Date as described in the immediately preceding clause (A)
     and/or any portion of such amount that is allocable to the Class A-1 and/or
     Class A-2 Certificates as described in the immediately preceding clauses
     (B) and (C) and (2) the Class Principal Balance of the Class A-3
     Certificates immediately prior to such Distribution Date;

               (E) fifth, to the Holders of the Class A-AB Certificates, an amount (in addition to the amount otherwise allocated and distributable to them as set forth in clause (A) above) equal to the lesser of (1) the
     Certificate Group 1 Principal Distribution Amount for such Distribution
     Date, reduced by any portion of such amount that is allocable to reduce the
     Class Principal Balance of the Class A-AB Certificates to the Class A-AB
     Planned Principal Balance for such Distribution Date as described in the immediately preceding clause (A) and/or any portion of such amount that is allocable to the Class A-1, Class A-2 and/or Class A-3 Certificates as
     described in the immediately preceding clauses (B), (C) and (D) and (2) the
     Class Principal Balance of the Class A-AB Certificates immediately after the allocation described in clause (A) above; and

               (F) finally, after the Class Principal Balances of the Class A-1,
     Class A-2, Class A-3 and Class A-AB Certificates have been reduced to zero, to the Holders of the Class A-4 Certificates, an amount equal to the lesser of (1) the Certificate Group 1 Principal Distribution Amount for such
     Distribution Date, reduced by any portion of such amount that is allocable to reduce the Class Principal Balance of the Class A-AB Certificates to the
     Class A-AB Planned Principal Balance for such Distribution Date as described in the immediately preceding clause (A) and/or any portion of such amount that is allocable to the Class A-1, Class A-2, Class A-3 and/or
     Class A-AB Certificates as described in the immediately preceding clauses
     (B), (C), (D) and (E) and (2) the aggregate of the Class Principal Balances of the Class A-4 Certificates immediately prior to such Distribution Date.

          On each Distribution Date coinciding with or following the Class A
Principal Distribution Cross-Over Date, and in any event on the Final
Distribution Date, the Certificate Administrator shall allocate the aggregate distributions of principal on the Class A Senior REMIC III Certificates contemplated by clause (2) of this Section 4.01(a) to the Holders of the Class
A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates on
a pro rata basis, without regard to Loan Group, in accordance with their respective Class Principal Balances immediately prior to such Distribution Date, in each case up to the Class Principal Balance of such Class.

                                      -203-

          (b) Funds on deposit in the Distribution Account on each Distribution
Date that represent Prepayment Premiums or Yield Maintenance Charges Received by
the Trust with respect to any Pooled Mortgage Loan or REO Pooled Mortgage Loan
during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, shall be distributable as follows: (A) on each Distribution
Date on which any Prepayment Premium or Yield Maintenance Charges Received by
the Trust on any Pooled Mortgage Loan in Loan Group 1, the Certificate
Administrator shall withdraw from the Distribution Account and distribute to the
Holders of each Class of the Class A-1, Class A-2, Class A-3, Class A-AB, Class
A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates to whom the Certificate Administrator is to make a distribution in respect of principal pursuant to Section 4.01(a), an amount equal to the product of (i) the full amount of the funds representing each respective Prepayment Premium or Yield Maintenance Charge Received by the Trust
with respect to such Pooled Mortgage Loan or REO Pooled Mortgage Loan in Group 1
during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, multiplied by (ii) the related Base Interest Fraction, and further multiplied by (iii) a fraction (which in no event may be greater than
1.0), the numerator of which is equal to the amount of principal to be distributed on such Class of Principal Balance Certificates on such Distribution
Date pursuant to Section 4.01(a) and the denominator of which is equal to the portion of the Principal Distribution Amount for such Distribution Date that is attributable to Loan Group 1; and (B) on each Distribution Date on which any
Prepayment Premium or Yield Maintenance Charges Received by the Trust on any
Pooled Mortgage Loan in Loan Group 2, the Certificate Administrator shall withdraw from the Distribution Account and distribute to the Holders of the
Class A-1A Certificates (if such Class of Certificates is outstanding immediately prior to such Distribution Date) an amount equal to the product of
(i) the full amount of the funds representing each respective Prepayment Premium or Yield Maintenance Charge Received by the Trust with respect to such Pooled
Mortgage Loan or REO Pooled Mortgage Loan in Loan Group 2 during the related
Collection Period, in each case net of any Liquidation Fees payable therefrom, multiplied by (ii) the related Base Interest Fraction, and further multiplied by
(iii) a fraction (which in no event may be greater than 1.0), the numerator of which is equal to the amount of principal to be distributed on such Class of
Principal Balance Certificates on such Distribution Date pursuant to Section
4.01(a) and the denominator of which is equal to the portion of the Principal
Distribution Amount for such Distribution Date that is attributable to Loan
Group 2. In the case of either the preceding clause (A) or the preceding clause
(B), if such Distribution Date occurs prior to or in September 2011, the
Certificate Administrator shall withdraw from the Distribution Account any funds on deposit in the Distribution Account that represent the remaining portion of such Prepayment Premium or Yield Maintenance Charge and distribute (i) 82% of such funds to the Holders of the Class X-1 Certificates and (ii) 18% of such funds to the Holders of the Class X-2 Certificates. If such Distribution Date occurs after September 2011, the Certificate Administrator shall withdraw from the Distribution Account any funds on deposit in the Distribution Account that represent the remaining portion of such Prepayment Premium or Yield Maintenance
Charge and distribute 100% of such funds to the Holders of the Class X-1
Certificates. Any funds distributed on a Class of Certificates in respect of any
Prepayment Premium or Yield Maintenance Charge pursuant to this Section 4.01(c)
shall constitute an "Additional Yield Amount" for such Class.

          For purposes of the immediately preceding paragraph, the relevant
"Base Interest Fraction" in connection with any Principal Prepayment of any
Pooled Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance
Certificates, shall be a fraction (A) the numerator of which is the greater of
(x) zero and (y) the difference between (i) the Pass-Through Rate on such Class of Certificates for related Distribution Date, and (ii) the applicable Discount
Rate and (B) the denominator of which is the difference between (i) the Mortgage
Rate on such Pooled Mortgage Loan and (ii) the applicable Discount Rate;
provided, however, that: (a) under no circumstances will the Base Interest
Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Pooled Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class of Certificates for the related Distribution Date, then the Base Interest Fraction will equal zero; and
(c) if the applicable Discount Rate is greater than or equal to the Mortgage
Rate on such Pooled Mortgage Loan and is less than the Pass-Through Rate on such
Class of Principal Balance Certificates for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0.

          For purposes of the preceding paragraph, the relevant "Discount Rate"
in connection with any Prepayment Premium or Yield Maintenance Charge collected on any prepaid Pooled Mortgage Loan or REO Pooled

                                      -204-

Mortgage Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Pooled Mortgage Loan or REO Pooled Mortgage Loan, as the case may be, such discount rate (as reported by the applicable Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium or
Yield Maintenance Charge pursuant to the terms of the relevant Pooled Mortgage
Loan or REO Pooled Mortgage Loan, as the case may be, the yield calculated by the linear interpolation of the yields (as reported under the heading "U.S.
Government Securities/Treasury Constant Maturities" in Federal Reserve
Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related Maturity Date (in the case of a Pooled Mortgage Loan that is not, or an REO Pooled Mortgage Loan that was not, an ARD Mortgage Loan) or the related Anticipated Repayment Date
(in the case of a Pooled Mortgage Loan that is, or an REO Pooled Mortgage Loan that was, an ARD Mortgage Loan), such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

          (c) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any amounts then on deposit in the Class
V Sub-Account of the Distribution Account that represent Post-ARD Additional
Interest collected or deemed collected in respect of the Pooled Mortgage Loans that are ARD Mortgage Loans (or any successor REO Mortgage Loans with respect thereto) during the related Collection Period and shall distribute such amounts to the Holders of the Class V Certificates.

          (d) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding
Certificates in such Class based on their respective Percentage Interests.
Except as otherwise provided below, all such distributions with respect to each
Class of Certificates on each Distribution Date shall be made to the
Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent
Distribution Dates), or otherwise by check mailed to the address of such
Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined, in the case of a Principal Balance
Certificate, without regard to any possible future reimbursement of any Realized
Loss or Additional Trust Fund Expense previously allocated to such Certificate pursuant to Section 4.04(a)) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate
Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a
Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense
previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate
Register or to any other address of which the Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate
Administrator, then the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate
Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the
Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Class R Certificateholders.

                                      -205-

          (e) Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its
Depository Participants in accordance with its normal procedures. Each
Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each indirect participating brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Trustee, the
Certificate Administrator, the Certificate Registrar, the Depositor, the Special
Servicer or the Master Servicers shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate
Administrator and the Depositor shall perform their respective obligations under each of the Letter of Representations among the Depositor, the Certificate
Administrator and the initial Depository dated as of the Closing Date and pertaining to the Book-Entry Certificates, a copy of which Letters of
Representation are attached hereto as Exhibit B.

          (f) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund with respect to the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates
nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates with respect to amounts properly previously distributed on the Certificates.

          (g) Except as otherwise provided in Section 9.01, whenever the
Certificate Administrator receives written notification of or expects that the final distribution with respect to any Class of Certificates (determined, in the case of a Class of Principal Balance Certificates, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to such Class of Certificates pursuant to Section
4.04(a)) will be made on the next Distribution Date, the Certificate
Administrator shall, no later than the second Business Day prior to such
Distribution Date, mail to each Holder of record of such Class of Certificates on such date a notice to the effect that:

               (i) the Certificate Administrator expects that the final
     distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such
     Certificates at the office of the Certificate Registrar or at such other location therein specified, and

               (ii) no interest shall accrue on such Certificates from and after the end of the Interest Accrual Period for such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the
Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, then the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such non-tendering Certificateholders following the first anniversary of the delivery of such second notice thereto shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the
Certificates as to which notice has been given pursuant to this Section 4.01(g)
shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law, distribute to the Class R Certificateholders all unclaimed funds and other assets which remain subject thereto.

          (h) Notwithstanding any other provision of this Agreement, the
Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the
Code. The consent of Certificateholders shall not be required for such withholding. If the Certificate Administrator does withhold any amount

                                      -206-

from interest or original issue discount payments or advances thereof to any
Certificateholder pursuant to federal withholding requirements, the Certificate
Administrator shall indicate the amount withheld to such Certificateholders.

          (i) All distributions made in respect of each Class of Principal
Balance Certificates on each Distribution Date (including the Final Distribution
Date) pursuant to Section 4.01(a) or Section 4.01(b) shall be deemed to have first been distributed from REMIC II to REMIC III with respect to the
Corresponding REMIC II Regular Interest(s) for such Class of Principal Balance
Certificates; and all distributions made with respect to each Class of Interest
Only Certificates on each Distribution Date pursuant to Section 4.01(a) or
Section 4.01(b), and allocable to any particular REMIC III Component of such
Class of Principal Balance Certificates, shall be deemed to have first been distributed from REMIC II to REMIC III in respect of the Corresponding REMIC II
Regular Interest for such REMIC III Component. In each case, if such distribution on any such Class of Certificates was a distribution of accrued interest, of principal, of additional interest (in the form of one or more
Additional Yield Amounts) or in reimbursement of any Realized Losses and
Additional Trust Fund Expenses previously allocated to such Class of Principal
Balance Certificates, then the corresponding distribution deemed to be made on a
REMIC II Regular Interest pursuant to the preceding sentence (and, if applicable the next paragraph) shall be deemed to also be, respectively, a distribution of accrued interest, of principal, of additional interest (in the form of one or more Additional Yield Amounts) or in reimbursement of any Realized Losses and
Additional Trust Fund Expenses previously allocated to REMIC III in respect of such REMIC II Regular Interest.

          If two or more REMIC II Regular Interests are all Corresponding REMIC
II Regular Interests with respect to the same Class of Principal Balance
Certificates (such as but not limited to the group of REMIC II Regular Interests consisting of REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2
and REMIC II Regular Interest A-1-3), then (i) deemed distributions of accrued interest made on such REMIC II Regular Interests shall be allocated among such
REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts of accrued interest deemed payable on each such REMIC II Regular
Interest for the subject Distribution Date; (ii) deemed distributions of principal made on such REMIC II Regular Interests shall be allocated sequentially to such REMIC II Regular Interests in ascending order of the numerical portion of their alphanumeric designations that follows the portion thereof that is the same as the alphabetic or alphanumeric designation of the
Class of Principal Balance Certificates for which such REMIC II Regular
Interests constitute Corresponding REMIC II Regular Interests (for example, in the case of the group of REMIC II Regular Interests consisting of REMIC II
Regular Interest A-1-1, REMIC II Regular Interest A-1-2 and REMIC II Regular
Interest A-1-3, first, to REMIC II Regular Interest A-1-1; second, to REMIC II
Regular Interest A-1-2; and, third, to REMIC II Regular Interest A-1-3), in each case until the Uncertificated Principal Balance of such REMIC II Regular
Interest is reduced to zero; (iii) deemed distributions of additional interest
(in the form of one or more Additional Yield Amounts) made on such REMIC II
Regular Interests shall be allocated among such REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts of principal allocated to each such REMIC II Regular Interest pursuant to the immediately preceding clause (ii) for the subject Distribution Date; and (iv) deemed distributions in reimbursement of previously allocated Realized Losses and Additional Trust Fund
Expenses made on such REMIC II Regular Interests, shall be allocated among such
REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts deemed reimbursable with respect thereto for the subject Distribution
Date.

          The actual distributions made by the Certificate Administrator on each
Distribution Date in respect of the REMIC III Certificates pursuant to Section
4.01(a) or Section 4.01(b), as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC II Regular
Interests on such Distribution Date pursuant to this Section 4.01(i).
Notwithstanding the deemed distributions on the REMIC II Regular Interests described in this Section 4.01(i), actual distributions of funds from the
Distribution Account shall be made only in accordance with Section 4.01(a) or
Section 4.01(b), as applicable.

          (j) On each Distribution Date, including the Final Distribution Date, the Available Distribution Amount for such date shall be deemed to have first been distributed from REMIC I to REMIC II in respect of the REMIC I Regular
Interests, in each case to the extent of the remaining portions of such funds, for the following purposes and in the following order of priority:

                                      -207-

               (i) as deemed distributions of interest with respect to all the
     REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, all Uncertificated Distributable Interest with respect to each REMIC I Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates;

               (ii) as deemed distributions of principal with respect to all the
     REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, as to each REMIC I Regular Interest, the portion of the
     Principal Distribution Amount for such Distribution Date attributable to the related Pooled Mortgage Loan(s) or REO Pooled Mortgage Loan(s); and

               (iii) as deemed distributions with respect to all the REMIC I
     Regular Interests, up to an amount equal to, pro rata in accordance with, and in reimbursement of, any Realized Losses and Additional Trust Fund
     Expenses previously allocated to each REMIC I Regular Interest (with compounded interest).

          The portion of each Prepayment Premium and Yield Maintenance Charge that is distributed to any Class of REMIC III Certificates on any Distribution
Date shall, in each case, be deemed to have been distributed from REMIC I to
REMIC II in respect of the REMIC I Regular Interest corresponding to the prepaid
Pooled Mortgage Loan or REO Pooled Mortgage Loan, as the case may be, in respect of which such Prepayment Premium or Yield Maintenance Charge was received or deemed received.

          The actual distributions made by the Certificate Administrator on each
Distribution Date in respect of the REMIC III Certificates pursuant to Section
4.01(a) or Section 4.01(b), as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC I Regular
Interests on such Distribution Date pursuant to this Section 4.01(j).
Notwithstanding the deemed distributions on the REMIC I Regular Interests described in this Section 4.01(j), actual distributions of funds from the
Distribution Account shall be made only in accordance with Section 4.01(a) or
Section 4.01(b), as applicable.

          SECTION 4.02. Certificate Administrator Reports; Servicer Reporting.

          (a) Certificate Administrator Reports and Information. Based solely on information provided to the Certificate Administrator by the Master Servicers
pursuant to Sections 3.12, 4.02(c) and 4.02(f), the Certificate Administrator
shall prepare (or cause to be prepared) and, on each Distribution Date, provide or make available electronically (or, upon request by a Privileged Person who is a Certificateholder or Certificate Owner or by any Privileged Person who cannot receive a copy electronically, by first class mail) to each Privileged Person a statement substantially in the form of, and containing the information set forth in, Exhibit D-1 hereto and in any event containing the information set forth on
Exhibit D-2 (the "Certificate Administrator Report"), detailing the distributions on such Distribution Date and the performance, both in the aggregate and individually to the extent available, of the Pooled Mortgage Loans and the Mortgaged Properties; provided that the Certificate Administrator need not deliver to the Depositor, the Master Servicers, the Special Servicer, the
Underwriters, the Rating Agencies or the Controlling Class Representative any
Certificate Administrator Report that has been made available to such Person via the Certificate Administrator's internet website as provided below; and
provided, further, that the Certificate Administrator has no affirmative obligation to discover the identities of Certificate Owners and need only react to Persons claiming to be Certificate Owners in accordance with Section 5.06;
and provided, further, that during any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of the Certificate Administrator Report shall be deemed to have agreed to keep confidential the information therein until such
Certificate Administrator Report is filed with the Commission. In any event, each Certificate Administrator Report shall present, in addition to the other information contemplated by Exhibit D-1 and Exhibit D-2 hereto, the respective portions of the Available Distribution Amount for each Distribution Date that are attributable to each Loan Group, the respective portions of the Principal
Distribution Amount for each Distribution Date that are attributable to each
Loan Group, the aggregate unpaid principal balance of each Loan Group outstanding as of the close of business on the related Determination Date and the aggregate Stated Principal Balance of each Loan Group outstanding immediately before and immediately after such Distribution Date.

                                      -208-

          On each Distribution Date, the Certificate Administrator shall provide or make available electronically (or, upon request by a Privileged Person who is a Certificateholder or Certificate Owner or by any Privileged Person who cannot receive a copy electronically, by first class mail) to each Privileged Person each file and report comprising the CMSA Investor Reporting Package (other than the CMSA Special Servicer Loan File), to the extent received by the Certificate
Administrator since the prior Distribution Date (or, in the case of the initial
Distribution Date, since the Closing Date); provided that during any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of such files and reports shall be deemed to have agreed to keep confidential the information in any such file or report until such particular file or report is filed with the
Commission. Such files and reports shall be so provided or made available such that: (i) in the case of the CMSA Loan Setup File, the CMSA Loan Periodic Update
File, the CMSA Financial File, the CMSA Property File, the CMSA Loan Level
Reserve/LOC Report and the CMSA Reconciliation of Funds Report, such file or report presents information for all of the Pooled Mortgage Loans and/or
Mortgaged Properties (as applicable) without segregation according to the identities of the Master Servicers; and (ii) in the case of the CMSA Delinquent
Loan Status Report, the CMSA Historical Loan Modification and Corrected Mortgage
Loan Report, the CMSA Historical Liquidation Report, the CMSA REO Status Report,
the CMSA Servicer Watch List, the CMSA Comparative Financial Status Report, the
CMSA Operating Statement Analysis Report, the CMSA NOI Adjustment Worksheet and
the CMSA Special Servicer Loan File, such report presents information separately tabbed for the Pooled Mortgage Loans and/or Mortgaged Properties or REO
Properties (as applicable) for which each respective Master Servicer is the applicable Master Servicer. Each CMSA Loan Setup File and CMSA Loan Periodic
Update File shall indicate (based solely on the Pooled Mortgage Loan Schedule)
whether each related Pooled Mortgage Loan presented therein is contained in Loan
Group 1 or Loan Group 2.

          The Certificate Administrator shall have no obligation to provide the information or reports described in this Section 4.02(a) until it has received the requisite information or reports from the Master Servicers provided for herein, and the Certificate Administrator shall not be in default hereunder due to a delay in providing such information and reports caused by the failure of a
Master Servicer or a Special Servicer to timely deliver any information or reports hereunder. None of the Master Servicers, the Special Servicers or the
Certificate Administrator shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower, each other or a third party, and accepted by it in good faith, that is included in any reports, statements, materials or information prepared or provided by either Master Servicer, any
Special Servicer or the Certificate Administrator, as applicable. None of the
Certificate Administrator, the Master Servicers or the Special Servicers shall have any obligation to verify the accuracy or completeness of any information provided by a Borrower, a third party or each other.

          The Certificate Administrator shall make available to the general public each month the related Certificate Administrator Report via its internet website initially located at "www.ctslink.com". In addition, the Certificate
Administrator shall make available each month, via its internet website on a restricted basis solely to Privileged Persons, (i) the Unrestricted Servicer
Reports, (ii) the CMSA Bond Level File and the CMSA Collateral Summary File, and
(iii) as a convenience to interested persons (and not in furtherance of the distribution thereof under the securities laws), the Prospectus, this Agreement and each of the Pooled Mortgage Loan Purchase Agreements (including, in each case, all schedules and exhibits thereto). Upon notification by the Depositor that the Underwriters have sold the Non-Registered Certificates to unaffiliated third parties, the Certificate Administrator shall remove the restriction provided for in the preceding sentence and shall make such reports and documents available to any interested person. The Certificate Administrator shall also make available each month, on a restricted basis to any Privileged Person via its internet website, (i) the Restricted Servicer Reports, and (ii) any other report at the direction of the Depositor. During any period that reports are required to be filed with the Commission with respect to the Trust pursuant to
Section 15(d) of the Exchange Act, each recipient of information regarding the
Trust on the Certificate Administrator's internet website will be deemed to have agreed to keep confidential such information until such reports are filed with the Commission, and to the extent such information is presented on the
Certificate Administrator's internet website, such website will bear a legend to the following effect: "No recipient shall use or disclose the information contained in this statement/report/file in any manner which could result in a violation of any provision of the Securities Act of 1933 or the Securities
Exchange Act of 1934 or would require registration of any Non-Registered
Certificates pursuant to Section 5 of the Securities Act of 1933."

                                      -209-

          The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its internet website and assumes no responsibility therefor.
In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source.

          In connection with providing access to the Certificate Administrator's internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer (provided that such website provides thereon electronic means of fulfilling such registration and acceptance for purposes of obtaining access to Unrestricted Servicer Reports). The Certificate
Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator's internet website can be directed to the Certificate Administrator's CMBS customer service desk at (301) 815-6600 or such other number as the Certificate
Administrator may hereinafter specify.

          The Certificate Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the Certificate Administrator Report and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

          (b) Certain Tax-Related Reporting to Certificateholders by the
Certificate Administrator. Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall prepare, or cause to be prepared, and mail to each Person who at any time during the calendar year was a
Certificateholder (i) a statement containing the aggregate information set forth on page 2 of Exhibit D hereto for such calendar year or applicable portion thereof during which such person was a Certificateholder and (ii) such other customary information as the Certificate Administrator deems necessary or desirable for Certificateholders to prepare their federal, state and local income tax returns, including the amount of original issue discount accrued on the Certificates, if applicable. The obligations of the Certificate
Administrator in the immediately preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the
Code. As soon as practicable following the request of any Certificateholder in writing, the Certificate Administrator shall furnish to such Certificateholder such information regarding the Pooled Mortgage Loans and the Mortgaged
Properties as such Certificateholder may reasonably request and, as has been furnished to, or may otherwise be in the possession of, the Certificate
Administrator. Each of the Master Servicers and the Special Servicers shall promptly provide to the Depositor and the Certificate Administrator such information regarding, in the case of a Master Servicer, the Mortgage Loans and the Mortgaged Properties for which it is the applicable Master Servicer and, in the case of a Special Servicer, the Specially Serviced Mortgage Loans and the
Administered REO Properties for which it is the applicable Special Servicer, as the case may be, in any event as such party may reasonably request and that has been furnished to, or may otherwise be in the possession of, such Master
Servicer or such Special Servicer, as the case may be.

          (c) CMSA Loan Periodic Update Files. Not later than 9:00 a.m. (New
York City time) on the third Business Day following each Determination Date
(which is also the second Business Day preceding the related Distribution Date), the Servicer Report Administrator shall deliver to the Certificate Administrator the CMSA Loan Periodic Update File (which shall be accompanied by a CMSA Advance
Recoverability Report), combining information with respect to the Pooled
Mortgage Loans as to which it is the applicable Master Servicer and information delivered to the Servicer Report Administrator by the other Master Servicer with respect to the Pooled Mortgage Loans as to which such other Master Servicer is the applicable Master Servicer (as described in the immediately succeeding sentence), without segregation according to the identities of the Master
Servicers, and reflecting information as of the close of business on such
Determination Date (or, in the case of a Non-Trust-Serviced Pooled Mortgage
Loan, as of such other date as of which such information is provided pursuant to the terms of the related Non-Trust Servicing Agreement). Not later than 9:00
a.m. (New York City time) on the second Business Day following each
Determination Date, the Master Servicer that is not the Servicer Report
Administrator shall deliver to the Servicer Report Administrator the CMSA Loan
Periodic Update File (which shall be accompanied by a CMSA Advance
Recoverability Report) with respect to the Pooled Mortgage Loans as to which it is the applicable Master Servicer, reflecting information as of the close of business on such Determination Date (or, in the case of a Non-Trust-Serviced
Pooled Mortgage Loan, as of such other date as of which

                                      -210-

such information is provided pursuant to the terms of the related Non-Trust
Servicing Agreement). The CMSA Loan Periodic Update File delivered by each
Master Servicer as described above shall be in an electronic format that is mutually acceptable to the two Master Servicers and the Certificate
Administrator. Each CMSA Loan Periodic Update File and any written information supplemental thereto shall include such information with respect to the subject
Pooled Mortgage Loans that is reasonably required by the Certificate
Administrator for purposes of making the calculations and preparing the reports for which the Certificate Administrator is responsible pursuant to Section 4.01, this Section 4.02, Section 4.04 or any other section of this Agreement, as set forth in reasonable written specifications or guidelines issued by the
Certificate Administrator from time to time. Such information may be delivered to the Certificate Administrator by the Servicer Report Administrator and, if
applicable, to the Servicer Report Administrator by the other Master Servicer by electronic mail or in such electronic or other form as may be reasonably acceptable to the two Master Servicers and the Certificate Administrator. Each
CMSA Loan Periodic Update File shall indicate (based solely on the Pooled
Mortgage Loan Schedule) whether each related Pooled Mortgage Loan presented therein is contained in Loan Group 1 or Loan Group 2.

          Notwithstanding the foregoing, the parties agree that the CMSA Loan
Periodic Update File required to be delivered by each Master Servicer in October
2006 will be based solely upon information generated from actual collections received by such Master Servicer (or, in the case of a Non-Trust-Serviced Pooled
Mortgage Loan, by the related Non-Trust Master Servicer) and from information that the respective Pooled Mortgage Loan Sellers deliver or cause to be delivered to such Master Servicer (including but not limited to information prepared by third-party servicers of the subject Pooled Mortgage Loans with respect to the period prior to the Closing Date). Each Special Servicer shall from time to time (and, in any event, upon request) provide each Master Servicer with such information in its possession regarding the Specially Serviced
Mortgage Loans and Administered REO Properties for which such Special Servicer is the applicable Special Servicer as may be necessary for such Master Servicer to prepare each report and any supplemental information to be provided by such
Master Servicer to the Certificate Administrator.

          (d) CMSA Operating Statement Analysis Report, CMSA Financial Files,
CMSA Comparative Financial Status Reports and CMSA NOI Adjustment Worksheets.
The applicable Master Servicer shall prepare and maintain a CMSA Operating
Statement Analysis Report and a CMSA NOI Adjustment Worksheet with respect to each Mortgaged Property that secures a Serviced Pooled Mortgage Loan that is not a Specially Serviced Pooled Mortgage Loan and the applicable Special Servicer shall prepare and maintain a CMSA Operating Statement Analysis Report and a CMSA
NOI Adjustment Worksheet with respect to each Specially Serviced Pooled Mortgage
Loan and Administered REO Property, in each case in accordance with the provisions described below. As to quarterly (that is, not annual) periods, within 105 calendar days after the end of each of the first three calendar quarters (in each year) for the trailing or quarterly information received, commencing with respect to the quarter ending on September 30, 2006, the applicable Master Servicer (in the case of Mortgaged Properties that secure
Serviced Pooled Mortgage Loans that are not Specially Serviced Mortgage Loans)
or the applicable Special Servicer (in the case of Mortgaged Properties securing
Specially Serviced Mortgaged Loans and Administered REO Properties) shall, based upon the operating statements or rent rolls received (if and to the extent received) and covering such calendar quarter, prepare (or, if previously prepared, update) the CMSA Operating Statement Analysis Report and the CMSA
Comparative Financial Status Report for each related Mortgaged Property and/or
REO Property, using the normalized quarterly and normalized year-end operating statements and rent rolls received from the related Borrower; provided, however, that, until such time as CMSA shall adopt a standard that requires the use of normalized quarterly operating statements and rent rolls, the applicable Master
Servicer shall be permitted to use the non-normalized quarterly operating statements and rent rolls. As to annual (that is, not quarterly) periods, not later than the second Business Day following the Determination Date occurring in
June of each year (beginning in 2007 for year-end 2006), the applicable Master
Servicer (in the case of Mortgaged Properties securing Serviced Pooled Mortgage
Loans that are not Specially Serviced Mortgage Loans) or the applicable Special
Servicer (in the case of Mortgaged Properties securing Specially Serviced
Mortgage Loans and Administered REO Properties) shall, based upon the most recently available normalized year-end financial statements and most recently available rent rolls received (if and to the extent received) not less than thirty (30) days prior to such second Business Day, prepare (or, if previously prepared, update) the CMSA Operating Statement Analysis Report, the CMSA
Comparative Financial Status Report and a CMSA NOI Adjustment Worksheet for each related Mortgaged Property and/or REO Property.

                                      -211-

          The Master Servicers and the Special Servicers shall each remit electronically an image of each CMSA Operating Statement Analysis Report and/or each CMSA NOI Adjustment Worksheet prepared or updated by it (promptly following initial preparation and each update thereof), together with the underlying operating statements and rent rolls (in an electronic imaged format) to the
Controlling Class Representative, the Certificate Administrator (upon request)
and, in the case of such a report prepared or updated by a Master Servicer, the applicable Special Servicer. The Certificate Administrator shall, upon request from the applicable Master Servicer or the applicable Special Servicer and, to the extent such items have been delivered to the Certificate Administrator by a
Master Servicer or a Special Servicer, deliver to any Certificateholder or, if the Certificate Administrator has in accordance with Section 5.06(b) confirmed the Ownership Interest in the Certificates held thereby, any Certificate Owner, a copy of the CMSA Operating Statement Analysis, the CMSA Financial File and the
CMSA NOI Adjustment Worksheet (or update thereof) for any Mortgaged Property or
REO Property and, if requested, the related operating statement or rent rolls.

          The applicable Master Servicer for a Non-Trust-Serviced Pooled
Mortgage Loan shall deliver information comparable to the above-described information to the same Persons as described above and according to the same time frames as described above, with reasonable promptness following such Master
Servicer's receipt of such information from the related Non-Trust Master
Servicer under the applicable Non-Trust Servicing Agreement.

          If, with respect to any Performing Serviced Mortgage Loan, the applicable Special Servicer has any questions for the related Borrower based upon the information delivered to the applicable Special Servicer pursuant to
Section 3.12(a) or this Section 4.02(d), the applicable Master Servicer shall, in this regard and without otherwise changing or modifying its duties hereunder, reasonably cooperate with the Special Servicer in assisting the Special Servicer in the Special Servicer's efforts to contact and solicit information from such
Borrower.

          (e) Reporting by the Special Servicers. Not later than 2:00 p.m. (New
York City time) on the first Business Day following each Determination Date, the
General Special Servicer shall prepare and deliver or cause to be delivered to both of the Master Servicers and the Controlling Class Representative, and each
Loan Specific Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer for the related Serviced Mortgage
Loan Group, the related Non-Pooled Subordinate Noteholder(s) and, upon request, the Controlling Class Representative, the CMSA Special Servicer Loan File with respect to those Specially Serviced Mortgage Loans and Administered REO
Properties for which it is the applicable Special Servicer, providing the required information as of such Determination Date. In addition, each Special
Servicer shall from time to time provide the Master Servicers with such information in such Special Servicer's possession regarding any Specially
Serviced Mortgage Loan or Administered REO Property as may be requested by either Master Servicer and is reasonably necessary for such Master Servicer to prepare each report and any supplemental information required to be provided by such Master Servicer to the Certificate Administrator or (in the case of the
Master Servicer that is not the Servicer Report Administrator) to the Servicer
Report Administrator.

          (f) Other Reporting by the Master Servicers. Not later than 12:00 noon
(New York City time) on the Business Day immediately preceding each Distribution
Date, the Servicer Report Administrator shall prepare (if and to the extent necessary) and deliver or cause to be delivered to the Certificate Administrator a CMSA Financial File, a CMSA Property File and a CMSA Comparative Financial
Status Report, combining information for the Pooled Mortgage Loans and REO
Properties for which it is the applicable Master Servicer and the information delivered to the Servicer Report Administrator by the other Master Servicer with respect to the Pooled Mortgage Loans and REO Properties for which such other
Master Servicer is the applicable Master Servicer, without segregation according to the identities of the Master Servicers, and in each case providing the most recent information with respect to the subject Pooled Mortgage Loans and REO
Properties as of the related Determination Date (or, in the case of a
Non-Trust-Serviced Pooled Mortgage Loan, as of such other date as of which such information is provided pursuant to the terms of the related Mortgage Loan Group
Intercreditor Agreement and the related Non-Trust Servicing Agreement) and, in each case, if applicable, identifying each subject Pooled Mortgage Loan by loan number and property name. Not later than 9:00 a.m. (New York City time) on the third Business Day following each Determination Date, the Master Servicer that is not the Servicer Report Administrator shall prepare (if and to the extent necessary) and deliver or cause to be delivered to the Servicer Report
Administrator a CMSA Financial File, a CMSA Property File and a CMSA Comparative
Financial Statement

                                      -212-

Report, combining information for the Pooled Mortgage Loans and REO Properties for which such Master Servicer is the applicable Master Servicer and in each case providing the most recent information with respect to the subject Pooled
Mortgage Loans and REO Properties as of the related Determination Date (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, as of such other date as of which such information is provided pursuant to the terms of the related
Non-Trust Servicing Agreement) and, in each case, if applicable, identifying each subject Pooled Mortgage Loan by loan number and property name. Each CMSA
Financial File, CMSA Property File and CMSA Comparative Financial Statement
Report delivered by a Master Servicer as described above shall be in a computer-readable medium downloadable by the Certificate Administrator and (if applicable) the Servicer Report Administrator (or, at the Certificate
Administrator's or (if applicable) the Servicer Report Administrator's written request, in a form reasonably acceptable to the recipient, including on a loan-by-loan basis). Notwithstanding the foregoing provisions of this subsection
(f), neither Master Servicer shall be required to prepare and/or deliver any of such files or reports with respect to the Determination Date in October 2006.

          Not later than 12:00 noon (New York City time) on the Business Day immediately preceding each Distribution Date, the Servicer Report Administrator shall deliver or cause to be delivered, with respect to those Pooled Mortgage
Loans and REO Properties as to which it is the applicable Master Servicer, and shall prepare (if any to the extent necessary) and deliver or cause to be delivered to the Certificate Administrator, in a computer-readable medium downloadable by the Certificate Administrator (or, at the Certificate
Administrator's written request, in a form reasonably acceptable to the recipient, including on a loan-by-loan basis), a CMSA Delinquent Loan Status
Report, a CMSA Historical Loan Modification and Corrected Mortgage Loan Report,
a CMSA Historical Liquidation Report, a CMSA REO Status Report, a CMSA Operating
Statement Analysis Report, a CMSA Comparative Financial Status Report, a CMSA
Servicer Watch List, a CMSA NOI Adjustment Worksheet and a CMSA Special Servicer
Loan File, in each case combining information for the Pooled Mortgage Loans and
REO Properties for which it is the applicable Master Servicer and the information delivered to the Servicer Report Administrator by the other Master
Servicer with respect to the Pooled Mortgage Loans and REO Properties for which such other Master Servicer is the applicable Master Servicer but segregated according to the identities of the Master Servicers, in each case providing the most recent information with respect to the subject Pooled Mortgage Loans and
REO Properties as of the related Determination Date (or, in the case of a
Non-Trust-Serviced Pooled Mortgage Loan, as of such other date as of which such information is provided pursuant to the terms of the related Non-Trust Servicing
Agreement) and, in each case, if applicable, identifying each subject Pooled
Mortgage Loan by loan number and property name. On the third Business Day following each Determination Date (which date is the Business Day immediately preceding the related Distribution Date), the Master Servicer that is not the
Servicer Report Administrator, shall prepare (if any to the extent necessary)
and deliver or cause to be delivered to the Servicer Report Administrator, in a computer-readable medium downloadable by the Servicer Report Administrator (or, at the Servicer Report Administrator's written request, in a form reasonably acceptable to the recipient, including on a loan-by-loan basis), a CMSA
Delinquent Loan Status Report, a CMSA Historical Loan Modification and Corrected
Mortgage Loan Report, a CMSA Historical Liquidation Report, a CMSA REO Status
Report, a CMSA Operating Statement Analysis Report, a CMSA Comparative Financial
Status Report, a CMSA Servicer Watch List, a CMSA NOI Adjustment Worksheet and a
CMSA Special Servicer Loan File, in each case combining information for the
Pooled Mortgage Loans and REO Properties for which it is the applicable Master
Servicer, in each case providing the most recent information with respect to the subject Pooled Mortgage Loans and REO Properties as of the related Determination
Date (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, as of such other date as of which such information is provided pursuant to the terms of the related Non-Trust Servicing Agreement) and, in each case, if applicable, identifying each subject Pooled Mortgage Loan by loan number and property name.
Notwithstanding the foregoing, neither Master Servicer shall be required to prepare and deliver any of such files or reports with respect to the initial
Determination Date following the Closing Date.

          Each Master Servicer may, but is not required to, make any of the reports or files comprising the CMSA Investor Reporting Package prepared by it with respect to the Pooled Mortgage Loans and REO Properties as to which it is the applicable Master Servicer, available each month on such Master Servicer's internet website only with the use of a password, in which case such Master
Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person,

                                      -213-

(ii) the Rating Agencies and the Controlling Class Representative, and (iii)
each Certificateholder and Certificate Owner who requests such password, provided that any such Certificateholder or Certificate Owner, as the case may be, has delivered a certification substantially in the form of Exhibit K-1 to the Certificate Administrator (with a copy to such Master Servicer). In connection with providing such access to its internet website, a Master Servicer may require registration and the acceptance of a reasonable disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent a Master Servicer deems necessary or appropriate, conditioning access on execution of a reasonable agreement governing the availability, use and disclosure of such information, and which may provide indemnification to such Master Servicer for any liability or damage that may arise therefrom. For the avoidance of doubt, the foregoing sentence shall not be construed to limit any right to receive information already provided for in this Agreement.

          If either Master Servicer determines, in its reasonable judgment, that information regarding the Pooled Mortgage Loans and REO Properties for which it is the applicable Master Servicer (in addition to the information otherwise required to be contained in the CMSA Investor Reporting Package) should be disclosed to Certificateholders and Certificate Owners, then (i) if the nature of the information is comparable to the information contemplated by the forms of
Restricted Servicer Reports or the applicable Master Servicer otherwise determines that public availability of such information is not appropriate under the circumstances, (A) the applicable Master Servicer shall be entitled to so notify the Certificate Administrator, set forth such information in an additional report (in a format reasonably acceptable to the Certificate
Administrator), deliver such report to the Certificate Administrator simultaneously with the delivery of its reports described in the first paragraph of this Section 4.02(f) and provide to the Certificate Administrator a statement
(for inclusion in the Certificate Administrator Report for the related
Distribution Date or for direct posting to the Certificate Administrator's website, as the case may be) generally describing the type of information provided and to the effect that such information will be made available by the same means and at the same time that the Restricted Servicer Reports are made available with respect to such Distribution Date; and (B) if the information described in the immediately preceding clause (A) is timely received, the
Certificate Administrator shall include such statement in the Certificate
Administrator Report for such Distribution Date (or directly post it to the
Certificate Administrator's internet website) and make such additional report available by the same means and at the same time that the Restricted Servicer
Reports are made available with respect to such Distribution Date; and (ii) if the nature of the information is not as described by clause (i) above, the applicable Master Servicer shall be entitled to so notify the Certificate
Administrator, set forth such information in an additional report (in a format reasonably acceptable to the Certificate Administrator) and deliver such report to the Certificate Administrator simultaneously with the delivery of its reports described in the first paragraph of this Section 4.02(f); and (B) if the information described in the immediately preceding clause (A) is timely received, the Certificate Administrator shall include such additional report in or as an attachment to the Certificate Administrator Report for such
Distribution Date (or directly post it to the Certificate Administrator's internet website). If the applicable Master Servicer or the applicable Special
Servicer for a Serviced Mortgage Loan determines, in its reasonable judgment, that information regarding such Serviced Mortgage Loan, any related Mortgaged
Property or any related REO Property for which it is the applicable Master
Servicer should be disclosed to the related Non-Pooled Noteholders (if any), then such Master Servicer may forward or make such information available to such
Non-Pooled Noteholders.

          (g) Certain General Provisions Regarding Reporting. The applicable
Special Servicer shall deliver to the applicable Master Servicer(s) the reports and files required to be delivered pursuant to Section 4.02(d) and Section
4.02(e), the Master Servicer that is not the Servicer Report Administrator shall deliver to the Servicer Report Administrator the reports and files required to be delivered pursuant to Section 4.02(c), Section 4.02(d) and Section 4.02(f)
and the applicable Master Servicer(s) shall deliver to the Certificate
Administrator the reports set forth in Section 4.02(c) and Section 4.02(f), in an electronic format reasonably acceptable to the Special Servicers, the Master
Servicers and the Certificate Administrator. Each Master Servicer may, absent manifest error, conclusively rely on the file to be provided by a Special
Servicer pursuant to Section 4.02(e). The Servicer Report Administrator may,
absent manifest error, conclusively rely on the reports to be provided by the other Master Servicer pursuant to Section 4.02(c) and Section 4.20(f). The
Certificate Administrator may, absent manifest error, conclusively rely on the reports to be provided by a Master Servicer pursuant to Section 4.02(c) and
Section 4.20(f). To the extent that any report to be prepared and provided to the Certificate Administrator, the Controlling Class Representative and/or (if
applicable) the Servicer Report

                                      -214-

Administrator by a Master Servicer pursuant to Section 4.02(c) and Section
4.20(f) is dependent on information from a Special Servicer, the other Master
Servicer or a party under a Non-Trust Servicing Agreement, and such Special
Servicer, such other Master Servicer or such party under a Non-Trust Servicing
Agreement (as the case may be) has not timely provided such information to such
Master Servicer, such Master Servicer shall on a timely basis provide to the
Certificate Administrator, the Controlling Class Representative and/or (if
applicable) the Servicer Report Administrator, as applicable, as complete a report as the information provided by such Special Servicer, such other Master
Servicer or such party under a Non-Trust Servicing Agreement (as the case may
be) permits and shall promptly update and provide to the Certificate
Administrator, the Controlling Class Representative and/or (if applicable) the
Servicer Report Administrator, as applicable, a complete report when such
Special Servicer, such other Master Servicer or such party under a Non-Trust
Servicing Agreement (as the case may be) provides such Master Servicer with the requisite missing information; and such Master Servicer shall not be in breach hereunder for so providing an incomplete report under Section 4.02(c) or Section
4.02(f) under the foregoing circumstances. Furthermore, if any report to be provided to the Certificate Administrator, the Controlling Class Representative
and/or (if applicable) the Servicer Report Administrator by a Master Servicer
pursuant to Section 4.02(c) or Section 4.02(f) was to be prepared by a Special
Servicer or the other Master Servicer and delivered to such Master Servicer, such Master Servicer shall not be in breach by reason of any delay in its delivery of such report to the Certificate Administrator, the Controlling Class
Representative and/or (if applicable) the Servicer Report Administrator, as applicable, by reason of a delay on the part of such Special Servicer or such other Master Servicer (as the case may be) to deliver such report to such Master
Servicer; and such Master Servicer shall deliver as promptly as reasonably practicable to the Certificate Administrator, the Controlling Class
Representative and/or the Servicer Report Administrator, as applicable, any such report that it receives from such Special Servicer or such other Master Servicer
(as the case may be) after the requisite delivery date.

          (h) Order of Presentations. Each report hereunder that comprises part of the CMSA Investor Reporting Package shall, to the extent such report presents information regarding the individual Mortgage Loans and Mortgaged Properties, present such information in ascending order of the loan identification number set forth in the Prospectus.

          (i) Certain Means of Delivery. Except to the extent a form of delivery is specified in this Agreement, if a Master Servicer or Special Servicer is required to deliver any statement, report or information under any provision of this Agreement, such Master Servicer or such Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on a Master Servicer's internet website or the
Certificate Administrator's internet website and notifying the Person(s)
entitled to such statement, report or information of such availability.
Notwithstanding the foregoing, the Certificate Administrator, the Trustee and each Special Servicer may each request delivery in paper format of any statement, report or information required to be delivered to the Certificate
Administrator, the Trustee or such Special Servicer, as the case may be, and clause (z) shall not apply to the delivery of any information required to be delivered to the Certificate Administrator, the Trustee or any Special Servicer,
as the case may be, unless the Certificate Administrator, the Trustee or such
Special Servicer, as the case may be, consents to such delivery.

          (j) [Reserved].

          (k) During any period that reports are required to be filed with the
Commission with respect to the Trust pursuant to Section 15(d) of the Exchange
Act, access to information regarding the Trust on a Master Servicer's Internet
Website will be conditioned to the party attempting to gain such access electronically agreeing to keep confidential any such information that has not been filed with the Commission.

          (l) No provisions of this Agreement shall be deemed to require a
Master Servicer or Special Servicer to confirm or make any representation regarding the accuracy of (or to be liable or responsible for) any other
Person's information or report.

                                      -215-

          (m) Each of the Master Servicers shall produce the reports required of it under this Agreement but shall not be required to (but may upon request)
produce any ad hoc non-standard written reports. If a Master Servicer elects to provide any non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

          (n) Notwithstanding anything in this Section 4.02 to the contrary, in preparing and disseminating any of the statements, reports and other information required under this Section 4.02, insofar as such statements, reports and other information relate to a Non-Trust-Serviced Pooled Mortgage Loan or any related
REO Property, the applicable Master Servicer shall be entitled to rely upon the information received by it under the related Mortgage Loan Group Intercreditor
Agreement and/or the related Non-Trust Servicing Agreement; provided that it does not have actual knowledge that any such information received by it is erroneous. In addition, absent knowledge to the contrary, the applicable Master
Servicer, the Servicer Report Administrator and the Certificate Administrator
shall assume that, on each Distribution Date, for so long as a
Non-Trust-Serviced Pooled Mortgage Loan or any successor REO Pooled Mortgage
Loan with respect thereto is part of the Mortgage Pool, an amount at least equal to the Monthly Payment (or, following the related maturity date or any related
REO Acquisition, the Assumed Monthly Payment) for the preceding Due Date will
(in the form of a P&I Advance or otherwise) be passed through to the
Certificateholders, with the interest portion thereof adjusted to the related
Net Mortgage Rate.

          (o) Each of the parties hereto shall cooperate with the other to make information available that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

          (p) With respect to each Serviced Mortgage Loan Group, the applicable
Master Servicer shall deliver or cause to be delivered to each Serviced
Non-Pooled Mortgage Loan Noteholder (or its designee), the Certificate
Administrator (upon request), the applicable Special Servicer and the
Controlling Class Representative the following materials, in writing or by electronic means reasonably acceptable to related Serviced Non-Pooled Mortgage
Loan Noteholder (or its designee) and such Master Servicer (and such reports may include any reasonable disclaimers with respect to information provided by third parties or with respect to assumptions required to be made in the preparation of such reports as such Master Servicer deems appropriate) not later than two
Business Days after the end of each Collection Period:

               (i) the amount of the distributions made on the respective
     Mortgage Loan(s) in such Serviced Mortgage Loan Group for such period allocable to interest (separately identifying Default Interest) and the amount thereof allocable to principal;

               (ii) if the amount of the distributions to any related Serviced
     Non-Pooled Mortgage Loan Noteholder was less than the full amount that would have been distributable to such Serviced Non-Pooled Mortgage Loan
     Noteholder if there had been sufficient funds, the amount of the shortfall, stating separately the amounts allocable to interest and principal;

               (iii) the outstanding principal balance of each Mortgage Loan in such Serviced Mortgage Loan Group immediately following payment for such period;

               (iv) the aggregate amount of unscheduled payments of principal allocable to each Mortgage Loan in such Serviced Mortgage Loan Group (and the source thereof) made during the related period;

               (v) identification of any Event of Default under this Agreement of which such Master Servicer has notice or actual knowledge, as of the date of such report;

               (vi) the aggregate outstanding Servicing Advances with respect to such Serviced Mortgage Loan Group and interest thereon as of the end of, and all interest paid on Servicing Advances with respect to such Serviced
     Mortgage Loan Group during, the prior calendar month;

                                      -216-

               (vii) the amount of the servicing compensation paid to the applicable Master Servicer and the applicable Special Servicer with respect to such Serviced Mortgage Loan Group, including the Master Servicing Fee, the Special Servicing Fee, any Work-out Fee, any Liquidation Fee and any
     charges to the related Borrower retained by the applicable Master Servicer or the applicable Special Servicer as allocated among the Mortgage Loans in such Serviced Mortgage Loan Group;

               (viii) information relating to the status of such Serviced
     Mortgage Loan Group if the Mortgage Loans in such group constitute
     Specially Serviced Mortgage Loans including, if applicable, the status of the bankruptcy of the related Borrower (along with copies of any related bankruptcy filings);

               (ix) the amount of any shortfalls in distributions to the holders of the Mortgage Loans in such Serviced Mortgage Loan Group for such period and the amount of any outstanding amounts due on the such Mortgage Loans for prior periods; and

               (x) information contained in the CMSA Investor Reporting Package relating solely to the Pooled Mortgage Loans within such Serviced Mortgage
     Loan Group.

          SECTION 4.03. P&I Advances.

          (a) On or before 1:00 p.m. (New York City time) on each P&I Advance
Date, each Master Servicer shall, subject to Section 4.03(c), either (i) remit from its own funds to the Certificate Administrator for deposit into the
Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made by such Master Servicer in respect of the related Distribution
Date, (ii) apply amounts held in such Master Servicer's Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make such P&I Advances, or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of
P&I Advances to be made by such Master Servicer; provided that the Master
Servicer shall give preference to amounts in clause (ii) of this sentence for purposes of making P&I Advances. Any amounts held in either Master Servicer's
Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in such Master Servicer's records and replaced by such Master Servicer by deposit in its Collection Account prior to the next succeeding Master Servicer Remittance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:30 p.m.
(New York City time) on any P&I Advance Date, either Master Servicer shall not have made any P&I Advance required to be made by it on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Certificate
Administrator and the Trustee the Officer's Certificate and other documentation related to a determination of nonrecoverability of a P&I Advance pursuant to
Section 4.03(c)) or shall not have remitted any portion of the Master Servicer
Remittance Amount required to be remitted by such Master Servicer on such date, then the Certificate Administrator shall provide notice of such failure to such
Master Servicer by facsimile transmission as soon as possible, but in any event before 4:30 p.m. (New York City time) on such P&I Advance Date. If after such notice the Certificate Administrator does not receive the full amount of such
P&I Advances by 9:00 a.m. (New York City time) on the related Distribution Date, then the Certificate Administrator shall promptly notify the Trustee (but in any event before 10:00 a.m. (New York City time) and the Trustee shall (not later than 12:00 noon, New York City time, on the related Distribution Date) make the portion of such P&I Advances that was required to be, but was not, made or remitted, as the case may be, by such Master Servicer with respect to the related Distribution Date.

          (b) The aggregate amount of P&I Advances to be made by each Master
Servicer (or by the Trustee or Fiscal Agent, as applicable, if such Master
Servicer fails to do so) in respect of any Distribution Date, subject to Section
4.03(c) below, shall equal the aggregate of all Monthly Payments (other than
Balloon Payments) and any Assumed Monthly Payments, in each case net of any related Master Servicing Fees (and, in the case of a Non-Trust-Serviced Pooled
Mortgage Loan or REO Pooled Mortgage Loan that is a successor thereto, any comparable master servicing fees under the related Non-Trust Servicing
Agreement), due or deemed due, as the case may be, in respect of the Pooled
Mortgage Loans as to which such Master Servicer is the applicable Master
Servicer and any successor REO Mortgage Loans with respect thereto on their respective Due Dates occurring in the month in which such Distribution Date occurs,

                                     -217-

in each case to the extent such amount was not Received by the Trust as of the close of business on the related Determination Date; provided that, if an
Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, then the interest portion of any P&I Advance required to be made in respect of such Required Appraisal Loan for the related Distribution Date shall be reduced
(it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (i) the amount of the interest portion of such P&I Advance that would otherwise be required to be made in respect of such Required Appraisal Loan for such Distribution Date without regard to this proviso, multiplied by (ii) a fraction, expressed as a percentage, the numerator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount, and the denominator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date.

          (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by a Master Servicer
(or, if applicable, the Trustee) that a prior P&I Advance (or Unliquidated
Advance in respect thereof) that it has made constitutes a Nonrecoverable P&I
Advance or that any proposed P&I Advance, if made, would constitute a
Nonrecoverable P&I Advance, shall be made by such Person in its reasonable, good faith judgment. In making such recoverability determination, such Person will be entitled to consider (among other things) only the obligations of the Borrower under the terms of the related Pooled Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider
(among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time and may obtain from the applicable Special Servicer any analysis, Appraisals or market value estimates or other information in the possession of the applicable Special Servicer for such purposes. Any determination by a Master Servicer (or, if applicable, the
Trustee) that it has made a Nonrecoverable P&I Advance or that any proposed P&I
Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered to the Depositor, the applicable
Special Servicer, the Certificate Administrator, the Controlling Class
Representative and, if made by a Master Servicer, the Trustee (on or before the related P&I Advance Date in the case of a proposed P&I Advance), setting forth the basis for such determination, accompanied by a copy of an Appraisal of the related Mortgaged Property or REO Property performed within the 12 months preceding such determination by a Qualified Appraiser, and further accompanied by any other information, including engineers' reports, environmental surveys or similar reports, that the Person making such determination may have obtained. A copy of any such Officer's Certificate (and accompanying information) of the
Trustee or any Fiscal Agent shall also be promptly delivered to the Certificate
Administrator, the Controlling Class Representative, the applicable Special
Servicer and the Master Servicer for the subject Mortgage Loan. Absent bad faith, a Master Servicer's determination as to the recoverability of any P&I
Advance shall be conclusive and binding on the Certificateholders and, in all cases, the Trustee shall be entitled to conclusively rely on any nonrecoverability determination made by a Master Servicer with respect to a particular P&I Advance. The applicable Special Servicer shall promptly furnish any party required to make P&I Advances hereunder with any information in its possession regarding the Specially Serviced Pooled Mortgage Loans and REO
Properties as such party required to make P&I Advances may reasonably request.
The applicable Master Servicer shall consider Unliquidated Advances in respect of prior P&I Advances as outstanding Advances for purposes of recoverability determinations as if such Unliquidated Advance were a P&I Advance.

          The Special Servicer for each Pooled Mortgage Loan shall also be entitled to make a determination (subject to the same standards and procedures that apply in connection with a determination by the applicable Master Servicer)
to the effect that a prior P&I Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the applicable Master Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance by the applicable Master Servicer (or, if applicable, the
Trustee), if made, would constitute a Nonrecoverable P&I Advance, in which case such P&I Advance shall constitute a Nonrecoverable P&I Advance for all purposes of this Agreement. A copy of any Officer's Certificate (and accompanying information) of the applicable

                                     -218-

Special Servicer in support of its determination shall be promptly delivered to the Master Servicer for the subject Mortgage Loan. The applicable Special
Servicer may update or change its recoverability determination at any time.

          In connection with each Serviced Non-Pooled Pari Passu Companion Loan
(but if a Serviced Non-Pooled Pari Passu Companion Loan is not the subject of a rated commercial mortgage securitization as of the Closing Date, then this provision shall apply only from and after the date on which the applicable
Master Servicer has received notice to the effect that such Serviced Non-Pooled
Pari Passu Companion Loan has been securitized as part of a commercial mortgage securitization similar to the securitization effected by this Agreement and in which securities are issued that are rated by at least one national statistical rating organization): (i) if the applicable Master Servicer receives written notice (which notice is accompanied by the supporting evidence for such determination) that the related master servicer or other comparable party responsible for making debt service advances under the pooling and servicing agreement for such securitization has determined, pursuant to such agreement, that any debt service advance made or to be made with respect to the related
Serviced Non-Pooled Pari Passu Companion Loan (or any successor REO mortgage loan with respect thereto) would not ultimately be recoverable out of collections on such Mortgage Loan (or such REO mortgage loan), then such Master
Servicer shall deliver an Officer's Certificate to such effect to the Trustee, the applicable Special Servicer and the Depositor or shall forward a copy of the written notice received from such master servicer or comparable party; (ii) if such Master Servicer thereafter receives notice (which notice is accompanied by the supporting evidence for such determination) that such determination has been withdrawn or rescinded by such comparable party, or if P&I Advances related to such Non-Trust-Serviced Pooled Mortgage Loan otherwise cease to be deemed to constitute Nonrecoverable P&I Advances by operation of the definition of
"Nonrecoverable P&I Advance" herein, then such Master Servicer shall provide notice to such effect to the Trustee, the applicable Special Servicer and the
Depositor; (iii) if such Master Servicer determines that any P&I Advance made or to be made with respect to any Pooled Mortgage Loan (or any successor REO
Mortgage Loan with respect thereto) included in the same Mortgage Loan Group is or, if made, would be a Nonrecoverable P&I Advance, then the Master Servicer shall notify in writing such comparable party of such determination (which notice shall be accompanied by the supporting evidence for such determination as contemplated by the preceding paragraph); and (iv) following any determination described in the preceding clause (iii), if such Master Servicer subsequently determines (other than by operation of clause (ii) above) that P&I Advances made or to be made with respect to such Pooled Mortgage Loan (or any successor REO
Mortgage Loan with respect thereto) are no longer Nonrecoverable P&I Advances, then such Master Servicer shall notify in writing such comparable party of such determination (which notice shall be accompanied by the supporting evidence for such determination as contemplated by the preceding paragraph). Each of the
Serviced Non-Pooled Pari Passu Companion Noteholders (and its related master servicer or comparable party responsible for debt service advances) shall be a third party beneficiary of the preceding clauses (iii) and (iv) to the extent that such clause relates to the related Serviced Non-Pooled Pari Passu Companion
Loans and the Trust or the applicable Master Servicer is a third party beneficiary of a provision in the related Mortgage Loan Group Intercreditor
Agreement or in the applicable pooling and servicing agreement that imposes (in connection with the related Non-Pooled Pari Passu Companion Loan) on such comparable party duties (among others) that are substantially the same as the duties that are imposed (in connection with the related Pooled Mortgage Loan) on the applicable Master Servicer under the preceding clauses (iii) and (iv) and the definition of "Nonrecoverable Advance". If the applicable Master Servicer receives notice of a nonrecoverability determination by another party to this
Agreement as to any P&I Advance on a Pooled Mortgage Loan included in a Mortgage
Loan Group that includes one or more Serviced Non-Pooled Pari Passu Companion
Loans as described above, such Master Servicer shall promptly forward such notice and the accompanying information to the applicable related comparable party under the other pooling and servicing agreement.

          (d) In the case of each Pooled Mortgage Loan, the Master Servicers and the Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each P&I Advance made thereby (with its own funds), to the extent that such P&I Advance (i) relates to a Monthly Payment or Assumed Monthly Payment in respect of a Pooled Mortgage
Loan that is a Past Grace Period Loan or an REO Pooled Mortgage Loan when made, in which case such interest shall begin to accrue from the related P&I Advance
Date, or (ii) remains outstanding when the subject Pooled Mortgage Loan becomes a Past Grace Period Loan in respect of the subject Monthly Payment or Assumed
Monthly Payment, in which case such interest shall begin to accrue when the subject Pooled Mortgage Loan becomes a Past Grace Period Loan in respect of the subject Monthly Payment or Assumed

                                     -219-

Monthly Payment, in either case, for so long as such P&I Advance is outstanding
(or, in the case of Advance Interest payable to a Master Servicer, if earlier, until the Late Collection of the delinquent principal and/or interest in respect of which such P&I Advance was made has been Received by the Trust); provided, however, that, notwithstanding the foregoing, interest shall accrue on any P&I
Advance on the RLJ Hotel Portfolio Pooled Mortgage Loan from the earlier of the date when such Pooled Mortgage Loan becomes a Past Grace Period Loan and the date when the WCMSI 2006-C27 Master Servicer would be required to remit any collection of the related Monthly Payment under the terms of the related
Non-Trust Servicing Agreement and Mortgage Loan Group Intercreditor Agreement.
Any interest accrued with respect to any P&I Advance shall be payable: (i)
first, in accordance with Sections 3.05 and 3.26, out of any Default Charges subsequently collected on the particular Pooled Mortgage Loan or REO Pooled
Mortgage Loan as to which such P&I Advance relates; and (ii) then, after such
P&I Advance is reimbursed, but only if and to the extent that such Default
Charges are insufficient to cover such Advance Interest, out of general collections on the Pooled Mortgage Loans and REO Properties on deposit in the applicable Master Servicer's Collection Account or, to the extent contemplated by the second paragraph of Section 3.05(a), in the other Master Servicer's
Collection Account. The applicable Master Servicer shall (subject to the operation of Section 3.05(a)(II)) reimburse itself or the Trustee, as applicable, for any outstanding P&I Advance made thereby with respect to any
Pooled Mortgage Loan or REO Pooled Mortgage Loan as soon as practicable after funds available for such purpose are deposited in such Master Servicer's
Collection Account. In addition, in the case of the RLJ Hotel Portfolio Pooled
Mortgage Loan, the applicable Master Servicer shall be entitled and required to reimburse itself or the Trustee, as applicable, for any outstanding P&I Advance made thereby with respect to the RLJ Hotel Portfolio Pooled Mortgage Loan or REO
Pooled Mortgage Loan to the full extent of any debt service advance that is made by the WCMSI 2006-C27 Master Servicer in respect of the particular payment for which such P&I Advance was made, in each case as soon as practicable after the
WCMSI 2006-C27 Master Servicer makes such debt service advance. In no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was Received by the Trust as of
the related P&I Advance Date.

          (e) With regard to such P&I Advances, the applicable Master Servicer or the Trustee shall account for that part of the P&I Advances which is attributable to Past Grace Period Loans (other than the RLJ Hotel Portfolio
Pooled Mortgage Loan, if applicable), that part of the P&I Advances which is attributable to Within Grace Period Loans (other than the RLJ Hotel Portfolio
Pooled Mortgage Loan, if applicable) and that part of the P&I Advances which is attributable to the RLJ Hotel Portfolio Pooled Mortgage Loan.

          (f) Notwithstanding anything to the contrary, no P&I Advances shall be made with respect to any Non-Pooled Mortgage Loan (whether or not it constitutes a Serviced Non-Pooled Mortgage Loan or otherwise) or any successor REO Mortgage
Loan.

          SECTION 4.04. Allocation of Realized Losses and Additional Trust Fund
                        Expenses.

          (a) On each Distribution Date, following the distributions to
Certificateholders to be made on such date pursuant to Section 4.01, the
Certificate Administrator shall determine the amount, if any, by which (i) the then aggregate of the Class Principal Balances of all the Classes of Principal
Balance Certificates, exceeds (ii) the aggregate Stated Principal Balance of the
Mortgage Pool that will be outstanding immediately following such Distribution
Date. If such excess does exist, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts
(from the principal portions of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii)
of Section 3.05(a)) during any prior Collection Period (other than those that were determined to constitute Nonrecoverable Advances in the immediately preceding Collection Period), the Class Principal Balances of the Class P, Class
O, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class
E, Class D, Class C, Class B, Class A-J and Class A-M Certificates shall be reduced sequentially, in that order, in each case, until such excess or the related Class Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the
Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during any prior Collection Period (other than those that were determined to constitute
Nonrecoverable Advances in the

                                     -220-

immediately preceding Collection Period), the respective Class Principal
Balances of all the outstanding Classes of the Class A Senior REMIC III
Certificates shall be reduced on a pro rata basis in accordance with the relative sizes of such Class Principal Balances, until any such remaining excess is reduced to zero. All reductions in the Class Principal Balances of the respective Classes of the Principal Balance Certificates under this subsection
(a) shall constitute allocations of Realized Losses and Additional Trust Fund
Expenses.

          (b) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC II Regular Interests on such date pursuant to
Section 4.01(i), the Certificate Administrator shall determine the amount, if any, by which (i) the then aggregate Uncertificated Principal Balance of the
REMIC II Regular Interests, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such
Distribution Date. If such excess does exist, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement
Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii)
of Section 3.05(a)) during the preceding Collection Period, the Uncertificated
Principal Balances of REMIC II Regular Interest P, REMIC II Regular Interest O,
REMIC II Regular Interest N, REMIC II Regular Interest M, REMIC II Regular
Interest L, REMIC II Regular Interest K, REMIC II Regular Interest J, REMIC II
Regular Interest H-1, REMIC II Regular Interest H-2, REMIC II Regular Interest
G, REMIC II Regular Interest F-1, REMIC II Regular Interest F-2, REMIC II
Regular Interest E, REMIC II Regular Interest D-1, REMIC II Regular Interest
D-2, REMIC II Regular Interest C-1, REMIC II Regular Interest C-2, REMIC II
Regular Interest B-1, REMIC II Regular Interest B-2, REMIC II Regular Interest
A-J and REMIC II Regular Interest A-M shall be reduced sequentially, in that order, in each case, until such excess (other than any portion thereof that exists because of the reimbursement of Workout-Delayed Reimbursement Amounts
(from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section
3.05(a)) during the preceding Collection Period) or the related Uncertificated
Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I
Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during the preceding
Collection Period, (A) the aggregate amount of the Uncertificated Principal
Balances of the REMIC II Regular Interests (taken as a group) that are
Corresponding REMIC II Regular Interests with respect to the Class A-1
Certificates, (B) the amount of the Uncertificated Principal Balance of REMIC II
Regular Interest A-2, (C) the aggregate amount of the Uncertificated Principal
Balances of the REMIC II Regular Interests (taken as a group) that are
Corresponding REMIC II Regular Interests with respect to the Class A-3
Certificates, (D) the amount of the Uncertificated Principal Balance of REMIC II
Regular Interest A-AB, (E) the aggregate amount of the Uncertificated Principal
Balances of the REMIC II Regular Interests (taken as a group) that are the
Corresponding REMIC II Regular Interests with respect to the Class A-4
Certificates, and (F) the aggregate amount of the Uncertificated Principal
Balances of the REMIC II Regular Interests (taken as a group) that are
Corresponding REMIC II Regular Interests with respect to the Class A-1A
Certificates shall be reduced on a pro rata basis, as among such individual
Corresponding REMIC II Regular Interests and/or groups of Corresponding REMIC II
Regular Interests for the respective Classes of Class A Senior REMIC III
Certificates, in accordance with the relative sizes of such individual or aggregate amounts of Uncertificated Principal Balance (that is, in each applicable case, where there are multiple REMIC II Regular Interests that are
Corresponding REMIC II Regular Interests with respect to a particular Class of the Class A Senior REMIC III Certificates, such REMIC II Regular Interests shall be taken as a group for purposes of this sentence), until any such remaining excess is reduced to zero. Any reductions in the aggregate amount of the
Uncertificated Principal Balances of a group of REMIC II Regular Interests that are Corresponding REMIC II Regular Interests with respect to a particular Class of the Class A Senior REMIC III Certificates pursuant to the preceding sentence shall be allocated, as between the respective individual REMIC II Regular
Interests that form such group, to reduce the individual Uncertificated
Principal Balances of such REMIC II Regular Interests sequentially in ascending order of that portion of their alphanumeric designations that follows the portion thereof that is the same as the alphanumeric designation of such Class of Class A Senior REMIC III Certificates (for example, in the case of the group of REMIC II Regular Interests consisting of REMIC II Regular Interest A-1-1,
REMIC II Regular Interest A-1-2 and REMIC II Regular Interest A-1-3, first, to
REMIC II Regular Interest A-1-1; second, to REMIC II Regular Interest A-1-2;
and, third, to REMIC II Regular Interest A-1-3), in

                                      -221-

each case until such Uncertificated Principal Balance is reduced to zero, in each case until such Uncertificated Principal Balance is reduced to zero. All reductions in the Uncertificated Principal Balances of the respective REMIC II
Regular Interests under this subsection (b) shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

          (c) On each Distribution Date, if, following the deemed distributions to be made in respect of the REMIC I Regular Interests pursuant to Section
4.01(j), the Uncertificated Principal Balance of any REMIC I Regular Interest,
in each case after taking account of such deemed distributions, exceeds the
Stated Principal Balance of the related Pooled Mortgage Loan or REO Pooled
Mortgage Loan (or, if such REMIC I Regular Interest relates to multiple
Replacement Pooled Mortgage Loans, the aggregate Stated Principal Balance of the related Pooled Mortgage Loans and/or REO Pooled Mortgage Loans), as the case may be, that will be outstanding immediately following such Distribution Date, then, except to the extent that such excess exists (taking account of the provisions of the next succeeding sentence) because of the reimbursement of Workout-Delayed
Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period, the Uncertificated Principal Balance of such REMIC I Regular Interest shall be reduced to equal such Stated Principal Balance of such related Pooled Mortgage
Loan or REO Pooled Mortgage Loan (or, if such REMIC I Regular Interest relates to multiple Replacement Pooled Mortgage Loans, the aggregate Stated Principal
Balance of the related Pooled Mortgage Loans and/or REO Pooled Mortgage Loans),
as the case may be, that will be outstanding immediately following such
Distribution Date. For purposes of the immediately preceding sentence, the aggregate amount excluded from the aggregate reductions of the Uncertificated
Principal Balances of the REMIC I Regular Interests collectively shall equal the amount excluded from the reductions of the Uncertificated Principal Balances of the REMIC II Regular Interests pursuant to subsection (b) and such aggregate exclusion amount shall be deemed to be allocated among the REMIC I Regular
Interests pro rata according to their Stated Principal Balances that, in the absence of such any and all such exclusions, would have been outstanding immediately after such Distribution Date by operation of the immediately preceding sentence. Any reductions in the Uncertificated Principal Balances of the respective REMIC I Regular Interests under this subsection (c) shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund
Expenses.

          SECTION 4.05. Calculations.

          Provided that the Certificate Administrator receives the necessary information from the Master Servicers and/or the Special Servicers, the
Certificate Administrator shall be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to Section 4.01, the preparation of the Certificate Administrator
Reports pursuant to Section 4.02(a) and the actual and deemed allocations of
Realized Losses and Additional Trust Fund Expenses to be made pursuant to
Section 4.04. The Certificate Administrator shall calculate the Available
Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement. Absent actual knowledge of an error therein, the Certificate Administrator shall have no obligation to recompute, recalculate or otherwise verify any information provided to it by a Master Servicer. The calculations by the Certificate
Administrator contemplated by this Section 4.05 shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

                                     -222-

                                    ARTICLE V

                                THE CERTIFICATES

          SECTION 5.01. The Certificates.

          (a) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1 through A-3; provided that any of the
Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided, however, that in accordance with
Section 5.03, beneficial ownership interests in each Class of Interest Only
Certificates and Principal Balance Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Principal
Balance Certificates and Interest Only Certificates will be issuable only in denominations corresponding to initial Certificate Principal Balances or initial
Certificate Notional Amounts, as the case may be, as of the Closing Date of
$25,000 in the case of each Class of Principal Balance Certificates and $250,000 in the case of each Class of Interest Only Certificates, and in each such case in integral multiples of $1 in excess thereof. The Class R and Class V
Certificates will be issuable in denominations representing Percentage Interests in the related Class of not less than 10%.

          (b) The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by the Certificate Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers or signatories of the
Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such
Certificates. No Certificate shall be entitled to any benefit under this
Agreement, or be valid for any purpose, however, unless there appears on such
Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

          SECTION 5.02. Registration of Transfer and Exchange of Certificates.

          (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in
which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of
Certificates and of transfers and exchanges of Certificates as herein provided.
The Certificate Administrator is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Trustee, the Depositor, the Master Servicers, the
Special Servicers and (if the Certificate Administrator is not the Certificate
Registrar) the Certificate Administrator, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate
Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate Registrar.
The Depositor, the Trustee, the Certificate Administrator (if it is not the
Certificate Registrar), each Master Servicer and each Special Servicer shall each have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate
Register.

          If three or more Holders make written request to the Certificate
Registrar, and such request states that such Holders desire to communicate with other Holders with respect to their rights under this Agreement or under the

                                     -223-

Certificates and is accompanied by a copy of the communication which such
Holders propose to transmit, then the Certificate Registrar shall, within 30 days after the receipt of such request, afford (or cause any other Certificate
Registrar to afford) the requesting Holders access during normal business hours to the most recent list of Certificateholders held by the Certificate Registrar.

          (b) No Transfer of any Non-Registered Certificate or interest therein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities or blue sky laws of any state or other jurisdiction within the United States, its territories and possessions, or is otherwise made in accordance with the
Securities Act and such other securities or blue sky laws. If offers and sales of any Certificate are made in any jurisdiction outside of the United States, its territories and possessions, the Person making such offers and sales must comply with all applicable laws of such jurisdiction.

          If a Transfer of any Definitive Non-Registered Certificate is to be
made without registration under the Securities Act (other than in connection with the initial issuance of the Non-Registered Certificates or a Transfer of such Certificate by the Depositor, any Underwriter or any of their respective
Affiliates or, in the case of a Global Certificate for any Class of Book-Entry
Non-Registered Certificates, a Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03), then the
Certificate Registrar shall refuse to register such Transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit F-1 and a certificate from such Certificateholder's prospective Transferee substantially in the form attached hereto either as
Exhibit F-2A or as Exhibit F-2B (except that, in the case of any proposed transfer of a Class R Certificate or a Class V Certificate, such prospective
Transferee may provide a certificate substantially in the form attached hereto as Exhibit F-2A only); or (ii) an Opinion of Counsel satisfactory to the
Certificate Administrator to the effect that such prospective Transferee is an
Institutional Accredited Investor or a Qualified Institutional Buyer (except that, in the case of any proposed transfer of a Class R Certificate or a Class V
Certificate, such Opinion of Counsel must be to the effect that such prospective
Transferee is a Qualified Institutional Buyer) and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, either Master Servicer, any Special Servicer, the Tax Administrator, the Certificate Administrator, the
Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such
Transfer from the Certificateholder desiring to effect such Transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

          If a Transfer of any interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered Certificates or a Transfer of any
interest therein by the Depositor, any Underwriter or any of their respective
Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit
F-2C, or (ii) an Opinion of Counsel to the effect that the prospective
Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. Except as provided in the following two paragraphs, no interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any
Person who takes delivery other than in the form of an interest in such Rule
144A Global Certificate. If any Transferee of an interest in the Rule 144A
Global Certificate for any Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the
Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit F-2C hereto are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by the
Depositor, any Affiliate of the Depositor or any Person designated in writing by the Depositor to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates upon delivery to the Certificate

                                     -224-

Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and
(y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the applicable Class of
Book-Entry Non-Registered Certificates and increase the denomination of the
Regulation S Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

          Also notwithstanding the foregoing, any interest in a Rule 144A Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated by the second paragraph of this
Section 5.02(b), the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate by the denomination of the transferred interests in such Rule 144A Global Certificate, and shall cause a
Definitive Certificate of the same Class as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule
144A Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

          Except as provided in the next paragraph, no beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered
Certificates shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Certificate. On and prior to the Release Date, the Certificate Owner desiring to effect any such
Transfer shall be required to obtain from such Certificate Owner's prospective
Transferee a written certification substantially in the form set forth in
Exhibit F-2D hereto certifying that such Transferee is not a United States
Securities Person. On or prior to the Release Date, beneficial interests in the
Regulation S Global Certificate for each Class of Book-Entry Non-Registered
Certificates may be held only through Euroclear or Clearstream. The Regulation S
Global Certificate for each Class of Book-Entry Non-Registered Certificates shall be deposited with the Certificate Administrator as custodian for the
Depository and registered in the name of Cede & Co. as nominee of the
Depository.

          Notwithstanding the preceding paragraph, after the Release Date, any interest in the Regulation S Global Certificate for a Class of Book-Entry
Non-Registered Certificates may be transferred by the Depositor, any Affiliate of the Depositor or any Person designated in writing by the Depositor to any
Person who takes delivery in the form of a beneficial interest in the Rule 144A
Global Certificate for such Class of Certificates upon delivery to the
Certificate Registrar of (x) a certificate to the effect that the Certificate
Owner desiring to effect such Transfer is the Depositor or an Affiliate of the
Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in such Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of such Class of
Book-Entry Non-Registered Certificates, and increase the denomination of the
Rule

                                     -225-

144A Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

          None of the Depositor, the Underwriters, the Certificate
Administrator, the Trustee, the Master Servicers, the Special Servicers, the Tax
Administrator or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate
Owner desiring to effect a Transfer of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the
Underwriters, the Certificate Administrator, the Trustee, each Master Servicer, each Special Servicer, the Tax Administrator and the Certificate Registrar
against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          (c) No Transfer of a Certificate or any interest therein shall be made
(A) to any Plan or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such
Certificate or interest therein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of a Non-Registered Certificate or any interest therein by the
Depositor, any Underwriter or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Non-Registered Certificates,
any Transfer thereof to a successor Depository or to the applicable Certificate
Owner(s) in accordance with Section 5.03, the Certificate Registrar shall refuse to register the Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry
Non-Registered Certificates shall be required to obtain from its prospective
Transferee, either (i) a certification to the effect that such prospective
Transferee is not a Plan and is not directly or indirectly purchasing such
Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, but only in the case of a
Certificate that is not a Class R or Class V Certificate, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of
Sections I and III of PTCE 95-60; or (iii) alternatively, but only in the case of a Non-Registered Certificate that is an Investment Grade Certificate (other than, if applicable, a Class R or Class V Certificate) that is being acquired by or on behalf of a Plan in reliance on the Underwriter Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule
501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Certificate
Administrator, the Depositor, any Pooled Mortgage Loan Seller, either Master
Servicer, any Special Servicer, either Primary Servicer, any Sub-Servicer, any
Person responsible for the servicing of a Non-Trust-Serviced Pooled Mortgage
Loan, any Exemption Favored Party or any Borrower with respect to Pooled
Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Pooled Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees a written certification described in clause (i) above, a written certification described in clause (ii) above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses
(iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation. It is hereby acknowledged that the forms of certification attached hereto as Exhibit G-1 (in the case of Definitive Non-Registered
Certificates) and Exhibit G-2 (in the case of ownership interests in Book-Entry
Non-Registered Certificates) are acceptable for purposes of the preceding sentence. In lieu of one of the foregoing certifications, a prospective
Transferee may deliver to the Certificate Registrar a certification of facts and an Opinion of Counsel which establish to the reasonable satisfaction of the
Trustee that such Transfer will not result in a violation of Section 406 of
ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code, and will not subject the Trustee, the Depositor, the Certificate Administrator, a Master Servicer, a Special Servicer, a Primary
Servicer or a Sub-Servicer to any obligation in addition to those undertaken in this Agreement; in the case of an

                                     -226-

ownership interest in a Book-Entry Non-Registered Certificate, the prospective
Transferee shall also deliver to the Certificate Owner from whom it is acquiring the interest a copy of such certification of facts and Opinion of Counsel, and a certification that these documents have been delivered to the Certificate
Registrar. If any Transferee of a Certificate (including a Registered
Certificate) or any interest therein does not, in connection with the subject
Transfer, deliver to the Certificate Registrar (in the case of a Definitive
Certificate) or the Transferor (in the case of ownership interests in a
Book-Entry Certificate) any certification and/or Opinion of Counsel contemplated by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or
(ii) the purchase and holding of such Certificate or interest therein by such
Transferee are exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code by reason of an Underwriter
Exemption (in the case of such a Certificate that is an Investment Grade
Certificate) or by reason of Sections I and III of PTCE 95-60 (in the case of such a Certificate that is not an Investment Grade Certificate).

          (d) (i) Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such
Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause (ii) (A)
below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause (ii) (B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

               (A)  Each Person holding or acquiring any Ownership Interest in a
                    Class R Certificate shall be a Permitted Transferee and
                    shall promptly notify the Tax Administrator and the
                    Certificate Administrator of any change or impending change in its status as a Permitted Transferee.

               (B)  In connection with any proposed Transfer of any Ownership
                    Interest in a Class R Certificate, the Certificate Registrar
                    shall require delivery to it, and shall not register the
                    Transfer of any Class R Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit H-1 (a "Transfer Affidavit and
                    Agreement"), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a
                    Permitted Transferee, that it is not acquiring its Ownership
                    Interest in the Class R Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any
                    Person that is not a Permitted Transferee.

               (C)  Notwithstanding the delivery of a Transfer Affidavit and
                    Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Certificate
                    Administrator or the Certificate Registrar has actual
                    knowledge that the proposed Transferee is not a Permitted
                    Transferee, no Transfer of an Ownership Interest in a Class
                    R Certificate to such proposed Transferee shall be effected.

               (D)  Each Person holding or acquiring any Ownership Interest in a
                    Class R Certificate shall agree (1) to require a Transfer
                    Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Class R Certificate and (2) not to Transfer its
                    Ownership Interest in such Class R Certificate unless it
                    provides to the Certificate Registrar a certificate
                    substantially in the form attached hereto as Exhibit H-2
                    stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted
                    Transferee.

               (E)  Each Person holding or acquiring an Ownership Interest in a
                    Class R Certificate, by purchasing such Ownership Interest, agrees to give the Tax Administrator and the

                                     -227-

                    Certificate Administrator written notice that it is a
                    "pass-through interest holder" within the meaning of
                    temporary Treasury Regulations Section 1.67-3T(a)(2)(i)(A)
                    immediately upon acquiring an Ownership Interest in a Class
                    R Certificate, if it is, or is holding an Ownership Interest in a Class R Certificate on behalf of, a "pass-through
                    interest holder".

               (ii) (A) If any purported Transferee shall become a Holder of a
                    Class R Certificate in violation of the provisions of this
                    Section 5.02(d), then the last preceding Holder of such
                    Class R Certificate that was in compliance with the
                    provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof
                    retroactive to the date of registration of such Transfer of such Class R Certificate. None of the Depositor, the
                    Certificate Administrator, the Trustee or the Certificate
                    Registrar shall be under any liability to any Person for any registration of Transfer of a Class R Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or
                    for taking any other action with respect to such Holder
                    under the provisions of this Agreement.

               (B)  If any purported Transferee shall become a Holder of a Class
                    R Certificate in violation of the restrictions in this
                    Section 5.02(d), then, to the extent that retroactive
                    restoration of the rights of the preceding Holder of such
                    Class R Certificate as described in clause (ii)(A) above
                    shall be invalid, illegal or unenforceable, the Certificate
                    Administrator shall have the right, but not the obligation, to cause the Transfer of such Class R Certificate to a
                    Permitted Transferee selected by the Certificate
                    Administrator on such terms as the Certificate Administrator may choose, and the Certificate Administrator shall not be liable to any Person having an Ownership Interest in such
                    Class R Certificate as a result of the Certificate
                    Administrator's exercise of such discretion. Such purported
                    Transferee shall promptly endorse and deliver such Class R
                    Certificate in accordance with the instructions of the
                    Certificate Administrator. Such Permitted Transferee may be
                    the Certificate Administrator itself or any Affiliate of the
                    Certificate Administrator.

               (iii) The Tax Administrator shall make available to the IRS and to those Persons specified by the REMIC Provisions all information furnished to it by the other parties hereto necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Class
     R Certificate to any Person who is a Disqualified Organization, including the information described in Treasury Regulations Sections 1.860D-1(b)(5)
     and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Class R
     Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership
     Interest in a Class R Certificate having as among its record holders at any time any Person which is a Disqualified Organization, and each of the other parties hereto shall furnish to the Tax Administrator all information in its possession necessary for the Tax Administrator to discharge such obligation. The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the Tax Administrator for providing information thereto pursuant to this subsection (d)(iii) and Section
     10.01(d)(i).

               (iv) The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the
     Tax Administrator the following:

               (A)  written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause an Adverse Rating Event; and

               (B)  an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the Tax Administrator,
                    obtained at the expense of the party seeking such
                    modification of, addition to or elimination of such
                    provisions (but in no event at the

                                     -228-

                    expense of the Trustee, the Tax Administrator or the Trust), to the effect that doing so will not (1) cause any REMIC
                    Pool to cease to qualify as a REMIC or be subject to an
                    entity-level tax caused by the Transfer of any Class R
                    Certificate to a Person which is not a Permitted Transferee or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted
                    Transferee.

          (e) If a Person is acquiring any Non-Registered Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (or, in the case of an interest in a Book-Entry Non-Registered Certificate, to the Certificate Owner
that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator
(or such Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in
Subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

          (f) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the
Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new
Certificates of the same Class in authorized denominations evidencing a like aggregate Percentage Interest in such Class.

          (g) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class upon surrender of the
Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

          (h) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

          (i) No service charge shall be imposed for any transfer or exchange of
Certificates, but the Certificate Administrator or Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          (j) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar
shall dispose of such canceled Certificates in accordance with its standard procedures.

          (k) In connection with the foregoing Sections 5.02(b), (c) and (d), in no case shall the Depositor be responsible for the costs or expenses of any certificates, opinions or agreements contemplated by such Sections 5.02(b), (c)
and (d).

          SECTION 5.03. Book-Entry Certificates.

          (a) The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class
A-1A, Class X-1, Class X-2, Class A-M, Class A-J, Class B, Class C, Class D,
Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N,
Class O and Class P Certificates shall, in the case of each such Class, initially be issued as one or more Certificates registered in the name of the
Depository or its nominee and, except as provided in Section 5.02(b) and Section
5.03(c), a Transfer of such Certificates may not be registered by the
Certificate Registrar unless such Transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with
Ownership Interests therein. Such Certificate Owners shall hold and Transfer their respective Ownership Interests in and to such Certificates

                                     -229-

through the book-entry facilities of the Depository and, except as provided in
Section 5.03(c) below, shall not be entitled to definitive, fully registered
Certificates ("Definitive Certificates") in respect of such Ownership Interests.
The Classes of Non-Registered Certificates initially sold to Qualified
Institutional Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. The Classes of Non-Registered Certificates initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global Certificate for such
Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the
Depository. All Transfers by Certificate Owners of their respective Ownership
Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate
Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

          (b) The Certificate Administrator, the Master Servicers, the Special
Servicers, the Trustee, the Depositor and the Certificate Registrar may for all
purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate
Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. Except as expressly provided to the contrary herein, the rights of Certificate Owners with respect to the Book-Entry
Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Certificate Administrator may
establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

          (c) If (i)(A) the Depositor advises the Certificate Administrator, the
Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the
Trustee, the Certificate Administrator and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same.

          Upon surrender to the Certificate Registrar of the Book-Entry
Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate
Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate
Owners identified in such instructions. None of the Depositor, the Master
Servicers, the Special Servicers, the Certificate Administrator, the Trustee or
the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as
Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

          (d) Notwithstanding any other provisions contained herein, neither the
Certificate Administrator nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the Transfer of ownership interests in any Certificate (including but not limited to any Non-Registered
Certificate) which interests are transferable through the book-entry facilities of the Depository.

                                     -230-

          SECTION 5.04. Mutilated, Destroyed, Lost or Stolen Certificates.

          If (i) any mutilated Certificate is surrendered to the Certificate
Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator or the
Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same
Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Certificate Administrator and the Certificate Registrar
may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

          SECTION 5.05. Persons Deemed Owners.

          Prior to due presentment for registration of transfer, the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name any Certificate is registered as the owner of such
Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
agent of any of them shall be affected by notice to the contrary.

          SECTION 5.06. Certification by Certificate Owners.

          To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Certificate
Administrator shall make such determination based on a certificate of such
Person which shall be substantially in the form of paragraph 1 of Exhibit K-1 hereto (or such other form as shall be reasonably acceptable to the Certificate
Administrator) and shall specify the Class and Certificate Principal Balance or
Certificate Notional Amount, as the case may be, of the Book-Entry Certificate beneficially owned; provided, however, that none of the Trustee, the Certificate
Administrator or the Certificate Registrar shall knowingly recognize such Person as a Certificate Owner if such Person, to the actual knowledge of a Responsible
Officer of the Trustee, the Certificate Administrator or the Certificate
Registrar, as the case may be, acquired its Ownership Interest in a Book-Entry
Certificate in violation of Section 5.02(c), or if such Person's certification that it is a Certificate Owner is in direct conflict with information actually known by a Responsible Officer of the Trustee, the Certificate Administrator or
the Certificate Registrar, with respect to the identity of a Certificate Owner.
The Trustee, the Certificate Administrator and the Certificate Registrar shall each exercise its reasonable discretion in making any determination under this
Section 5.06(b) and shall afford any Person providing information with respect to its beneficial ownership of any Book-Entry Certificate an opportunity to resolve any discrepancies between the information provided and any other information available to the Trustee, the Certificate Administrator or the
Certificate Registrar, as the case may be.

          SECTION 5.07. Appointment of Authenticating Agents.

          (a) The Certificate Administrator may appoint at its expense an
Authenticating Agent, which shall be authorized to act on behalf of the
Certificate Administrator in authenticating Certificates. The Certificate
Administrator shall cause any such Authenticating Agent to execute and deliver to the Certificate Administrator an instrument in which such Authenticating
Agent shall agree to act in such capacity, with the obligations and responsibilities herein. Each Authenticating Agent must be organized and doing business under the laws of the United States of America or of any State, authorized under such laws to carry on a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each Authenticating Agent shall be subject to

                                     -231-

the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Certificate Administrator hereunder. The appointment of an Authenticating Agent shall not relieve the Certificate
Administrator from any of its obligations hereunder, and the Certificate
Administrator shall remain responsible for all acts and omissions of the
Authenticating Agent. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof.
Notwithstanding anything herein to the contrary, if the Certificate
Administrator is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Certificate
Administrator.

          (b) Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any
Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

          (c) Any Authenticating Agent appointed in accordance with this Section
5.07 may at any time resign by giving at least 30 days' advance written notice of resignation to the Certificate Administrator, the Trustee, the Certificate
Registrar and the Depositor. The Certificate Administrator may at any time terminate the agency of any Authenticating Agent appointed in accordance with this Section 5.07 by giving written notice of termination to such Authenticating
Agent, the Trustee, the Certificate Registrar and the Depositor. Upon receiving a notice of such a resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.07, the Certificate Administrator may appoint a successor Authenticating Agent, in which case the Certificate Administrator shall give written notice of such appointment to the Trustee, the Certificate
Registrar and the Depositor and shall mail notice of such appointment to all
Holders of Certificates; provided, however, that no successor Authenticating
Agent shall be appointed unless eligible under the provisions of this Section
5.07. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent.

                                     -232-

                                   ARTICLE VI

                       THE DEPOSITOR, THE MASTER SERVICERS
                            AND THE SPECIAL SERVICERS

          SECTION 6.01. Liability of the Depositor, the Master Servicers, the
                        Primary Servicers and the Special Servicers.

          The Depositor, the Master Servicers, the Primary Servicers and the
Special Servicers shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the
Depositor, each Master Servicer, each Primary Servicer and each Special Servicer
(but this shall not be construed to limit the terms of a Primary Servicing
Agreement as between the applicable Master Servicer and the applicable Primary
Servicer).

          SECTION 6.02. Merger, Consolidation or Conversion of the Depositor, a
                        Master Servicer or the Special Servicer.

          (a) Subject to Section 6.02(b), the Depositor, the Master Servicers
and the Special Servicers shall each keep in full effect its existence, rights and franchises as a corporation, bank, trust company, partnership, limited liability company, association or other legal entity under the laws of the jurisdiction wherein it was organized, and each shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans
and to perform its respective duties under this Agreement.

          (b) Each of the Depositor, the Master Servicers and the Special
Servicers may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, a Master
Servicer or a Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, a Master Servicer, a Special Servicer, shall be the successor of the Depositor, such Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving
Person shall succeed to the rights of either Master Servicer or a Special
Servicer unless (i) such succession will not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the
Trustee by each Rating Agency for the Rated Certificates) and, solely with respect to the applicable Master Servicer or applicable Special Servicer for any
Serviced Mortgage Loan Group that includes one or more Non-Pooled Pari Passu
Companion Loans for which any Non-Pooled Pari Passu Companion Loan Securities are outstanding, if such Serviced Mortgage Loan Group is then serviced and administered under this Agreement, will not result in an Adverse Rating Event with respect to any class of the related Non-Pooled Pari Passu Companion Loan
Securities (as confirmed in writing to the Trustee by each applicable Rating
Agency for such Non-Pooled Pari Passu Companion Loan Securities), as applicable, and (ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 2.05 (in the case of a successor or surviving Person to PAR as a Master Servicer), Section 2.06 (in the case of a successor or surviving Person to WFB as a Master Servicers), Section 2.07 (in
the case of a successor or surviving Person to the General Special Servicer), as applicable or Section 2.08 (in the case of a successor or surviving Person to a
Loan Specific Special Servicer).

          SECTION 6.03. Limitation on Liability of the Depositor, the Master
                        Servicers, the Primary Servicers and the Special
                        Servicers.

          (a) None of the Depositor, the Master Servicers, the Primary Servicers
or the Special Servicers shall be under any liability to the Trust, the Trustee, the Certificateholders or any Serviced Non-Pooled Mortgage Loan Noteholder for
any action taken or not taken in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the
Depositor, a Master Servicer, a Primary Servicer or a Special Servicer

                                     -233-

against any liability to the Trust, the Trustee, the Certificateholders or any
Serviced Non-Pooled Mortgage Loan Noteholder for the breach of a representation or warranty made by such party herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of malfeasance, bad faith or negligence in the performance of, or negligent disregard of, such party's obligations or duties hereunder. The
Depositor, each Master Servicer, each Primary Servicer, each Special Servicer and any director, member, manager, officer, employee or agent of any such party may rely in good faith on any document of any kind conforming to the requirements of this Agreement for the truth and accuracy of the contents of that document (and as to certificates and opinions, including Opinions of
Counsel, for the truth of the statements made therein and the correctness of the opinions expressed therein) reasonably believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties, which document, prima facie, is properly executed and submitted by any
Person, or any employee or agent of any Person (including legal counsel as to opinions), respecting any matters arising hereunder. The Depositor, each Master
Servicer, each Primary Servicer, each Special Servicer (each in its capacity as such or in its individual capacity) and any director, member, manager, officer, employee or agent of any such party, shall be indemnified and held harmless by the Trust out of the relevant Collection Account, as provided in Section
3.05(a), or the Distribution Account, as provided in Section 3.05(b), against any loss, liability, cost or expense (including reasonable legal fees and expenses) incurred in connection with any legal action or claim relating to this
Agreement or the Certificates, other than any loss, liability, cost or expense:
(i) specifically required to be borne thereby pursuant to the terms hereof; (ii)
that constitutes a Servicing Advance that is otherwise reimbursable under this
Agreement; or (iii) incurred in connection with any legal action or claim against such party resulting from any breach of a representation or warranty made herein, any malfeasance, bad faith or negligence in the performance of, or negligent disregard of, obligations or duties hereunder or any willful or negligent violation of applicable law. None of the Depositor, the Master
Servicers, the Primary Servicer or the Special Servicers shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action the costs of which such party is specifically required hereunder to bear, in its opinion does not involve it in any ultimate expense or liability for which it would not be reimbursed hereunder; provided, however, that the Depositor, a Master Servicer, a Primary Servicer or a Special Servicer
may in its discretion undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the
Certificateholders (or, if a Serviced Mortgage Loan Group is involved, the rights of the Certificateholders and the related Serviced Non-Pooled Mortgage
Loan Noteholder(s) (as a collective whole)). In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust, and the Depositor, such Master
Servicer, such Primary Servicer or such Special Servicer, as the case may be, shall be entitled to be reimbursed therefor from the relevant Collection
Account, as provided in Section 3.05(a), or the Distribution Account, as provided in Section 3.05(b).

          Notwithstanding the foregoing, if and to the extent that any loss, liability, cost or expense that is, pursuant to this Section 6.03(a), required to be borne by the Trust out of the Distribution Account or a Collection
Account, relates to any Serviced Mortgage Loan Group, (i) such loss, liability, cost or expense shall be payable out of amounts on deposit in the relevant
Collection Account, any related Companion Note Custodial Account(s) and any related Subordinate Note Custodial Account(s) collectively, prior to payment from funds in the Distribution Account or a Collection Account that are unrelated to such Serviced Mortgage Loan Group; (ii) if such Serviced Mortgage
Loan Group includes one or more Serviced Non-Pooled Subordinate Loans, such loss, liability, cost or expense shall be payable out of amounts on deposit in the related Subordinate Note Custodial Account and shall be payable out of the
Distribution Account or a Collection Account or Companion Note Custodial Account
only to the extent that amounts recoverable on the related Serviced Non-Pooled
Subordinate Loan(s) are insufficient to cover the portion of such loss, liability, cost or expense so payable out of the related Subordinate Note
Custodial Account; and (iii) if such Serviced Mortgage Loan Group includes one or more Serviced Non-Pooled Pari Passu Companion Loans, such loss, liability, cost or expense shall be payable out of amounts on deposit in the relevant
Collection Account and the related Companion Note Custodial Account(s)
(withdrawals from those accounts to be made in accordance with the related
Mortgage Loan Group Intercreditor Agreement and pro rata according to the respective outstanding principal balances of the Pooled Mortgage Loan and such
Serviced Non-Pooled Pari Passu Companion Loans included in such Serviced
Mortgage Loan Group).

                                     -234-

          (b) In addition, none of the Master Servicers, the Primary Servicer and the Special Servicers shall have any liability with respect to, and each of the Master Servicers, the Primary Servicer and the Special Servicers shall be entitled to rely, as to the truth of the statements made therein and the correctness of the opinions expressed therein, on any certificates or opinions furnished to, and accepted in good faith by, such Master Servicer, such Primary
Servicer or such Special Servicer, as the case may be, and conforming to the requirements of this Agreement. Each of the Master Servicers, the Primary
Servicers and the Special Servicers may rely in good faith on information provided to it by the other parties hereto (unless the provider and the recipient of such information are the same Person or Affiliates) and by the
Borrowers and property managers, and will have no duty to investigate or verify the accuracy thereof. Each of the Master Servicers and the Special Servicers may
rely, and shall be protected in acting or refraining from acting upon, any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this
Agreement and reasonably believed or in good faith believed by such Master
Servicer, such Primary Servicer or such Special Servicer, as the case may be, to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of
Counsel. Furthermore, none of the Master Servicers, the Primary Servicers and the Special Servicers shall have any liability under this Agreement for any failure of any other such Person (or any other party to this Agreement) to perform such Person's obligations or duties hereunder.

          SECTION 6.04. Resignation of the Master Servicers and the Special
                        Servicers.

          (a) Each of the Master Servicers and the Special Servicers may resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of such Master Servicer or such Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by such Master Servicer or such Special Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of a Master Servicer or a Special Servicer shall be evidenced by an Opinion of
Counsel to such effect which shall be delivered to the Trustee, with a copy to the Certificate Administrator and the Controlling Class Representative (and each affected Serviced Non-Pooled Mortgage Loan Noteholder). Unless applicable law requires the resignation of a Master Servicer or a Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with
Section 3.25 or Section 7.02 hereof; provided that, if no successor to such
Master Servicer or such Special Servicer, as the case may be, shall have been so appointed and have accepted appointment within 90 days after such Master
Servicer or such Special Servicer, as the case may be, has given notice of such resignation, the resigning Master Servicer or Special Servicer, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor thereto.

          (b) In addition, each of the Master Servicers and the Special
Servicers shall have the right to resign at any other time, provided that (i) a willing successor thereto (including any such successor proposed by the resigning party) has been found that is (a) reasonably acceptable to the
Trustee, (b) solely in the case of a successor to a Master Servicer, reasonably acceptable to the Controlling Class Representative in its discretion (unless such successor is on S&P's Select Servicer List as a U.S. Commercial Mortgage
Master Servicer or such successor is the other Master Servicer), (c) solely in the case of a Loan Specific Special Servicer if it is a resigning Special
Servicer, acceptable to the related Serviced Mortgage Loan Group Controlling
Party in its discretion and (d) solely in the case of the General Special
Servicer if it is a resigning Special Servicer, acceptable to the Controlling
Class Representative in its discretion, (ii) the resigning party has consulted with (although, except as provided for above, it shall not be required to have obtained the approval of) the Controlling Class Representative with respect to the identity and quality of its proposed successor unless such successor is the other Master Servicer, (iii) the succession will not result in an Adverse Rating
Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee by each Rating Agency for the Rated Certificates)

                                     -235-

and, in the case of the applicable Master Servicer or applicable Special
Servicer for each Serviced Mortgage Loan Group that includes one or more
Non-Pooled Pari Passu Companion Loans for which any Non-Pooled Pari Passu
Companion Loan Securities are then outstanding, if such Serviced Mortgage Loan
Group is then serviced and administered under this Agreement, will not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu
Companion Loan Securities (as confirmed in writing to the Trustee by each applicable Rating Agency for such Non-Pooled Pari Passu Companion Loan
Securities), (iv) the resigning party pays all costs and expenses in connection with such transfer, (v) the successor accepts appointment in writing prior to the effectiveness of such resignation and (vi) the successor affirms its assumption of the obligations of the resigning Master Servicer under the Primary
Servicing Agreements.

          (c) None of the Master Servicers and the Special Servicers shall be permitted to resign except as contemplated in subsections (a) and (b) of this
Section 6.04. Consistent with the foregoing, none of the Master Servicers and the Special Servicers shall (except in connection with any resignation thereby permitted above in this Section 6.04 or as otherwise expressly provided herein, including the provisions of Section 3.11(a), Section 3.22 and/or Section 6.02)
assign or transfer any of its rights, benefits or privileges hereunder to any other Person or delegate to, subcontract with, or authorize or appoint any other
Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of a Master
Servicer or a Special Servicer are transferred to a successor thereto, the entire amount of compensation payable to such Master Servicer (including without limitation, in the case of the Master Servicer that is the Servicer Report
Administrator, the Servicer Report Administrator Fee) or such Special Servicer, as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor, except (in the case of the Special
Servicer) to the extent provided in Section 3.11(c).

          SECTION 6.05. Rights of the Depositor and the Trustee in Respect of
                        the Master Servicers and the Special Servicers.

          Each of the Master Servicers and the Special Servicers shall afford the Depositor and the Trustee, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to such of its officers as are responsible for such obligations. Upon reasonable request and as reasonably related to the performance of the obligations of the Master Servicers and the Special Servicer,
as applicable, pursuant to this Agreement, each of the Master Servicers and the
Special Servicers shall furnish the Depositor and the Trustee with its most recent publicly available annual audited financial statements (or, if not available, the most recent publicly available audited annual financial statements of its corporate parent) and such other information as is publicly available regarding its business, affairs, property and condition, financial or otherwise. Each of the Master Servicers and the Special Servicers may affix to any such information described in this Section 6.05 provided by it any disclaimer it deems appropriate in its reasonable discretion. The Depositor may, but is not obligated to, enforce the obligations of any Master Servicer or
Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of any Master Servicer or a
Special Servicer hereunder or exercise the rights of a Master Servicer or a
Special Servicer hereunder; provided, however, that none of the Master Servicers and the Special Servicers shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by a Master Servicer or a Special Servicer and is not obligated to supervise the performance of any Master Servicer or Special Servicer under this Agreement or otherwise.

          SECTION 6.06. Master Servicers, the Primary Servicers and Special
                        Servicers May Own Certificates.

          Any Master Servicer, Primary Servicer, Special Servicer or Affiliate
thereof may become the Holder of (or, in the case of a Book-Entry Certificate,
Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of "Certificateholder") the same rights it would have if it were not a Master Servicer, a Special Servicer or an Affiliate thereof. If, at any time during which any Master Servicer, Special Servicer or Affiliate of a
Master Servicer or a Special Servicer is the Holder of (or, in the case of a
Book-Entry Certificate, Certificate Owner with respect to) any Certificate, such
Master Servicer or such Special Servicer, as the case may be, proposes to take any action (including for this purpose, omitting to take a particular action)
that is not expressly prohibited by the terms hereof and

                                     -236-

would not, in the reasonable judgment of such Master Servicer or such Special
Servicer (as the case may be), violate the Servicing Standard, but that, if taken, might nonetheless, in the reasonable judgment of such Master Servicer or such Special Servicer (as the case may be), be considered by other Persons to violate the Servicing Standard, then such Master Servicer or such Special
Servicer, as the case may be, may (but need not) seek the approval of the
Certificateholders to such action by delivering to the Certificate Administrator
(with a copy to the Trustee) a written notice that (a) states that it is delivered pursuant to this Section 6.06, (b) identifies the Percentage Interest in each Class of Certificates beneficially owned by such Master Servicer or such
Special Servicer, as the case may be, or by an Affiliate thereof and (c)
describes in reasonable detail the action that such Master Servicer or such
Special Servicer, as the case may be, proposes to take. The Certificate
Administrator, upon receipt of such notice, shall forward it to the
Certificateholders (other than such Master Servicer and its Affiliates or such
Special Servicer and its Affiliates, as appropriate), together with a request for approval by the Certificateholders of each such proposed action. If at any time Certificateholders holding greater than 50% of the Voting Rights of all
Certificateholders (calculated without regard to the Certificates beneficially owned by such Master Servicer or its Affiliates or such Special Servicer or its
Affiliates, as the case may be) shall have consented in writing (with a copy to each related Serviced Non-Pooled Mortgage Loan Noteholder, if a Serviced
Mortgage Loan Group is involved) to the proposal described in the written notice, and if such Master Servicer or such Special Servicer, as the case may be, shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the subject Master Servicer or the subject
Special Servicer, as applicable, for the reasonable expenses of the Certificate
Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that any Master Servicer or Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

                                     -237-

                                  ARTICLE VII

                                     DEFAULT

          SECTION 7.01. Events of Default.

          (a) "Event of Default", wherever used herein, means any one of the following events:

               (i) with respect to a Master Servicer, any failure by such Master
     Servicer to deposit into the Collection Account maintained by such Master
     Servicer or (if it is the applicable Master Servicer for a Serviced
     Mortgage Loan Group) a related Companion Note Custodial Account or related
     Subordinate Note Custodial Account, any amount required to be so deposited under this Agreement, which failure continues unremedied for one Business
     Day following the date on which such deposit was first required to be made;
     or

               (ii) with respect to a Special Servicer, any failure by such
     Special Servicer to deposit into the REO Account maintained by it or to deposit, or remit to either Master Servicer for deposit, into a Collection
     Account, Companion Note Custodial Account and/or Subordinate Note Custodial
     Account, as applicable, any amount required to be so deposited or remitted under this Agreement, which failure continues unremedied for one Business
     Day following the date on which such deposit or remittance, as the case may be, was first required to be made; or

               (iii) any failure by a Master Servicer to remit to the
     Certificate Administrator for deposit into the Distribution Account, on any
     P&I Advance Date, the full amount of P&I Advances required to be made by such Master Servicer on such date or, on any Master Servicer Remittance
     Date, the full amount of the Master Servicer Remittance Amount and any
     Compensating Interest Payment required to be remitted by such Master
     Servicer on such date, which failure continues unremedied until 9:00 a.m.
     (New York City time) on the related Distribution Date; provided, however, that if a Master Servicer fails to make any deposit contemplated by this
     Section 7.01(a)(iii), including any P&I Advance, which deposit is required to be made by such Master Servicer on any P&I Advance Date or Master
     Servicer Remittance Date (without regard to any grace period), then such
     Master Servicer shall pay to the Certificate Administrator, for the account of the Certificate Administrator, interest on such late remittance at the
     Reimbursement Rate from and including such P&I Advance Date or such Master
     Servicer Remittance Date to but excluding the related Distribution Date; or

               (iv) any failure by a Master Servicer to timely make any
     Servicing Advance required to be made by it hereunder, which Servicing
     Advance remains unmade for a period of one Business Day following the date on which notice shall have been given to such Master Servicer by the
     Trustee as provided in Section 3.11(f); or

               (v) any failure by a Special Servicer to timely make (or request the applicable Master Servicer to make) any Servicing Advance required to be made by it hereunder, which Servicing Advance remains unmade for a period of one Business Day following the date on which notice has been given to such Special Servicer by the Trustee as provided in Section
     3.11(f); or

               (vi) any failure on the part of a Master Servicer or a Special
     Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Master Servicer or such
     Special Servicer, as the case may be, contained in this Agreement
     (excluding Article XI, other than Section 11.11, Section 11.12 and/or
     Section 11.13 (as modified by Section 11.13A) at any time after the Trust is not required to report under the Exchange Act), which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Master Servicer or such Special Servicer, as the case may be, by any other party hereto or to such Master Servicer or such Special Servicer, as the case may be, with a copy to each other party hereto, or by the
     Holders of

                                     -238-

     Certificates entitled to at least 25% of the Voting Rights or, if affected by that failure, the applicable Serviced Non-Pooled Noteholder; provided, however, that, with respect to any such failure that is not curable within such 30-day period, such Master Servicer or such Special Servicer, as the case may be, shall have an additional cure period of 60 days to effect such cure so long as such Master Servicer or the Special Servicer, as the case may be, has commenced to cure such failure within the initial 30-day period and has provided the Trustee with an Officer's Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure; or

               (vii) any breach on the part of a Master Servicer or a Special
     Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of any Class of
     Certificateholders or the applicable Non-Pooled Subordinate Noteholder and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to such Master Servicer or such Special Servicer, as the case may be, by any other party hereto or to such Master Servicer or such Special
     Servicer, as the case may be, with a copy to each other party hereto, or by the Holders of Certificates entitled to at least 25% of the Voting Rights or, if affected by such breach, the applicable Serviced Non-Pooled
     Noteholder; provided, however, that, with respect to any such breach that is not curable within such 30-day period, such Master Servicer or such
     Special Servicer, as the case may be, shall have an additional cure period of 60 days to effect such cure so long as such Master Servicer or such
     Special Servicer, as the case may be, has commenced to cure such breach within the initial 30-day period and has provided the Trustee with an
     Officer's Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure; or

               (viii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a
     Master Servicer or a Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

               (ix) a Master Servicer or a Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and
liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

               (x) a Master Servicer or a Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any association or company action in furtherance of the foregoing; or

               (xi) a Master Servicer is removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a Special Servicer is
     removed from S&P's Select Servicer List as a U.S. Commercial Mortgage
     Special Servicer, as the case may be, and, in either case, is not reinstated within 60 days and the ratings then assigned by S&P to any
     Classes of Rated Certificates are downgraded, qualified or withdrawn
     (including, without limitation, being placed on a negative credit watch) in connection with such removal; or

               (xii) a Master Servicer ceases to have a master servicer rating of at least "CMS3" from Fitch or a Special Servicer ceases to have a special servicer rating of at least "CSS3" from Fitch and, in either case, such rating is not reinstated within 30 days; or

               (xiii) any failure by the applicable Master Servicer to timely make any monthly remittance required to be made by it hereunder to a
     Serviced Non-Pooled Mortgage Loan Noteholder related to a Mortgage Loan
     Group for which such Master Servicer is the applicable Master Servicer; or

                                     -239-

               (xiv) for so long as the Trust is subject to the reporting requirements of the Exchange Act, 5 days after a failure by the applicable
     Master Servicer to comply with any of its obligations under Article XI of this Agreement and notice thereof to such Master Servicer from the Trustee or the Depositor; provided, however, that if, following the Master
     Servicer's failure to comply with any of such obligations under Section
     11.03, 11.04, 11.05, 11.07, 11.08, 11.09, 11.10, 11.11, 11.12 or 11.13 on
     or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections, (a) such Master Servicer subsequently complies with such obligations before the Trustee or the
     Depositor gives written notice to it that it is terminated in accordance with this subsection and (b) such Master Servicer's failure to comply does not cause the Certificate Administrator to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related Form 8-K Filing Deadline, Form 10-D Filing Deadline or
     Form 10-K Filing Deadline, then such failure to comply shall cease to be an
     Event of Default under this Section 7.01 on the date on which such Form
     8-K, Form 10-D or Form 10-K is so filed.

          When a single entity acts as two or more of the capacities of the
Master Servicers and the Special Servicer, an Event of Default (other than an event described in clauses (xi), (xii), (xiii) and (xiv) above) in one capacity shall constitute an Event of Default in both or all such capacities.

          (b) If any Event of Default with respect to any Master Servicer or
Special Servicer (in either case, for purposes of this Section 7.01(b), the
"Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as the Event of Default shall not have been remedied, the
Trustee may, and at the written direction of either the Holders of Certificates entitled to not less than 25% of the Voting Rights or, alternatively, if an
Event of Default on the part of the General Special Servicer has occurred, the
Controlling Class Representative, the Trustee shall, terminate, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto), all of the rights and obligations (accruing from and after such notice)
of the Defaulting Party under this Agreement and in and to the Trust Fund (other than as a Holder of any Certificate). From and after the receipt by the
Defaulting Party of such written notice, all of the responsibilities, duties, authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates, the Mortgage Loans or otherwise (other than as a
Holder of any Certificate or as a Non-Pooled Mortgage Loan Noteholder, if
applicable), shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the
Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise (provided, however, that each of the Master
Servicers and the Special Servicers shall, if terminated pursuant to this
Section 7.01(b), continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its members, managers, directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Each of the Master Servicers and the Special Servicers agrees that, if it is terminated pursuant to this Section 7.01(b), it shall promptly
(and in any event no later than 20 days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested thereby to enable the Trustee to assume the functions hereunder of such Master
Servicer or such Special Servicer, as the case may be, and shall otherwise cooperate with the Trustee in effecting the termination of the rights and responsibilities hereunder of such Master Servicer or such Special Servicer, as the case may be, including the transfer within five (5) Business Days to the
Trustee for administration by it of all cash amounts that at the time are or should have been credited by a Master Servicer to its Collection Account or any
Companion Note Custodial Account (if such Master Servicer is the applicable
Master Servicer for the related Serviced Mortgage Loan Group) or Subordinate
Note Custodial Account (if such Master Servicer is the applicable Master
Servicer for the related Serviced Mortgage Loan Group), the Distribution Account
or any Servicing Account or Reserve Account held by it (if it is the Defaulting
Party) or by such Special Servicer to its REO Account, a Collection Account, any
Companion Note Custodial Account, any Subordinate Note Custodial Account or any
Servicing Account or Reserve Account held by it (if it is the Defaulting Party)
or that are thereafter received by or on behalf of it with respect to any
Mortgage Loan or REO Property (provided, however, that if any Master Servicer or
Special Servicer is terminated pursuant to this Section 7.01(b), such Master
Servicer or such Special Servicer, as the case

                                     -240-

may be, shall continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its members, managers, directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Any costs or expenses (including those of any other party hereto)
incurred in connection with any actions to be taken by a terminated Master
Servicer or Special Servicer pursuant to this paragraph shall be borne by such
Master Servicer or such Special Servicer, as the case may be (and, in the case of the Trustee's costs and expenses, if not paid within a reasonable time, shall be borne by the Trust out of the Collection Account).

          Notwithstanding the foregoing, the applicable Master Servicer for any
Serviced Mortgage Loan Group shall not be terminated hereunder solely by reason of an Event of Default under Section 7.01(a)(xiii) or by reason of any other
Event of Default that affects only a Serviced Non-Pooled Mortgage Loan
Noteholder. If an Event of Default under Section 7.01(a)(xiii) occurs on the part of the applicable Master Servicer for any Serviced Mortgage Loan Group, or
if any other Event of Default occurs on the part of the applicable Master
Servicer for a Serviced Mortgage Loan Group and such Master Servicer is not terminated pursuant to the provisions set forth above, any related Serviced
Non-Pooled Mortgage Loan Noteholder shall be entitled to require the applicable
Master Servicer to appoint, in accordance with Section 3.22, a Sub-Servicer, to be selected by such Master Servicer, that will be responsible for primary servicing such Serviced Mortgage Loan Group. In connection with the appointment of a Sub-Servicer in accordance with this paragraph, if the applicable Serviced
Mortgage Loan Group includes one or more Serviced Non-Pooled Pari Passu
Companion Loans for which one or more classes of Non-Pooled Pari Passu Loan
Securities are outstanding that are then rated by S&P, either (A) such
Sub-Servicer shall be on S&P's Select Servicer List as a U.S. Commercial
Mortgage Master Servicer or (B) the applicable Master Servicer shall obtain, at its own expense, a written confirmation from S&P to the effect that the appointment of such Sub-Servicer will not result in an Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu Companion Loan Securities rated by S&P. In no event shall any waiver of an Event of Default pursuant to
Section 7.04 affect the rights of the holder of any Serviced Non-Pooled Mortgage
Loan Noteholder under this paragraph.

          (c) Notwithstanding Section 7.01(b) of this Agreement, if a Master
Servicer receives a notice of termination solely due to an Event of Default under Section 7.01(a)(xi), (xii) or (xiv) and the terminated Master Servicer provides the Trustee with the appropriate "request for proposal" materials within the five (5) Business Days after such termination, then such Master
Servicer shall continue to serve as Master Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such "request for proposal" materials provided by the terminated Master Servicer) solicit good faith bids for the rights to master service the Mortgage Loans under this
Agreement for which the terminated Master Servicer is the applicable Master
Servicer from at least three (3) Persons qualified to act as successor Master
Servicer hereunder in accordance with Section 6.02 and Section 7.02 for which the Trustee has received written confirmation from each Rating Agency for the
Rated Certificates that the appointment of such Person would not result in an
Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and, if the terminated Master Servicer is the applicable
Master Servicer for any Serviced Mortgage Loan Group that includes one or more
Serviced Non-Pooled Pari Passu Companion Loans and such Serviced Mortgage Loan
Group is then serviced and administered under this Agreement, written confirmation from each applicable Rating Agency for the related Non-Pooled Pari
Passu Companion Loan Securities that the appointment of such Person would not result in an Adverse Rating Event with respect to any class of such Non-Pooled
Pari Passu Companion Loan Securities rated by such applicable Rating Agency (any such Person so qualified, a "Qualified Bidder") or, if three (3) Qualified
Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee's request, the terminated Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; (ii) prior to making such solicitation, the Trustee or, upon request of the Trustee, the terminated Master
Servicer, shall have consulted with (although it shall not be required to have obtained the approval of) the Controlling Class Representative with respect to the identity and quality of each of the Persons from whom the Trustee is to solicit bids; and (iii) the Trustee shall not be responsible if less than three
(3) or no Qualified Bidders submit bids for the right to master service the subject Mortgage Loans under this Agreement. The bid proposal shall require any
Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer with respect to the applicable
Mortgage Loans, and to agree to be bound by the terms hereof, within forty-five
(45) days after the receipt by the applicable Master Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor

                                     -241-

Master Servicer retaining all applicable Sub-Servicers to continue the primary servicing of the applicable Serviced Mortgage Loans pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service each of the Serviced Mortgage
Loans for which it was the applicable Master Servicer and not subject to a
Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each
Serviced Mortgage Loan serviced, the excess of the related Master Servicing Fee
Rate minus the sum of two basis points and the related Excess Servicing Fee Rate
(each, a "Servicing-Retained Bid") and (ii) on the basis of terminating each applicable Sub-Servicing Agreement and each applicable Sub-Servicer (other than a Designated Sub-Servicer and its Sub-Servicing Agreement) that it is permitted to terminate in accordance with Section 3.22 and having no obligation to enter into a Sub-Servicing Agreement with the terminated Master Servicer (each, a
"Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing
Released Bid) (the "Successful Bidder") to act as successor Master Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this
Agreement as successor Master Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a Sub-Servicing
Agreement with the terminated Master Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Master
Servicer. In no event shall the bid procedures under this subsection (c) purport to offer the servicing right of any Primary Servicer or Designated Sub-Servicer that is not then in default under its Primary Servicing Agreement or Designated
Subservicing Agreement.

          (d) Upon the assignment and acceptance of the applicable master servicing (including, in the case of an assignment of the rights of WFB or any successor thereto as a Master Servicer, the servicer report administrative)
rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of "out-of-pocket" expenses incurred in connection with obtaining such bid and transferring servicing).

          (e) If the Successful Bidder has not entered into this Agreement as successor Master Servicer within forty-five (45) days after the related Master
Servicer received a notice of termination or no Successful Bidder was identified within such forty-five (45) day period, the terminated Master Servicer shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(c). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with
Section 7.02.

          SECTION 7.02. Trustee to Act; Appointment of Successor.

          On and after the time any Master Servicer or Special Servicer resigns pursuant to Section 6.04(a) or receives a notice of termination pursuant to
Section 7.01, the Trustee shall, subject to Section 3.25, be the successor in all respects to such Master Servicer or such Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on such Master
Servicer or such Special Servicer, as the case may be, by the terms and provisions hereof, including, if a Master Servicer is the resigning or terminated party, such Master Servicer's obligation to make Advances; provided, however, that (i) any failure to perform such duties or responsibilities caused by the failure of such Master Servicer or such Special Servicer, as the case may be, to cooperate or to provide information or monies as required by Section 7.01 shall not be considered a default by the Trustee hereunder and (ii) in the case of a terminated Master Servicer, the Trustee shall cease to act as successor
Master Servicer if an alternative successor is appointed pursuant to Section
7.01(c). Neither the Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party pursuant to Section
3.06 hereunder nor shall the Trustee or any other successor be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had continued to act hereunder. Notwithstanding the above, if it is unwilling to so act, the Trustee may (and, if it is unable to so act, or if the Trustee is not approved as an acceptable master servicer or special servicer, as the case may be, by each Rating Agency, or if the Holders of Certificates entitled to a majority of all the Voting Rights (or, alternatively, if an Event of Default on the part of the General Special
Servicer has occurred, the Controlling Class

                                     -242-

Representative) so requests in writing, the Trustee shall), promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution as the successor to the resigning or terminated Master
Servicer or Special Servicer, as the case may be, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master
Servicer or such Special Servicer, as the case may be, hereunder; provided, however, that (i) such appointment does not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the
Trustee by each applicable Rating Agency for the Rated Certificates) and (if such Master Servicer or Special Servicer is the applicable Master Servicer or the applicable Special Servicer for a Serviced Mortgage Loan Group that is then serviced and administered under this Agreement and includes one or more Serviced
Non-Pooled Pari Passu Companion Loans for which any Non-Pooled Pari Passu
Companion Loan Securities are then outstanding) also does not result in an
Adverse Rating Event with respect to any class of related Non-Pooled Pari Passu
Companion Loan Securities (as confirmed in writing to the Trustee by each applicable Rating Agency for such Non-Pooled Pari Passu Companion Loan
Securities), as applicable; (ii) if such successor (in the case of a successor
(other than if the other Master Servicer is such successor) to a resigning or terminated Master Servicer) is not on S&P's Select Servicer List as a U.S.
Commercial Mortgage Master Servicer, such successor is reasonably acceptable to the Controlling Class Representative and, if such successor (other than if such successor is the other Master Servicer) is on S&P's Select Servicer List as a
U.S. Commercial Mortgage Master Servicer, the Controlling Class Representative
shall have been consulted with respect to the identity of (although it need not have approved) such successor and (iii) in the case of a Loan Specific Special
Servicer, such successor is acceptable to the related Serviced Mortgage Loan
Group Controlling Party in its sole discretion. No appointment of a successor to any Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all its responsibilities, duties and liabilities hereunder, and pending such appointment and assumption, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. The
Depositor, the Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

          If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer, it may reduce such
Master Servicer's Excess Servicing Fee Rate to the extent that its or such
Affiliate's compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an
Affiliate pursuant to this Section 7.02, it may reduce such Master Servicer's
Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor
Master Servicer that meets the requirements of this Section 7.02.

          SECTION 7.03. Notification to Certificateholders.

          (a) Upon any resignation of a Master Servicer or the Special Servicer pursuant to Section 6.04, any termination of a Master Servicer or Special
Servicer pursuant to Section 7.01, any appointment of a successor to a Master
Servicer or Special Servicer pursuant to Section 6.02, 6.04 or 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section
3.25, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and to each
Serviced Non-Pooled Mortgage Loan Noteholder.

          (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event, the Trustee shall transmit by mail to the Depositor and all Certificateholders notice of such occurrence, unless such default shall have been cured.

          SECTION 7.04. Waiver of Events of Default.

          The Holders of Certificates representing at least 66-2/3% of the
Voting Rights allocated to each Class of Certificates affected by any Event of
Default hereunder may waive such Event of Default; provided that an Event of
Default under clause (i), clause (ii), clause (iii), clause (xi) or clause (xii)
of Section 7.01(a) may be waived only by all of

                                     -243-

the Certificateholders of the affected Classes and in any event such Holders shall not be entitled to waive any Event of Default under clause (xiii) of
Section 7.01(a) (which may be waived only by the applicable Serviced Non-Pooled
Mortgage Loan Noteholder) or clause (xiv) of Section 7.01(a) (which may be waived only by the Depositor). Upon any such waiver of an Event of Default, and payment to the Trustee and the Certificate Administrator of all reasonable costs and expenses incurred by the Trustee and the Certificate Administrator in connection with such default prior to its waiver (which costs shall be paid by the party requesting such waiver), such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived.
Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

          SECTION 7.05. Additional Remedies of Trustee Upon Event of Default.

          During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right (exercisable subject to Section
8.01(a)), in its own name and as trustee of an express trust and (in the case of any matter affecting a Serviced Mortgage Loan Group) on behalf of the related
Serviced Non-Pooled Mortgage Loan Noteholder(s), to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and such noteholder(s) (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this
Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

                                     -244-

                                  ARTICLE VIII

            THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE ADMINISTRATOR
                            AND THE TAX ADMINISTRATOR

          SECTION 8.01. Duties of the Trustee, the Custodian, the Certificate
                        Administrator and the Tax Administrator.

          (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the
Trustee shall exercise such of the rights and powers vested in it by this
Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Any permissive right of the Trustee contained in this
Agreement shall not be construed as a duty. The Trustee, the Custodian, the
Certificate Administrator and the Tax Administrator shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Trustee, the Custodian, the
Certificate Administrator and the Tax Administrator.

          (b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the
Trustee, the Custodian, the Certificate Administrator or the Tax Administrator,
as applicable, which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), the Trustee, the
Custodian, the Certificate Administrator or the Tax Administrator, as
applicable, shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee, the
Custodian, the Certificate Administrator or the Tax Administrator, as
applicable, shall take such action as it deems appropriate to have the instrument corrected. The Trustee, the Custodian, the Certificate Administrator
or the Tax Administrator, as applicable, shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master
Servicer, a Special Servicer, any actual or prospective Certificateholder or
Certificate Owner or any Rating Agency, and accepted by the Trustee, the
Custodian, the Certificate Administrator or the Tax Administrator in good faith, pursuant to this Agreement.

          (c) No provision of this Agreement shall be construed to relieve the
Trustee, the Tax Administrator or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

               (i) Prior to the occurrence of an Event of Default, and after the curing or waiver of all Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee.

               (ii) In the absence of bad faith on the part of the Trustee, the
     Certificate Administrator or the Tax Administrator, the Trustee, the
     Certificate Administrator or the Tax Administrator, as applicable, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee, the Certificate Administrator or the Tax Administrator, as
     applicable, and conforming to the requirements of this Agreement.

               (iii) None of the Trustee, the Certificate Administrator or the
     Tax Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of such entity unless it shall be proved that such entity was negligent in ascertaining the pertinent facts.

                                     -245-

               (iv) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Trustee, in good faith in accordance with the terms of this Agreement and the direction of Holders of
     Certificates entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the
     Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement.

               (v) Neither the Certificate Administrator nor the Trustee shall be required to take action with respect to, or be deemed to have notice or knowledge of, any default or Event of Default (other than an Event of
     Default under Section 7.01(a)(xi) or (xii)) or a Master Servicer's failure to deliver any monies, including P&I Advances, or to provide any report, certificate or statement, to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, when required pursuant to this
     Agreement) unless a Responsible Officer of the Trustee or the Certificate
     Administrator shall have received written notice or otherwise have actual knowledge thereof. Otherwise, the Trustee and the Certificate Administrator
     may conclusively assume that there is no such default or Event of Default.

               (vi) Subject to the other provisions of this Agreement, and without limiting the generality of this Section 8.01, none of the Trustee, the Certificate Administrator or the Tax Administrator shall have any duty, except, in the case of the Trustee, as expressly provided in Section
     2.01(c) or Section 2.01(e) or in its capacity as successor to a Master
     Servicer or a Special Servicer, (A) to cause any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof,
     (B) to cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports or certificates of either Master
     Servicer, any Special Servicer, any actual or prospective or any
     Certificateholder or Certificate Owner or any Rating Agency, delivered to the Trustee, the Certificate Administrator or the Tax Administrator
     pursuant to this Agreement reasonably believed by the Trustee, the
     Certificate Administrator or the Tax Administrator, as applicable, to be genuine and without error and to have been signed or presented by the proper party or parties, (D) subject to Section 10.01(f), to see to the payment or discharge of any tax levied against any part of the Trust Fund other than from funds available in the Collection Accounts or the
     Distribution Account, and (E) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in a Collection Account or the Distribution
     Account (provided that such assessment, charge, lien or encumbrance did not arise out of the Trustee's, the Certificate Administrator's or the Tax
     Administrator's, as applicable, willful misfeasance, bad faith or negligence).

               (vii) For as long as the Person that serves as the Trustee, the
     Certificate Administrator or the Tax Administrator hereunder also serves as
     Custodian and/or Certificate Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Trustee, Certificate
     Administrator or Tax Administrator, as applicable, hereunder shall also be afforded to such Person in its capacity as Custodian and/or Certificate
     Registrar, as the case may be.

               (viii) If the same Person is acting in two or more of the
     capacities of Trustee, Certificate Administrator, Tax Administrator,
     Custodian or Certificate Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

          SECTION 8.02. Certain Matters Affecting the Trustee, the Certificate
                        Administrator and the Tax Administrator.

          Except as otherwise provided in Section 8.01:

               (i) the Trustee, the Certificate Administrator and the Tax
     Administrator, may each rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of

                                     -246-

     auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without error and to have been signed or presented by the proper party or parties;

               (ii) the Trustee, the Certificate Administrator and the Tax
     Administrator may each consult with counsel and any written advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

               (iii) the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, unless such
     Certificateholders shall have provided to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby satisfactory to the Trustee, in its reasonable discretion; none of the Trustee, the Certificate Administrator or the Tax
     Administrator shall be required to expend or risk its own funds (except to pay expenses that could reasonably be expected to be incurred in connection with the performance of its normal duties) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been waived or cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

               (iv) none of the Trustee, the Certificate Administrator or the
     Tax Administrator shall be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

               (v) prior to the occurrence of an Event of Default and after the waiver or curing of all Events of Default which may have occurred, the
     Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of
     Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this
     Agreement, the Trustee may require an indemnity satisfactory to the
     Trustee, in its reasonable discretion, against such expense or liability as a condition to taking any such action;

               (vi) except as contemplated by Section 8.06 and, with respect to the Trustee alone, Section 8.14, none of the Trustee, the Certificate
     Administrator or the Tax Administrator shall be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

               (vii) the Trustee may execute any of the trusts or powers vested in it by this Agreement, and the Certificate Administrator and the Tax
     Administrator may each perform any of their respective duties hereunder, either directly or by or through the Custodian or other agents or attorneys-in-fact, provided that the use of the Custodian or other agents or attorneys-in-fact shall not be deemed to relieve the Trustee, the
     Certificate Administrator or the Tax Administrator, as applicable, of any of its duties and obligations hereunder (except as expressly set forth herein);

               (viii) none of the Trustee, the Certificate Administrator or the
     Tax Administrator shall be responsible for any act or omission of a Master
     Servicer or a Special Servicer (unless, in the case of the Trustee, it is acting as a Master Servicer or a Special Servicer, as the case may be) or of the Depositor; and

                                     -247-

               (ix) neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this
     Agreement or under applicable law with respect to any transfer of any
     Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of
     Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this
     Agreement; and the Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the
     Certificate Register.

          SECTION 8.03. The Trustee, the Certificate Administrator and the Tax
                        Administrator not Liable for Validity or Sufficiency of
                        Certificates or Mortgage Loans.

          The recitals contained herein and in the Certificates (other than the statements attributed to, and the representations and warranties of, the
Trustee, the Certificate Administrator and/or the Tax Administrator in Article
II, and the signature of the Certificate Registrar set forth on each outstanding
Certificate) shall not be taken as the statements of the Trustee, the
Certificate Administrator or the Tax Administrator, and none of the Trustee, the
Certificate Administrator or the Tax Administrator assumes any responsibility for their correctness. None of the Trustee, the Certificate Administrator or the
Tax Administrator makes any representation as to the validity or sufficiency of this Agreement (except as regards the enforceability of this Agreement against
it) or of any Certificate (other than as to the signature of the Trustee set forth thereon) or of any Mortgage Loan or related document. None of the Trustee, the Certificate Administrator or the Tax Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Pooled Mortgage
Loans to the Trust, or any funds (other than with respect to any funds held by the Certificate Administrator) deposited in or withdrawn from the Collection
Account or any other account by or on behalf of the Depositor, a Master Servicer or a Special Servicer (unless, in the case of the Trustee, it is acting in such capacity). None of the Trustee, the Certificate Administrator or the Tax
Administrator shall be responsible for the legality or validity of this
Agreement (other than insofar as it relates to the obligations of the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, hereunder) or the validity, priority, perfection or sufficiency of any security, lien or security interest granted to it hereunder or the filing of any financing statements or continuation statements, except to the extent set forth in Section
2.01(c) and Section 2.01(e) or to the extent the Trustee is acting as a Master
Servicer or a Special Servicer and such Master Servicer or such Special
Servicer, as the case may be, would be so responsible hereunder. Except as contemplated by Section 12.02(a), none of the Trustee, the Certificate
Administrator or the Tax Administrator shall be required to record this
Agreement.

          SECTION 8.04. The Trustee, the Certificate Administrator and the Tax
                        Administrator May Own Certificates.

          The Trustee (in its individual or any other capacity), the Certificate
Administrator or the Tax Administrator or any of their respective Affiliates may become the owner or pledgee of Certificates with (except as otherwise provided in the definition of "Certificateholder") the same rights it would have if it were not the Trustee, the Certificate Administrator or the Tax Administrator or
one of their Affiliates, as the case may be.

          SECTION 8.05. Fees and Expenses of the Trustee, the Certificate
                        Administrator and the Tax Administrator; Indemnification
                        of and by the Trustee, the Certificate Administrator and
                        the Tax Administrator.

          (a) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account, out of general collections on the Pooled
Mortgage Loans and REO Properties on deposit therein, prior to any distributions to be made therefrom to Certificateholders on such date, and pay to itself all
Certificate Administrator Fees,

                                     -248-

to the Trustee all Trustee Fees and to the Servicer Report Administrator all
Servicer Report Administrator Fees, in each case earned in respect of the Pooled
Mortgage Loans and any successor REO Pooled Mortgage Loans through the end of the then most recently ended calendar month as compensation for all services rendered by the Trustee and the Servicer Report Administrator, respectively, hereunder. As to each Pooled Mortgage Loan and REO Pooled Mortgage Loan, the
Trustee Fee, the Certificate Administrator Fee and the Servicer Report
Administrator Fee shall accrue during each calendar month, commencing with
September 2006, at the Trustee Fee Rate, the Certificate Administrator Fee Rate
and the Servicer Report Administrator Fee Rate, respectively, on a principal amount equal to the Stated Principal Balance of such Mortgage Loan or REO
Mortgage Loan, as the case may be, immediately following the Distribution Date in such calendar month (or, in the case of September 2006, on a principal amount equal to the Cut-off Date Principal Balance of the particular Mortgage Loan).
The Trustee Fee, the Certificate Administrator Fee and the Servicer Report
Administrator Fee accrued during each calendar month shall be payable in the next succeeding calendar month. With respect to each Pooled Mortgage Loan and
REO Pooled Mortgage Loan, the Trustee Fee, the Certificate Administrator Fee and
the Servicer Report Administrator Fee shall be calculated on the same Interest
Accrual Basis as is applicable to the accrual or deemed accrual of interest on such Mortgage Loan or REO Mortgage Loan, as the case may be. The Trustee Fee
(which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), the Certificate Administrator
Fee and the Tax Administrator Fee shall constitute the sole compensation of the
Trustee, the Certificate Administrator and the Tax Administrator, respectively, for such services to be rendered by it. The Certificate Administrator shall be responsible for the payment of the Tax Administrator Fee.

          Notwithstanding the prior paragraph, if and to the extent that any loss, liability, cost or expense that is, pursuant to the prior paragraph, required to be borne by the Trust out of the Distribution Account or a
Collection Account, relates to any Mortgage Loan that is part of a Serviced
Mortgage Loan Group, (i) such loss, liability, cost or expense shall be payable out of amounts on deposit in the relevant Collection Account, any related
Companion Note Custodial Account(s) and any related Subordinate Note Custodial
Account(s) collectively, prior to payment from funds in the Distribution Account or a Collection Account that are unrelated to such Serviced Mortgage Loan Group;
(ii) if such Serviced Mortgage Loan Group includes one or more Serviced
Non-Pooled Subordinate Loans, such loss, liability, cost or expense shall be payable out of amounts on deposit in the related Subordinate Note Custodial
Account and shall be payable out of the Distribution Account or a Collection
Account or Companion Note Custodial Account only to the extent that amounts recoverable on the related Serviced Non-Pooled Subordinate Loan(s) are insufficient to cover the portion of such loss, liability, cost or expense so payable out of the related Subordinate Note Custodial Account; and (iii) if such
Serviced Mortgage Loan Group includes one or more Serviced Non-Pooled Pari Passu
Companion Loans, such loss, liability, cost or expense shall be payable out of amounts on deposit in the relevant Collection Account and the related Companion
Note Custodial Account(s) (withdrawals from those accounts to be made in accordance with the related Mortgage Loan Group Intercreditor Agreement and pro rata according to the respective outstanding principal balances of the Pooled
Mortgage Loan and such Serviced Non-Pooled Pari Passu Companion Loans included in such Serviced Mortgage Loan Group).

          (b) The Trustee, the Certificate Administrator and the Tax
Administrator (each in its capacity as such or in its individual capacity) and any of their respective directors, officers, employees, agents or affiliates are entitled to be indemnified and held harmless out of the Collection Accounts and/or the Distribution Account, as and to the extent provided in Section 3.05, for and against any loss, liability, claim or expense (including costs and expenses of litigation, and of investigation, reasonable counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Agreement, the Certificates, the Mortgage Loans (unless, in the case of the Trustee, it incurs any such expense or liability in the capacity of successor to a Master Servicer or a Special Servicer (as the case may be), in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Master Servicer or Special
Servicer, as the case may be) or any act or omission of the Trustee, the
Certificate Administrator or the Tax Administrator relating to the exercise and performance of any of the rights and duties of the Trustee, the Certificate
Administrator or the Tax Administrator hereunder; provided, however, that none of the Trustee, the Certificate Administrator or the Tax Administrator shall be entitled to indemnification pursuant to this Section 8.05(b) for (1) allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any cost or expense that does not constitute an

                                     -249-

"unanticipated expense" within the meaning of Treasury Regulations Section
1.860G-1(b)(3)(ii), (3) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (4) any loss, liability, claim or expense incurred by reason of any breach on the part of the Trustee, the
Certificate Administrator or the Tax Administrator of any of their respective representations, warranties or covenants contained herein or any willful misconduct, bad faith, fraud or negligence in the performance of, or negligent disregard of, the Trustee's, the Certificate Administrator's or the Tax
Administrator's obligations and duties hereunder.

          (c) The Master Servicers and the Special Servicers each shall indemnify the Trustee, the Certificate Administrator and the Tax Administrator
(each in their respective capacity as such and in their individual capacity) for and hold each of them harmless against any loss, liability, claim or expense that is a result of such Master Servicer's or such Special Servicer's, as the case may be, negligent acts or omissions in connection with this Agreement, including the negligent use by such Master Servicer or such Special Servicer, as the case may be, of any powers of attorney delivered to it by the Trustee pursuant to the provisions hereof and the Mortgage Loans serviced by such Master
Servicer or such Special Servicer, as the case may be; provided, however, that, if the Trustee, the Certificate Administrator or the Tax Administrator has been reimbursed for such loss, liability, claim or expense pursuant to Section
8.05(b), then the indemnity in favor of such Person provided for in this Section
8.05(c) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

          (d) Each of the Trustee, the Certificate Administrator and the Tax
Administrator shall indemnify each of the Master Servicers and each Special
Servicer (each in their respective capacity as such and in their individual capacity) for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Trustee's, the Certificate Administrator's or the Tax Administrator's, as the case may be, negligent acts or omissions in connection with this Agreement; provided, however, that if a Master Servicer or a Special Servicer has been reimbursed for such loss, liability, claim or expense pursuant to Section 6.03, then the indemnity in favor of such Person otherwise provided for in this Section 8.05(d) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

          (e) This Section 8.05 shall survive the termination of this Agreement or the resignation or removal of the Trustee, the Certificate Administrator, the
Tax Administrator, either Master Servicer or any Special Servicer as regards rights and obligations prior to such termination, resignation or removal.

          SECTION 8.06. Eligibility Requirements for the Trustee, the
                        Certificate Administrator and the Tax Administrator.

          The Trustee, the Certificate Administrator and the Tax Administrator
hereunder each shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the
United States of America or any State thereof or the District of Columbia and, in the case of the Trustee, authorized under such laws to exercise trust powers;
(ii) has a combined capital and surplus of at least $50,000,000; and (iii) is subject to supervision or examination by federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the
Trustee shall at all times meet the requirements of Section 26(a)(1) of the
Investment Company Act; and (ii) neither the Certificate Administrator nor the
Tax Administrator may have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause the Underwriter
Exemption to be unavailable with respect to any Class of Certificates as to which it would otherwise be available. Furthermore, the Trustee, the Certificate
Administrator and the Tax Administrator shall at all times maintain a long-term unsecured debt rating of at least "A+" from Fitch and "A+" from S&P and a short-term unsecured debt rating from each Rating Agency of at least "F-1" in the case of Fitch and "A-1" in the case of S&P (or, in the case of any Rating
Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and (if a
Serviced Mortgage Loan Group is then serviced and administered under this
Agreement and includes one or more Serviced Non-Pooled Pari Passu Companion
Loans for which any Non-Pooled Pari Passu Companion Loan Securities are then outstanding) also will not result in an Adverse Rating Event with respect to any class of related

                                     -250-

Non-Pooled Pari Passu Companion Loan Securities, in each case as confirmed in writing to the Trustee, the Certificate Administrator, the Tax Administrator and
the Depositor by each applicable Rating Agency); provided that the Trustee shall not cease to be eligible to serve as such based on a failure to satisfy such rating requirements so long as either: (i) the Trustee maintains a long-term unsecured debt rating of no less than "BBB" from Fitch and "BBB" from S&P (or, in the case of any Rating Agency, such lower rating as will not result in an
Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and (if a Serviced Mortgage Loan Group is then serviced and administered under this Agreement and includes one or more Serviced Non-Pooled
Pari Passu Companion Loans for which any Non-Pooled Pari Passu Companion Loan
Securities are then outstanding) also will not result in an Adverse Rating Event with respect to any class of related Non-Pooled Pari Passu Companion Loan
Securities, in each case as confirmed in writing to the Trustee, the Certificate
Administrator, the Tax Administrator and the Depositor by each applicable Rating
Agency), and a Fiscal Agent meeting the requirements of Section 8.13 has been appointed by the Trustee and is then currently serving in such capacity; or (ii)
the Trustee maintains a long-term unsecured debt rating of no less than "A" from
Fitch and "A" from S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated
Certificates rated by such Rating Agency and (if a Serviced Mortgage Loan Group is then serviced and administered under this Agreement and includes one or more
Serviced Non-Pooled Pari Passu Companion Loans for which any Non-Pooled Pari
Passu Companion Loan Securities are then outstanding) also will not result in an
Adverse Rating Event with respect to any class of related Non-Pooled Pari Passu
Companion Loan Securities, in each case as confirmed in writing to the Trustee, the Certificate Administrator, the Tax Administrator and the Depositor by each applicable Rating Agency) and an Advance Security Arrangement meeting the requirements of Section 8.15 has been established by the Trustee and is then currently being maintained. In case at any time the Trustee, the Certificate
Administrator or the Tax Administrator shall cease to be eligible in accordance with the provisions of this Section 8.06, the Trustee, the Certificate
Administrator or the Tax Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07. The corporation, bank, trust company or association serving as Trustee may have normal banking and trust relationships with the Depositor, the Pooled Mortgage Loan Sellers, the Master Servicers, the Special Servicers and their respective Affiliates;
provided, however, that none of (i) the Depositor, (ii) any Person involved in the organization or operation of the Depositor or the Trust, (iii) a Master
Servicer or Special Servicer (except during any period when the Trustee has assumed the duties of such Master Servicer or Special Servicer (as the case may
be) pursuant to Section 7.02, (iv) any Pooled Mortgage Loan Seller or (v) any
Affiliate of any of them, may be the Trustee hereunder.

          SECTION 8.07. Resignation and Removal of the Trustee, the Certificate
                        Administrator and the Tax Administrator.

          (a) The Trustee, the Certificate Administrator and the Tax
Administrator each may at any time resign and be discharged from their respective obligations created hereunder by giving written notice thereof to the other such parties, the Depositor, the Master Servicers, the Special Servicers,
the Rating Agencies and all the Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee, certificate administrator or tax administrator, as the case may be, meeting the eligibility requirements of Section 8.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee, Certificate
Administrator or Tax Administrator, as the case may be, and to the successor trustee, certificate administrator or tax administrator, as the case may be. A copy of such instrument shall be delivered to other parties hereto and to the
Certificateholders by the Depositor. If no successor trustee, certificate administrator or tax administrator, as the case may be, shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee, Certificate Administrator or Tax
Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor trustee, certificate administrator or tax administrator, as the case may be.

          (b) If at any time the Trustee, the Certificate Administrator or the
Tax Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the
Depositor or a Master Servicer, or if at any time the Trustee, the Certificate
Administrator or the Tax Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee, the
Certificate Administrator or the Tax Administrator or of its property shall be appointed, or any public officer shall take charge or

                                     -251-

control of the Trustee, the Certificate Administrator or the Tax Administrator
or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee's, Certificate Administrator's or Tax
Administrator's continuing to act in such capacity would result in an Adverse
Rating Event with respect to any Class of Rated Certificates rated by a Rating
Agency for the Rated Certificates, as confirmed in writing to the Depositor by each applicable Rating Agency, then the Depositor may (and, if it fails to do so within 10 Business Days, PAR or any successor thereto as Master Servicer shall as soon as practicable) remove the Trustee, the Certificate Administrator or the
Tax Administrator, as the case may be, and appoint a successor trustee, certificate administrator or tax administrator, as the case may be, by written instrument, in duplicate, which instrument shall be delivered to the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, so removed and to the successor trustee, certificate administrator or tax administrator, as the case may be. A copy of such instrument shall be delivered to the other parties hereto and to the Certificateholders by the Depositor.

          (c) The Holders of Certificates entitled to more than 50% of the
Voting Rights may at any time remove the Trustee, Certificate Administrator or
Tax Administrator and appoint a successor trustee, certificate administrator or tax administrator, as the case may be, by written instrument or instruments signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee, Certificate Administrator or Tax Administrator, as the case may be, so removed, and one complete set to the successor so appointed. All expenses incurred by the Trustee in connection with its transfer of the Mortgages Files to a successor trustee following the removal of the Trustee without cause pursuant to this Section 8.07(c), shall be reimbursed to the removed Trustee within 30 days of demand therefor, such reimbursement to be made by the
Certificateholders that terminated the Trustee. A copy of such instrument shall be delivered to the other parties hereto and to the remaining Certificateholders by the successor so appointed.

          (d) Any resignation or removal of the Trustee, the Certificate
Administrator or the Tax Administrator and appointment of a successor trustee, certificate administrator or tax administrator, as the case may be, pursuant to any of the provisions of this Section 8.07 shall not become effective until (i)
acceptance of appointment by the successor trustee, certificate administrator or tax administrator, as the case may be, as provided in Section 8.08 and (ii) if the successor trustee, certificate administrator or tax administrator, as the case may be, does not have a long-term unsecured debt rating of at least "AA-"
from Fitch and "A+" from S&P and a short-term unsecured debt rating from each
Rating Agency of at least "F-1" in the case of Fitch and "A-1" in the case of
S&P, the Trustee and the Depositor have received written confirmation from each
Rating Agency for the Rated Certificates that has not so assigned such a rating, to the effect that the appointment of such successor trustee, certificate administrator or tax administrator, as the case may be, shall not result in an
Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency and (if a Serviced Mortgage Loan Group is then serviced and administered under this Agreement and includes one or more Serviced Non-Pooled
Pari Passu Companion Loans for which any Non-Pooled Pari Passu Companion Loan
Securities are then outstanding) also will not result in an Adverse Rating Event with respect to any class of related Non-Pooled Pari Passu Companion Loan
Securities.

          SECTION 8.08. Successor Trustee, Certificate Administrator and Tax
                        Administrator.

          (a) Any successor trustee, certificate administrator or tax administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, each Special Servicer and its predecessor trustee, certificate administrator or tax administrator, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee, certificate administrator or tax administrator, as the case may be, shall become effective and such successor trustee, certificate administrator or tax administrator, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee, certificate administrator or tax administrator herein. If the Trustee is being replaced, the predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any
Mortgage Files at the time held on its behalf by a Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, each Master
Servicer, each Special Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and

                                     -252-

confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

          (b) No successor trustee, certificate administrator or tax administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee, certificate administrator or tax administrator, as the case may be, shall be eligible under the provisions of Section 8.06.

          (c) Upon acceptance of appointment by a successor trustee, certificate administrator or tax administrator as provided in this Section 8.08, such successor trustee, certificate administrator or tax administrator, as the case may be, shall mail notice of the succession of such trustee, certificate administrator or tax administrator hereunder to the Depositor, the
Certificateholders and the other parties hereto.

          SECTION 8.09. Merger or Consolidation of the Trustee, the Certificate
                        Administrator or the Tax Administrator.

          Any entity into which the Trustee, Certificate Administrator or Tax
Administrator may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the
Trustee, Certificate Administrator or Tax Administrator shall be a party, or any entity succeeding to the corporate trust business of the Trustee, Certificate
Administrator or Tax Administrator, shall be the successor of the Trustee,
Certificate Administrator or Tax Administrator, as the case may be, hereunder, provided such entity shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          SECTION 8.10. Appointment of Co-Trustee or Separate Trustee.

          (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the applicable Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the
Trustee, or separate trustee or separate trustees, of all or any part of the
Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the applicable Master Servicer and the Trustee may consider necessary or desirable.
If the applicable Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an
Event of Default in respect of the applicable Master Servicer shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06, and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08.

          (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or when acting as a Master Servicer, Special Servicer, Certificate Administrator or
Tax Administrator hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

          (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the

                                     -253-

provisions of this Agreement, specifically including every provision of this
Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the
Trustee.

          (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

          (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

          SECTION 8.11. Appointment of Custodians.

          The Trustee may, at its own expense, appoint any Person with appropriate experience as a document custodian to act as Custodian hereunder;
provided that, in the absence of any other Person appointed in accordance herewith acting as Custodian, the Trustee agrees to act in such capacity in accordance with the terms hereof. The appointment of a Custodian shall not relieve the Trustee from such entity's obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Custodian. The
Custodian shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Trustee, and the provisions of Sections
8.01, 8.02, 8.03, 8.04, 8.05(b), 8.05(c), 8.05(d) and 8.05(e) shall apply to the
Custodian to the same extent that they apply to the Trustee. Any Custodian appointed in accordance with this Section 8.11 may at any time resign by giving at least 30 days' advance written notice of resignation to the Certificate
Administrator, the Trustee, each Master Servicer, each Special Servicer and the
Depositor. The Trustee may at any time terminate the agency of any Custodian appointed in accordance with this Section 8.11 by giving written notice of termination to such Custodian, with a copy to the Certificate Administrator, each Master Servicer, each Special Servicer and the Depositor. Each Custodian shall comply with the requirements for Trustees set forth in Section 8.06, shall not be the Depositor, any Pooled Mortgage Loan Seller or any Affiliate of the
Depositor or any Pooled Mortgage Loan Seller, and shall have in place a fidelity bond and errors and omissions policy, each in such form and amount as is customarily required of custodians acting on behalf of Freddie Mac or Fannie
Mae.

          SECTION 8.12. Access to Certain Information.

          (a) The Trustee and the Custodian shall each afford to the Depositor, the Underwriters, each Master Servicer, each Primary Servicer, each Special
Servicer, the Controlling Class Representative and each Rating Agency and to the
OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, access to any documentation regarding the Pooled Mortgage Loans or the other assets of the
Trust Fund that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee or the Custodian, as the case may be, designated by it.

          (b) The Trustee (or, in the case of the items referenced in clause
(ix) below, the Custodian, or in the case of the items referenced in clauses
(i), (ii), (iii) and (viii), the Certificate Administrator, or in the case of the items referenced in clause (xii), both the Certificate Administrator and the
Trustee) shall maintain at its offices or the offices of a Custodian and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Depositor, the
Rating Agencies, the Certificate Administrator, the Custodian, the Controlling
Class Representative and, subject to the succeeding paragraph, any
Certificateholder, Certificate Owner or Person identified to the Trustee (or, in the case of the items referenced in clause (ix) below, the Custodian, or in the case of the items referenced in clauses (i), (ii), (iii) and (viii), the
Certificate Administrator, or in the case of the items referenced in clause
(xi), both the Certificate Administrator and the Trustee) as a prospective
Transferee of a Certificate or an interest therein, originals and/or copies of the following items (to the extent such items were prepared by or delivered to the Trustee (or, in the case of the items referenced in clause (ix) below, the
Custodian, or in the case of the items referenced in clauses (i), (ii), (iii)
and (viii), the Certificate Administrator, or in the case of the items referenced in clause

                                     -254-

(xi), both the Certificate Administrator and the Trustee): (i) the Prospectus,
the Private Placement Memorandum and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate
Administrator by the Depositor or by any Person designated by the Depositor;
(ii) this Agreement, each Sub-Servicing Agreement delivered to the Certificate
Administrator since the Closing Date, each Mortgage Loan Purchase Agreement, each Non-Trust Servicing Agreement and any amendments and exhibits hereto or thereto; (iii) all Certificate Administrator Reports and any files and reports comprising the CMSA Investor Reporting Package actually delivered or otherwise made available to Certificateholders pursuant to Section 4.02(a) since the
Closing Date; (iv) all Annual Performance Certifications delivered by the Master
Servicers and/or the Special Servicers to the Certificate Administrator and the
Trustee since the Closing Date and all comparable certifications delivered to the Trustee with respect to comparable servicing parties under the Non-Trust
Servicing Agreements since the Closing Date; (v) all Annual Accountants' Reports caused to be delivered by the Master Servicers and/or the Special Servicers,
respectively, to the Certificate Administrator and the Trustee since the Closing
Date and all comparable accountant's reports delivered to the Trustee with respect to comparable servicing parties under the Non-Trust Servicing Agreements since the Closing Date; (vi) the most recent inspection report prepared by a
Master Servicer or a Special Servicer and delivered to the Trustee in respect of each Mortgaged Property pursuant to Section 3.12(a) (or, in the case of the
Mortgaged Property securing a Non-Trust-Serviced Pooled Mortgage Loan, prepared by the comparable servicing party under the related Non-Trust Servicing
Agreement and delivered to the Trustee since the Closing Date); (vii) any and all notices and reports delivered to the Trustee with respect to any Mortgaged
Property as to which the environmental testing contemplated by Section 3.09(c)
revealed that neither of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was satisfied; (viii) all files and reports comprising the CMSA Investor Reporting Package delivered to the Certificate Administrator since the Closing Date pursuant to Section 4.02(b); (ix) each of the Mortgage
Files, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into or consented to by a Master Servicer or Special
Servicer and delivered to the Trustee or any Custodian pursuant to Section 3.20;
(x) any and all Officer's Certificates and other evidence delivered to or by the
Trustee to support its, a Master Servicer's or a Special Servicer's, as the case may be, determination that any Advance was (or, if made, would be) a
Nonrecoverable Advance; (xi) to the extent not otherwise described in any of the foregoing clauses (i) through (x), any and all reports, statements and other written or electronic information relating to a Non-Trust-Serviced Pooled
Mortgage Loan, the related Mortgaged Property and/or the related Borrower, to the extent such items were received by the applicable Master Servicer under this
Agreement or by any party to the related Non-Trust Servicing Agreement and (in either case) delivered to the Trustee since the Closing Date; and (xii) any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act. The Certificate
Administrator, the Trustee or the Custodian, as applicable, shall provide, or cause to be provided, copies of any and all of the foregoing items upon request of any of the parties set forth in the previous sentence; however, except in the case of the Rating Agencies and the Controlling Class Representative, the
Certificate Administrator or the Custodian shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

          In connection with providing, or causing to be provided, access to or copies of the items described in the preceding paragraph pursuant to this
Section 8.12(b), the Certificate Administrator, the Trustee or the Custodian, as
the case may be, shall require: (a) in the case of Certificateholders and
Certificate Owners, a written confirmation executed by the requesting Person substantially in the form of Exhibit K-1 hereto (or such other form as may be reasonably acceptable to the Certificate Administrator, the Trustee or the
Custodian, as the case may be) generally to the effect that such Person is a
Holder or Certificate Owner of Certificates and, subject to the last sentence of this paragraph, will keep such information confidential (except that such
Certificateholder or Certificate Owner may provide such information to its auditors, legal counsel and regulators and to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (b)
in the case of a prospective purchaser of a Certificate or an interest therein, confirmation executed by the requesting Person substantially in the form of
Exhibit K-2 hereto (or such other form as may be reasonably acceptable to the
Certificate Administrator, the Trustee or the Custodian, as the case may be)
generally to the effect that such Person is a prospective purchaser of a
Certificate or an interest therein, is requesting the information for use in evaluating a possible investment in Certificates and, subject to the last sentence of this paragraph, will otherwise keep such information confidential.
Notwithstanding the foregoing, no

                                     -255-

Certificateholder, Certificate Owner or prospective Certificateholder or
Certificate Owner need keep confidential any information received from the
Certificate Administrator, the Trustee or the Custodian, as the case may be, pursuant to this Section 8.12(b) that has previously been filed with the
Commission, and the Certificate Administrator, the Trustee or the Custodian, as
the case may be, shall not require either of the certifications contemplated by the preceding sentence in connection with providing any information pursuant to this Section 8.12(b) that has previously been filed with the Commission.

          (c) None of the Trustee, the Custodian or the Certificate
Administrator shall be liable for providing or disseminating information in accordance with the terms of this Agreement.

          SECTION 8.13. Appointment of Fiscal Agent.

          (a) In order to satisfy the eligibility requirements of Section 8.06
(insofar as such requirements relate to ratings), the Trustee may appoint a
Fiscal Agent. Any Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "AA-" from S&P (or "A+" from S&P, if such Fiscal
Agent's short-term unsecured debt rating is at least "A-1" by S&P) and "AA-"
from Fitch (or, in the case of either Rating Agency, such other rating as shall not result in an Adverse Rating Event with respect to any Class of Certificates rated by such Rating Agency, as confirmed in writing by such Rating Agency).

          (b) To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as successor master servicer or otherwise, and has failed to do so in accordance with the terms hereof, any
Fiscal Agent appointed by the Trustee shall make such Advance as and when required by the terms of this Agreement on behalf the Trustee as if such Fiscal
Agent were the Trustee hereunder. To the extent that a Fiscal Agent makes an
Advance pursuant to this Section 8.13(b) or otherwise pursuant to this
Agreement, the obligations of the Trustee under this Agreement in respect of such Advance shall be satisfied.

          (c) Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities that the Trustee is entitled to hereunder as if it were the Trustee, except that all fees and expenses of any
Fiscal Agent (other than any interest owed to such Fiscal Agent in respect of unreimbursed Advances) incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the Trust Fund, the Depositor, either Master Servicer or any Special Servicer.

          (d) The obligations of a Fiscal Agent set forth in this Section 8.13 or otherwise pursuant to this Agreement shall exist only for so long as the
Trustee that appointed it shall act as Trustee hereunder. A Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such
Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that a Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent shall belong to the successor Trustee, and which appointment the successor Trustee shall use its best efforts to make, insofar as such appointment is necessary for such successor Trustee to satisfy the eligibility requirements of Section 8.06). Any successor fiscal agent so appointed shall be required to execute and deliver to the other parties hereto a written agreement to assume and perform the duties of a Fiscal Agent set forth in this Agreement; provided that no such successor shall become Fiscal Agent hereunder unless either (i) it satisfies the rating requirements of Section
8.13(a) or (ii) the Trustee shall have received written confirmation from each
Rating Agency that the succession of such proposed successor fiscal agent would not, in and of itself, result in an Adverse Rating Event with respect to any
Class of Certificates.

          (e) The Trustee shall promptly notify the other parties hereto, the
Certificateholders and the Serviced Non-Pooled Mortgage Loan Noteholders in
writing of the appointment, resignation or removal of any Fiscal Agent.

                                     -256-

          SECTION 8.14. Representations and Warranties of any Fiscal Agent.

          (a) Any Fiscal Agent shall hereby represent and warrant to each of the other parties hereto and for the benefit of the Certificateholders and the
Serviced Non-Pooled Mortgage Loan Noteholders, as of the date of its appointment, that:

               (i) Such Fiscal Agent is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

               (ii) The execution and delivery of this Agreement by such Fiscal
     Agent, and the performance and compliance with the terms of this Agreement by such Fiscal Agent, will not violate such Fiscal Agent's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default, in such Fiscal
     Agent's good faith and reasonable judgment, is likely to materially and adversely affect the ability of such Fiscal Agent to perform its obligations under this Agreement.

               (iii) Such Fiscal Agent has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Fiscal Agent, enforceable against such
     Fiscal Agent in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) Such Fiscal Agent is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Fiscal Agent's good faith and reasonable judgment, is likely to affect materially and adversely the ability of such Fiscal Agent to perform its obligations under this Agreement.

               (vi) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by such Fiscal Agent of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

               (vii) No litigation is pending or, to the best of such Fiscal
     Agent's knowledge, threatened against such Fiscal Agent that, if determined adversely to such Fiscal Agent, would prohibit such Fiscal Agent from entering into this Agreement or that, in such Fiscal Agent's good faith and reasonable judgment, is likely to materially and adversely affect the ability of such Fiscal Agent to perform its obligations under this
     Agreement.

          (b) The representations and warranties of any Fiscal Agent set forth in Section 8.14(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of such representations and warranties, which materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall given prompt written notice to the other parties hereto.

          (c) Any successor Fiscal Agent shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in
Section 8.14(a).

                                     -257-

          SECTION 8.15. Advance Security Arrangement.

          Insofar as the Trustee would not otherwise satisfy the rating requirements of Section 8.06, the Trustee may, at is own expense with the approval of the Depositor, arrange for the pledging of collateral, the establishment of a reserve fund or the delivery of a letter of credit, surety bond or other comparable instrument or for any other security or financial arrangement not contemplated by Section 8.13 (any or all of the foregoing, individually and collectively, an "Advance Security Arrangement") for purposes of supporting its back-up advancing obligations hereunder; provided that any
Advance Security Arrangement shall be in such form and amount, and shall be maintained in such manner, as (i) would permit the Trustee to act in such capacity without an Adverse Rating Event in respect of any Class of Rated
Certificates and (if a Serviced Mortgage Loan Group is then serviced and administered under this Agreement and includes one or more Serviced Non-Pooled
Pari Passu Companion Loans for which any Non-Pooled Pari Passu Companion Loan
Securities are then outstanding) also without an Adverse Rating Event with respect to any class of related Non-Pooled Pari Passu Companion Loan Securities, in each case as confirmed in writing to the Trustee and the Depositor by each applicable Rating Agency, and (ii) would not result in an Adverse REMIC Event or an Adverse Grantor Trust Event (as evidenced by an Opinion of Counsel addressed and delivered to the Trustee, the Depositor and the Tax Administrator). The
Trustee may terminate any Advance Security Arrangement established by it only if and when (i) the existence of such Advance Security Arrangement is no longer necessary for the Trustee to satisfy the eligibility requirements of Section
8.06 or (ii) when such Trustee resigns or is removed as Trustee hereunder.

                                     -258-

                                   ARTICLE IX

                                  TERMINATION

          SECTION 9.01. Termination Upon Repurchase or Liquidation of All Pooled
                        Mortgage Loans.

          (a) Subject to Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the parties hereto (other than the obligations of the Certificate Administrator to provide for and make payments to
Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the
Certificate Administrator on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of: (i) the purchase by any single Controlling Class Certificateholder or group of
Controlling Class Certificateholders, one or both of the Master Servicers or the
General Special Servicer (whose respective rights to effect such a purchase shall be subject to the priorities and conditions set forth in subsection (b))
of all Pooled Mortgage Loans and each REO Property (or, in the case of any REO
Property related to any Mortgage Loan Group, the beneficial interest of the
Trust Fund in such REO Property) remaining in the Trust Fund at a price (the
"Termination Price") equal to (A) the aggregate Purchase Price of all the Pooled
Mortgage Loans remaining in the Trust Fund (exclusive of any REO Pooled Mortgage
Loan(s)), plus (B) the appraised value of each REO Property (or, in the case of any REO Property related to any Mortgage Loan Group, the beneficial interest of the Trust Fund in such REO Property), if any, included in the Trust Fund, such appraisal for such REO Property to be conducted by a Qualified Appraiser selected by the General Special Servicer and approved by the Certificate
Administrator and the applicable Master Servicer, minus (C) if the purchaser is a Master Servicer or the General Special Servicer, the aggregate amount of unreimbursed Advances made by such Person, together with any unpaid Advance
Interest in respect of such unreimbursed Advances and any unpaid servicing compensation payable to such Person (which items shall be deemed to have been paid or reimbursed to such Master Servicer or the General Special Servicer, as the case may be, in connection with such purchase); (ii) the exchange by the
Sole Certificateholder(s) of all the Certificates for all Pooled Mortgage Loans
and each REO Property (or, in the case of any REO Property related to any
Mortgage Loan Group, the beneficial interest of the Trust Fund in such REO
Property) remaining in the Trust Fund; and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Pooled Mortgage
Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

          (b) Any single Controlling Class Certificateholder or group of
Controlling Class Certificateholders, PAR (or its successor) as a Master
Servicer, WFB (or its successor) as a Master Servicer or the General Special
Servicer, in that order of preference, may at its option elect to purchase all the Pooled Mortgage Loans and each REO Property (or, in the case of any REO
Property related to any Mortgage Loan Group, the beneficial interest of the
Trust Fund in such REO Property) remaining in the Trust Fund as contemplated by clause (i) of Section 9.01(a) by giving written notice to the other parties hereto (and, in the case of an election by a Master Servicer or the General
Special Servicer, to the Holders of the Controlling Class) no later than 60 days prior to the anticipated date of purchase; provided, however, that:

          (A)  the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is 1.0% or less of the Initial Pool
               Balance;

          (B)  within 30 days after written notice of such election is so given, no Person with a higher right of priority to make such an
               election does so;

          (C)  if more than one Controlling Class Certificateholder or group of
               Controlling Class Certificateholders desire to purchase all of the Pooled Mortgage Loans and any REO Properties remaining in the
               Trust Fund, preference shall be given to the Controlling Class
               Certificateholder or group of Controlling Class
               Certificateholders with the largest Percentage Interest in the
               Controlling Class; and

                                     -259-

          (D)  if a Master Servicer makes such an election, then the other
               Master Servicer will have the option, by giving written notice to the other parties hereto and to the Holders of the Controlling
               Class no later than 30 days prior to the anticipated date of purchase, to purchase all of the Pooled Mortgage Loans and related REO Properties (or, in the case of any REO Property related to any Mortgage Loan Group, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund for which it is the applicable Master Servicer.

          If the Trust is to be terminated in connection with the purchase of all the Pooled Mortgage Loans and each REO Property (or, in the case of any REO
Property related to any Mortgage Loan Group, the beneficial interest of the
Trust Fund in such REO Property) remaining in the Trust Fund by any Controlling
Class Certificateholder(s), one or both of the Master Servicers or the General
Special Servicer, such Person(s) shall: (i) deposit, or deliver to the Master
Servicers for deposit, in the respective Collection Accounts (after the
Determination Date, and prior to the Master Servicer Remittance Date, relating to the anticipated Final Distribution Date) an amount in immediately available funds equal to the Termination Price (the portion thereof allocable to all such
Pooled Mortgage Loans and related REO Properties, other than those for which a
Master Servicer exercises its option under clause (D) above, to be deposited in the other Master Servicer's Collection Account and the portion thereof allocable to those for which a Master Servicer exercises its option under clause (D) above to be deposited in the such Master Servicer's Collection Account); and (ii)
shall reimburse all of the parties hereto (other than itself, if applicable) for all reasonable out-of-pocket costs and expenses incurred by such parties in connection with such purchase. On the Master Servicer Remittance Date for the
Final Distribution Date, each Master Servicer shall transfer to the Distribution
Account all amounts required to be transferred by it to such account on such
Master Servicer Remittance Date from such Master Servicer's Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in such Collection Account that would otherwise be held for future distribution. Upon confirmation that such deposits and reimbursements have been made, the Trustee shall release or cause to be released to the purchasing party (or its designee) the Mortgage Files for the remaining Pooled
Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the purchasing party as shall be necessary to effectuate transfer of the remaining Pooled Mortgage Loans and REO Properties to the purchasing party (or its designee).

          Following the date on which the aggregate Certificate Principal
Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class
A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates is reduced to zero, the Sole Certificateholder(s) shall have the right to exchange all of the Certificates for all of the Pooled
Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Mortgage Loan Group, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund as contemplated by clause (ii) of
Section 9.01(a) by giving written notice to all the parties hereto no later than
60 days prior to the anticipated date of exchange. In the event that the Sole
Certificateholder(s) elect(s) to exchange all of the Certificates for all of the
Pooled Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder(s), not later than the Business Day prior to the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in each Collection
Account an amount in immediately available funds equal to all amounts then due and owing to the Depositor, each Master Servicer, each Primary Servicer, each
Special Servicer, the Certificate Administrator, the Tax Administrator and/or
the Trustee hereunder (and their respective agents) that may be withdrawn from such Collection Account, pursuant to Section 3.05(a), or (without duplication between the Collection Accounts) that may be withdrawn from the Distribution
Account, pursuant to Section 3.05(b), but only to the extent that such amounts are not already on deposit in such Collection Account. In addition, each Master
Servicer shall transfer to the Distribution Account all amounts required to be transferred by it to such account on such Master Servicer Remittance Date from such Master Servicer's Collection Account pursuant to the first paragraph of
Section 3.04(b). Upon confirmation that such final deposits have been made and following the surrender of all the Certificates on the Final Distribution Date,
the Trustee shall release or cause to be released to the Sole
Certificateholder(s) (or any designee thereof), the Mortgage Files for the remaining Pooled Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder(s) as shall be necessary to effectuate transfer of the remaining Pooled Mortgage Loans and
REO Properties to the Sole Certificateholder(s) (or any designee thereof). For
Federal income tax purposes, such surrender and release shall be

                                     -260-

treated as a purchase of such Mortgage Loans and REO Properties for an amount of cash equal to all amounts due in respect thereof after the distribution of amounts remaining in the Distribution Account, and a crediting of such amounts as a final distribution on all REMIC I Regular Interests, REMIC II Regular
Interests and REMIC III Certificates.

          (c) Notice of any termination shall be given promptly by the
Certificate Administrator by letter to Certificateholders mailed (x) if such notice is given in connection with the purchase of all the Pooled Mortgage Loans and each REO Property remaining in the Trust Fund by one or both of the Master
Servicers, the General Special Servicer and/or any Controlling Class
Certificateholder(s), not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the
Certificates and (y) otherwise during the month of such final distribution on or before the Master Servicer Remittance Date in such month, in any event specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment on the Certificates will be made, (ii) the amount of any such final payment in respect of each Class of Certificates and (iii) that the Record
Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein designated. The
Certificate Administrator shall give such notice to the other parties hereto at the time such notice is given to Certificateholders.

          (d) Upon presentation and surrender of the Certificates by the
Certificateholders on the Final Distribution Date, the Certificate Administrator
shall distribute to each Certificateholder so presenting and surrendering its
Certificates such Certificateholder's Percentage Interest of that portion of the amounts on deposit in the Distribution Account that is allocable to payments on the relevant Class in accordance with Section 4.01. Any funds not distributed to any Holder or Holders of Certificates of any Class on the Final Distribution
Date because of the failure of such Holder or Holders to tender their
Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or
Holders. If any Certificates as to which notice has been given pursuant to this
Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the
Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such
Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If by the second anniversary of the delivery of such second notice, all of the Certificates shall not have been surrendered for cancellation, then, subject to applicable escheat laws, the Certificate
Administrator shall distribute to the Class R Certificateholders all unclaimed funds and other assets which remain subject hereto.

          SECTION 9.02. Additional Termination Requirements.

          (a) If any Controlling Class Certificateholder(s), one or both of the
Master Servicers, and/or the General Special Servicer purchase(s), or the Sole
Certificateholder(s) exchange(s) all of the Certificates for, all the Pooled
Mortgage Loans and each REO Property (or, in the case of any REO Property related to any Mortgage Loan Group, the beneficial interest of the Trust Fund in such REO Property) remaining in the Trust Fund as provided in Section 9.01, the
Trust and each REMIC Pool shall be terminated in accordance with the following additional requirements, unless the purchasing party obtains at its own expense and delivers to the Trustee and the Certificate Administrator an Opinion of
Counsel, addressed to the Trustee and the Certificate Administrator, to the
effect that the failure of the Trust to comply with the requirements of this
Section 9.02 will not result in an Adverse REMIC Event with respect to any REMIC
Pool:

               (i) the Certificate Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax
     Return for each REMIC Pool, pursuant to Treasury Regulations Section
     1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder (as evidenced by an Opinion of Counsel to such effect delivered on behalf and at the expense of the purchasing party);

                                     -261-

               (ii) during such 90-day liquidation period and at or prior to the time of making the final payment on the Certificates, the Certificate
     Administrator shall sell or otherwise transfer all the Pooled Mortgage
     Loans and each REO Property remaining in the Trust Fund to the relevant
     Master Servicer(s), the General Special Servicer, the applicable
     Controlling Class Certificateholder(s) or the Sole Certificateholder(s), as
     the case may be, in exchange for cash and/or Certificates in accordance with Section 9.01; and

               (iii) at the time of the final payment on the Certificates, the
     Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Certificates in accordance with Section 4.01 all remaining cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

          (b) By their acceptance of Certificates, the Holders of the
Certificates hereby authorize the Trustee to prepare and adopt, on behalf of the
Trust, a plan of complete liquidation of each REMIC Pool in the form of the notice of termination provided for in Section 9.01(c) and in accordance with the terms and conditions of this Agreement, which authorization shall be binding upon all successor Certificateholders.

                                     -262-

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

          SECTION 10.01. Tax Administration.

          (a) The Trustee shall elect to treat each REMIC Pool as a REMIC under the Code and, if necessary, under Applicable State Law. Each such election will be made on IRS Form 1066 or other appropriate federal tax or information return or any appropriate state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued. The Tax Administrator shall prepare or cause to be prepared, submit to the Trustee for execution and file each such IRS Form 1066, other appropriate federal tax or information return or appropriate state Tax Return pursuant to subsection (c).

          (b) The Holder of Certificates evidencing the largest Percentage
Interest in the Class R Certificates is hereby designated as the Tax Matters
Person of each REMIC Pool and, in such capacity, shall be responsible to act on behalf of such REMIC Pool in relation to any tax matter or controversy, to represent such REMIC Pool in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority, to request an administrative adjustment as to any taxable year of such REMIC Pool, to enter into settlement agreements with any governmental taxing agency with respect to such REMIC Pool, to extend any statute of limitations relating to any tax item of such REMIC Pool and otherwise to act on behalf of such REMIC Pool in relation to any tax matter or controversy involving such REMIC Pool; provided that the
Tax Administrator is hereby irrevocably appointed and agrees to act (in consultation with the Tax Matters Person for each REMIC Pool) as agent and attorney-in-fact for the Tax Matters Person for each REMIC Pool in the performance of its duties as such. The legal expenses and costs of any action described in this Section 10.01(b) and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust payable out of amounts on deposit in the Distribution Account as provided by Section 3.05(b) unless such legal expenses and costs are incurred by reason of a Tax Matters Person's or the
Tax Administrator's misfeasance, bad faith or negligence in the performance of, or such Person's reckless disregard of, its obligations or are expressly provided by this Agreement to be borne by any party hereto.

          (c) The Tax Administrator shall prepare or cause to be prepared, submit to the Trustee for execution and file all of the Tax Returns in respect of each REMIC Pool (other than Tax Returns required to be filed by a Master
Servicer pursuant to Section 3.09(g)) and all of the applicable income tax and other information returns for each Grantor Trust Pool. The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor.

          (d) The Tax Administrator shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of such REMIC Pool under the Code, the REMIC Provisions or other compliance guidance issued by the IRS or any state or local taxing authority. Included among such duties, the Tax Administrator shall provide: (i) to any Transferor of a Class R Certificate, such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Person who is not a Permitted Transferee; (ii) to the Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including reports relating to interest, original issue discount and market discount or premium
(using the Prepayment Assumption as required); and (iii) to the IRS, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

          (e) The Trustee and the Tax Administrator shall take such action and shall cause each REMIC Pool to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions (and the other parties hereto shall assist them, to the extent reasonably requested by the Trustee or the Tax Administrator), to the extent that the Trustee or the Tax
Administrator, as applicable, has actual knowledge that any particular action is required; provided that the Trustee and the Tax Administrator shall be deemed to have knowledge of relevant tax laws. The Trustee or the Tax Administrator, as applicable, shall not knowingly take or fail to take any action, or cause any

                                     -263-

REMIC Pool to take or fail to take any action, that under the REMIC Provisions, if taken or not taken, as the case may be, could result in an Adverse REMIC
Event in respect of any REMIC Pool or an Adverse Grantor Trust Event with respect to any Grantor Trust Pool, unless the Trustee or the Tax Administrator, as applicable, has received an Opinion of Counsel to the effect that the contemplated action or non-action, as the case may be, will not result in an
Adverse REMIC Event or an Adverse Grantor Trust Event. None of the other parties hereto shall take or fail to take any action (whether or not authorized hereunder) as to which the Trustee or the Tax Administrator, as applicable, has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event or an Adverse Grantor Trust Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC Pool or the assets thereof, or causing any REMIC Pool to take any action, which is not contemplated by the terms of this Agreement, each of the other parties hereto will consult with the Tax Administrator, in writing, with respect to whether such action could cause an Adverse REMIC Event or an Adverse
Grantor Trust Event to occur, and no such other party shall take any such action or cause any REMIC Pool to take any such action as to which the Tax
Administrator has advised it in writing that an Adverse REMIC Event or an
Adverse Grantor Trust Event could occur. The Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement (and in no event by the Trust Fund or the Tax Administrator).

          (f) If any tax is imposed on any REMIC Pool, including "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any tax on
"net income from foreclosure property" as defined in Section 860G(c) of the
Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of state or local tax laws (other than any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a)), then such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys' fees), shall be charged to and paid by: (i)
the Trustee, if such tax arises out of or results from a breach of any of its obligations under Article IV, Article VIII or this Section 10.01; (ii) the
Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under Article IV,
Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (iii) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (iv) the applicable
Master Servicer, if such tax arises out of or results from a breach by such
Master Servicer of any of its obligations under Article III or this Section
10.01; (v) the applicable Special Servicer, if such tax arises out of or results from a breach by such Special Servicer of any of its obligations under Article
III or this Section 10.01; or (vi) the Trust, out of the Trust Fund (exclusive of the Grantor Trust Pools), in all other instances. If any tax is imposed on any Grantor Trust Pool, such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys'
fees), shall be charged to and paid by: (i) the applicable Special Servicer, if such tax arises out of or results from a breach by such Special Servicer of any of its obligations under Article III or this Section 10.01; (ii) the applicable
Master Servicer, if such tax arises out of or results from a breach by such
Master Servicer of any of its obligations under Article III or this Section
10.01; (iii) the Trustee, if such tax arises out of or results from a breach by the Trustee of any of its obligations under Article IV, Article VIII or this
Section 10.01; (iv) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (v) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); or (iv) the
Trust, out of the portion of the Trust Fund constituting such Grantor Trust
Pool, in all other instances. Consistent with the foregoing, any tax permitted to be incurred by a Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust. Any such amounts payable by the Trust in respect of taxes shall be paid by the Trustee out of amounts on deposit in the
Distribution Account.

          (g) The Tax Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool and Grantor Trust
Pool on a calendar year and an accrual basis.

          (h) Following the Startup Day for each REMIC Pool, the Trustee shall not (except as contemplated by Section 2.03) accept any contributions of assets to any REMIC Pool unless it shall have received an Opinion of

                                     -264-

Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund or the Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not result in an Adverse REMIC
Event in respect of such REMIC Pool or an Adverse Grantor Trust Event with respect to any Grantor Trust Pool.

          (i) None of the Master Servicers, the Special Servicers or the Trustee
shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any Pooled Mortgage Loan (except in connection with (A) a Breach or Document Defect regarding any Pooled Mortgage
Loan, (B) the foreclosure, default or reasonably foreseeable material default of a Pooled Mortgage Loan, including the sale or other disposition of a Mortgaged
Property acquired by foreclosure, deed in lieu of foreclosure or otherwise, (C)
the bankruptcy of any REMIC Pool, or (D) the termination of the Trust pursuant to Article IX of this Agreement); (ii) the sale or disposition of any investments in any Investment Account for gain; or (iii) the acquisition of any assets for the Trust (other than a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a defaulted
Pooled Mortgage Loan, other than a Replacement Pooled Mortgage Loan substituted for a Deleted Pooled Mortgage Loan and other than Permitted Investments acquired in connection with the investment of funds in an Account or an interest in a single member limited liability company, as provided in Section 3.16); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition and in no event at the expense of the Trust Fund or the Trustee) to the effect that such sale, disposition, or acquisition will not result in an Adverse REMIC Event in respect of any REMIC Pool or an Adverse Grantor Trust Event with respect to any Grantor
Trust Pool.

          (j) Except as otherwise permitted by Section 3.17(a), none of the
Master Servicers, the Special Servicers or the Trustee shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services or, to the extent it is within the control of such Person, permit any
REMIC Pool to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code. At all times as may be required by the Code, each of the respective parties hereto (to the extent it is within its control)
shall take necessary actions within the scope of its responsibilities as more specifically set forth in this Agreement such that it does not cause substantially all of the assets of each REMIC Pool to fail to consist of
"qualified mortgages" as defined in Section 860G(a)(3) of the Code and
"permitted investments" as defined in Section 860G(a)(5) of the Code.

          (k) Within 30 days after the related Startup Day, the Tax
Administrator shall obtain an identification number by filing IRS Form SS-4 with the IRS for each REMIC Pool and prepare and file with the IRS, with respect to each REMIC Pool, IRS Form 8811 "Information Return for Real Estate Mortgage
Investment Conduits (REMICs) and Issuers of Collateralized Debt Obligations".

          (l) The parties intend that the portion of the Trust Fund consisting of Post-ARD Additional Interest on the ARD Mortgage Loans in the Mortgage Pool
and any successor REO Pooled Mortgage Loans with respect thereto and the Class V
Sub-Account shall constitute, and that the affairs of such portion of the Trust
Fund shall be conducted so as to qualify as, a Grantor Trust, and the provisions hereof shall be interpreted consistently with this intention. In addition, the parties intend that the portion of the Trust Fund consisting of the REMIC I
Residual Interest, the REMIC II Residual Interest and the REMIC III Residual
Interest shall constitute, and the affairs of such portion of the Trust Fund shall be conducted so as to qualify as, a Grantor Trust, and the provisions hereof shall be interpreted consistently with this intention. The Tax
Administrator shall also perform on behalf of each Grantor Trust Pool all reporting and other tax compliance duties that are the responsibility of such
Grantor Trust Pool under the Code or any compliance guidance issued by the IRS or any state or local taxing authorities. The expenses of preparing and filing such returns shall be borne by the Tax Administrator.

          SECTION 10.02. The Depositor, the Master Servicers and the Special
                         Servicers to Cooperate with the Tax Administrator.

          (a) The Depositor shall provide or cause to be provided to the Tax
Administrator, within ten days after the Closing Date, all information or data that the Tax Administrator reasonably determines to be relevant for tax

                                     -265-

purposes as to the valuations and issue prices of the Certificates, including the price, yield, prepayment assumption and projected cash flow of the
Certificates.

                                     -266-

          (b) Each of the Master Servicers and the Special Servicers shall furnish such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the
Certificates or the Trust Fund and as shall be reasonably requested by the Tax
Administrator in order to enable it to perform its duties under this Article X.

                                     -267-

                                   ARTICLE XI

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

          SECTION 11.01. Intent of the Parties; Reasonableness.

          Except with respect to Section 11.11, Section 11.12 and Section 11.13, the parties hereto acknowledge and agree that the purpose of Article XI of this
Agreement is to facilitate compliance by the Depositor with the provisions of
Regulation AB and related rules and regulations of the Commission. Neither the
Depositor nor either Master Servicer shall exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or (except with respect to Section 11.11, Section 11.12 or
Section 11.13) for purposes other than compliance with the Securities Act, the
Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with requests made by the Depositor or the Master Servicers in good faith for delivery of information under these provisions on the basis of evolving interpretations of the requirements of
Regulation AB. In connection with the Bear Stearns Commercial Mortgage
Securities Inc., Series 2006-PWR13 transaction, each of the Master Servicers, the Special Servicers, the Primary Servicers, the Trustee and the Certificate
Administrator shall cooperate fully with the good faith requests of the
Depositor and the Master Servicers, as applicable, to deliver or make available to the Depositor or the Master Servicers, as applicable (including any of their assignees or designees), any and all statements, reports, certifications, records and any other information in its possession and necessary in the good faith determination of the Depositor or the Master Servicers, as applicable, to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosure relating to such Master Servicer, such Special Servicer, such Primary Servicer, the Trustee and the Certificate Administrator, as
applicable, and any Sub-Servicer, or the Servicing of the Mortgage Loans,
reasonably believed by the Depositor or the Master Servicers, as applicable, to be necessary in order to effect such compliance. For the avoidance of doubt, none of the Master Servicers, the Primary Servicers or the Special Servicers is
responsible to make filings with the Commission.

          SECTION 11.02. [Reserved.]

          SECTION 11.03. Information to be Provided by the Master Servicers, the
                         Special Servicers, the Primary Servicers and the
                         Certificate Administrator.

          (a) For so long as the Trust, and with respect to any Serviced
Non-Pooled Pari Passu Companion Loan that is deposited into another commercial mortgage loan securitization transaction (an "Other Securitization"), such Other
Securitization, is subject to the reporting requirements of the Exchange Act, as promptly as practicable following written notice to or discovery of such information by a Master Servicer, a Special Servicer, a Primary Servicer, the
Trustee or the Certificate Administrator, in each case as to itself, such person shall provide (and, each Master Servicer, each Special Servicer, each Primary
Servicer and the Certificate Administrator as applicable, shall (a) use reasonable efforts to cause each Sub-Servicer (other than any party or signatory to this Agreement or Nationwide as the primary servicer under the Nationwide
Primary Servicing Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Sub-Servicer (other than any party or signatory to this
Agreement or Nationwide as the primary servicer under the Nationwide Primary
Servicing Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to provide) to the
Depositor (in writing and in form and substance reasonably satisfactory to the
Depositor) the information specified in paragraph (b) of this Section 11.03.

          (b) For so long as the Trust, and with respect to any Serviced
Non-Pooled Pari Passu Companion Loan that is deposited into an Other
Securitization, such Other Securitization, is subject to the reporting requirements of the Exchange Act, the applicable Master Servicer, the applicable
Special Servicer, the applicable Primary Servicer, the Trustee and the
Certificate Administrator shall (and each of the applicable Master Servicer, the applicable Special Servicer, the applicable Primary Servicer, the

                                      -268-

Trustee and the Certificate Administrator, as applicable, shall (a) use reasonable efforts to cause each Sub-Servicer (other than any party or signatory to this Agreement or Nationwide as the primary servicer under the Nationwide
Primary Servicing Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Sub-Servicer (other than any party or signatory to this
Agreement or Nationwide as the primary servicer under the Nationwide Primary
Servicing Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) (i) notify the
Depositor, or the depositor in such Other Securitization, in writing of (A) any litigation or governmental proceedings pending against the applicable Master
Servicer, the applicable Special Servicer, the applicable Primary Servicer, the
Trustee, the Certificate Administrator or such Sub-Servicer, as the case may be, or with respect to any of its property, that, in each such case, would be material to Certificateholders or the certificateholders of such Other
Securitization and (B) (I) any affiliations of the type described in Item
1119(a) of Regulation AB that develop following the Closing Date between the applicable Master Servicer, the applicable Special Servicer, the applicable
Primary Servicer, the Trustee or the Certificate Administrator (or, if
applicable, any Sub-Servicer) (and any other parties identified in writing by the requesting party) and between such parties and the Depositor or any Pooled
Mortgage Loan Seller, and (II) any relationships that develop after the Closing
Date between the applicable Master Servicer, the applicable Special Servicer, the applicable Primary Servicer, the Trustee or the Certificate Administrator
(or, if applicable, any Sub-Servicer) (and any other parties identified in writing by the requesting party), on the one hand and the Depositor or any
Pooled Mortgage Loan Seller on the other hand of the type described in Item
1119(b) or (c) of Regulation AB, and (ii) provide to the Depositor, or the depositor in such Other Securitization, a description of such legal proceedings, affiliations or relationships, in each case, in a form that would enable the
Depositor to satisfy its reporting obligations under Item 1117 or 1119 of
Regulation AB, as applicable.

          (c) For so long as the Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to a Master Servicer, a
Special Servicer, a Primary Servicer, any Additional Servicer, any Sub-Servicer
or the Trustee as servicer or trustee under this Agreement by any Person (i)
into which a Master Servicer, a Special Servicer, a Primary Servicer, any
Additional Servicer, any Sub-Servicer or the Trustee, as the case may be, may be merged or consolidated, or (ii) which may be appointed as a successor to a
Master Servicer, a Special Servicer, a Primary Servicer, any Additional
Servicer, any Sub-Servicer or the Trustee, as the case may be, the applicable
Master Servicer, the applicable Special Servicer, the applicable Primary
Servicer, any Additional Servicer, any Sub-Servicer or the Trustee, as the case may be, shall (and each of the applicable Master Servicer, the applicable
Special Servicer, the applicable Primary Servicer or the Trustee, as applicable, shall (a) use reasonable efforts to cause each Additional Servicer and each
Sub-Servicer (other than any party or signatory to this Agreement or Nationwide as the primary servicer under the Nationwide Primary Servicing Agreement) with which it has entered into a servicing relationship on or prior to the Closing
Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Sub-Servicer (other than any party or signatory to this Agreement or
Nationwide as the primary servicer under the Nationwide Primary Servicing
Agreement) with which it has entered into a servicing relationship after the
Closing Date with respect to the Mortgage Loans, to) provide to the Depositor, at least 10 Business Days prior to the effective date of such succession or appointment, as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise within a reasonable period of time after such effective date (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably requested by the Depositor so that it may comply with its reporting obligation under Item 6.02 of Form 8-K as it relates to servicing with respect to the Pooled Mortgage Loans or any class of Certificates.

          (d) With respect to any Serviced Non-Pooled Pari Passu Companion Loan that is deposited into an Other Securitization, the applicable Master Servicer, the applicable Primary Servicer, the applicable Special Servicer, the Trustee and the Certificate Administrator will take all actions reasonably requested of it to enable such Other Securitization to comply with Regulation AB. Without limiting the foregoing, the applicable Master Servicer, the applicable Primary
Servicer, the applicable Special Servicer, the Trustee and the Certificate
Administrator will, if reasonably requested by the depositor for such Other
Securitization, provide disclosure (which, except as otherwise agreed to by the applicable Master Servicer, the applicable Primary Servicer, the applicable
Special Servicer, the Trustee or the

                                      -269-

Certificate Administrator, as applicable, with the applicable party(ies) to such
Other Securitization (and notwithstanding anything to the contrary stated or implied in this Section 11.03) shall be without representation or warranty)
regarding the applicable Master Servicer, the applicable Primary Servicer, the applicable Special Servicer, the Trustee and the Certificate Administrator,
respectively, as required by Regulation AB for inclusion in disclosure documents with respect to such Other Securitization.

          SECTION 11.04. [Reserved.]

          SECTION 11.05. Filing Obligations.

          Each Master Servicer, each Special Servicer, each Primary Servicer, the Certificate Administrator, the Trustee and each Sub-Servicer, shall (a) use reasonable efforts to cause each Sub-Servicer (other than any party or signatory to this Agreement or Nationwide as the primary servicer under the Nationwide
Primary Servicing Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Sub-Servicer (other than any party or signatory to this
Agreement or Nationwide as the primary servicer under the Nationwide Primary
Servicing Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to, reasonably cooperate with the Depositor in connection with the satisfaction of the Trust's reporting requirements under the Exchange Act.

          SECTION 11.06. Form 10-D Filings.

          Within 15 days after each Distribution Date (the "Form 10-D Filing
Deadline") (subject to permitted extensions under the Exchange Act), the
Certificate Administrator shall prepare and file on behalf of the Trust any Form
10-D required by the Exchange Act, in form and substance as required by the
Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any necessary disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IX and directed to the Depositor and the Certificate Administrator for approval by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D
Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule IX) absent such reporting, direction and approval.

          For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Schedule IX hereto, within 5 calendar days after the related Distribution Date, each Person identified on Schedule IX shall be required to provide to the Depositor and the Certificate Administrator (or,
with respect to any Serviced Non-Pooled Pari Passu Companion Loan that is deposited into an Other Securitization, the depositor and the trustee in such
Other Securitization), to the extent known by such person, the form and substance of the corresponding Additional Form 10-D Disclosure set forth on
Schedule IX, if applicable, and in form readily convertible to an
EDGAR-compatible form, or in such other form as otherwise agreed by the
Depositor, the Certificate Administrator and such party. Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by the 2nd calendar day after such 5th calendar day after the related Distribution Date, the Certificate Administrator shall include the form and substance of the Additional Form 10-D Disclosure on the related Form 10-D. The Depositor will be responsible for any reasonable fees and expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph. Any notice delivered to the Certificate Administrator pursuant to this paragraph shall be in the form attached hereto as Exhibit Q and delivered by facsimile to
(410) 715-2380 and by email to cts.sec.notifications@wellsfargo.com, or such other address as may hereafter be furnished by the Certificate Administrator to the other parties in writing.

          On or prior to the 12th calendar day after the related Distribution
Date the Certificate Administrator shall prepare and deliver electronically the
Form 10-D to the Depositor for review. No later than the end of business on the
13th calendar day after the related Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and shall sign the Form 10-D

                                      -270-

and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate
Administrator. The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 11.16, not later than 5:00 pm (New York
City time) on the 15th calendar day after the related Distribution Date. If a
Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in
Section 11.10(b). After filing with the Commission, the Certificate
Administrator shall promptly, and no later than one Business Day after such filing, pursuant to Section 4.02, make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Certificate
Administrator. The parties to this Agreement acknowledge (and each Additional
Servicer and each Servicing Function Participant shall be required to acknowledge) that the performance by the Certificate Administrator of its duties under this Section 11.06 related to the timely preparation and filing of Form
10-D is contingent upon such parties (and, to the extent applicable, any
Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 11.06. The
Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution or file such Form 10-D where such failure results from the
Certificate Administrator's inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct. However, (a) if a Form 10-D is permitted to be filed notwithstanding any missing information for inclusion therein, the
Certificate Administrator shall promptly inform the Depositor and nonetheless file such Form 10-D at the direction of the Depositor and, if authorized under
Regulation AB, provide an explanation approved by the Depositor (based solely on such notice regarding such Form 10-D as may have been delivered to it) of the circumstances and (b) where information from such other party for inclusion in a
Form 10-D is not received on a timely basis but is subsequently provided within a time period that may allow for the timely filing of the applicable Form 10-D or an amendment thereto, then the Certificate Administrator shall use reasonable efforts to properly prepare, arrange for execution and file such Form 10-D or amendment thereto.

                                      -271-

          SECTION 11.07. Form 10-K Filings.

          Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "Form 10-K Filing
Deadline") (it being understood that the fiscal year for the Trust ends on
December 31st of each year), commencing in March 2007, the Certificate
Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the
Certificate Administrator within the applicable time frames set forth in this
Agreement, (i) an annual compliance statement for each Reporting Servicer, as described under Section 11.11, (ii)(A) the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer, as described under Section 11.12, and (B) if any Reporting Servicer's report on assessment of compliance with Servicing Criteria described under Section 11.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer's report on assessment of compliance with Servicing Criteria described under Section 11.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included, (iii)(A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 11.13, and (B) if any registered public accounting firm attestation report described under Section 11.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included, and (iv) a Sarbanes-Oxley Certification as described in Section 11.08. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on
Schedule X and directed to the Depositor and the Certificate Administrator for
approval by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form
10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule X) absent such reporting, direction and approval. However, where information from such other party for inclusion in a
Form 10-K is not received on a timely basis but is subsequently provided within a time period that may allow for the timely filing of the applicable Form 10-K or an amendment thereto, then the Certificate Administrator shall use reasonable efforts to properly prepare, arrange for execution and file such Form 10-K or amendment thereto.

          For so long as the Trust, and with respect to any Serviced Non-Pooled
Pari Passu Companion Loan, such Other Securitization, is subject to the reporting requirements of the Exchange Act, as set forth on Schedule X hereto, no later than March 7th of each year subsequent to the fiscal year that the
Trust is subject to the Exchange Act reporting requirements, commencing in 2007, each Person identified on such schedule shall be required to provide to the
Depositor (or, with respect to any Serviced Non-Pooled Pari Passu Companion Loan that is deposited into an Other Securitization, the depositor and the trustee in such Other Securitization) and the Certificate Administrator, to the extent known by such Person, the form and substance of the corresponding Additional
Form 10-K Disclosure as set forth on Schedule X, if applicable, and in form readily convertible to an EDGAR-compatible form, or in such other form as otherwise agreed by the Depositor, the Certificate Administrator and such
Person. Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by March 15th, the Certificate
Administrator shall include the form and substance of the Additional Form 10-K
Disclosure on the related Form 10-K. The Depositor will be responsible for any reasonable fees and expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph. Any notice delivered to the Certificate
Administrator pursuant to this paragraph shall be in the form attached hereto as
Exhibit Q and delivered by facsimile to (410) 715-2380 and by email to
cts.sec.notifications@wellsfargo.com, or such other address as may hereafter be furnished by the Certificate Administrator to the other parties in writing.

                                      -272-

          On or prior to 3:00 p.m. (New York City time) March 23rd, the
Certificate Administrator shall prepare and deliver electronically a draft copy of the Form 10-K to the Depositor for review. No later than 5:00 pm (New York
City time) on the 4th Business Day prior to the Form 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor notify the
Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate
Administrator. If a Form 10-K cannot be filed on time or if a previously filed
Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.10(b). After filing with the Commission, the
Certificate Administrator shall, pursuant to Section 4.02, make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator. All communications to the Depositor under this
Article XI shall be delivered telephonically, to the telecopy number set forth in Section 12.05 (or as otherwise specified by the Depositor) or by electronic mail to "regABnotifications@bear.com" or such other electronic mail address as the Depositor may specify upon not less than ten (10) Business Days advance notice. The parties to this Agreement acknowledge (and each Additional Servicer and each Servicing Function Participant shall be required to acknowledge) that the performance by the Certificate Administrator of its duties under this
Section 11.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and, to the extent applicable, any Additional
Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article XI. The Certificate
Administrator shall have no liability with respect to any failure to properly prepare, arrange for execution or file such Form 10-K resulting from the
Certificate Administrator's inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct. However, (a) if a Form 10-K is permitted to be filed notwithstanding any missing information for inclusion therein, the Certificate Administrator shall promptly inform the Depositor and nonetheless file such Form 10-K at the direction of the Depositor and, if authorized under Regulation AB, provide an explanation approved by the Depositor
(based solely on such notice regarding such Form 10-K as may have been delivered to it) of the circumstances and (b) where information from such other party for inclusion in a Form 10-K is not received on a timely basis but is subsequently provided within a time period that may allow for the timely filing of the applicable Form 10-K or an amendment thereto, then the Certificate Administrator shall use reasonable efforts to properly prepare, arrange for execution and file such Form 10-K or amendment thereto.

          SECTION 11.08. Sarbanes-Oxley Certification.

          Each Form 10-K shall include a certification (the "Sarbanes-Oxley
Certification"), exactly as set forth in Exhibit M-1 attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting
Servicer shall (and each Reporting Servicer shall (a) use reasonable efforts to cause each Servicing Function Participant (other than any party or signatory to this Agreement or Nationwide as the primary servicer under the Nationwide
Primary Servicing Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Servicing Function Participant (other than any party or signatory to this Agreement or Nationwide as the primary servicer under the
Nationwide Primary Servicing Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage
Loans, to), provide to the Person who signs the Sarbanes-Oxley Certification
(the "Certifying Person"), by noon (New York City time) on March 15th of each year subsequent to the fiscal year in which the Trust is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a "Performance
Certification"), in the form attached hereto as Exhibit M-2, upon which the
Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the
Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted at Bear Stearns Commercial Mortgage Securities Inc., 383
Madison Avenue, New York, New York 10179, Attention: J. Christopher Hoeffel
(with a copy to Joseph Jurkowski, Esq.). If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such
Reporting Servicer shall provide a Performance Certification and a reliance certificate to the Certifying Person pursuant to

                                      -273-

this Section 11.08 with respect to the period of time it was subject to this
Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

          Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.11, (ii) annual report on assessment of compliance with Servicing Criteria provided pursuant to Section
11.12 and (iii) registered public accounting firm attestation report provided pursuant to Section 11.13 and shall include a certification that each such annual report on assessment of compliance discloses any material instances of noncompliance described to the registered public accountants of such Reporting
Servicer to enable such accountants to render the attestation provided for in
Section 11.13.

          If any Serviced Non-Pooled Pari Passu Companion Loan is deposited into a commercial mortgage securitization and the applicable Reporting Servicer is provided with timely notice thereof and contact information therefor, such
Reporting Servicer shall provide to the Person who signs the Sarbanes-Oxley
Certification with respect to an Other Securitization a Performance
Certification (which shall address the matters contained in the Performance
Certification, but solely with respect to the related Serviced Non-Pooled Pari
Passu Companion Loan), upon which such certifying person, the entity for which the certifying person acts as an officer, and such entity's officers, directors and Affiliates can reasonably rely. With respect to any Non-Trust-Serviced
Pooled Mortgage Loan serviced under a Non-Trust-Serviced Pooled Mortgage Loan
Pooling and Servicing Agreement, the Master Servicer will use reasonable efforts to obtain, and upon receipt deliver to the Depositor, a Sarbanes-Oxley back-up certification from the Non-Trust Master Servicer, the Non-Trust Special
Servicer, the trustee under the applicable Non-Trust Servicing Agreement and the paying agent or certificate administrator under such Non-Trust Servicing
Agreement in form and substance similar to a Performance Certification or such other form as is provided in the applicable Non-Trust Servicing Agreement.

          SECTION 11.09. Form 8-K Filings.

          Within four (4) Business Days after the occurrence of an event requiring disclosure (the "Form 8-K Filing Deadline") under Form 8-K (each a
"Form 8-K Reportable Event"), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a
Form 8-K Reportable Event or that is otherwise required to be included on Form
8-K ("Form 8-K Disclosure Information") shall, pursuant to the paragraph immediately below, be reported by any party set forth on Schedule XI to which such Form 8-K Reportable Event relates and such Form 8-K Disclosure Information shall be directed to the Depositor and the Certificate Administrator for
approval by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K
Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule XI) absent such reporting, direction and approval.

                                      -274-

          As set forth on Schedule XI hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than noon (New York
City time) on the 2nd Business Day after the occurrence of a Form 8-K Reportable
Event the applicable Person identified on such Schedule XI shall be required to provide written notice to the Depositor (and with respect to any Serviced
Non-Pooled Pari Passu Companion Loan that is deposited into an Other
Securitization, the depositor and the trustee in such Other Securitization) and the Certificate Administrator of, to the extent known by such Person, the form and substance of the corresponding Form 8-K Disclosure Information, as set forth on Schedule XI, if applicable, and in form readily convertible to an
EDGAR-compatible form, or in such other form as otherwise agreed by the
Depositor, the Certificate Administrator and such other person. Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by noon on the 3rd Business Day after such Form
8-K Reportable Event, the Certificate Administrator shall include the form and substance of the Form 8-K Disclosure Information on the related Form 8-K. The
Depositor will be responsible for any reasonable fees and expenses incurred by the Certificate Administrator in connection with including any Form 8-K
Disclosure Information on Form 8-K pursuant to this paragraph. Any notice delivered to the Certificate Administrator pursuant to this paragraph shall be in the form attached hereto as Exhibit Q and delivered by facsimile to (410)
715-2380 and by email to cts.sec.notifications@wellsfargo.com, or such other address as may hereafter be furnished by the Certificate Administrator to the other parties in writing.

          No later than noon (New York City time) on the 3rd Business Day after the Form 8-K Reportable Event, the Certificate Administrator shall prepare and deliver electronically to the Depositor a Form 8-K. No later than noon (New York
City time) on the 4th Business Day after the Form 8-K Reportable Event, the
Depositor (or, with respect to any Serviced Non-Pooled Pari Passu Companion Loan that is deposited into an Other Securitization, the depositor in such Other
Securitization) shall sign the Form 8-K. If so directed by the Depositor, the
Certificate Administrator shall file such Form 8-K, not later than 5:00 pm (New
York City time) on the 4th Business Day after the related Form 8-K Reportable
Event. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.10(b). After filing with the Commission, the Certificate
Administrator will, pursuant to Section 4.02, make available on its internet website a final executed copy of each Form 8-K prepared and filed by the
Certificate Administrator. The parties to this Agreement acknowledge (and each
Additional Servicer and each Servicing Function Participant shall be required to acknowledge) that the performance by the Certificate Administrator of its duties under this Section 11.09 related to the timely preparation and filing of Form
8-K is contingent upon such parties (and, to the extent applicable, any
Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 11.09. The
Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Certificate
Administrator's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct, provided, however, that the Certificate Administrator shall use reasonable efforts to properly prepare, arrange for execution and file such
Form 8-K where such information from such other party is not received on a timely basis or not provided by such other party.

          Notwithstanding the second preceding paragraph, each Master Servicer, each Special Servicer, each Primary Servicer, the Certificate Administrator, the
Trustee, each Sub-Servicer and each Servicing Function Participant, shall promptly notify (and each Master Servicer, each Special Servicer, each Primary
Servicer, the Certificate Administrator, the Trustee each Sub-Servicer and each
Servicing Function Participant shall (a) use reasonable efforts to cause each
Sub-Servicer and each Servicing Function Participant (other than any party or signatory to this Agreement or Nationwide as the primary servicer under the
Nationwide Primary Servicing Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the
Mortgage Loans and (b) cause each Sub-Servicer and each Servicing Function
Participant (other than any party or signatory to this Agreement or Nationwide as the primary servicer under the Nationwide Primary Servicing Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to promptly notify) the Depositor and the
Certificate Administrator, but in no event later than noon on the 2nd Business
Day after its occurrence, of any Form 8-K Reportable Event relating to itself of which it has knowledge.

                                      -275-

          SECTION 11.10. Form 15 Filing; Incomplete Exchange Act Filings;
                         Amendments to Exchange Act Reports.

          (a) On or before January 30 of the first year in which the Certificate
Administrator is able to do so under applicable law, the Certificate
Administrator shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the
Exchange Act. After the filing of Form 15, the obligations of the parties to this Agreement under Sections 11.03, 11.05, 11.07, 11.08 and 11.09 (and the obligations of the applicable Primary Servicer under clauses (i), (ii) and (iii)
of Section 5.13(c) of the applicable Primary Servicing Agreement) shall be suspended for so long as the Trust is not subject to the reporting requirements of the Exchange Act. If such Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act cannot be filed on or before January 30 of the first year in which the
Certificate Administrator would have otherwise been able to do so, notice that such Form 15 Suspension Notification has not been filed shall be available to the Reporting Servicers and to the Pooled Mortgage Loan Sellers on the
Certificate Administrator's internet website located at www.ctslink.com on
January 30 of that year.

          (b) The Certificate Administrator shall promptly notify the Depositor
(which notice may be sent by facsimile or by email and which shall include the identity of those Reporting Servicers who did not deliver such information) and each Reporting Servicer that failed to deliver such information required to be delivered by it under this Agreement, if all, or any portion of, any required disclosure information to be included in any Form 8-K, Form 10-D or Form 10-K required to be filed pursuant to this Agreement is not delivered to it within the delivery deadlines set forth in this Agreement. If the Certificate
Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this
Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly notify the
Depositor (which may be sent by facsimile or by email, and which notice shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) and each Reporting Servicer that failed to make such delivery. In the case of Form 10-D and Form 10-K, each such
Reporting Servicer shall cooperate with the Depositor and the Certificate
Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and Form
10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required
Form 8-K Disclosure Information and upon the approval and direction of the
Depositor, include such disclosure information on the Form 10-D that is required to be filed on behalf of the Trust. In the event that any previously filed Form
8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as may be required and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form
10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form
10-K shall be signed by a senior officer of the Depositor in charge of securitization. The parties to this Agreement acknowledge (and each Additional
Servicer and each Servicing Function Participant shall be required to acknowledge) that the performance by the Certificate Administrator of its duties under this Section 11.10 related to the timely preparation and filing of Form
15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon such parties (and, to the extent applicable, any Additional
Servicer or Servicing Function Participant) performing their duties under this
Section. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to
Forms 8-K, Form 10-D or Form 10-K, where such failure results from the
Certificate Administrator's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

          SECTION 11.11. Annual Compliance Statements.

          Each Master Servicer, each Special Servicer, each Primary Servicer and the Certificate Administrator and each Sub-Servicer (each a "Certifying
Servicer") shall (and each Master Servicer, each Special Servicer, each Primary
Servicer and the Certificate Administrator shall (a) use reasonable efforts to cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the

                                      -276-

Mortgage Loans and (b) cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) deliver to the Depositor, the Certificate
Administrator and the Trustee on or before March 7, with respect to any
Additional Servicer and each Sub-Servicer (excluding the Primary Servicers), or
March 15 or if such day is not a Business Day, the immediately preceding
Business Day (with no cure period), with respect to the Master Servicers, the
Special Servicers, the Primary Servicers or the Certificate Administrator, of
each year, commencing in March 2007, an Officer's Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer's (or such
Additional Servicer's or Sub-Servicer's) activities during the preceding calendar year or portion thereof and of such Certifying Servicer's (or such
Additional Servicer's or Sub-Servicer's) performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer or a Sub-Servicer, has been made under the supervision of such officer or such Certifying Servicer or such Additional
Servicer or Sub-Servicer, as the case may be, and (B) to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or such Additional Servicer has fulfilled all its obligations under the applicable sub-servicing agreement or primary servicing agreement, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Each Certifying Servicer shall (and each Master
Servicer, each Special Servicer, each Primary Servicer and the Certificate
Administrator shall (a) use reasonable efforts to cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage
Loans, to) forward a copy of each such statement to the Rating Agencies and the
Controlling Class Representative. Promptly after receipt of each such Officer's
Certificate, the Depositor shall have the right to review such Officer's
Certificate and, if applicable, consult with each Certifying Servicer or
Additional Servicer, as applicable, as to the nature of any failures by such
Certifying Servicer or Additional Servicer, in the fulfillment of any of the
Certifying Servicer's or Additional Servicer's obligations hereunder or under the applicable sub-servicing or primary servicing agreement. None of the
Certifying Servicers or any Additional Servicer or any Sub-Servicer shall be required to deliver, or to endeavor to cause the delivery of, any such Officer's
Certificate until May 1, in the case of a Certifying Servicer, or April 1, in the case of any Additional Servicer (excluding the Primary Servicers) or any
Sub-Servicers (excluding the Primary Servicers), unless notice has been made available to such parties on the Certificate Administrator's internet website located at www.ctslink.com that a Form 15 Suspension Notification with respect to the Trust has not been filed pursuant to Section 11.10.

          If any Serviced Non-Pooled Pari Passu Companion Loan is deposited into an Other Securitization, the applicable Certifying Servicer shall provide, if requested by a party to the Other Pooling and Servicing Agreement, an Officer's
Certificate as described in this Section. With respect to any Non-Trust-Serviced
Pooled Mortgage Loan serviced under a Non-Trust Servicing Agreement, the applicable Master Servicer will use reasonable efforts to obtain, and upon receipt deliver to the Depositor, from the Non-Trust Master Servicer, the
Non-Trust Special Servicer, the trustee under the applicable Non-Trust Servicing
Agreement and the paying agent or certificate administrator under such Non-Trust
Servicing Agreement an Officer's Certificate in form and substance similar to the Officer's Certificate described in this Section or such other form as is set forth in the applicable Non-Trust Servicing Agreement.

          SECTION 11.12. Annual Reports on Assessment of Compliance with
                         Servicing Criteria.

          Subject to Section 11.13A, by March 15 or if such day is not a
Business Day, the immediately preceding Business Day (with no cure period), with respect to the Master Servicers, the Special Servicers, the Primary Servicers,
the Certificate Administrator and the Trustee, of each year, commencing in March
2007, each Master Servicer, each Special Servicer (regardless of whether such
Special Servicer has commenced special servicing of any Mortgage Loan), the
Certificate Administrator, each Primary Servicer and the Trustee, each at its own expense, shall furnish (and each of the preceding parties, as applicable, shall (a) use reasonable efforts to cause, by March 7th, each Servicing Function
Participant (other than a party to this Agreement or to a Primary Servicing
Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause, by March
7th, each Servicing Function Participant (other than a party to this Agreement or to a Primary Servicing Agreement) with

                                      -277-

which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to furnish, each at its own expense), to the
Trustee, the Certificate Administrator and the Depositor, with a copy to the
Rating Agencies and the Controlling Class Representative, a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria,
(B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting
Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the Relevant
Servicing Criteria as of and for such period as provided in Section 11.13.

          No later than the end of each fiscal year for the Trust for which a
10-K is required to be filed, each Master Servicer, each Special Servicer, each
Primary Servicer and the Trustee shall each forward to the Certificate
Administrator and the Depositor the name and address of each Servicing Function
Participant engaged by it and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function
Participant. When the Master Servicers, the Special Servicers, the Primary
Servicers, the Trustee and the Sub-Servicers submit their respective assessments by March 7th or March 15th, as applicable, to the Certificate Administrator, each such party shall also at such time include, in its submission to the
Certificate Administrator, the assessment (and attestation pursuant to Section
11.13) of each Servicing Function Participant engaged by it, to the extent received.

          Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall have the right to review each such report and, if applicable, consult with each Master Servicer, each Special Servicer, each Primary Servicer, the Certificate Administrator, the Trustee and any
Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by such Master Servicer, such
Special Servicer, the Certificate Administrator, the Trustee or any Servicing
Function Participant, respectively, and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing
Criteria for each party as set forth on Schedule VIII and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, the
Primary Servicers, the Trustee or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until May 1 in the case of the Master Servicers, the Special Servicers, the
Primary Servicers or the Trustee, or April 1 in the case of any Servicing
Function Participant, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year. The parties hereto acknowledge that a material instance of noncompliance with the Relevant
Servicing Criteria reported on an assessment of compliance pursuant to this
Section 11.12 by a Master Servicer, a Special Servicer, a Primary Servicer, the
Certificate Administrator or the Trustee shall not, as a result of being so reported, in and of itself, constitute a breach of such parties' obligations, as applicable, under this Agreement unless otherwise provided for in this
Agreement.

          If any Serviced Non-Pooled Pari Passu Companion Loan is deposited into an Other Securitization, each of the applicable Master Servicer, the applicable
Special Servicer (regardless of whether such Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the
Trustee, each at its own expense, shall furnish (and each of the preceding parties, as applicable, shall (a) use reasonable efforts to cause each Servicing
Function Participant (other than a party to this Agreement or to a Primary
Servicing Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Servicing Function Participant (other than a party to this Agreement or to a Primary Servicing Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to furnish, each at its own expense), if requested by a party to the Other Pooling and Servicing Agreement, an annual report on assessment of compliance as described in this Section and an attestation as described in Section 11.13.

          With respect to any Non-Trust-Serviced Pooled Mortgage Loan serviced under a Non-Trust Servicing Agreement, the applicable Master Servicer will use reasonable efforts to obtain, and upon receipt deliver to the Depositor

                                      -278-

and the Certificate Administrator, an annual report on assessment of compliance as described in this Section and an attestation as described in Section 11.13 from the Non-Trust Master Servicer, the Non-Trust Special Servicer, the trustee under the applicable Non-Trust Servicing Agreement and the paying agent or certificate administrator under such Non-Trust Servicing Agreement and in form and substance similar to the annual report on assessment of compliance described in this Section and the attestation described in Section 11.13.

          SECTION 11.13.  Annual Independent Public Accountants' Servicing
                          Report.

          Subject to Section 11.13A, by March 15 or if such day is not a
Business Day, the immediately preceding Business Day (with no cure period), in respect of the Master Servicers, the Special Servicers, the Primary Servicers,
the Certificate Administrator and the Trustee, of each year, commencing in March
2007, the Master Servicers, the Special Servicers, the Primary Servicers, the
Certificate Administrator and the Trustee, each at its own expense, shall cause
(and each of the preceding parties, as applicable, shall (a) use reasonable efforts to cause, by March 15th, each Servicing Function Participant (other than a party to this Agreement or to a Primary Servicing Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause, by March 15th, each Servicing
Function Participant (other than a party to this Agreement or to a Primary
Servicing Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to cause, each at its own expense) a registered public accounting firm (which may also render other services to such Master Servicer, such Special Servicer, the Certificate
Administrator, the Trustee, such Sub-Servicer or such other Servicing Function
Participant, as the case may be) that is a member of the American Institute of
Certified Public Accountants to furnish a report to the Trustee, the Certificate
Administrator and the Depositor, with a copy to the Rating Agencies and the
Controlling Class Representative, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting
Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer's compliance with the Relevant Servicing
Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

          Promptly after receipt of such report from a Master Servicer, a
Special Servicer, a Primary Servicer, the Certificate Administrator or the
Trustee (or any Sub-Servicer or Servicing Function Participant with which the applicable Master Servicer, the applicable Special Servicer, the applicable
Primary Servicer, the Certificate Administrator or the Trustee has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement or to a Primary Servicing Agreement)), (i) the Depositor shall have the right to review the report and, if applicable, consult with the applicable Master Servicer, the applicable Special Servicer, the applicable
Primary Servicer, the Certificate Administrator, the Trustee, any Sub-Servicer
or any such Servicing Function Participant as to the nature of any material instance of noncompliance by such Master Servicer, such Special Servicer, such
Primary Servicer, the Certificate Administrator, the Trustee or any such
Servicing Function Participant with the Servicing Criteria applicable to such
Person, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 11.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, the Certificate
Administrator, the Primary Servicers, the Trustee or any Servicing Function
Participant shall be required to deliver, or to endeavor to cause the delivery of, such reports until May 1 in the case of the Master Servicers, the Special
Servicers, the Certificate Administrator, the Primary Servicers or the Trustee,
or April 1 in the case of any Servicing Function Participant, in any given year so long as it has received written confirmation from the Depositor that a Form
10-K is not required to be filed in respect of the Trust for the preceding fiscal year.

          SECTION 11.13A. USAP Alternative.

                                      -279-

          Notwithstanding any contrary provision of Section 11.12 and Section
11.13, with respect to each year in respect of which both (a) the Trust is not required to file reports with the Commission under the Exchange Act and (b) if such Person is the applicable Master Servicer or Primary Servicer for any
Serviced Non-Pooled Pari Passu Companion Loan held by a trust fund formed in connection with an Other Securitization, such trust fund is not required to file reports with the Commission under the Exchange Act, each Master Servicer and each Primary Servicer (but only with the consent of the applicable Master
Servicer) will be entitled at its option, at its expense, in lieu of delivering or causing to be delivered a report on an assessment of compliance with the
Relevant Servicing Criteria otherwise required to be delivered by such Person under Section 11.12 and a related attestation report of a registered public accounting firm otherwise required to be delivered by such Person under Section
11.13, to cause a firm of independent public accountants that is a member of the
American Institute of Certified Public Accountants to render and to deliver
(which delivery shall be made not later than the date when such report on an assessment of compliance and such attestation report would have been required to be delivered) a statement to the Trustee, the Certificate Administrator, the
Depositor, the Underwriters, the Controlling Class Representative and (only if such delivery is being made with respect to the applicable Master Servicer or
Primary Servicer for the related Serviced Mortgage Loan Group) the respective
Serviced Non-Pooled Mortgage Loan Noteholder(s), to the effect that such firm has examined the servicing operations of such Master Servicer or Primary
Servicer, as the case may be, for the previous calendar year and that, on the basis of such examination, conducted substantially in compliance with USAP, such firm confirms that such Master Servicer or the Primary Servicer, as the case may be, has complied during such previous calendar year with the minimum servicing standards (to the extent applicable to commercial and multifamily mortgage loans) identified in USAP in all material respects, except for such significant exceptions or errors in records that, in the opinion of such firm, USAP requires it to report. In rendering its report such firm may rely, as to matters relating to the direct servicing of securitized commercial and multifamily mortgage loans by sub-servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those sub-servicers.

          SECTION 11.14. Indemnification.

          Each of the Master Servicers, the Special Servicers, the Primary
Servicers, the Trustee and the Certificate Administrator (each an "Indemnifying
Party") shall indemnify and hold harmless each other and each Certification
Party and its affiliates (and, if applicable to such Indemnifying Party, any comparable party in an Other Securitization), their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act
(each a "Certification Indemnitee"), against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of or based upon failure to perform its obligations under this Article XI. Each Master Servicer, each Special Servicer, each Primary
Servicer, the Certificate Administrator and the Trustee shall (a) use reasonable efforts to cause each Additional Servicer or other Servicing Function
Participant (other than a party to this Agreement or to a Primary Servicing
Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each
Additional Servicer or other Servicing Function Participant (other than a party to this Agreement or to a Primary Servicing Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the
Mortgage Loans, to indemnify and hold harmless each Certification Indemnitee
(and any comparable party in an Other Securitization) from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such
Certification Indemnitee arising out of a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable sub-servicing or primary servicing agreement, as applicable.

          If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Indemnitee, then the applicable
Master Servicer, the applicable Special Servicer, the applicable Primary
Servicer and the Certificate Administrator, each Additional Servicer or other
Servicing Function Participant referred to in the paragraph above (the
"Performing Party") shall (and the applicable Master Servicer, the applicable
Special Servicer, the applicable Primary Servicer, the Certificate Administrator and the Trustee shall (a) use reasonable efforts to cause each Additional

                                     -280-

Servicer or other Servicing Function Participant with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the
Mortgage Loans (other than a party to this Agreement or to a Primary Servicing
Agreement) and (b) cause each Additional Servicer or other Servicing Function
Participant with which it has entered into a servicing relationship after the
Closing Date with respect to the Mortgage Loans (other than a party to this
Agreement or to a Primary Servicing Agreement), to) contribute to the amount paid or payable to the Certification Indemnitee as a result of the losses, claims, damages or liabilities of the Certification Indemnitee in such proportion as is appropriate to reflect the relative fault of the Certification
Indemnitee on the one hand and the Performing Party on the other in connection with a breach of the Performing Party's obligations pursuant to this Article XI
(or breach of its representations or obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports or otherwise comply with the requirements of this Article
XI) or the Performing Party's negligence, bad faith or willful misconduct in connection therewith. Each Master Servicer, each Special Servicer, each Primary
Servicer, the Certificate Administrator and the Trustee shall (a) use reasonable efforts to cause each Additional Servicer or Servicing Function Participant with which it has entered into a servicing relationship on or prior to the Closing
Date with respect to the Mortgage Loans (other than a party to this Agreement or to a Primary Servicing Agreement) and (b) cause each Additional Servicer or
Servicing Function Participant with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans (other than a party to this Agreement or to a Primary Servicing Agreement), to agree to the foregoing indemnification and contribution obligations. In no event shall any indemnification payment to which any party is entitled to under this Section
11.14 be paid from the assets of the Trust Fund. It is acknowledged that the party identified as Prudential Mortgage Capital Company LLC ("PMCC") on the
Schedule of Designated Sub-Servicers attached hereto as Schedule III is not a
Sub-Servicer, Additional Servicer or Servicing Function Participant and PAR
shall have no obligation to cause PMCC to perform any obligations set forth in this Article XI, shall not be imputed with any knowledge of PMCC for performance of its duties hereunder, and shall have no obligation to indemnify any
Certification Indemnities for any action or failure to act by PMCC, so long as
PAR does not cause PMCC to perform any activities that would that would cause
PMCC to qualify as a Servicing Function Participant hereunder.

          SECTION 11.15. Amendments.

          This Article XI may be amended by the parties hereto pursuant to
Section 12.01 (without, in each case, any Opinions of Counsel, Officer's
Certificates, Rating Agency Confirmations (other than Section 11.11, 11.12 and
11.13) or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement) for purposes of complying with Regulation
AB and/or to conform to standards developed within the commercial mortgage backed securities market.

          SECTION 11.16. Exchange Act Report Signatures.

          Each Form 8-K report and Form 10-D report shall be signed by the
Depositor, or, if so directed by the Depositor, by the Certificate Administrator pursuant to a power of attorney provided to the Certificate Administrator by the
Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator and meeting the requirements of Regulation S-K.
The Depositor shall provide its signature or power of attorney to the
Certificate Administrator by electronic or fax transmission (with hard copy to follow by overnight mail) no later than the 13th calendar day following the related Distribution Date for Form 10-D, and not later than noon on the date of filing for Form 8-K (provided that in each case the Certificate Administrator shall not file the related form until the Depositor has given its approval thereof). If a Form 8-K or Form 10-D cannot be filed on time or if a previously filed Form 8-K or Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in this Article XI. The signing party at the Depositor can be contacted at Bear Stearns Commercial Mortgage Securities
Inc., 383 Madison Avenue, New York, New York 10179, Attention: J. Christopher
Hoeffel (with a copy to Joseph Jurkowski, Esq., telecopy number: (917)
849-1179), and the signing party at the Certificate Administrator, if applicable, can be contacted at Wells Fargo Bank, National Association, 9062 Old
Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services
(CMBS) Bear Stearns Commercial Mortgage Securities Inc., Series 2006-PWR13.

                                     -281-

          The Certificate Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to its having signed any
Form 8-K or Form 10-D if the power of attorney provided to it by the Depositor pursuant to the immediately preceding paragraph was not properly prepared, not resulting from its own negligence, bad faith or willful misconduct.

          SECTION 11.17. Termination of the Trustee, the Certificate
                         Administrator and Sub-Servicers.

          (a) Each of the Master Servicers, the Special Servicers, the Primary
Servicers, the Certificate Administrator and the Trustee shall terminate, in accordance with the related sub-servicing agreement, any Sub-Servicer with which it has entered into such sub-servicing agreement, and such Master Servicer shall terminate the applicable Primary Servicer in accordance with the terms of the applicable Primary Servicing Agreement, if such Sub-Servicer or such Primary
Servicer, as the case may be, is in breach of any of its obligations under such sub-servicing agreement or the applicable Primary Servicing Agreement, as the case may be, whose purpose is to facilitate compliance by the Depositor of the reporting requirements of the Exchange Act or with the provisions of Regulation
AB and the related rules and regulations of the Commission.

          (b) Notwithstanding anything to the contrary contained in this
Agreement, the Depositor may immediately terminate the Certificate Administrator if the Certificate Administrator fails to comply with any of its obligations under this Article XI; provided that such termination shall not be effective until a successor trustee or Certificate Administrator, as the case may be, shall have accepted the appointment; provided further that the Certificate
Administrator may not be terminated due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such Forms or any Form 12b-25 where such failure results from the Certificate
Administrator's inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct.

                                     -282-

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

          SECTION 12.01. Amendment.

          (a) This Agreement may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the
Certificateholders or any of the Non-Pooled Noteholders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or to correct any error, (iii)
to make any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the then existing provisions hereof, (iv) as evidenced by an Opinion of Counsel delivered to the Trustee, the
Master Servicers and the Special Servicers, to relax or eliminate (A) any requirement hereunder imposed by the REMIC Provisions (if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated) or (B) any transfer restriction imposed on the Certificates pursuant to Section 5.02(b) or Section 5.02(c) (if applicable law is amended or clarified such that any such restriction may be relaxed or eliminated), (v) as evidenced by an Opinion of Counsel delivered to the Trustee, either (X) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC Pool or any Grantor Trust Pool at least from the effective date of such amendment, or (Y) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool or any Grantor
Trust Pool, (vi) subject to Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of Section 5.02(d)(i), (ii) or (iii), (vii) to avoid an
Adverse Rating Event with respect to any Class of Rated Certificates; or (viii)
for the purpose of causing continued sale treatment of the transfer of the
Pooled Mortgage Loans to the Trust by the Depositor and/or the continued sale treatment of the transfer of any of the Pooled Mortgage Loans to the Depositor
by any Pooled Mortgage Loan Seller under applicable standards of the Financial
Accounting Standards Board (or any successor thereto) as in effect from time to time; provided that (I) no such amendment may significantly change the activities of the Trust; and (II) any such amendment for the specific purposes described in clause (iii), (iv), (vii), (viii) above shall not adversely affect in any material respect the interests of any Certificateholder or any third-party beneficiary of this Agreement or of any provision hereof, as evidenced by the Trustee's and Certificate Administrator's receipt of an Opinion of Counsel to that effect (or, alternatively, in the case of a Class of Rated
Certificates, a written confirmation from each Rating Agency to the effect that such amendment shall not result in an Adverse Rating Event with respect to any
Class of Rated Certificates rated by such Rating Agency, or, alternatively, in the case of a Serviced Non-Pooled Pari Passu Mortgage Loan Noteholder as a third party beneficiary of this Agreement, a written confirmation from each applicable
Rating Agency for any related Non-Pooled Pari Passu Companion Loan Securities then outstanding to the effect that such amendment shall not result in an
Adverse Rating Event with respect to any class of such Non-Pooled Pari Passu
Companion Loan Securities rated by such applicable Rating Agency); (III) with respect to any such amendment for the specific purposes described in clause
(iii) above, the Trustee and the Certificate Administrator shall receive a written confirmation from each Rating Agency to the effect that such amendment shall not result in an Adverse Rating Event with respect to any Class of Rated
Certificates rated by such Rating Agency and, if a Serviced Mortgage Loan Group that includes one or more Serviced Non-Pooled Pari Passu Loans is then serviced and administered hereunder, also shall receive a written confirmation from each applicable Rating Agency for such Non-Pooled Pari Passu Companion Loan
Securities to the effect that such amendment shall not result in an Adverse
Rating Event with respect to any class of such Non-Pooled Pari Passu Companion
Loan Securities rated by such applicable Rating Agency; and (IV) no such amendment may adversely affect any Serviced Non-Pooled Subordinate Noteholder related to any Serviced Mortgage Loan Group then serviced and administered under this Agreement without the written consent of such Serviced Non-Pooled
Subordinate Noteholder. This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the
Certificateholders, as and to the extent provided by Article XI.

          (b) This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, with the consent of the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to

                                     -283-

all of the Classes that are materially affected by the amendment and without the consent of any of the Non-Pooled Noteholders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of
Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on the Pooled Mortgage Loans and/or REO Properties which are required to be distributed on any Certificate, without the consent of the Holder of such
Certificate, (ii) adversely affect in any material respect the interests of the
Holders of any Class of Certificates in a manner other than as described in clause (i) above, without the consent of the Holders of all Certificates of such
Class, (iii) modify the provisions of this Section 12.01 or the definition of
"Servicing Standard", without the consent of the Holders of all Certificates then outstanding, (iv) significantly change the activities of the Trust, without the consent of the Holders of Certificates entitled to not less than 51% of all the Voting Rights (not taking into account Certificates held by the Depositor or any Pooled Mortgage Loan Seller or any of their respective Affiliates or agents), (v) adversely affect in any material respect the interests of any third-party beneficiary of this Agreement or of any provision herein, without the consent of such third-party beneficiary or (vi) adversely affect any
Serviced Non-Pooled Subordinate Noteholder related to any Serviced Mortgage Loan
Group then serviced and administered under this Agreement without the written consent of such Serviced Non-Pooled Subordinate Noteholder. The Trustee shall not agree to amend any Pooled Mortgage Loan Purchase Agreement in any manner that would adversely affect in any material respect the interests of the Holders of any Class of Certificates, except with the consent of the Holders of all
Certificates of such Class. Notwithstanding any other provision of this
Agreement, for purposes of the giving or withholding of consents pursuant to this Section 12.01, Certificates registered in the name of the Depositor or any
Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

          (c) Notwithstanding any contrary provision of this Agreement, none of the Certificate Administrator, the Trustee, the Master Servicers or the Special
Servicers shall consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel to the effect that neither such amendment nor the exercise of any power granted to any party hereto in accordance with such amendment will result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to any
Grantor Trust Pool.

          (d) Promptly after the execution and delivery of any amendment by all parties thereto, the Certificate Administrator shall deliver a copy thereof to each Certificateholder, each Rating Agency and each Serviced Non-Pooled Mortgage
Loan Noteholder.

          (e) It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

          (f) The Trustee and the Certificate Administrator each may but shall not be obligated to enter into any amendment pursuant to this Section 12.01 that affects its rights, duties and immunities under this Agreement or otherwise.

          (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 12.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Trustee requests any amendment of this Agreement that it reasonably believes protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 12.01(a) or (c) shall be payable out of the Distribution Account.

          (h) Notwithstanding any contrary provision of this Section, the parties shall not enter into any amendment of this Agreement that would be reasonably likely to have an adverse effect on a Primary Servicer's rights and duties under the applicable Primary Servicing Agreement, unless such Primary
Servicer has consented to such amendment (such consent not to be unreasonably withheld or delayed).

                                     -284-

          SECTION 12.02. Recordation of Agreement; Counterparts.

          (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee at the expense of the Trust (payable out of the
Distribution Account), but only if (i) a Master Servicer or Special Servicer, as applicable, determines in its reasonable good faith judgment, that such recordation materially and beneficially affects the interests of the
Certificateholders and so informs the Trustee in writing and (ii) the
Controlling Class Representative consents.

          (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

          SECTION 12.03. Limitation on Rights of Certificateholders.

          (a) The death or incapacity of any Certificateholder or Non-Pooled
Noteholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder's or Non-Pooled Noteholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

          (b) No Certificateholder or Non-Pooled Noteholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the
Certificateholders and/or Non-Pooled Noteholders from time to time as partners or members of an association; nor shall any Certificateholder or Non-Pooled
Noteholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

          (c) No Certificateholder or Non-Pooled Noteholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Person previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights (in the case of a Certificateholder) or the related Non-Pooled Noteholder, as the case may be, shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other
Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this
Agreement to affect, disturb or prejudice the rights of any other Holders of
Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder (which priority or preference is not otherwise provided for herein), or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all
Certificateholders. For the protection and enforcement of the provisions of this
Section 12.03, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

          SECTION 12.04. Governing Law.

          This Agreement and the Certificates shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights

                                     -285-

and remedies of the parties hereunder shall be determined in accordance with such laws. The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

          SECTION 12.05. Notices.

          Any communications provided for or permitted hereunder shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to or, in the case of telecopy notice, when received: (i) in the case of the Depositor, 383 Madison
Avenue, New York, New York 10179, Attention: J. Christopher Hoeffel (with a copy to Joseph Jurkowski, Esq., telecopy number: (917) 849-1179); (ii) in the case of
PAR as a Master Servicer, Prudential Asset Resources Inc., 2200 Ross Avenue,
Suite 4900E, Dallas, Texas, 75201, Attention: C. Todd Moore, telecopy number:
(214) 777-4556; (iii) in the case of WFB as a Master Servicer, Wells Fargo Bank,
National Association, 45 Fremont Street, 2nd Floor, San Francisco, California
94105, Attention: Commercial Mortgage Servicing (with a copy to Robert F.
Darling, Esq., Wells Fargo Bank, National Association, 633 Folsom Street, 7th
Floor, San Francisco, California 94111); (iv) in the case of the General Special
Servicer, LNR Partners, Inc., 1601 Washington Avenue, Suite 700, Miami Beach,
Florida 33139, Attention: Randy Wolpert and Thomas F. Nealon III, Esq.,
facsimile number (305) 695 5601, and Attention: Javier Benedit, facsimile number
(305) 695-5199, with copies to Alan Kazan, Bilzin Sumberg Baena Price & Axelrod
LLP, 200 S. Biscayne Blvd., Suite 2500, Miami, Florida 33131, facsimile number
(305) 351-2229; (v) in the case of each Loan Specific Special Servicer, if any, that is appointed after the Closing Date, such address and/or telecopy number as may be furnished by such Person to the parties hereto in writing on the date of such appointment; (vi) in the case of WFB as the Certificate Registrar,
Certificate Administrator and Tax Administrator, Wells Fargo Bank, National
Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention:
Corporate Trust Administration (CMBS), Bear Stearns Commercial Mortgage
Securities Inc., 2006-PWR13, telecopy number: (410) 715-2380; (vii) in the case of the Trustee, LaSalle Bank National Association, 135 South LaSalle, Suite
1625, Chicago, Illinois 60603, Attention: Global Securitization and Trust
Services Group, Bear Stearns Commercial Mortgage Securities Inc., 2006-PWR13,
telecopy number: (312) 904-2084; (viii) in the case of the Rating Agencies, (A)
Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies,
Inc. 55 Water Street, New York, New York 10041, Attention: Commercial Mortgage
Surveillance, telecopy number: (212) 438-2657 and (B) Fitch, Inc., One State
Street Plaza, New York, New York 10004, Attention: Commercial Mortgage
Surveillance; (ix) in the case of Nationwide Life Insurance Company as Primary
Servicer, Nationwide Life Insurance Company, One Nationwide Plaza, 34th Floor,
Columbus, Ohio 43215-2220, Attention: Thomas Farrell, facsimile number: (614)
249-4247; (x) in the case of Principal Global Investors, LLC as Primary
Servicer, Principal Global Investors, LLC, 801 Grand Avenue, Des Moines, Iowa
50392-0700, Attention: Steven Johnson, Managing Director, Commercial Mortgage
Servicing, facsimile number: (515) 246-4970 (with a copy to Leanne S. Valentine,
Esq., at the same address); and (xi) in the case of any Pooled Mortgage Loan
Seller, the address for notices to such Pooled Mortgage Loan Seller under the related Pooled Mortgage Loan Purchase Agreement; or as to each such Person such other address and/or telecopy number as may hereafter be furnished by such
Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

          In addition, any and all notices and communications to the Depositor under Article XI shall be delivered both by the means and in the manner set forth in the prior paragraph and by the means set forth in Section 11.07.

          SECTION 12.06. Severability of Provisions.

          If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenant(s), agreement(s), provision(s) or term(s) shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

                                     -286-

          SECTION 12.07. Successors and Assigns; Beneficiaries.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, as third party beneficiaries (with all right to enforce the obligations hereunder intended for their benefit as if a party hereto), the Underwriters, the Designated Sub-Servicers and the non-parties referred to in Sections 6.03,
8.05, and Section 3.22(f) and all such provisions shall inure to the benefit of the Certificateholders. Each of the Designated Sub-Servicers shall be a third-party beneficiary to the obligations of a successor Master Servicer under
Section 3.22; provided that the sole remedy for any claim by a Designated
Sub-Servicer as third party beneficiary pursuant to this Section 12.07 shall be against a successor Master Servicer in its corporate or company capacity and no such Designated Sub-Servicer shall have any rights or claims against the Trust
Fund or any party hereto (other than such successor Master Servicer) as a result of any rights conferred on such Designated Sub-Servicer as a third-party beneficiary under this Section 12.07. The Non-Pooled Noteholders (other than any
Non-Pooled Noteholder that is same Person as or an Affiliate of the related
Borrower) and any designees thereof acting on behalf of or exercising the rights of such Non-Pooled Noteholders shall be third-party beneficiaries to this
Agreement with respect to their rights as specifically provided for herein.

          SECTION 12.08. Article and Section Headings.

          The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

          SECTION 12.09. Notices to and from the Rating Agencies and the
                         Depositor.

          (a) The Trustee (or, with respect to items (v) and (vii) below, the
Certificate Administrator) shall promptly provide notice to each Rating Agency and the Depositor (and, with respect to items (i), (ii) and (iii) below, each
Serviced Non-Pooled Mortgage Loan Noteholder; provided that notice with respect to item (ii) below shall be given within one Business Day of the Trustee's actual knowledge thereof) with respect to each of the following of which a
Responsible Officer of the Trustee has actual knowledge:

               (i) any material change or amendment to this Agreement;

               (ii) the occurrence of any Event of Default that has not been cured;

               (iii) the resignation, termination, merger or consolidation of any Master Servicer or Special Servicer and the appointment of a successor;

               (iv) the appointment, resignation or removal of a Fiscal Agent;

               (v) any change in the location of the Distribution Account, the
     Interest Reserve Account or the Excess Liquidation Proceeds Account;

               (vi) any repurchase or substitution of a Mortgage Loan by a
     Pooled Mortgage Loan Seller as contemplated by Section 2.03; and

               (vii) the final payment to any Class of Certificateholders.

          (b) Each Master Servicer shall promptly provide notice to each Rating
Agency and the Depositor with respect to each of the following of which it has actual knowledge:

               (i) the resignation or removal of the Trustee and the appointment of a successor; and

                                     -287-

               (ii) any change in the location of its Collection Account, any
     Companion Note Custodial Account or any Subordinate Note Custodial Account
     maintained by it, as applicable.

          (c) Each of the Master Servicers and the Special Servicers shall promptly furnish (in hard copy format or through use of a Master Servicer's internet website), to each Rating Agency copies of the following items (in each case, at or about the same time that it delivers or causes the delivery of such item to the Trustee):

               (i) each of its annual compliance statements and annual
     compliance assessments delivered under Section 11.11 and Section 11.12;

               (ii) each of the attestation reports of a public accounting firm regarding such servicer delivered under Section 11.13 and each USAP report of a public accounting firm delivered under Section 11.13A in lieu of an annual compliance assessment and related attestation report otherwise required;

               (iii) each report prepared pursuant to Section 3.09(e); and

               (iv) to the extent so required by a Rating Agency to confirm any rating assigned thereby to any Class of Rated Certificates or any class of
     Non-Pooled Pari Passu Companion Loan Securities such other information in the possession of the applicable Master Servicer and/or Special Servicer as such Rating Agency may reasonably request.

          (d) The Certificate Administrator shall promptly deliver or otherwise make available to each Rating Agency (in hard copy format or through use of the
Certificate Administrator's internet website) a copy of each Certificateholder
Report forwarded to the Holders of the Certificates (in each case, at or about the same time that it delivers such Certificateholder Report to such Holders).
Any Restricted Servicer Reports delivered electronically as aforesaid shall be accessible on the Certificate Administrator's internet website on a restricted basis.

          (e) The parties intend that each Rating Agency provide to the Trustee, upon request, a listing of the then-current rating (if any) assigned by such
Rating Agency to each Class of Certificates then outstanding.

          SECTION 12.10. Notices to Controlling Class Representative.

          The Trustee, the Master Servicers and the Special Servicers shall each deliver to the Controlling Class Representative a copy of each notice or other item of information such Person is required to deliver to the Rating Agencies pursuant to Section 12.09, in each case simultaneously with the delivery thereof to the Rating Agencies, to the extent not already delivered to the Controlling
Class Representative pursuant to this Agreement.

          SECTION 12.11. Complete Agreement.

          This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 12.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

                                     -288-

          IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                        BEAR STEARNS COMMERCIAL MORTGAGE
                                           SECURITIES INC. Depositor

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        PRUDENTIAL ASSET RESOURCES, INC.
                                           a Master Servicer

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION
                                           a Master Servicer

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        LNR PARTNERS, INC.
                                           General Special Servicer

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                      PSA

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION
                                           Solely in its capacity as Certificate
                                           Administrator and Tax Administrator

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        LASALLE BANK NATIONAL ASSOCIATION
                                        Trustee

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                      PSA

Although not a party to this Agreement, Principal Global Investors, LLC hereby executes this Agreement to affirm its obligations under Sections 3.01, 3.03(b),
3.03(d), 3.08, 3.11, 3.20 and 3.22 and Article XI:

PRINCIPAL GLOBAL INVESTORS, LLC

By:
    ---------------------------------
Name:
Title:

By:
    ---------------------------------
Name:
Title:

                                      PSA

STATE OF ___________________   )
                               )  ss.:
COUNTY OF __________________   )

          On the ______ day of September 2006, before me, a notary public in and for said State, personally appeared __________________, personally known to me to be a _________________ of _________________________________________, one of
the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                        ----------------------------------------
                                                      Notary Public

[Notarial Seal]

                               Notary Page to PSA

                                   EXHIBIT A-1

FORM OF CLASS A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J,
                   K, L, M, N, O, P, X-1 AND X-2 CERTIFICATES

                   CLASS [_] COMMERCIAL MORTGAGE PASS-THROUGH
                         CERTIFICATE, SERIES 2006-PWR13

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: [____% per annum][Variable]

Closing Date: September 27, 2006

First Distribution Date: October 11, 2006

Master Servicer: Prudential Asset Resources, Inc.

Master Servicer: Wells Fargo Bank, National Association

General Special Servicer: LNR Partners, Inc.

Certificate No. [___] -___

Class [Principal Balance] [Notional Amount] of the Class [_] Certificates as of
the Closing Date: $__________

Initial Certificate [Principal Balance] [Notional Amount] of this Certificate as of the Closing Date: $__________

Aggregate Stated Principal Balance of the Pooled Mortgage Loans as of the
Closing Date ("Initial Pool Balance"): $2,906,717,980

Trustee: LaSalle Bank National Association

Certificate Administrator and Tax Administrator: Wells Fargo Bank, National
Association

CUSIP No.:

ISIN No.: ________________

                                      A-1-1

[FOR BOOK-ENTRY CERTIFICATES][UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR
REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS
REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN
AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO
SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY
TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON
IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST
HEREIN.]

[FOR PRIVATE CERTIFICATES][THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE
SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED
STATES, ITS TERRITORIES AND POSSESSIONS. ANY RESALE, PLEDGE, TRANSFER OR OTHER
DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION
OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH
REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

IF OFFERS AND SALES OF THIS CERTIFICATE ARE MADE IN ANY JURISDICTION OUTSIDE OF
THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, SUCH OFFERS AND SALES MUST
COMPLY WITH ALL APPLICABLE LAWS OF SUCH JURISDICTION.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A) TO ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO
THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR
SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS
COMMERCIAL MORTGAGE SECURITIES INC., LASALLE BANK NATIONAL ASSOCIATION,
PRUDENTIAL ASSET RESOURCES, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, LNR
PARTNERS, INC., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE
NOR ANY

                                      A-1-2

OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY
OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES ONE OR
MORE "REGULAR INTERESTS" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A
"REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[FOR SUBORDINATE CERTIFICATES][THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE
CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

[FOR PRINCIPAL BALANCE CERTIFICATES][THE OUTSTANDING CERTIFICATE PRINCIPAL
BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.]

[FOR CLASS X-1 AND CLASS X-2 CERTIFICATES][THE OUTSTANDING CERTIFICATE NOTIONAL
AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE. THIS
CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND WILL NOT ENTITLE
THE HOLDER HEREOF TO DISTRIBUTIONS OF PRINCIPAL.]

[FOR REGULATION S GLOBAL CERTIFICATES][PRIOR TO THE DATE THAT IS 40 DAYS AFTER
THE LATER OF (A) THE CLOSING DATE AND (B) THE COMMENCEMENT OF THE INITIAL
OFFERING OF THE CERTIFICATES IN RELIANCE ON REGULATION S, THIS CERTIFICATE MAY
NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR
TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION
REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED. NO BENEFICIAL OWNERS OF
THIS CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST
HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE
TERMS OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

          This certifies that [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.][FOR
DEFINITIVE CERTIFICATES: [________]] is the registered owner of the Percentage
Interest evidenced by this Certificate (obtained by dividing the [principal balance][notional amount] of this Certificate (its "Certificate [Principal
Balance][Notional Amount]") as of the Closing Date by the aggregate [principal balance][notional amount] of all the Class [_] Certificates (their "Class
[Principal Balance][Notional Amount]") as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [_]
Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of September 1, 2006
(the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as depositor (the "Depositor," which term includes any successor entity under the

                                      A-1-3

Agreement), Prudential Asset Resources, Inc., as a master servicer (in such capacity, a "Master Servicer," which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as a master servicer (in such capacity, a "Master Servicer," which term includes any successor entity under the Agreement), as certificate administrator (in such capacity, the
"Certificate Administrator," which term includes any successor entity under the
Agreement) and as tax administrator (in such capacity, the "Tax Administrator,"
which term includes any successor entity under the Agreement), LNR Partners,
Inc., as general special servicer (in such capacity, the "General Special
Servicer," which term includes any successor entity under the Agreement), and
LaSalle Bank National Association, as trustee (the "Trustee," which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such
Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, beginning on the First
Distribution Date specified above, distributions will be made on that date (the
"Distribution Date") each month that is the 11th day of such month (or, if such
11th day is not a Business Day, on the next succeeding Business Day), to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [_] Certificates on the applicable
Distribution Date pursuant to the Agreement. All distributions made under the
Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the
Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate [FOR PRINCIPAL BALANCE CERTIFICATES][(determined without regard to any possible future reimbursement of any portion of any Realized Loss or
Additional Trust Fund Expense previously allocated to this Certificate)] will be made in like manner, but only upon presentation and surrender of this
Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Distribution Account, the Collection Accounts, the Reserve Accounts, the Interest Reserve Account, the Excess Liquidation
Proceeds Account, the REO Account (if established), the Companion Note Custodial
Account(s), the Subordinate Note Custodial Accounts(s) and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in

                                      A-1-4

certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          [FOR PRINCIPAL BALANCE CERTIFICATES][Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any
Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this
Certificate.]

          This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new
Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          [FOR PRIVATE CERTIFICATES][No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities or blue sky laws of any state or other jurisdiction within the United
States, its territories and possessions, or is otherwise made in accordance with the Securities Act and such other securities or blue sky laws. If a transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the
Certificate Registrar shall refuse to register such transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Agreement; or (ii) an Opinion
of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is an Institutional Accredited Investor or a Qualified
Institutional Buyer and such transfer may be made without registration under the
Securities Act (which Opinion of Counsel shall not be an expense of the Trust
Fund, the Depositor, either Master Servicer, any Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator or the Certificate
Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the
Certificateholder desiring to effect such transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based.]

          [FOR PRIVATE CERTIFICATES][If this Certificate constitutes a Rule 144A
Global Certificate and a transfer of any interest in this Certificate is to be made without registration under the Securities Act, then (except under limited circumstances specified in the Agreement) the Certificate Owner desiring to effect such transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2C to the Agreement, or (ii) an Opinion of Counsel to the
effect that such prospective Transferee is a Qualified Institutional Buyer and
such transfer may be made without registration under the Securities Act. Except as discussed below or under such other limited circumstances as are provided in the Agreement, if this Certificate constitutes a Rule 144A Global Certificate, then interests herein shall not be transferred to any Person who takes delivery in the form of an interest in anything other than a Rule 144A Global
Certificate.]

                                      A-1-5

          [FOR PRIVATE CERTIFICATES][Except under such limited circumstances as are provided in the Agreement, if this Certificate constitutes a Regulation S
Global Certificate, then beneficial interests in this Certificate shall not be transferred to any Person other than a non-United States Securities Person who takes delivery in the form of a beneficial interest in this Certificate. If the transfer occurs on or prior to the Release Date, then the Certificate Owner desiring to effect such transfer shall be required to obtain from such
Certificate Owner's prospective Transferee a written certification substantially in the form attached as Exhibit F-2D to the Agreement. On or prior to the
Release Date, beneficial interests in any Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the Release Date, beneficial interests in any Regulation S Global Certificate may be held through Euroclear,
Clearstream or any other direct account holder at DTC.]

          [FOR PRIVATE CERTIFICATES][Notwithstanding the foregoing, any interest in a Rule 144A Global Certificate may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a
Qualified Institutional Buyer) who takes delivery in the form of a Definitive
Certificate of the same Class as such Global Certificate upon delivery to the
Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated above with respect to transfers of this Certificate in definitive form and (ii) such written orders and instructions as are required under the applicable procedures of the
Depository, Clearstream and/or Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated above with respect to transfers of this Certificate in definitive form, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate, and cause a Definitive
Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.]

          [FOR PRIVATE CERTIFICATES][None of the Depositor, the Initial
Purchasers, the Certificate Administrator, the Trustee, the Master Servicers,
the Special Servicers, the Tax Administrator or the Certificate Registrar is
obligated to register or qualify the Class [_] Certificates under the Securities
Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or
Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the
Initial Purchasers, the Certificate Administrator, the Trustee, each Master
Servicer, each Special Servicer, the Tax Administrator and the Certificate
Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described above.]

          [FOR BOOK-ENTRY CERTIFICATES][The Global Certificates shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.]

                                      A-1-6

          No transfer of this Certificate or any interest herein shall be made
(A) to any retirement plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective
Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. [FOR PRIVATE CERTIFICATES][Except in limited circumstances, the Certificate Registrar shall refuse to register the transfer of this Certificate (and, if applicable, any Certificate Owner shall refuse to transfer an interest in this Certificate), unless it has received from the prospective Transferee (i) a certification to the effect that such prospective
Transferee is not a Plan and is not directly or indirectly purchasing this
Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate by such prospective Transferee are exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes on such prohibited transactions imposed under Section 4975
(a) and (b) of the Code, by reason of Sections I and III of Prohibited
Transaction Class Exemption 95-60; or (iii) if this Certificate is investment grade rated and is being acquired by, on behalf of or with assets of a Plan in reliance upon Prohibited Transaction Exemption 90-30 or 90-24, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule
501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Certificate
Administrator, the Depositor, any Pooled Mortgage Loan Seller, either Master
Servicer, any Special Servicer, either Primary Servicer, any Sub-Servicer, any
Person responsible for the servicing of a Non-Trust-Serviced Pooled Mortgage
Loan, any Exemption-Favored Party or any Borrower with respect to Pooled
Mortgage Loans constituting more than 5% of the aggregate unamortized principal of all the Pooled Mortgage Loans determined as of the Closing Date, or by an
Affiliate of any such Person, and (Z) agrees that it will obtain from each of its Transferees a written certification described in clause (i) above, a written certification described in clause (ii) above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses
(iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation; or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee (or, if applicable, the Certificate Owner effecting the transfer) that such transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the
Code.]

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

                                      A-1-7

          No service charge will be imposed for any transfer or exchange of this
Certificate, but the Certificate Administrator or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this
Certificate.

          [FOR BOOK-ENTRY CERTIFICATES][Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC, and accordingly, this Certificate shall constitute a Book-Entry
Certificate.]

          The Depositor, the Master Servicers, the Special Servicers, the
Trustee, the Certificate Administrator, the Tax Administrator, the Certificate
Registrar and any agent of the Depositor, the Master Servicers, the Special
Servicers, the Trustee, the Certificate Administrator, the Tax Administrator or
the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the
Master Servicers, the Special Servicers, the Trustee, the Certificate
Administrator, the Tax Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last
Pooled Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by one or both Master Servicers, the General Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class
Certificateholders, at a price determined as provided in the Agreement, of all the Pooled Mortgage Loans and each REO Property remaining in the Trust Fund; and
(iii) the exchange by the Sole Certificateholder(s) of all the Certificates for
all Pooled Mortgage Loans and each REO Property remaining in the Trust Fund. The
Agreement permits, but does not require, either or both Master Servicers, the
General Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class Certificateholders to purchase from the Trust Fund all the Pooled Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being 1.0% or less of the Initial Pool
Balance.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of
Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to all of the Classes materially affected by the amendment and, if adversely affected by the amendment, any third-party beneficiary. Any such consent by the
Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also

                                      A-1-8

permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the laws of the
State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-1-9

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

                                           WELLS FARGO BANK, N.A.
                                           not in its individual capacity but
                                           solely as Certificate Registrar

                                       By:
                                           -------------------------------------
                                           Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [_] Certificates referred to in the within-mentioned Agreement.

Dated:

                                           WELLS FARGO BANK, N.A.
                                           not in its individual capacity but
                                           solely as Authenticating Agent

                                       By:
                                           -------------------------------------
                                           Authorized Representative

                                     A-1-10

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within
Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust
Fund.

          I (we) further direct the Certificate Registrar to issue a new
Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: _____________________________________________________________
_______________________________________________________________________________.

Dated:

                                           -------------------------------------
                                           Signature by or on behalf of Assignor

                                           -------------------------------------
                                           Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The Assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of ____________________________________________________________.

          Distributions made by check (such check to be made payable to _______)
and all applicable statements and notices should be mailed to _________________.

          This information is provided by _____________________________________, the Assignee named above, or __________________________________________________,
as its agent.

                                     A-1-11

              [FOR BOOK ENTRY-CERTIFICATES INSERT THIS SCHEDULE A]

                                   SCHEDULE A

                    SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

    The following exchanges of a part of this Global Security have been made:

                                                                                       Signature of
                                               Amount of                                authorized
                         Amount of            Increase in      Principal Amount of      officer of
                   Decrease in Principal   Principal Amount    this Global Security     Trustee or
                      Amount of this        of this Global        following such        securities
Date of Exchange      Global Security          Security       decrease (or increase)    custodian
---------------------------------------------------------------------------------------------------

                                     A-1-12

                                   EXHIBIT A-2

                          FORM OF CLASS R CERTIFICATES

                           CLASS R COMMERCIAL MORTGAGE
                   PASS-THROUGH CERTIFICATE, SERIES 2006-PWR13

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Closing Date: September 27, 2006

First Distribution Date: October 11, 2006

Master Servicer: Prudential Asset Resources, Inc.

Master Servicer: Wells Fargo Bank, National Association

General Special Servicer: LNR Partners, Inc.

Certificate No. R-___

Percentage Interest evidenced by this Class R Certificate: ___%

Aggregate Stated Principal Balance of the Pooled Mortgage Loans as of the
Closing Date ("Initial Pool Balance"): $2,906,717,980

Trustee: LaSalle Bank National Association

Certificate Administrator and Tax Administrator: Wells Fargo Bank, National
Association

                                      A-2-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES OR BLUE SKY LAWS OF
ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES, ITS TERRITORIES AND
POSSESSIONS. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS
CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION
MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF
THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A) TO ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO
THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR
SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS
COMMERCIAL MORTGAGE SECURITIES INC., LASALLE BANK NATIONAL ASSOCIATION,
PRUDENTIAL ASSET RESOURCES, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, LNR
PARTNERS, INC., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE
NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES
OWNERSHIP OF THE "RESIDUAL INTEREST" IN MULTIPLE "REAL ESTATE MORTGAGE
INVESTMENT CONDUITS" (EACH A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY,
IN SECTIONS 860G AND 860D OF THE CODE. CONSEQUENTLY, TRANSFER OF THIS
CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL TAX RELATED TRANSFER RESTRICTIONS
DESCRIBED HEREIN. IF ANY PERSON BECOMES THE REGISTERED HOLDER OF THIS
CERTIFICATE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS, SUCH REGISTRATION SHALL
BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT
BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER OR UNDER THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED
TO, THE RECEIPT OF DISTRIBUTIONS, IF ANY, ON THIS CERTIFICATE.

                                      A-2-2

          This certifies that __________________ is the registered owner of the
Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the
Class R Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of September 1,
2006 (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as depositor (the "Depositor," which term includes any successor entity under the Agreement), Prudential Asset Resources, Inc., as a master servicer (in such capacity, a "Master Servicer," which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as a master servicer (in such capacity, a "Master Servicer," which term includes any successor entity under the Agreement), as certificate administrator (in such capacity, the
"Certificate Administrator," which term includes any successor entity under the
Agreement) and as tax administrator (in such capacity, the "Tax Administrator,"
which term includes any successor entity under the Agreement), LNR Partners,
Inc., as general special servicer (in such capacity, the "General Special
Servicer," which term includes any successor entity under the Agreement), and
LaSalle Bank National Association, as trustee (the "Trustee," which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such
Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, beginning on the First
Distribution Date specified above, distributions will be made on that date (the
"Distribution Date") each month that is the 11th day of such month (or, if such
11th day is not a Business Day, on the next succeeding Business Day), to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class R Certificates on the applicable
Distribution Date pursuant to the Agreement. All distributions made under the
Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the
Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Distribution Account, the Collection Accounts, the Reserve Accounts, the Interest Reserve Account, the Excess

                                      A-2-3

Liquidation Proceeds Account, the REO Account (if established), the Companion
Note Custodial Account(s), the Subordinate Note Custodial Accounts(s) and any
other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new
Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities or blue sky laws of any state or other jurisdiction within the United States, its territories and possessions, or is otherwise made in accordance with the Securities Act and such other securities or blue sky laws. If a transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit
F-1 to the Agreement and a certificate from such Certificateholder's prospective
Transferee substantially in the form attached as Exhibit F-2A to the Agreement;
or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act
(which Opinion of Counsel shall not be an expense of the Trust Fund, the
Depositor, either Master Servicer, any Special Servicer, the Trustee or the
Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the
Certificateholder desiring to effect such transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

          None of the Depositor, the Initial Purchasers, the Certificate
Administrator, the Trustee, the Master Servicers, the Special Servicers, the Tax
Administrator or the Certificate Registrar is obligated to register or qualify the Class R Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Certificate Administrator,
the Trustee, each Master Servicer, each Special Servicer, the Tax Administrator and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described in the six preceding paragraphs.

          No transfer of this Certificate or any interest herein shall be made
(A) to any retirement plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such

                                     A-2-4

plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or Section or Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in limited circumstances, the Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee either: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or
(ii) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the
Code or result in the imposition of an excise tax under Section 4975 of the
Code.

          Each Person who has or who acquires any Ownership Interest in this
Certificate shall be deemed by its acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of Section 5.02(d) of the
Agreement and, if any purported Transferee shall become a Holder of this
Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Certificate Administrator (i) to deliver payments to a Person other than such Person and (ii) to negotiate the terms of any mandatory disposition, to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted
Transferee and shall promptly notify the Certificate Administrator and the Tax
Administrator of any change or impending change in its status as a Permitted
Transferee. In connection with any proposed Transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit H-1 to the
Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, representing and warranting, among other things, that such Transferee is a
Permitted Transferee, that it is not acquiring its Ownership Interest in this
Certificate as a nominee, trustee or agent for any Person that is not a
Permitted Transferee. Notwithstanding the delivery of a Transfer Affidavit and
Agreement by a proposed Transferee, if a Responsible Officer of either the
Certificate Registrar or the Certificate Administrator has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an
Ownership Interest in this Certificate to such proposed Transferee shall be effected. In connection therewith, the Certificate Registrar shall not register the transfer of an Ownership Interest in this Certificate to any entity classified as a partnership under the Code unless at the time of transfer, all of its beneficial owners are United States Securities Persons.

          Each Person holding or acquiring any Ownership Interest in this
Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest herein and (y) not to transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as
Exhibit H-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest

                                     A-2-5

herein, agrees to give the Certificate Administrator and the Tax Administrator written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury Regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership
Interest on behalf of, a "pass-through interest holder."

          If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the
Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

          The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the
Certificate Administrator and the Tax Administrator the following: (a) written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not result in an Adverse
Rating Event; and (b) an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the Tax Administrator, to the effect that such modification of, addition to or elimination of such provisions will not cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee, or cause a Person other than the prospective
Transferee to be subject to a REMIC-related tax caused by the Transfer of a
Class R Certificate to a Person that is not a Permitted Transferee.

          A "Permitted Transferee" is any Transferee other than a "Disqualified
Organization", a "Disqualified Non-United States Tax Person" or a "Disqualified
Partnership" (each as defined in the Agreement) and other than a foreign permanent establishment or fixed base (each within the meaning of any applicable income tax treaty) of a United States Tax Person or any other Person as to whom the transfer of this Certificate may cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No service charge will be imposed for any transfer or exchange of this
Certificate, but the Certificate Administrator or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this
Certificate.

                                     A-2-6

          The Depositor, the Master Servicers, the Special Servicers, the
Trustee, the Certificate Administrator, the Tax Administrator, the Certificate
Registrar and any agent of the Depositor, the Master Servicers, the Special
Servicers, the Trustee, the Certificate Administrator, the Tax Administrator or
the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the
Master Servicers, the Special Servicers, the Trustee, the Certificate
Administrator, the Tax Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last
Pooled Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by one or both Master Servicers, the General Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class
Certificateholders, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund; and (iii)
the exchange by the Sole Certificateholder(s) of all the Certificates for all
Pooled Mortgage Loans and each REO Property remaining in the Trust Fund. The
Agreement permits, but does not require, either or both Master Servicers, the
General Special Servicer or any single Controlling Class Certificateholder or group of Controlling Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of
Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to all of the Classes materially affected by the amendment and, if adversely affected by the amendment, any third-party beneficiary. Any such consent by the
Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

                                     A-2-7

          This Certificate shall be construed in accordance with the laws of the
State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-2-8

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

                                        WELLS FARGO BANK, N.A.
                                        not in its individual capacity but
                                        solely as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class R Certificates referred to in the within-mentioned Agreement.

Dated:

                                        WELLS FARGO BANK, N.A.
                                        not in its individual capacity but
                                        solely as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                                     A-2-9

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
          (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within
Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust
Fund.

          I (we) further direct the Certificate Registrar to issue a new
Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: _____________________________________________________________
 _______________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The Assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of ____________________________________________________________.

          Distributions made by check (such check to be made payable to
________________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

          This information is provided by _____________________________________, the Assignee named above, or __________________________________________________,
as its agent.

                                     A-2-10

                                   EXHIBIT A-3

                          FORM OF CLASS V CERTIFICATES

                           CLASS V COMMERCIAL MORTGAGE
                   PASS-THROUGH CERTIFICATE, SERIES 2006-PWR13

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

Closing Date: September 27, 2006         Percentage Interest evidenced by this
                                         Class V Certificate:  ______%

First Distribution Date:                 Aggregate Stated Principal Balance of
October 11, 2006                         the Pooled Mortgage Loans as of the
                                         Closing Date ("Initial Pool Balance"):
                                         $2,906,717,980

Master Servicer:                         Trustee:
Prudential Asset Resources, Inc.         LaSalle Bank National Association

Master Servicer:                         Certificate Administrator and Tax
Wells Fargo Bank, National Association   Administrator:
                                         Wells Fargo Bank, National Association

General Special Servicer:
LNR Partners, Inc.

Certificate No. V-___

                                     A-3-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES OR BLUE SKY LAWS OF
ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES, ITS TERRITORIES AND
POSSESSIONS. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS
CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION
MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF
THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

IF OFFERS AND SALES OF THIS CERTIFICATE ARE MADE IN ANY JURISDICTION OUTSIDE OF
THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, SUCH OFFERS AND SALES MUST
COMPLY WITH ALL APPLICABLE LAWS OF SUCH JURISDICTION.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A) TO ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO
THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR
SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN BEAR STEARNS
COMMERCIAL MORTGAGE SECURITIES INC., LASALLE BANK NATIONAL ASSOCIATION,
PRUDENTIAL ASSET RESOURCES, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, LNR
PARTNERS, INC., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE
NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY)
RECEIVED IN RESPECT OF THE ARD LOANS, SUBJECT TO THE POOLING AND SERVICING
AGREEMENT REFERRED TO HEREIN.

          This certifies that __________________ is the registered owner of the
Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the
Class V Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of September 1,
2006 (the "Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as depositor (the "Depositor," which term includes any successor entity under the Agreement), Prudential Asset Resources, Inc., as a master servicer (in such capacity, a "Master

                                     A-3-2

Servicer," which term includes any successor entity under the Agreement), Wells
Fargo Bank, National Association, as a master servicer (in such capacity, a
"Master Servicer," which term includes any successor entity under the
Agreement), as certificate administrator (in such capacity, the "Certificate
Administrator," which term includes any successor entity under the Agreement)
and as tax administrator (in such capacity, the "Tax Administrator," which term includes any successor entity under the Agreement), LNR Partners, Inc., as general special servicer (in such capacity, the "General Special Servicer,"
which term includes any successor entity under the Agreement), and LaSalle Bank
National Association, as trustee (the "Trustee," which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such
Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, beginning on the First
Distribution Date specified above, distributions will be made on that date (the
"Distribution Date") each month that is the 11th day of such month (or, if such
11th day is not a Business Day, on the next succeeding Business Day), to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class V Certificates on the applicable
Distribution Date pursuant to the Agreement. All distributions made under the
Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the
Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Distribution Account, the Collection Accounts, the Reserve Accounts, the Interest Reserve Account, the Excess Liquidation
Proceeds Account, the REO Account (if established), the Companion Note Custodial
Account(s), the Subordinate Note Custodial Accounts(s) and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

                                     A-3-3

          This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new
Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities or blue sky laws of any state or other jurisdiction within the United States, its territories and possessions, or is otherwise made in accordance with the Securities Act and such other securities or blue sky laws. If a transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit
F-1 to the Agreement and a certificate from such Certificateholder's prospective
Transferee substantially in the form attached as Exhibit F-2A to the Agreement;
or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act
(which Opinion of Counsel shall not be an expense of the Trust Fund, the
Depositor, either Master Servicer, any Special Servicer, the Trustee or the
Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the
Certificateholder desiring to effect such transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

          None of the Depositor, the Initial Purchasers, the Certificate
Administrator, the Trustee, the Master Servicers, the Special Servicers, the Tax
Administrator or the Certificate Registrar is obligated to register or qualify the Class V Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Trustee, the Certificate
Administrator, the Tax Administrator, each Master Servicer, each Special
Servicer and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described in the six preceding paragraphs.

          No transfer of this Certificate or any interest herein shall be made
(A) to any retirement plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective
Transferee would result in a violation of Section 406 or 407 of ERISA or Section
4975 of the Code or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in limited circumstances, the Certificate
Registrar shall refuse to

                                     A-3-4

register the transfer of this Certificate unless it has received from the prospective Transferee either (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification of facts and an Opinion of
Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under
Section 4975 of the Code.

          If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the
Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No service charge will be imposed for any transfer or exchange of this
Certificate, but the Certificate Administrator or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this
Certificate.

          The Depositor, the Master Servicers, the Special Servicers, the
Trustee, the Certificate Administrator, the Tax Administrator, the Certificate
Registrar and any agent of the Depositor, the Master Servicers, the Special
Servicers, the Trustee, the Certificate Administrator, the Tax Administrator or
the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the
Master Servicers, the Special Servicers, the Trustee, the Certificate
Administrator, the Tax Administrator, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid to them pursuant to the
Agreement following the earlier of (i) the final payment or other liquidation
(or any advance with respect thereto) of the last Pooled Mortgage Loan or REO
Property remaining in the Trust Fund; (ii) the purchase by one or both Master
Servicers, the General Special Servicer or any single Controlling Class
Certificateholder or group of Controlling Class Certificateholders, at a price determined as provided in the

                                     A-3-5

Agreement, of all the Mortgage Loans and each REO Property remaining in the
Trust Fund; and (iii) the exchange by the Sole Certificateholder(s) of all the
Certificates for all Pooled Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, either or both
Master Servicers, the General Special Servicer or any single Controlling Class
Certificateholder or group of Controlling Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right will effect early retirement of the
Certificates; however, such right to purchase is subject to the aggregate Stated
Principal Balance of the Mortgage Pool at the time of purchase being less than
1.0% of the Initial Pool Balance.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of
Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to all of the Classes materially affected by the amendment and, if adversely affected by the amendment, any third-party beneficiary. Any such consent by the
Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the laws of the
State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-3-6

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

                                        WELLS FARGO BANK, N.A.
                                        not in its individual capacity but
                                        solely as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class V Certificates referred to in the within-mentioned Agreement.

Dated:

                                        WELLS FARGO BANK, N.A.
                                        not in its individual capacity but
                                        solely as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                                     A-3-7

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
          (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within
Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust
Fund.

          I (we) further direct the Certificate Registrar to issue a new
Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: _____________________________________________________________
 _______________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The Assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of ____________________________________________________________.

          Distributions made by check (such check to be made payable to
________________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

          This information is provided by _____________________________________, the Assignee named above, or __________________________________________________,
as its agent.

                                     A-3-8

                                    EXHIBIT B

                   LETTERS OF REPRESENTATIONS AMONG DEPOSITOR,
                CERTIFICATE ADMINISTRATOR AND INITIAL DEPOSITARY

                                       B-1

                          THE DEPOSITORY TRUST COMPANY
           A subsidiary of The Depository Trust & Clearing Corporation

                        ISSUER LETTER OF REPRESENTATIONS

          [To be Completed by Issuer and Co-Issuer(s), if applicable]
         Bear Stearns Commercial Mortgage Securities Trust 2006-PWR 13
                [Name of Issuer and Co-Issuer(s), if applicable]

                                   SEE RIDER 1
       [Security Description, including series designation if applicable]

                                   SEE RIDER 2
                        [CUSIP Number of the Securities]

                                                              SEPTEMBER 26, 2006
                                                                   [DATE]

[For Municipal Issues:
   Underwriting Department--Eligibility; 25th Floor]
[For Corporate Issues:
   General Counsel's Office; 22nd Floor]

THE DEPOSITORY TRUST COMPANY
55 Water Street
New York, NY 10041-0099

Ladies and Gentlemen:

     This letter sets forth our understanding with respect to the Securities represented by the CUSIP number referenced above (the "Securities"). Issuer requests that The Depository Trust Company ("DTC") accept the Securities as eligible for deposit at DTC. The DTC Participant, See Rider 3 (manager, under writer, or placement agent) will distribute the securities through
DTC.

     To induce DTC to accept the Securities as eligible for deposit at DTC, and to act in accordance with DTC's Rules with respect to the Securities, Issuer represents to DTC that Issuer will comply with the requirements applicable to it stated in DTC's Operational Arrangements (found at www.dtcc.com and
www.dtc.org), as they may be amended from time to time.

Note:                                   Very truly yours,

                                        Bear Stearns Commercial Mortgage
Schedule A contains statements that     Securities Trust 2006-PWR 13
DTC believes accurately describe DTC,
the method of effecting book-entry         By: Wells Fargo Bank, National
transfers of securities distributed            Association
through DTC, and certain related
matters.                                not in its individual capacity, but
                                        solely as Certificate Administrator
                                                       (Issuer)

                                        By: Jennifer L. Richardson
                                            ------------------------------------
                                              (Authorized Officer's Signature)

Received and Accepted:                           Jennifer L. Richardson
THE DEPOSITORY TRUST COMPANY                     Assistant Vice President

                                                 9062 Old Annapolis Road
/s/ Dany E. Thompson                                (Street Address)
-------------------------------------
                                        Columbia     MD       USA     21045-1951
                                         (City)   (State)  (Country)  (Zip Code)

                                                     (410)884-2194
                                                     (Phone Number)

                                        ________________________________________
                                                    (E-mail Address)

[DTCC(R) LOGO]

THE DEPOSITORY TRUST &
CLEARING CORPORATION

                                                                      SCHEDULE A

                                           (TO ISSUER LETTER OF REPRESENTATIONS)

                        SAMPLE OFFERING DOCUMENT LANGUAGE
                       DESCRIBING BOOK-ENTRY-ONLY ISSUANCE

 (PREPARED BY DTC--BRACKETED MATERIAL MAY BE APPLICABLE ONLY TO CERTAIN ISSUES)

     1. The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the securities (the "Securities"). The Securities will be issued as fully-registered securities registered in the name of Cede & Co.
(DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for [each issue of] the Securities, [each] in the aggregate principal amount of such issue, and will be deposited with DTC. [If, however, the aggregate principal amount of [any] issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.]

     2. DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization"
within the meaning of the New York Banking Law, a member of the Federal Reserve
System, a "clearing corporation" within the meaning of the New York Uniform
Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants'
accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust &
Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct
Participants of DTC and Members of the National Securities Clearing Corporation,
Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation
(NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York
Stock Exchange, Inc., the American Stock Exchange LLC, and the National
Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating:
AAA. The DTC Rules applicable to its Participants are on file with the
Securities and Exchange Commission. More information about DTC can be found at
www.dtcc.com and www.dtc.org.

     3. Purchases of Securities under the DTC system must be made by or through
Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security
("Beneficial Owner") is in turn to be recorded on the Direct and Indirect
Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.
Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

     4. To facilitate subsequent transfers, all Securities deposited by Direct
Participants with DTC are registered in the name of DTC's partnership nominee,
Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity

of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants
will remain responsible for keeping account of their holdings on behalf of their customers.

     5. Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct
Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. [Beneficial Owners of Securities may wish to take certain  steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example,
Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to
Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.]

     [6. Redemption notices shall be sent to DTC. If less than all of the
Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.]

     7. Neither DTC nor Cede & Co, (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an
Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus
Proxy assigns Cede & Co.'s consenting or voting rights to those Direct
Participants to whose accounts Securities are credited on the record date
(identified in a listing attached to the Omnibus Proxy).

     8. Redemption proceeds, distributions, and dividend payments on the
Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct
Participants' accounts upon DTC's receipt of funds and corresponding detail information from Issuer or Agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to
Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, Agent, or Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Issuer Agent, disbursement of such payments to Direct
Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and
Indirect Participants.

     [9. A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to [Tender/Remarketing] Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant's interest in the Securities, on DTC's records, to
[Tender/Remarketing] Agent. The requirement for physical delivery of Securities in connection with an  optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the  Securities are transferred by
Direct Participants on DTC's records and followed by a book-entry credit of tendered Securities to [Tender/Remarketing] Agent's DTC account.]

     10. DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to Issuer or Agent.
Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

     11. Issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event,
Security certificates will be printed and delivered to DTC.

     12. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Issuer believes to be reliable, but
Issuer takes no responsibility for the accuracy thereof.

                                                                          RIDERS

1.

                      APPROX.
        INITIAL TOTAL PRINCIPAL BALANCE OR   APPROX. INITIAL PASS-
CLASS             NOTIONAL AMOUNT                 THROUGH RATE
-----   ----------------------------------   ---------------------
A-1                $  140,000,000                    5.294%
A-2                $   60,900,000                    5.426%
A-3                $  138,000,000                    5.518%
A-AB               $  136,100,000                    5.530%
A-4                $1,185,419,000                    5.540%
A-1A               $  374,283,000                    5.533%
A-M                $  290,672,000                    5.582%
A-J                $  232,537,000                    5.611%

2.

   CLASS     CUSIP NUMBER
----------   ------------
Class A-l     07388L AA 8
Class A-2     07388L AB 6
Class A-3     07388L AC 4
Class A-AB    07388L AD 2
Class A-4     07388L AE 0
Class A-1A    07388L AF 7
Class A-M     07388L AG 5
Class A-J     O7388L AH 3

3.

Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated

                          THE DEPOSITORY TRUST COMPANY
           A subsidiary of The Depository Trust & Clearing Corporation

                        ISSUER LETTER OF REPRESENTATIONS

           [To be Completed by Issuer and Co-Issuer(s), if applicable]
           Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13
                [Name of Issuer and Co-Issuer(s), if applicable]

                                   See Rider 1
       [Security Description, including series designation if applicable]

                                   See Rider 2
                        [CUSIP Number of the Securities]

                                                              September 26, 2006
                                                                    [Date]

[For Municipal Issues:
   Underwriting Department--Eligibility; 25th Floor]

[For Corporate Issues:
   General Counsel's Office; 22nd Floor]

THE DEPOSITORY TRUST COMPANY
55 Water Street
New York, NY 10041-0099

Ladies and Gentlemen:

     This letter sets forth our understanding with respect to the Securities represented by the CUSIP number referenced above (the "Securities"). Issuer requests that The Depository Trust Company ("DTC") accept the Securities as eligible for deposit at DTC. The DTC Participant, See Rider 3 (manager, underwriter, or placement agent) will distribute the securities through DTC.

     To induce DTC to accept the Securities as eligible for deposit at DTC, and to act in accordance with DTC's Rules with respect to the Securities, Issuer represents to DTC that Issuer will comply with the requirement applicable to it stated in DTC's Operational Arrangements (found at www.dtcc.com and
www.dtc.org), as they may be amended from time to time.

Note:                                   Very truly yours,

Schedule A contains statements that     Bear Stearns Commercial Mortgage
DTC believes accurately describe DTC,   Securities Trust 2006-PWR 13
the method of effecting book-entry
transfers of securities distributed        By: Wells Fargo Bank, National
through DTC, and certain related               Association
matters.
                                        not in its individual capacity, but
Received and Accepted:                  solely as Certificate Administrator
                                                      (Issuer)
THE DEPOSITORY TRUST COMPANY

By: /s/ Jany E. Thompson                By: /s/ Jennifer L. Richardson
    ---------------------------------       ------------------------------------
                                            (Authorized officer's Signature)

                                                  Jennifer L. Richardson
                                                Assistant Vice President

                                                 9062 Old Annapolis Road
                                                    (Street Address)

                                          Columbia   MD      USA    21045-1951
                                           (City) (State) (Country) (Zip Code)

                                                     (410) 884-2194
                                                     (Phone Number)

                                        ________________________________________
                                                    (E-mail Address)

[DTCC(R) LOGO]

THE DEPOSITORY TRUST &
CLEARING CORPORATION

                                                                      SCHEDULE A

                                           (TO ISSUER LETTER OF REPRESENTATIONS)

                        SAMPLE OFFERING DOCUMENT LANGUAGE
                       DESCRIBING BOOK-ENTRY-ONLY ISSUANCE

 (PREPARED BY DTC--BRACKETED MATERIAL MAY BE APPLICABLE ONLY TO CERTAIN ISSUES)

     1. The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the securities (the "Securities"). The Securities will be issued as fully-registered securities registered in the name of Cede & Co.
(DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for [each issue of] the Securities, [each] in the aggregate principal amount of such issue, and will be deposited with DTC. [If, however, the aggregate principal amount of [any] issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.]

     2. DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization"
within the meaning of the New York Banking Law, a member of the Federal Reserve
System, a "clearing corporation" within the meaning of the New York Uniform
Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants'
accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust &
Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct
Participants of DTC and Members of the National Securities Clearing Corporation,
Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation
(NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York
Stock Exchange, Inc., the American Stock Exchange LLC, and the National
Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship witb a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating:
AAA. The DTC Rules applicable to its Participants are on file with the
Securities and Exchange Commission. More information about DTC can be found at
www.dtcc.com and www.dtc.org.

     3. Purchases of Securities under the DTC system must be made by or through
Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security
("Beneficial Owner")is in turn to be recorded on the Direct and Indirect
Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.
Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

     4. To facilitate subsequent transfers, all Securities deposited by Direct
Participants with DTC are registered in the name of DTC's partnership nominee,
Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity

of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants
will remain responsible for keeping account of their holdings on behalf of their customers.

     5. Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct
Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. [Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial
Owners of Securities may wish to ascertain that the nominee holding the
Securities for their benefit has agreed to obtain and transmit notices to
Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.]

     [6. Redemption notices shall be sent to DTC. If less than all of the
Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.]

     7. Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an
Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus
Proxy assigns Cede & Co.'s consenting or voting rights to those Direct
Participants to whose accounts Securities are credited on the record date
(identified in a listing attached to the Omnibus Proxy).

     8. Redemption proceeds, distributions, and dividend payments on the
Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct
Participants' accounts upon DTC's receipt of funds and corresponding detail information from Issuer or Agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to
Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, Agent, or Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as; may be requested by an authorized representative of DTC) is the responsibility of Issuer or Agent, disbursement of such payments to Direct
Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and
Indirect Participants.

     [9. A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to [Tender/Remarketing] Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant's interest in the Securities, on DTC's records, to
[Tender/Remarketing] Agent. The requirement for physical delivery of Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Securities are transferred by Direct
Participants on DTC's records and followed by a book-entry credit of tendered
Securities to [Tender/Remarketing] Agent's DTC account.]

     10. DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to Issuer or Agent.
Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

     11. Issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event,
Security certificates will be printed and delivered to DTC.

     12. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources mat Issuer believes to be reliable, but
Issuer takes no responsibility for the accuracy thereof.

                          THE DEPOSITORY TRUST COMPANY
           A subsidiary of The Depository Trust & Clearing Corporation

                   REPRESENTATIONS FOR RULE 144A SECURITIES--
                 TO BE INCLUDED IN DTC LETTER OF REPRESENTATIONS

Issuer Name: Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13

Description of Securities: Class X-1, Class X-2, Class B, Class C, Class D,
                           Class E, Class F, Class G and Class H Certificates

CUSIP Number(s): See Rider 2

     1. Issuer represents that at the time of initial registration in the name of DTC's nominee, Cede & Co., the Securities were Legally or Contractually
Restricted Securities,(1) eligible for transfer under Rule 144A under the
Securities Act of 1933, as amended (the "Securities Act"), and identified by a
CUSIP or CINS identification number that was different from any CUSIP or CINS identification number assigned to any securities of the same class that were not
Legally or Contractually Restricted Securities. Issuer shall ensure that a CUSIP or CINS identification number is obtained for all unrestricted securities of the same class that is different from any CUSIP or CINS identification number assigned to a Legally or Contractually Restricted Security of such class, and shall notify DTC promptly in the event that it is unable to do so. Issuer represents that it has agreed to comply with all applicable information requirements of Rule 144A.

     2. Issuer represents that the Securities are: [NOTE: ISSUER MUST REPRESENT
ONE OF THE FOLLOWING, AND SHALL CROSS OUT THE OTHER.]

*    [an issue of nonconvertible debt securities or nonconvertible preferred stock which is rated in one of the top four categories by a nationally recognized statistical rating organization ("Investment Grade
     Securities").]

     3. If the Securities are not Investment-Grade Securities, Issuer and
Agent(2) acknowledge that if such Securities cease to be included in an SRO Rule
144A System during any period in which such Securities are Legally or
Contractually Restricted Securities, such Securities shall no longer be eligible for DTC's services. Furthermore, DTC may discontinue providing its services as securities depository with

----------
(1)  A "Legally Restricted Security" is a security that is a restricted security, as defined in Rule 144(a)(3). A "Contractually Restricted
     Security" is a security that upon issuance and continually thereafter can only be sold pursuant to Regulation S under the Securities Act, Rule 144A,
     Rule 144, or in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4 of the Securities Act and not involving any public offering; provided, however, that once the security is sold pursuant to the provisions of Rule 144, including Rule 144(k), it will thereby cease to be a "Contractually Restricted Security." For purposes of this definition, in order for a depositary receipt to be considered a
     "Legally or Contractually Restricted Security," the underlying security must also be a "Legally or Contractually Restricted Security."

(2)  Agent shall be defined as Depositary, Trustee, Trust Company, Transfer
     Agent or Paying Agent as such definition applies in the DTC Letter of
     Representations to which this rider may be attached.

[DTCC(R) LOGO]

THE DEPOSITORY TRUST &
CLEARING CORPORATION
                                                                  Rider 1-Jan 05

respect to the Securities at any time by giving reasonable notice to Issuer or
Agent. Under any of the aforementioned circumstances, at DTC's request, Issuer and Agent shall cooperate fully with DTC by taking appropriate action to make available one or more separate certificates evidencing Securities to any DTC
Participant ("Participant") having Securities credited to its DTC accounts.

     4. Issuer and Agent acknowledge that, so long as Cede & Co. is a record owner of the Securities, Cede & Co. shall be entitled to all applicable voting rights and receive the full amount of all distributions payable with respect thereto. Issuer and Agent acknowledge that DTC shall treat any Participant having Securities credited to its DTC accounts as entitled to the full benefits of ownership of such Securities. Without limiting the generality of the preceding sentence, Issuer and Agent acknowledge that DTC shall treat any
Participant having Securities credited to its DTC accounts as entitled to receive distributions (and voting rights, if any) in respect of the Securities, and to receive from DTC certificates evidencing Securities. Issuer and Agent recognize that DTC does not in any way undertake to, and shall not have any responsibility to, monitor or ascertain the compliance of any transactions in the Securities with any of the provisions: (a) of Rule 144A; (b) of other exemptions from registration under the Securities Act or any other state or federal securities laws; or (c) of the offering documents.

                                                                   Rider 1-Jan05

                                       -2-

                          The Depository Trust Company
           A subsidiary of The Depository Trust & Clearing Corporation

                   REPRESENTATIONS FOR RULE 144A SECURITIES--
                 TO BE INCLUDED IN DTC LETTER OF REPRESENTATIONS

Issuer Name: Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13

Description of Securities: Class J, Class K, Class L, Class M, Class N, Class O
                           and Class P Certificates

CUSIP Number(s): See Rider 2

     1. Issuer represents that at the time of initial registration in the name of DTC's nominee, Cede & Co., the Securities were Legally or Contractually
Restricted Securities,(1) eligible for transfer under Rule 144A under the
Securities Act of 1933, as amended (the "Securities Act"), and identified by a
CUSIP or CINS identification number that was different from any CUSIP or CINS identification number assigned to any securities of the same class that were not
Legally or Contractually Restricted Securities. Issuer shall ensure that a CUSIP or CINS identification number is obtained for all unrestricted securities of the same class that is different from any CUSIP or CINS identification number assigned to a Legally or Contractually Restricted Security of such class, and shall notify DTC promptly in the event that it is unable to do so. Issuer represents that it has agreed to comply with all applicable information requirements of Rule 144A.

     2. Issuer represents that the Securities are: [NOTE: ISSUER MUST REPRESENT
ONE OF THE FOLLOWING, AND SHALL CROSS OUT THE OTHER.]

**   [included within PORTAL, a Self-Regulatory Organization System approved by the Securities and Exchange Commission for the reporting of quotation and trade information of securities eligible for transfer pursuant to Rule
     144A (an "SRO Rule 144A System").]

     3. If the Securities are not Investment-Grade Securities, Issuer and
Agent(2) acknowledge that if such Securities cease to be included in an SRO Rule
144A System during any period in which such Securities are Legally or
Contractually Restricted Securities, such Securities shall no longer be eligible for DTC's services. Furthermore, DTC may discontinue providing its services as securities depository with

----------
(1)  A "Legally Restricted Security" is a security that is a restricted security, as defined in Rule 144(a)(3). A "Contractually Restricted
     Security" is a security that upon issuance and continually thereafter can only be sold pursuant to Regulation S under the Securities Act, Rule
     144A, Rule 144, or in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4 of the Securities
     Act and not involving any public offering; provided, however, that once the security is sold pursuant to the provisions of Rule 144, including Rule
     144(k), it will thereby cease to be a "Contractually Restricted Security."
     For purposes of this definition, in order for a depositary receipt to be considered a "Legally or Contractually Restricted Security," the underlying security must also be a "Legally or Contractually Restricted Security."

(2)  Agent shall be defined as Depositary, Trustee, Trust Company, Transfer
     Agent or Paying Agent as such definition applies in the DTC Letter of
     Representations to which this rider may be attached.

[DTCC(R) LOGO]

THE DEPOSITORY TRUST &
CLEARING CORPORATION

                                                                   Rider 1-Jan05

respect to the Securities at any time by giving reasonable notice to Issuer or
Agent. Under any of the aforementioned circumstances, at DTC's request, Issuer and Agent shall cooperate fully with DTC by taking appropriate action to make available one or more separate certificates evidencing Securities to any DTC
Participant ("Participant") having Securities credited to its DTC accounts.

     4. Issuer and Agent acknowledge that, so long as Cede & Co. is a record owner of the Securities, Cede & Co. shall be entitled to all applicable voting rights and receive the full amount of all distributions payable with respect thereto. Issuer and Agent acknowledge that DTC shall treat any Participant having Securities credited to its DTC accounts as entitled to the full benefits of ownership of such Securities. Without limiting the generality of the preceding sentence, Issuer and Agent acknowledge that DTC shall treat any
Participant having Securities credited to its DTC accounts as entitled to receive distributions (and voting rights, if any) in respect of the Securities, and to receive from DTC certificates evidencing Securities. Issuer and Agent recognize that DTC does not in any way undertake to, and shall not have any responsibility to, monitor or ascertain the compliance of any transactions in the Securities with any of the provisions: (a) of Rule 144A; (b) of other exemptions from registration under the Securities Act or any other state or federal securities laws; or (c) of the offering documents.

                                                                   Rider 1-Jan05

                                       -2-

                                                                          RIDERS

1.

                                        APPROX.
                                     INITIAL TOTAL
        APPROX. % INITIAL TOTAL   PRINCIPAL BALANCE     APPROX. INITIAL
CLASS        CREDIT SUPPORT       OR NOTIONAL AMOUNT   PASS-THROUGHRATE
-----   -----------------------   ------------------   ----------------
X-1                N/A              $2,906,717,979          0.04837%
X-2                N/A              $2,832,319,000          0.44735%
B                9.750%             $   65,401,000            5.660%
C                8.750%             $   29,068,000            5.680%
D                7.375%             $   39,967,000            5.750%
E                6.375%             $   29,067,000            5.799%
F                5.250%             $   32,701,000            5.957%
G                4.125%             $   32,700,000            5.967%
H                3.125%             $   29,068,000            6.033%
J                2.500%             $   18,167,000            5.255%
K                2.375%             $    3,633,000            5.255%
L                2.000%             $   10,900,000            5.255%
M                1.750%             $    7,267,000            5.255%
N                1.500%             $    7,267,000            5.255%
O                1.250%             $    7,267,000            5.255%
P                0.000%             $   36,333,979            5.255%

2.

       CLASS          CUSIP NUMBER
-------------------   ------------
Class X-1(1) No. 1     07388L AJ 9
Class X-1-(2) No. 2    U07549 AA 3
Class X-2(1) No. 1     07388L AK 6
Class X-2-(2) No. 2    U07549 AB 1
Class B(1) No. 1       07388L AL 4
Class B-(2) No. 2      U07549 AC 9
Class C(1) No. 1       07388L AM 2
Class C(2) No. 2       U07549 AD 7
Class D(1) No. 1       07388L AN 0
Class D(2) No. 2       U07549 AE 5
Class E(1) No. 1       07388L AP 5
Class E(2) No. 2       U07549 AF 2
Class F(1) No. 1       07388L AQ 3
Class F(2) No. 2       U07549 AG 0
Class G(1) No. 1       07388L AR 1
Class G(2) No. 2       U07549 AH 8
Class H(1) No. 1       07388L AS 9
Class H(2) No. 2       U07549 AJ 4
Class J(1) No. 1       07388L AT 7
Class J(2) No. 2       U07549 AK 1
Class K(1) No. 1       07388L AU 4
Class K(2) No. 2       U07549 AL 9
Class L(1) No. 1       07388L AV 2
Class L(2) No. 2       U07549 AM 7
Class M(1) No. 1       07388L AW 0
Class M(2) No. 2       U07549 AN 5
Class N(1) No. 1       07388L AX 8
Class N(2) No. 2       U07549 AP 0
Class O(1) No. 1       07388L AY 6
Class O(2) No. 2       U07549 AQ 8
Class P(1) No. 1       07388L AZ 3
Class P(2) No. 2       U07549 AR 6

(1)  Rule 144A Securities.

(2)  Regulation S Securities.

3.

Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated

                                        2

                                   EXHIBIT C-1

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street
Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group--
Bear Stearns Commercial Mortgage Securities Inc., 2006-PWR13

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13

          In connection with the administration of the Mortgage Files held by or on behalf of you as trustee under a certain Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among
Bear Stearns Commercial Mortgage Securities Inc. as depositor, Prudential Asset
Resources, Inc. as a master servicer (in such capacity, a "Master Servicer"),
Wells Fargo Bank, National Association as a master servicer (in such capacity, a
"Master Servicer"), as certificate administrator and as tax administrator, LNR
Partners, Inc. as general special servicer and you as trustee (in such capacity, the "Trustee"), the undersigned as Master Servicer with respect to the following described Mortgage Loan hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to such Mortgage Loan for the reason indicated below.

Property Name:
Address:
Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______    1.   Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the Collection Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

______    2.   Other. (Describe) _______________________________________________
               _________________________________________________________________

          The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling

                                      C-1-1

and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

          Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                        [______________________________________]
                                        as a Master Servicer

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                      C-1-2

                                   EXHIBIT C-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street
Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group--
Bear Stearns Commercial Mortgage Securities Inc., 2006-PWR13

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13

          In connection with the administration of the Mortgage Files held by or on behalf of you as trustee under a certain Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among
Bear Stearns Commercial Mortgage Securities Inc. as depositor, Prudential Asset
Resources, Inc. as a master servicer, Wells Fargo Bank, National Association as a master servicer, as certificate administrator and as tax administrator, LNR
Partners, Inc. as general special servicer (in such capacity, the "General
Special Servicer") and you as trustee (in such capacity, the "Trustee"), the undersigned as the applicable Special Servicer with respect to the following described Mortgage Loan hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to such Mortgage Loan for the reason indicated below.

Property Name:
Address:
Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______    1.   The Mortgage Loan is being foreclosed.

______    2.   Other. (Describe)

          The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof (or within such longer period as we have indicated as part of our reason for the request), unless the Mortgage Loan is being foreclosed, in which case the Mortgage File
(or such portion thereof) will be returned when no longer required by us for such purpose, or unless the

                                      C-2-1

Mortgage Loan has been paid in full or otherwise liquidated, in which case the
Mortgage File (or such portion thereof) will be retained by us permanently.

          Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                        [______________________________________]
                                        as [General Special Servicer]
                                        [Loan-Specific Special Servicer
                                        for the ____________ Loan Group]

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                      C-2-2

                                   EXHIBIT D-1

                    FORM OF CERTIFICATE ADMINISTRATOR REPORT

                                      D-1-1

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                     DISTRIBUTION DATE STATEMENT

                                                          TABLE OF CONTENTS

                             -----------------------------------------------------------------------------

                              STATEMENT SECTIONS                                                  PAGE(S)
                              ------------------                                                  -------

                              Certificate Distribution Detail                                        2
                              Certificate Factor Detail                                              3
                              Reconciliation Detail                                                  4
                              Other Required Information                                             5
                              Cash Reconciliation Detail                                             6
                              Ratings Detail                                                         8
                              Current Mortgage Loan and Property Stratification Tables             8 - 16
                              Mortgage Loan Detail                                                   17
                              NOI Detail                                                             18
                              Principal Prepayment Detail                                            19
                              Historical Detail                                                      20
                              Delinquency Loan Detail                                                21
                              Specially Serviced Loan Detail                                      22 - 23
                              Advance Summary                                                        24
                              Modified Loan Detail                                                   25
                              Historical Liquidated Loan Detail                                      26
                              Historical Bond / Collateral Realized Loss Reconciliation              27
                              Interest Shortfall Reconciliation Detail                            28 - 29
                              Defeased Loan Detail                                                   30
                              Supplemental Reporting                                                 31

                             -----------------------------------------------------------------------------

             DEPOSITOR                       MASTER SERVICER                  MASTER SERVICER                 SPECIAL SERVICER

-----------------------------------  -------------------------------- --------------------------------  ----------------------------

Bear Stearns Commercial Mortgage     Prudential Asset Resources, Inc. Wells Fargo Bank, N.A.            LNR Partners, Inc.
Securities Inc.                      2200 Ross Avenue, Suite 4900E    1320 Willow Pass Road, Suite 300  1601 Washington Avenue
                                     Dallas, TX 75201                 investorreporting@wellsfargo.com  Suite 800
383 Madison Avenue                                                    Concord, CA 94520                 Miami Beach, FL 33139
New York, NY 10179

Contact: General Information Number  Contact:       Hal Collett       Contact:     Myung J. Nam         Contact:      Vickie Taylor
Phone Number: (212) 272-2000         Phone Number: (214) 721-6032     Phone Number:                     Phone Number: (305) 229-6614
-----------------------------------  -------------------------------- --------------------------------  ----------------------------

            This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 1 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                          CERTIFICATE DISTRIBUTION DETAIL

--------------------------------------------------------------------------------------------------------------------
                                                                                                    Realized Loss/
                  Pass-Through   Original   Beginning    Principal       Interest     Prepayment   Additional Trust
 Class    CUSIP       Rate       Balance     Balance    Distribution   Distribution    Premium      Fund Expenses
--------------------------------------------------------------------------------------------------------------------

  A-1               0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
  A-2               0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
  A-3               0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
 A-AB               0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
  A-4               0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
 A-1A               0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
  A-M               0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
  A-J               0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   C                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   D                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   E                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   F                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   G                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   H                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   J                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   K                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   L                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   M                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   N                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   O                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   P                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   R                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
   V                0.000000%        0.00        0.00           0.00           0.00         0.00               0.00
--------------------------------------------------------------------------------------------------------------------
Totals                               0.00        0.00           0.00           0.00         0.00               0.00
--------------------------------------------------------------------------------------------------------------------

-------------------------------------------------
                                      Current
             Total       Ending    Subordination
 Class    Distribution   Balance     Level(1)
-------------------------------------------------

  A-1             0.00      0.00            0.00
  A-2             0.00      0.00            0.00
  A-3             0.00      0.00            0.00
 A-AB             0.00      0.00            0.00
  A-4             0.00      0.00            0.00
 A-1A             0.00      0.00            0.00
  A-M             0.00      0.00            0.00
  A-J             0.00      0.00            0.00
   C              0.00      0.00            0.00
   D              0.00      0.00            0.00
   E              0.00      0.00            0.00
   F              0.00      0.00            0.00
   G              0.00      0.00            0.00
   H              0.00      0.00            0.00
   J              0.00      0.00            0.00
   K              0.00      0.00            0.00
   L              0.00      0.00            0.00
   M              0.00      0.00            0.00
   N              0.00      0.00            0.00
   O              0.00      0.00            0.00
   P              0.00      0.00            0.00
   R              0.00      0.00            0.00
   V              0.00      0.00            0.00
-------------------------------------------------
Totals            0.00      0.00            0.00
-------------------------------------------------

----------------------------------------------------------------------------------------------------------
                               Original   Beginning                                               Ending
                Pass-Through   Notional   Notional      Interest     Prepayment      Total       Notional
Class   CUSIP       Rate        Amount     Amount     Distribution    Premium     Distribution    Amount
----------------------------------------------------------------------------------------------------------

 X-1               0.000000        0.00        0.00           0.00         0.00           0.00       0.00
 X-2               0.000000        0.00        0.00           0.00         0.00           0.00       0.00
  B                0.000000        0.00        0.00           0.00         0.00           0.00       0.00
----------------------------------------------------------------------------------------------------------

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 2 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                       CERTIFICATE FACTOR DETAIL

--------------------------------------------------------------------------------------------------------
                                                                           Realized Loss/
                  Beginning     Principal       Interest     Prepayment   Additional Trust     Ending
Class    CUSIP     Balance     Distribution   Distribution    Premium      Fund Expenses      Balance
--------------------------------------------------------------------------------------------------------

 A-1              0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
 A-2              0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
 A-3              0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
A-AB              0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
 A-4              0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
A-1A              0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
 A-M              0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
 A-J              0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  C               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  D               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  E               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  F               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  G               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  H               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  J               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  K               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  L               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  M               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  N               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  O               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  P               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  R               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
  V               0.00000000     0.00000000     0.00000000   0.00000000         0.00000000   0.00000000
--------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------
                  Beginning                                    Ending
                   Notional      Interest      Prepayment     Notional
Class    CUSIP      Amount     Distribution     Premium        Amount
------------------------------------------------------------------------

 X-1              0.00000000     0.00000000     0.00000000   0.00000000
 X-2              0.00000000     0.00000000     0.00000000   0.00000000
  B               0.00000000     0.00000000     0.00000000   0.00000000
------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 3 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                   RECONCILIATION DETAIL

PRINCIPAL RECONCILIATION
-----------------------------------------------------------------------------------------------------------------------------
              Stated      Unpaid                                                         Stated      Unpaid       Current
             Beginning   Beginning                                                       Ending      Ending      Principal
             Principal   Principal   Scheduled   Unscheduled    Principal    Realized   Principal   Principal   Distribution
Loan Group    Balance     Balance    Principal    Principal    Adjustments     Loss      Balance     Balance       Amount
-----------------------------------------------------------------------------------------------------------------------------

    1             0.00        0.00        0.00          0.00          0.00       0.00        0.00        0.00           0.00
    2             0.00        0.00        0.00          0.00          0.00       0.00        0.00        0.00           0.00
-----------------------------------------------------------------------------------------------------------------------------
  Total           0.00        0.00        0.00          0.00          0.00       0.00        0.00        0.00           0.00
-----------------------------------------------------------------------------------------------------------------------------

CERTIFICATE INTEREST RECONCILIATION

------------------------------------------------------------------------------------------------------------------------------------
                                           Net                                                                           Remaining
                                        Aggregate                  Distributable                                          Unpaid
                             Accrued    Prepayment  Distributable   Certificate              Additional                Distributable
         Accrual  Accrual  Certificate   Interest    Certificate     Interest      WAC CAP   Trust Fund    Interest     Certificate
Class     Dates    Days     Interest    Shortfall     Interest      Adjustment    Shortfall   Expenses   Distribution    Interest
------------------------------------------------------------------------------------------------------------------------------------

 A-1        0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 A-2        0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 A-3        0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 A-AB       0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 A-4        0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 A-1A       0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 A-M        0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 A-J        0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 X-1        0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
 X-2        0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  B         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  C         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  D         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  E         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  F         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  G         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  H         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  J         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  K         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  L         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  M         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  N         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  O         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
  P         0        0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
------------------------------------------------------------------------------------------------------------------------------------
Totals               0            0.00        0.00           0.00           0.00       0.00        0.00          0.00           0.00
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 4 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                     OTHER REQUIRED INFORMATION

------------------------------------------------------------------------------------------------------------------------------------

  Available Distribution Amount (1)                                  0.00

  Master Servicing Fee Summary

    Current Period Accrued Master Servicing Fees                     0.00

    Less Delinquent Master Servicing Fees                            0.00
                                                                                Appraisal Reduction Amount
    Less Reductions to Master Servicing Fees                         0.00       -------------------------------------------------
                                                                                          Appraisal    Cumulative    Most Recent
    Plus Master Servicing Fees for Delinquent Payments Received      0.00        Loan     Reduction       ASER        App. Red.
                                                                                Number    Effected       Amount         Date
    Plus Adjustments for Prior Master Servicing Calculation          0.00       -------------------------------------------------

    Total Master Servicing Fees Collected                            0.00

                                                                                -------------------------------------------------
                                                                                Total
                                                                                -------------------------------------------------

(1)    The Available Distribution Amount includes any Prepayment Premiums.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 5 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                     CASH RECONCILIATION DETAIL

------------------------------------------------------------------------------------------------------------------------------------

TOTAL FUNDS COLLECTED                                                     TOTAL FUNDS DISTRIBUTED

   INTEREST:                                                                 FEES:
       Interest paid or advanced                           0.00                  Master Servicing Fee                    0.00
       Interest reductions due to Non-Recoverability                             Trustee Fee                             0.00
         Determinations                                    0.00                  Certificate Administration Fee          0.00
       Interest Adjustments                                0.00                  Insurer Fee                             0.00
       Deferred Interest                                   0.00                  Miscellaneous Fee                       0.00
       Net Prepayment Interest Shortfall                   0.00                                                                -----
       Net Prepayment Interest Excess                      0.00                      TOTAL FEES                                 0.00
       Extension Interest                                  0.00
       Interest Reserve Withdrawal                         0.00              ADDITIONAL TRUST FUND EXPENSES:
                                                                 -----
           TOTAL INTEREST COLLECTED                               0.00           Reimbursement for Interest on Advances  0.00
                                                                                 ASER Amount                             0.00
PRINCIPAL:                                                                       Special Servicing Fee                   0.00
   Scheduled Principal                                     0.00                  Rating Agency Expenses                  0.00
   Unscheduled Principal                                   0.00                  Attorney Fees & EXPENSES                0.00
       Principal Prepayments                               0.00                  Bankruptcy Expense                      0.00
       Collection of Principal after Maturity Date         0.00                  Taxes Imposed on Trust Fund             0.00
       Recoveries from Liquidation and Insurance Proceeds  0.00                  Non-Recoverable Advances                0.00
       Excess of Prior Principal Amounts Paid              0.00                  Other Expenses                          0.00
       Curtailments                                        0.00                                                                -----
   Negative Amortization                                   0.00                      TOTAL ADDITIONAL TRUST FUND
   Principal Adjustments                                   0.00                        EXPENSES                                 0.00
                                                                 -----
           TOTAL PRINCIPAL COLLECTED                              0.00       INTEREST RESERVE DEPOSIT                           0.00

                                                                             PAYMENTS TO CERTIFICATEHOLDERS & OTHERS:
OTHER:                                                                           Interest Distribution                   0.00
   Prepayment Penalties/Yield Maintenance                  0.00                  Principal Distribution                  0.00
   Repayment Fees                                          0.00                  Prepayment Penalties/Yield Maintenance  0.00
   Borrower Option Extension Fees                          0.00                  Borrower Option Extension Fees          0.00
   Equity Payments Received                                0.00                  Equity Payments Paid                    0.00
   Net Swap Counterparty Payments Received                 0.00                  Net Swap Counterparty Payments Paid     0.00
                                                                 -----                                                         -----
           TOTAL OTHER COLLECTED                                  0.00               TOTAL PAYMENTS TO
                                                                                       CERTIFICATEHOLDERS & OTHERS              0.00
                                                                 -----                                                         -----
TOTAL FUNDS COLLECTED                                             0.00    TOTAL FUNDS DISTRIBUTED                               0.00
                                                                 =====                                                         =====
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 6 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                           RATINGS DETAIL

                             --------------------------------------------------------------------
                                                 ORIGINAL RATINGS          CURRENT RATINGS (1)
                                             -------------------------  -------------------------
                              CLASS   CUSIP   FITCH   MOODY'S   S & P    FITCH   MOODY'S   S & P
                             --------------------------------------------------------------------

                               A-1
                               A-2
                               A-3
                              A-AB
                               A-4
                              A-1A
                               A-M
                               A-J
                               X-1
                               X-2
                                B
                                C
                                D
                                E
                                F
                                G
                                H
                                J
                                K
                                L
                                M
                                N
                                O
                                P
                             --------------------------------------------------------------------

NR    - Designates that the class was not rated by the above agency at the time of original issuance.

X     - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.

N/A   - Data not available this period.

1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained.
Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                                         Moody's Investors Service                      Standard & Poor's Rating Services
One State Street Plaza                              99 Church Street                               55 Water Street
New York, New York 10004                            New York, New York 10007                       New York, New York 10041
(212) 908-0500                                      (212) 553-0300                                 (212) 438-2430

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 7 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                           AGGREGATE POOL

                       SCHEDULED BALANCE                                                      STATE (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                   % of                Weighted                                       % of                Weighted
 Scheduled     # of   Scheduled    Agg.    WAM            Avg                     # of   Scheduled    Agg.    WAM            Avg
  Balance      loans   Balance     Bal.    (2)   WAC    DSCR (1)     State       Props.   Balance     Bal.    (2)   WAC    DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
  Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 8 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                           AGGREGATE POOL

                   DEBT SERVICE COVERAGE RATIO                                            PROPERTY TYPE (3)
----------------------------------------------------------------   ----------------------------------------------------------------
Debt Service                       % of                Weighted                                       % of                Weighted
  Coverage     # of   Scheduled    Agg.    WAM            Avg        Property      # of   Scheduled    Agg.   WAM           Avg
   Ratio       loans   Balance     Bal.    (2)   WAC   DSCR(1)         Type       Props.   Balance     Bal.   (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                           NOTE RATE                                                          SEASONING
----------------------------------------------------------------   ----------------------------------------------------------------
                                   % of                Weighted                                       % of                Weighted
    Note       # of   Scheduled    Agg.   WAM            Avg                     # of   Scheduled     Agg.   WAM            Avg
    Rate       loans   Balance     Bal.   (2)    WAC   DSCR(1)       Seasoning   loans   Balance      Bal.   (2)    WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 9 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                           AGGREGATE POOL

       ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)                   REMAINING STATED TERM (FULLY AMORTIZING LOANS)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                       % of                Weighted      Remaining                        % of                Weighted
  Remaining    # of   Scheduled    Agg.    WAM            Avg         Stated      # of   Scheduled    Agg.    WAM            Avg
  Term (2)     loans   Balance     Bal.    (2)   WAC   DSCR(1)         Term       loans   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)                               AGE OF MOST RECENT NOI
----------------------------------------------------------------   ----------------------------------------------------------------
 Remaining                         % of                Weighted                                       % of                Weighted
Amortization   # of   Scheduled    Agg.    WAM            Avg       Age of Most   # of   Scheduled    Agg.    WAM           Avg
    Term       loans   Balance     Bal.    (2)   WAC   DSCR(1)       Recent NOI   loans   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 10 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                     CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                             GROUP I

                       SCHEDULED BALANCE                                                      STATE (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                   % of                Weighted                                       % of                Weighted
 Scheduled     # of   Scheduled    Agg.    WAM            Avg                     # of   Scheduled    Agg.    WAM           Avg
  Balance      loans   Balance     Bal.    (2)   WAC   DSCR(1)         State     Props.   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 11 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                              GROUP I

                   DEBT SERVICE COVERAGE RATIO                                            PROPERTY TYPE (3)
----------------------------------------------------------------   ----------------------------------------------------------------
Debt Service                       % of                Weighted                                       % of                Weighted
  Coverage     # of   Scheduled    Agg.    WAM           Avg         Property     # of    Scheduled   Agg.    WAM           Avg
   Ratio       loans   Balance     Bal.    (2)   WAC   DSCR(1)         Type       Props.   Balance     Bal.   (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                           NOTE RATE                                                          SEASONING
----------------------------------------------------------------   ----------------------------------------------------------------
                                   % of                Weighted                                       % of                Weighted
    Note       # of   Scheduled    Agg.   WAM            Avg                      # of   Scheduled    Agg.   WAM            Avg
    Rate       loans   Balance     Bal.   (2)    WAC   DSCR(1)       Seasoning    loans   Balance     Bal.   (2)    WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 12 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                     CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                             GROUP I

       ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)                   REMAINING STATED TERM (FULLY AMORTIZING LOANS)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                       % of                Weighted     Remaining                         % of                Weighted
  Remaining    # of   Scheduled    Agg.    WAM           Avg         Stated       # of   Scheduled    Agg.    WAM           Avg
  Term (2)     loans   Balance     Bal.    (2)   WAC   DSCR(1)        Term        loans   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)                               AGE OF MOST RECENT NOI
----------------------------------------------------------------   ----------------------------------------------------------------
  Remaining                        % of                Weighted                                       % of                Weighted
Amortization   # of   Scheduled    Agg.    WAM           Avg        Age of Most   # of   Scheduled    Agg.    WAM           Avg
    Term       loans   Balance     Bal.    (2)   WAC   DSCR(1)       Recent NOI   loans   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 13 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                              GROUP II

                       SCHEDULED BALANCE                                                      STATE (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                   % of                Weighted                                       % of                Weighted
 Scheduled     # of   Scheduled    Agg.    WAM           Avg                      # of   Scheduled    Agg.    WAM           Avg
  Balance      loans   Balance     Bal.    (2)   WAC   DSCR(1)        State      Props.   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 14 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                              GROUP II

                   DEBT SERVICE COVERAGE RATIO                                            PROPERTY TYPE (3)
----------------------------------------------------------------   ----------------------------------------------------------------
Debt Service                       % of                Weighted                                       % of                Weighted
  Coverage     # of   Scheduled    Agg.    WAM           Avg        Property      # of   Scheduled    Agg.    WAM           Avg
   Ratio       loans   Balance     Bal.    (2)   WAC   DSCR(1)        Type       Props.   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                           NOTE RATE                                                          SEASONING
----------------------------------------------------------------   ----------------------------------------------------------------
                                   % of                Weighted                                       % of                Weighted
    Note       # of   Scheduled    Agg.    WAM           Avg                      # of   Scheduled    Agg.    WAM           Avg
    Rate       loans   Balance     Bal.    (2)   WAC   DSCR(1)       Seasoning    loans   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 15 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES
                                                              GROUP II

       ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)                   REMAINING STATED TERM (FULLY AMORTIZING LOANS)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                       % of                Weighted      Remaining                        % of                Weighted
  Remaining    # of   Scheduled    Agg.    WAM           Avg          Stated      # of   Scheduled    Agg.    WAM           Avg
  Term (2)     loans   Balance     Bal.    (2)   WAC   DSCR(1)         Term       loans   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      REMAINING AMORTIZATION TERM (ARD AND BALLOON LOANS)                               AGE OF MOST RECENT NOI
----------------------------------------------------------------   ----------------------------------------------------------------
 Remaining                         % of                Weighted                                       % of                Weighted
Amortization   # of   Scheduled    Agg.    WAM           Avg        Age of Most   # of   Scheduled    Agg.    WAM           Avg
    Term       loans   Balance     Bal.    (2)   WAC   DSCR(1)      Recent NOI    loans   Balance     Bal.    (2)   WAC   DSCR(1)
----------------------------------------------------------------   ----------------------------------------------------------------

----------------------------------------------------------------   ----------------------------------------------------------------
   Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 16 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                        MORTGAGE LOAN DETAIL

------------------------------------------------------------------------------------------------------------------------------------
                                                                          Anticipated              Neg.    Beginning    Ending
 Loan           Property                  Interest   Principal   Gross     Repayment    Maturity   Amort   Scheduled   Scheduled
Number   ODCR   Type(1)    City   State   Payment     Payment    Coupon      Date         Date     (Y/N)    Balance     Balance
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------
         Paid   Appraisal   Appraisal    Res.    Mod.
 Loan    Thru   Reduction   Reduction   Strat.   Code
Number   Date     Date       Amount      (2)     (3)
-------------------------------------------------------

-------------------------------------------------------
Totals
-------------------------------------------------------

          (1) Property Type Code                                          (2) Resolution Strategy Code
          ----------------------                                          ----------------------------

MF - Multi-Family         OF - Office               1 - Modification     6 - DPO                     10 - Deed in Lieu Of
RT - Retail               MU - Mixed Use            2 - Foreclosure      7 - REO                           Foreclosure
HC - Health Care          LO - Lodging              3 - Bankruptcy       8 - Resolved                11 - Full Payoff
IN - Industrial           SS - Self Storage         4 - Extension        9 - Pending Return          12 - Reps and Warranties
WH - Warehouse            OT - Other                5 - Note Sale             to Master Servicer     13 - Other or TBD
MH - Mobile Home Park

   (3) Modification Code
   ---------------------

1 - Maturity Date Extension
2 - Amortization Change
3 - Principal Write-Off
4 - Combination

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 17 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                             NOI DETAIL

-----------------------------------------------------------------------------------------------------
                                           Ending        Most       Most    Most Recent   Most Recent
 Loan           Property                  Scheduled     Recent     Recent    NOI Start      NOI End
Number   ODCR     Type     City   State    Balance    Fiscal NOI    NOI        Date          Date
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
Total
-----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 18 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                     PRINCIPAL PREPAYMENT DETAIL

------------------------------------------------------------------------------------------------------------------------------------
                                                  Principal Prepayment Amount                    Prepayment Penalties
                           Offering Document   -------------------------------------------------------------------------------------
Loan Number   Loan Group   Cross-Reference     Payoff Amount   Curtailment Amount   Prepayment Premium   Yield Maintenance Premium
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 19 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                 HISTORICAL DETAIL

-------------------------------------------------------------------------------------------------------------------
                                                   Delinquencies
-------------------------------------------------------------------------------------------------------------------
Distribution     30-59 Days       60-89 Days     90 Days or More    Foreclosure          REO         Modifications
    Date       #      Balance   #      Balance   #       Balance   #      Balance   #      Balance   #      Balance
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------
                         Prepayments               Rate and Maturities
-------------------------------------------------------------------------
Distribution    Curtailments        Payoff       Next Weighted Avg.   WAM
    Date       #      Balance   #      Balance   Coupon       Remit

-------------------------------------------------------------------------

Note: Foreclosure and REO Totals are excluded from the delinquencies.

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 20 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                DELINQUENCY LOAN DETAIL

------------------------------------------------------------------------------------------------------------------------
                 Offering        # of                    Current    Outstanding   Status of   Resolution
                 Document       Months    Paid Through    P & I        P & I      mortgage     Strategy      Servicing
Loan Number   Cross-Reference   Delinq.       Date       Advances   Advances **   Loan(1)      Code(2)     Transfer Date
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------
                             Actual     Outstanding
              Foreclosure   Principal    Servicing    Bankruptcy   REO
Loan Number      Date        Balance     Advances        Date      Date
-----------------------------------------------------------------------

-----------------------------------------------------------------------
Totals
-----------------------------------------------------------------------

                 (1) Status of Mortgage Loan                                        (2) Resolution Strategy Code
                 ---------------------------                                        ----------------------------

A - Payments Not Received       2 - Two Months Delinquent       1 - Modification   6 - DPO                  10 - Deed In Lieu Of
    But Still in Grace Period   3 - Three or More Months        2 - Foreclosure    7 - REO                       Forclosure
    Late Payment But Less           Delinquent                  3 - Bankruptcy     8 - Resolved             11 - Full Payoff
B - Than 1 Month Delinquent     4 - Assumed Scheduled Payment   4 - Extension      9 - Pending Return       12 - Reps and Warranties
0 - Current                         (Performing Matured Loan)   5 - Note Sale          to Master Servicer   13 - Other or TBD
1 - One Month Delinquent        7 - Foreclosure
                                9 - REO

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 21 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                               SPECIALLY SERVICED LOAN DETAIL - PART 1

--------------------------------------------------------------------------------------------------------------------------------
                            Offering      Servicing   Resolution                                                          Net
Distribution    Loan        Document      Transfer     Strategy    Scheduled   Property           Interest   Actual    Operating
    Date       Number   Cross-Reference     Date       Code (1)     Balance    Type (2)   State     Rate     Balance    Income
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
                                                Remaining
Distribution   NOI           Note   Maturity   Amortization
    Date       Date   DSCR   Date     Date         Term
-----------------------------------------------------------

-----------------------------------------------------------

                     (1) Resolution Strategy Code                                       (2) Property Type Code
                     ----------------------------                                       ----------------------

1 - Modification    6 - DPO                   10 - Deed In Lieu Of            MF - Multi-Family        OF - Office
2 - Foreclosure     7 - REO                        Foreclosure                RT - Retail              MU - Mixed use
3 - Bankruptcy      8 - Resolved              11 - Full Payoff                HC - Health Care         LO - Lodging
4 - Extension       9 - Pending Return        12 - Reps and Warranties        IN - Industrial          SS - Self Storage
5 - Note Sale           to Master Servicer    13 - Other or TBD               WH - Warehouse           OT - Other
                                                                              MH - Mobile Home Park

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 22 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                               SPECIALLY SERVICED LOAN DETAIL - PART 2

------------------------------------------------------------------------------------------------------------------------------------
                           Offering       Resolution      Site
Distribution    Loan       Document        Strategy    Inspection                 Appraisal  Appraisal     Other REO
    Date       Number   Cross-Reference    Code(1)        Date      Phase 1 Date    Date       Value    Property Revenue    Comment
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                          (1) Resolution Strategy Code
                                                          ----------------------------

                              1 - Modification        6 - DPO                     10 - Deed In Lieu Of Foreclosure
                              2 - Foreclosure         7 - REO                     11 - Full Payoff
                              3 - Bankruptcy          8 - Resolved                12 - Reps and Warranties
                              4 - Extension           9 - Pending Return          13 - Other or TBD
                              5 - Note Sale               to Master Servicer

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 23 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                        MODIFIED LOAN DETAIL

------------------------------------------------------------------------------------------------------------------------------------
             Offering
 Loan        Document      Pre-Modification  Post-Modification  Pre-Modification  Post-Modification  Modification  Modification
Number    Cross-Reference      Balance            Balance        Interest Rate      Interest Rate        Date      Description
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 24 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                           ADVANCE SUMMARY

                   ---------------------------------------------------------------------------------------------------
                                                                                               Current Period Interest
                                  Current P&I     Outstanding P&I    Outstanding Servicing      on P&I and Servicing
                   Loan Group      Advances          Advances              Advances                 Advances Paid
                   ---------------------------------------------------------------------------------------------------

                       1                0.00                0.00                     0.00                       0.00
                       2                0.00                0.00                     0.00                       0.00
                   ---------------------------------------------------------------------------------------------------
                     Totals             0.00                0.00                     0.00                       0.00
                   ---------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 25 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                 HISTORICAL LIQUIDATED LOAN DETAIL

------------------------------------------------------------------------------------------------------------------------------------
                                                                    Gross
                                                                    Sales
                                         Fees,          Most       Proceeds        Net             Net
                         Beginning     Advances,       Recent         or        Proceeds        Proceeds          Realized
 Distribution            Scheduled        and         Appraised     Other      Received on    Available for       Loss to
     Date       ODCR      Balance      Expenses *   Value or BPO   Proceeds    Liquidation    Distribution         Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Current Total
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Cumulative Total
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------
                                                       Loss
                        Current                      to Loan
    Date of Current      Period       Cumulative       With
     Period Adj.       Adjustment     Adjustment     Cum Adj.
       to Trust         to Trust       to Trust      to Trust
-----------------------------------------------------------------

-----------------------------------------------------------------
Current Total
-----------------------------------------------------------------

-----------------------------------------------------------------
Cumulative Total
-----------------------------------------------------------------

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 26 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                            HISTORICAL BOND/COLLATERAL LOSS RECONCILIATION DETAIL

--------------------------------------------------------------------------------------------------------------
                                                                        Prior
                                         Beginning     Aggregate       Realized      Amounts
                                          Balance      Realized      Loss Applied    Covered      Interest
  Distribution    Offering Document         at          Loss on           to        by Credit   (Shortages)/
      Date         Cross-Reference      Liquidation      Loans       Certificates    Support      Excesses
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
                                                                        (Recoveries)/
                                      Realized Loss     Recoveries         Losses
   Modification       Additional       Applied to       of Realized      Applied to
    /Appraisal       (Recoveries)     Certificates      Losses Paid      Certificate
  Reduction Adj.      /Expenses          to Date          as Cash         Interest
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Totals
----------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 27 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                          INTEREST SHORTFALL RECONCILIATION DETAIL - PART 1

------------------------------------------------------------------------------------------------------------------------------------
   Offering        Stated Principal    Current Ending           Special Servicing Fees
   Document           Balance at         Scheduled        -----------------------------------
Cross-Reference      Contribution         Balance         Monthly      Liquidation   Work Out      ASER     (PPIS) Excess
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------
    Non-Recoverable                    Modified Interest     Additional
      (Scheduled       Interest on      Rate (Reduction)     Trust Fund
       Interest)        Advances            /Excess            Expense
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Totals
-------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 28 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                         INTEREST SHORTFALL RECONCILIATION DETAIL - PART 2

------------------------------------------------------------------------------------------------------------------------------------
                                                   Reimb of Advances to the Servicer
   Offering      Stated Principal  Current Ending  ---------------------------------
   Document         Balance at       Scheduled                    Left to Reimburse   Other (Shortfalls)/
Cross-Reference    Contribution       Balance      Current Month   Master Servicer          Refunds                Comments
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------
Interest Shortfall Reconciliation Detail Part 2 Total                  0.00
------------------------------------------------------------------------------------------------------------------------------------
Interest Shortfall Reconciliation Detail Part 1 Total                  0.00
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Shortfall Allocated to Trust                            0.00
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 29 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES         ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                       DEFEASED LOAN DETAIL

                   ---------------------------------------------------------------------------------------------
                                Offering Document  Ending Scheduled
                   Loan Number   Cross-Reference       Balance       Maturity Date  Note Rate  Defeasance Status
                   ---------------------------------------------------------------------------------------------

                   ---------------------------------------------------------------------------------------------
                     Totals
                   ---------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 30 of 31

                                                                                       ---------------------------------------------
                                                                                         For Additional Information please contact
                                                                                                  CTSLink Customer Service
         [LOGO]                 BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.                       (301) 815-6600
                                                                                          Reports Available @ www.ctslink.com/cmbs
WELLS FARGO BANK, N.A.          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES          ---------------------------------------------
CORPORATE TRUST SERVICES                                                                 PAYMENT DATE:                  10/11/2006
9062 OLD ANNAPOLIS ROAD                        SERIES 2006-PWR13                         RECORD DATE:                   09/29/2006
COLUMBIA, MD 21045-1951                                                                  DETERMINATION DATE:            10/03/2006
------------------------------------------------------------------------------------------------------------------------------------

                                                       SUPPLEMENTAL REPORTING

    ----------------------------------------------------------------------------------------------------------------------------

    ----------------------------------------------------------------------------------------------------------------------------

    ----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       Copyright, Wells Fargo Bank, N.A.                                                                     Page 31 of 31

                                   EXHIBIT D-2

            MINIMUM INFORMATION FOR CERTIFICATE ADMINISTRATOR REPORT

          (1) the date of such Distribution Date, and of the Record Date,
Interest Accrual Period, and Determination Date for such Distribution Date;

          (2) the aggregate Certificate Principal Balance or Notional Amount of
each Class of Certificates before and after giving effect to the distribution made on such Distribution Date;

          (3) the amount of the distribution on such Distribution Date to the
Holders of each Class of Principal Balance Certificates in reduction of the
Class Principal Balance thereof;

          (4) the amount of the distribution on such Distribution Date to the
Holders of each Class of REMIC III Certificates allocable to Distributable
Certificate Interest;

          (5) the aggregate amount of P&I Advances made in respect of the
Mortgage Pool for such Distribution Date pursuant to Section 4.03(a);

          (6) the aggregate amount and general purpose of Servicing Advances that have been made by the Master Servicers, the Special Servicers and the
Trustee with respect to the Mortgage Loans;

          (7) (A) the aggregate amount of servicing compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) paid to each Master Servicer, each Primary Servicer and each
Special Servicer during the related Collection Period, (B) the aggregate amount of compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) to the Trustee and the Certificate
Administrator and (C) the aggregate amount of servicing compensation in respect of each Non-Trust-Serviced Pooled Mortgage Loan (separately identifying the amount of each category of compensation) paid to the parties under the related
Non-Trust Servicing Agreement during the collection period thereunder that is most recently ended;

          (8) the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after such Distribution Date;

          (9) the number, aggregate unpaid principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Pooled
Mortgage Loans (but not any successor REO Mortgage Loans to Pooled Mortgage
Loans) as of the close of business on the related Determination Date (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, as of the end of the most recently ended collection period thereunder);

          (10) the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date (or, in the case of a
Non-Trust-Serviced Pooled Mortgage Loan, as of the end of the most recently ended collection period thereunder) and aggregate Stated

                                      D-2-1

Principal Balance (immediately after such Distribution Date) of Pooled Mortgage
Loans (A) delinquent 30 to 59 days, (B) delinquent 60 to 89 days, (C) delinquent
90 or more days, and (D) not delinquent but constituting Specially Serviced
Mortgage Loans or in foreclosure but not constituting a n REO Mortgage Loan;

          (11) with respect to any REO Property that was included (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date (or, in the case of a Non-Trust-Serviced Pooled
Mortgage Loan, as of the end of the most recently ended collection period thereunder), the loan number of the related Pooled Mortgage Loan, the book value of such REO Property and the amount of REO Revenues and other amounts, if any,
Received by the Trust with respect to such REO Property during the related
Collection Period (separately identifying the portion thereof allocable to distributions on the Certificates) and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

          (12) the total payments and other collections Received by the Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses) and the Available Distribution Amount for such
Distribution Date;

          (13) the amount of the distribution on such Distribution Date to the
Holders of each Class of REMIC III Certificates allocable to Prepayment Premiums and/or Yield Maintenance Charges;

          (14) the Distributable Certificate Interest and Accrued Certificate
Interest in respect of each Class of REMIC III Certificates for such
Distribution Date or the related Interest Accrual Period, as applicable;

          (15) the Pass-Through Rate for each Class of REMIC III Certificates for the Interest Accrual Period related to such Distribution Date;

          (16) the Principal Distribution Amount and the Unadjusted Principal
Distribution Amount for such Distribution Date, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal Received by the Trust during the related Collection Period, the loan number for the related Pooled Mortgage Loan and the amount of such prepayment or other collection of principal);

          (17) the Class Principal Balance of each Class of Principal Balance
Certificates and the Class Notional Amount of each Class of Interest-Only
Certificates, outstanding immediately before and immediately after such
Distribution Date, separately identifying any reduction therein pursuant to
Section 4.04 on such Distribution Date;

          (18) (A) the loan number for each Required Appraisal Loan (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, with a similar status under the related Non-Trust Servicing Agreement) and any related Appraisal Reduction
Amount (including an itemized calculation thereof) as of the related
Determination Date and (B) the aggregate Appraisal Reduction Amount for all
Required Appraisal Loans (or, in the case of a Non-Trust-Serviced

                                      D-2-2

Pooled Mortgage Loan, with a similar status under the related Non-Trust
Servicing Agreement) as of the related Determination Date (or, in the case of a
Non-Trust-Serviced Pooled Mortgage Loan, as of the end of the most recently ended collection period thereunder);

          (19) on a cumulative basis from the Cut-off Date, the number, aggregate Stated Principal Balance immediately after such Distribution Date (in the case of subclauses (A), (B) and (E)), aggregate Cut-off Date Balance (in the case of subclauses (C) and (D)), weighted average extension period (except in the case of subclause (B) and which shall be zero in the case of subclause (C)), and weighted average anticipated extension period (in the case of subclause (B))
of Pooled Mortgage Loans (A) as to which the maturity dates have been extended,
(B) as to which the maturity dates are in the process of being extended, (C)
that have paid off and were never extended, (D) as to which the maturity dates had previously been extended and have paid off and (E) as to which the maturity dates had been previously extended and are in the process of being further extended;

          (20) any unpaid Distributable Certificate Interest in respect of each
Class of REMIC III Certificates after giving effect to the distributions made on such Distribution Date, and if the full amount of the Principal Distribution
Amount was not distributed on such Distribution Date, the portion of the shortfall affecting each Class of Principal Balance Certificates;

          (21) the amount of the distribution on such Distribution Date to the
Holders of each Class of Principal Balance Certificates in reimbursement of any
Realized Loss or Additional Trust Fund Expense previously allocated thereto;

          (22) the aggregate unpaid principal balance of the Mortgage Pool outstanding as of the close of business on the related Determination Date (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, as of the end of the
most recently ended collection period thereunder);

          (23) with respect to any Pooled Mortgage Loan as to which a
Liquidation Event occurred during the related Collection Period (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, as of the end of the most recently ended collection period thereunder), (A) the loan number thereof, (B) the nature of the Liquidation Event and, in the case of a Final Recovery Determination, a brief description of the basis for such Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (D) the aggregate amount of any Realized Loss and Additional Trust Fund Expenses in connection with such
Liquidation Event;

          (24) with respect to any REO Property as to which a Final Recovery
Determination was made during the related Collection Period (or, in the case of a Non-Trust-Serviced Pooled Mortgage Loan, as of the end of the most recently ended collection period thereunder), (A) the loan number of the related Pooled
Mortgage Loan, (B) a brief description of the basis for the Final Recovery
Determination, (C) the aggregate of all Liquidation Proceeds and other amounts
Received by the Trust with respect to such REO Property during the related
Collection Period (separately identifying the portion thereof allocable to distributions on the

                                      D-2-3

Certificates), (D) the aggregate amount of any Realized Loss and Additional
Trust Fund Expenses in respect of the related REO Pooled Mortgage Loan in connection with such Final Recovery Determination and (E), if available, the
Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

          (25) (A) the aggregate amount of unreimbursed P&I Advances that had been outstanding with respect to the Mortgage Pool at the close of business on the related Determination Date and the aggregate amount of any interest accrued and payable to a Master Servicer or the Trustee in respect of any such unreimbursed P&I Advances in accordance with Section 4.03 as of the close of business on such related Determination Date and (B) the aggregate amount of unreimbursed Servicing Advances (and/or comparable advances made in respect of a
Non-Trust-Serviced Pooled Mortgage Loan under a Non-Trust Servicing Agreement)
that had been outstanding with respect to the Mortgage Pool as of the close of business on the related Determination Date (or, in the case of a
Non-Trust-Serviced Pooled Mortgage Loan, as of the end of the most recently ended collection period thereunder) and the aggregate amount of interest accrued and payable to the Master Servicers, the Special Servicers or the Trustee (or,
if applicable, to a comparable party under the Non-Trust Servicing Agreement) in respect of such unreimbursed Servicing Advances in accordance with Section
3.11(g) (or, if applicable, any such comparable advance(s) in accordance with the related Non-Trust Servicing Agreement) as of the close of business on such related Determination Date (or, in the case of a Non-Trust-Serviced Pooled
Mortgage Loan, as of the end of the most recently ended collection period thereunder);

          (26) the aggregate amount of any interest on Advances in respect of the Mortgage Pool paid to the Master Servicers and the Trustee or any other party hereto during the related Collection Period in accordance with Section
3.11(g) and/or Section 4.03(d) (and the aggregate amount of interest on servicing advances in respect of Non-Trust-Serviced Pooled Mortgage Loan under a
Non-Trust Servicing Agreement as of the most recently ended collection period thereunder);

          (27) a loan-by-loan listing of any Pooled Mortgage Loan that was defeased during the related Collection Period;

          (28) the amount of Excess Liquidation Proceeds held in the Excess
Liquidation Proceeds Account as of the end of the related Collection Period;

          (29) the amount of the distribution made to the Holder of the Class R
Certificates on such Distribution Date;

          (30) with respect to any Pooled Mortgage Loan that was the subject of any material modification, extension or waiver during the related Collection
Period, (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

          (31) with respect to any Pooled Mortgage Loan as to which an uncured and unresolved Material Breach or Material Document Defect is alleged to exist,
(A) the loan number thereof, (B) the unpaid principal balance thereof, (C) a brief description of such alleged

                                      D-2-4

Material Breach or Material Document Defect, as the case may be, and (D) the status of such alleged Material Breach or Material Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the related Pooled Mortgage Loan Seller;

          (32) with respect to any Pooled Mortgage Loan as to which the related
Mortgaged Property became an REO Property during the related Collection Period
(or, in the case of an REO Acquisition of a Non-Trust-Serviced Pooled Mortgage
Loan pursuant to the related Non-Trust Servicing Agreement, during the most recently ended collection period thereunder), the loan number of such Pooled
Mortgage Loan and the Stated Principal Balance of such Pooled Mortgage Loan as of the related Acquisition Date;

          (33) the aggregate of (A) all Realized Losses incurred during the related Collection Period and, as of the related Determination Date, from the
Closing Date and (B) all Additional Trust Fund Expenses (with a description thereof) incurred during the related Collection Period and, as of the related
Determination Date, from the Closing Date;

          (34) the aggregate of all Realized Losses and Additional Trust Fund
Expenses that remain unallocated immediately following such Distribution Date;
and

          (35) the Certificate Factor for each Class of REMIC III Certificates immediately following such Distribution Date.

          In the case of information provided to the Trustee as a basis for information to be furnished pursuant to clauses (5), (6), (7) through (11),
(18), (22), (23) through (27), and (30) through (34) above, insofar as the underlying information is solely within the control of the Depositor, the
Special Servicers or the Master Servicers, the Certificate Administrator may,
absent manifest error, conclusively rely on the reports to be provided by the
Depositor, the Special Servicers or the Master Servicers, as the case may be.

                                      D-2-5

                                   EXHIBIT E-1

                                   [RESERVED]

                                       E-1

                                   EXHIBIT E-2

                                   [RESERVED]

                                       E-2

                                   EXHIBIT E-3

                                   [RESERVED]

                                       E-3

                                   EXHIBIT E-4

                                   [RESERVED]

                                       E-4

                                   EXHIBIT E-5

                                   [RESERVED]

                                       E-5

                                   EXHIBIT E-6

                                   [RESERVED]

                                       E-6

                                   EXHIBIT F-1

                         FORM OF TRANSFEROR CERTIFICATE
                  FOR TRANSFERS OF NON-REGISTERED CERTIFICATES
                              HELD IN PHYSICAL FORM

                                     [Date]

Wells Fargo Bank, N.A.
Wells Fargo Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113

Attention: Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13

[OR OTHER CERTIFICATE REGISTRAR]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13, Class
               ______ Certificates [having an initial aggregate Certificate
               [Principal Balance] [Notional Amount] as of September 27, 2006
               (the "Closing Date") of $__________] [evidencing a ____%
               Percentage Interest in the related Class] (the "Transferred
               Certificates")

Dear Sirs:

          This letter is delivered to you in connection with the transfer by
______________ (the "Transferor") to _________________ (the "Transferee") of the
captioned Certificates (the "Transferred Certificates") pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"),
dated as of September 1, 2006 among Bear Stearns Commercial Mortgage Securities
Inc., as Depositor, Prudential Asset Resources, Inc., as a Master Servicer,
Wells Fargo Bank, National Association, as a Master Servicer, as Certificate
Administrator and as Tax Administrator, LNR Partners, Inc., as General Special
Servicer, and LaSalle Bank National Association, as Trustee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

          1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

          2. Neither the Transferor nor anyone acting on its behalf has (a)
offered, transferred, pledged, sold or otherwise disposed of any Transferred
Certificate, any interest in a

                                       F-1

Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred
Certificate or any other similar security from any person in any manner, (c)
otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any
Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e)
taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act of 1933, as amended (the "Securities Act"), or would render the disposition of the
Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the
Transferred Certificates pursuant to the Securities Act or any state securities laws.

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferor)

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                       F-2

                                  EXHIBIT F-2A

                FORM I OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF
                NON-REGISTERED CERTIFICATES HELD IN PHYSICAL FORM

                                     [Date]

Wells Fargo Bank, N.A.
Wells Fargo Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113

Attention: Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13
[OR OTHER CERTIFICATE REGISTRAR]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13, Class
               ______ Certificates [having an initial aggregate Certificate
               [Principal Balance] [Notional Amount] as of September 27, 2006
               (the "Closing Date") of $__________] [evidencing a ____%
               Percentage Interest in the related Class] (the "Transferred
               Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee")
[through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The
Depository Trust Company ("DTC") and the Depository Participants)] in the
Transferred Certificates. The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among Bear
Stearns Commercial Mortgage Securities Inc., as Depositor, Prudential Asset
Resources, Inc., as a Master Servicer, Wells Fargo Bank, National Association,
as a Master Servicer, as Certificate Administrator and as Tax Administrator, LNR
Partners, Inc., as General Special Servicer, and LaSalle Bank National
Association, as Trustee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and
Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the
Depositor that:

          1. The Transferee is a "qualified institutional buyer" (a "Qualified
Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and
Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificates for its own account or for the account of another Qualified Institutional

                                     F-2A-1

Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified
Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (b)
pursuant to another exemption from registration under the Securities Act.

          2. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) the nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, and (e) all related matters, that it has requested.

          3. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee
Acknowledgment below.

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferee)

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                             Nominee Acknowledgment

          The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                        ----------------------------------------
                                        (Nominee)

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                     F-2A-2

                                                         ANNEX 1 TO EXHIBIT F-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

          The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and [name of Certificate Registrar], as Certificate
Registrar, with respect to the mortgage pass-through certificates being transferred (the "Transferred Certificates") as described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

          2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A")
because (i) the Transferee [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $______________________(1) in securities
(other than the excluded securities referred to below) as of the end of the
Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

     ___  Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in
          Section 501(c)(3) of the Internal Revenue Code of 1986.

     ___  Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

     ___  Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar

----------
(1)  Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                     F-2A-3

          institution, which is supervised and examined by a state or federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b)
          has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

     ___  Broker-dealer. The Transferee is a dealer registered pursuant to
          Section 15 of the Securities Exchange Act of 1934, as amended.

     ___  Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

     ___  State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

     ___  ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of
          1974.

     ___  Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

     ___  QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

     ___  Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection
          (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.) _______________________________________________________
          ______________________________________________________________________
          ______________________________________________________________________
          ______________________________________________________________________

          3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii)
securities that are part of an unsold allotment to or subscription by such
Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

                                     F-2A-4

          4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

          5. The Transferee is familiar with Rule 144A and understands that the
Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

     ___   ___   Will the Transferee be purchasing the Transferred
     Yes    No   Certificates only for the Transferee's own account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer"
status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein.
Until such notice is given, the Transferee's purchase of the Transferred
Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

          8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                        ________________________________________
                                                  Print Name of Transferee

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                     F-2A-5

                                                         ANNEX 2 TO EXHIBIT F-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]

          The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and [name of Certificate Registrar], as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if the
Transferee is a "qualified institutional buyer" as that term is defined in Rule
144A under the Securities Act of 1933, as amended ("Rule 144A") because the
Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

          2. The Transferee is a "qualified institutional buyer" as defined in
Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the
cost of such securities was used, unless the Transferee or any member of the
Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

____ The Transferee owned and/or invested on a discretionary basis
     $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

          3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

                                     F-2A-6

          4. The term "securities" as used herein does not include (i)
securities of issuers that are affiliated with the Transferee or are part of the
Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the
Transferee, or owned by the Transferee's Family of Investment Companies, the
securities referred to in this paragraph were excluded.

          5. The Transferee is familiar with Rule 144A and understands that the
Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

     ___   ___   Will the Transferee be purchasing the Transferred
     Yes    No   Certificates only for the Transferee's own account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer"
status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

          8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                        Print Name of Transferee or Adviser

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        IF AN ADVISER:

                                        Print Name of Transferee

                                        Date:
                                              ----------------------------------

                                     F-2A-7

                                  EXHIBIT F-2B

               FORM II OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF
                NON-REGISTERED CERTIFICATES HELD IN PHYSICAL FORM

                                     [Date]

Wells Fargo Bank, N.A.
Wells Fargo Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113

Attention: Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13
[OR OTHER CERTIFICATE REGISTRAR]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13, Class
               ______ Certificates [having an initial aggregate Certificate
               [Principal Balance] [Notional Amount] as of September 27, 2006
               (the "Closing Date") of $__________] [evidencing a ____%
               Percentage Interest in the related Class] (the "Transferred
               Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee")
[through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The
Depository Trust Company ("DTC") and the Depository Participants)] in the
Transferred Certificates. The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among Bear
Stearns Commercial Mortgage Securities Inc., as Depositor, Prudential Asset
Resources, Inc., as a Master Servicer, Wells Fargo Bank, National Association,
as a Master Servicer, as Certificate Administrator and as Tax Administrator, LNR
Partners, Inc., as General Special Servicer, and LaSalle Bank National
Association, as Trustee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and
Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the
Depositor that:

          1. Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities
Act"), or any applicable state securities laws.

                                     F-2B-1

          2. Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates, and (c) neither the
Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the
Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in a transaction which is exempt from such registration and qualification and the Certificate Registrar has received (A) a certificate from the prospective transferor substantially in the form attached as Exhibit F-1 to the Pooling and Servicing Agreement and a
certificate from the prospective transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Pooling and Servicing
Agreement; or (B) an Opinion of Counsel satisfactory to the Certificate
Administrator to the effect that, among other things, the transfer may be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such Opinion of Counsel is based.

          3. The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates, any security issued in exchange therefor or in lieu thereof or any interest in the foregoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that the Transferred Certificates will bear legends substantially to the following effect:

     THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES
     ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES OR BLUE
     SKY LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES, ITS
     TERRITORIES AND POSSESSIONS. ANY RESALE, PLEDGE, TRANSFER OR OTHER
     DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH
     REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES
     NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE
     WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT
     REFERRED TO HEREIN.

     IF OFFERS AND SALES OF THIS CERTIFICATE ARE MADE IN ANY JURISDICTION
     OUTSIDE OF THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, SUCH OFFERS
     AND SALES MUST COMPLY WITH ALL APPLICABLE LAWS OF SUCH JURISDICTION.

     NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A) TO
     ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS
     SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED
     ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED
     (THE "CODE"), OR (B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING
     THIS CERTIFICATE

                                     F-2B-2

     OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF,
     OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN
     OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF
     THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

          4. Neither the Transferee nor anyone acting on its behalf has (a)
offered, transferred, pledged, sold or otherwise disposed of any Transferred
Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any
Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e)
taken any other action, that (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the
Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized nor will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Transferred Certificates, any interest in the Transferred Certificates or any other similar security.

          5. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) nature, performance and servicing of the Mortgage Loans, (d) the Pooling and
Servicing Agreement and the Trust Fund created pursuant thereto and (e) all related matters, that it has requested.

          6. The Transferee is an "accredited investor" within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) under the Securities Act or an entity in which all the equity owners come within such paragraphs. The
Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the
Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

                                     F-2B-3

          7. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee
Acknowledgment below.

                                        Very truly yours,

                                        ________________________________________
                                        (Transferee)

                                        By:
                                            ------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                               ---------------------------------

                             Nominee Acknowledgment

          The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                        ________________________________________
                                        (Nominee)

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                     F-2B-4

                                  EXHIBIT F-2C

                   FORM OF TRANSFEREE CERTIFICATE FOR CERTAIN
             TRANSFERS OF INTERESTS IN RULE 144A GLOBAL CERTIFICATES

                                     [Date]

[TRANSFEROR]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13, Class __
               Certificates having an initial aggregate Certificate [Principal
               Balance] [Notional Amount] as of September 27, 2006 (the "Closing
               Date") of $[__________] (the "Transferred Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the Transfer by
_________________ (the "Transferor") to _________________ (the "Transferee")
through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The
Depository Trust Corporation ("DTC") and the Depository Participants) in the
Transferred Certificates. The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among Bear
Stearns Commercial Mortgage Securities Inc., as depositor (the "Depositor"),
Prudential Asset Resources, Inc., as a master servicer, Wells Fargo Bank
National Association, as a master servicer, as certificate administrator and as tax administrator, LNR Partners, Inc., as general special servicer, and LaSalle
Bank National Association, as trustee (the "Trustee"). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the
Depositor, the Trustee and the Certificate Registrar that:

          1. The Transferee is a "qualified institutional buyer" (a "Qualified
     Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A")
     under the Securities Act of 1933, as amended (the "Securities Act") and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferor's interest in the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is acquiring such interest in the
     Transferred Certificates for its own account or for the account of a
     Qualified Institutional Buyer.

          2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b)
     none of the Depositor, the Trustee, Certificate

                                     F-2C-1

     Administrator or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates, and (c) neither the Transferred
     Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Transferor desiring to effect such transfer has received either (A) a certificate from the prospective transferee substantially in the form attached either as Exhibit
     F-2C to the Pooling and Servicing Agreement or (B) an opinion of counsel to the effect that the transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act.

          3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate, any security issued in exchange therefor or in lieu thereof or any interest in the foregoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing
     Agreement, which provisions it has carefully reviewed, and that each
     Transferred Certificate will bear the following legends:

          THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE
          SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN
          THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS. ANY RESALE,
          PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
          INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE
          ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
          QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF
          SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO
          HEREIN.

          IF OFFERS AND SALES OF THIS CERTIFICATE ARE MADE IN ANY JURISDICTION
          OUTSIDE OF THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, SUCH
          OFFERS AND SALES MUST COMPLY WITH ALL APPLICABLE LAWS OF SUCH
          JURISDICTION.

          NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A)
          TO ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT
          THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF
          1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE
          CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) TO ANY PERSON WHO IS
          DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST
          HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
          ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
          ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02
          OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                                     F-2C-2

          4. The Transferee has been furnished with all information regarding
     (a) the Depositor, (b) the Transferred Certificates and any distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans,
     (d) the Pooling and Servicing Agreement, and (e) all related matters, that it has requested.

                                        Very truly yours,

                                        ________________________________________
                                        (Transferee)

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                     F-2C-3

                                                         ANNEX 1 TO EXHIBIT F-2C

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and for the benefit of Bear Stearns Commercial Mortgage
Securities Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the "Transferee").

          2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A")
because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $______________________(1) in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

     ___  Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in
          Section 501(c)(3) of the Internal Revenue Code of 1986.

     ___  Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale for a foreign bank or equivalent institution.

     ___  Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority

----------
(1)  Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                     F-2C-4

          having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred
          Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

     ___  Broker-dealer. The Transferee is a dealer registered pursuant to
          Section 15 of the Securities Exchange Act of 1934, as amended.

     ___  Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

     ___  State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

     ___  ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of
          1974.

     ___  Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

     ___  QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

     ___  Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection
          (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

          3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee did not include (i) securities of issuers that are affiliated with such Person,
(ii) securities that are part of an unsold allotment to or subscription by such
Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

          4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any such Person, the
Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market.

                                     F-2C-5

Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction.
However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

          5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred
Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

          ____   ____    Will the Transferee be acquiring interests in the
           Yes    No     Transferred Certificates only for the Transferee's own
                         account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein.
Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

          8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the
Transferred Certificates were issued.

                                        (Transferee)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                            Date:

                                     F-2C-6

                                                         ANNEX 2 TO EXHIBIT F-2C

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and for the benefit of Bear Stearns Commercial Mortgage
Securities Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the "Transferee")
or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A")
because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

          2. The Transferee is a "qualified institutional buyer" as defined in
Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the
Transferee alone owned and/or invested on a discretionary basis, or the
Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of
Investment Companies, the cost of such securities was used, unless the
Transferee or any member of the Transferee's Family of Investment Companies, as
the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

____      The Transferee owned and/or invested on a discretionary basis
          $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule
          144A).

____      The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the
          Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

          3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

          4. The term "securities" as used herein does not include (i)
securities of issuers that are affiliated with the Transferee or are part of the
Transferee's Family of Investment

                                     F-2C-7

Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

          5. The Transferee is familiar with Rule 144A and understands that the
Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more
Transfers to the Transferee will be in reliance on Rule 144A.

          ____   ____    Will the Transferee be acquiring interests in the
          Yes    No      Transferred Certificates only for the Transferee's own
                         account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's acquisition of any interest in the Transferred
Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

          8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the
Transferred Certificates were issued.

                                        (Transferee or Adviser)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        IF AN ADVISER:

                                        Print Name of Transferee

                                        Date:

                                     F-2C-8

                                  EXHIBIT F-2D

                   FORM OF TRANSFEREE CERTIFICATE FOR CERTAIN
           TRANSFERS OF INTERESTS IN REGULATION S GLOBAL CERTIFICATES

                                     [Date]

[TRANSFEROR]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13, Class __
               Certificates having an initial aggregate Certificate [Principal
               Balance] [Notional Amount] as of September 27, 2006 (the "Closing
               Date") of $[__________] (the "Transferred Certificates")

Ladies and Gentlemen:

     This letter is delivered to you in connection with the transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
captioned Certificates (the "Transferred Certificates"), pursuant to Section
5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing
Agreement"), dated as of September 1, 2006, among Bear Stearns Commercial
Mortgage Securities Inc., as depositor, Prudential Asset Resources, Inc., as a master servicer, Wells Fargo Bank, National Association, as a master servicer, as certificate administrator and as tax administrator, LNR Partners, Inc., as general special servicer, and LaSalle Bank National Association, as trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that the Transferee is not a United States
Securities Person.

     For purposes of this certification, "United States Securities Person" means
(i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii)
any estate of which any executor or administrator is a United States Securities
Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States Securities
Person, (v) any agency or branch of a foreign entity located in the United
States, unless the agency or branch operates for valid business reasons and is engaged in the business of

                                     F-2D-1

insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust)
held by a dealer or other fiduciary for the benefit or account of a United
States Securities Person, (vii) any discretionary account or similar account
(other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities Person by a dealer or other professional fiduciary organized, incorporated or (if an individual) resident in the United States, or (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the United States
Securities Act of 1933, as amended (the "Securities Act"), unless it is organized or incorporated, and owned, by "accredited investors" (as defined in
Rule 501(a)) under the Securities Act, who are not natural persons, estates or trusts; provided, however, that the International Monetary Fund, the
International Bank for Reconstruction and Development, the Inter-American
Development Bank, the Asian Development Bank, the African Development Bank, the
United Nations and their agencies, affiliates and pension plans, any other similar international organizations, their agencies, affiliates and pension plans shall not constitute United States Securities Persons.

     We understand that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated: __________, _____

                                        By:
                                            ------------------------------------
                                            As, or agent for, the beneficial
                                            owner(s) of the Certificates to
                                            which this  certificate relates.

                                     F-2D-2

                                  EXHIBIT F-3A

                         FORM OF TRANSFEROR CERTIFICATE
                 FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

                                     [Date]

Bear Stearns Commercial Mortgage Securities Inc.
383 Madison Avenue
New York, New York 10179

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13 (the
               "Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
the Excess Servicing Fee Right established under the Pooling and Servicing
Agreement, dated as of September 1, 2006 (the "Pooling and Servicing
Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as depositor (the "Depositor"), Prudential Asset Resources, Inc. as a master servicer, Wells Fargo Bank, National Association, as a master servicer, as certificate administrator and as tax administrator, LNR Partners, Inc., as general special servicer, and LaSalle Bank National Association, as trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to you, as Depositor, that:

          1. The Transferor is the lawful owner of the right to receive the
Excess Servicing Fees with respect to the Serviced Mortgage Loans for which
_________________ is the applicable Master Servicer (the "Excess Servicing Fee
Right"), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

          2. Neither the Transferor nor anyone acting on its behalf has (a)
offered, transferred, pledged, sold or otherwise disposed of the Excess
Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee
Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess
Servicing Fee Right or any other similar security with any person in any manner,
(d) made any general solicitation with respect to the Excess Servicing Fee
Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a)
through (e) hereof) would constitute a distribution of the Excess Servicing Fee
Right under the Securities Act of 1933, as amended (the

                                     F-3A-1

"Securities Act"), or would render the disposition of the Excess Servicing Fee
Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee
Right pursuant to the Securities Act or any state securities laws.

                                        Very truly yours,

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                     F-3A-2

                                  EXHIBIT F-3B

                         FORM OF TRANSFEREE CERTIFICATE
                 FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

                                     [Date]

Bear Stearns Commercial Mortgage Securities Inc.
383 Madison Avenue
New York, New York 10179

[APPLICABLE MASTER SERVICER]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13 (the
               "Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
the Excess Servicing Fee Right established under the Pooling and Servicing
Agreement, dated as of September 1, 2006 (the "Pooling and Servicing
Agreement"), among Bear Stearns Commercial Mortgage Securities Inc., as depositor (the "Depositor"), Prudential Asset Resources, Inc., as a master servicer, Wells Fargo Bank, National Association, as a master servicer, as certificate administrator and as tax administrator, LNR Partners, Inc., as general special servicer, and LaSalle Bank National Association, as trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to you, as the Depositor and the applicable Master Servicer, that:

          1. The Transferee is acquiring the right to receive Excess Servicing
Fees with respect to the Serviced Mortgage Loans as to which __________________
is the applicable Master Servicer (the "Excess Servicing Fee Right") for its own
account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities
Act"), or any applicable state securities laws.

          2. The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the
Depositor, the Trustee, Certificate Administrator or the Certificate Registrar
is obligated so to register or qualify the Excess Servicing Fee Right, and (c)
the Excess Servicing Fee Right may not be resold or transferred unless it is (i)
registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration

                                     F-3B-1

and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit F-3A to the
Pooling and Servicing Agreement, and (B) each of the applicable Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit F-3B to the Pooling and Servicing
Agreement.

          3. The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.11 of the Pooling and Servicing
Agreement, which provisions it has carefully reviewed.

          4. Neither the Transferee nor anyone acting on its behalf has (a)
offered, pledged, sold, disposed of or otherwise transferred the Excess
Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee
Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess
Servicing Fee Right or any other similar security with any person in any manner,
(d) made any general solicitation with respect to the Excess Servicing Fee
Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section
5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing
Fee Right or any other similar security.

          5. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon,
(c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and
(e) all related matters that it has requested.

          6. The Transferee is (a) a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act or (b) an "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the
Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

                                     F-3B-2

          7. The Transferee agrees (i) to keep all information relating to the
Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee
Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder's auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x)
confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities
Act or would require registration of the Excess Servicing Fee Right or any
Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons' auditors, legal counsel and regulators.

          8. The Transferee acknowledges that the holder of the Excess Servicing
Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.11(a) of the Pooling and Servicing Agreement,
and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

                                        Very truly yours,

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                     F-3B-3

                                   EXHIBIT G-1

             FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA
              (NON-REGISTERED CERTIFICATES AND NON-INVESTMENT GRADE
                       CERTIFICATES HELD IN PHYSICAL FORM)

                                     [Date]

Wells Fargo Bank, N.A.
Wells Fargo Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113

Attention: Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13 [OR
OTHER CERTIFICATE REGISTRAR]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13, Class
               ______ Certificates [having an initial aggregate Certificate
               [Principal Balance] [Notional Amount] as of September 27, 2006
               (the "Closing Date") of $__________] [evidencing a ____%
               Percentage Interest in the related Class] (the "Transferred
               Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
the Transferred Certificates pursuant to Section 5.02 of the Pooling and
Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of
September 1, 2006 among Bear Stearns Commercial Mortgage Securities Inc., as
Depositor, Prudential Asset Resources, Inc., as a Master Servicer, Wells Fargo
Bank, National Association, as a Master Servicer, as Certificate Administrator
and as Tax Administrator, LNR Partners, Inc., as General Special Servicer, and
LaSalle Bank National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the
Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as Certificate Registrar, as follows (check the applicable paragraph):

___       1. The Transferee is neither (A) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or

                                      G-1-1

___       2. The Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, and the purchase and holding of such Certificates by such Person are exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code
     under Sections I and III of Prohibited Transaction Class Exemption 95-60.

___       3 The Transferred Certificates are Class ___ Certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on one of the individual prohibited transaction exemptions issued by the U.S.
     Department of Labor to __________________ (PTE 90-30 or 90-24), and such
     Transferred Certificates have an investment grade rating on the date of this letter, and such Plan (X) is an accredited investor as defined in Rule
     501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored
     (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
     Depositor, any Mortgage Loan Seller, either Master Servicer, any Special
     Servicer, any Sub-Servicer, any Person responsible for the servicing of a
     Non-Trust-Serviced Pooled Mortgage Loan, any Exemption-Favored Party or any
     Borrower with respect to any Mortgage Loan or group of Mortgage Loans that represents more than 5% of the aggregate unamortized principal balance of the Mortgage Loans determined on the date of the initial issuance of the
     Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will obtain from each of its Transferees to which it transfers an interest in the Transferred Certificates, a written certification to the effect described in Paragraph 1 above, a written certification to the effect described in Paragraph 2 above or a written representation that such
     Transferee satisfies the requirements of the immediately preceding clauses
     (X) and (Y) of this Paragraph 3, together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation.

                                        Very truly yours,

                                        [TRANSFEREE]

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                      G-1-2

                                   EXHIBIT G-2

             FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA
              (NON-REGISTERED CERTIFICATES HELD IN BOOK ENTRY FORM)

                                     [Date]

[TRANSFEROR]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13, Class ____
               Certificates [having an initial aggregate [Principal Balance]
               [Notional Amount] as of September 27, 2006 (the "Closing Date")
               of $__________] (the "Transferred Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the Transfer by
______________________ (the "Transferor") to _________________ (the
"Transferee") through our respective DTC Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Corporation ("DTC") and the Depository Participants) in the
Transferred Certificates. The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among Bear
Stearns Commercial Mortgage Securities Inc., as Depositor, Prudential Asset
Resources, Inc., as a Master Servicer, Wells Fargo Bank, National Association,
as a Master Servicer, as Certificate Administrator and as Tax Administrator, LNR
Partners, Inc., as General Special Servicer, and LaSalle Bank National
Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing
Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

___       1. The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor
     (B) a Person who is directly or indirectly purchasing an interest in the
     Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan;

___       2. The Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, and the purchase and holding of such interest by such Person are exempt from the prohibited transaction provisions of

                                     G-2-1

     Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or

___       3. The Transferred Certificates are Class ____ Certificates, an
     interest in which is being acquired by or on behalf of a Plan in reliance on one of the individual prohibited transaction exemptions issued by the
     U.S. Department of Labor to __________________ (PTE 90-30 or 90-24), and
     such Transferred Certificates have an investment grade rating on the date of this letter, and such Plan (X) is an accredited investor as defined in
     Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored
     (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
     Depositor, any Mortgage Loan Seller, either Master Servicer, any Special
     Servicer, any Sub-Servicer, any Person responsible for the servicing of a
     Non-Trust-Serviced Pooled Mortgage Loan, any Exemption-Favored Party or any
     Borrower with respect to any Mortgage Loan or group of Mortgage Loans that represents more than 5% of the aggregate unamortized principal balance of the Mortgage Loans determined on the date of the initial issuance of the
     Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will obtain from each of its Transferees to which it transfers an interest in the Transferred Certificates, a written certification to the effect described in Paragraph 1 above, a written certification to the effect described in Paragraph 2 above or a written representation that such
     Transferee satisfies the requirements of the immediately preceding clauses
     (X) and (Y) of this Paragraph 3, together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation.

                                        [TRANSFEREE]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      G-2-2

                                   EXHIBIT H-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                      FOR TRANSFERS OF CLASS R CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Series
               2006-PWR13 (the "Certificates") issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"),
               dated as of September 1, 2006, among Bear Stearns Commercial
               Mortgage Securities Inc., as Depositor, Prudential Asset
               Resources, Inc., as a Master Servicer, Wells Fargo Bank, National
               Association, as a Master Servicer, as Certificate Administrator
               and as Tax Administrator, LNR Partners, Inc., as General Special
               Servicer, and LaSalle Bank National Association, as Trustee

STATE OF          )
                  )      ss.: ____________________
COUNTY OF         )

          I, [ ], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

          1. I am the [ ] of [ ] (the "Purchaser"), on behalf of which I have the authority to make this affidavit.

          2. The Purchaser is acquiring Class R Certificates representing [ ]%
of the residual interest in each of the real estate mortgage investment conduits
(each, a "REMIC") designated as "REMIC I", "REMIC II" and "REMIC III", respectively, relating to the Certificates for which an election has been or is to be made under Section 860D of the Internal Revenue Code of 1986 (the "Code").

          3. The Purchaser is a Permitted Transferee (as defined in the Pooling and Servicing Agreement) and is not a "Disqualified Organization" (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a person that is not a
Permitted Transferee or to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii)
any state or political subdivision thereof, (iii) any foreign government, (iv)
any international organization, (v) any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511

                                      H-1-1

of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the
Code, or (viii) any other entity designated as a "disqualified organization" by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax
(except for the Federal Home Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms "United
States" and "international organization" shall have the meanings set forth in
Section 7701 of the Code.

          4. The Purchaser is not a foreign permanent establishment or a fixed base (within the meaning of any applicable income tax treaty between the United
States and any foreign jurisdiction) of a United States Tax Person.

          5. The Purchaser will not cause the income from the Class R
Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United
States and any foreign jurisdiction) of a United States Tax Person.

          6. The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any
Class R Certificates to a Disqualified Organization.

          7. No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

          8. [Check the statement that applies]

o    If the Transferor requires the safe harbor under Treasury Regulation
     Section 1.860E-1 to apply:

          ____ a) In accordance with Treasury Regulation Section 1.860E-1, the
Purchaser (i) is an "eligible corporation" as defined in Section
1.860E-1(c)(6)(i) of the Treasury Regulations, as to which the income of Class R
Certificates will only be subject to taxation in the United States, (ii) has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section 1.860E-1(c)(6)(ii) of the Treasury
Regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and (iii) hereby agrees only to transfer the Certificate to another corporation meeting the criteria set forth in Treasury Regulation
Section 1.860E-1;

               or

          _____ b) The Purchaser is a United States Tax Person and the
consideration paid to the Purchaser for accepting the Class R Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits ("Tax Liability Present Value") associated

                                      H-1-2

with owning such Certificates, with such present value computed using a discount rate equal to the "Federal short-term rate" prescribed by Section 1274 of the
Code as of the date hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the
Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter.

o    If the Transferor does not require the safe harbor under Treasury
     Regulation Section 1.860E-1 to apply:

          _____ c) The Purchaser is a "United States person" as defined in
Section 7701(a) of the Code and the regulations promulgated thereunder (the
Purchaser's U.S. taxpayer identification number is __________). The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons).

          9. The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

          10. The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificates in excess of any cash flows generated by such Certificates.

          11. The Purchaser will not transfer the Class R Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 3, 4, 5, 7 or 9 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such transfer)
satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

          12. The Purchaser agrees to such amendments of the Pooling and
Servicing Agreement as may be required to further effectuate the prohibition against transferring the Class R Certificates to a Disqualified Organization, an
agent thereof or a person that does not satisfy the requirements of paragraphs 7 and 9.

          13. The Purchaser consents to the designation of the Tax Administrator as the agent of the Tax Matters Person of the REMIC I, REMIC II and REMIC III
pursuant to Section 10.01(d) of the Pooling and Servicing Agreement.

          Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

                                      H-1-3

          IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___ day of
________________.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

          Personally appeared before me [ ] known or proved to me to be the same person who executed the foregoing instrument and to be a [ ] of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and as the free act and deed of the Purchaser.

          Subscribed and sworn before me this
          ____ day of _______________.

          -----------------------------------------
          Notary Public

                                      H-1-4

                                   EXHIBIT H-2

                 FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF
                              CLASS R CERTIFICATES

                                     [Date]

Wells Fargo Bank, N.A.
Wells Fargo Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113

Attention: Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13
[OR OTHER CERTIFICATE REGISTRAR]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13, Class R
               Certificates, evidencing a ____% Percentage Interest in such
               Class (the "Residual Interest Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
the Transferred Certificates pursuant to Section 5.02 of the Pooling and
Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of
September 1, 2006 among Bear Stearns Commercial Mortgage Securities Inc., as
Depositor, Prudential Asset Resources, Inc., as a Master Servicer, Wells Fargo
Bank, National Association, as a Master Servicer, as Certificate Administrator
and as Tax Administrator, LNR Partners, Inc., as General Special Servicer, and
LaSalle Bank National Association, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the
Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you as Certificate Registrar, as follows:

          1. No purpose of the Transferor relating to the transfer of the residual interest Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

          2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and
Servicing Agreement as Exhibit H-1. The Transferor does not know or believe that any representation contained therein is false.

                                     H-2-1

          3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if the Transferee is classified as a partnership under the Code) as contemplated by Treasury Regulation Section
1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the
Transferor has conducted such an investigation.

                                             Very truly yours,

                                             By:
                                                --------------------------------
                                             (Transferor)
                                             Name:
                                             Title:

                                     H-2-2

                                   EXHIBIT I-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT
                   CONCERNING REPLACEMENT OF SPECIAL SERVICER

                                     [Date]

Standard & Poor's Ratings Services, a division of The McGraw-Hill
Companies, Inc.
55 Water Street
New York, New York 10041
Attention: __________________

Fitch, Inc.
One State Street Plaza
New York, New York 10004
Attention: __________________

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13

Ladies and Gentlemen:

          This notice is being delivered pursuant to Section 3.25 of the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Agreement") among
Bear Stearns Commercial Mortgage Securities Inc., as Depositor, Prudential Asset
Resources, Inc., as a Master Servicer, Wells Fargo Bank, National Association,
as a Master Servicer, as Certificate Administrator and as Tax Administrator, LNR
Partners, Inc., as General Special Servicer, the undersigned as Trustee, and relating to Bear Stearns Commercial Mortgage Securities Inc., Commercial
Mortgage Pass-Through Certificates, Series 2006-PWR13 (the "Certificates").
Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

          Notice is hereby given that ____________________________________ has designated ________________________________ to serve as [the General Special
Servicer][the Loan-Specific Special Servicer for the _______ Loan Group] under the Agreement.

          The designation of ____________________________ as Special Servicer
will become final if certain conditions are met and each Rating Agency delivers to LaSalle Bank National Association, the trustee under the Agreement (the
"Trustee"), written confirmation that if the person designated to become [the
General Special Servicer][the Loan-Specific Special Servicer for the _______
Loan Group] were to serve as such, such event would not result in an Adverse
Rating Event with respect to any Class of the Certificates. Accordingly, such confirmation is hereby requested as soon as possible.

                                     I-1-1

          Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

                                             Very truly yours,

                                             LASALLE BANK NATIONAL ASSOCIATION

                                             ---------------------------------
                                             Name:
                                             Title:

Receipt acknowledged:

STANDARD & POOR'S RATINGS SERVICES,
A DIVISION OF THE MCGRAW-HILL COMPANIES, INC.

By:
    ---------------------------------
Name:
Title:
Date:

FITCH, INC.

By:
    ---------------------------------
Name:
Title:
Date:

                                     I-1-2

                                   EXHIBIT I-2

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                     [Date]

[CERTIFICATE ADMINISTRATOR]
[TAX ADMINISTRATOR]
[TRUSTEE]
[MASTER SERVICERS]
[DEPOSITOR]
[SPECIAL SERVICERS]

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13

Ladies and Gentlemen:

          Pursuant to Section 3.25 of the Pooling and Servicing Agreement, dated as of September 1, 2006 relating to Bear Stearns Commercial Mortgage Securities
Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13 (the
"Agreement"), the undersigned hereby agrees with all the other parties to the
Agreement that the undersigned shall serve as [the General Special Servicer][the
Loan-Specific Special Servicer for the _______ Loan Group] under the Agreement.
The undersigned hereby acknowledges and agrees that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of [the General Special Servicer] [the
Loan-Specific Special Servicer for the _______ Loan Group]. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 2.07 of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization:
____________________. Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

                                             -----------------------------------

                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:

                                     I-2-1

                                    EXHIBIT J

                        FORM OF UCC-1 FINANCING STATEMENT

DEBTOR:

Bear Stearns Commercial Mortgage Securities Inc.
383 Madison Avenue
New York, New York 10179

SECURED PARTY:

LaSalle Bank National Association
as Trustee for the registered holders of
Bear Stearns Commercial Mortgage Securities Inc.,
Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group--
Bear Stearns Commercial Mortgage Securities Inc., 2006-PWR13

TEXT:

See Exhibit I attached hereto and made a part hereof.

A sale by the Seller/Debtor of, or a grant by the Seller/Debtor of a security interest in, any collateral described in this financing statement will violate the rights of the Buyer/Secured Party listed in Item 3 above.

                                      J-1

                                                          EXHIBIT I TO EXHIBIT J

SELLER/DEBTOR:

Bear Stearns Commercial Mortgage Securities Inc.
383 Madison Avenue
New York, New York 10179

BUYER/SECURED PARTY:

LaSalle Bank National Association
as Trustee for the registered holders of
Bear Stearns Commercial Mortgage Securities Inc.,
Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group--
Bear Stearns Commercial Mortgage Securities Inc., 2006-PWR13

DESCRIPTION OF THE PROPERTY COVERED:

          This Exhibit I is attached to and incorporated in a financing statement pertaining to Bear Stearns Commercial Mortgage Securities Inc. as
depositor (referred to as the "Debtor" for the purpose of this financing statement only), and LaSalle Bank National Association as trustee for the holders of the Series 2006-PWR13 Certificates (referred to as the "Secured
Party" for purposes of this financing statement only), under that certain
Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and
Servicing Agreement"), among the Debtor as depositor, the Secured Party as trustee, Prudential Asset Resources, Inc. as a master servicer (in such capacity, a "Master Servicer"), Wells Fargo Bank, National Association as a
master servicer (in such capacity, a "Master Servicer"), as certificate administrator and as tax administrator and LNR Partners, Inc. as general special servicer (in such capacity, the "Special Servicer"), relating to the issuance of the Debtor's Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13
(collectively, the "Series 2006-PWR13 Certificates"). Capitalized terms used herein and not defined shall have the respective meanings given to them in the
Pooling and Servicing Agreement. The attached financing statement covers all of the Debtor's right (including the power to convey title thereto), title and interest in and to the Trust Fund created pursuant to the Pooling and Servicing
Agreement, consisting of the following:

          1.   The mortgage notes or other evidence of indebtedness of a
               borrower (the "Mortgage Notes") with respect to the mortgage loans (the "Mortgage Loans") listed on the Pooled Mortgage Loan
               Schedule, as the same may be updated from time to time, which
               Pooled Mortgage Loan Schedule as of the Closing Date is attached hereto as Exhibit A;

          2.   The related mortgages, deeds of trust or other similar
               instruments securing such Mortgage Notes (the "Mortgages");

                                      J-2

          3.   With respect to each Mortgage Note and each Mortgage, each other legal, credit and servicing document related to such Mortgage
               Note and Mortgage (collectively, with such related Mortgage Note and Mortgage, the "Mortgage Loan Documents");

          4.   (a) the Collection Account maintained by each of the Master
               Servicers pursuant to the Pooling and Servicing Agreement, (b)
               all funds from time to time on deposit in each Collection
               Account, (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment
               obligations, arising from or under any such investments;

          5.   All REO Property;

          6.   (a) the REO Account(s) required to be maintained by the Special
               Servicers pursuant to the Pooling and Servicing Agreement, (b)
               all funds from time to time on deposit in the REO Account, (c)
               the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment
               obligations, arising from or under any such investments;

          7.   (a) the Servicing Account(s) and Reserve Account(s) required to be maintained by the Master Servicers or Special Servicers pursuant to the Pooling and Servicing Agreement, and (b) all funds from time to time on deposit in the Servicing Account(s)
               and Reserve Account(s);

          8.   (a) the Excess Liquidation Proceeds Account(s) and the Interest
               Reserve Account(s) required to be maintained by the Certificate
               Administrator pursuant to the Pooling and Servicing Agreement, and (b) all funds from time to time on deposit in the Excess
               Liquidation Proceeds Account(s) and the Interest Reserve
               Account(s);

          9.   (a) the Distribution Account required to be maintained by the
               Certificate Administrator on behalf of the Buyer/Secured Party pursuant to the Pooling and Servicing Agreement, (b) all funds from time to time on deposit in the Distribution Account, (c) the investments of any such funds consisting of securities,
               instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment
               obligations, arising from or under any such investments;

                                      J-3

          10.  The rights of the Seller/Debtor under Sections 2, 3, 4 (other than Section 4(c)) and 5 (and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18) of each
               Pooled Mortgage Loan Purchase Agreement;

          11.  All insurance policies, including the right to payments thereunder, with respect to the Mortgage Loans required to be maintained pursuant to the Mortgage Loan Documents and the
               Pooling and Servicing Agreement, transferred to the Trust and to be serviced by the Master Servicers or Special Servicers; and

          12.  All income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor.

     THE SELLER/DEBTOR AND THE BUYER/SECURED PARTY INTEND THE TRANSACTIONS
     CONTEMPLATED BY THE POOLING AND SERVICING AGREEMENT TO CONSTITUTE A SALE OF
     THE INTEREST IN THE MORTGAGE NOTES, THE RELATED MORTGAGES AND THE OTHER
     MORTGAGE LOAN DOCUMENTS, AND THIS FILING SHOULD NOT BE CONSTRUED AS A
     CONCLUSION THAT A SALE HAS NOT OCCURRED. THE REFERENCES HEREIN TO MORTGAGE
     NOTES SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY MORTGAGE NOTE IS NOT
     AN INSTRUMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE OR THAT A
     FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE
     BUYER/SECURED PARTY IN ANY MORTGAGE NOTE, MORTGAGE OR OTHER MORTGAGE LOAN
     DOCUMENT. IN ADDITION, THE REFERENCES HEREIN TO SECURITIES, INSTRUMENTS AND
     OTHER OBLIGATIONS SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY SUCH
     SECURITY, INSTRUMENT OR OTHER OBLIGATION IS NOT AN INSTRUMENT, A
     CERTIFICATED SECURITY OR AN UNCERTIFICATED SECURITY WITHIN THE MEANING OF
     THE UNIFORM COMMERCIAL CODE, AS IN EFFECT IN ANY APPLICABLE JURISDICTION,
     NOR SHOULD THIS FINANCING STATEMENT BE CONSTRUED AS A CONCLUSION THAT A
     FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE
     BUYER/SECURED PARTY IN THE CONTRACTUAL RIGHT TO PAYMENT, INCLUDING, WITHOUT
     LIMITATION, THE RIGHT TO PAYMENTS OF PRINCIPAL AND INTEREST AND THE RIGHT
     TO ENFORCE THE RELATED PAYMENT OBLIGATIONS, ARISING FROM OR UNDER ANY SUCH
     SECURITY, INSTRUMENT OR OTHER OBLIGATION (INCLUDING, WITHOUT LIMITATION,
     ANY PERMITTED INVESTMENT). WITH RESPECT TO THE FOREGOING, THIS FILING IS
     MADE ONLY IN THE EVENT OF CONTRARY ASSERTIONS BY THIRD PARTIES.

A SALE BY THE SELLER/DEBTOR OF, OR A GRANT BY THE SELLER/DEBTOR OF A SECURITY
INTEREST IN, ANY COLLATERAL DESCRIBED IN THIS

                                      J-4

FINANCING STATEMENT WILL VIOLATE THE RIGHTS OF THE BUYER/SECURED PARTY.

                                      J-5

                                             EXHIBIT A TO EXHIBIT I TO EXHIBIT J

                           SCHEDULE OF MORTGAGE LOANS

      [Schedules I-A, I-B, I-C, I-D, I-E and I-F are to be attached at this location in the UCC exhibit]

                                      J-6

                                   EXHIBIT K-1

                   INFORMATION REQUEST FROM CERTIFICATEHOLDER
                              OR CERTIFICATE OWNER

                                     [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration (CMBS)

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13

          In accordance with the Pooling and Servicing Agreement, dated as of
September 1, 2006 (the "Pooling and Servicing Agreement"), among Bear Stearns
Commercial Mortgage Securities Inc., as Depositor, Prudential Asset Resources,
Inc., as a Master Servicer, Wells Fargo Bank, National Association, as a Master
Servicer, as Certificate Administrator and as Tax Administrator, LNR Partners,
Inc., as General Special Servicer, and LaSalle Bank National Association, as
Trustee, with respect to the Bear Stearns Commercial Mortgage Securities Inc.,
Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13 (the
"Certificates"), the undersigned hereby certifies and agrees as follows:

          1.   The undersigned is a [holder] [beneficial holder] of $___________
               aggregate [Certificate Principal Balance/Certificate Notional
               Amount] of the Class ____ Certificates.

          2.   The undersigned is requesting access to the following information
               (the "Information"):

               ___  The information on the Master Servicer's internet website pursuant to Section 4.02(f) of the Pooling and Servicing
                    Agreement.

               ___  The information on the Certificate Administrator's internet website pursuant to Section 4.02(a) of the Pooling and
                    Servicing Agreement.

               ___  The information identified on the schedule attached hereto pursuant to Section 8.12(b) of the Pooling and Servicing
                    Agreement.

          3.   In consideration of the Certificate Administrator's disclosure to the undersigned of the Information, the undersigned will keep the
               Information confidential (except from such outside persons as are assisting it in

                                     K-1-1

               evaluating the Information), and such Information will not, without the prior written consent of the Certificate
               Administrator, be disclosed by the undersigned or by its
               officers, directors, partners employees, agents or
               representatives in any manner whatsoever, in whole or in part;
               provided that the undersigned may provide all or any part of the
               Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest
               therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided, further, that the undersigned may provide all or any part of the Information to its auditors, legal counsel and regulators.

          4.   The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the
               Securities Act of 1933, as amended (the "Securities Act"), or the
               Securities Exchange Act of 1934, as amended, or would require registration of any Non-Registered Certificate pursuant to
               Section 5 of the Securities Act.

          All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

          IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                             ___________________________________
                                             [CERTIFICATEHOLDER] [BENEFICIAL
                                             HOLDER OF A CERTIFICATE]

                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:
                                             Telephone No.:

                                     K-1-2

                                   EXHIBIT K-2

                  INFORMATION REQUEST FROM PROSPECTIVE INVESTOR

                                     [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration (CMBS)

          Re:  Bear Stearns Commercial Mortgage Securities Inc., Commercial
               Mortgage Pass-Through Certificates, Series 2006-PWR13

          In accordance with the Pooling and Servicing Agreement, dated as of
September 1, 2006 (the "Pooling and Servicing Agreement"), among Bear Stearns
Commercial Mortgage Securities Inc., as Depositor, Prudential Asset Resources,
Inc., as a Master Servicer, Wells Fargo Bank, National Association, as a Master
Servicer, as Certificate Administrator and as Tax Administrator, LNR Partners,
Inc., as General Special Servicer, and LaSalle Bank National Association, as
Trustee, with respect to the Bear Stearns Commercial Mortgage Securities Inc.
Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13 (the
"Certificates"), the undersigned hereby certifies and agrees as follows:

          1.   The undersigned is contemplating an investment in the Class ____
               Certificates.

          2.   The undersigned is requesting access to the following information
               (the "Information") for use in evaluating such possible
               investment:

               ___   The information on the Master Servicer's internet
                     website pursuant to Section 4.02(f) of the Pooling and
                     Servicing Agreement.

               ___   The information on the Certificate Administrator's
                     internet website pursuant to Section 4.02(a) of the Pooling and Servicing Agreement.

               ___   The information identified on the schedule attached
                     hereto pursuant to Section 8.12(b) of the Pooling and
                     Servicing Agreement.

          3.   In consideration of the Certificate Administrator's disclosure to the undersigned of the Information, the undersigned will keep the
               Information confidential (except from such outside persons as are assisting it in making the investment decision described in paragraph 1), and such

                                     K-2-1

               Information will not, without the prior written consent of the
               Certificate Administrator, be disclosed by the undersigned or by its officers, directors, partners employees, agents or
               representatives in any manner whatsoever, in whole or in part;
               provided that in the event the undersigned purchases any
               Certificate or any interest in any Certificate, the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and
               provided, further, that the undersigned may provide all or any part of the Information to its auditors, legal counsel and regulators.

          4.   The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the
               Securities Act of 1933, as amended (the "Securities Act"), or the
               Securities Exchange Act of 1934, as amended, or would require registration of any Non-Registered Certificate pursuant to
               Section 5 of the Securities Act.

          All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

          IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                             [PROSPECTIVE PURCHASER]

                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:
                                             Telephone No.:

                                     K-2-2

                                    EXHIBIT L

                      FORM OF POWER OF ATTORNEY BY TRUSTEE

RECORDING REQUESTED BY:
[NAME OF MASTER SERVICER
OR SPECIAL SERVICER]

AND WHEN RECORDED MAIL TO:

[ADDRESS OF MASTER SERVICER OR
SPECIAL SERVICER]

                    Space above this line for Recorder's use
________________________________________________________________________________

                            LIMITED POWER OF ATTORNEY
                                    (SPECIAL)

     KNOW ALL MEN BY THESE PRESENTS, that LASALLE BANK NATIONAL ASSOCIATION, as trustee for holders of the Bear Stearns Commercial Mortgage Securities Inc.,
Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13 ("Trustee"),
under that certain Pooling and Servicing Agreement dated as of September 1, 2006
(the "Pooling and Servicing Agreement"), does hereby nominate, constitute and appoint [NAME OF MASTER SERVICER OR SPECIAL SERVICER], as [Master Servicer]
[Special Servicer] under the Pooling and Servicing Agreement ("[SHORT NAME]"), as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

     To perform any and all acts which may be necessary or appropriate to enable
[SHORT NAME] to service and administer the mortgage loans identified on Schedule
__ to the Pooling and Servicing Agreement in connection with the performance by
[SHORT NAME] of its duties as [Master Servicer] [Special Servicer] under the
Pooling and Servicing Agreement, giving and granting unto [SHORT NAME] full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that [SHORT NAME] shall lawfully do or cause to be done by virtue hereof.

                                       L-1

     IN WITNESS WHEREOF, the undersigned has caused this limited power of attorney to be executed as of this _____ day of _________, 20__.

                                       LASALLE BANK NATIONAL ASSOCIATION,
                                       as trustee for the holder of Bear Stearns
                                       Commercial Mortgage Securities Inc.,
                                       Commercial Mortgage Pass-Through
                                       Certificates, Series 2006-PWR13

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------

                                       L-2

                           ALL-PURPOSE ACKNOWLEDGEMENT

                           )
                           )
                           )

On ________________________________ before me, _________________________________
                 Date                          Name and Title of Officer
                                               (i.e., Your Name, Notary Public)

personally appeared ____________________________________________________________
                                    Name(s) of Document Signer(s)

________________________________________________________________________________

personally known to me (or proved to me on the basis of satisfactory evidence)
to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s)
acted, executed the instrument.

     WITNESS my hand and official seal.

     -----------------------------
          Signature of Notary

                                           (Affix seal in the above blank space)

                                       L-3

                                   EXHIBIT M-1

                      FORM OF SARBANES-OXLEY CERTIFICATION

          Re: Bear Stearns Commercial Mortgage Securities Inc., Commercial
              Mortgage Pass-Through Certificates, Series 2006-PWR13, issued pursuant to the Pooling and Servicing Agreement dated as of
              September 1, 2006 (the "Pooling and Servicing Agreement"), among
              Bear Stearns Commercial Mortgage Securities Inc., as depositor,
              Prudential Asset Resources, Inc., as a master servicer, Wells
              Fargo Bank, National Association, as a master servicer, as certificate administrator and as tax administrator, LNR Partners,
              Inc., as general special servicer, and LaSalle Bank National
              Association, as trustee.

     I, [identity of certifying individual], the senior officer in charge of securitization for the Depositor, hereby certify that:

     1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form
10-K of Bear Stearns Commercial Mortgage Securities Trust 2006-PWR13 (the
"Exchange Act Periodic Reports");

     2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, all distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

     4. Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the
Exchange Act Periodic Reports, the servicer(s) [has/have] fulfilled [its/their]
obligations under the Pooling and Servicing Agreement or the applicable sub-servicing agreement or primary servicing agreement; and

     5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and
Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on
Form 10-K.

     In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: (a) Wells Fargo Bank,
National Association, as a Master

                                      M-1-1

Servicer; (b) Prudential Asset Resources, Inc., as a Master Servicer; (c) LNR
Partners, Inc., as a Special Servicer; (d) Wells Fargo Bank, National
Association, as Certificate Administrator; (e) Principal Global Investors, LLC,
as a Primary Servicer; (f) Nationwide Life Insurance Company, as a Primary
Servicer; (g) LaSalle Bank National Association, as Trustee; and (h) [names of sub-servicers].

Dated: _______________________

                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                     M-1-2

                                   EXHIBIT M-2

                   FORM OF SARBANES-OXLEY BACKUP CERTIFICATION

Bear Stearns Commercial Mortgage Securities Inc.
383 Madison Avenue
New York, New York 10179

          Re: Bear Stearns Commercial Mortgage Securities Inc., Commercial
              Mortgage Pass-Through Certificates, Series 2006-PWR13, issued pursuant to the Pooling and Servicing Agreement dated as of
              September 1, 2006 (the "Pooling and Servicing Agreement"), among
              Bear Stearns Commercial Mortgage Securities Inc., as depositor,
              Prudential Asset Resources, Inc., as a master servicer, Wells
              Fargo Bank, National Association, as a master servicer, as certificate administrator and as tax administrator, LNR Partners,
              Inc., as general special servicer, and LaSalle Bank National
              Association, as trustee, [./; and] [the Subservicing Agreement, dated as of (the "Subservicing Agreement") between [identify parties].

I, [identity of certifying individual], hereby certify to the Depositor [and the
Master Servicer] and [its][their] officers, directors and Affiliates
(collectively, the "Certification Parties") as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

     1. I have reviewed the report of information provided by the [Master
Servicer/ Special Servicer/Paying Agent/Trustee/Primary Servicer/Subservicer]
for inclusion in the Annual Report on Form 10-K for the period ended December
31, 200[ ] ("Form 10-K") relating to the Trust and all reports of information by the [Master Servicer/Special Servicer/Paying Agent/Trustee/Primary
Servicer/Subservicer] for inclusion in the Asset-Backed Issuer Distribution
Reports on Form 10-D ("Form 10-D") relating to the Trust (such reports by the
[Master Servicer/Special Servicer/Paying Agent/Trustee/Primary
Servicer/Subservicer], collectively, the "[Master Servicer/Special
Servicer/Paying Agent/Trustee/Primary Servicer/Subservicer] Periodic Reports");

     2. Based on my knowledge, the [Master Servicer/Special Servicer/Paying
Agent/Trustee/Primary Servicer/Subservicer] Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

     3. Based on my knowledge, all distribution, servicing and other information required to be provided in the [Master Servicer/Special Servicer/Paying
Agent/Trustee/Primary

                                      M-2-1

Servicer/Subservicer] Periodic Reports under the provisions of the [Pooling and
Servicing/Primary Servicing/Subservicing] Agreement for the calendar year preceding the date of the Form 10-K is included in the [Master Servicer/Special
Servicer/Certificate Administrator/Trustee/Primary Servicer/Subservicer]
Periodic Reports;

     4. Based on my knowledge and the compliance review conducted in preparing the [Master Servicer/Special Servicer/Certificate Administrator/Trustee/Primary
Servicer/Subservicer]'s compliance statement under the [Pooling and
Servicing/Primary Servicing/Subservicing] Agreement in connection with Item 1123 of Regulation AB, and except as disclosed in the [Master Servicer/Special
Servicer/Certificate Administrator/Trustee/Primary Servicer/Subservicer]
Periodic Reports, the [Master Servicer/Special Servicer/Certificate
Administrator/Trustee/Primary Servicer/Subservicer] has fulfilled its obligations under the [Pooling and Servicing/Primary Servicing/Subservicing]
Agreement; and

     5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required under the [Pooling and Servicing/Primary Servicing/Subservicing] Agreement to be
included in this certification in connection with Item 1122 of Regulation AB and
Exchange Act Rules 13a-18 and 15d-18, have been included as an exhibit to this certification, except as otherwise disclosed in this certification. Any material instances of noncompliance described in such reports have been disclosed in this certification.

     In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [name of trustee, name of certificate administrator or other similar party; name of depositor; name of master servicer; name of special servicer; name of primary servicer; name of subservicer].

     This Certification is being signed by me as an officer of the [Master
Servicer/Special Servicer/Certificate Administrator/Trustee/Primary
Servicer/Subservicer] responsible for reviewing the activities performed by the
[Master Servicer/Special Servicer/Certificate Administrator/Trustee/Primary
Servicer/Subservicer] under the [Pooling and Servicing/Primary
Servicing/Subservicing] Agreement.

Dated: ____________________________

                                       -----------------------------------------
                                       Name:
                                       Title:

                                      M-2-2

                                    EXHIBIT N

                     FORM OF FINAL CERTIFICATION OF TRUSTEE

                                     [Date]

[PARTIES TO POOLING AND SERVICING AGREEMENT]
[POOLED MORTGAGE LOAN SELLERS]
[CONTROLLING CLASS REPRESENTATIVE]

          Re: Bear Stearns Commercial Mortgage Securities Inc., Commercial
              Mortgage Pass-Through Certificates, Series 2006-PWR13

Ladies and Gentlemen:

          In accordance with Section 2.02(b) of that certain Pooling and
Servicing Agreement dated as of September 1, 2006 (the "Pooling and Servicing
Agreement") pursuant to which the certificates of the above-referenced series were issued, the undersigned hereby certifies that, with respect to each
Original Pooled Mortgage Loan subject to the Pooling and Servicing Agreement, and subject to the exceptions noted in the schedule of exceptions attached hereto, that: (i) the original Mortgage Note specified in clause (i) of the definition of "Mortgage File" and all allonges thereto, if any (or a copy of such Mortgage Note, together with a lost note affidavit and indemnity certifying that the original of such Mortgage Note has been lost), the original or copy of documents specified in clauses (ii), (iii), (iv), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (x) (if the Pooled Mortgage Loan
Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx)
(solely in the case of the Pooled Mortgage Loans secured by the Mortgaged
Properties identified on the Pooled Mortgage Loan Schedule as "CSM Hotel
Portfolio", "La Quinta Carlsbad", "Green Bay Hilton Garden Inn", "Courtyard San
Antonio Airport", "Hampton Inn Venice", "2520 & 2530 Riva Road" (but only with respect to the Mortgaged Property identified on the Mortgage Loan Schedule as
"2520 Riva Road - Best Western Riva Road"), "Hampton Inn & Suites Tempe",
"Appleton Hilton Garden Inn", "Hampton Inn Exton", "Fairfield Inn & Suites
(Mount Laurel, NJ)", "Red Roof Inn - Buena Park", "Holiday Inn Express -
Lawton", "Indigo Lakes Holiday Inn Express" and "Quality Inn Homestead Park" )
of the definition of "Mortgage File" have been received by it or a Custodian on its behalf; (ii) if such report is due more than 180 days after the Closing
Date, the recordation/filing contemplated by Section 2.01(e) has been completed
(based solely on receipt by the Trustee of the particular recorded/filed documents or an appropriate receipt of recording/filing therefor); (iii) all documents received by the undersigned or any Custodian with respect to such
Pooled Mortgage Loan have been reviewed by the undersigned or by such Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the
Borrower), (B) appear to have been executed and (C) purport to relate to such
Pooled Mortgage Loan; and (iv) based on the examinations referred to in Sections
2.02(a) and 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents, the information set forth in the Pooled Mortgage Loan
Schedule with respect to the

                                       N-1

items specified in clause (iii)(A) and clause (vi) of the definition of "Pooled
Mortgage Loan Schedule" accurately reflects the information set forth in the related Mortgage File.

          Capitalized terms used but not defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

                                       LASALLE BANK NATIONAL ASSOCIATION,
                                       as Trustee

                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                       N-2

                                    EXHIBIT O

                        FORM OF DEFEASANCE CERTIFICATION

FOR ANY LOAN THAT IS NOT AMONG TEN (10) LARGEST LOANS IN POOL, WITH OUTSTANDING
   BALANCE OF (A) $20,000,000 OR LESS, OR (B) LESS THAN 5% OF OUTSTANDING POOL
                           BALANCE, WHICHEVER IS LESS

To:   Standard & Poor's Ratings Services, a division of The McGraw-Hill
      Companies, Inc.
      55 Water Street
      New York, New York 10041
      Attn:  ______________

      Fitch, Inc.
      One State Street Plaza
      New York, New York 10004
      Attention: Commercial Mortgage Surveillance

From: [PAR] [WFB], in its capacity as a Master Servicer (a "Master Servicer")
      under the Pooling and Servicing Agreement dated as of September 1, 2006
      (the "Pooling and Servicing Agreement"), among Bear Stearns Commercial
      Mortgage Securities Inc. as Depositor, Prudential Asset Resources, Inc. as
      a Master Servicer, Wells Fargo Bank, National Association as a Master
      Servicer, as Certificate Administrator and as Tax Administrator, LNR
      Partners, Inc. as General Special Servicer and LaSalle Bank National
      Association as Trustee.

Date: _________, 20___

Re:   Bear Stearns Commercial Mortgage Securities Inc.
      Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13

     Mortgage loan (the "Mortgage Loan") identified by loan number _____ on the
     Pooled Mortgage Loan Schedule attached to the Pooling and Servicing
     Agreement and heretofore secured by the Mortgaged Properties identified on the Pooled Mortgage Loan Schedule by the following
     names: ____________________

     Reference is made to the Pooling and Servicing Agreement described above.
Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

     As Master Servicer under the Pooling and Servicing Agreement, we hereby:

          1.   Notify you that the Borrower has consummated a defeasance of the
               Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

                                       O-1

                    ____ a full defeasance of the payments scheduled to be due in respect of the entire Stated Principal Balance of
                         the Mortgage Loan; or

                    ____ a partial defeasance of the payments scheduled to be
                         due in respect of a portion of the Stated Principal
                         Balance of the Mortgage Loan that represents ___% of
                         the entire Stated Principal Balance of the Mortgage
                         Loan and, under the Mortgage, has an allocated loan
                         amount of $____________ or _______% of the entire
                         Stated Principal Balance;

          2.   Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

               a.   The Mortgage Loan Documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the
                    defeasance.

               b.   The defeasance was consummated on __________, 20__.

               c.   The defeasance collateral consists of securities that (i)
                    constitute "government securities" as defined in Section
                    2(a)(16) of the Investment Company Act of 1940 as amended
                    (15 U.S.C. 80A1), (ii) are listed as "Qualified Investments for 'AAA' Financings" under Paragraphs 1, 2 or 3 of "Cash
                    Flow Approach" in Standard & Poor's Public Finance Criteria
                    2000, as amended to the date of the defeasance, (iii) are
                    rated 'AAA' by Standard & Poor's, (iv) if they include a
                    principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption. Such securities have the
                    characteristics set forth below:

                         CUSIP RATE MAT PAY DATES ISSUED

               d.   The Master Servicer received an opinion of counsel (from
                    counsel approved by the Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

               e.   The Master Servicer determined that the defeasance
                    collateral will be owned by an entity (the "Defeasance
                    Obligor") as to which one of the statements checked below is true:

                    ____ the related Borrower was a Single-Purpose Entity (as
                         defined in Standard & Poor's Structured Finance Ratings

                                       O-2

                         Real Estate Finance Criteria, as amended to the date of
                         the defeasance (the "S&P Criteria")) as of the date of
                         the defeasance, and after the defeasance owns no assets
                         other than the defeasance collateral and real property
                         securing Mortgage Loans included in the pool;

                    ____ the related Borrower designated a Single-Purpose Entity
                         (as defined in the S&P Criteria) to own the defeasance
                         collateral; or

                    ____ the Master Servicer designated a Single-Purpose Entity
                         (as defined in the S&P Criteria) established for the
                         benefit of the Trust to own the defeasance collateral.

               f.   The Master Servicer received a broker or similar
                    confirmation of the credit, or the accountant's letter
                    described below contained statements that it reviewed a
                    broker or similar confirmation of the credit, of the
                    defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor,
                    which account is maintained as a securities account by the
                    Trustee acting as a securities intermediary.

               g.   As securities intermediary, the Trustee is obligated to make the scheduled payments on the Mortgage Loan from the
                    proceeds of the defeasance collateral directly to the Master
                    Servicer's collection account in the amounts and on the
                    dates specified in the Mortgage Loan Documents or, in a
                    partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real
                    property defeased, increased by any defeasance premium
                    specified in the Mortgage Loan Documents (the "Scheduled
                    Payments").

               h.   The Master Servicer received from the Borrower written
                    confirmation from a firm of independent certified public
                    accountants, who were approved by the Master Servicer in
                    accordance with the Servicing Standard, stating that (i)
                    revenues from principal and interest payments made on the
                    defeasance collateral (without taking into account any
                    earnings on reinvestment of such revenues) will be
                    sufficient to timely pay each of the Scheduled Payments
                    after the defeasance including the payment in full of the
                    Mortgage Loan (or the allocated portion thereof in
                    connection with a partial defeasance) on its Maturity Date
                    (or, in the case of an ARD Mortgage Loan, on its Anticipated
                    Repayment Date), (ii) the revenues received in any month
                    from the defeasance collateral will be applied to make
                    Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance
                    collateral to the Defeasance Obligor in

                                       O-3

                    any calendar or fiscal year will not exceed such Defeasance
                    Obligor's interest expense for the Mortgage Loan (or the
                    allocated portion thereof in a partial defeasance) for such year.

               i.   The Master Servicer received opinions from counsel, who were approved by the Master Servicer in accordance with the
                    Servicing Standard, that (i) the agreements executed by the
                    Borrower and/or the Defeasance Obligor in connection with
                    the defeasance are enforceable against them in accordance
                    with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor's rights
                    generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Trustee will have a
                    perfected, first priority security interest in the
                    defeasance collateral described above.

               j.   The agreements executed in connection with the defeasance
                    (i) permit reinvestment of proceeds of the defeasance
                    collateral only in Permitted Investments (as defined in the
                    S&P Criteria), (ii) permit release of surplus defeasance
                    collateral and earnings on reinvestment to the Defeasance
                    Obligor or the Borrower only after the Mortgage Loan has
                    been paid in full, if any such release is permitted, (iii)
                    prohibit any subordinate liens against the defeasance
                    collateral, and (iv) provide for payment from sources other than the defeasance collateral or other assets of the
                    Defeasance Obligor of all fees and expenses of the
                    securities intermediary for administering the defeasance and the securities account and all fees and expenses of
                    maintaining the existence of the Defeasance Obligor.

               k.   The Mortgage Loan is not among the ten (10) largest loans in the Mortgage Pool. The entire Stated Principal Balance of
                    the Mortgage Loan as of the date of defeasance was
                    $___________ [$20,000,000 or less or less than five percent of the Mortgage Pool balance, whichever is less] which is
                    less than 5% of the aggregate Certificate Principal Balance of the Certificates as of the date of the most recent
                    Certificate Administrator Report received by us (the
                    "Current Report").

               l.   The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to
                    $__________________, which is _____% of the aggregate
                    Certificate Balance of the Certificates as of the date of
                    the Current Report.

                                       O-4

          3.   Certify that, in addition to the foregoing, the Master Servicer has imposed such additional conditions to the defeasance (or waived such conditions), subject to the limitations imposed by the Mortgage Loan Documents, as are consistent with the Servicing
               Standard.

          4.   Certify that Exhibit B hereto is a list of the material
               agreements, instruments, organizational documents for the
               Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the
               defeasance described above and that originals or copies of such agreements, instruments and opinions have been or will be
               transmitted to the Trustee or Custodian on its behalf for
               placement in the related Mortgage File or, to the extent not required to be part of the related Mortgage File, are in the possession of the Master Servicer as part of the Master
               Servicer's Servicing File.

          5.   Certify and confirm that the determinations and certifications described above were rendered in accordance with the Servicing
               Standard set forth in, and the other applicable terms and
               conditions of, the Pooling and Servicing Agreement.

          6.   Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

          7.   Agree to provide copies of all items listed in Exhibit B to you upon request.

                                       O-5

     IN WITNESS WHEREOF, the Master Servicer has caused this Notice and
Certification to be executed as of the date captioned above.

                                       [PAR] [WFB]
                                       as Master Servicer

                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                       O-6

                                    EXHIBIT P

                     FORM OF OUTSIDE MASTER SERVICER NOTICE

                                     [Date]

[OUTSIDE MASTER SERVICER]
[OUTSIDE TRUSTEE]

          Re:  Co-Lender Agreement, dated as of [_________], 200[ ] (the
               "Co-Lender Agreement") among [SPECIFY PARTIES)

Ladies and Gentlemen:

          This notice is being delivered to you in connection with the Co-Lender
Agreement and pursuant to Section 3.02(c) of the Pooling and Servicing Agreement
dated as of September 1, 2006 (the "Agreement") among Bear Stearns Commercial
Mortgage Securities Inc., as depositor (the "Depositor," which term includes any successor entity under the Agreement), Prudential Asset Resources, Inc., as a master servicer (in such capacity, a "Master Servicer," which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association,
as a master servicer (in such capacity, a "Master Servicer," which term includes any successor entity under the Agreement), as certificate administrator (in such capacity, the "Certificate Administrator," which term includes any successor entity under the Agreement) and as tax administrator (in such capacity, the "Tax
Administrator," which term includes any successor entity under the Agreement),
LNR Partners, Inc., as general special servicer (in such capacity, the "General
Special Service," which term includes any successor entity under the Agreement)
and LaSalle Bank National Association, as trustee (the "Trustee," which term includes any successor entity under the Agreement), which Agreement relates to the issuance of the Bear Stearns Commercial Mortgage Securities Inc., Commercial
Mortgage Pass-Through Certificates, Series 2006-PWR13. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Co-Lender Agreement.

          [Notice is hereby given that as of __________________, the "Closing
Date" under the Agreement, the Trustee is the holder of [the Note ___ Mortgage
Loan] [Loan ___] (as defined in the Co-Lender Agreement), and, in that capacity, the Trustee assumes the rights and obligations of the [Note ____ Lender] [_____
Noteholder] under the Co-Lender Agreement.]

          [You are hereby directed to remit to [Wells Fargo Bank, National
Association][Prudential Asset Resources, Inc.], as Master Servicer, all amounts payable to the [Note ___ Lender] [__ Noteholder] under the Co-Lender Agreement and the governing Servicing Agreement, to the following account:

          Account: [_________]

                                       P-1

          Account #: [_______]

          Title: [[Wells Fargo Bank, National Association][Prudential Asset
          Resources, Inc.], as Master Servicer, on behalf of LaSalle Bank
          National Association, as Trustee, in trust for the registered holders of Bear Stearns Commercial Mortgage Securities Inc., Commercial
          Mortgage Pass-Through Certificates, Series 2006-PWR13, Collection
          Account]

          Location: [Wells Fargo Bank, National Association][Prudential Asset
          Resources, Inc.]

          [You are hereby further directed to forward, deliver, or otherwise make available to [Wells Fargo Bank, National Association][Prudential Asset
Resources, Inc.], as Master Servicer, all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to the [Note ___ Lender] [___ Noteholder] under the
Co-Lender Agreement and the Non-Trust-Servicing Agreement, to the following:
[address/facsimile/email address/telephone number]]

          [Please also be advised that [______________], as the initial
"Controlling Class Representative" under the Agreement is, to the fullest extent permitted under the Co-Lender Agreement, entitled to exercise any rights and powers of the Trustee, in its capacity as [Note ___ Lender] [___ Noteholder], under Section ___ of the Co-Lender Agreement.]

          [Please also be advised that a new Controlling Class Representative has been appointed in accordance with Section 3.23(a) of the Agreement, which new Controlling Class Representative is _________________________ [include notice information] and such party is, to the fullest extent permitted under the
Co-Lender Agreement, entitled to exercise any rights and powers of the Trustee, in its capacity as [Note ___ Lender] [___ Noteholder], under Section ___ of the
Co-Lender Agreement.]

                                        Very truly yours,

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as  Trustee

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

c.c. [OTHER RELATED NON-POOLED NOTEHOLDERS]

                                       P-2

                                    EXHIBIT Q

                   FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO
cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS
IMMEDIATELY BELOW**

Wells Fargo Bank, N.A., as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attn: Corporate Trust Services (CMBS) Bear Stearns Commercial Mortgage
Securities Inc.,
Commercial Mortgage Pass-Through Certificates, Series 2006-PWR13--SEC REPORT
PROCESSING

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [11.06] [11.07] [11.09] of the Pooling and Servicing
Agreement, dated as of September 1, 2006 (the "Pooling and Servicing
Agreement"), by and among Bear Stearns Commercial Mortgage Securities Inc., as depositor, Prudential Asset Resources, Inc., as a master servicer, Wells Fargo
Bank, N.A., as a master servicer, LNR Partners, Inc., as general special servicer, Wells Fargo Bank, N.A., as certificate administrator and tax administrator, and LaSalle Bank National Association as trustee, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form
[10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [__________], phone number: [__________]; email address: [__________].

                                           [NAME OF PARTY],
                                           as [role]

                                           By:
                                              ----------------------------------
                                           Name:
                                           Title:

cc: Depositor

                                       Q-1

                                    EXHIBIT R

                COPY OF PRIMARY SERVICER UNDERTAKING TO INDEMNIFY

                                       R-1

                    PRIMARY SERVICER UNDERTAKING TO INDEMNIFY

          Reference is made to the Pooling and Servicing Agreement, dated as of
September 1, 2006 (the "Pooling and Servicing Agreement"), by and among Bear
Stearns Commercial Mortgage Securities Inc., as depositor, Prudential Asset
Resources, Inc., as a master servicer, Wells Fargo Bank, National Association
("WFB"), as a master servicer, certificate administrator and tax administrator,
LNR Partners, Inc., as general special servicer, and LaSalle Bank National
Association, as trustee. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

          As additional consideration for the execution of the Nationwide
Primary Servicing Agreement by WFB as a Master Servicer and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nationwide as Primary Servicer hereby agrees, for the benefit of the Trust and the other Persons set forth in Section 3.22(l) of the Pooling and
Servicing Agreement, to perform the obligations imposed on Nationwide as Primary
Servicer under Section 3.22(l) of the Pooling and Servicing Agreement as if such obligations were fully set forth in this instrument. This undertaking shall not be waived, rescinded or otherwise modified without the written consent of each of the entities set forth in such Section 3.22(l) and written confirmation from each Rating Agency for the Rated Certificates to the effect that such waiver, rescission or other modification shall not result in an Adverse Rating Event with respect to any Class of Rated Certificates rated by such Rating Agency.

     IN WITNESS WHEREOF, the Primary Servicer has caused its name to be signed hereto by its officer thereunto duly authorized as of the 27th day of September,
2006.

                                           NATIONWIDE LIFE INSURANCE COMPANY,
                                           as Primary Servicer

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                    EXHIBIT S
           FORMULA FOR ADJUSTMENT OF RLJ NON-TRUST ADMINISTRATIVE FEE
                        ACCRUAL RATE TO ACTUAL/360 BASIS

     For purposes of clause (v) of the definition of "Administrative Fee Rate", the equivalent rate per annum on an Actual/360 Basis in connection with the RLJ
Hotel Portfolio Pooled Mortgage Loan shall be equal to, for any Interest Accrual
Period, 0.01% multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days on such Interest Accrual
Period.

                                      S-1

                                  SCHEDULE I-A

                     SCHEDULE OF PMCF POOLED MORTGAGE LOANS

                                     S-I-A-1

 ID    SELLER LOAN NUMBER   PROPERTY NAME                                LOAN GROUP   ADDRESS
------------------------------------------------------------------------------------------------------------------------

   2        6106571         CSM Hotel Portfolio                               1       Various
 2-a        6106571A        Marriott Minneapolis West                                 9960 Wayzata Boulevard
 2-b        6106571B        Marriott Courtyard Woburn                                 700 Unicorn Park Drive
 2-c        6106571C        Marriott Courtyard Roseville                              2905 Centre Pointe Drive
 2-d        6106571D        Residence Inn Lake Oswego                                 15200 SW Bangy Road
 2-e        6106571E        Residence Inn Eden Prairie                                7780 Flying Cloud Drive
 2-f        6106571F        Residence Inn Vancouver                                   8005 NE Parkway Drive
 2-g        6106571G        TownePlace Suites Sterling Heights                        14800 Lakeside Circle
 2-h        6106571H        TownePlace Suites Eagan                                   3615 Crestridge Drive
  20        6106744         The Family Center at Federal Way                  1       3500-3600 S. Federal Way
  28        6106524         Lakeside Center I & III                           1       2035 & 2160 Lakeside Centre Way
  32        6106603         McDougall Burkey Industrial Portfolio             1       Various
32-a        6106603A        Berks Corporate Center                                    Route 61 & Tuckerton Road
32-b        6106603B        10 Vanguard Drive                                         10 Vanguard Drive
32-c        6106603C        650 Lincoln Road                                          650 Lincoln Road
  34        6106639         Tesoro Village                                    1       23850-23892 West Copper Hill Drive
  61        6106646         Ceres Marketplace                                 1       1611-1667 E. Hatch Road
  63        6106582         The Garden District Apartments                    2       190 East University Drive
  69        6106692         New Braunfels Market Place Shopping Center        1       651 Business Loop IH-35 North
  75        6106661         North Park Shopping Center                        1       9616 North Lamar Blvd
  79        6106484         IIMAK Building                                    1       310 Commerce Drive
  80        6106667         Bushwood                                          1       3700 Park East Drive
  81        6106576         Woodlawn Shopping Center                          1       8700 Richmond Highway
  82        6106676         Gateway Centre                                    1       981 Ford Street Extension
  87        6106660         Town Square Shopping Center                       1       1901 W. William Cannon Drive
  89        6106663         ST Peterson Portfolio                             1       Various
89-a        6106663A        STP Co. I, LP                                             4260 to 4270 Route One
89-b        6106663B        STP Co. III                                               4250 Route One
89-c        6106663C        1 AAA DRIVE                                               1 AAA Drive
89-d        6106663D        STP Co. II, LP                                            4260 Route One
 101        6106704         Kendall Breeze Shopping Center                    1       12300 S.W. 127th Avenue
 112        6106527         Breezewood SC                                     1       10600 Courthouse Road
 119        6106600         Red Roof Inn-Buena Park                           1       7121 Beach Boulevard
 120        6106666         Lakeshore North SC                                1       4216 N.W. 63rd Street
 130        6106656         Holiday Inn Express - Lawton                      1       209 SE Interstate Drive
 132        6106580         Orange Shopping Center                            1       500 North Madison Road
 133        6106555         Jacksonville Distribution Center                  1       1111 Imeson Park Boulevard
 138        6106458         Kobosko Crossing                                  1       9100-9318 Forest Hill Boulevard
 139        6106720         Capital Commons                                   1       4237 Louisburg Rd.
 141        6106363         Northgate- Boise                                  1       6906-7158 West State Street
 150        6106665         Taylor Park Apartments                            2       11201 & 11400 Elm Street
 162        6106675         Heritage Center                                   1       4100 Heritage Trace Parkway
 163        6106674         Alhambra Retail                                   1       301 East Valley Boulevard
 166        6106680         4300 Green River Retail                           1       4300 Green River Road
 181        6106434         Mountvue Place                                    1       14504-10 NE 20th Street
 187        6106657         Holiday Inn Express - Cocoa Beach                 1       5575 North Atlantic Avenue
 190        6106550         Security Central Storage                          1       6002 Kingston Pike
 209        6106669         Best Western Deep River                           1       7800 National Service Road
 213        6106664         Park Hill Apartments                              2       33000 Park Hill Boulevard
 224        6106672         Best Western Wendover                             1       1103 Lanada Drive
 227        6106599         Parkside Townhome Apartments                      2       1122 Millview Drive
 229        6106644         Oak Tree Plaza                                    1       1570 Buffalo Trail

                                                                   CUT-OFF DATE  P&I MONTHLY DEBT   IO MONTHLY DEBT
 ID             CITY        STATE    ZIP CODE   ORIGINAL BALANCE     BALANCE         SERVICE            SERVICE       MORTGAGE RATE
------------------------------------------------------------------------------------------------------------------------------------

   2   Various             Various    Various         85,900,000     85,664,040      508,131              NAP            5.87500%
 2-a   St. Louis Park         MN       55426          20,900,000     20,842,589
 2-b   Woburn                 MA       01801          15,860,000     15,816,434
 2-c   Roseville              MN       55113          11,690,000     11,657,889
 2-d   Lake Oswego            OR       97035           9,590,000      9,563,657
 2-e   Eden Prairie           MN       55344           9,450,000      9,424,042
 2-f   Vancouver              WA       98662           7,840,000      7,818,464
 2-g   Sterling Heights       MI       48314           5,950,000      5,933,656
 2-h   Eagan                  MN       55122           4,620,000      4,607,309
  20   Boise                  ID       83705          25,000,000     25,000,000      123,145            147,166          5.83000%
  28   Knoxville              TN       37922          20,300,000     20,268,011      124,331              NAP            6.20000%
  32   Reading                PA      Various         18,750,000     18,719,083      112,778              NAP            6.03000%
32-a   Reading                PA       19605          16,160,000     16,133,354
32-b   Reading                PA       19606           1,990,000      1,986,719
32-c   Reading                PA       19606             600,000        599,011
  34   Valencia               CA       91354          18,000,000     18,000,000       90,490              NAP            5.95000%
  61   Modesto                CA       95351          13,000,000     13,000,000       65,793              NAP            5.99000%
  63   Auburn                 AL       36832          12,500,000     12,500,000       67,698            78,270           6.41000%
  69   New Braunfels          TX       78130          11,250,000     11,250,000       56,936              NAP            5.99000%
  75   Austin                 TX       78753          11,000,000     11,000,000       57,902            67,586           6.23000%
  79   Amherst                NY       14228          10,500,000     10,500,000       71,752              NAP            6.63000%
  80   Beachwood              OH       44122          10,160,000     10,152,209       62,821              NAP            6.29000%
  81   Alexandria             VA       22309          10,000,000     10,000,000       61,637              NAP            6.26000%
  82   Ogdensburg             NY       13669          10,000,000     10,000,000       52,722            61,507           6.24000%
  87   Austin                 TX       78745           9,550,000      9,550,000       50,027            58,491           6.20000%
  89   Various                NJ      Various          9,500,000      9,484,746       57,754              NAP            6.13000%
89-a   Monmouth Junction      NJ       08852           2,950,000      2,945,263
89-b   Monmouth Junction      NJ       08852           2,800,000      2,795,504
89-c   Robbinsville           NJ       08691           2,710,000      2,705,649
89-d   Monmouth Junction      NJ       08852           1,040,000      1,038,330
 101   Miami                  FL       33186           8,500,000      8,493,230       51,784              NAP            6.15000%
 112   Fredericksburg         VA       22407           7,350,000      7,338,418       45,016              NAP            6.20000%
 119   Buena Park             CA       90620           7,200,000      7,200,000       48,345              NAP            6.44000%
 120   Oklahoma City          OK       73116           7,200,000      7,189,048       44,707              NAP            6.33000%
 130   Lawton                 OK       73501           7,000,000      6,980,436       50,561              NAP            6.77000%
 132   Orange                 VA       22960           6,800,000      6,800,000       41,913              NAP            6.26000%
 133   Jacksonville           FL       32218           6,800,000      6,781,902       40,813              NAP            6.01000%
 138   Wellington             FL       33411           6,500,000      6,490,489       40,956              NAP            6.47000%
 139   Raleigh                NC       27604           6,485,000      6,485,000       33,149            39,090           6.05000%
 141   Boise                  ID       83703           6,430,238      6,430,238       34,499            40,011           6.35000%
 150   Taylor                 MI       48180           6,000,000      6,000,000       31,177            36,554           6.15000%
 162   Keller                 TX       76248           2,885,000      2,880,515       17,763              NAP            6.25000%
 163   Alhambra               CA       91801           2,585,000      2,580,981       15,916              NAP            6.25000%
 166   Corona                 CA       92880           5,200,000      5,200,000       28,075            32,492           6.39000%
 181   Bellevue               WA       98007           4,700,000      4,691,645       27,398              NAP            5.74000%
 187   Cocoa Beach            FL       32931           4,500,000      4,494,566       29,769              NAP            6.28000%
 190   Knoxville              TN       37919           4,340,000      4,329,022       28,122              NAP            6.06000%
 209   Greensboro             NC       27409           3,570,000      3,565,961       24,328              NAP            6.60000%
 213   Wayne                  MI       48184           3,460,000      3,460,000       17,774            20,923           6.08000%
 224   Greensboro             NC       27407           3,080,000      3,076,515       20,989              NAP            6.60000%
 227   Arlington              TX       76012           3,050,000      3,042,443       18,899              NAP            6.31000%
 229   Morristown             TN       37814           3,015,000      3,015,000       15,972            18,603           6.27000%

 ID    INTEREST ACCRUAL BASIS
-----------------------------

   2         Actual/360
 2-a
 2-b
 2-c
 2-d
 2-e
 2-f
 2-g
 2-h
  20         Actual/360
  28         Actual/360
  32         Actual/360
32-a
32-b
32-c
  34         Actual/360
  61         Actual/360
  63         Actual/360
  69         Actual/360
  75         Actual/360
  79         Actual/360
  80         Actual/360
  81         Actual/360
  82         Actual/360
  87         Actual/360
  89         Actual/360
89-a
89-b
89-c
89-d
 101         Actual/360
 112         Actual/360
 119         Actual/360
 120         Actual/360
 130         Actual/360
 132         Actual/360
 133         Actual/360
 138         Actual/360
 139         Actual/360
 141         Actual/360
 150         Actual/360
 162         Actual/360
 163         Actual/360
 166         Actual/360
 181         Actual/360
 187         Actual/360
 190         Actual/360
 209         Actual/360
 213         Actual/360
 224         Actual/360
 227         Actual/360
 229         Actual/360

                                                                                          MATURITY DATE OR      ORIGINAL TERM TO
 ID    SELLER LOAN NUMBER   PROPERTY NAME                                ARD LOAN (Y/N)         ARD          MATURITY OR ARD (MOS.)
------------------------------------------------------------------------------------------------------------------------------------

   2        6106571         CSM Hotel Portfolio                                No             6/5/2016                 120
 2-a        6106571A        Marriott Minneapolis West
 2-b        6106571B        Marriott Courtyard Woburn
 2-c        6106571C        Marriott Courtyard Roseville
 2-d        6106571D        Residence Inn Lake Oswego
 2-e        6106571E        Residence Inn Eden Prairie
 2-f        6106571F        Residence Inn Vancouver
 2-g        6106571G        TownePlace Suites Sterling Heights
 2-h        6106571H        TownePlace Suites Eagan
  20        6106744         The Family Center at Federal Way                   No             8/5/2016                 120
  28        6106524         Lakeside Center I & III                            No             7/5/2016                 120
  32        6106603         McDougall Burkey Industrial Portfolio              No             7/5/2016                 120
32-a        6106603A        Berks Corporate Center
32-b        6106603B        10 Vanguard Drive
32-c        6106603C        650 Lincoln Road
  34        6106639         Tesoro Village                                     No             8/1/2016                 120
  61        6106646         Ceres Marketplace                                  No             7/5/2016                 120
  63        6106582         The Garden District Apartments                     No             7/5/2016                 120
  69        6106692         New Braunfels Market Place Shopping Center         No             7/5/2016                 120
  75        6106661         North Park Shopping Center                         No             7/5/2016                 120
  79        6106484         IIMAK Building                                     Yes            9/1/2026                 240
  80        6106667         Bushwood                                           No             8/5/2016                 120
  81        6106576         Woodlawn Shopping Center                           Yes            9/5/2016                 120
  82        6106676         Gateway Centre                                     No             7/5/2016                 120
  87        6106660         Town Square Shopping Center                        No             7/5/2016                 120
  89        6106663         ST Peterson Portfolio                              No             7/5/2016                 120
89-a        6106663A        STP Co. I, LP
89-b        6106663B        STP Co. III
89-c        6106663C        1 AAA DRIVE
89-d        6106663D        STP Co. II, LP
 101        6106704         Kendall Breeze Shopping Center                     No             8/5/2016                 120
 112        6106527         Breezewood SC                                      Yes            7/5/2016                 120
 119        6106600         Red Roof Inn-Buena Park                            No             9/5/2016                 120
 120        6106666         Lakeshore North SC                                 No             7/5/2016                 120
 130        6106656         Holiday Inn Express - Lawton                       No             7/5/2016                 120
 132        6106580         Orange Shopping Center                             Yes            9/5/2016                 120
 133        6106555         Jacksonville Distribution Center                   No             6/5/2016                 120
 138        6106458         Kobosko Crossing                                   No             7/5/2013                 84
 139        6106720         Capital Commons                                    No             9/5/2016                 120
 141        6106363         Northgate- Boise                                   No             6/1/2016                 120
 150        6106665         Taylor Park Apartments                             No             9/5/2016                 120
 162        6106675         Heritage Center                                    No             7/5/2016                 120
 163        6106674         Alhambra Retail                                    No             7/5/2016                 120
 166        6106680         4300 Green River Retail                            No             8/5/2016                 120
 181        6106434         Mountvue Place                                     No             7/5/2016                 120
 187        6106657         Holiday Inn Express - Cocoa Beach                  No             8/5/2016                 120
 190        6106550         Security Central Storage                           No             7/5/2016                 120
 209        6106669         Best Western Deep River                            No             8/5/2016                 120
 213        6106664         Park Hill Apartments                               No             9/5/2016                 120
 224        6106672         Best Western Wendover                              No             8/5/2016                 120
 227        6106599         Parkside Townhome Apartments                       No             6/1/2016                 120
 229        6106644         Oak Tree Plaza                                     Yes            7/5/2016                 120

           STATED
          REMAINING
           TERM TO         ORIGINAL      REMAINING      CROSSED
       MATURITY OR ARD   AMORTIZATION   AMORTIZATION   WITH OTHER
 ID        (MOS.)        TERM (MOS.)    TERM (MOS.)      LOANS      CROSSED LOAN ID
------------------------------------------------------------------------------------

   2               117            360            357
 2-a
 2-b
 2-c
 2-d
 2-e
 2-f
 2-g
 2-h
  20               119            360            360
  28               118            360            358
  32               118            360            358
32-a
32-b
32-c
  34               119              0              0
  61               118              0              0
  63               118            360            360
  69               118              0              0
  75               118            360            360
  79               240            300            300
  80               119            360            359
  81               120            360            360
  82               118            360            360
  87               118            360            360
  89               118            360            358
89-a
89-b
89-c
89-d
 101               119            360            359
 112               118            360            358
 119               120            300            300
 120               118            360            358
 130               118            270            268
 132               120            360            360
 133               117            360            357
 138                82            360            358
 139               120            360            360
 141               117            360            360
 150               120            360            360
 162               118            360            358   Yes          6106675, 6106674
 163               118            360            358   Yes          6106675, 6106674
 166               119            360            360
 181               118            360            358
 187               119            300            299
 190               118            300            298
 209               119            300            299
 213               120            360            360
 224               119            300            299
 227               117            360            357
 229               118            360            360

 ID    PREPAYMENT PROVISIONS (# OF PAYMENTS)   OWNERSHIP INTEREST
-----------------------------------------------------------------

   2   LO(28)/Defeasance(88)/Open(4)                  Fee
 2-a                                                  Fee
 2-b                                                  Fee
 2-c                                                  Fee
 2-d                                                  Fee
 2-e                                                  Fee
 2-f                                                  Fee
 2-g                                                  Fee
 2-h                                                  Fee
  20   LO(26)/Defeasance(90)/Open(4)                  Fee
  28   LO(49)/GRTR1% or YM(64)/Open(7)                Fee
  32   LO(27)/Defeasance(91)/Open(2)                  Fee
32-a                                                  Fee
32-b                                                  Fee
32-c                                                  Fee
  34   LO(26)/Defeasance(90)/Open(4)                  Fee
  61   LO(47)/GRTR1% or YM(71)/Open(2)                Fee
  63   LO(27)/Defeasance(89)/Open(4)                  Fee
  69   LO(27)/Defeasance(91)/Open(2)                  Fee
  75   LO(27)/Defeasance(89)/Open(4)                  Fee
  79   LO(25)/Defeasance(212)/Open(3)                 Fee
  80   LO(26)/Defeasance(90)/Open(4)                  Fee
  81   LO(25)/Defeasance(91)/Open(4)                  Fee
  82   LO(27)/Defeasance(91)/Open(2)                  Fee
  87   LO(27)/Defeasance(89)/Open(4)                  Fee
  89   LO(27)/Flex(91)/Open(2)                        Fee
89-a                                                  Fee
89-b                                                  Fee
89-c                                                  Fee
89-d                                                  Fee
 101   LO(48)/GRTR1% or YM(70)/Open(2)                Fee
 112   LO(27)/Defeasance(89)/Open(4)                  Fee
 119   LO(25)/Defeasance(94)/Open(1)                  Fee
 120   LO(27)/Defeasance(91)/Open(2)                  Fee
 130   LO(27)/Defeasance(91)/Open(2)                  Fee
 132   LO(25)/Defeasance(91)/Open(4)                  Fee
 133   LO(28)/Defeasance(90)/Open(2)                  Fee
 138   LO(27)/Defeasance(53)/Open(4)                  Fee
 139   LO(25)/Defeasance(93)/Open(2)                  Fee
 141   LO(28)/Defeasance(88)/Open(4)                  Fee
 150   LO(25)/Defeasance (91)/Open(4)                 Fee
 162   LO(27)/Defeasance(91)/Open(2)                  Fee
 163   LO(27)/Defeasance(91)/Open(2)                  Fee
 166   LO(26)/Defeasance(92)/Open(2)                  Fee
 181   LO(47)/GRTR1% or YM(69)/Open(4)                Fee
 187   LO(26)/Defeasance(92)/Open(2)                  Fee
 190   LO(27)/Defeasance(89)/Open(4)                  Fee
 209   LO(26)/Defeasance(92)/Open(2)                  Fee
 213   LO(25)/Defeasance(91)/Open(4)                  Fee
 224   LO(26)/Defeasance(92)/Open(2)                  Fee
 227   LO(28)/Defeasance(90)/Open(2)                  Fee
 229   LO(27)/Defeasance(91)/Open(2)                  Fee

 ID    SELLER LOAN NUMBER   PROPERTY NAME                                LOAN SELLER   ADMINISTRATIVE FEE RATE
--------------------------------------------------------------------------------------------------------------

   2         6106571        CSM Hotel Portfolio                          PMCF                         0.02153%
 2-a        6106571A        Marriott Minneapolis West                    PMCF
 2-b        6106571B        Marriott Courtyard Woburn                    PMCF
 2-c        6106571C        Marriott Courtyard Roseville                 PMCF
 2-d        6106571D        Residence Inn Lake Oswego                    PMCF
 2-e        6106571E        Residence Inn Eden Prairie                   PMCF
 2-f        6106571F        Residence Inn Vancouver                      PMCF
 2-g        6106571G        TownePlace Suites Sterling Heights           PMCF
 2-h        6106571H        TownePlace Suites Eagan                      PMCF
  20         6106744        The Family Center at Federal Way             PMCF                         0.02153%
  28         6106524        Lakeside Center I & III                      PMCF                         0.02153%
  32         6106603        McDougall Burkey Industrial Portfolio        PMCF                         0.02153%
32-a        6106603A        Berks Corporate Center                       PMCF
32-b        6106603B        10 Vanguard Drive                            PMCF
32-c        6106603C        650 Lincoln Road                             PMCF
  34         6106639        Tesoro Village                               PMCF                         0.04153%
  61         6106646        Ceres Marketplace                            PMCF                         0.02153%
  63         6106582        The Garden District Apartments               PMCF                         0.02153%
  69         6106692        New Braunfels Market Place Shopping Center   PMCF                         0.02153%
  75         6106661        North Park Shopping Center                   PMCF                         0.02153%
  79         6106484        IIMAK Building                               PMCF                         0.02153%
  80         6106667        Bushwood                                     PMCF                         0.07153%
  81         6106576        Woodlawn Shopping Center                     PMCF                         0.02153%
  82         6106676        Gateway Centre                               PMCF                         0.02153%
  87         6106660        Town Square Shopping Center                  PMCF                         0.02153%
  89         6106663        ST Peterson Portfolio                        PMCF                         0.02153%
89-a        6106663A        STP Co. I, LP                                PMCF
89-b        6106663B        STP Co. III                                  PMCF
89-c        6106663C        1 AAA DRIVE                                  PMCF
89-d        6106663D        STP Co. II, LP                               PMCF
 101         6106704        Kendall Breeze Shopping Center               PMCF                         0.02153%
 112         6106527        Breezewood SC                                PMCF                         0.02153%
 119         6106600        Red Roof Inn-Buena Park                      PMCF                         0.02153%
 120         6106666        Lakeshore North SC                           PMCF                         0.02153%
 130         6106656        Holiday Inn Express - Lawton                 PMCF                         0.02153%
 132         6106580        Orange Shopping Center                       PMCF                         0.02153%
 133         6106555        Jacksonville Distribution Center             PMCF                         0.02153%
 138         6106458        Kobosko Crossing                             PMCF                         0.02153%
 139         6106720        Capital Commons                              PMCF                         0.02153%
 141         6106363        Northgate- Boise                             PMCF                         0.07153%
 150         6106665        Taylor Park Apartments                       PMCF                         0.07153%
 162         6106675        Heritage Center                              PMCF                         0.02153%
 163         6106674        Alhambra Retail                              PMCF                         0.02153%
 166         6106680        4300 Green River Retail                      PMCF                         0.02153%
 181         6106434        Mountvue Place                               PMCF                         0.02153%
 187         6106657        Holiday Inn Express - Cocoa Beach            PMCF                         0.02153%
 190         6106550        Security Central Storage                     PMCF                         0.02153%
 209         6106669        Best Western Deep River                      PMCF                         0.02153%
 213         6106664        Park Hill Apartments                         PMCF                         0.07153%
 224         6106672        Best Western Wendover                        PMCF                         0.02153%
 227         6106599        Parkside Townhome Apartments                 PMCF                         0.07153%
 229         6106644        Oak Tree Plaza                               PMCF                         0.07153%

 ID    DUE DATE   GRACE PERIOD (PRIOR TO LATE FEES)   LETTER OF CREDIT                  LETTER OF CREDIT DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------

   2   5th                                        0         Yes                  Marriott Minneapolis Funds ($4,500,000 LOC)
 2-a
 2-b
 2-c
 2-d
 2-e
 2-f
 2-g
 2-h
  20   5th                                        0
  28   5th                                        0
  32   5th                                        0
32-a
32-b
32-c
  34   1st                                        5
  61   5th                                        0
  63   5th                                        0
  69   5th                                        0
  75   5th                                        0
  79   1st                                        5
  80   5th                                        0
  81   5th                                        0
  82   5th                                        0         Yes          Price Choppers Expansion Reserve ($2,300,000 LOC), Holdback
                                                                                           Reserve ($200,000 LOC)
  87   5th                                        0
  89   5th                                        0
89-a
89-b
89-c
89-d
 101   5th                                        0
 112   5th                                        0
 119   5th                                        0
 120   5th                                        0
 130   5th                                        0         Yes             Upfront Insurance - $5,100 (LOC), Credit Enhancement
                                                                                               ($420,000 LOC)
 132   5th                                        0
 133   5th                                        0
 138   5th                                        0
 139   5th                                       15
 141   1st                                        5
 150   5th                                        0
 162   5th                                        0
 163   5th                                        0
 166   5th                                        0
 181   5th                                        0
 187   5th                                        0
 190   5th                                        0
 209   5th                                       15
 213   5th                                        0
 224   5th                                       15
 227   1st                                        5
 229   5th                                        0

                                                                                                INITIAL MASTER     INITIAL MASTER
 ID                                         LOAN SPONSOR                                           SERVICER      SERVICING FEE RATE
------------------------------------------------------------------------------------------------------------------------------------

   2   CSM Investors, Inc.                                                                           PAR              0.02050%
 2-a
 2-b
 2-c
 2-d
 2-e
 2-f
 2-g
 2-h
  20   Nick S. Vidalakis                                                                             PAR              0.02050%
  28   Daniel L. Barnett, John-David W. Roddy                                                        PAR              0.02050%
  32   Rick B. Burkey, Richard J. McDougall                                                          PAR              0.02050%
32-a
32-b
32-c
  34   Meyer Nugit, Meyer & Trudy Nugit Family Trust                                                 PAR              0.04050%
  61   Duncan L. Matteson, Jr., James A. Blake                                                       PAR              0.02050%
  63   Howard Hill Weissinger                                                                        PAR              0.02050%
  69   J. Patrick Wiggins                                                                            PAR              0.02050%
  75   William L. Hutchinson                                                                         PAR              0.02050%
  79   Corporate Property Associates 16-Global Incorporated                                          PAR              0.02050%
  80   Jonathan Berns, Edward Schwartz, Patrick Finley                                               PAR              0.07050%
  81   Michael T. Hall, Michael T. Hall Revocable Trust                                              PAR              0.02050%
  82   John J. Nigro, Steven J. Powers                                                               PAR              0.02050%
  87   William L. Hutchinson                                                                         PAR              0.02050%
  89   Jon K. Volwieder                                                                              PAR              0.02050%
89-a
89-b
89-c
89-d
 101   Carlos M. Garcia                                                                              PAR              0.02050%
 112   Michael T. Hall, Michael T. Hall Revocable Trust                                              PAR              0.02050%
 119   Kyung I. Kim                                                                                  PAR              0.02050%
 120   Charles R. Hefner, Jr.                                                                        PAR              0.02050%
 130   Rajendra K. Patel, Mina R. Patel                                                              PAR              0.02050%
 132   Michael T. Hall, Michael T. Hall Revocable Trust                                              PAR              0.02050%
 133   Robert E. Smietana, John E. Shaffer, Melissa S. Pielet, Timothy Luby, Carl M. Manofsky        PAR              0.02050%
 138   Andrew J. Kobosko                                                                             PAR              0.02050%
 139   Craig A. Briner, Robert K. Hultstrand                                                         PAR              0.02050%
 141   DBSI Housing, Inc., Douglas L.Swenson                                                         PAR              0.07050%
 150   Matthew B. Lester                                                                             PAR              0.07050%
 162   Patrick Kong, Debra Kong                                                                      PAR              0.02050%
 163   Patrick Kong, Debra Kong                                                                      PAR              0.02050%
 166   Chul H. Park, Mi Soo Park                                                                     PAR              0.02050%
 181   Berkley G. Biddle, Raymond L. Biddle                                                          PAR              0.02050%
 187   Dipak K. Patidar                                                                              PAR              0.02050%
 190   H. Craig Allen                                                                                PAR              0.02050%
 209   Nayan C. Patel, Raman C. Patel                                                                PAR              0.02050%
 213   Matthew B. Lester                                                                             PAR              0.07050%
 224   Nayan C. Patel, Raman C. Patel                                                                PAR              0.02050%
 227   C. Edward Springman, Stanley L. Sidell                                                        PAR              0.07050%
 229   Michael C. McMillen, Jr. and Michael A. Klump                                                 PAR              0.07050%

                                  SCHEDULE I-B

                     SCHEDULE OF BSCMI POOLED MORTGAGE LOANS

                                     S-I-B-1

              SELLER LOAN
   ID            NUMBER      PROPERTY NAME                                    LOAN GROUP     ADDRESS
-----------------------------------------------------------------------------------------------------------------------------------

        1       46884        Alexandria Portfolio                                 1          Various
      1-a       46884        681 Gateway Boulevard                                           681 Gateway Boulevard
      1-b       46884        901 Gateway Boulevard                                           901 Gateway Boulevard
      1-c       46884        7000 Shoreline Court                                            7000 Shoreline Court
      1-d       46884        951 Gateway Boulevard                                           951 Gateway Boulevard
        3       45782        Paces West                                           1          2727 Paces Ferry Road
        6       46841        Fairmont Plaza Office                                1          50 West San Fernando St.
        7       46993        Brandywine Anchors                                   1          5190 Brandywine Parkway
        9       47205        Le Pavillon Hotel                                    1          833 Poydras Street
       10       46169        Pennswood Apartments                                 2          4913 Wynnewood Road
       11       47102        Brandywine Center Crescent Lower Level               1          5190 Brandywine Parkway
       15       44041        Colonial Park                                        2          42-12 Williamsburg Drive
       16       45899        Phillipsburg Commerce Center                         1          942 Memorial Parkway/Route 22
       17       47103        Brandywine Mixed Use                                 1          5190 Brandywine parkway
       18       47204        913 Old Philadelphia Road                            1          913 Old Philadelphia Road
       22       47104        Brandywine Market Square                             1          5515 & 5601 Concord Pike
       25       47320        Legacy Village                                       1          NWC of Baseline Road & 24th Street
       26       47105        Brandywine Condominium                               1          5190 Brandywine Parkway
       30       46962        730 Pilot Road                                       1          730 Pilot Road
       36       46205        Parker Square                                        1          300-900 Parker Square
       37       47173        Ozburn Hessey Logistics                              1          7401 Fremont Pike
       38       45472        Petroleum Towers                                     1          8626-8700 Tesoro Drive
       39       46651        Oakwood Apartments                                   2          26300 Berg Road
       40       47000        600 & 619 Alexander Road                             1          600 & 619 Alexander Road
       46       46918        BJ's Miami                                           1          17250 NW 57th Avenue
       48       44091        The Willows at Barrington                            2          1200 Clements Bridge Road
       53       46185        Madelon Condominium                                  1          3251 Prospect Street, N.W.
       55       45720        Chapel Hill Commons                                  1          4919 Flat Shoals Parkway
       57       46903        Kyrene Village                                       1          6045-6245 West Chandler Boulevard
       59       45975        Lake Forest Marketplace                              1          23831 El Toro Boulevard
       64       45873        Perkasie Square                                      1          505 Constitution Avenue
       65       47207        Courtyard Apartments Valdosta                        2          480 Murray Road
       70       44044        Fox Ridge                                            2          220 A Dobbs Drive
       73       47177        La Quinta Carlsbad                                   1          760 Macadamia Drive
       74       47184        New Bern Commons                                     1          4501 New Bern Avenue
       76       46919        Green Bay Hilton Garden Inn                          1          1015 Lombardi Avenue
       88       47022        2520 & 2530 Riva Road                                1          Various
     88-a       47022        2520 Riva Road - Best Western Riva Road                         2520 Riva Road
     88-b       47022        2530 Riva Road - Riva Road Office                               2530 Riva Road
       90       46377        Villages of Lake Jackson                             2          504 Highway 332
       94       46762        Lindbergh & Sunshine                                 1          Various
     94-a       46762        Lindbergh Park                                                  7500 & 7510-20 Lindbergh Drive
     94-b       46762        Sunshine Shopping Center                                        22301 Georgia Avenue
       99       44227        Agua Caliente                                        1          6990 E. Shea Boulevard
      104       47044        Appleton Hilton Garden Inn                           1          720 Eisenhower Drive
      109       47395        Hampton Inn Exton                                    1          4 North Pottstown Pike
      113       46852        Philadelphia Office Portfolio                        1          Various
    113-a       46852        Smylie Times Building                                           2607 Rhawn Street
    113-b       46852        Roosevelt Building                                              8040 East Roosevelt Blvd.
      115       46980        Upper Montclair Portfolio                            1          Various
    115-a       46980        605 Valley Road                                                 605 Valley Road
    115-b       46980        221-227 Bellevue Avenue                                         223-227 Bellevue Avenue
    115-c       46980        572 Valley Road                                                 572 Valley Road
      125       47081        Gibraltar Court                                      1          165 Gibraltar Court
      129       46664        Hillside Industrial NJ                               1          1319 North Broad Street
      140       46692        5801 West Side Avenue                                1          5801 West Side Avenue
      145       46881        Highland Plaza Shopping Center                       1          10118 West 119th Street
      160       46972        711 Daily Drive                                      1          711 Daily Drive
      161       46818        20-22 Meridian Road                                  1          20-22 Meridian Road
      167       46192        1528 Chestnut Street                                 1          1528 Chestnut Street
      168       45477        The Meadowridge Business Center                      1          6605 Business Parkway
      170       46139        Sunquest Apartments                                  2          445 North Pantano Road
      174       45444        Hebron Crossing                                      1          1016 East Hebron Parkway
      176       43777        Attleboro Corporate Campus                           1          Various
    176-a       43777        Attleboro Corporate Campus Bldg. 12                             533 Pleasant Street
    176-b       43777        Attleboro Corporate Campus Bldg. 5                              537 Pleasant Street
      177       46534        Evenhaim Building                                    1          21530 Roscoe Blvd.
      184       46371        Beacon Hill Hotel and Bistro                         1          25 Charles Street
      188       47323        Monson Plaza                                         1          107 - 123 Main Street
      197       46822        Raley's Office Building                              1          681 West Capitol Avenue
      202       47217        Rite Aid - Flat Rock                                 1          28659 Telegraph Rd
      203       46177        New Englander Industrial Park                        1          100,150,161,210,241 Kuniholm Drive
      204       46636        176 East 176th Street                                2          176 East 176th St
      205       47218        Rite Aid - Warren                                    1          3950 E. 14 Mile Road
      212       46804        Eckerd - Mattydale                                   1          2616 Brewerton Road
      214       45803        Super 8 Mission Valley                               1          4380 Alvarado Canyon Road
      216       46813        Eckerd - Philadelphia                                1          7418 Oxford Avenue
      218       46803        Eckerd - Syracuse (Valley)                           1          401 West Seneca Turnpike
      225       46805        Eckerd - Liverpool (Route 57)                        1          7398 Oswego Road
      226       47199        Coconut Grove Shopping Center                        1          2801 East University Drive
      228       46811        Eckerd - Elmira North Main                           1          119 West 2nd Street
      236       46635        2505 Olinville Avenue                                2          2505 Olinville Avenue
      242       47219        Rite Aid - Macomb                                    1          46977 Romeo Plank Road
      246       47579        Cary Hill Plaza Shopping Center                      1          240 East Ashland Street
      250       47227        Days Inn Banning                                     1          2320 West Ramsey Street
      252       46809        Eckerd - Cortlandville                               1          1067 State Route 222
      254       47572        CVS - Derry                                          1          48 East Broadway
      258       46806        Eckerd - Old Liverpool                               1          703 Old Liverpool Road
      265       46807        CVS - West Monroe                                    1          3423 Cypress Street
      267       47113        JP Morgan Chase Branch                               1          160 Brighton Avenue
      272       45511        25-33 1/2 Mill Road                                  1          25-33 1/2 Mill Road
      275       46637        344 East 209th Street                                2          344 East 209th Street
      285       46634        2935 Holland Avenue                                  2          2935 Holland Avenue
      294       46631        2885 Briggs Avenue                                   2          2885 Briggs Avenue
      299       47326        Rite-Aid Lansing                                     1          1019 West Saginaw Street

                                                                                        CUT-OFF DATE      P&I MONTHLY DEBT
   ID                 CITY              STATE     ZIP CODE          ORIGINAL BALANCE      BALANCE            SERVICE
-----------------------------------------------------------------------------------------------------------------------------

        1   South San Francisco          CA         94080                146,000,000      145,889,811          908,273
      1-a   South San Francisco          CA         94080                 50,750,000       50,711,698
      1-b   South San Francisco          CA         94080                 38,000,000       37,971,321
      1-c   South San Francisco          CA         94080                 35,250,000       35,223,396
      1-d   South San Francisco          CA         94080                 22,000,000       21,983,396
        3   Atlanta                      GA         30339                 84,000,000       84,000,000          386,210
        6   San Jose                     CA         95113                 64,000,000       64,000,000          318,686
        7   Wilmington                   DE         19803                 61,375,000       61,375,000          310,878
        9   New Orleans                  LA         70112                 42,000,000       42,000,000          222,179
       10   Harrisburg                   PA         17109                 33,000,000       33,000,000          173,119
       11   Wilmington                   DE         19803                 31,550,000       31,550,000          159,808
       15   Harrisburg                   PA         17109                 27,360,000       27,360,000          128,875
       16   Phillipsburg                 NJ         08865                 27,000,000       26,513,898          187,135
       17   Wilmington                   DE         19803                 26,250,000       26,250,000          132,962
       18   Aberdeen                     MD         21001                 26,000,000       26,000,000          132,860
       22   Wilmington                   DE         19803                 24,375,000       24,375,000          123,465
       25   Phoenix                      AZ         85042                 22,750,000       22,750,000          118,098
       26   Wilmington                   DE         19803                 22,650,000       22,650,000          114,727
       30   Las Vegas                    NV         89119                 19,450,000       19,450,000          98,026
       36   Flower Mound                 TX         75028                 17,700,000       17,700,000          87,920
       37   Perrysburg                   OH         43551                 17,280,000       17,280,000          87,819
       38   San Antonio                  TX         78217                 17,000,000       17,000,000          94,712
       39   Southfield                   MI         48034                 17,000,000       16,973,535          104,617
       40   Princeton                    NJ         08540                 16,500,000       16,500,000          85,082
       46   Miami Lakes                  FL         33015                 15,000,000       15,000,000          78,260
       48   Barrington Borough           NJ         08007                 14,948,566       14,948,566          68,380
       53   Washington D.C.              DC         20007                 14,210,000       14,210,000          69,528
       55   Decatur                      GA         30034                 14,000,000       14,000,000          67,388
       57   Chandler                     AZ         85226                 13,800,000       13,777,717          83,708
       59   Lake Forest                  CA         92630                 13,200,000       13,200,000          67,642
       64   Perkasie                     PA         18944                 12,500,000       12,464,306          72,606
       65   Valdosta                     GA         31602                 12,025,000       12,025,000          62,941
       70   Hi-Nella                     NJ         08083                 11,240,000       11,240,000          52,944
       73   Carlsbad                     CA         92009                 11,150,000       11,122,134          68,827
       74   Raleigh                      NC         27610                 11,100,000       11,100,000          57,152
       76   Green Bay                    WI         54304                 10,780,000       10,767,523          72,713
       88   Annapolis                    MD         21401                  9,500,000        9,500,000          49,717
     88-a   Annapolis                    MD         21401                  5,541,667        5,541,667
     88-b   Annapolis                    MD         21401                  3,958,333        3,958,333
       90   Lake Jackson                 TX         77566                  9,400,000        9,400,000          49,440
       94   Various                      MD        Various                 9,000,000        9,000,000          46,903
     94-a   Gaithersburg                 MD         20879                  7,850,000        7,850,000
     94-b   Brookeville                  MD         20833                  1,150,000        1,150,000
       99   Scottsdale                   AZ         85254                  8,600,000        8,600,000          44,367
      104   Kimberly                     WI         54136                  8,140,000        8,130,695          55,216
      109   Exton                        PA         19341                  7,500,000        7,490,645          48,860
      113   Philadelphia                 PA         19152                  7,325,000        7,325,000          37,573
    113-a   Philadelphia                 PA         19152                  5,417,448        5,417,448
    113-b   Philadelphia                 PA         19152                  1,907,552        1,907,552
      115   Upper Montclair              NJ         07043                  7,275,000        7,275,000          36,567
    115-a   Upper Montclair              NJ         07043                  2,543,000        2,543,000
    115-b   Upper Montclair              NJ         07043                  2,531,000        2,531,000
    115-c   Upper Montclair              NJ         07043                  2,201,000        2,201,000
      125   Sunnyvale                    CA         94089                  7,000,000        7,000,000          36,716
      129   Hillside                     NJ         07205                  7,000,000        6,982,783          43,511
      140   North Bergen                 NJ         07047                  6,500,000        6,478,140          39,705
      145   Overland Park                KS         66213                  6,300,000        6,300,000          32,299
      160   Camarillo                    CA         93010                  5,600,000        5,600,000          28,678
      161   Eatontown                    NJ         07724                  5,500,000        5,484,251          31,905
      167   Philadelphia                 PA         19102                  5,200,000        5,187,101          32,204
      168   Elkridge                     MD         21075                  5,200,000        5,186,384          31,441
      170   Tucson                       AZ         85710                  5,000,000        4,992,146          30,662
      174   Carrollton                   TX         75010                  4,900,000        4,900,000          25,234
      176   Attleboro                    MA         02703                  4,800,000        4,788,673          32,135
    176-a   Attleboro                    MA         02703                  4,204,380        4,194,458
    176-b   Attleboro                    MA         02703                    595,620          594,214
      177   Canoga Park                  CA         91304                  4,750,000        4,738,362          31,249
      184   Boston                       MA         02114                  4,600,000        4,576,535          30,262
      188   Monson                       MA         01057                  4,425,000        4,425,000          22,619
      197   West Sacramento              CA         95605                  4,000,000        4,000,000          21,140
      202   Flat Rock                    MI         48134                  3,750,000        3,750,000          19,432
      203   Holliston                    MA         01746                  3,700,000        3,683,198          22,148
      204   Bronx                        NY         10457                  3,683,177        3,683,177          20,134
      205   Warren                       MI         48092                  3,675,000        3,675,000          19,043
      212   Mattydale                    NY         13211                  3,492,000        3,483,346          21,635
      214   San Diego                    CA         92120                  3,450,000        3,441,541          21,474
      216   Philadelphia                 PA         19111                  3,340,000        3,331,723          20,693
      218   Syracuse                     NY         13207                  3,283,000        3,274,801          20,272
      225   Liverpool                    NY         13090                  3,059,000        3,051,419          18,952
      226   Mesa                         AZ         85213                  3,050,000        3,050,000          16,016
      228   Elmira                       NY         14901                  3,040,000        3,032,281          18,635
      236   Bronx                        NY         10467                  2,950,000        2,950,000          15,924
      242   Macomb                       MI         48044                  2,775,000        2,775,000          14,380
      246   Brockton                     MA         02302                  2,660,000        2,660,000          16,373
      250   Banning                      CA         92220                  2,450,000        2,443,877          15,123
      252   Cortlandville                NY         13045                  2,404,000        2,397,996          14,844
      254   Derry                        NH         03038                  2,300,000        2,300,000          11,811
      258   Liverpool                    NY         13088                  2,208,000        2,202,486          13,634
      265   West Monroe                  LA         71291                  2,085,000        2,079,793          12,874
      267   Long Branch                  NJ         07740                  2,050,000        2,050,000          10,912
      272   Eastchester                  NY         10709                  1,900,000        1,893,602          11,600
      275   Bronx                        NY         10467                  1,763,704        1,763,704           9,641
      285   Bronx                        NY         10467                  1,477,291        1,477,291           8,076
      294   Bronx                        NY         10458                  1,180,828        1,180,828           6,455
      299   Lansing                      MI         48915                  1,041,000        1,041,000           5,189

              IO MONTHLY DEBT                     INTEREST ACCRUAL                                              ORIGINAL TERM TO
   ID             SERVICE        MORTGAGE RATE         BASIS         ARD LOAN (Y/N)    MATURITY DATE OR ARD   MATURITY OR ARD (MOS.)
------------------------------------------------------------------------------------------------------------------------------------

        1           NAP            6.34800%          Actual/360            No                8/1/2016                  120
      1-a
      1-b
      1-c
      1-d
        3         473,875          5.44170%          Actual/360            No                5/1/2016                  120
        6         379,341          5.89350%          Actual/360            No                6/1/2016                  120
        7           NAP            5.99500%          Actual/360            No                7/1/2016                  120
        9         277,347          6.26100%          Actual/360            No                8/1/2016                  120
       10         202,308          6.20900%          Actual/360            No                8/1/2016                  120
       11           NAP            5.99500%          Actual/360            No                7/1/2016                  120
       15         156,637          5.57500%          Actual/360            Yes               7/1/2020                  180
       16           NAP            5.59200%          Actual/360            No                1/1/2016                  120
       17           NAP            5.99500%          Actual/360            No                7/1/2016                  120
       18         156,686          6.04800%          Actual/360            No                7/1/2016                  120
       22           NAP            5.99500%          Actual/360            No                7/1/2016                  120
       25         138,511          6.14400%          Actual/360            No                7/1/2016                  120
       26           NAP            5.99500%          Actual/360            No                7/1/2016                  120
       30         116,175          5.96500%          Actual/360            No                7/1/2016                  120
       36         104,747          5.87900%          Actual/360            No                4/1/2016                  120
       37         103,769          6.01500%          Actual/360            Yes               7/1/2016                  120
       38         108,505          6.59400%          Actual/360            No                3/1/2016                  117
       39           NAP            6.24500%          Actual/360            No                7/1/2016                  120
       40         100,021          6.10300%          Actual/360            No                7/1/2016                  120
       46           NAP            6.17500%          Actual/360            No                9/1/2016                  120
       48          84,071          5.41400%          Actual/360            Yes               7/1/2020                  180
       53          83,296          5.79100%          Actual/360            No                5/1/2016                  120
       55          81,229          5.69700%          Actual/360            No                4/1/2016                  120
       57           NAP            6.10900%          Actual/360            No                7/1/2016                  120
       59          79,693          6.06500%          Actual/360            No                6/1/2016                  120
       64           NAP            5.70700%          Actual/360            No                6/1/2016                  120
       65          73,610          6.19500%          Actual/360            No                9/1/2016                  120
       70          64,349          5.57500%          Actual/360            Yes               6/1/2020                  180
       73           NAP            6.27400%          Actual/360            No                6/1/2016                  120
       74          67,222          6.09400%          Actual/360            No                7/1/2016                  120
       76           NAP            6.48900%          Actual/360            No                8/1/2016                  120
       88          58,148          6.19400%          Actual/360            No                8/1/2016                  120
     88-a
     88-b
       90          57,725          6.22500%          Actual/360            No                7/1/2011                   60
       94          54,935          6.16800%          Actual/360            No                6/1/2016                  120
     94-a
     94-b
       99          52,149          6.10600%          Actual/360            No                7/1/2016                  120
      104           NAP            6.55000%          Actual/360            No                8/1/2016                  120
      109           NAP            6.11700%          Actual/360            No                8/1/2016                  120
      113          44,252          6.07100%          Actual/360            No                6/1/2016                  120
    113-a
    113-b
      115          43,379          5.94900%          Actual/360            No                6/1/2016                  120
    115-a
    115-b
    115-c
      125          42,909          6.20800%          Actual/360            No                6/1/2016                  120
      129           NAP            6.34000%          Actual/360            No                6/1/2016                  120
      140           NAP            6.17500%          Actual/360            No                5/1/2016                  120
      145          38,048          6.06800%          Actual/360            No                6/1/2016                  120
      160          33,795          6.06100%          Actual/360            No                7/1/2016                  120
      161           NAP            5.69500%          Actual/360            No                6/1/2016                  120
      167           NAP            6.30500%          Actual/360            No                6/1/2016                  120
      168           NAP            6.07900%          Actual/360            No                6/1/2016                  120
      170           NAP            6.21200%          Actual/360            No                7/1/2016                  120
      174          29,678          6.09500%          Actual/360            No                6/1/2016                  120
      176           NAP            6.40800%          Actual/360            No                7/1/2016                  120
    176-a
    176-b
      177           NAP            6.22100%          Actual/360            No                7/1/2016                  120
      184           NAP            6.22100%          Actual/360            No                5/1/2016                  120
      188          26,673          6.05000%          Actual/360            No                7/1/2016                  120
      197          24,642          6.25500%          Actual/360            No                6/1/2016                  120
      202          22,805          6.13300%          Actual/360            Yes               7/1/2016                  120
      203           NAP            5.98500%          Actual/360            No                4/1/2016                  120
      204          23,208          6.47000%          Actual/360            No                6/1/2011                   60
      205          22,349          6.13300%          Actual/360            Yes               7/1/2016                  120
      212           NAP            6.30900%          Actual/360            Yes               6/1/2016                  120
      214           NAP            6.35300%          Actual/360            No                6/1/2016                  120
      216           NAP            6.30900%          Actual/360            Yes               6/1/2016                  120
      218           NAP            6.27700%          Actual/360            Yes               6/1/2016                  120
      225           NAP            6.30900%          Actual/360            Yes               6/1/2016                  120
      226          18,710          6.21500%          Actual/360            No                7/1/2016                  120
      228           NAP            6.20800%          Actual/360            Yes               6/1/2016                  120
      236          18,431          6.38900%          Actual/360            No                9/1/2011                   60
      242          16,876          6.13300%          Actual/360            Yes               7/1/2016                  120
      246           NAP            6.24700%          Actual/360            No                9/1/2021                  180
      250           NAP            6.27400%          Actual/360            No                6/1/2016                  120
      252           NAP            6.27700%          Actual/360            Yes               6/1/2016                  120
      254           NAP            6.07800%          Actual/360            No                8/1/2016                  120
      258           NAP            6.27700%          Actual/360            Yes               6/1/2016                  120
      265           NAP            6.27700%          Actual/360            Yes               6/1/2016                  120
      267           NAP            6.30000%          Actual/360            Yes               7/1/2015                  108
      272           NAP            6.17000%          Actual/360            No                5/1/2021                  180
      275          11,113          6.47000%          Actual/360            No                6/1/2011                   60
      285          9,308           6.47000%          Actual/360            No                6/1/2011                   60
      294          7,440           6.47000%          Actual/360            No                6/1/2011                   60
      299           NAP            5.90000%          Actual/360            Yes               7/1/2016                  120

                       STATED REMAINING       ORIGINAL         REMAINING
                       TERM TO MATURITY     AMORTIZATION     AMORTIZATION      CROSSED WITH
    ID                  OR ARD (MOS.)       TERM (MOS.)       TERM (MOS.)       OTHER LOANS     CROSSED LOAN ID
------------------------------------------------------------------------------------------------------------------

        1                   119                360                359
      1-a
      1-b
      1-c
      1-d
        3                   116                360                360
        6                   117                360                360
        7                   118                  0                  0
        9                   119                300                300
       10                   119                360                360
       11                   118                  0                  0
       15                   166                360                360
       16                   112                240                232
       17                   118                  0                  0
       18                   118                360                360
       22                   118                  0                  0
       25                   118                360                360
       26                   118                  0                  0
       30                   118                360                360
       36                   115                360                360
       37                   118                360                360
       38                   114                360                360
       39                   118                360                358
       40                   118                360                360
       46                   120                  0                  0
       48                   166                360                360
       53                   116                360                360
       55                   115                360                360
       57                   118                360                358
       59                   117                360                360
       64                   117                360                357
       65                   120                360                360
       70                   165                360                360
       73                   117                360                357
       74                   118                360                360
       76                   119                300                299
       88                   119                360                360
     88-a
     88-b
       90                    58                360                360
       94                   117                360                360
     94-a
     94-b
       99                   118                360                360
      104                   119                300                299
      109                   119                300                299
      113                   117                360                360
    113-a
    113-b
      115                   117                360                360
    115-a
    115-b
    115-c
      125                   117                360                360
      129                   117                360                357
      140                   116                360                356
      145                   117                360                360
      160                   118                360                360
      161                   117                360                357
      167                   117                360                357
      168                   117                360                357
      170                   118                360                358
      174                   117                360                360
      176                   118                300                298
    176-a
    176-b
      177                   118                300                298
      184                   116                300                296
      188                   118                360                360
      197                   117                360                360
      202                   118                360                360
      203                   115                360                355
      204                    57                360                360
      205                   118                360                360
      212                   117                360                357
      214                   117                360                357
      216                   117                360                357
      218                   117                360                357
      225                   117                360                357
      226                   118                360                360
      228                   117                360                357
      236                    60                360                360
      242                   118                360                360
      246                   180                360                360
      250                   117                360                357
      252                   117                360                357
      254                   119                  0                  0
      258                   117                360                357
      265                   117                360                357
      267                   106                  0                  0
      272                   176                360                356
      275                    57                360                360
      285                    57                360                360
      294                    57                360                360
      299                   118                  0                  0

                                                                                                               ADMINISTRATIVE
   ID                 PREPAYMENT PROVISIONS (# OF PAYMENTS)          OWNERSHIP INTEREST       LOAN SELLER         FEE RATE
-------------------------------------------------------------------------------------------------------------------------------

        1   LO(25)/GRTR1% or YM(91)/Open(4)                                  Fee              BSCMI               0.03153%
      1-a                                                                    Fee              BSCMI
      1-b                                                                    Fee              BSCMI
      1-c                                                                    Fee              BSCMI
      1-d                                                                    Fee              BSCMI
        3   LO(28)/Defeasance(91)/Open(1)                                    Fee              BSCMI               0.03153%
        6   LO(27)/Defeasance(89)/Open(4)                                    Fee              BSCMI               0.03153%
        7   LO(26)/Defeasance(90)/Open(4)                                    Fee              BSCMI               0.03153%
        9   LO(25)/Defeasance(94)/Open(1)                                    Fee              BSCMI               0.07153%
       10   LO(25)/Defeasance(91)/Open(4)                                    Fee              BSCMI               0.03153%
       11   LO(26)/Defeasance(90)/Open(4)                                    Fee              BSCMI               0.03153%
       15   LO(38)/Defeasance(141)/Open(1)                                   Fee              BSCMI               0.03153%
       16   LO(32)/Defeasance(87)/Open(1)                                    Fee              BSCMI               0.03153%
       17   LO(26)/Defeasance(90)/Open(4)                                    Fee              BSCMI               0.03153%
       18   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
       22   LO(26)/Defeasance(90)/Open(4)                                    Fee              BSCMI               0.03153%
       25   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
       26   LO(26)/Defeasance(90)/Open(4)                                    Fee              BSCMI               0.03153%
       30   LO(48)/GRTR1% or YM(71)/Open(1)                                  Fee              BSCMI               0.03153%
       36   LO(29)/Defeasance(90)/Open(1)                                    Fee              BSCMI               0.03153%
       37   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
       38   LO(27)/Defeasance(88)/Open(2)                                    Fee              BSCMI               0.07153%
       39   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
       40   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.07153%
       46   LO(24)/Defeasance(95)/Open(1)                                    Fee              BSCMI               0.03153%
       48   LO(38)/Defeasance(141)/Open(1)                                   Fee              BSCMI               0.03153%
       53   LO(28)/Defeasance(91)/Open(1)                                    Fee              BSCMI               0.07153%
       55   LO(29)/Defeasance(90)/Open(1)                                    Fee              BSCMI               0.03153%
       57   LO(26)/Defeasance(92)/Open(2)                                    Fee              BSCMI               0.03153%
       59   LO(27)/Defeasance(92)/Open(1)                                 Leasehold           BSCMI               0.03153%
       64   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
       65   LO(24)/Defeasance(95)/Open(1)                                    Fee              BSCMI               0.03153%
       70   LO(39)/Defeasance(140)/Open(1)                                   Fee              BSCMI               0.03153%
       73   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
       74   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
       76   LO(25)/Defeasance(94)/Open(1)                                    Fee              BSCMI               0.03153%
       88   LO(25)/Defeasance(94)/Open(1)                                    Fee              BSCMI               0.03153%
     88-a                                                                    Fee              BSCMI
     88-b                                                                    Fee              BSCMI
       90   LO(26)/GRTR1% or YM(33)/Open(1)                                  Fee              BSCMI               0.03153%
       94   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
     94-a                                                                    Fee              BSCMI
     94-b                                                                    Fee              BSCMI
       99   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
      104   LO(25)/Defeasance(94)/Open(1)                                    Fee              BSCMI               0.03153%
      109   LO(25)/Defeasance(94)/Open(1)                                    Fee              BSCMI               0.03153%
      113   GRTR2% or YM(27)/Defeasance(90)/Open(3)                          Fee              BSCMI               0.03153%
    113-a                                                                    Fee              BSCMI
    113-b                                                                    Fee              BSCMI
      115   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
    115-a                                                                    Fee              BSCMI
    115-b                                                                    Fee              BSCMI
    115-c                                                                    Fee              BSCMI
      125   LO(27)/GRTR1% or YM(90)/Open(3)                                  Fee              BSCMI               0.03153%
      129   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      140   LO(28)/Defeasance(91)/Open(1)                                    Fee              BSCMI               0.03153%
      145   LO(27)/Defeasance(91)/Open(2)                                    Fee              BSCMI               0.03153%
      160   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
      161   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      167   LO(47)/Defeasance(72)/Open(1)                                    Fee              BSCMI               0.03153%
      168   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.07153%
      170   LO(26)/GRTR3% or YM(90)/Open(4)                                  Fee              BSCMI               0.03153%
      174   LO(27)/Defeasance(91)/Open(2)                                    Fee              BSCMI               0.03153%
      176   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.07153%
    176-a                                                                    Fee              BSCMI
    176-b                                                                    Fee              BSCMI
      177   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
      184   LO(28)/Defeasance(91)/Open(1)                                    Fee              BSCMI               0.07153%
      188   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
      197   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      202   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
      203   LO(29)/Defeasance(90)/Open(1)                                    Fee              BSCMI               0.07153%
      204   GRTR2% or YM(25)/GRTR1% or YM (34)/Open(1)                       Fee              BSCMI               0.03153%
      205   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
      212   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      214   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      216   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      218   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      225   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      226   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
      228   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      236   GRTR2% or YM(25)/GRTR1% or YM (34)/Open(1)                       Fee              BSCMI               0.03153%
      242   LO(26)/Defeasance(93)/Open(1)                                    Fee              BSCMI               0.03153%
      246   LO(24)/Defeasance(155)/Open(1)                                   Fee              BSCMI               0.03153%
      250   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      252   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      254   LO(25)/Defeasance(94)/Open(1)                                    Fee              BSCMI               0.03153%
      258   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      265   LO(27)/Defeasance(92)/Open(1)                                    Fee              BSCMI               0.03153%
      267   LO(26)/Defeasance(80)/Open(2)                                    Fee              BSCMI               0.07153%
      272   LO(28)/Defeasance(151)/Open(1)                                   Fee              BSCMI               0.03153%
      275   GRTR2% or YM(25)/GRTR1% or YM (34)/Open(1)                       Fee              BSCMI               0.03153%
      285   GRTR2% or YM(25)/GRTR1% or YM (34)/Open(1)                       Fee              BSCMI               0.03153%
      294   GRTR2% or YM(25)/GRTR1% or YM (34)/Open(1)                       Fee              BSCMI               0.03153%
      299   LO(26)/Defeasance(90)/Open(4)                                    Fee              BSCMI               0.03153%

                                 GRACE PERIOD
   ID        DUE DATE        (PRIOR TO LATE FEES)     LETTER OF CREDIT       LETTER OF CREDIT DESCRIPTION
-----------------------------------------------------------------------------------------------------------

        1   1st                                5
      1-a
      1-b
      1-c
      1-d
        3   1st                                0
        6   1st                                0
        7   1st                                0
        9   1st                                3
       10   1st                                0
       11   1st                                0
       15   1st                                5
       16   1st                                5
       17   1st                                0
       18   1st                                5
       22   1st                                0
       25   1st                                5
       26   1st                                0
       30   1st                                0
       36   1st                                5
       37   1st                                5
       38   1st                                5
       39   1st                                5
       40   1st                                0
       46   1st                                5
       48   1st                                5
       53   1st                                5
       55   1st                                5
       57   1st                                5
       59   1st                                5
       64   1st                                5
       65   1st                                0
       70   1st                                5
       73   1st                                5
       74   1st                                5
       76   1st                                5
       88   1st                                5
     88-a
     88-b
       90   1st                                5
       94   1st                                5
     94-a
     94-b
       99   1st                                5
      104   1st                                5
      109   1st                                5
      113   1st                                5
    113-a
    113-b
      115   1st                                5
    115-a
    115-b
    115-c
      125   1st                                5
      129   1st                                5
      140   1st                                5
      145   1st                                5
      160   1st                                5
      161   1st                                5
      167   1st                                5
      168   1st                                5
      170   1st                                5
      174   1st                                5
      176   1st                                5
    176-a
    176-b
      177   1st                                5
      184   1st                                5
      188   1st                                5
      197   1st                                5
      202   1st                                5
      203   1st                                5
      204   1st                                5
      205   1st                                5
      212   1st                                5
      214   1st                                5
      216   1st                                5
      218   1st                                5
      225   1st                                5
      226   1st                                5
      228   1st                                5
      236   1st                                5
      242   1st                                5
      246   1st                                5
      250   1st                                5
      252   1st                                5
      254   1st                                5
      258   1st                                5
      265   1st                                5
      267   1st                                5
      272   1st                                5
      275   1st                                5
      285   1st                                5
      294   1st                                5
      299   1st                                0

                                                                                                  INITIAL          INITIAL MASTER
   ID                                          LOAN SPONSOR                                   MASTER SERVICER    SERVICING FEE RATE
------------------------------------------------------------------------------------------------------------------------------------

        1   Alexandria Real Estate Equities, Inc.                                                    WFB               0.03050%
      1-a
      1-b
      1-c
      1-d
        3   Behringer Harvard REIT I, Inc.                                                           WFB               0.03050%
        6   Forest City Enterprises and Kimball Small, Grant Serburck, and David Small               WFB               0.03050%
        7   Acadia Realty Trust and Ginsburg Development Companies                                   WFB               0.03050%
        9   Great American Life Insurance, Stephen Fuller and Victor Fuller                          WFB               0.07050%
       10   Joel Gershman and Jager Management                                                       WFB               0.03050%
       11   Acadia Realty Trust and Ginsburg Development Companies                                   WFB               0.03050%
       15   Seryl Kushner and George Gellert                                                         WFB               0.03050%
       16   Michael O'Neill and Erik Kolar                                                           WFB               0.03050%
       17   Acadia Realty Trust and Ginsburg Development Companies                                   WFB               0.03050%
       18   Hartz Mountain Industries                                                                WFB               0.03050%
       22   Acadia Realty Trust and Ginsburg Development Companies                                   WFB               0.03050%
       25   Steven Fogel and Howard Banchik                                                          WFB               0.03050%
       26   Acadia Realty Trust and Ginsburg Development Companies                                   WFB               0.03050%
       30   Keith Stoltz                                                                             WFB               0.03050%
       36   Joseph McDowell, Jr. and Mary Pat McDowell                                               WFB               0.03050%
       37   Sam Kirschenbaum and Benjamin Rubin                                                      WFB               0.03050%
       38   R. Maurice Crowe, Jr.                                                                    WFB               0.07050%
       39   Blago Kozul and Nikola Kozul                                                             WFB               0.03050%
       40   Behringer Harvard REIT I                                                                 WFB               0.07050%
       46   David Altschuler                                                                         WFB               0.03050%
       48   Seryl Kushner and George Gellert                                                         WFB               0.03050%
       53   Robert R. Elliott                                                                        WFB               0.07050%
       55   Dominic Sabatini                                                                         WFB               0.03050%
       57   Marko Burns and Bruce Shapiro                                                            WFB               0.03050%
       59   Jerry Moison, John Mercer, Susan Kral and Glen Kral                                      WFB               0.03050%
       64   Charles Rosner and Frances Rosner                                                        WFB               0.03050%
       65   Harold Rosenblum and Sean K. O'Brien                                                     WFB               0.03050%
       70   Seryl Kushner and George Gellert                                                         WFB               0.03050%
       73   Bharat Lall and Suresh Patel                                                             WFB               0.03050%
       74   Joseph R. Scuderi                                                                        WFB               0.03050%
       76   Thomas Arnot and Darrell Hanson                                                          WFB               0.03050%
       88   Adam Bernstein                                                                           WFB               0.03050%
     88-a
     88-b
       90   David Shweky and Ahron Hersh                                                             WFB               0.03050%
       94   Thomas M. Yockey, Michael Z. Jacoby and Jeff Kelly                                       WFB               0.03050%
     94-a
     94-b
       99   Arnold Matos and Luisa O. Matos                                                          WFB               0.03050%
      104   Thomas Arnot and Darrell Hanson                                                          WFB               0.03050%
      109   William McNamara and Joseph Heenan                                                       WFB               0.03050%
      113   Peter S. Duncan                                                                          WFB               0.03050%
    113-a
    113-b
      115   Nicholas J. Aynilian and Vahram N. Aynilian                                              WFB               0.03050%
    115-a
    115-b
    115-c
      125   David Nearon and Elaine Nearon                                                           WFB               0.03050%
      129   Sam Kirschenbaum                                                                         WFB               0.03050%
      140   Hartz Mountain Industries                                                                WFB               0.03050%
      145   Steven Fogel and Howard Banchik                                                          WFB               0.03050%
      160   John Menne Sr. and Carolyn Menne                                                         WFB               0.03050%
      161   Paul Klenoff and Eric Phillips                                                           WFB               0.03050%
      167   Harry Adjmi and Stanley Cayre                                                            WFB               0.03050%
      168   Clayton Emory, David Emory and Matthew Ryan                                              WFB               0.07050%
      170   Bernard and Carole MacElhenny                                                            WFB               0.03050%
      174   Steven Fogel and Howard Banchik                                                          WFB               0.03050%
      176   Michael O'Neill and Erik Kolar                                                           WFB               0.07050%
    176-a
    176-b
      177   Sharon Evenhaim and Ronen Evenhaim                                                       WFB               0.03050%
      184   Peter N. Rait and Cecelia I. Rait                                                        WFB               0.07050%
      188   Chuck M. Yee and Grace L. Yee                                                            WFB               0.03050%
      197   Donald, Marcia, Terry and Brad Murchison                                                 WFB               0.03050%
      202   Arkan Jonna                                                                              WFB               0.03050%
      203   John R. Parsons Jr. and Andrew I. Sacher                                                 WFB               0.07050%
      204   Marilyn Finklestein and Ilene Morgan                                                     WFB               0.03050%
      205   Arkan Jonna                                                                              WFB               0.03050%
      212   Robert DiMucci                                                                           WFB               0.03050%
      214   Bharat Lall and Suresh Patel                                                             WFB               0.03050%
      216   Robert DiMucci                                                                           WFB               0.03050%
      218   Robert DiMucci                                                                           WFB               0.03050%
      225   Robert DiMucci                                                                           WFB               0.03050%
      226   Arnaldos Matos and Joao Bettencourt                                                      WFB               0.03050%
      228   Robert DiMucci                                                                           WFB               0.03050%
      236   Marilyn Finklestein and Ilene Morgan                                                     WFB               0.03050%
      242   Arkan Jonna                                                                              WFB               0.03050%
      246   Robert Raphael, Lee Deane, David Firestein and Herman Gans                               WFB               0.03050%
      250   Bharat Lall and Suresh Patel                                                             WFB               0.03050%
      252   Robert DiMucci                                                                           WFB               0.03050%
      254   Andrew Rose and Mark Klaman                                                              WFB               0.03050%
      258   Robert DiMucci                                                                           WFB               0.03050%
      265   Robert DiMucci                                                                           WFB               0.03050%
      267   Daniel Massry and Isaac Massry                                                           WFB               0.07050%
      272   Robert Shasha and Hanina Shasha                                                          WFB               0.03050%
      275   Marilyn Finklestein and Ilene Morgan                                                     WFB               0.03050%
      285   David Kaplan, Aaron Eiges, Marilyn Finkelstein and Ilene Morgan                          WFB               0.03050%
      294   Marilyn Finklestein and Ilene Morgan                                                     WFB               0.03050%
      299   Cole Companies, Inc.                                                                     WFB               0.03050%

                                  SCHEDULE I-C

                      SCHEDULE OF WFB POOLED MORTGAGE LOANS

                                     S-I-C-1

            SELLER                                                        LOAN
  ID     LOAN NUMBER     PROPERTY NAME                                   GROUP       ADDRESS
------------------------------------------------------------------------------------------------------------------------------------

    4      510904353     RLJ Hotel Portfolio                                1        Various
  4-a    510904353.01    Marriott - Denver, CO                                       10345 Park Meadows Drive
  4-b    510904353.02    Marriott - Bedford Park, IL                                 6520 S Cicero Avenue
  4-c    510904353.03    Renaissance - Plantation, FL                                1230 Pine Island Road
  4-d    510904353.04    Marriott - Austin, TX                                       4415 S IH 35
  4-e    510904353.05    Hilton Garden Inn - Bedford Park, IL                        6530 S Cicero Avenue
  4-f    510904353.06    Residence Inn - Plantation, FL                              130 N University Drive
  4-g    510904353.07    Renaissance - Broomfield, CO                                500 Flatiron Boulevard
  4-h    510904353.08    Courtyard - Salt Lake City, UT                              4843 W Douglas Corrigan
  4-i    510904353.09    Residence Inn Galleria - Houston, TX                        2500 McCue Road
  4-j    510904353.10    Hampton Inn - Bedford Park, IL                              6540 S Cicero Avenue
  4-k    510904353.11    Marriott - Pontiac, MI                                      3600 Centerpoint Parkway
  4-l    510904353.12    Holiday Inn Express - Bedford Park, IL                      6500 S Cicero Avenue
  4-m    510904353.13    Courtyard - Austin, TX                                      9409 Stonelake Boulevard
  4-n    510904353.14    Springhill Suites - Austin, TX                              4501 S IH 35
  4-o    510904353.15    Residence Inn - Round Rock, TX                              2505 S IH 35
  4-p    510904353.16    Residence Inn - Austin, TX                                  3713 Tudor Boulevard
  4-q    510904353.17    Courtyard - Tampa, FL                                       10152 Palm River Road
  4-r    510904353.18    Residence Inn - Pontiac, MI                                 3333 Centerpoint Parkway
  4-s    510904353.19    Residence Inn - Schaumburg, IL                              1610 McConnor Parkway
  4-t    510904353.20    Sleep Inn - Bedford Park, IL                                6650 S Cicero Avenue
  4-u    510904353.21    Springhill Suites - Schaumburg, IL                          1550 McConnor Parkway
  4-v    510904353.22    Fairfield Inn & Suites - Brandon, FL                        10150 Palm River Road
  4-w    510904353.23    Courtyard - Fort Wayne, IN                                  1619 W Washington Center Road
  4-y    510904353.24    Courtyard - Louisville, KY                                  10200 Champion Farms Drive
  4-z    510904353.25    Courtyard - Merrillville, IN                                7850 Rhode Island Avenue
 4-aa    510904353.26    Residence Inn - Louisville, CO                              845 Coal Creek Circle
 4-ab    510904353.27    Residence Inn - Fishers, IN                                 9765 Crosspoint Boulevard
 4-ac    510904353.28    Courtyard - Sugar Land, TX                                  12655 Southwest Freeway
 4-ad    510904353.29    Residence Inn - Sugar Land, TX                              12703 Southwest Freeway
 4-ae    510904353.30    Fairfield Inn & Suites - Merrillville, IN                   8275 Georgia Street
 4-af    510904353.31    Courtyard - Mesquite, TX                                    2300 Highway 67
 4-ag    510904353.32    Residence Inn - Merrillville, IN                            8018 Delaware Place
 4-ah    510904353.33    Courtyard - Mishawaka, IN                                   4825 N Main Street
 4-ai    510904353.34    Courtyard - Pontiac, MI                                     3555 Centerpoint Parkway
 4-aj    510904353.35    Residence Inn II - Austin, TX                               4537 South IH-35
 4-ak    510904353.36    Hampton Inn - Merrillville, IN                              8353 Georgia Street
 4-al    510904353.37    Holiday Inn Express - Merrillville, IN                      8375 Georgia Street
 4-am    510904353.38    Courtyard - Valparaiso, IN                                  2301 East Morthland Drive
 4-an    510904353.39    Fairfield Inn & Suites - Austin, TX                         4525 S IH 35
 4-ao    510904353.40    Holiday Inn Select - Grand Rapids, MI                       3063 Lake Eastbrook Boulevard
 4-ap    510904353.41    Residence Inn - South Bend, IN                              716 North Niles Avenue
 4-aq    510904353.42    Courtyard - Benton Harbor, MI                               1592 Mall Drive
 4-ar    510904353.43    Fairfield Inn & Suites - Valparaiso, IN                     2101 E Morthland Drive
    5      310904532     DRA Capital Center II & III                        1        11000-11090 White Rock Road
    8      510904546     First Industrial Portfolio                         1        Various
  8-a    510904546.01    2850 Colonades Court                                        2850 Colonades Court
  8-b    510904546.02    2925 Courtyards Drive                                       2925 Courtyards Drive
  8-c    510904546.03    3075 Northwoods Circle                                      3075 Northwoods Circle
  8-d    510904546.04    835 Franklin Court                                          835 Franklin Court
  8-e    510904546.05    2755 Northwoods Parkway                                     2755 Northwoods Parkway
  8-f    510904546.06    2775 Northwoods Parkway                                     2775 Northwoods Parkway
  8-g    510904546.07    841 Livingston Court                                        841 Livingston Court
  8-h    510904546.08    3155 Northwoods Parkway                                     3155 Northwoods Parkway
  8-i    510904546.09    2725 Northwoods Parkway                                     2725 Northwoods Parkway
  8-j    510904546.10    825 Franklin Court                                          825 Franklin Court
  8-k    510904546.11    805 Franklin Court                                          805 Franklin Court
  8-l    510904546.12    3100 Northwoods Place                                       3100 Northwoods Place
  8-m    510904546.13    840 Franklin Court                                          840 Franklin Court
  8-n    510904546.14    2915 Courtyards Drive                                       2915 Courtyards Drive
  8-o    510904546.15    810 Franklin Court                                          810 Franklin Court
  8-p    510904546.16    3175 Northwoods Parkway                                     3175 Northwoods Parkway
  8-q    510904546.17    3055 Northwoods Circle                                      3055 Northwoods Circle
  8-r    510904546.18    3040 Northwoods Parkway                                     3040 Northwoods Parkway
  8-s    510904546.19    811 Livingston Court                                        811 Livingston Court
  8-t    510904546.20    2975 Courtyards Drive                                       2975 Courtyards Drive
  8-u    510904546.21    821 Livingston Court                                        821 Livingston Court
  8-v    510904546.22    830 Franklin Court                                          830 Franklin Court
  8-w    510904546.23    2995 Courtyards Drive                                       2995 Courtyards Drive
   21      310904520     3300 75th Avenue                                   1        3300 75th Avenue
   23      310904315     136 East South Temple                              1        136 East South Temple
   27      310904522     Iron Horse Shopping Center                         1        685, 593 and 589 East Prater Way
   33      310902822     Knollwood Village Apartments                       2        2130 East Hill Drive
   42      310904004     1522 K Street                                      1        1522 K Street, NW
   47      310904163     Imperial Apartments                                2        1722, 1700, 1688, 1697, 1719, 1813, 1925
                                                                                     Imperial Dr. and 1818, 1924 Sunset Drive
   49      310904472     KBS-Sabal Pavilion                                 1        3620 Queen Palm Drive
   58      310904531     Carefree Marketplace                               1        36889 Tom Darlington Drive
   71      310904282     Embassy Plaza Retail Center                        1        6050-6140 Lankershim Boulevard
   84      510904352     Courtyard San Antonio Airport                      1        80 N.E. Loop 410
   86      310904256     Hampton Inn Venice                                 1        881 Venetia Bay Boulevard
   92      310904440     Golden Eagle Center                                1        2-80 East Washington Street
   95      610904443     Nohl Plaza Orange County                           1        1440-1628 E. Lincoln Ave. and 2634-2756
                                                                                     N. Tustin St.
   97      310903863     UTEX Portfolio                                     1        Various
 97-a     310903863A     UTEX - Old Katy Road                                        10810 Old Katy Road
 97-b     310903863B     UTEX - UTEX Drive                                           605 UTEX Drive
 97-c     310903863C     UTEX - Industrial Court                                     116-A Industrial Court
 97-d     310903863D     UTEX - Market Ave                                           1104 Market Ave
   98      310903162     Inverness Shopping Plaza                           1        5510-5590 W. Oakland Park Blvd
  102      310903919     Fiesta Mercado Shopping Center                     1        Interstate 10 and South Sixth Avenue
  103      310904314     Hampton Inn & Suites Tempe                         1        1429 N. Scottsdale Rd
  106      310904334     Amarillo Tower                                     1        701 S. Taylor St.
  108      310904307     1380 Howard Street                                 1        1380 Howard Street
  110      310904401     Petaluma Theatre District Garage Retail            1        109-169 C Street, 165 1st Street, and
                                                                                     111-161 2nd Street
  111      310903753     Fairfield Inn & Suites, (Mount Laurel, NJ)         1        350 Century Parkway
  118      310904461     2140-2192 Bering Drive                             1        2140-2192 Bering Drive
  121      310904468     Pell City Marketplace                              1        901-1027 Martin Street South
  123      410904236     Schwab/Barth - Rite-Aid Los Angeles                1        4633 Santa Monica Blvd.
  124      410904237     Schwab/Barth - Rite-Aid San Diego                  1        4077 Governor Drive
  127      310903558     Corinthian College - ACCO  II                      1        1819 S. Excise Avenue
  128      310904464     Sportsman's Warehouse- Woodbury                    1        9895 Hudson Place
  131      310904515     JC Penney - CO                                     1        955 South Hover Street
  137      310904600     Mill Plain Center                                  1        705 SE Park Crest Avenue
  142      310904299     White River Mountain Apartments                    2        115 White River Mountain Blvd
  143      310902869     Indigo Lakes Holiday Inn Express                   1        2620 International Speedway Boulevard
  144      310904511     Carbondale Square                                  1        1011-1091 Highway 133
  146      310904479     Sherwood Glen Apartments                           2        8825 Hickman Rd.
  147      310904313     Huntington Plaza Shopping Center                   1        1800 N Jefferson Street
  148      310904300     Valley Heights Independent Living                  2        925 Freedom Blvd.
  151      310904210     1399 Roxbury Drive Office Retail                   1        1399 S. Roxbury Drive
  154      310904339     Quality Inn Homestead Park                         1        2036 Overland Avenue
  155      610904494     Savannah Apartments                                2        8800 Broadway St.
  157      310904372     Publix Jacksonville                                1        10500 San Jose Boulevard
  159      310904373     Publix Orange Park                                 1        950 Blanding Blvd.
  164      310904358     New Brighton Apartments                            2        1260 Brighton Ave
  165      310904360     Teaberry Greene Townhomes                          2        9 Warwick Lane
  169      310903536     FedEx Ground Distribution Building - Seaford       1        161 Venture Drive
  171      410904534     The Crossing, Phase II                             1        196 Nut Tree Parkway
  173      310903504     Hampton Inn & Suites - Salt Lake City Airport      1        307 No. Admiral Byrd Road
  178      310904390     Tessar Professional Building                       1        1099 Helmo Avenue North
  180      310903740     Burbank Retail Stores                              1        300-310 N. San Fernando Road
  182      410903095     The Saxe Building                                  2        2402 NE 65th Street
  183      410904082     220 Labs Industrial Buildings                      1        2321 & 2375 Third Street
  185      410904425     Lake Zurich Self Storage                           1        737 South Rand Road
  186      410904436     Watt Eighty Industrial                             1        3325, 3355, and 3437 Myrtle Avenue
  189      310904359     Alameda Park Apartments                            2        547-549 Buena Vista Ave.
  193      310904387     Silver Shores MHC                                  1        1257 Overlook Rd
  194      410904079     897 Independence Drive                             1        897 Independence Drive
  195      410904207     Rancho Cucamonga Industrial                        1        9141 Arrow Route
  196      620904354     Newport Federal - Hualalai Center                  1        75-170 Hualalai Road
  198      410904232     Seven Star Mobile Home Park                        1        170 Koontz Lane
  199      410903477     Food-4-Less - Rialto CA                            1        1410 W. Foothill Boulevard
  200      310904517     JC Penney - MO                                     1        515 South Westwood Boulevard
  201      410904466     Commerce Bank                                      1        810 West Diamond Avenue
  206      410904362     Rice & Maryland Center                             1        99 - 137 W. Maryland Avenue
  207      410904397     Parker Place Office Building                       1        2600 S. Parker Road
  208      410904295     Crow Canyon Executive Park                         1        1320 El Capitan Drive and 3470 Fostoria Way
  210      410904249     3494 East Sunset Road Industrial                   1        3494 East Sunset Road
  211      620904269     43 Corporate Park                                  1        43 Corporate Park
  215      410904446     Emerald Vista Apartments I                         2        8661 Elk Grove Blvd.
  222      620904310     Newport Federal - 881 Dover Drive                  1        881 Dover Drive
  223      620903959     Furniture Room Littleton                           1        2550 E. County Line Road
  231      410904475     Radisson Professional Building                     1        2407 109th Ave NE
  232      410904395     Kenosha Retail Center                              1        6929 75th Street
  235      410903335     San Ramon Plaza                                    1        2101 Camino Ramon
  237      410904524     The Shoppes at the Grove                           1        4001 South Shary Road
  238      410904438     Pomona Valley Hospital Medical Center              1        286 West Bonita Avenue
  239      410904501     Tractor Supply - Waldorf, MD                       1        10795 WaWa Lane
  240      410904588     Pleasant Ridge                                     1        4901 Pleasant Ridge Drive
  241      410904198     Valley Plaza Retail Center II                      1        1807 & 1809 Santa Rita Road and 4301 Valley
                                                                                     Avenue
  243      620904071     Arizona 1 Industrial                               1        21602, 21616, 21628 North Central Avenue
  244      410904418     Walgreens Rochester Retail                         1        1280 Walton Blvd.
  249      410904514     Dairy Ashford Center                               1        13134 Dairy Ashford
  251      410904367     Centennial Ridge                                   1        1629 Lena Court
  256      410904292     1460 Westwood Boulevard Office Building            1        1460 Westwood Boulevard
  257      410904090     Hibbing Marketplace                                1        4100-4114 & 4120-4130  9th Avenue West
  259      410904400     Biscayne Apartments                                2        150 Northland Drive
  261      410904506     Rite Aid - Lansing                                 1        5032 South Cedar Street
  263      410904246     51 Federal Street                                  1        51 Federal Street
  266      410904355     Captains Cove                                      1        3942 Tyrone Boulevard
  270      410904312     West Bend Plaza                                    1        822 South Main Street
  274      410904218     Plaza Center                                       1        19029 & 19039 Plaza Drive
  276      410903933     Country Club Shops                                 1        1402-1422 N. Highway 7
  279      410904391     TnT Mini Storage, Kelseyville                      1        3562 Big Valley Road
  281      410901480     Fed Ex - Maple Grove                               1        7555 Meridian Circle
  282      410904227     2340 East Olympic Boulevard                        1        2340 East Olympic Boulevard
  283      410904172     Castle Rock Storage Haus                           1        4633 North Industrial Way
  284      410904077     State 50 Shopping Center                           1        4835-4953 State Avenue
  286      410904188     M&H Properties, LLC                                2        2401 90th Street West and 2400 91st Street West
  287      410904179     Hollywood Video Tucson                             1        1895 W. Valencia Ave
  288      410904594     Rite Aid - Farmington                              1        131 Wilton Road
  289      410904323     Pacific Dental Services - Las Vegas                1        2001 W. Charleston Blvd
  290      410904410     Merrydale Apartments                               2        238 Merrydale Road
  293      620904182     SecurCare Self Storage                             1        1545 South Nevada Avenue & 320 East
                                                                                     St. Elmo Avenue
  297      410904351     Nevada Federal Credit Union                        1        6180 Mae Anne Drive
  300      410904435     Main Street Retail                                 1        203-207 Main Street
  301      410903951     Valencia Flex Industrial                           1        28382-28386 Constellation Road

                                                                              P&ICMONTHLY                               INTEREST
                                                   ORIGINAL   CUT-OFF DATE       DEBT       IO MONTHLY     MORTGAGE      ACCRUAL
 ID            CITY          STATE    ZIP CODE     BALANCE      BALANCE         SERVICE     DEBT SERVICE     RATE         BASIS
----------------------------------------------------------------------------------------------------------------------------------

    4    Various            Various    Various    75,044,000    75,044,000    399,073         464,208      6.29400%    Actual/360
  4-a    Denver                CO       80124      5,886,777     5,886,777
  4-b    Bedford Park          IL       60638      4,213,809     4,213,809
  4-c    Plantation            FL       33324      3,812,957     3,812,957
  4-d    Austin                TX       78744      3,314,173     3,314,173
  4-e    Bedford Park          IL       60638      3,220,203     3,220,203
  4-f    Plantation            FL       33324      2,998,413     2,998,413
  4-g    Broomfield            CO       80021      2,831,453     2,831,453
  4-h    Salt Lake City        UT       84116      2,732,142     2,732,142
  4-i    Houston               TX       77056      2,647,085     2,647,085
  4-j    Bedford Park          IL       60638      2,489,051     2,489,051
  4-k    Pontiac               MI       48341      2,075,708     2,075,708
  4-l    Bedford Park          IL       60638      1,938,340     1,938,340
  4-m    Austin                TX       78759      1,886,392     1,886,392
  4-n    Austin                TX       78744      1,813,329     1,813,329
  4-o    Round Rock            TX       78664      1,739,008     1,739,008
  4-p    Austin                TX       78759      1,725,523     1,725,523
  4-q    Tampa                 FL       33619      1,596,297     1,596,297
  4-r    Pontiac               MI       48341      1,578,952     1,578,952
  4-s    Schaumburg            IL       60173      1,557,227     1,557,227
  4-t    Bedford Park          IL       60638      1,552,449     1,552,449
  4-u    Schaumburg            IL       60173      1,522,134     1,522,134
  4-v    Brandon               FL       33619      1,514,322     1,514,322
  4-w    Fort Wayne            IN       46818      1,460,270     1,460,270
  4-y    Louisville            KY       40241      1,420,530     1,420,530
  4-z    Merrillville          IN       46410      1,374,756     1,374,756
 4-aa    Louisville            CO       80027      1,267,635     1,267,635
 4-ab    Fishers               IN       46256      1,253,230     1,253,230
 4-ac    Sugar Land            TX       77477      1,240,597     1,240,597
 4-ad    Sugar Land            TX       77477      1,127,621     1,127,621
 4-ae    Merrillville          IN       46410      1,124,435     1,124,435
 4-af    Mesquite              TX       75150      1,087,847     1,087,847
 4-ag    Merrillville          IN       46410      1,069,255     1,069,255
 4-ah    Mishawaka             IN       46545      1,056,017     1,056,017
 4-ai    Pontiac               MI       48341      1,038,936     1,038,936
 4-aj    Austin                TX       78744      1,030,394     1,030,394
 4-ak    Merrillville          IN       46410        869,504       869,504
 4-al    Merrillville          IN       46410        775,504       775,504
 4-am    Valparaiso            IN       46383        705,108       705,108
 4-an    Austin                TX       78744        646,253       646,253
 4-ao    Grand Rapids          MI       49512        609,590       609,590
 4-ap    South Bend            IN       46617        509,797       509,797
 4-aq    Benton Harbor         MI       49022        390,230       390,230
 4-ar    Valparaiso            IN       46383        340,752       340,752
    5    Rancho Cordova        CA       95670     67,700,000    67,700,000    362,506           NAP        6.33750%     Actual/360
    8    Various               GA      Various    54,500,000    54,500,000    281,350           NAP        6.11000%     Actual/360
  8-a    Norcross              GA       30071      5,000,000     5,000,000
  8-b    Norcross              GA       30071      3,650,000     3,650,000
  8-c    Norcross              GA       30071      3,400,000     3,400,000
  8-d    Marietta              GA       30067      3,280,000     3,280,000
  8-e    Norcross              GA       30071      3,150,000     3,150,000
  8-f    Norcross              GA       30071      2,925,000     2,925,000
  8-g    Marietta              GA       30067      2,870,000     2,870,000
  8-h    Norcross              GA       30071      2,800,000     2,800,000
  8-i    Norcross              GA       30071      2,725,000     2,725,000
  8-j    Marietta              GA       30067      2,600,000     2,600,000
  8-k    Marietta              GA       30067      2,375,000     2,375,000
  8-l    Norcross              GA       30071      2,150,000     2,150,000
  8-m    Marietta              GA       30067      1,970,000     1,970,000
  8-n    Norcross              GA       30071      1,950,000     1,950,000
  8-o    Marietta              GA       30067      1,925,000     1,925,000
  8-p    Norcross              GA       30071      1,890,000     1,890,000
  8-q    Norcross              GA       30071      1,800,000     1,800,000
  8-r    Norcross              GA       30071      1,775,000     1,775,000
  8-s    Marietta              GA       30067      1,700,000     1,700,000
  8-t    Norcross              GA       30071      1,400,000     1,400,000
  8-u    Marietta              GA       30067      1,175,000     1,175,000
  8-v    Marietta              GA       30067      1,030,000     1,030,000
  8-w    Norcross              GA       30071        960,000       960,000
   21    Landover              MD       20785     24,800,000    24,800,000    130,123         152,053      6.21000%     Actual/360
   23    Salt Lake City        UT       84111     23,200,000    23,182,740    145,117           NAP        6.40000%     Actual/360
   27    Sparks                NV       89431     20,400,000    20,400,000    105,804         124,131      6.13850%     Actual/360
   33    Grand Blanc           MI       48439     18,500,000    18,483,049    106,321           NAP        5.61000%     Actual/360
   42    Washington            DC       20005     16,100,000    16,100,000     80,530         95,701       5.92000%     Actual/360
   47    Rock Springs          WY       82901     15,000,000    14,959,416     89,355           NAP        5.94000%     Actual/360
   49    Tampa                 FL       33619     14,700,000    14,700,000     79,240           NAP        6.38000%     Actual/360
   58    Carefree              AZ       85377     13,400,000    13,400,000     71,044         82,724       6.27500%     Actual/360
   71    North Hollywood       CA       91606     11,225,000    11,225,000     58,469         68,495       6.16500%     Actual/360
   84    San Antonio           TX       78216      9,956,000     9,956,000     52,944         61,586       6.29400%     Actual/360
   86    Venice                FL       34292      9,800,000     9,800,000     52,661         61,043       6.36000%     Actual/360
   92    Petaluma              CA       94952      9,250,000     9,250,000     48,299         56,533       6.18000%     Actual/360
   95    Orange                CA       92865      9,000,000     8,992,501     53,844           NAP        5.98000%     Actual/360
   97    Various               TX      Various     9,000,000     8,911,892     66,996           NAP        6.48000%     Actual/360
 97-a    Houston               TX       77043      5,000,000     4,951,051
 97-b    Weimar                TX       78962      2,500,000     2,475,526
 97-c    Conroe                TX       77301      1,200,000     1,188,252
 97-d    Odessa                TX       79761        300,000       297,063
   98    Lauderhill            FL       33313      8,960,000     8,865,979     51,043           NAP        5.53000%     Actual/360
  102    Tucson                AZ       85713      8,500,000     8,460,106     50,091           NAP        5.84000%     Actual/360
  103    Tempe                 AZ       85281      8,200,000     8,178,531     56,112           NAP        6.64500%       30/360
  106    Amarillo              TX       79101      8,000,000     8,000,000     42,583         49,518       6.30000%     Actual/360
  108    San Francisco         CA       94103      7,700,000     7,694,079     47,561           NAP        6.28000%     Actual/360
  110    Petaluma              CA       94952      7,460,000     7,460,000     38,890         45,545       6.17000%     Actual/360
  111    Mount Laurel          NJ       08054      7,400,000     7,400,000     35,951         45,756       5.75000%     Actual/360
  118    San Jose              CA       95131      7,210,000     7,210,000     37,160         43,692       6.10000%     Actual/360
  121    Pell City             AL       35125      7,040,000     7,040,000     37,949         43,943       6.38000%     Actual/360
  123    Los Angeles           CA       90029      3,950,000     3,950,000     19,390         23,202       5.81000%     Actual/360
  124    San Diego             CA       92112      3,050,000     3,050,000     14,972         17,915       5.81000%     Actual/360
  127    Ontario               CA       91761      7,000,000     6,991,188     45,401           NAP        6.07000%     Actual/360
  128    Woodbury              MN       55125      7,000,000     6,989,425     43,579           NAP        6.35500%     Actual/360
  131    Longmont              CO       80501      6,950,000     6,950,000     36,642         42,747       6.24000%     Actual/360
  137    Vancouver             WA       98684      6,500,000     6,494,961     40,022           NAP        6.25000%     Actual/360
  142    Hollister             MO       65672      6,400,000     6,395,079     39,531           NAP        6.28000%     Actual/360
  143    Daytona Beach         FL       32114      6,500,000     6,392,485     40,227           NAP        5.58000%     Actual/360
  144    Carbondale            CO       81623      6,360,000     6,360,000     39,077           NAP        6.23000%     Actual/360
  146    Urbandale             IA       50322      6,280,000     6,280,000     32,685         38,300       6.16000%     Actual/360
  147    Huntington            IN       46750      6,240,000     6,240,000     34,164         39,359       6.48000%     Actual/360
  148    Watsonville           CA       95076      6,200,000     6,190,283     38,054           NAP        6.22000%     Actual/360
  151    Los Angeles           CA       90035      6,000,000     6,000,000     30,822         36,282       6.08000%     Actual/360
  154    Billings              MT       59102      6,000,000     5,961,514     51,380           NAP        6.23000%     Actual/360
  155    Houston               TX       77061      5,950,000     5,945,425     36,751           NAP        6.28000%     Actual/360
  157    Jacksonville          FL       32257      5,750,000     5,750,000     29,125         34,456       5.99500%     Actual/360
  159    Orange Park           FL       32065      5,650,000     5,650,000     29,215         34,312       6.12000%     Actual/360
  164    Albany                CA       94706      5,470,000     5,461,240     33,289           NAP        6.14000%     Actual/360
  165    Fishersville          VA       22939      5,300,000     5,295,858     32,530           NAP        6.22000%     Actual/360
  169    Seaford               DE       19973      5,200,000     5,153,396     30,296           NAP        5.73500%     Actual/360
  171    Vacaville             CA       95687      4,990,000     4,990,000     25,971         30,433       6.16000%     Actual/360
  173    Salt Lake City        UT       84116      5,000,000     4,966,132     29,913           NAP        5.98000%     Actual/360
  178    Oakdale               MN       55128      4,750,000     4,738,117     29,308           NAP        6.27000%     Actual/360
  180    Burbank               CA       91502      4,700,000     4,693,123     29,615           NAP        6.47000%     Actual/360
  182    Seattle               WA       98115      4,700,000     4,686,138     26,878           NAP        5.56500%     Actual/360
  183    Riverside             CA       92507      4,600,000     4,584,926     28,413           NAP        6.28000%     Actual/360
  185    Lake Zurich           IL       60047      4,500,000     4,500,000     23,877           NAP        6.28000%     Actual/360
  186    North Highlands       CA       95660      4,500,000     4,500,000     22,908           NAP        6.02500%     Actual/360
  189    Alameda               CA       94501      4,340,000     4,333,050     26,412           NAP        6.14000%     Actual/360
  193    Traverse City         MI       49684      4,275,000     4,275,000     22,214         26,045       6.15000%     Actual/360
  194    Mountain View         CA       94043      4,232,000     4,220,737     25,400           NAP        6.01000%     Actual/360
  195    Rancho Cucamonga      CA       91730      4,170,000     4,166,846     25,920           NAP        6.34000%     Actual/360
  196    Kailua-Kona           HI       96740      4,000,000     4,000,000     21,630         25,020       6.40000%     Actual/360
  198    Carson City           NV       89701      4,000,000     3,993,714     24,525           NAP        6.21000%     Actual/360
  199    Rialto                CA       92376      4,000,000     3,968,341     23,496           NAP        5.81000%     Actual/360
  200    Poplar Bluff          MO       63901      3,900,000     3,896,977     24,013           NAP        6.25000%     Actual/360
  201    Gaithersburg          MD       20878      3,875,000     3,872,085     24,137           NAP        6.36000%     Actual/360
  206    St. Paul              MN       55117      3,600,000     3,594,403     22,166           NAP        6.25000%     Actual/360
  207    Aurora                CO       80014      3,600,000     3,591,679     24,330           NAP        6.51000%     Actual/360
  208    Danville              CA       94526      3,600,000     3,580,899     28,312           NAP        6.06000%     Actual/360
  210    Las Vegas             NV       89120      3,550,000     3,550,000     17,997         21,284       6.00000%     Actual/360
  211    Irvine                CA       92606      3,500,000     3,500,000     18,926         21,893       6.40000%     Actual/360
  215    Elk Grove             CA       95624      3,340,000     3,337,318     20,283           NAP        6.12000%     Actual/360
  222    Newport Beach         CA       92663      3,150,000     3,150,000     17,033         19,703       6.40000%     Actual/360
  223    Highlands Ranch       CO       80126      3,100,000     3,095,552     19,676           NAP        6.54000%     Actual/360
  231    Blaine                MN       55449      3,000,000     3,000,000     15,791         18,433       6.23000%     Actual/360
  232    Kenosha               WI       53142      3,000,000     2,995,462     18,667           NAP        6.35000%     Actual/360
  235    San Ramon             CA       94583      3,000,000     2,974,628     17,015           NAP        5.49000%     Actual/360
  237    Mission               TX       78572      2,925,000     2,925,000     15,545         18,086       6.29000%     Actual/360
  238    Pomona                CA       91767      2,925,000     2,920,403     17,934           NAP        6.21000%     Actual/360
  239    White Plains          MD       20695      2,908,000     2,908,000     15,946         18,361       6.49000%     Actual/360
  240    Evansville            IN       47711      2,870,000     2,870,000     14,743         17,355       6.08000%     Actual/360
  241    Pleasanton            CA       94566      2,800,000     2,789,271     20,564           NAP        6.31000%     Actual/360
  243    Phoenix               AZ       85024      2,770,000     2,763,045     17,064           NAP        6.25500%     Actual/360
  244    Rochester Hills       MI       48307      2,750,000     2,750,000     14,313         16,772       6.16000%     Actual/360
  249    Sugar Land            TX       77478      2,500,000     2,496,132     15,421           NAP        6.26750%     Actual/360
  251    Eagan                 MN       55122      2,411,000     2,407,482     15,207           NAP        6.48000%     Actual/360
  256    Los Angeles           CA       90024      2,300,000     2,294,506     14,477           NAP        6.46000%     Actual/360
  257    Hibbing               MN       55746      2,284,000     2,282,338     14,406           NAP        6.48000%     Actual/360
  259    Lexington             KY       40505      2,167,500     2,164,167     13,402           NAP        6.29000%     Actual/360
  261    Lansing               MI       48910      2,100,000     2,098,446     13,163           NAP        6.42000%     Actual/360
  263    San Francisco         CA       94107      2,100,000     2,094,358     12,550           NAP        5.97000%     Actual/360
  266    Saint Petersburg      FL       33709      2,050,000     2,050,000     12,622           NAP        6.25000%     Actual/360
  270    West Bend             WI       53095      2,000,000     1,996,848     12,249           NAP        6.20000%     Actual/360
  274    Parker                CO       80134      1,800,000     1,795,727     11,359           NAP        6.48500%     Actual/360
  276    Blue Springs          MO       64015      1,740,000     1,732,499     10,668           NAP        6.21000%     Actual/360
  279    Kelseyville           CA       95451      1,600,000     1,598,862     10,176           NAP        6.56000%     Actual/360
  281    Maple Grove           MN       55369      1,500,000     1,500,000     7,021            NAP        5.54000%     Actual/360
  282    Los Angeles           CA       90021      1,500,000     1,498,261     10,109           NAP        6.48000%     Actual/360
  283    Castle Rock           CO       80109      1,500,000     1,491,017     10,964           NAP        6.25000%     Actual/360
  284    Kansas City           KS       66102      1,485,000     1,477,564     9,860            NAP        6.32000%     Actual/360
  286    Bloomington           MN       55431      1,480,000     1,475,222     9,199            NAP        6.34000%     Actual/360
  287    Tucson                AZ       85746      1,465,000     1,461,449     9,164            NAP        6.40000%     Actual/360
  288    Farmington            ME       04938      1,450,800     1,449,744     9,151            NAP        6.48000%     Actual/360
  289    Las Vegas             NV       89102      1,350,000     1,348,080     8,595            NAP        6.57000%     Actual/360
  290    San Rafael            CA       94903      1,350,000     1,347,969     8,418            NAP        6.37000%     Actual/360
  293    Colorado Springs      CO       80906      1,200,000     1,198,259     7,585            NAP        6.50000%     Actual/360
  297    Reno                  NV       89523      1,100,000     1,098,570     7,230            NAP        6.88000%     Actual/360
  300    Annapolis             MD       21401      1,036,000     1,035,253     6,555            NAP        6.51000%     Actual/360
  301    Santa Clarita         CA       91355      1,025,000     1,023,573     6,577            NAP        6.64500%     Actual/360

                                                                                                    ORIGINAL TERM
         SELLER LOAN                                                     ARD LOAN   MATURITY DATE   TO MATURITY OR
 ID         NUMBER       PROPERTY NAME                                    (Y/N)        OR ARD         ARD (MOS.)
------------------------------------------------------------------------------------------------------------------

    4     510904353      RLJ Hotel Portfolio                                No         7/1/2016           120
  4-a    510904353.01    Marriott - Denver, CO
  4-b    510904353.02    Marriott - Bedford Park, IL
  4-c    510904353.03    Renaissance - Plantation, FL
  4-d    510904353.04    Marriott - Austin, TX
  4-e    510904353.05    Hilton Garden Inn - Bedford Park, IL
  4-f    510904353.06    Residence Inn - Plantation, FL
  4-g    510904353.07    Renaissance - Broomfield, CO
  4-h    510904353.08    Courtyard - Salt Lake City, UT
  4-i    510904353.09    Residence Inn Galleria - Houston, TX
  4-j    510904353.10    Hampton Inn - Bedford Park, IL
  4-k    510904353.11    Marriott - Pontiac, MI
  4-l    510904353.12    Holiday Inn Express - Bedford Park, IL
  4-m    510904353.13    Courtyard - Austin, TX
  4-n    510904353.14    Springhill Suites - Austin, TX
  4-o    510904353.15    Residence Inn - Round Rock, TX
  4-p    510904353.16    Residence Inn - Austin, TX
  4-q    510904353.17    Courtyard - Tampa, FL
  4-r    510904353.18    Residence Inn - Pontiac, MI
  4-s    510904353.19    Residence Inn - Schaumburg, IL
  4-t    510904353.20    Sleep Inn - Bedford Park, IL
  4-u    510904353.21    Springhill Suites - Schaumburg, IL
  4-v    510904353.22    Fairfield Inn & Suites - Brandon, FL
  4-w    510904353.23    Courtyard - Fort Wayne, IN
  4-y    510904353.24    Courtyard - Louisville, KY
  4-z    510904353.25    Courtyard - Merrillville, IN
 4-aa    510904353.26    Residence Inn - Louisville, CO
 4-ab    510904353.27    Residence Inn - Fishers, IN
 4-ac    510904353.28    Courtyard - Sugar Land, TX
 4-ad    510904353.29    Residence Inn - Sugar Land, TX
 4-ae    510904353.30    Fairfield Inn & Suites - Merrillville, IN
 4-af    510904353.31    Courtyard - Mesquite, TX
 4-ag    510904353.32    Residence Inn - Merrillville, IN
 4-ah    510904353.33    Courtyard - Mishawaka, IN
 4-ai    510904353.34    Courtyard - Pontiac, MI
 4-aj    510904353.35    Residence Inn II - Austin, TX
 4-ak    510904353.36    Hampton Inn - Merrillville, IN
 4-al    510904353.37    Holiday Inn Express - Merrillville, IN
 4-am    510904353.38    Courtyard - Valparaiso, IN
 4-an    510904353.39    Fairfield Inn & Suites - Austin, TX
 4-ao    510904353.40    Holiday Inn Select - Grand Rapids, MI
 4-ap    510904353.41    Residence Inn - South Bend, IN
 4-aq    510904353.42    Courtyard - Benton Harbor, MI
 4-ar    510904353.43    Fairfield Inn & Suites - Valparaiso, IN
    5     310904532      DRA Capital Center II & III                        No         8/1/2011            60
    8     510904546      First Industrial Portfolio                         Yes        7/5/2013            84
  8-a    510904546.01    2850 Colonades Court
  8-b    510904546.02    2925 Courtyards Drive
  8-c    510904546.03    3075 Northwoods Circle
  8-d    510904546.04    835 Franklin Court
  8-e    510904546.05    2755 Northwoods Parkway
  8-f    510904546.06    2775 Northwoods Parkway
  8-g    510904546.07    841 Livingston Court
  8-h    510904546.08    3155 Northwoods Parkway
  8-i    510904546.09    2725 Northwoods Parkway
  8-j    510904546.10    825 Franklin Court
  8-k    510904546.11    805 Franklin Court
  8-l    510904546.12    3100 Northwoods Place
  8-m    510904546.13    840 Franklin Court
  8-n    510904546.14    2915 Courtyards Drive
  8-o    510904546.15    810 Franklin Court
  8-p    510904546.16    3175 Northwoods Parkway
  8-q    510904546.17    3055 Northwoods Circle
  8-r    510904546.18    3040 Northwoods Parkway
  8-s    510904546.19    811 Livingston Court
  8-t    510904546.20    2975 Courtyards Drive
  8-u    510904546.21    821 Livingston Court
  8-v    510904546.22    830 Franklin Court
  8-w    510904546.23    2995 Courtyards Drive
   21     310904520      3300 75th Avenue                                   No         8/1/2016           120
   23     310904315      136 East South Temple                              No         8/1/2016           120
   27     310904522      Iron Horse Shopping Center                         No         8/1/2016           120
   33     310902822      Knollwood Village Apartments                       No         8/1/2016           120
   42     310904004      1522 K Street                                      No         4/1/2016           120
   47     310904163      Imperial Apartments                                No         6/1/2016           120
   49     310904472      KBS-Sabal Pavilion                                 Yes        8/1/2013            84
   58     310904531      Carefree Marketplace                               No         7/1/2016           120
   71     310904282      Embassy Plaza Retail Center                        No         7/1/2016           120
   84     510904352      Courtyard San Antonio Airport                      No         7/1/2016           120
   86     310904256      Hampton Inn Venice                                 No         6/1/2013            84
   92     310904440      Golden Eagle Center                                No         8/1/2011            60
   95     610904443      Nohl Plaza Orange County                           No         8/1/2016           120
   97     310903863      UTEX Portfolio                                     No         4/1/2026           240
 97-a     310903863A     UTEX - Old Katy Road
 97-b     310903863B     UTEX - UTEX Drive
 97-c     310903863C     UTEX - Industrial Court
 97-d     310903863D     UTEX - Market Ave
   98     310903162      Inverness Shopping Plaza                           No        11/1/2015           120
  102     310903919      Fiesta Mercado Shopping Center                     No         4/1/2016           120
  103     310904314      Hampton Inn & Suites Tempe                         No         7/1/2016           120
  106     310904334      Amarillo Tower                                     No         7/1/2016           120
  108     310904307      1380 Howard Street                                 Yes        8/1/2016           120
  110     310904401      Petaluma Theatre District Garage Retail            No         8/1/2016           120
  111     310903753      Fairfield Inn & Suites, (Mount Laurel, NJ)         Yes        2/1/2016           120
  118     310904461      2140-2192 Bering Drive                             No         8/1/2016           120
  121     310904468      Pell City Marketplace                              Yes        8/1/2016           120
  123     410904236      Schwab/Barth - Rite-Aid Los Angeles                No         7/1/2016           120
  124     410904237      Schwab/Barth - Rite-Aid San Diego                  No         7/1/2016           120
  127     310903558      Corinthian College - ACCO  II                      No         8/1/2016           120
  128     310904464      Sportsman's Warehouse- Woodbury                    No         7/1/2016           120
  131     310904515      JC Penney - CO                                     No         8/1/2016           120
  137     310904600      Mill Plain Center                                  No         8/1/2016           120
  142     310904299      White River Mountain Apartments                    No         8/1/2016           120
  143     310902869      Indigo Lakes Holiday Inn Express                   No        10/1/2015           120
  144     310904511      Carbondale Square                                  No         9/1/2016           120
  146     310904479      Sherwood Glen Apartments                           No         7/1/2016           120
  147     310904313      Huntington Plaza Shopping Center                   No         7/1/2016           120
  148     310904300      Valley Heights Independent Living                  No         7/1/2016           120
  151     310904210      1399 Roxbury Drive Office Retail                   No         7/1/2016           120
  154     310904339      Quality Inn Homestead Park                         No         7/1/2016           120
  155     610904494      Savannah Apartments                                No         8/1/2016           120
  157     310904372      Publix Jacksonville                                Yes        9/1/2016           120
  159     310904373      Publix Orange Park                                 Yes        7/1/2016           120
  164     310904358      New Brighton Apartments                            No         7/1/2016           120
  165     310904360      Teaberry Greene Townhomes                          No         8/1/2016           120
  169     310903536      FedEx Ground Distribution Building - Seaford       Yes       12/1/2015           120
  171     410904534      The Crossing, Phase II                             No         9/1/2016           120
  173     310903504      Hampton Inn & Suites - Salt Lake City Airport      No         2/1/2016           120
  178     310904390      Tessar Professional Building                       No         6/1/2016           120
  180     310903740      Burbank Retail Stores                              No         7/1/2016           120
  182     410903095      The Saxe Building                                  No         6/1/2016           120
  183     410904082      220 Labs Industrial Buildings                      No         5/1/2016           120
  185     410904425      Lake Zurich Self Storage                           No         7/1/2011            60
  186     410904436      Watt Eighty Industrial                             No         7/1/2016           120
  189     310904359      Alameda Park Apartments                            No         7/1/2016           120
  193     310904387      Silver Shores MHC                                  No         7/1/2016           120
  194     410904079      897 Independence Drive                             No         6/1/2016           120
  195     410904207      Rancho Cucamonga Industrial                        No         8/1/2016           120
  196     620904354      Newport Federal - Hualalai Center                  No         9/1/2016           120
  198     410904232      Seven Star Mobile Home Park                        No         7/1/2016           120
  199     410903477      Food-4-Less - Rialto CA                            No         1/1/2016           120
  200     310904517      JC Penney - MO                                     No         8/1/2016           120
  201     410904466      Commerce Bank                                      Yes        8/1/2016           120
  206     410904362      Rice & Maryland Center                             No         7/1/2016           120
  207     410904397      Parker Place Office Building                       No         7/1/2016           120
  208     410904295      Crow Canyon Executive Park                         No         7/1/2016           120
  210     410904249      3494 East Sunset Road Industrial                   No         7/1/2016           120
  211     620904269      43 Corporate Park                                  No         8/1/2016           120
  215     410904446      Emerald Vista Apartments I                         No         8/1/2016           120
  222     620904310      Newport Federal - 881 Dover Drive                  No         8/1/2016           120
  223     620903959      Furniture Room Littleton                           No         7/1/2016           120
  231     410904475      Radisson Professional Building                     No         8/1/2016           120
  232     410904395      Kenosha Retail Center                              No         7/1/2016           120
  235     410903335      San Ramon Plaza                                    No         1/1/2016           120
  237     410904524      The Shoppes at the Grove                           No         8/1/2016           120
  238     410904438      Pomona Valley Hospital Medical Center              No         7/1/2016           120
  239     410904501      Tractor Supply - Waldorf, MD                       No         7/1/2016           120
  240     410904588      Pleasant Ridge                                     No         9/1/2016           120
  241     410904198      Valley Plaza Retail Center II                      No         7/1/2016           120
  243     620904071      Arizona 1 Industrial                               No         6/1/2016           120
  244     410904418      Walgreens Rochester Retail                         No         7/1/2016           120
  249     410904514      Dairy Ashford Center                               No         7/1/2016           120
  251     410904367      Centennial Ridge                                   No         7/1/2016           120
  256     410904292      1460 Westwood Boulevard Office Building            No         6/1/2011            60
  257     410904090      Hibbing Marketplace                                No         8/1/2016           120
  259     410904400      Biscayne Apartments                                No         7/1/2016           120
  261     410904506      Rite Aid - Lansing                                 No         8/1/2016           120
  263     410904246      51 Federal Street                                  No         6/1/2016           120
  266     410904355      Captains Cove                                      No         9/1/2016           120
  270     410904312      West Bend Plaza                                    No         7/1/2016           120
  274     410904218      Plaza Center                                       No         6/1/2016           120
  276     410903933      Country Club Shops                                 No         4/1/2016           120
  279     410904391      TnT Mini Storage, Kelseyville                      No         8/1/2016           120
  281     410901480      Fed Ex - Maple Grove                               No        12/1/2013           115
  282     410904227      2340 East Olympic Boulevard                        No         8/1/2016           120
  283     410904172      Castle Rock Storage Haus                           No         6/1/2016           120
  284     410904077      State 50 Shopping Center                           No         5/1/2016           120
  286     410904188      M&H Properties, LLC                                No         5/1/2016           120
  287     410904179      Hollywood Video Tucson                             No         6/1/2016           120
  288     410904594      Rite Aid - Farmington                              No         8/1/2016           120
  289     410904323      Pacific Dental Services - Las Vegas                No         7/1/2016           120
  290     410904410      Merrydale Apartments                               No         7/1/2016           120
  293     620904182      SecurCare Self Storage                             No         7/1/2016           120
  297     410904351      Nevada Federal Credit Union                        No         7/1/2016           120
  300     410904435      Main Street Retail                                 No         8/1/2016           120
  301     410903951      Valencia Flex Industrial                           No         7/1/2016           120

         STATED REMAINING     ORIGINAL      REMAINING
         TERM TO MATURITY   AMORTIZATION   AMORTIZATION   CROSSED WITH
 ID       OR ARD (MOS.)     TERM (MOS.)    TERM (MOS.)    OTHER LOANS      CROSSED LOAN ID
---------------------------------------------------------------------------------------------

    4          118              360            360
  4-a
  4-b
  4-c
  4-d
  4-e
  4-f
  4-g
  4-h
  4-i
  4-j
  4-k
  4-l
  4-m
  4-n
  4-o
  4-p
  4-q
  4-r
  4-s
  4-t
  4-u
  4-v
  4-w
  4-y
  4-z
 4-aa
 4-ab
 4-ac
 4-ad
 4-ae
 4-af
 4-ag
 4-ah
 4-ai
 4-aj
 4-ak
 4-al
 4-am
 4-an
 4-ao
 4-ap
 4-aq
 4-ar
    5           59                0              0
    8           82                0              0
  8-a
  8-b
  8-c
  8-d
  8-e
  8-f
  8-g
  8-h
  8-i
  8-j
  8-k
  8-l
  8-m
  8-n
  8-o
  8-p
  8-q
  8-r
  8-s
  8-t
  8-u
  8-v
  8-w
   21          119              360            360
   23          119              360            359
   27          119              360            360
   33          119              360            359
   42          115              360            360
   47          117              360            357
   49           83                0              0
   58          118              360            360
   71          118              360            360
   84          118              360            360
   86           81              360            360
   92           59              360            360
   95          119              360            359
   97          235              240            235
 97-a
 97-b
 97-c
 97-d
   98          110              360            350
  102          115              360            355
  103          118              300            298
  106          118              360            360
  108          119              360            359
  110          119              360            360
  111          113              312            312
  118          119              360            360
  121          119              360            360
  123          118              360            360            Yes        410904236, 410904237
  124          118              360            360            Yes        410904236, 410904237
  127          119              300            299
  128          118              360            358
  131          119              360            360
  137          119              360            359
  142          119              360            359
  143          109              300            289
  144          120              360            360
  146          118              360            360
  147          118              360            360
  148          118              360            358
  151          118              360            360
  154          118              180            178
  155          119              360            359
  157          120              360            360
  159          118              360            360
  164          118              360            358
  165          119              360            359
  169          111              360            351
  171          120              360            360
  173          113              360            353
  178          117              360            357
  180          118              360            358
  182          117              360            357
  183          116              360            356
  185           58                0              0
  186          118                0              0
  189          118              360            358
  193          118              360            360
  194          117              360            357
  195          119              360            359
  196          120              360            360
  198          118              360            358
  199          112              360            352
  200          119              360            359
  201          119              360            359
  206          118              360            358
  207          118              300            298
  208          118              204            202
  210          118              360            360
  211          119              360            360
  215          119              360            359
  222          119              360            360
  223          118              360            358
  231          119              360            360
  232          118              360            358
  235          112              360            352
  237          119              360            360
  238          118              360            358
  239          118              360            360
  240          120              360            360
  241          118              240            238
  243          117              360            357
  244          118              360            360
  249          118              360            358
  251          118              360            358
  256           57              360            357
  257          119              360            359
  259          118              360            358
  261          119              360            359
  263          117              360            357
  266          120              360            360
  270          118              360            358
  274          117              360            357
  276          115              360            355
  279          119              360            359
  281           87                0              0
  282          119              300            299
  283          117              240            237
  284          116              300            296
  286          116              360            356
  287          117              360            357
  288          119              360            359
  289          118              360            358
  290          118              360            358
  293          118              360            358
  297          118              360            358
  300          119              360            359
  301          118              360            358

 ID      PREPAYMENT PROVISIONS (# OF PAYMENTS)      OWNERSHIP INTEREST
----------------------------------------------------------------------

    4    LO(26)/Defeasance(58)/Open(36)                    Fee
  4-a                                                      Fee
  4-b                                                      Fee
  4-c                                                      Fee
  4-d                                                      Fee
  4-e                                                      Fee
  4-f                                                      Fee
  4-g                                                      Fee
  4-h                                                      Fee
  4-i                                                      Fee
  4-j                                                      Fee
  4-k                                                      Fee
  4-l                                                      Fee
  4-m                                                      Fee
  4-n                                                      Fee
  4-o                                                      Fee
  4-p                                                      Fee
  4-q                                                      Fee
  4-r                                                      Fee
  4-s                                                      Fee
  4-t                                                      Fee
  4-u                                                      Fee
  4-v                                                      Fee
  4-w                                                      Fee
  4-y                                                      Fee
  4-z                                                      Fee
 4-aa                                                      Fee
 4-ab                                                      Fee
 4-ac                                                      Fee
 4-ad                                                      Fee
 4-ae                                                      Fee
 4-af                                                      Fee
 4-ag                                                      Fee
 4-ah                                                      Fee
 4-ai                                                      Fee
 4-aj                                                      Fee
 4-ak                                                      Fee
 4-al                                                      Fee
 4-am                                                      Fee
 4-an                                                      Fee
 4-ao                                                      Fee
 4-ap                                                      Fee
 4-aq                                                      Fee
 4-ar                                                      Fee
    5    LO(25)/Defeasance(31)/Open(4)                Fee/Leasehold
    8    LO(10)/GRTR1% or YM(72)/Open(2)                   Fee
  8-a                                                      Fee
  8-b                                                      Fee
  8-c                                                      Fee
  8-d                                                      Fee
  8-e                                                      Fee
  8-f                                                      Fee
  8-g                                                      Fee
  8-h                                                      Fee
  8-i                                                      Fee
  8-j                                                      Fee
  8-k                                                      Fee
  8-l                                                      Fee
  8-m                                                      Fee
  8-n                                                      Fee
  8-o                                                      Fee
  8-p                                                      Fee
  8-q                                                      Fee
  8-r                                                      Fee
  8-s                                                      Fee
  8-t                                                      Fee
  8-u                                                      Fee
  8-v                                                      Fee
  8-w                                                      Fee
   21    LO(25)/Flex(88)/Open(7)                           Fee
   23    LO(35)/Defeasance(81)/Open(4)                     Fee
   27    LO(35)/Flex(83)/Open(2)                           Fee
   33    LO(25)/Defeasance(91)/Open(4)                     Fee
   42    LO(35)/Defeasance(83)/Open(2)                     Fee
   47    LO(35)/Defeasance(81)/Open(4)                     Fee
   49    LO(25)/Defeasance(55)/Open(4)                     Fee
   58    LO(35)/Defeasance(81)/Open(4)                     Fee
   71    LO(35)/Defeasance(81)/Open(4)                     Fee
   84    LO(26)/Defeasance(58)/Open(36)                    Fee
   86    LO(35)/Defeasance(45)/Open(4)                     Fee
   92    LO(35)/Defeasance(21)/Open(4)                     Fee
   95    LO(35)/Flex(81)/Open(4)                        Leasehold
   97    LO(35)/Defeasance(201)/Open(4)                    Fee
 97-a                                                      Fee
 97-b                                                      Fee
 97-c                                                      Fee
 97-d                                                      Fee
   98    LO(35)/Defeasance(83)/Open(2)                     Fee
  102    LO(29)/Defeasance(89)/Open(2)                  Leasehold
  103    LO(35)/Defeasance(81)/Open(4)                     Fee
  106    LO(35)/Defeasance(81)/Open(4)                     Fee
  108    LO(35)/Defeasance(83)/Open(2)                     Fee
  110    LO(35)/Defeasance(81)/Open(4)                     Fee
  111    LO(35)/Flex(81)/Open(4)                           Fee
  118    LO(35)/Flex(81)/Open(4)                           Fee
  121    LO(25)/Defeasance(93)/Open(2)                     Fee
  123    LO(35)/Defeasance(81)/Open(4)                     Fee
  124    LO(35)/Defeasance(81)/Open(4)                     Fee
  127    LO(35)/Defeasance(81)/Open(4)                     Fee
  128    LO(35)/Defeasance(83)/Open(2)                     Fee
  131    LO(35)/Defeasance(83)/Open(2)                     Fee
  137    LO(35)/Flex(81)/Open(4)                           Fee
  142    LO(35)/Defeasance(81)/Open(4)                     Fee
  143    LO(35)/Defeasance(81)/Open(4)                     Fee
  144    LO(35)/Flex(81)/Open(4)                           Fee
  146    LO(35)/Flex(81)/Open(4)                           Fee
  147    LO(35)/Defeasance(83)/Open(2)                     Fee
  148    LO(35)/Defeasance(78)/Open(7)                     Fee
  151    LO(26)/Defeasance(90)/Open(4)                     Fee
  154    LO(35)/Defeasance(81)/Open(4)                     Fee
  155    LO(35)/Defeasance(81)/Open(4)                     Fee
  157    LO(24)/Defeasance(92)/Open(4)                     Fee
  159    LO(26)/Defeasance(90)/Open(4)                     Fee
  164    LO(35)/Defeasance(81)/Open(4)                     Fee
  165    LO(35)/Defeasance(83)/Open(2)                     Fee
  169    LO(35)/Defeasance(83)/Open(2)                     Fee
  171    LO(35)/Flex(82)/Open(3)                           Fee
  173    LO(35)/Defeasance(81)/Open(4)                     Fee
  178    LO(35)/Defeasance(81)/Open(4)                     Fee
  180    LO(35)/Flex(81)/Open(4)                           Fee
  182    LO(35)/Defeasance(81)/Open(4)                     Fee
  183    LO(35)/Defeasance(81)/Open(4)                     Fee
  185    LO(26)/GRTR1% or YM(30)/Open(4)                   Fee
  186    LO(35)/Flex(81)/Open(4)                           Fee
  189    LO(35)/Defeasance(81)/Open(4)                     Fee
  193    LO(35)/Defeasance(81)/Open(4)                     Fee
  194    LO(35)/Defeasance(83)/Open(2)                     Fee
  195    LO(35)/Defeasance(81)/Open(4)                     Fee
  196    LO(35)/Flex(81)/Open(4)                           Fee
  198    LO(35)/Defeasance(81)/Open(4)                     Fee
  199    LO(35)/Defeasance(78)/Open(7)                     Fee
  200    LO(35)/Defeasance(83)/Open(2)                     Fee
  201    LO(25)/Defeasance(93)/Open(2)                     Fee
  206    LO(35)/Defeasance(81)/Open(4)                     Fee
  207    LO(35)/Defeasance(81)/Open(4)                     Fee
  208    LO(35)/Flex(81)/Open(4)                           Fee
  210    LO(35)/Defeasance(81)/Open(4)                     Fee
  211    LO(35)/Flex(81)/Open(4)                           Fee
  215    LO(35)/Defeasance(81)/Open(4)                     Fee
  222    LO(35)/Flex(81)/Open(4)                           Fee
  223    LO(35)/Flex(81)/Open(4)                           Fee
  231    LO(35)/Defeasance(81)/Open(4)                     Fee
  232    LO(35)/Defeasance(81)/Open(4)                     Fee
  235    LO(35)/Defeasance(83)/Open(2)                     Fee
  237    LO(35)/Defeasance(81)/Open(4)                     Fee
  238    LO(35)/Defeasance(81)/Open(4)                     Fee
  239    LO(35)/Defeasance(83)/Open(2)                     Fee
  240    LO(35)/Defeasance(81)/Open(4)                     Fee
  241    LO(35)/Flex(81)/Open(4)                           Fee
  243    LO(35)/Flex(81)/Open(4)                           Fee
  244    LO(35)/Defeasance(81)/Open(4)                     Fee
  249    LO(35)/Defeasance(81)/Open(4)                     Fee
  251    LO(35)/Defeasance(81)/Open(4)                     Fee
  256    LO(35)/Defeasance(21)/Open(4)                     Fee
  257    LO(35)/Defeasance(81)/Open(4)                     Fee
  259    LO(35)/Defeasance(81)/Open(4)                     Fee
  261    LO(35)/Defeasance(81)/Open(4)                     Fee
  263    LO(35)/Defeasance(83)/Open(2)                     Fee
  266    LO(35)/Defeasance(83)/Open(2)                     Fee
  270    LO(35)/Defeasance(81)/Open(4)                     Fee
  274    LO(35)/Flex(81)/Open(4)                           Fee
  276    LO(35)/Defeasance(81)/Open(4)                     Fee
  279    LO(35)/Flex(81)/Open(4)                           Fee
  281    LO(35)/GRTR1% or YM(17)/Flex(59)/Open(4)          Fee
  282    LO(35)/Flex(81)/Open(4)                           Fee
  283    LO(35)/Defeasance(81)/Open(4)                     Fee
  284    LO(35)/Flex(81)/Open(4)                           Fee
  286    LO(35)/Defeasance(81)/Open(4)                     Fee
  287    LO(27)/Flex(89)/Open(4)                           Fee
  288    LO(35)/Defeasance(81)/Open(4)                     Fee
  289    LO(35)/Flex(81)/Open(4)                           Fee
  290    LO(35)/Defeasance(83)/Open(2)                     Fee
  293    LO(35)/Flex(81)/Open(4)                           Fee
  297    LO(35)/Flex(81)/Open(4)                           Fee
  300    LO(35)/Defeasance(83)/Open(2)                     Fee
  301    LO(35)/Flex(81)/Open(4)                           Fee

         SELLER LOAN                                                                ADMINISTRATIVE                  GRACE PERIOD
 ID         NUMBER      PROPERTY NAME                                  LOAN SELLER     FEE RATE      DUE DATE   (PRIOR TO LATE FEES)
-----------------------------------------------------------------------------------------------------------------------------------

    4      510904353    RLJ Hotel Portfolio                               WFB          0.03153%         1st                0
  4-a    510904353.01   Marriott - Denver, CO                             WFB
  4-b    510904353.02   Marriott - Bedford Park, IL                       WFB
  4-c    510904353.03   Renaissance - Plantation, FL                      WFB
  4-d    510904353.04   Marriott - Austin, TX                             WFB
  4-e    510904353.05   Hilton Garden Inn - Bedford Park, IL              WFB
  4-f    510904353.06   Residence Inn - Plantation, FL                    WFB
  4-g    510904353.07   Renaissance - Broomfield, CO                      WFB
  4-h    510904353.08   Courtyard - Salt Lake City, UT                    WFB
  4-i    510904353.09   Residence Inn Galleria - Houston, TX              WFB
  4-j    510904353.10   Hampton Inn - Bedford Park, IL                    WFB
  4-k    510904353.11   Marriott - Pontiac, MI                            WFB
  4-l    510904353.12   Holiday Inn Express - Bedford Park, IL            WFB
  4-m    510904353.13   Courtyard - Austin, TX                            WFB
  4-n    510904353.14   Springhill Suites - Austin, TX                    WFB
  4-o    510904353.15   Residence Inn - Round Rock, TX                    WFB
  4-p    510904353.16   Residence Inn - Austin, TX                        WFB
  4-q    510904353.17   Courtyard - Tampa, FL                             WFB
  4-r    510904353.18   Residence Inn - Pontiac, MI                       WFB
  4-s    510904353.19   Residence Inn - Schaumburg, IL                    WFB
  4-t    510904353.20   Sleep Inn - Bedford Park, IL                      WFB
  4-u    510904353.21   Springhill Suites - Schaumburg, IL                WFB
  4-v    510904353.22   Fairfield Inn & Suites - Brandon, FL              WFB
  4-w    510904353.23   Courtyard - Fort Wayne, IN                        WFB
  4-y    510904353.24   Courtyard - Louisville, KY                        WFB
  4-z    510904353.25   Courtyard - Merrillville, IN                      WFB
 4-aa    510904353.26   Residence Inn - Louisville, CO                    WFB
 4-ab    510904353.27   Residence Inn - Fishers, IN                       WFB
 4-ac    510904353.28   Courtyard - Sugar Land, TX                        WFB
 4-ad    510904353.29   Residence Inn - Sugar Land, TX                    WFB
 4-ae    510904353.30   Fairfield Inn & Suites - Merrillville, IN         WFB
 4-af    510904353.31   Courtyard - Mesquite, TX                          WFB
 4-ag    510904353.32   Residence Inn - Merrillville, IN                  WFB
 4-ah    510904353.33   Courtyard - Mishawaka, IN                         WFB
 4-ai    510904353.34   Courtyard - Pontiac, MI                           WFB
 4-aj    510904353.35   Residence Inn II - Austin, TX                     WFB
 4-ak    510904353.36   Hampton Inn - Merrillville, IN                    WFB
 4-al    510904353.37   Holiday Inn Express - Merrillville, IN            WFB
 4-am    510904353.38   Courtyard - Valparaiso, IN                        WFB
 4-an    510904353.39   Fairfield Inn & Suites - Austin, TX               WFB
 4-ao    510904353.40   Holiday Inn Select - Grand Rapids, MI             WFB
 4-ap    510904353.41   Residence Inn - South Bend, IN                    WFB
 4-aq    510904353.42   Courtyard - Benton Harbor, MI                     WFB
 4-ar    510904353.43   Fairfield Inn & Suites - Valparaiso, IN           WFB
    5      310904532    DRA Capital Center II & III                       WFB          0.03153%         1st                5
    8      510904546    First Industrial Portfolio                        WFB          0.03153%         5th                0
  8-a    510904546.01   2850 Colonades Court                              WFB
  8-b    510904546.02   2925 Courtyards Drive                             WFB
  8-c    510904546.03   3075 Northwoods Circle                            WFB
  8-d    510904546.04   835 Franklin Court                                WFB
  8-e    510904546.05   2755 Northwoods Parkway                           WFB
  8-f    510904546.06   2775 Northwoods Parkway                           WFB
  8-g    510904546.07   841 Livingston Court                              WFB
  8-h    510904546.08   3155 Northwoods Parkway                           WFB
  8-i    510904546.09   2725 Northwoods Parkway                           WFB
  8-j    510904546.10   825 Franklin Court                                WFB
  8-k    510904546.11   805 Franklin Court                                WFB
  8-l    510904546.12   3100 Northwoods Place                             WFB
  8-m    510904546.13   840 Franklin Court                                WFB
  8-n    510904546.14   2915 Courtyards Drive                             WFB
  8-o    510904546.15   810 Franklin Court                                WFB
  8-p    510904546.16   3175 Northwoods Parkway                           WFB
  8-q    510904546.17   3055 Northwoods Circle                            WFB
  8-r    510904546.18   3040 Northwoods Parkway                           WFB
  8-s    510904546.19   811 Livingston Court                              WFB
  8-t    510904546.20   2975 Courtyards Drive                             WFB
  8-u    510904546.21   821 Livingston Court                              WFB
  8-v    510904546.22   830 Franklin Court                                WFB
  8-w    510904546.23   2995 Courtyards Drive                             WFB
   21      310904520    3300 75th Avenue                                  WFB          0.03153%         1st                5
   23      310904315    136 East South Temple                             WFB          0.03153%         1st                5
   27      310904522    Iron Horse Shopping Center                        WFB          0.03153%         1st                5
   33      310902822    Knollwood Village Apartments                      WFB          0.03153%         1st                5
   42      310904004    1522 K Street                                     WFB          0.03153%         1st                5
   47      310904163    Imperial Apartments                               WFB          0.03153%         1st                5
   49      310904472    KBS-Sabal Pavilion                                WFB          0.03153%         1st                6
   58      310904531    Carefree Marketplace                              WFB          0.03153%         1st                5
   71      310904282    Embassy Plaza Retail Center                       WFB          0.03153%         1st                5
   84      510904352    Courtyard San Antonio Airport                     WFB          0.03153%         1st                0
   86      310904256    Hampton Inn Venice                                WFB          0.03153%         1st                5
   92      310904440    Golden Eagle Center                               WFB          0.03153%         1st                5
   95      610904443    Nohl Plaza Orange County                          WFB          0.05153%         1st                5
   97      310903863    UTEX Portfolio                                    WFB          0.03153%         1st                5
 97-a     310903863A    UTEX - Old Katy Road                              WFB
 97-b     310903863B    UTEX - UTEX Drive                                 WFB
 97-c     310903863C    UTEX - Industrial Court                           WFB
 97-d     310903863D    UTEX - Market Ave                                 WFB
   98      310903162    Inverness Shopping Plaza                          WFB          0.03153%         1st                5
  102      310903919    Fiesta Mercado Shopping Center                    WFB          0.03153%         1st                5
  103      310904314    Hampton Inn & Suites Tempe                        WFB          0.03153%         1st                5
  106      310904334    Amarillo Tower                                    WFB          0.03153%         1st                5
  108      310904307    1380 Howard Street                                WFB          0.03153%         1st                5
  110      310904401    Petaluma Theatre District Garage Retail           WFB          0.03153%         1st                5
  111      310903753    Fairfield Inn & Suites, (Mount Laurel, NJ)        WFB          0.03153%         1st                5
  118      310904461    2140-2192 Bering Drive                            WFB          0.03153%         1st                5
  121      310904468    Pell City Marketplace                             WFB          0.03153%         1st                5
  123      410904236    Schwab/Barth - Rite-Aid Los Angeles               WFB          0.03153%         1st                5
  124      410904237    Schwab/Barth - Rite-Aid San Diego                 WFB          0.03153%         1st                5
  127      310903558    Corinthian College - ACCO  II                     WFB          0.03153%         1st                5
  128      310904464    Sportsman's Warehouse- Woodbury                   WFB          0.03153%         1st                5
  131      310904515    JC Penney - CO                                    WFB          0.03153%         1st                6
  137      310904600    Mill Plain Center                                 WFB          0.03153%         1st                5
  142      310904299    White River Mountain Apartments                   WFB          0.03153%         1st                5
  143      310902869    Indigo Lakes Holiday Inn Express                  WFB          0.03153%         1st                5
  144      310904511    Carbondale Square                                 WFB          0.03153%         1st                5
  146      310904479    Sherwood Glen Apartments                          WFB          0.03153%         1st                5
  147      310904313    Huntington Plaza Shopping Center                  WFB          0.03153%         1st                5
  148      310904300    Valley Heights Independent Living                 WFB          0.03153%         1st                5
  151      310904210    1399 Roxbury Drive Office Retail                  WFB          0.03153%         1st                5
  154      310904339    Quality Inn Homestead Park                        WFB          0.03153%         1st                5
  155      610904494    Savannah Apartments                               WFB          0.08153%         1st                5
  157      310904372    Publix Jacksonville                               WFB          0.03153%         1st                5
  159      310904373    Publix Orange Park                                WFB          0.03153%         1st                5
  164      310904358    New Brighton Apartments                           WFB          0.03153%         1st                5
  165      310904360    Teaberry Greene Townhomes                         WFB          0.03153%         1st                5
  169      310903536    FedEx Ground Distribution Building - Seaford      WFB          0.03153%         1st                5
  171      410904534    The Crossing, Phase II                            WFB          0.03153%         1st                5
  173      310903504    Hampton Inn & Suites - Salt Lake City Airport     WFB          0.03153%         1st                5
  178      310904390    Tessar Professional Building                      WFB          0.03153%         1st                5
  180      310903740    Burbank Retail Stores                             WFB          0.03153%         1st                5
  182      410903095    The Saxe Building                                 WFB          0.03153%         1st                5
  183      410904082    220 Labs Industrial Buildings                     WFB          0.03153%         1st                5
  185      410904425    Lake Zurich Self Storage                          WFB          0.03153%         1st                5
  186      410904436    Watt Eighty Industrial                            WFB          0.03153%         1st                5
  189      310904359    Alameda Park Apartments                           WFB          0.03153%         1st                5
  193      310904387    Silver Shores MHC                                 WFB          0.03153%         1st                5
  194      410904079    897 Independence Drive                            WFB          0.03153%         1st                5
  195      410904207    Rancho Cucamonga Industrial                       WFB          0.03153%         1st                5
  196      620904354    Newport Federal - Hualalai Center                 WFB          0.08153%         1st                5
  198      410904232    Seven Star Mobile Home Park                       WFB          0.03153%         1st                5
  199      410903477    Food-4-Less - Rialto CA                           WFB          0.03153%         1st                5
  200      310904517    JC Penney - MO                                    WFB          0.03153%         1st                6
  201      410904466    Commerce Bank                                     WFB          0.03153%         1st                5
  206      410904362    Rice & Maryland Center                            WFB          0.03153%         1st                5
  207      410904397    Parker Place Office Building                      WFB          0.03153%         1st                5
  208      410904295    Crow Canyon Executive Park                        WFB          0.03153%         1st                5
  210      410904249    3494 East Sunset Road Industrial                  WFB          0.03153%         1st                5
  211      620904269    43 Corporate Park                                 WFB          0.08153%         1st                5
  215      410904446    Emerald Vista Apartments I                        WFB          0.03153%         1st                5
  222      620904310    Newport Federal - 881 Dover Drive                 WFB          0.08153%         1st                5
  223      620903959    Furniture Room Littleton                          WFB          0.08153%         1st                5
  231      410904475    Radisson Professional Building                    WFB          0.03153%         1st                5
  232      410904395    Kenosha Retail Center                             WFB          0.03153%         1st                5
  235      410903335    San Ramon Plaza                                   WFB          0.03153%         1st                5
  237      410904524    The Shoppes at the Grove                          WFB          0.03153%         1st                5
  238      410904438    Pomona Valley Hospital Medical Center             WFB          0.03153%         1st                5
  239      410904501    Tractor Supply - Waldorf, MD                      WFB          0.03153%         1st                5
  240      410904588    Pleasant Ridge                                    WFB          0.03153%         1st                5
  241      410904198    Valley Plaza Retail Center II                     WFB          0.03153%         1st                5
  243      620904071    Arizona 1 Industrial                              WFB          0.08153%         1st                5
  244      410904418    Walgreens Rochester Retail                        WFB          0.03153%         1st                5
  249      410904514    Dairy Ashford Center                              WFB          0.03153%         1st                5
  251      410904367    Centennial Ridge                                  WFB          0.03153%         1st                5
  256      410904292    1460 Westwood Boulevard Office Building           WFB          0.03153%         1st                5
  257      410904090    Hibbing Marketplace                               WFB          0.03153%         1st                5
  259      410904400    Biscayne Apartments                               WFB          0.05153%         1st                5
  261      410904506    Rite Aid - Lansing                                WFB          0.03153%         1st                5
  263      410904246    51 Federal Street                                 WFB          0.05153%         1st                5
  266      410904355    Captains Cove                                     WFB          0.03153%         1st                5
  270      410904312    West Bend Plaza                                   WFB          0.03153%         1st                5
  274      410904218    Plaza Center                                      WFB          0.03153%         1st                5
  276      410903933    Country Club Shops                                WFB          0.03153%         1st                5
  279      410904391    TnT Mini Storage, Kelseyville                     WFB          0.03153%         1st                5
  281      410901480    Fed Ex - Maple Grove                              WFB          0.03153%         1st                5
  282      410904227    2340 East Olympic Boulevard                       WFB          0.12153%         1st                5
  283      410904172    Castle Rock Storage Haus                          WFB          0.03153%         1st                5
  284      410904077    State 50 Shopping Center                          WFB          0.03153%         1st                5
  286      410904188    M&H Properties, LLC                               WFB          0.03153%         1st                5
  287      410904179    Hollywood Video Tucson                            WFB          0.03153%         1st                5
  288      410904594    Rite Aid - Farmington                             WFB          0.05153%         1st                5
  289      410904323    Pacific Dental Services - Las Vegas               WFB          0.10153%         1st                5
  290      410904410    Merrydale Apartments                              WFB          0.03153%         1st                5
  293      620904182    SecurCare Self Storage                            WFB          0.08153%         1st                5
  297      410904351    Nevada Federal Credit Union                       WFB          0.07153%         1st                5
  300      410904435    Main Street Retail                                WFB          0.03153%         1st                5
  301      410903951    Valencia Flex Industrial                          WFB          0.10153%         1st                5

        LETTER OF
 ID      CREDIT     LETTER OF CREDIT DESCRIPTION                                     LOAN SPONSOR
------------------------------------------------------------------------------------------------------------------------------------

   4                                               RLJ Lodging Fund II, L.P.; RLJ Lodging Fund II (PF #1)
 4-a
 4-b
 4-c
 4-d
 4-e
 4-f
 4-g
 4-h
 4-i
 4-j
 4-k
 4-l
 4-m
 4-n
 4-o
 4-p
 4-q
 4-r
 4-s
 4-t
 4-u
 4-v
 4-w
 4-y
 4-z
4-aa
4-ab
4-ac
4-ad
4-ae
4-af
4-ag
4-ah
4-ai
4-aj
4-ak
4-al
4-am
4-an
4-ao
4-ap
4-aq
4-ar
   5                                               DRA G & I Fund IV REIT
   8                                               High Street Real Estate Fund II Investors, LLC
 8-a
 8-b
 8-c
 8-d
 8-e
 8-f
 8-g
 8-h
 8-i
 8-j
 8-k
 8-l
 8-m
 8-n
 8-o
 8-p
 8-q
 8-r
 8-s
 8-t
 8-u
 8-v
 8-w
  21                                               Allen De Olazarra, Rudy Touzet, Doug Fleit, Brian Katz
  23                                               Jonathan Rubini, Stuart Bond, Leonard Hyde
  27                                               Pedro Arroyo
  33                                               Spencer Partrich, Mickey Shapiro
  42                                               John B Mason
  47                                               Tony Markve, Dory Doud, Marilee N Doud, Ben R Doud
  49                                               KBS Limited Partnership
  58                                               Jack J. Jakosky, Terry C. Hackett
  71                                               Ahmad Zarrabian
  84                                               RLJ Lodging Fund II, L.P.; RLJ Lodging Fund II (PF #1)
  86                                               James R Smith, Timothy M. Baydala, Steven J Kaplan
  92                                               William White, Matthew White
  95                                               Alfred Avedisian, Steven F. Spierer, John A. Woodward
  97                                               Corporate Property Associates 16-Global Incorporated
97-a
97-b
97-c
97-d
  98                                               Mordechai Israeli, Isaac Betesh
 102                                               Jack Demirjian, Mehadi Ali, Nazy Hirani
 103                                               Roger Crouch, Gregory Owings, Gregory Walton
 106                                               Peggy L Long, David L Long
 108                                               Vera Cort
 110                                               William White, Matthew White
 111                                               Hersha Hospitality Trust
 118                                               David Dollinger
 121                                               Peter Kalkus
 123                                               Stanley Black, Michael L. Schwab, Bruce Konheim, Robert K. Barth
 124                                               Stanley Black, Michael L. Schwab, Bruce Konheim, Robert K. Barth
 127                                               Cucamonga Vintners, LLC
 128                                               Barbara J. Detrick, Shelly B. Detrick
 131                                               Lillian Watkins, Lawrence Watkins
 137                                               Marko Susnjara
 142                                               Brent Lambi
 143                                               Frank L. Flautt, Jr., Fred V. Alias
 144                                               Gregory B. Owings, Roger M. Crouch, Neill H. Taylor, Phillip B. Mann
 146                                               Daren C. Marhula
 147                                               Igal Namdar
 148                                               Richard Murphy
 151                                               SWC Roxbury Corp.
 154                                               Lawrence Brutger
 155                                               Lawrence W Hill, Jorge P Giron
 157                                               Joseph R. Scuderi
 159                                               Joseph R. Scuderi
 164                                               Kafieh Farrokhtala
 165                                               Pamela Rutherford, Troy Rutherford
 169                                               Barbara J. Detrick, Shelly B. Detrick
 171                                               Michael S. Powers, John E. McNellis
 173                                               Ashok Owarkadas Israni
 178       Yes      Upfront TI/LC - $200,000 (LOC) Dick Zehring
 180                                               Allen Young
 182                                               Teressa Shain, Martin Shain, Nancy Javete, Harold Javete
 183                                               Jackie Applebaum, Yoram Fishman
 185                                               LVF Lake Zurich LLC
 186                                               Michael Jaeger, Robert McHugh
 189                                               Kafieh Farrokhtala
 193                                               Continental Communities
 194                                               Olive Imbernon, Emil (Jim) Imbernon, Johnsie Moffett
 195                                               John Chang
 196                                               Sharon Elick, Wiley Elick, MERRITT CHARLES HORNING, JR.
 198                                               John Lindsay, Reta Lindsay
 199                                               Rakesh C. Gupta, Ramesh C. Bansel, Roshan L. Gupta
 200                                               Lillian Watkins, Lawrence Watkins
 201                                               David Scott Posey, Rhona Friedman, Scott M Friedman
 206                                               Linda A Horn, Mark Horn, Horn MN, LLC
 207                                               NetREIT
 208                                               John Moore
 210                                               Robert D. Shipp, Mapleton Real Estate, LLC
 211                                               Chuck Horning
 215                                               Betty Robarts, Robert Robarts
 222                                               Sharon Elick, Wiley Elick, Charles Horning
 223                                               Wolfe Miller
 231                                               Herbert W Knutson, Julie Dunham, Bradley Dunham, Douglas DeBoer, Sherry
                                                   DeShaw-DeBoer, Kevin Webb
 232                                               Robert A Patch
 235                                               Darlene Porter, Robert Porter
 237                                               Kenny Kok
 238                                               Barry Berkett, Jeffrey Berkett, Denise Kravitz, Lloyd S. Berkett
 239                                               David Malcom, James LaRocca
 240                                               James W. Soboleski, Benjamin L Kadish
 241                                               Lawrence Martin, Ralph Martin, James Martin, Paul Martin, Frank Straface,
                                                   Carolee Ornelas, Cynthia Morse
 243                                               Marc Barmazel
 244                                               Robert Webber
 249                                               C-AP Parent, Inc., C-AP General, Inc.
 251       Yes      Upront TI/LC - $100,000 (LOC)  James J Lennon, Jacqueline Prokop, Cindy M Lennon, Mark Prokop
 256                                               David Singelyn, David Goldberg
 257                                               Joseph H. Ryan, Oppidan, Inc.
 259                                               Daniel S Forry, Dawn E. Forry
 261                                               Jo Rivela, The Jo Rivela Trust
 263                                               Francis Greenwall, Benjamin Eisler, Allen Orwitz
 266                Upront TI/LC - $80,000 (LOC)   Charles J Patranella, Dale G Bramlet
 270                                               Penelope K Deshur, James E Deshur, West Bend Plaza FLP
 274                                               Douglas S. Austin, Nada C. Austin
 276                                               Michael Fishman, Jess Davis, Steve Osman, Ross Stiner
 279                                               Ronald Sann
 281                                               Roberta K. French, Richard A. French, Jr., Lucille S. Kohlberg, David E. Kohlberg
 282                                               Marybeth Rehman, Ashfaqur Rehman
 283                                               Michael S Humphrey
 284                                               Lily Kwon, Young Kwon
 286                                               Curtis E. Hoffman, David McDonell, M & H Properties, LLC
 287                                               William A. Spring
 288                                               James Shafer
 289                                               Stephen Thorne IV
 290                                               Gina Goebel, The Robert Barossi Trust
 293                                               Arlen Nordhagen, SecurCare Self Storage, Inc.
 297                                               Barry L. Throgmorton, Carla O. Throgmorton, Valerie S. Barrington, Gregory
                                                   M. Barrington
 300                                               Christopher R. Forrest, Thomas E. Vogt, 205 Associates, LLC
 301                                               Darren Gillhouse, Byron Green, Alan Lyon, Kevin Crissman, Kevin Pickard

        INITIAL MASTER     INITIAL MASTER
 ID        SERVICER       SERVICING FEE RATE
--------------------------------------------

    4        WFB              0.03050%
  4-a
  4-b
  4-c
  4-d
  4-e
  4-f
  4-g
  4-h
  4-i
  4-j
  4-k
  4-l
  4-m
  4-n
  4-o
  4-p
  4-q
  4-r
  4-s
  4-t
  4-u
  4-v
  4-w
  4-y
  4-z
 4-aa
 4-ab
 4-ac
 4-ad
 4-ae
 4-af
 4-ag
 4-ah
 4-ai
 4-aj
 4-ak
 4-al
 4-am
 4-an
 4-ao
 4-ap
 4-aq
 4-ar
    5        WFB              0.03050%
    8        WFB              0.03050%
  8-a
  8-b
  8-c
  8-d
  8-e
  8-f
  8-g
  8-h
  8-i
  8-j
  8-k
  8-l
  8-m
  8-n
  8-o
  8-p
  8-q
  8-r
  8-s
  8-t
  8-u
  8-v
  8-w
   21        WFB              0.03050%
   23        WFB              0.03050%
   27        WFB              0.03050%
   33        WFB              0.03050%
   42        WFB              0.03050%
   47        WFB              0.03050%
   49        WFB              0.03050%
   58        WFB              0.03050%
   71        WFB              0.03050%
   84        WFB              0.03050%
   86        WFB              0.03050%
   92        WFB              0.03050%
   95        WFB              0.05050%
   97        WFB              0.03050%
 97-a
 97-b
 97-c
 97-d
   98        WFB              0.03050%
  102        WFB              0.03050%
  103        WFB              0.03050%
  106        WFB              0.03050%
  108        WFB              0.03050%
  110        WFB              0.03050%
  111        WFB              0.03050%
  118        WFB              0.03050%
  121        WFB              0.03050%
  123        WFB              0.03050%
  124        WFB              0.03050%
  127        WFB              0.03050%
  128        WFB              0.03050%
  131        WFB              0.03050%
  137        WFB              0.03050%
  142        WFB              0.03050%
  143        WFB              0.03050%
  144        WFB              0.03050%
  146        WFB              0.03050%
  147        WFB              0.03050%
  148        WFB              0.03050%
  151        WFB              0.03050%
  154        WFB              0.03050%
  155        WFB              0.08050%
  157        WFB              0.03050%
  159        WFB              0.03050%
  164        WFB              0.03050%
  165        WFB              0.03050%
  169        WFB              0.03050%
  171        WFB              0.03050%
  173        WFB              0.03050%
  178        WFB              0.03050%
  180        WFB              0.03050%
  182        WFB              0.03050%
  183        WFB              0.03050%
  185        WFB              0.03050%
  186        WFB              0.03050%
  189        WFB              0.03050%
  193        WFB              0.03050%
  194        WFB              0.03050%
  195        WFB              0.03050%
  196        WFB              0.08050%
  198        WFB              0.03050%
  199        WFB              0.03050%
  200        WFB              0.03050%
  201        WFB              0.03050%
  206        WFB              0.03050%
  207        WFB              0.03050%
  208        WFB              0.03050%
  210        WFB              0.03050%
  211        WFB              0.08050%
  215        WFB              0.03050%
  222        WFB              0.08050%
  223        WFB              0.08050%
  231        WFB              0.03050%
  232        WFB              0.03050%
  235        WFB              0.03050%
  237        WFB              0.03050%
  238        WFB              0.03050%
  239        WFB              0.03050%
  240        WFB              0.03050%
  241        WFB              0.03050%
  243        WFB              0.08050%
  244        WFB              0.03050%
  249        WFB              0.03050%
  251        WFB              0.03050%
  256        WFB              0.03050%
  257        WFB              0.03050%
  259        WFB              0.05050%
  261        WFB              0.03050%
  263        WFB              0.05050%
  266        WFB              0.03050%
  270        WFB              0.03050%
  274        WFB              0.03050%
  276        WFB              0.03050%
  279        WFB              0.03050%
  281        WFB              0.03050%
  282        WFB              0.12050%
  283        WFB              0.03050%
  284        WFB              0.03050%
  286        WFB              0.03050%
  287        WFB              0.03050%
  288        WFB              0.05050%
  289        WFB              0.10050%
  290        WFB              0.03050%
  293        WFB              0.08050%
  297        WFB              0.07050%
  300        WFB              0.03050%
  301        WFB              0.10050%

                                  SCHEDULE I-D

                      SCHEDULE OF PCF POOLED MORTGAGE LOANS

                                     S-I-D-1

      SELLER LOAN                                              LOAN
ID      NUMBER      PROPERTY NAME                              GROUP   ADDRESS
---   -----------   ----------------------------------------   -----   ---------------------------------------

 31     755250      Lakeside Marketplace                         1     3300 Cobb Parkway
 50     755099      Pacheco Pass Phase II Shopping               1     910-950 Renz Lane and
                                                                       7050-7210 Camino Arroyo
 54     754330      Brandywine & Fountain Terrace Apartments     2     1975 Mack Boulevard, 2150 S. 9th Street
 67     755096      70 Mendon Road                               1     70 Mendon Road
 72     755097      505 N. Main Street                           1     505 N. Main Street
 91     754570      Telo Medical Center                          1     23600 Telo Avenue
100     755086      542 Berlin-Cross Keys Road                   1     542 Berlin-Cross Keys Road
105     755252      3730 Carmia Drive SW                         1     3730 Carmia Drive SW
114     754799      Kmart Plaza                                  1     2009-2111 US Highway 1
116     754493      One City Center                              1     3328 Peachtree Road
135     754479      Rosemount Crossing                           1     14903-14995 Robert Trail South
156     754983      Crockett Square                              1     463 Davy Crockett Parkway
192     755098      1315 South Pleasantburg Drive                1     1315 South Pleasantburg Drive

                                              ORIGINAL    CUT-OFF DATE   P&I MONTHLY
ID          CITY          STATE   ZIP CODE    BALANCE       BALANCE      DEBT SERVICE   IO MONTHLY DEBT SERVICE
---   -----------------   -----   --------   ----------   ------------   ------------   -----------------------

 31   Acworth              GA      30101     19,000,000     19,000,000      85,082              114,418
 50   Gilroy               CA      95020     14,687,538     14,687,538      63,156                NAP
 54   Allentown            PA      18103     15,000,000     14,170,022     121,874                NAP
 67   Cumberland           RI       2864     11,531,000     11,531,000      49,679                NAP
 72   Southington          CT       6489     11,145,000     11,145,000      48,016                NAP
 91   Torrance             CA      90505      9,300,000      9,282,541      52,939                NAP
100   Sicklerville         NJ       8009      8,535,000      8,535,000      36,772                NAP
105   Atlanta              GA      30331      8,000,000      8,000,000      35,419              47,893
114   Fort Pierce          FL      34950      7,280,000      7,280,000      37,336              43,975
116   Atlanta              GA      30326      7,250,000      7,250,000      42,263                NAP
135   Rosemount            MN      55068      6,660,000      6,653,928      38,360                NAP
156   Morristown           TN      37813      5,812,000      5,812,000      24,846                NAP
192   Greenville           SC      29605      4,286,000      4,286,000      18,466                NAP

                      INTEREST ACCRUAL         SELLER LOAN                                                       ARD
ID    MORTGAGE RATE         BASIS        ID      NUMBER      PROPERTY NAME                                    LOAN (Y/N)
---   -------------   ----------------   ---   -----------   ----------------------------------------------   ----------

 31     5.30000%         Actual/360       31     755250      Lakeside Marketplace                                 No
 50     5.16000%           30/360         50     755099      Pacheco Pass Phase II Shopping                       No
 54     5.41000%         Actual/360       54     754330      Brandywine & Fountain Terrace Apartments             No
 67     5.17000%           30/360         67     755096      70 Mendon Road                                       No
 72     5.17000%           30/360         72     755097      505 N. Main Street                                   No
 91     5.52300%         Actual/360       91     754570      Telo Medical Center                                 Yes
100     5.17000%           30/360        100     755086      542 Berlin-Cross Keys Road                           No
105     5.24000%         Actual/360      105     755252      3730 Carmia Drive SW                                 No
114     6.07000%         Actual/360      114     754799      Kmart Plaza                                          No
116     5.74000%         Actual/360      116     754493      One City Center                                      No
135     5.63000%         Actual/360      135     754479      Rosemount Crossing                                   No
156     5.13000%           30/360        156     754983      Crockett Square                                      No
192     5.17000%           30/360        192     755098      1315 South Pleasantburg Drive                        No

                                           STATED
                      ORIGINAL TERM    REMAINING TERM     ORIGINAL      REMAINING      CROSSED
      MATURITY DATE   TO MATURITY OR   TO MATURITY OR   AMORTIZATION   AMORTIZATION   WITH OTHER
ID       OR ARD         ARD (MOS.)       ARD (MOS.)     TERM (MOS.)    TERM (MOS.)      LOANS      CROSSED LOAN ID
---   -------------   --------------   --------------   ------------   ------------   ----------   ---------------

 31    9/1/2016                  120              120            300            300
 50    9/1/2011                   60               60              0              0
 54    6/1/2020                  180              165            180            165
 67    7/1/2013                   84               82              0              0
 72    7/1/2013                   84               82              0              0
 91    7/1/2013                   84               82            360            358
100    7/1/2013                   84               82              0              0
105    9/1/2016                  120              120            300            300
114    1/1/2016                  120              112            360            360
116    9/1/2017                  132              132            360            360
135    8/1/2016                  120              119            360            359
156    5/1/2013                   84               80              0              0
192    7/1/2013                   84               82              0              0

                                                      OWNERSHIP         SELLER LOAN
ID        PREPAYMENT PROVISIONS (# OF PAYMENTS)       INTERESID   ID      NUMBER      PROPERTY NAME
---   ---------------------------------------------   ---------   ---   -----------   ----------------------------------------------

 31   LO(24)/Defeasance(92)/Open(4)                   Fee          31     755250      Lakeside Marketplace
 50   LO(12)/GRTR1% or YM(46)/Open(2)                 Fee          50     755099      Pacheco Pass Phase II Shopping
 54   LO(39)/Defeasance(137)/Open(4)                  Fee          54     754330      Brandywine & Fountain Terrace Apartments
 67   LO(14)/GRTR1% or YM(68)/Open(2)                 Fee          67     755096      70 Mendon Road
 72   LO(14)/GRTR1% or YM(68)/Open(2)                 Fee          72     755097      505 N. Main Street
 91   LO(26)/Defeasance(56)/Open(2)                   Fee          91     754570      Telo Medical Center
100   LO(14)/GRTR1% or YM(68)/Open(2)                 Fee         100     755086      542 Berlin-Cross Keys Road
105   LO(24)/Defeasance(92)/Open(4)                   Fee         105     755252      3730 Carmia Drive SW
114   LO(32)/GRTR1% or YM(84)/Open(4)                 Fee         114     754799      Kmart Plaza
116   GRTR1% or YM(128)/Open(4)                       Fee         116     754493      One City Center
135   LO(25)/GRTR1% or YM(91)/Open(4)                 Fee         135     754479      Rosemount Crossing
156   LO(16)/GRTR1% or YM(66)/Open(2)                 Fee         156     754983      Crockett Square
192   LO(14)/GRTR1% or YM(68)/Open(2)                 Fee         192     755098      1315 South Pleasantburg Drive

                    ADMINISTRATIVE                                                                 LETTER OF
ID    LOAN SELLER      FEE RATE      DUE DATE          GRACE PERIOD (PRIOR TO LATE FEES)            CREDIT
---   -----------   --------------   --------   ------------------------------------------------   ---------

 31   PCF                 0.03153%   1st                                                       0
 50   PCF                 0.03153%   1st                                                       0
 54   PCF                 0.03153%   1st                                                       0
 67   PCF                 0.03153%   1st                                                       0
 72   PCF                 0.03153%   1st                                                       0
 91   PCF                 0.03153%   1st                                                       0
100   PCF                 0.03153%   1st                                                       0
105   PCF                 0.03153%   1st                                                       0
114   PCF                 0.03153%   1st                                                       0      Yes
116   PCF                 0.03153%   1st                                                       0
135   PCF                 0.03153%   1st                                                       0      Yes
156   PCF                 0.03153%   1st                                                       0
192   PCF                 0.03153%   1st                                                       0

ID          LETTER OF CREDIT DESCRIPTION                                       LOAN SPONSOR
---   -----------------------------------------   -----------------------------------------------------------------------

 31                                               WRI North American Properties, L.P.
 50                                               Inland Western Retail Real Estate Trust; Marc Newman; David Newman
 54                                               Sharma, Baldev; Sudesh Sharma; Ajay Sharma
 67                                               Inland American Real Estate Trust
 72                                               Inland American Real Estate Trust
 91                                               Piken, Edward
100                                               Inland American Real Estate Trust
105                                               WRI North American Properties, L.P.
114   Additional Security - $540,000 (LOC)        Morris, Robert; Joseph D. Morris; Ronald Satnick
116                                               Levenson, Kent; Jim Cowart; George Berkow; John Meshad
135   Initial Premises Leaseup - $954,000 (LOC)   Reiling, Mark W.; Dawn M. Grant; Thomas P. Commerford
156                                               Inland Western Retail Real Estate Trust
192                                               Inland American Real Estate Trust

                       INITIAL MASTER
      INITIAL MASTER   SERVICING FEE
ID       SERVICER           RATE
---   --------------   --------------

 31        WFB            0.03050%
 50        WFB            0.03050%
 54        WFB            0.03050%
 67        WFB            0.03050%
 72        WFB            0.03050%
 91        WFB            0.03050%
100        WFB            0.03050%
105        WFB            0.03050%
114        WFB            0.03050%
116        WFB            0.03050%
135        WFB            0.03050%
156        WFB            0.03050%
192        WFB            0.03050%

                                  SCHEDULE I-E

                     SCHEDULE OF PCFII POOLED MORTGAGE LOANS

                                     S-I-E-1

      SELLER LOAN                                              LOAN
ID      NUMBER      PROPERTY NAME                              GROUP   ADDRESS
---   -----------   ----------------------------------------   -----   ---------------------------------------

 12     755159      Aventura Commons                             1     21035 Biscayne Boulevard
 14     755220      1390 & 1400 Kifer Road                       1     1390 & 1400 Kifer Road
 19     755236      303 Bryant Street                            1     303 Bryant Street
 24     755084      North Brunswick Manor                        2     615 Bishop Boulevard
 35     755156      Hunterstone Apartments                       2     1001 HunterStone Dr
 41     755168      Mansfield Village Square                     1     2045 State Route 57
 43     755122      660 West Washington Avenue                   1     660 West Washington Avenue
 44     755123      780 Regent Street                            1     780 Regent Street
 45     755179      Dawson Forest Apartments                     2     100 Green Forest Drive
 56     755176      Gateway Plaza Shopping Center                1     18300 - 18420 Midvale Avenue North
 60     755163      Sheldon Palms Apartments                     2     8802 Brennan Circle
 62     755106      Jasper Mall                                  1     300 Highway 78 East
 66     755131      Aloha Market Centre                          1     20163-20577 SW Tualatin Valley Highway
 77     755105      City Plaza                                   1     15-55 and 73 Fort Eddy Road
 78     755051      650 Washington Road                          1     650 Washington Road
122     755141      Town Center Park Apartments                  2     29250 SW Parkway Court
126     755142      500 Maitland Drive                           1     500 Maitland Drive
134     755155      Bel Air Center                               1     1200 Cirby Way & 1079 Sunrise Boulevard
136     755072      Judiciary Place                              1     9300 West Courthouse Road
153     755102      Diho Square Shopping Center                  1     9108-9188 Bellaire Boulevard
158     755146      Westlake I & II                              1     10925 Westlake Drive & 4000
                                                                       Westinghouse Boulevard
172     755104      New Center Greens                            2     1 Oliver Court
175     755198      120 Moonachie Avenue                         1     120 Moonachie Ave
179     755182      Franconia Professional Center                1     6412 Beulah Street
191     755107      Teel Village Shopping Center                 1     8811 Teel Parkway
219     755203      4600-4646 California Avenue                  1     4600-4646 California Avenue
221     755137      1730-1740 Junction Avenue                    1     1730-1740 Junction Avenue
230     755150      Cedargate Apartments                         2     2700-2701 North Mill Avenue
233     755050      Shannon Oaks                                 1     201 Shannon Oaks Circle
247     755133      7793 Mentor Avenue                           1     7793 Mentor Ave
248     755134      3990 Royal Avenue                            1     3990 Royal Avenue
253     755171      4217 American Boulevard West                 1     4217 American Boulevard West
255     755174      4650 Forge Road                              1     4650 Forge Road
260     755157      Limestone Market Place and                   1     2446/2458 Limestone Pkwy
                    Advanced Auto Parts
262     755195      Dwight Way Apartments                        2     2530 Dwight Way
264     755204      172-174 Summerhill Road                      1     172-174 Summerhill Road
268     755153      5830-5832 Uplander Way                       1     5830-5832 Uplander Way
269     755152      4003 Neptune Street                          1     4003 Neptune Street
271     755094      3410 S. Redwood Road                         1     3410 S. Redwood Road
273     755154      15845 South Harlem Avenue                    1     15845 South Harlem Avenue
277     754996      2960 Post Road                               1     2960 Post Road
278     755169      Park Place Apartments                        2     212 Third Street
280     755178      Smyrna Market Village, Building I            1     2840 Atlanta Road
292     755125      2895 University Drive                        1     2895 University Drive
295     755196      Fulton Apartments #1                         1     2175 Dwight Way
296     755197      Fulton Apartments #2                         1     2185 Dwight Way
298     755128      5889 Opohonga Street                         1     5889 Opohonga Street
302     755193      Ellsworth Apartments                         1     2436 Ellsworth Street
303     755194      Regent Apartments                            1     2620 Regent St

                                              ORIGINAL    CUT-OFF DATE   P&I MONTHLY
ID          CITY          STATE   ZIP CODE    BALANCE       BALANCE      DEBT SERVICE   IO MONTHLY DEBT SERVICE
---   -----------------   -----   --------   ----------   ------------   ------------   -----------------------

 12   Aventura             FL      33180     28,250,000     28,250,000     147,269                NAP
 14   Sunnyvale            CA      94086     27,500,000     27,500,000     181,919                NAP
 19   Mountain View        CA      94041     25,150,000     25,150,000     156,328                NAP
 24   North Brunswick      NJ       8902     23,000,000     22,904,703     161,611                NAP
 35   Leland               NC      28451     18,000,000     17,990,671     103,724                NAP
 41   Mansfield            NJ       7840     16,500,000     16,481,432     103,534                NAP
 43   Madison              WI      53703      9,100,000      9,093,174      56,742                NAP
 44   Madison              WI      53715      6,900,000      6,894,824      43,024                NAP
 45   Dawsonville          GA      30534     15,000,000     15,000,000      76,675                NAP
 56   Shoreline            WA      98133     14,000,000     13,988,850      85,292                NAP
 60   Tampa                FL      33615     13,200,000     13,188,623      77,872                NAP
 62   Jasper               AL      35501     12,550,000     12,531,431      65,059              78,748
 66   Beaverton            OR      97006     12,000,000     12,000,000      61,949              72,797
 77   Concord              NH       3301     10,700,000     10,700,000      56,353                NAP
 78   Mount Lebanon        PA      15228     10,700,000     10,670,847      63,534                NAP
122   Wilsonville          OR      97070      7,035,000      7,035,000      37,150              39,940
126   Alameda              CA      94502      7,000,000      6,994,559      43,055                NAP
134   Roseville            CA      95661      6,750,000      6,744,767      41,561                NAP
136   Manassas             VA      20110      6,600,000      6,600,000      40,038                NAP
153   Houston              TX      77036      6,000,000      5,990,340      36,437                NAP
158   Charlotte            NC      28273      5,710,000      5,710,000      29,574              34,713
172   Hillsborough         NJ       8844      5,000,000      4,979,457      35,304                NAP
175   Moonachie            NJ       7074      4,875,000      4,871,241      30,080                NAP
179   Franconia            VA      22310      4,700,000      4,696,337      28,878                NAP
191   Frisco               TX      75034      4,300,000      4,293,242      26,364                NAP
219   Bakersfield          CA      93309      3,272,500      3,269,963      20,149                NAP
221   San Jose             CA      95112      3,200,000      3,194,807      19,371                NAP
230   Bowling Green        KY      42104      3,000,000      3,000,000      18,687                NAP
233   Cary                 NC      27511      3,000,000      2,992,128      18,122                NAP
247   Mentor               OH      44060      2,500,000      2,496,249      15,605                NAP
248   Simi Valley          CA      93063      2,500,000      2,496,166      15,474                NAP
253   Bloomington          MN      55437      2,390,000      2,384,247      15,855                NAP
255   Colorado Springs     CO      80907      2,300,000      2,298,990      13,943                NAP
260   Gainesville          GA      30501      2,100,000      2,098,459      13,204                NAP
262   Berkeley             CA      94704      2,100,000      2,098,385      12,971                NAP
264   East Brunswick       NJ       8816      2,090,000      2,090,000      12,909                NAP
268   Culver City          CA      90230      2,000,000      2,000,000      10,815              12,510
269   Tampa                FL      33629      2,000,000      1,996,999      12,484                NAP
271   West Valley City     UT      84119      2,000,000      1,994,936      12,275                NAP
273   Orland Park          IL      60462      1,850,000      1,848,650      11,657                NAP
277   Southport            CT       6890      1,700,000      1,696,594      12,160                NAP
278   Troy                 NY      12180      1,650,000      1,648,728      10,181                NAP
280   Smyrna               GA      30080      1,550,000      1,550,000       8,787              10,012
292   Coral Springs        FL      33065      1,250,000      1,248,114       7,786                NAP
295   Berkeley             CA      94704      1,150,000      1,149,116       7,103                NAP
296   Berkeley             CA      94704      1,150,000      1,149,116       7,103                NAP
298   Boise                ID      83704      1,100,000      1,098,390       6,931                NAP
302   Berkeley             CA      94704      1,000,000        999,291       6,367                NAP
303   Berkeley             CA      94704        900,000        899,362       5,730                NAP

                      INTEREST ACCRUAL         SELLER LOAN                                                       ARD
ID    MORTGAGE RATE         BASIS        ID      NUMBER      PROPERTY NAME                                    LOAN (Y/N)
---   -------------   ----------------   ---   -----------   ----------------------------------------------   ----------

 12     6.17000%         Actual/360       12     755159      Aventura Commons                                    Yes
 14     6.28000%           30/360         14     755220      1390 & 1400 Kifer Road                               No
 19     6.34000%         Actual/360       19     755236      303 Bryant Street                                    No
 24     5.76000%         Actual/360       24     755084      North Brunswick Manor                                No
 35     6.09000%         Actual/360       35     755156      Hunterstone Apartments                               No
 41     5.98000%         Actual/360       41     755168      Mansfield Village Square                             No
 43     6.37000%         Actual/360       43     755122      660 West Washington Avenue                           No
 44     6.37000%         Actual/360       44     755123      780 Regent Street                                    No
 45     6.05000%         Actual/360       45     755179      Dawson Forest Apartments                             No
 56     6.15000%         Actual/360       56     755176      Gateway Plaza Shopping Center                        No
 60     5.85000%         Actual/360       60     755163      Sheldon Palms Apartments                             No
 62     6.43000%         Actual/360       62     755106      Jasper Mall                                          No
 66     6.11000%         Actual/360       66     755131      Aloha Market Centre                                  No
 77     6.32000%           30/360         77     755105      City Plaza                                           No
 78     5.91000%         Actual/360       78     755051      650 Washington Road                                  No
122     6.25000%         Actual/360      122     755141      Town Center Park Apartments                          No
126     6.24000%         Actual/360      126     755142      500 Maitland Drive                                   No
134     6.25000%         Actual/360      134     755155      Bel Air Center                                       No
136     6.11000%         Actual/360      136     755072      Judiciary Place                                      No
153     6.12000%         Actual/360      153     755102      Diho Square Shopping Center                          No
158     6.13000%         Actual/360      158     755146      Westlake I & II                                      No
172     5.82000%         Actual/360      172     755104      New Center Greens                                    No
175     6.27000%         Actual/360      175     755198      120 Moonachie Avenue                                 No
179     6.23000%         Actual/360      179     755182      Franconia Professional Center                        No
191     6.21000%         Actual/360      191     755107      Teel Village Shopping Center                         No
219     6.25000%         Actual/360      219     755203      4600-4646 California Avenue                          No
221     6.09000%         Actual/360      221     755137      1730-1740 Junction Avenue                            No
230     6.36000%         Actual/360      230     755150      Cedargate Apartments                                 No
233     6.07000%         Actual/360      233     755050      Shannon Oaks                                         No
247     6.38000%         Actual/360      247     755133      7793 Mentor Avenue                                   No
248     6.30000%         Actual/360      248     755134      3990 Royal Avenue                                    No
253     6.31000%         Actual/360      253     755171      4217 American Boulevard West                         No
255     6.53000%         Actual/360      255     755174      4650 Forge Road                                      No
260     6.45000%         Actual/360      260     755157      Limestone Market Place and Advanced Auto Parts       No
262     6.28000%         Actual/360      262     755195      Dwight Way Apartments                                No
264     6.28000%         Actual/360      264     755204      172-174 Summerhill Road                              No
268     6.40000%         Actual/360      268     755153      5830-5832 Uplander Way                               No
269     6.38000%         Actual/360      269     755152      4003 Neptune Street                                 Yes
271     6.22000%         Actual/360      271     755094      3410 S. Redwood Road                                 No
273     6.47000%         Actual/360      273     755154      15845 South Harlem Avenue                            No
277     5.98000%         Actual/360      277     754996      2960 Post Road                                       No
278     6.27000%         Actual/360      278     755169      Park Place Apartments                                No
280     6.71000%         Actual/360      280     755178      Smyrna Market Village, Building I                    No
292     6.36000%         Actual/360      292     755125      2895 University Drive                                No
295     6.28000%         Actual/360      295     755196      Fulton Apartments #1                                 No
296     6.28000%         Actual/360      296     755197      Fulton Apartments #2                                 No
298     6.47000%         Actual/360      298     755128      5889 Opohonga Street                                 No
302     6.57000%         Actual/360      302     755193      Ellsworth Apartments                                 No
303     6.57000%         Actual/360      303     755194      Regent Apartments                                    No

                                           STATED
                      ORIGINAL TERM    REMAINING TERM     ORIGINAL      REMAINING      CROSSED
      MATURITY DATE   TO MATURITY OR   TO MATURITY OR   AMORTIZATION   AMORTIZATION   WITH OTHER
ID       OR ARD         ARD (MOS.)       ARD (MOS.)     TERM (MOS.)    TERM (MOS.)      LOANS      CROSSED LOAN ID
---   -------------   --------------   --------------   ------------   ------------   ----------   ---------------

 12    8/1/2016                  120              119              0              0
 14    9/1/2015                  108              108            300            300
 19    9/3/2016                  120              120            360            360
 24    7/1/2016                  120              118            240            238
 35    8/1/2016                  120              119            420            419
 41    8/1/2016                  120              119            318            317
 43    8/1/2016                  120              119            360            359   Yes          755122, 755123
 44    8/1/2016                  120              119            360            359   Yes          755122, 755123
 45    7/1/2016                  120              118              0              0
 56    8/1/2016                  120              119            360            359
 60    8/1/2016                  120              119            360            359
 62    7/1/2016                  120              118            360            358
 66    7/1/2016                  120              118            360            360
 77    7/1/2016                  120              118              0              0
 78    6/1/2016                  120              117            360            357
122    8/1/2016                  120              119            480            480
126    8/1/2016                  120              119            360            359
134    8/1/2016                  120              119            360            359
136    9/1/2016                  120              120            360            360
153    7/1/2016                  120              118            360            358
158    7/3/2016                  120              118            360            360
172    7/1/2016                  120              118            240            238
175    8/1/2016                  120              119            360            359
179    8/1/2016                  120              119            360            359
191    7/1/2016                  120              118            360            358
219    8/1/2016                  120              119            360            359
221    7/1/2016                  120              118            360            358
230    9/1/2016                  120              120            360            360
233    6/1/2016                  120              117            360            357
247    7/1/2016                  120              118            360            358
248    7/1/2016                  120              118            360            358
253    7/1/2016                  120              118            300            298
255    8/1/2013                   84               83            420            419
260    8/1/2016                  120              119            360            359
262    8/1/2016                  120              119            360            359
264    9/1/2016                  120              120            360            360
268    8/1/2016                  120              119            360            360
269    7/1/2016                  120              118            360            358
271    6/3/2016                  120              117            360            357
273    8/1/2016                  120              119            360            359
277    8/1/2016                  120              119            240            239
278    8/1/2016                  120              119            360            359
280    8/1/2016                  120              119            360            360
292    7/1/2016                  120              118            360            358
295    8/1/2016                  120              119            360            359
296    8/1/2016                  120              119            360            359
298    7/3/2016                  120              118            360            358
302    8/1/2011                   60               59            360            359
303    8/1/2011                   60               59            360            359

                                                      OWNERSHIP         SELLER LOAN
ID        PREPAYMENT PROVISIONS (# OF PAYMENTS)       INTERESID   ID      NUMBER      PROPERTY NAME
---   ---------------------------------------------   ---------   ---   -----------   ----------------------------------------------

 12   LO(25)/Defeasance or GRTR1% or YM(93)/Open(2)   Fee          12     755159      Aventura Commons
 14   GRTR1% or YM(105)/Open(3)                       Fee          14     755220      1390 & 1400 Kifer Road
 19   LO(24)/Defeasance(94)/Open(2)                   Fee          19     755236      303 Bryant Street
 24   LO(26)/Defeasance or GRTR1% or YM(90)/Open(4)   Fee          24     755084      North Brunswick Manor
 35   LO(25)/Defeasance or GRTR1% or YM(93)/Open(2)   Fee          35     755156      Hunterstone Apartments
 41   LO(25)/Defeasance(93)/Open(2)                   Fee          41     755168      Mansfield Village Square
 43   GRTR1% or YM(117)/Open(3)                       Fee          43     755122      660 West Washington Avenue
 44   GRTR1% or YM(117)/Open(3)                       Fee          44     755123      780 Regent Street
 45   GRTR1% or YM(26)/Defeasance(92)/Open(2)         Fee          45     755179      Dawson Forest Apartments
 56   GRTR1% or YM(118)/Open(2)                       Fee          56     755176      Gateway Plaza Shopping Center
 60   LO(25)/Defeasance(93)/Open(2)                   Fee          60     755163      Sheldon Palms Apartments
 62   LO(26)/GRTR1% or YM(92)/Open(2)                 Fee          62     755106      Jasper Mall
 66   LO(26)/Defeasance(90)/Open(4)                   Fee          66     755131      Aloha Market Centre
 77   LO(26)/GRTR1% or YM(90)/Open(4)                 Fee          77     755105      City Plaza
 78   LO(27)/GRTR1% or YM(91)/Open(2)                 Fee          78     755051      650 Washington Road
122   GRTR1% or YM(118)/Open(2)                       Fee         122     755141      Town Center Park Apartments
126   LO(25)/Defeasance(93)/Open(2)                   Fee         126     755142      500 Maitland Drive
134   GRTR1% or YM(118)/Open(2)                       Fee         134     755155      Bel Air Center
136   LO(24)/Defeasance or GRTR1% or YM(94)/Open(2)   Fee         136     755072      Judiciary Place
153   LO(26)/Defeasance(92)/Open(2)                   Fee         153     755102      Diho Square Shopping Center
158   LO(26)/Defeasance(92)/Open(2)                   Fee         158     755146      Westlake I & II
172   LO(26)/Defeasance or GRTR1% or YM(90)/Open(4)   Fee         172     755104      New Center Greens
175   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         175     755198      120 Moonachie Avenue
179   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         179     755182      Franconia Professional Center
191   LO(26)/GRTR1% or YM(92)/Open(2)                 Fee         191     755107      Teel Village Shopping Center
219   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         219     755203      4600-4646 California Avenue
221   LO(26)/GRTR1% or YM(92)/Open(2)                 Fee         221     755137      1730-1740 Junction Avenue
230   LO(24)/GRTR1% or YM(94)/Open(2)                 Fee         230     755150      Cedargate Apartments
233   LO(27)/GRTR1% or YM(91)/Open(2)                 Fee         233     755050      Shannon Oaks
247   LO(26)/Defeasance(92)/Open(2)                   Fee         247     755133      7793 Mentor Avenue
248   LO(26)/GRTR1% or YM(90)/Open(4)                 Fee         248     755134      3990 Royal Avenue
253   LO(26)/GRTR1% or YM(91)/Open(3)                 Fee         253     755171      4217 American Boulevard West
255   LO(25)/Defeasance(46)/Open(13)                  Fee         255     755174      4650 Forge Road
260   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         260     755157      Limestone Market Place and Advanced Auto Parts
262   LO(25)/GRTR1% or YM(93)/Open(2)                 Leasehold   262     755195      Dwight Way Apartments
264   LO(24)/Defeasance(94)/Open(2)                   Fee         264     755204      172-174 Summerhill Road
268   LO(25)/GRTR1% or YM(91)/Open(4)                 Fee         268     755153      5830-5832 Uplander Way
269   LO(26)/GRTR1% or YM(92)/Open(2)                 Fee         269     755152      4003 Neptune Street
271   LO(27)/Defeasance(91)/Open(2)                   Fee         271     755094      3410 S. Redwood Road
273   LO(25)/Defeasance(93)/Open(2)                   Fee         273     755154      15845 South Harlem Avenue
277   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         277     754996      2960 Post Road
278   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         278     755169      Park Place Apartments
280   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         280     755178      Smyrna Market Village, Building I
292   LO(26)/GRTR1% or YM(92)/Open(2)                 Fee         292     755125      2895 University Drive
295   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         295     755196      Fulton Apartments #1
296   LO(25)/GRTR1% or YM(93)/Open(2)                 Fee         296     755197      Fulton Apartments #2
298   LO(26)/Defeasance(92)/Open(2)                   Fee         298     755128      5889 Opohonga Street
302   LO(25)/GRTR1% or YM(33)/Open(2)                 Fee         302     755193      Ellsworth Apartments
303   LO(25)/GRTR1% or YM(33)/Open(2)                 Fee         303     755194      Regent Apartments

                    ADMINISTRATIVE                                                                 LETTER OF
ID    LOAN SELLER      FEE RATE      DUE DATE          GRACE PERIOD (PRIOR TO LATE FEES)            CREDIT
---   -----------   --------------   --------   ------------------------------------------------   ---------

 12   PCF II              0.03153%   1st                                                       5
 14   PCF II              0.03153%   1st                                                       0
 19   PCF II              0.03153%   3rd                                                       0
 24   PCF II              0.03153%   1st                                                       5
 35   PCF II              0.03153%   1st                                                      15
 41   PCF II              0.03153%   1st                                                       0
 43   PCF II              0.03153%   1st                                                       0      Yes
 44   PCF II              0.03153%   1st                                                       0      Yes
 45   PCF II              0.03153%   1st                                                       0
 56   PCF II              0.03153%   1st                                                       0
 60   PCF II              0.03153%   1st                                                       0
 62   PCF II              0.03153%   1st                                                       0
 66   PCF II              0.03153%   1st                                                       0
 77   PCF II              0.03153%   1st                                                       0
 78   PCF II              0.03153%   1st                                                       0
122   PCF II              0.03153%   1st        3 days (max 4 late payments without late charge,
                                                thereafter no grace period)
126   PCF II              0.03153%   1st                                                       0      Yes
134   PCF II              0.03153%   1st                                                       0
136   PCF II              0.03153%   1st                                                       0
153   PCF II              0.03153%   1st                                                       0
158   PCF II              0.03153%   3rd                                                      15
172   PCF II              0.03153%   1st                                                       5
175   PCF II              0.03153%   1st                                                       0
179   PCF II              0.03153%   1st                                                       0
191   PCF II              0.03153%   1st                                                       0
219   PCF II              0.03153%   1st                                                       0      Yes
221   PCF II              0.03153%   1st                                                       0
230   PCF II              0.03153%   1st                                                       0
233   PCF II              0.03153%   1st                                                      15
247   PCF II              0.03153%   1st                                                       0
248   PCF II              0.03153%   1st                                                       0      Yes
253   PCF II              0.03153%   1st                                                       0
255   PCF II              0.03153%   1st                                                       0
260   PCF II              0.03153%   1st                                                       0
262   PCF II              0.03153%   1st                                                       0
264   PCF II              0.03153%   1st                                                       0
268   PCF II              0.03153%   1st                                                       0
269   PCF II              0.03153%   1st                                                       0
271   PCF II              0.03153%   3rd                                                       0
273   PCF II              0.03153%   1st                                                       0
277   PCF II              0.03153%   1st                                                       0
278   PCF II              0.03153%   1st                                                       0
280   PCF II              0.03153%   1st                                                       0
292   PCF II              0.03153%   1st                                                       0
295   PCF II              0.03153%   1st                                                       0
296   PCF II              0.03153%   1st                                                       0
298   PCF II              0.03153%   3rd                                                       0
302   PCF II              0.03153%   1st                                                       0
303   PCF II              0.03153%   1st                                                       0

ID          LETTER OF CREDIT DESCRIPTION                                       LOAN SPONSOR
---   -----------------------------------------   -----------------------------------------------------------------------

 12                                               Berkowitz, Jeffrey
 14                                               White, Carolee
 19                                               Sarofim Investors Realty Fund P-III
 24                                               Halpern, David; Sam Halpern; Zygmunt Wilf; Leonard Wilf
 35                                               Maynard, Mark; Nathan Sanders
 41                                               Wilf, Zygmunt; Leonard Wilf; Mark Wilf
 43        $110,000 (LOC) - Upfront TI/LC         Alexander, Randall P.
 44        $210,000 (LOC) - Upfront TI/LC         Alexander, Randall P.
 45                                               WAFRA/AREF RE Venture Co Dawson LLC; Titan Real Estate Investment Group
 56                                               Abbott, James; Alice Abbott; Harley O'Neil; Michelle O'Neil;
                                                  Elizabeth Vanderveen; Dale Galvin; Mary Galvin; Lyle Martin
 60                                               Wilf, Zygmunt; Leonard Wilf; Mark Wilf
 62                                               Sharp, Samuel W.
 66                                               Hemstreet, Greg
 77                                               Elder, Robert
 78                                               Cipriani, Gerard J.
122                                               Piacentini, Franklin; Patrick Ritz; Ted Winnowski; Michael McKenna
126   Additional Security - $200,000 (LOC)        Cowan, Ronald H.
134                                               Lucas, Mark
136                                               Rector, Coleman G.; Charles W. Rector, Jr
153                                               Wong, T.D.
158                                               GRS City of Detroit
172                                               Halpern, David; Jack Halpern; Zygmunt Wilf; Leonard Wilf
175                                               Park, Chan Shik
179                                               Gomer, Andrew; Ayampillay Jeyanathan
191                                               Gouveia, Stanley B.; Helyn B. Gouveia; Melinda Gouveia Leahy;
                                                  Victoria Leahy; Peggy R. Taphouse; Jane Gouveia-Simpson
219   Upfront TI/LC - $85,895 (LOC)               Aflalo, Solomon
221                                               Hefner, Michael; Laureston McLellan
230                                               Lowenstein, Rob; Russell Kornman
233                                               Carpenter, Joel; Peter McConnell
247                                               Havas, Nick; Irene Havas
248   Upfront TI/LC - $185,700 (LOC)              Udall, Ronald O.
253                                               Kendall, John M.
255                                               GB Value Partners, LLC
260                                               Crumley, Charles S.
262                                               Hunt, Donald C.; John Coreris; Sharon O'Connor; Erol Akin; Rebecca Akin
264                                               Gordon, Barry
268                                               Hersch, Mitchell; Brian Hersch; Sharon Hersch; Kerry Berger
269                                               Litschgi Jr., Albert; Christopher Rinker
271                                               Jones, Alan R.; Franklin S. McCullough
273                                               Tsaldaris, Chris; Pete Mellos
277                                               Babicka, Jaromir
278                                               Gordon, Jeffrey; Dawn Garabedian; David Gordon
280                                               Bilimoria, Kerfegar; Suzanne Bilimoria
292                                               Britton, Fred J.; Margaret L. Britton
295                                               Hunt, Donald C.; John Coreris; Sharon O'Connor; Erol Akin; Rebecca Akin
296                                               Hunt, Donald C.; John Coreris; Sharon O'Connor; Erol Akin; Rebecca Akin
298                                               Jones, Alan R.; Franklin S. McCullough
302                                               Hunt, Donald C.; John Coreris; Sharon O'Connor; Erol Akin; Rebecca Akin
303                                               Hunt, Donald C.; John Coreris; Sharon O'Connor; Erol Akin; Rebecca Akin

                       INITIAL MASTER
      INITIAL MASTER   SERVICING FEE
ID       SERVICER           RATE
---   --------------   --------------

 12        WFB            0.03050%
 14        WFB            0.03050%
 19        WFB            0.03050%
 24        WFB            0.03050%
 35        WFB            0.03050%
 41        WFB            0.03050%
 43        WFB            0.03050%
 44        WFB            0.03050%
 45        WFB            0.03050%
 56        WFB            0.03050%
 60        WFB            0.03050%
 62        WFB            0.03050%
 66        WFB            0.03050%
 77        WFB            0.03050%
 78        WFB            0.03050%
122        WFB            0.03050%
126        WFB            0.03050%
134        WFB            0.03050%
136        WFB            0.03050%
153        WFB            0.03050%
158        WFB            0.03050%
172        WFB            0.03050%
175        WFB            0.03050%
179        WFB            0.03050%
191        WFB            0.03050%
219        WFB            0.03050%
221        WFB            0.03050%
230        WFB            0.03050%
233        WFB            0.03050%
247        WFB            0.03050%
248        WFB            0.03050%
253        WFB            0.03050%
255        WFB            0.03050%
260        WFB            0.03050%
262        WFB            0.03050%
264        WFB            0.03050%
268        WFB            0.03050%
269        WFB            0.03050%
271        WFB            0.03050%
273        WFB            0.03050%
277        WFB            0.03050%
278        WFB            0.03050%
280        WFB            0.03050%
292        WFB            0.03050%
295        WFB            0.03050%
296        WFB            0.03050%
298        WFB            0.03050%
302        WFB            0.03050%
303        WFB            0.03050%

                                  SCHEDULE I-F

                  SCHEDULE OF NATIONWIDE POOLED MORTGAGE LOANS

                                     S-I-F-1

         SELLER                                           LOAN
ID     LOAN NUMBER   PROPERTY NAME                        GROUP   ADDRESS
------------------------------------------------------------------------------------------------------------------------------------

 13    00-1101182    300 North Meridian Office Building     1     300 North Meridian Street
 29    00-1100841    Crosswoods at Central Park             2     105 Radio City Boulevard
 51    00-1101220    Great Bridge Shopping Center           1     237 S. Battlefield Boulevard
 52    00-1101222    Orchards Shopping Center               1     227-285 East 29th Street
 68    00-1101151    525 Broad Hollow Road                  1     525 Broad Hollow Road
 83    00-1101223    OfficeMax Plaza                        1     3802-3896 North Oracle Road
 85    00-1100898    Plaza at Lake Park                     1     1220 Northlake Boulevard
 93    00-1101150    800 Corporate Drive                    1     800 Corporate Drive
 96    00-1101196    150 Riverside Parkway                  1     150 Riverside Parkway
107    00-1101172    Springdale Business Center             1     8291 & 8301 Springdale Road
117    00-1101235    9668 Milliken Center                   1     9638, 9640, 9668 Milliken Avenue and 11226 4th Street
149    00-1100995    Arroyo Office Building                 1     1295 West Washington Street
152    00-1101192    Golden West Drive                      1     10946 Golden West Drive
217    00-1101171    Monroe Retail Center                   1     2120 W. Spring Street
220    00-1101216    301 Alpha Drive                        1     301 Alpha Drive
234    00-1101168    54th & El Cajon Boulevard              1     5411-5439 El Cajon Boulevard
245    00-1101194    Portofino Center                       1     845 North 100 West
291    00-1101193    SESAC Building                         1     66 Music Square West

                                              ORIGINAL    CUT-OFF DATE   P&I MONTHLY     IO MONTHLY    MORTGAGE     INTEREST
ID           CITY         STATE   ZIP CODE    BALANCE       BALANCE      DEBT SERVICE   DEBT SERVICE     RATE     ACCRUAL BASIS
------------------------------------------------------------------------------------------------------------------------------------

 13    Indianapolis        IN      46204     28,000,000    27,885,075      178,356          NAP        5.88000%    Actual/360
 29    Columbus            OH      43235     20,000,000    19,917,356      111,061        111,061      5.30000%    Actual/360
 51    Chesapeake          VA      23322     14,500,000    14,500,000       74,732         87,869      6.10000%    Actual/360
 52    Loveland            CO      80538     14,400,000    14,400,000       77,623         89,884      6.38000%    Actual/360
 68    Melville            NY      11747     11,500,000    11,480,382       68,211          NAP        5.90000%    Actual/360
 83    Tucson              AZ      85705     10,000,000     9,992,602       62,682          NAP        6.42000%    Actual/360
 85    Lake Park           FL      33403      9,900,000     9,889,574       56,120         56,120      5.36000%    Actual/360
 93    Mahwah              NJ      07430      9,000,000     9,000,000       45,169         53,613      5.94000%    Actual/360
 96    Fredericksburg      VA      22406      9,000,000     8,986,498       56,178          NAP        6.38000%    Actual/360
107    Austin              TX      78724      7,700,000     7,700,000       41,572         48,114      6.39000%    Actual/360
117    Rancho Cucamonga    CA      91730      7,250,000     7,250,000       37,734         44,216      6.16000%    Actual/360
149    Tempe               AZ      85281      6,200,000     6,128,272       35,164          NAP        5.49000%    Actual/360
152    Hunt Valley         MD      21031      6,000,000     5,995,272       36,709          NAP        6.19000%    Actual/360
217    Monroe              GA      30655      3,300,000     3,300,000       19,849          NAP        6.03000%    Actual/360
220    Pittsburgh          PA      15238      3,250,000     3,245,997       21,299          NAP        6.18000%    Actual/360
234    San Diego           CA      92115      3,000,000     2,991,845       17,833          NAP        5.92000%    Actual/360
245    Orem                UT      84057      2,715,000     2,710,733       16,646          NAP        6.21000%    Actual/360
291    Nashville           TN      37203      1,325,000     1,323,067       8,357           NAP        6.48000%    Actual/360

                                                   STATED
                                    ORIGINAL      REMAINING
                                     TERM TO       TERM TO       ORIGINAL
          ARD LOAN    MATURITY     MATURITY OR   MATURITY OR   AMORTIZATION
ID         (Y/N)     DATE OR ARD   ARD (MOS.)    ARD (MOS.)    TERM (MOS.)
------------------------------------------------------------------------------

 13          No       6/5/2016             120           117       300
 29          No       11/1/2015            120           110       360
 51          No       8/1/2016             120           119       360
 52          No       9/1/2016             120           120       360
 68          No       7/1/2016             120           118       360
 83          No       8/1/2016             120           119       360
 85          No       8/1/2015             120           107       348
 93          No       7/1/2016             120           118       360
 96          No       7/1/2016             120           118       360
107          No       6/1/2016             120           117       360
117          No       9/1/2016             120           120       360
149          No       10/1/2015            120           109       360
152          No       8/1/2016             120           119       360
217          No       9/1/2016             120           120       360
220          No       8/1/2016             120           119       300
234          No       6/5/2016             120           117       360
245          No       7/1/2016             120           118       360
291          No       7/1/2016             120           118       360

      REMAINING       CROSSED
      AMORTIZATION   WITH OTHER   CROSSED                                           OWNERSHIP
ID    TERM (MOS.)      LOANS      LOAN ID   PREPAYMENT PROVISIONS (# OF PAYMENTS)   INTEREST
-----------------------------------------------------------------------------------------------

 13            297                          LO(47)/GRTR1% or YM(68)/Open(5)         Fee
 29            356                          LO(34)/Defeasance(82)/Open(4)           Fee
 51            360                          LO(47)/GRTR1% or YM(69)/Open(4)         Fee
 52            360                          LO(24)/Defeasance(92)/Open(4)           Fee
 68            358                          LO(26)/Defeasance(89)/Open(5)           Fee
 83            359                          LO(25)/GRTR1% or YM(91)/Open(4)         Fee
 85            347                          LO(37)/Defeasance(78)/Open(5)           Fee
 93            360                          LO(26)/Defeasance(89)/Open(5)           Fee
 96            358                          LO(48)/GRTR1% or YM(68)/Open(4)         Fee
107            360                          LO(60)/Open(60)                         Fee
117            360                          LO(24)/GRTR1% or YM(92)/Open(4)         Fee
149            349                          LO(35)/GRTR1% or YM(81)/Open(4)         Leasehold
152            359                          LO(25)/Defeasance(91)/Open(4)           Fee
217            360                          LO(24)/Defeasance(92)/Open(4)           Fee
220            299                          LO(49)/GRTR1% or YM(67)/Open(4)         Fee
234            357                          LO(27)/Defeasance(86)/Open(7)           Fee
245            358                          LO(26)/Defeasance(90)/Open(4)           Fee
291            358                          LO(26)/Defeasance(90)/Open(4)           Fee

        LOAN    ADMINISTRATIVE   DUE        GRACE PERIOD       LETTER OF
ID     SELLER      FEE RATE      DATE   (PRIOR TO LATE FEES)    CREDIT
---------------------------------------------------------------------------

 13    NLIC           0.09653%   5th                       0
 29    NLIC           0.07653%   1st                       0
 51    NLIC           0.10653%   1st                       0
 52    NLIC           0.10653%   1st                       0
 68    NLIC           0.08153%   1st                       0
 83    NLIC           0.10653%   1st                       0
 85    NLIC           0.11793%   1st                       0
 93    NLIC           0.08153%   1st                       0
 96    NLIC           0.10653%   1st                       0      Yes
107    NLIC           0.10653%   1st                       5
117    NLIC           0.10653%   1st                       0
149    NLIC           0.08653%   1st                       0
152    NLIC           0.10653%   1st                       0
217    NLIC           0.09653%   1st                       0
220    NLIC           0.07653%   1st                       0
234    NLIC           0.10653%   5th                       0
245    NLIC           0.10653%   1st                       0
291    NLIC           0.10653%   1st                       0

                                                                                                                  INITIAL MASTER
                                                                                                 INITIAL MASTER   SERVICING FEE
ID     LETTER OF CREDIT DESCRIPTION                         LOAN SPONSOR                            SERVICER           RATE
------------------------------------------------------------------------------------------------------------------------------------

 13                                    REI Real Estate Services, LLC                                  WFB            0.09550%
 29                                    Peter H. Edwards                                               WFB            0.07550%
 51                                    Robert M. Stanton                                              WFB            0.10550%
 52                                    John Waterbury                                                 WFB            0.10550%
 68                                    Allan V. Rose                                                  WFB            0.08050%
 83                                    Commercial Retail Investors LLC, Holualoa Arizona, Inc.        WFB            0.10550%
 85                                    Sterling Centrecorp Inc.                                       WFB            0.11690%
 93                                    Allan V. Rose                                                  WFB            0.08050%
 96   LOC TILC/Holdback - $2,400,000   Richard E. Ward, II, Michael L. Accardi                        WFB            0.10550%
107                                    Stephen A. Pyhrr                                               WFB            0.10550%
117                                    Kosti Shirvanian                                               WFB            0.10550%
149                                    James Chamberlain, Carl Greenwood                              WFB            0.08550%
152                                    Francis X. Smyth                                               WFB            0.10550%
217                                    Van Westmoreland; Chris Harper                                 WFB            0.09550%
220                                    The Elmhurst Corporation                                       WFB            0.07550%
234                                    Charles Miller                                                 WFB            0.10550%
245                                    Steven Croshaw, Boyd Poulton                                   WFB            0.10550%
291                                    Jeffrey N. Haynes                                              WFB            0.10550%

                                   SCHEDULE II

                SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY
                    (UNDER SECTION 2.02(a) OF THIS AGREEMENT)

                           [There are no exceptions.]

                                     S-II-1

                                  SCHEDULE III
                      SCHEDULE OF DESIGNATED SUB-SERVICERS

Control
Number      Pooled                                                                  Sub-     Term.
 (Pros-   Mortgage                                      Pooled     Cut-off Date  Servicing  Without
pectus    Loan Seller                                  Mortgage     Principal       Fee      Cause
  ID)      Number           Loan/Property Name        Loan Seller    Balance        Rate      Fee          Sub-Servicer
------------------------------------------------------------------------------------------------------------------------------------

9        6106457    Le Pavillon Hotel                   BSCMI      $42,000,000     0.040%    None  CBRE Melody of Texas
13      00-1101182  300 North Meridian Office Building  NLIC       $27,885,075     0.050%    None  Laureate Capital LLC
29      00-1100841  Crosswoods at Central Park          NLIC       $19,917,356     0.030%    None  Capstone Realty Advisors
34       6106639    Tesoro Village                      PMCF       $18,000,000     0.020%    None  Prudential Mortgage Capital
                                                                                                   Company LLC ("PMCC") (or a
                                                                                                   Person designated by PMCC)
38         45441    Petroleum Towers                    BSCMI      $17,000,000     0.040%    None  NorthMarq Capital
40       6106455    600 & 619 Alexander Road            BSCMI      $16,500,000     0.040%    None  NorthMarq Capital
51      00-1101220  Great Bridge Shopping Center        NLIC       $14,500,000     0.060%    None  Laureate Capital LLC
52      00-1101222  Orchards Shopping Center            NLIC       $14,400,000     0.060%    None  Northmarq Capital
53       6106168    Madelon Condominium                 BSCMI      $14,210,000     0.040%    None  Walker & Dunlop
68      00-1101151  525 Broad Hollow Road               NLIC       $11,480,382     0.035%    None  M. Robert Goldman & Company
80       6106667    Bushwood                            PMCF       $10,152,209     0.050%    None  PMCC (or a Person designated by
                                                                                                   PMCC)
83      00-1101223  OfficeMax Plaza                     NLIC        $9,992,602     0.060%    None  GMAC Commercial Mortgage Corp.
85      00-1100898  Plaza at Lake Park                  NLIC        $9,889,574    0.0714%    None  GMAC Commercial Mortgage Corp.
93      00-1101150  800 Corporate Drive                 NLIC        $9,000,000     0.035%    None  M. Robert Goldman & Company
96      00-1101196  150 Riverside Parkway               NLIC        $8,986,498     0.060%    None  Walker & Dunlop, Inc
107     00-1101172  Springdale Business Center          NLIC        $7,700,000     0.060%    None  GMAC Commercial Mortgage Corp.
117     00-1101235  9668 Milliken Center                NLIC        $7,250,000     0.060%    None  Q10 Capital Dwyer-Curlett Inc
141      6106363    Northgate-Boise                     PMCF        $6,430,238     0.050%    None  PMCC (or a Person designated by
                                                                                                   PMCC)
149     00-1100995  Arroyo Office Building              NLIC        $6,128,272     0.040%    None  GMAC Commercial Mortgage Corp.
150      6106665    Taylor Park Apartments              PMCF        $6,000,000     0.050%    None  PMCC (or a Person designated by
                                                                                                   PMCC)
152     00-1101192  Golden West Drive                   NLIC        $5,995,272     0.060%    None  Columbia National Real Estate
                                                                                                   Finance LLC
168      6106456    The Meadowridge Business Center     BSCMI       $5,186,384     0.040%    None  Columbia National RE Finance
176     00-1101106  Attleboro Corporate Campus          BSCMI       $4,788,673     0.040%    None  Carey, Kramer, Pettit, Panichelli

                                     S-III-1

Control
Number      Pooled                                                                  Sub-     Term.
 (Pros-   Mortgage                                      Pooled     Cut-off Date  Servicing  Without
pectus    Loan Seller                                  Mortgage     Principal       Fee      Cause
  ID)      Number           Loan/Property Name        Loan Seller    Balance        Rate      Fee          Sub-Servicer
------------------------------------------------------------------------------------------------------------------------------------

184        45599    Beacon Hill Hotel and Bistro        BSCMI       $4,576,535     0.040%    None  NorthMarq Capital
203     00-1101139  New Englander Industrial Park       BSCMI       $3,683,198     0.060%    None  Goedecke & Co. LLC
213      6106664    Park Hill Apartments                PMCF        $3,460,000     0.050%    None  PMCC (or a Person designated by
                                                                                                   PMCC)
217     00-1101171  Monroe Retail Center                NLIC        $3,300,000     0.050%    None  L.J. Melody
220     00-1101216  301 Alpha Drive                     NLIC        $3,245,997     0.030%    None  Holliday Fenoglio Fowler, LP
227      6106599    Parkside Townhome Apartments        PMCF        $3,042,443     0.050%    None  PMCC (or a Person designated by
                                                                                                   PMCC)
229      6106644    Oak Tree Plaza                      PMCF        $3,015,000     0.050%    None  PMCC (or a Person designated by
                                                                                                   PMCC)
234     00-1101168  54 & El Cajon Boulevard             NLIC        $2,991,845     0.060%    None  GMAC Commercial Mortgage Corp.
245     00-1101194  Portofino Center                    NLIC        $2,710,733     0.060%    None  Q10 Capital Dwyer-Curlett Inc
291     00-1101193  SESAC Building                      NLIC        $1,323,067     0.060%    None  First Southern Mortgage Co.

                                     S-III-2

                                   SCHEDULE IV

                                   [RESERVED]

                                     S-IV-1

                                   SCHEDULE V

                       BORROWER THIRD-PARTY BENEFICIARIES
                              (UNDER SECTION 2.03)

     1. The Borrowers under the Group of Cross-Collateralized Mortgage Loans secured by the Mortgaged Properties identified on the Pooled Mortgage Loan
Schedule as 660 West Washington Avenue and 780 Regent Street.

     2. The Borrowers under the Group of Cross-Collateralized Mortgage Loans secured by the Mortgaged Properties identified on the Pooled Mortgage Loan
Schedule as Schwab/Barth - Rite-Aid Los Angeles and Schwab/Barth - Rite-Aid San
Diego.

     3. The Borrowers under the Group of Cross-Collateralized Mortgage Loans secured by the Mortgaged Properties identified on the Pooled Mortgage Loan
Schedule as Heritage Center and Alhambra Retail.

                                      S-V-1

                                   SCHEDULE VI
                      CLASS A-AB PLANNED PRINCIPAL BALANCES

                      CLASS A-AB
                        PLANNED
                       PRINCIPAL
DISTRIBUTION DATE     BALANCE ($)
-----------------   --------------
October 2006        136,100,000.00
November 2006       136,100,000.00
December 2006       136,100,000.00
January 2007        136,100,000.00
February 2007       136,100,000.00
March 2007          136,100,000.00
April 2007          136,100,000.00
May 2007            136,100,000.00
June 2007           136,100,000.00
July 2007           136,100,000.00
August 2007         136,100,000.00
September 2007      136,100,000.00
October 2007        136,100,000.00
November 2007       136,100,000.00
December 2007       136,100,000.00
January 2008        136,100,000.00
February 2008       136,100,000.00
March 2008          136,100,000.00
April 2008          136,100,000.00
May 2008            136,100,000.00
June 2008           136,100,000.00
July 2008           136,100,000.00
August 2008         136,100,000.00
September 2008      136,100,000.00
October 2008        136,100,000.00
November 2008       136,100,000.00
December 2008       136,100,000.00
January 2009        136,100,000.00
February 2009       136,100,000.00
March 2009          136,100,000.00
April 2009          136,100,000.00
May 2009            136,100,000.00
June 2009           136,100,000.00
July 2009           136,100,000.00
August 2009         136,100,000.00
September 2009      136,100,000.00
October 2009        136,100,000.00
November 2009       136,100,000.00
December 2009       136,100,000.00
January 2010        136,100,000.00
February 2010       136,100,000.00
March 2010          136,100,000.00
April 2010          136,100,000.00
May 2010            136,100,000.00
June 2010           136,100,000.00
July 2010           136,100,000.00
August 2010         136,100,000.00
September 2010      136,100,000.00
October 2010        136,100,000.00
November 2010       136,100,000.00
December 2010       136,100,000.00
January 2011        136,100,000.00
February 2011       136,100,000.00
March 2011          136,100,000.00
April 2011          136,100,000.00
May 2011            136,100,000.00
June 2011           136,100,000.00
July 2011           136,100,000.00
August 2011         136,100,000.00
September 2011      136,009,468.55
October 2011        133,291,000.00
November 2011       130,883,000.00
December 2011       128,139,000.00
January 2012        125,704,000.00
February 2012       123,256,000.00
March 2012          120,150,000.00
April 2012          117,673,000.00
May 2012            114,862,000.00
June 2012           112,357,000.00
July 2012           109,519,000.00
August 2012         106,986,000.00
September 2012      104,440,000.00
October 2012        101,562,000.00
November 2012        98,987,000.00
December 2012        96,081,000.00
January 2013         93,478,000.00
February 2013        90,861,000.00
March 2013           87,279,000.00
April 2013           84,630,000.00
May 2013             81,700,000.00
June 2013            79,100,000.00
July 2013            76,200,000.00
August 2013          73,601,000.00
September 2013       70,910,000.00
October 2013         67,957,000.00
November 2013        65,297,000.00
December 2013        62,375,000.00
January 2014         59,685,000.00
February 2014        56,981,000.00
March 2014           53,342,000.00
April 2014           50,605,000.00
May 2014             47,548,000.00
June 2014            44,781,000.00
July 2014            41,694,000.00
August 2014          38,896,000.00
September 2014       36,083,000.00
October 2014         32,952,000.00
November 2014        30,108,000.00
December 2014        26,947,000.00
January 2015         24,071,000.00
February 2015        21,181,000.00
March 2015           17,372,000.00
April 2015           14,446,000.00
May 2015             11,205,000.00
June 2015             8,247,000.00
July 2015             2,925,000.00
August 2015                   0.00

                                     S-VI-1

                                  SCHEDULE VII

                       CLOSING DATE DEPOSIT MORTGAGE LOANS
                    AND RELATED CLOSING DATE DEPOSIT AMOUNTS

                                     [None.]

                                     S-VII-1

                                  SCHEDULE VIII

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

          The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as "Relevant Servicing Criteria", provided that, for the avoidance of doubt this Schedule VIII shall not require any assessment of any criterion to the extent that the assessment of such criterion is not required under the terms of Regulation AB. In addition, this
Schedule VIII shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Schedule VIII forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and
Servicing Agreement.

                      RELEVANT SERVICING CRITERIA        APPLICABLE PARTY(IES)
                   ---------------------------------   -------------------------
   REFERENCE                    CRITERIA
----------------   ---------------------------------

                   GENERAL SERVICING CONSIDERATIONS

1122(d)(1)(i)      Policies and procedures are         Certificate Administrator
                   instituted to monitor any           Master Servicer
                   performance or other triggers and   Special Servicer
                   events of default in accordance     Primary Servicer
                   with the transaction agreements.

1122(d)(1)(ii)     If any material servicing           Certificate Administrator
                   activities are outsourced to        Master Servicer
                   third parties, policies and         Special Servicer
                   procedures are instituted to        Primary Servicer
                   monitor the third party's
                   performance and compliance with
                   such servicing activities.

1122(d)(1)(iii)    Any requirements in the             N/A
                   transaction agreements to
                   maintain a back-up servicer for
                   the mortgage loans are
                   maintained.

1122(d)(1)(iv)     A fidelity bond and errors and      Certificate Administrator
                   omissions policy is in effect on    Trustee
                   the party participating in the      Master Servicer
                   servicing function throughout the   Special Servicer
                   reporting period in the amount of   Primary Servicer
                   coverage required by and
                   otherwise in accordance with the
                   terms of the transaction
                   agreements.

                   CASH COLLECTION AND ADMINISTRATION

1122(d)(2)(i)      Payments on mortgage loans are      Certificate Administrator
                   deposited into the appropriate      Master Servicer
                   custodial bank accounts and         Special Servicer
                   related bank clearing accounts no   Primary Servicer
                   more than two business days
                   following receipt, or such other
                   number of days specified in the
                   transaction agreements.

1122(d)(2)(ii)     Disbursements made via wire         Certificate Administrator
                   transfer on behalf of an obligor
                   or to an investor are made only
                   by authorized personnel.

1122(d)(2)(iii)    Advances of funds or guarantees     Master Servicer
                   regarding collections, cash flows   Special Servicer
                   or distributions, and any           Trustee
                   interest or other fees charged
                   for such advances, are made,
                   reviewed and approved as
                   specified in the transaction
                   agreements.

1122(d)(2)(iv)     The related accounts for the        Certificate Administrator
                   transaction, such as cash reserve   Master Servicer
                   accounts or accounts established    Special Servicer
                   as a form of                        Primary Servicer
                   overcollateralization, are
                   separately maintained (e.g., with
                   respect to commingling of cash)
                   as set forth in the transaction
                   agreements.

                                    S-VIII-1

                      RELEVANT SERVICING CRITERIA        APPLICABLE PARTY(IES)
                   ---------------------------------   -------------------------
   REFERENCE                    CRITERIA
----------------   ---------------------------------
1122(d)(2)(v)      Each custodial account is           Certificate Administrator
                   maintained at a federally insured   Master Servicer
                   depository institution as set       Special Servicer
                   forth in the transaction            Primary Servicer
                   agreements. For purposes of this
                   criterion, "federally insured
                   depository institution" with
                   respect to a foreign financial
                   institution means a foreign
                   financial institution that meets
                   the requirements of Rule
                   13k-1(b)(1) of the Securities
                   Exchange Act.

1122(d)(2)(vi)     Unissued checks are safeguarded     Master Servicer
                   so as to prevent unauthorized       Special Servicer
                   access.                             Certificate Administrator
                                                       Primary Servicer

1122(d)(2)(vii)    Reconciliations are prepared on a   Certificate Administrator
                   monthly basis for all               Master Servicer
                   asset-backed securities related     Special Servicer
                   bank accounts, including            Primary Servicer
                   custodial accounts and related
                   bank clearing accounts. These
                   reconciliations (A) are
                   mathematically accurate; (B) are
                   prepared within 30 calendar days
                   after the bank statement cutoff
                   date, or such other number of
                   days specified in the transaction
                   agreements; (C) are reviewed and
                   approved by someone other than
                   the person who prepared the
                   reconciliation; and (D) contain
                   explanations for reconciling
                   items. These reconciling items
                   are resolved within 90 calendar
                   days of their original
                   identification, or such other
                   number of days specified in the
                   transaction agreements.

                   INVESTOR REMITTANCES AND REPORTING

1122(d)(3)(i)      Reports to investors, including     Certificate Administrator
                   those to be filed with the
                   Commission, are maintained in
                   accordance with the transaction
                   agreements and applicable
                   Commission requirements.
                   Specifically, such reports (A)
                   are prepared in accordance with
                   timeframes and other terms set
                   forth in the transaction
                   agreements; (B) provide
                   information calculated in
                   accordance with the terms
                   specified in the transaction
                   agreements; (C) are filed with
                   the Commission as required by its
                   rules and regulations; and (D)
                   agree with investors' or the
                   trustee's records as to the total
                   unpaid principal balance and
                   number of mortgage loans serviced
                   by the Servicer.

1122(d)(3)(ii)     Amounts due to investors are        Certificate Administrator
                   allocated and remitted in
                   accordance with timeframes,
                   distribution priority and other
                   terms set forth in the
                   transaction agreements.

1122(d)(3)(iii)    Disbursements made to an investor   Certificate Administrator
                   are posted within two business
                   days to the Servicer's investor
                   records, or such other number of
                   days specified in the transaction
                   agreements.

1122(d)(3)(iv)     Amounts remitted to investors per   Certificate Administrator
                   the investor reports agree with
                   cancelled checks, or other form
                   of payment, or custodial bank
                   statements.

                       POOL ASSET ADMINISTRATION

1122(d)(4)(i)      Collateral or security on           Trustee
                   mortgage loans is maintained as     Master Servicer
                   required by the transaction         Special Servicer
                   agreements or related mortgage      Primary Servicer
                   loan documents.

1122(d)(4)(ii)     Mortgage loan and related           Trustee
                   documents are safeguarded as
                   required by the transaction
                   agreements.

1122(d)(4)(iii)    Any additions, removals or          Trustee
                   substitutions to the asset pool     Master Servicer
                   are made, reviewed and approved     Special Servicer
                   in accordance with any conditions   Primary Servicer
                   or requirements in the
                   transaction agreements.

                                    S-VIII-2

                      RELEVANT SERVICING CRITERIA        APPLICABLE PARTY(IES)
                   ---------------------------------   -------------------------
   REFERENCE                    CRITERIA
----------------   ---------------------------------
1122(d)(4)(iv)     Payments on mortgage loans,         Master Servicer
                   including any payoffs, made in      Special Servicer
                   accordance with the related         Primary Servicer
                   mortgage loan documents are
                   posted to the Servicer's obligor
                   records maintained no more than
                   two business days after receipt,
                   or such other number of days
                   specified in the transaction
                   agreements, and allocated to
                   principal, interest or other
                   items (e.g., escrow) in
                   accordance with the related
                   mortgage loan documents.

1122(d)(4)(v)      The Servicer's records regarding    Master Servicer
                   the mortgage loans agree with the   Primary Servicer
                   Servicer's records with respect
                   to an obligor's unpaid principal
                   balance.

1122(d)(4)(vi)     Changes with respect to the terms   Master Servicer
                   or status of an obligor's           Special Servicer
                   mortgage loans (e.g., loan          Primary Servicer
                   modifications or re-agings) are
                   made, reviewed and approved by
                   authorized personnel in
                   accordance with the transaction
                   agreements and related pool asset
                   documents.

1122(d)(4)(vii)    Loss mitigation or recovery         Master Servicer
                   actions (e.g., forbearance plans,   Special Servicer
                   modifications and deeds in lieu
                   of foreclosure, foreclosures and
                   repossessions, as applicable) are
                   initiated, conducted and
                   concluded in accordance with the
                   timeframes or other requirements
                   established by the transaction
                   agreements.

1122(d)(4)(viii)   Records documenting collection      Master Servicer
                   efforts are maintained during the   Special Servicer
                   period a mortgage loan is           Primary Servicer
                   delinquent in accordance with the
                   transaction agreements. Such
                   records are maintained on at
                   least a monthly basis, or such
                   other period specified in the
                   transaction agreements, and
                   describe the entity's activities
                   in monitoring delinquent mortgage
                   loans including, for example,
                   phone calls, letters and payment
                   rescheduling plans in cases where
                   delinquency is deemed temporary
                   (e.g., illness or unemployment).

1122(d)(4)(ix)     Adjustments to interest rates or    Master Servicer
                   rates of return for mortgage        Primary Servicer
                   loans with variable rates are
                   computed based on the related
                   mortgage loan documents.

1122(d)(4)(x)      Regarding any funds held in trust   Master Servicer
                   for an obligor (such as escrow      Primary Servicer
                   accounts): (A) such funds are
                   analyzed, in accordance with the
                   obligor's mortgage loan
                   documents, on at least an annual
                   basis, or such other period
                   specified in the transaction
                   agreements; (B) interest on such
                   funds is paid, or credited, to
                   obligors in accordance with
                   applicable mortgage loan
                   documents and state laws; and (C)
                   such funds are returned to the
                   obligor within 30 calendar days
                   of full repayment of the related
                   mortgage loans, or such other
                   number of days specified in the
                   transaction agreements.

1122(d)(4)(xi)     Payments made on behalf of an       Master Servicer
                   obligor (such as tax or insurance   Primary Servicer
                   payments) are made on or before
                   the related penalty or expiration
                   dates, as indicated on the
                   appropriate bills or notices for
                   such payments, provided that such
                   support has been received by the
                   servicer at least 30 calendar
                   days prior to these dates, or
                   such other number of days
                   specified in the transaction
                   agreements.

1122(d)(4)(xii)    Any late payment penalties in       Master Servicer
                   connection with any payment to be   Primary Servicer
                   made on behalf of an obligor are
                   paid from the servicer's funds
                   and not charged to the obligor,
                   unless the late payment was due
                   to the obligor's error or
                   omission.

1122(d)(4)(xiii)   Disbursements made on behalf of     Master Servicer
                   an obligor are posted within two    Primary Servicer
                   business days to the obligor's
                   records maintained by the
                   servicer, or such other number of
                   days specified in the transaction
                   agreements.

1122(d)(4)(xiv)    Delinquencies, charge-offs and      Master Servicer
                   uncollectible accounts are          Primary Servicer
                   recognized and recorded in
                   accordance with the transaction
                   agreements.

                                    S-VIII-3

                      RELEVANT SERVICING CRITERIA        APPLICABLE PARTY(IES)
                   ---------------------------------   -------------------------
   REFERENCE                    CRITERIA
----------------   ---------------------------------
1122(d)(4)(xv)     Any external enhancement or other   N/A
                   support, identified in Item
                   1114(a)(1) through (3) or Item
                   1115 of Regulation AB, is
                   maintained as set forth in the
                   transaction agreements.

                                    S-VIII-4

                                   SCHEDULE IX

                         ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the "Party Responsible" column are obligated pursuant to Section 11.06 of the Pooling and Servicing Agreement to disclose to the
Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the "Item on Form 10-D" column to the extent such party has knowledge (and in the case of financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, each Master Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus
Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Pooled Mortgage Loan Seller. Each of the
Certificate Administrator, the Trustee, each Master Servicer, each Primary
Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no "significant obligor" other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a "significant obligor" after the Cut-off
Date. In no event shall a Master Servicer, Primary Servicer or Special Servicer
be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which such Master Servicer, Primary Servicer or Special
Servicer is not the applicable Master Servicer, Primary Servicer or Special
Servicer, as the case may be. For this Series 2006-PWR13 Pooling and Servicing
Agreement, each of the Certificate Administrator, the Trustee, each Master
Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items
1114 or 1115 of Regulation AB.

         ITEM ON FORM 10-D                        PARTY RESPONSIBLE
-------------------------------------   ----------------------------------------
Item 1A: Distribution and Pool          o    Certificate Administrator/Trustee
Performance Information:

     o    Item 1121(a)(13) of
          Regulation AB

Item 1B: Distribution and Pool          o    Certificate Administrator/Trustee
Performance Information:
                                        o    Depositor
     o    Item 1121(a)(14) of
          Regulation AB

Item 2: Legal Proceedings:              o    Each Master Servicer (as to itself)

     o    Item 1117 of Regulation AB    o    Each Special Servicer (as to
          (it being acknowledged that        itself)
          such Item 1117 requires
          disclosure only of            o    Certificate Administrator (as to
          proceedings described              itself)
          therein that are material
          to security holders)          o    Trustee (as to itself)

                                     S-IX-1

                                        o    Depositor (as to itself)

                                        o    Each Primary Servicer (as to
                                             itself)

                                        o    Any other Reporting Servicer (as to
                                             itself)

                                        o    Trustee/Certificate
                                             Administrator/Master
                                             Servicer/Depositor/Special Servicer
                                             as to the Trust (whichever of them
                                             is in principal control of the
                                             proceedings)

                                        o    Each Pooled Mortgage Loan Seller as
                                             sponsor (as defined in Regulation
                                             AB)

                                        o    Originators under Item 1110 of
                                             Regulation AB

                                        o    Party under Item 1100(d)(1) of
                                             Regulation AB

Item 3: Sale of Securities and Use of   o    Depositor
Proceeds

Item 4: Defaults Upon Senior            o    Certificate Administrator
Securities
                                        o    Trustee

Item 5: Submission of Matters to a      o    Certificate Administrator
Vote of Security Holders
                                        o    Trustee

Item 6: Significant Obligors of Pool    o    Each Master Servicer (as to
Assets:                                      Mortgage Loans for which it is the
                                             applicable Master Servicer and
     o    Item 1112(b) of Regulation         excluding information for which the
          AB provided, however, that         applicable Primary Servicer or the
          all of the following               applicable Special Servicer is the
          conditions shall apply:            "Party Responsible")

          (a) information shall be      o    Each Primary Servicer (as to
          required to be reported            Mortgage Loans for which it is the
          only with respect to a             applicable Primary Servicer)
          party or property (if any)
          identified as a               o    Each Special Servicer (as to REO
          "significant obligor" in           Properties for which it is the
          the Prospectus Supplement;         applicable Special Servicer)

          (b) the information to be
          reported shall consist of
          such quarterly and annual
          operating statements,
          budgets and rent rolls of
          the related Mortgaged
          Property or REO Property
          (as applicable), and
          quarterly and

                                     S-IX-2

          annual financial statements
          of the related Borrower
          (except in the case of an
          REO Property), received or
          prepared by the "Party
          Responsible" pursuant to
          its obligations under
          Section 3.12(b) of this
          Pooling and Servicing
          Agreement (or, if the
          "Party Responsible" is a
          Primary Servicer, pursuant
          to the similar obligations
          of such Primary Servicer
          under the related Primary
          Servicing Agreement); and

          (c) the information shall
          be reportable in the Form
          10-D that relates to the
          Distribution Date that
          immediately follows the
          Collection Period in which
          the information was
          received or prepared by the
          "Party Responsible" as
          described in clause (b)
          above.

Item 7: Significant Enhancement         o    Depositor
Provider Information:

     o    Item 1114(b)(2) and Item
          1115(b) of Regulation AB

Item 8: Other Information, but only     o    Certificate Administrator, Trustee,
to the extent of any information that        each Master Servicer, each Primary
meets all the following conditions:          Servicer and/or each Special
(a) such information constitutes             Servicer, in each case to the
"Additional Form 8-K Disclosure"             extent that such party is the
pursuant to Schedule XI, (b) such            "Party Responsible" with respect to
information is required to be                such information pursuant to
reported as "Additional Form 8-K             Schedule XI.
Disclosure" during the period to
which the Form 10-D relates, and (c)
such information was not previously
reported as "Additional Form 8-K
Disclosure".

Item 9: Exhibits (no. 3):               o    Depositor

Articles of incorporation and by-laws
(Exhibit No. 3(i) and 3(ii) of Item
601 of Regulation S-K)

Item 9: Exhibits (no. 4):               o    Trustee

                                        o    Certificate Administrator

                                     S-IX-3

With respect to instruments defining
the rights of security holders          provided, in each case, that this shall
(Exhibit No. 4 of Item 601 of           in no event be construed to make such
Regulation S-K)                         party responsible for the initial filing
                                        of this Pooling and Servicing Agreement

Item 9: Exhibits (no. 10):              o    Certificate Administrator, Trustee,
                                             each Master Servicer, each Primary
Material contracts (Exhibit No. 10 of        Servicer and/or each Special
Item 601 of Regulation S-K)                  Servicer, in each case to the
                                             extent of any contract that
                                             satisfies all the following
                                             conditions: (a) such contract
                                             relates to the Trust or one or more
                                             Mortgage Loans or REO Mortgage
                                             Loans, and (b) such contract is a
                                             contract to which such party (or a
                                             subcontractor or vendor engaged by
                                             such party) is a party or that such
                                             party (or a subcontractor or vendor
                                             engaged by such party) has caused
                                             to have been executed on behalf of
                                             the Trust.

Item 9:  Exhibits (no. 22):             o    The applicable party that is the
                                             "Party Responsible" with respect to
                                             Item 5 as set forth above.

Published Report Regarding Matters
Submitted to a Vote of Security
Holders (Exhibit No. 22 of Item 601
of Regulation S-K), but only if the
party that is the "Party Responsible"
with respect to Item 5 above elects
to publish a report containing the
information required by such Item 5
above and also elects to report the
information on Form 10-D by means of
filing the published report and
answering Item 5 by referencing the
published report.

Item 9: Exhibits (no. 23):              o    Depositor

Consents of Experts and Counsel
(Exhibit No. 23(ii) of Item 601 of
Regulation S-K), where the filing of
a written consent is required with
respect to material (in the Form
10-D) that is incorporated by
reference in the Depositor's
registration statement.

Item 9: Exhibits (no. 24                o    Trustee

Power of Attorney (Exhibit No. 24 of
Item 601 of Regulation S-K), but only
if the name of any party signing the
Form 10-D, or the name of any officer
signing the Form 10-D on behalf of a
party, is signed pursuant to a

                                     S-IX-4

power of attorney.

Item 9: Exhibits (no. 99)               o     Not Applicable.

Additional exhibits (Exhibit No. 99
of Item 601 of Regulation S-K)

Item 9: Exhibits (no. 100)              o     Not Applicable.

XBRL-Related Documents (Exhibit No.
100 of Item 601 of Regulation S-K).

Item 9: Exhibits (By Operation of       o    Certificate Administrator,
Item 8 Above), but only to the extent        Depositor and Trustee, in each case
of any document that meets all the           only to the extent that such party
following conditions: (a) such               is the "Party Responsible" for the
document constitutes "Additional Form        exhibit pursuant to Item 9(d) of
8-K Disclosure" pursuant to Item             Schedule X (it being acknowledged
9.01(d) of Schedule XI, (b) such             that none of the Master Servicers,
document is required to be reported          the Primary Servicers or the
as "Additional Form 8-K Disclosure"          Special Servicers constitutes a
during the period to which the Form          "Party Responsible" under Schedule
10-D relates, and (c) such document          XI with respect to any exhibits to
was not previously reported as               a Form 10-K)I.
"Additional Form 8-K Disclosure".

                                     S-IX-5

                                   SCHEDULE X

                         ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the "Party Responsible" column are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to disclose to the
Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the "Item on Form 10-K" column to the extent such party has knowledge (and in the case of financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, each Master Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus
Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Pooled Mortgage Loan Seller. Each of the
Certificate Administrator, the Trustee, each Master Servicer, each Primary
Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no "significant obligor" other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a "significant obligor" after the Cut-off
Date. In no event shall a Master Servicer, Primary Servicer or Special Servicer
be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which such Master Servicer, Primary Servicer or Special
Servicer is not the applicable Master Servicer, Primary Servicer or Special
Servicer, as the case may be. For this Series 2006-PWR13 Pooling and Servicing
Agreement, each of the Certificate Administrator, the Trustee, each Master
Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items
1114 or 1115 of Regulation AB.

          ITEM ON FORM 10-K                         PARTY RESPONSIBLE
-------------------------------------   ----------------------------------------
Item 1B: Unresolved Staff Comments      o    Depositor

Item 9B: Other Information, but only    o    Certificate Administrator, Trustee,
to the extent of any information that        each Master Servicer, each Primary
meets all the following conditions:          Servicer and/or each Special
                                             Servicer, in each case to the
          (a) such information               extent that such party is the
          constitutes "Additional            "Party Responsible" with respect to
          Form 8-K Disclosure"               such information pursuant to
          pursuant to Schedule XI,           Schedule XI.

          (b) such information is
          required to be reported as
          "Additional Form 8-K
          Disclosure" during the
          period to which the Form
          10-K relates, and

          (c) such information was
          not

                                      S-X-1

          previously reported as
          "Additional Form 8-K
          Disclosure" or as
          "Additional Form 10-D
          Disclosure"

Item 15: Exhibits, Financial            SEE BELOW
Statement Schedules (SEE BELOW)

Instruction J(2)(b) (Significant        o    The applicable Pooled Mortgage Loan
Obligors of Pool Assets) - Part 1 of         Seller.
3 Parts:

     o    Item 1112(b) of Regulation
          AB, but only to the extent
          that (i) such information
          was required to have been
          set forth in the Prospectus
          Supplement, (ii) such
          information was not so set
          forth and (iii) the
          applicable Master Servicer
          or applicable Primary
          Servicer has not previously
          reported such information
          as "Additional Form 10-D
          Information".

Instruction J(2)(b) (Significant        o    The Depositor
Obligors of Pool Assets) - Part 2 of
3 Parts:

     o    Item 1112(b) of Regulation
          AB, but only to the extent
          that (i) such information
          was set forth in the
          Prospectus Supplement and
          (ii) the applicable Master
          Servicer or applicable
          Primary Servicer has not
          previously reported such
          information or updated
          versions thereof as
          "Additional Form 10-D
          Information".

Instruction J(2)(b) (Significant        o    Each Master Servicer (as to
Obligors of Pool Assets) - Part 3 of         Mortgage Loans for which it is the
3 Parts:                                     applicable Master Servicer and
                                             excluding information for which the
     o    Item 1112(b) of Regulation         applicable Primary Servicer or the
          AB; provided, however, that        applicable Special Servicer is the
          all of the following               "Party Responsible")
          conditions shall apply:
                                        o    Each Primary Servicer (as to
          (a) information shall be           Mortgage Loans for which it is the
          required to be reported            applicable Primary Servicer)
          only with respect to a
          party or property (if any)    o    Each Special Servicer (as to REO
          identified as a                    Properties for which it is the
          "significant obligor" in           applicable Special Servicer)
          the Prospectus Supplement;

          (b) the information to be
          reported

                                      S-X-2

          shall consist of such
          quarterly and annual
          operating statements,
          budgets and rent rolls of
          the related Mortgaged
          Property or REO Property
          (as applicable), and
          quarterly and annual
          financial statements of the
          related Borrower (except in
          the case of an REO
          Property), received or
          prepared by the "Party
          Responsible" pursuant to
          its obligations under
          Section 3.12(b) of this
          Pooling and Servicing
          Agreement (or, if the
          "Party Responsible" is a
          Primary Servicer, pursuant
          to the similar obligations
          of such Primary Servicer
          under the related Primary
          Servicing Agreement); and

          (c) the information shall
          be reportable only to the
          extent that is has not
          previously been reported as
          "Additional Form 10-D
          Information".

Instruction J(2)(c) (Significant
Enhancement Provider Information):

     o    Items 1114(b)(2) and          o    Depositor
          1115(b) of Regulation AB
                                        o    Trustee

Instruction J(2)(d) (Legal              o    Each Master Servicer (as to itself)
Proceedings):

     o    Item 1117 of Regulation AB    o    Each Special Servicer (as to
          (it being acknowledged that        itself)
          such Item 1117 requires
          disclosure only of            o    Certificate Administrator (as to
          proceedings described              itself)
          therein that are material
          to security holders)          o    Trustee (as to itself)

                                        o    Depositor (as to itself)

                                        o    Primary Servicer (as to itself)

                                        o    Any other Reporting Servicer (as to
                                             itself)

                                        o    Trustee/Certificate
                                             Administrator/Master
                                             Servicer/Depositor/Special Servicer
                                             as to the Trust (whichever of them
                                             is in principal

                                      S-X-3

                                             control of the proceedings)

                                        o    Each Pooled Mortgage Loan Seller as
                                             sponsor (as defined in Regulation
                                             AB)

                                        o    Originators under Item 1110 of
                                             Regulation AB

                                        o    Party under Item 1100(d)(1) of
                                             Regulation AB

Instruction J(2)(e) (Affiliations and   o    Each Master Servicer
Certain Relationships and Related
Transactions) - Part 1 of 2 Parts:      o    Each Special Servicer

     1119(a) of Regulation AB,          o    Certificate Administrator

     but only the existence and (if     o    Trustee
     existent) how there is (that is,
     the nature of) any affiliation     o    Each Primary Servicer
     between itself (that is, the
     particular "Party Responsible"),   o    Each party (other than a Pooled
     on the one hand, and any one or         Mortgage Loan Seller), if any, that
     more of the following, on the           is identified in the Prospectus
     other: (1) the Depositor, (2)           Supplement as an "originator" of
     any Pooled Mortgage Loan Seller,        one or more Pooled Mortgage Loans,
     (3) the Trust and (4) any other         if the Prospectus Supplement
     party listed under this item as         specifically states that the
     a "Party Responsible"; provided,        applicable Pooled Mortgage Loans
     however, that an                        were 10% or more of the assets of
     affiliation need not be                 the Trust at the date of the
     disclosed for purposes of the           Prospectus Supplement (provided
     applicable Form 10-K if it was          that such a party shall no longer
     disclosed in the Prospectus             constitute a "Party Responsible"
     Supplement or if it was                 under this item from and after the
     previously reported as                  date (if any) when the Depositor
     "Additional Form 10-K                   notifies the parties to this
     Disclosure".                            Agreement and the Primary Servicers
                                             to the effect that such party no
                                             longer constitutes an originator of
and                                          10% or more of the assets of the
                                             Trust).
     o    1119(b) of Regulation AB,
                                        o    Each party (other than a Pooled
     but only the existence and (if          Mortgage Loan Seller), if any, that
     existent) the general character         is specifically identified as an
     of any business relationship,           "originator of 10% or more of the
     agreement, arrangement,                 assets of the Trust for purposes of
     transaction or understanding            Regulation AB and the upcoming Form
     that is entered into outside the        10-K" in a written notice delivered
     ordinary course of business or          to the parties to this Pooling and
     is on terms other than would be         Servicing Agreement and to the
     obtained in an arm's length             Primary Servicers, which notice is
     transaction with an unrelated           delivered not later than February
     third party (apart from the             15 of the year in which the Form
     Series 2006-PWR13 transaction)          10-K is due.
     between itself (that is, the

                                        o    Each party (if any) that is
                                             identified in the Prospectus
                                             Supplement as an "other material
                                             party to the securities or
                                             transaction" (or substantially
                                             similar phrasing); provided,
                                             however, that such a party shall no
                                             longer

                                      S-X-4

     particular "Party Responsible")         constitute a "Party Responsible"
     or any of its affiliates, on the        under this item from and after the
     one hand, and any one or more of        date (if any) when the Depositor
     the following, on the other: (1)        notifies the parties to this
     the Depositor, (2) any Pooled           Agreement and the Primary Servicers
     Mortgage Loan Seller, and (3)           to the effect that such party no
     the Trust; provided, however,           longer constitutes a material party
     that a relationship, agreement,         for purposes of Regulation AB.
     arrangement, transaction or
     understanding (A) must be
     reported only if it then exists    o    Each party (if any) that is
     or existed within the two prior         specifically identified as an
     years, (B) need not be reported         "other material party to the
     if it is not material to an             securities or transaction for
     investor's understanding of the         purposes of Regulation AB and the
     Certificates and (C) need not be        upcoming Form 10-K" (or
     disclosed for purposes of the           substantially similar phrasing) in
     applicable Form 10-K if it was          a written notice delivered by the
     disclosed in the Prospectus             Depositor to the parties to this
     Supplement or if it was                 Pooling and Servicing Agreement and
     previously reported as                  to the Primary Servicers, which
     "Additional Form 10-K                   notice is delivered not later than
     Disclosure".                            February 15 of the year in which
                                             the Form 10-K is due.
and

     o    1119(c) of Regulation AB,

     but only the existence and (if
     existent) a description
     (including the terms and
     approximate dollar amount) of
     any specific relationship
     involving or related to the
     Series 2006-PWR13 transaction or
     the Pooled Mortgage Loans
     between itself (that is, the
     particular "Party Responsible")
     or any of its affiliates, on the
     one hand, and any one or more of
     the following, on the other: (1)
     the Depositor, (2) any Pooled
     Mortgage Loan Seller, and (3)
     the Trust; provided, however,
     that a relationship (A) must be
     reported only if it then exists
     or existed within the two prior
     years, (B) need not be reported
     if it is not material to an
     investor's understanding of the
     Certificates and (C) need not be
     disclosed for purposes of the
     applicable Form 10-K if it was
     disclosed in the Prospectus
     Supplement or if it was
     previously reported as
     "Additional Form 10-K
     Disclosure".

                                      S-X-5

Instruction J(2)(e) (Affiliations and   o    The Depositor
Certain Relationships and Related
Transactions) - Part 2 of 2 Parts:      o    Each Pooled Mortgage Loan Seller

     1119(a) of Regulation AB,

     But only the existence and (if
     existent) how there is any
     affiliation between itself (that
     is, the particular "Party
     Responsible"), on the one hand,
     and any one or more of the
     parties listed under the
     preceding item as a "Party
     Responsible", on the other;
     provided, however, that an
     affiliation need not be
     disclosed for purposes of the
     applicable Form 10-K if it was
     disclosed in the Prospectus
     Supplement or if it was
     previously reported as
     "Additional Form 10-K
     Disclosure".

and

     o    1119(b) of Regulation AB,

     but only the existence and (if
     existent) the general character
     of any business relationship,
     agreement, arrangement,
     transaction or understanding
     that is entered into outside the
     ordinary course of business or
     is on terms other than would be
     obtained in an arm's length
     transaction with an unrelated
     third party (apart from the
     Series 2006-PWR13 transaction)
     between itself (that is, the
     particular "Party Responsible"),
     on the one hand, and any one or
     more of the parties listed under
     the preceding item as a "Party
     Responsible", on the other;
     provided, however, that a
     relationship, agreement,
     arrangement, transaction or
     understanding (A) must be
     reported only if it then exists
     or existed within the two prior
     years, (B) need not be reported
     if it is not material to an
     investor's understanding of the
     Certificates and (C) need not be
     disclosed for purposes of the
     applicable Form 10-K if it was
     disclosed

                                      S-X-6

     in the Prospectus Supplement or
     if it was previously reported as
     "Additional Form 10-K
     Disclosure".

and

     o    1119(c) of Regulation AB,

     but only the existence and (if
     existent) a description
     (including the terms and
     approximate dollar amount) of
     any specific relationship
     involving or related to the
     Series 2006-PWR13 transaction or
     the Pooled Mortgage Loans
     between itself (that is, the
     particular "Party Responsible")
     or any of its affiliates, on the
     one hand, and any one or more of
     the parties listed under the
     preceding item as a "Party
     Responsible", on the other;
     provided, however, that a
     relationship (A) must be
     reported only if it then exists
     or existed within the two prior
     years, (B) need not be reported
     if it is not material to an
     investor's understanding of the
     Certificates and (C) need not be
     disclosed for purposes of the
     applicable Form 10-K if it was
     disclosed in the Prospectus
     Supplement or if it was
     previously reported as
     "Additional Form 10-K
     Disclosure".

Item 15: Exhibits (no. 2):              o    Depositor

Plan of acquisition, reorganization,
arrangement, liquidation or
succession (Exhibit No. 2 of Item 601
of Regulation S-K)

Item 15: Exhibits (no. 3):              o    Depositor

Articles of incorporation and by-laws
(Exhibit No. 3(i) and 3(ii) of Item
601 of Regulation S-K)

Item 15: Exhibits (no. 4):              o    Trustee

                                        o    Certificate Administrator
With respect to instruments defining
the rights of security holders          provided, in each case, that this shall
(Exhibit No. 4 of Item 601 of           in no
Regulation S-K)

                                      S-X-7

                                        event be construed to make such party
                                        responsible for the initial filing of
                                        this Pooling and Servicing Agreement

Item 15: Exhibits (no. 10):             o    Certificate Administrator, Trustee,
                                             each Master Servicer, each Primary
Material contracts (Exhibit No. 10 of        Servicer and/or each Special
Item 601 of Regulation S-K)                  Servicer, in each case to the
                                             extent of any contract that
                                             satisfies all the following
                                             conditions: (a) such contract
                                             relates to the Trust or one or more
                                             Mortgage Loans or REO Mortgage
                                             Loans, and (b) such contract is a
                                             contract to which such party (or a
                                             subcontractor or vendor engaged by
                                             such party) is a party or that such
                                             party (or a subcontractor or vendor
                                             engaged by such party) has caused
                                             to have been executed on behalf of
                                             the Trust.

Item 15: Exhibits (no. 11):             o    Not Applicable

Statement regarding computation of
per share earnings (Exhibit No. 11 of
Item 601 of Regulation S-K)

Item 15: Exhibits (no. 12):             o    Not Applicable.

Statement regarding computation of
ratios (Exhibit No. 12 of Item 601 of
Regulation S-K)

Item 15: Exhibits (no. 13):             o    Not Applicable

Annual report to security holders,
Form 10-Q and Form 10-QSB, or
quarterly report to security holders
(Exhibit No. 13 of Item 601 of
Regulation S-K)

Item 15: Exhibits (no. 14):             o    Not Applicable.

Code of Ethics (Exhibit No. 14 of
Item 601 of Regulation S-K)

Item 15: Exhibits (no. 16):             o    Not Applicable

Letter re change in certifying
accountant (Exhibit No. 16 of Item
601 of Regulation S-K)

Item 15: Exhibits (no. 18):             o    Not Applicable.

Letter re change in accounting
principles (Exhibit No. 18 of Item
601 of Regulation S-K)

                                      S-X-8

Item 15: Exhibits (no. 21):             o    Depositor.

Subsidiaries of registrant (Exhibit
No. 18 of Item 601 of Regulation S-K)

Item 15: Exhibits (no. 22):             o    Not applicable.

Published Report Regarding Matters
Submitted to a Vote of Security
Holders (Exhibit No. 22 of Item 601
of Regulation S-K).

Item 15: Exhibits (no. 23) - Part 1     o    Depositor
of 2 Parts:

Consents of Experts and Counsel
(Exhibit No. 23(ii) of Item 601 of
Regulation S-K), where (a) the filing
of a written consent is required with
respect to material (in the Form
10-D) that is incorporated by
reference in the Depositor's
registration statement and (b) the
consent is not the consent of a
registered public accounting firm in
connection with an attestation
delivered pursuant to Section 11.13
of this Pooling and Servicing
Agreement.

Item 15: Exhibits (no. 23) - Part 2     o    Each Master Servicer
of 2 Parts:
                                        o    Each Special Servicer

                                        o    Certificate Administrator

Consents of Experts and Counsel         o    Trustee
(Exhibit No. 23(ii) of Item 601 of
Regulation S-K), but the required       o    Depositor
shall consist of a consent of the
registered public accounting firm for   o    Each Primary Servicer
purposes of any attestation report
rendered with respect to the            o    Any other Servicing Function
particular "Party Responsible"               Participant
pursuant to Section 11.13 of this
Pooling and Servicing Agreement.        provided, however, in each case, that
                                        such party shall have the duty to report
                                        or deliver, or cause the reporting or
                                        delivery, of such consent only to the
                                        extent that such party is required to
                                        deliver or cause the delivery of the
                                        related attestation report.

Item 15: Exhibits (no. 24)              o    Trustee

Power of Attorney (Exhibit No. 24 of
Item 601 of Regulation S-K), but only
if the name of any party signing the
Form 10-D, or the name of any officer
signing the Form 10-D on behalf of a
party, is signed pursuant to a power
of attorney.

                                      S-X-9

Item 15: Exhibits (no. 31(i))           o    Not Applicable

Rule 13a-14(a)/15d-14(a)
Certifications (Exhibit No. 31(i) of
Item 601 of Regulation S-K).

Item 15: Exhibits (no. 31(ii))

Rule 13a-14(d)/15d-14(d)                o    Delivery of this exhibit
Certifications (Exhibit No. 31(ii) of        (Sarbanes-Oxley certification and
Item 601 of Regulation S-K).                 backup certifications) is governed
                                             by Section 11.08 (and Section
                                             11.07) of this Pooling and
                                             Servicing Agreement.

Item 15: Exhibits (no. 32)              o    Not Applicable.

Section 1350 Certifications (Exhibit
No. 32 of Item 601 of Regulation
S-K).

Item 15: Exhibits (no. 33)              o    Delivery of this exhibit (annual
                                             compliance assessment) is governed
Report on assessment of compliance           by Section 11.12 (and Section
with servicing criteria for                  11.07) of this Pooling and
asset-backed securities (Exhibit No.         Servicing Agreement.
33 of Item 601 of Regulation S-K).

Item 15: Exhibits (no. 34)              o    Delivery of this exhibit (annual
                                             accountants' attestation report) is
Attestation report on assessment of          governed by Section 11.13 (and
compliance with servicing criteria           Section 11.07) of this Pooling and
for asset-backed securities (Exhibit         Servicing Agreement.
No. 34 of Item 601 of Regulation
S-K).

Item 15: Exhibits (no. 35)              o    Delivery of this exhibit (annual
                                             servicer compliance statements) is
Servicer compliance statement                governed by Section 11.11 (and
(Exhibit No. 35 of Item 601 of               Section 11.07) of this Pooling and
Regulation S-K).                             Servicing Agreement.

Item 15: Exhibits (no. 99)              o    Not Applicable.

Additional exhibits (Exhibit No. 99
of Item 601 of Regulation S-K)

Item 15: Exhibits (no. 100)             o    Not Applicable.

XBRL-Related Documents (Exhibit No.
100 of Item 601 of Regulation S-K).

Item 15: Exhibits (By Operation of      o    Certificate Administrator,
Item 9B Above), but only to the              Depositor and Trustee, in each case
extent of any document that meets all        only to the extent that such party
the following conditions: (a) such           is the "Party Responsible" for the
document constitutes "Additional Form        exhibit pursuant to Item 9(d) of
8-K Disclosure" pursuant to Item             Schedule XI (it being acknowledged
9.01(d) of Schedule XI, (b) such             that none of the Master Servicers,
document is required to be reported          the Primary Servicers or the
as "Additional Form 8-K Disclosure"          Special Servicers constitutes a
during the                                   "Party Responsible" under Schedule
                                             XI with

                                     S-X-10

period to which the Form 10-K           respect to any exhibits to a Form 10-K).
relates, and (c) such document was
not previously reported as
"Additional Form 8-K Disclosure".

                                     S-X-11

                                   SCHEDULE XI

                         FORM 8-K DISCLOSURE INFORMATION

The parties identified in the "Party Responsible" column are obligated pursuant to Section 11.09 of the Pooling and Servicing Agreement to report to the
Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the "Item on Form 8-K"
column to the extent such party has knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, each Master Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus
Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Pooled Mortgage Loan Seller. Each of the
Certificate Administrator, the Trustee, each Master Servicer, each Primary
Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no "significant obligor" other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a "significant obligor" after the Cut-off
Date. In no event shall a Master Servicer, Primary Servicer or Special Servicer
be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which such Master Servicer, Primary Servicer or Special
Servicer is not the applicable Master Servicer, Primary Servicer or Special
Servicer, as the case may be. For this Series 2006-PWR13 Pooling and Servicing
Agreement, each of the Certificate Administrator, the Trustee, each Master
Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items
1114 or 1115 of Regulation AB.

           ITEM ON FORM 8-K                         PARTY RESPONSIBLE
           ----------------                         -----------------

Item 1.01: Entry into a Material        o    Depositor, except as described in
Definitive Agreement                         the next bullet (it being
                                             acknowledged that Item 601 of
                                             Regulation S-K requires filing of
                                             material contracts to which the
                                             registrant or a subsidiary thereof
                                             is a party).

                                        o    Certificate Administrator, Trustee,
                                             each Master Servicer, each Primary
                                             Servicer and/or each Special
                                             Servicer (it being acknowledged
                                             that Instruction 3 to Item 1.01 of
                                             Form 8-K requires disclosure
                                             regarding the entry into or an
                                             amendment of a definitive agreement
                                             that is material to the
                                             asset-backed securities
                                             transaction, even if the registrant
                                             is not a party to such agreement),
                                             in each case to the extent of any

                                     S-XI-1

                                             amendment or definitive agreement
                                             that satisfies all the following
                                             conditions: (a) such amendment or
                                             definitive agreement relates to the
                                             Trust or one or more Mortgage Loans
                                             or REO Mortgage Loans, and (b) such
                                             amendment or definitive agreement
                                             is a amendment or definitive
                                             agreement to which such party (or a
                                             subcontractor or vendor engaged by
                                             such party) is a party or that such
                                             party (or a subcontractor or vendor
                                             engaged by such party) has caused
                                             to have been executed on behalf of
                                             the Trust; provided, however, that
                                             the Certificate Administrator shall
                                             be the "Party Responsible" in
                                             connection with any amendment to
                                             this Pooling and Servicing
                                             Agreement.

Item 1.02: Termination of a Material    o    Certificate Administrator, Trustee,
Definitive Agreement- Part 1 of 2            each Master Servicer, each Primary
Parts                                        Servicer and/or each Special
                                             Servicer, in each case to the
                                             extent of any contract that
                                             satisfies all the following
                                             conditions: (a) such contract
                                             relates to the Trust or one or more
                                             Mortgage Loans or REO Mortgage
                                             Loans, and (b) such contract is a
                                             contract to which such party (or a
                                             subcontractor or vendor engaged by
                                             such party) is a party or that such
                                             party (or a subcontractor or vendor
                                             engaged by such party) has caused
                                             to have been executed on behalf of
                                             the Trust; provided, however, that
                                             the Certificate Administrator shall
                                             be the "Party Responsible" in
                                             connection with any amendment to
                                             this Pooling and Servicing
                                             Agreement.

Item 1.02: Termination of a Material    o    Depositor, to the extent of any
Definitive Agreement- Part 2 of 2            material agreement not covered in
Parts                                        the prior item

Item 1.03: Bankruptcy or Receivership   o    Depositor

Item 2.04: Triggering Events that       o    Trustee
Accelerate

                                     S-XI-2

or Increase a Direct Financial
Obligation or an Obligation under an
Off-Balance Sheet Arrangement

Item 3.03: Material Modification to     o    Certificate Administrator
Rights of Security Holders
                                        o    Trustee

Item 5.03: Amendments of Articles of    o    Depositor
Incorporation or Bylaws; Change of
Fiscal Year

Item 6.01: ABS Informational and        o    Depositor
Computational Material

Item 6.02 (Part 1 of 3 Parts): Change   o    Trustee
of Servicer or Trustee, but only to
the extent related to a change in       o    Depositor
trustee

Item 6.02 (Part 2 of 3 Parts): Change   o    Certificate Administrator
of Servicer or Trustee, but only to
the extent related to a change in       o    The applicable Master Servicer, the
Master Servicer, Special Servicer or         applicable Special Servicer or the
Primary Servicer                             applicable Primary Servicer, as the
                                             case may be (in each case, as to
                                             itself)

Item 6.02 (Part 3 of 3 Parts): Change   o    Each Master Servicer
of Servicer or Trustee, but only to
the extent related to a servicer        o    Each Special Servicer
(other than a party to the Pooling
and Servicing Agreement or to a         o    Each Primary Servicer
Primary Servicing Agreement)
appointed by the particular "Party      o    Certificate Administrator
Responsible".
                                        o    Trustee

                                        o    Depositor

Item 6.03: Change in Credit             o    Depositor
Enhancement or External Support
                                        o    Certificate Administrator

Item 6.04: Failure to Make a Required   o    Certificate Administrator
Distribution

Item 6.05: Securities Act Updating      o    Depositor
Disclosure

Item 7.01: Regulation FD Disclosure     o    Depositor

Item 8.01: Other Events                 o    Depositor

Item 9.01(d): Exhibits (no. 1):         o    Not applicable

Underwriting agreement (Exhibit No. 1
of Item 601 of Regulation S-K)

Item 9.01(d): Exhibits (no. 2):         o    Depositor

Plan of acquisition, reorganization,
arrangement, liquidation or
succession (Exhibit No. 2 of Item 601
of Regulation S-K)

Item 9.01(d): Exhibits (no. 3):         o    Depositor

Articles of incorporation and by-laws
(Exhibit No. 3(i) and 3(ii) of Item
601 of

                                     S-XI-3

Regulation S-K)

Item 9.01(d): Exhibits (no. 4):         o    Trustee

                                        o    Certificate Administrator

With respect to instruments defining    provided, in each case, that this shall
the rights of security holders          in no event be construed to make such
(Exhibit No. 4 of Item 601 of           party responsible for the initial filing
Regulation S-K)                         of this Pooling and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):         o    Not Applicable

Correspondence from an independent
accountant regarding non-reliance on
a previously issued audit report or
completed interim review. (Exhibit
No. 7 of Item 601 of Regulation S-K)

Item 9.01(d): Exhibits (no. 14):        o    Not Applicable

Code of Ethics (Exhibit No. 14 of
Item 601 of Regulation S-K)

Item 9.01(d): Exhibits (no. 16):        o    Not Applicable

Letter re change in certifying
accountant (Exhibit No. 16 of Item
601 of Regulation S-K)

Item 9.01(d): Exhibits (no. 17):        o    Not Applicable

Correspondence on departure of
director (Exhibit No. 17 of Item 601
of Regulation S-K)

Item 9.01(d): Exhibits (no. 20):        o    Not Applicable

Other documents or statements to
security holders (Exhibit No. 20 of
Item 601 of Regulation S-K)

Item 9.01(d): Exhibits (no. 23):        o    Depositor

Consents of Experts and Counsel
(Exhibit No. 23(ii) of Item 601 of
Regulation S-K), where the filing of
a written consent is required with
respect to material (in the Form
10-D) that is incorporated by
reference in the Depositor's
registration statement.

Item 9.01(d): Exhibits (no. 24)         o    Trustee

Power of Attorney (Exhibit No. 24 of
Item 601 of Regulation S-K), but only
if the name

                                     S-XI-4

of any party signing the Form 10-D,
or the name of any officer signing
the Form 10-D on behalf of a party,
is signed pursuant to a power of
attorney.

Item 15: Exhibits (no. 99)              o    Not Applicable.

Additional exhibits (Exhibit No. 99
of Item 601 of Regulation S-K)

Item 15: Exhibits (no. 100)             o    Not Applicable.

XBRL-Related Documents (Exhibit No.
100 of Item 601 of Regulation S-K).

                                     S-XI-5